                 CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

                                  SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


Filed by the registrant  [X]


Filed by a party other than the registrant  [ ]


Check the appropriate box:


 [ ] Preliminary proxy statement


 [X] Definitive proxy statement


 [ ] Definitive additional materials


 [ ] Soliciting material pursuant to Rule 14a-11 (c) or Rule 14a-12


 [ ] Confidential, For Use of the Commission Only (as permitted by Rule
                          14a-6(e)(2))


                           GOLDEN STATE BANCORP INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           GOLDEN STATE BANCORP INC.
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)


Payment of filing fee (Check the appropriate box):


 [ ] No Fee Required


 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1) Title of each class of securities to which transaction applies:


(2) Aggregate number of securities to which transaction applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


 [X] Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------
 [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

--------------------------------------------------------------------------------
(1) Amount previously paid:


--------------------------------------------------------------------------------
(2) Form, schedule or registration statement no.:


--------------------------------------------------------------------------------
(3) Filing party:


--------------------------------------------------------------------------------
(4) Date filed:


--------------------------------------------------------------------------------

                           GOLDEN STATE BANCORP INC.
                            414 NORTH CENTRAL AVENUE
                          GLENDALE, CALIFORNIA 91203

                                                                  July 15, 1998

Dear Golden State Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Golden State Bancorp Inc., a Delaware corporation ("Golden State"), which will be held on Monday, August 17, 1998 at 10:00 a.m., local time, at The Red Lion Hotel, 100 West Glenoaks Boulevard, Glendale, California (the "Special Meeting").

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization (as amended, the "Agreement") and a related Agreement and Plan of Merger (the "Plan of Merger") pursuant to which the businesses of California Federal Bank, A Federal Savings Bank ("Cal Fed") and two of its parent entities will be combined with those of Golden State and our Glendale Federal Bank, Federal Savings Bank subsidiary ("Glendale Federal"). Pursuant to the Plan of Merger, among other things, First Nationwide (Parent) Holdings Inc., a Delaware corporation ("Parent Holdings"), will merge with and into Golden State (the "Golden State Merger"). The Agreement also contemplates that First Nationwide Holdings Inc., a subsidiary of Parent Holdings and the parent holding company of Cal Fed ("FNH"), will merge with and into Golden State Financial Corporation, a wholly owned subsidiary of Golden State ("Golden State Financial"), and that Glendale Federal will merge with and into Cal Fed (together with the Golden State Merger, the "Mergers").

     Cal Fed is controlled, through intermediate entities, by MacAndrews & Forbes Holdings Inc. and Gerald J. Ford, the Chairman of the Board and Chief Executive Officer of Cal Fed. Upon consummation of the Merger, the board of directors of the combined company will consist of 15 members, with five directors designated by Golden State and ten directors designated by Parent Holdings. Mr. Ford will serve as Chairman of the Board and Chief Executive Officer of the combined company, and Carl B. Webb, the President and Chief Operating Officer of Cal Fed, will become President and Chief Operating Officer of the combined company.

     Your shares of Golden State common stock will not be affected by the Mergers. Upon consummation of the Mergers, it is expected that current stockholders of Golden State will own between 55% and 58%, and current stockholders of FNH and Parent Holdings will own between 42% and 45%, of Golden State's common stock outstanding on a fully diluted basis (without giving effect to shares issuable pursuant to Golden State's Litigation Tracking Warrants (Trademark) , or to the potential issuance of additional shares to the stockholders of FNH and Parent Holdings under the Agreement, which issuance of additional shares to such stockholders will increase their proportional ownership of the combined company and correspondingly decrease the proportional ownership of existing Golden State stockholders).

     The Mergers have been unanimously approved by the Boards of Directors of each of the parties thereto. Your Board of Directors believes that the Mergers will provide significant value to Golden State's stockholders by extending the markets served by Golden State and allowing Golden State to provide a broader array of services to a larger customer base. The resulting company, which will be named California Federal Bank at the operating level and Golden State Bancorp Inc. at the holding company level, will be, after taking into account other pending mergers in the thrift industry, California's fourth-largest depository institution, with a 6.4% statewide deposit market share, as well as a leading in-state provider of consumer, business and mortgage banking services. In addition, the combined entity will be, after taking into account other pending mergers in the thrift institution industry, the second-largest thrift institution in the country and, after merger-related branch consolidations, will operate approximately 370 branches.

     As a group, you, as stockholders of Golden State, now own 100% of an institution which, after taking into consideration our recent acquisitions of CENFED Financial Corporation and RedFed Bancorp, Inc., has approximately $19 billion in assets, $12 billion in deposits and $1.3 billion in stockholders' equity

(based on financial information as of March 31, 1998). Immediately after consummation of the transactions contemplated by the Agreement, you as a group will own between 55% and 58% of an institution that, on a pro forma basis at March 31, 1998, would have total assets of approximately $52 billion, deposits of $28 billion, stockholders' equity of $2.3 billion and the seventh-largest mortgage-servicing portfolio in the country at over $100 billion.


     YOUR BOARD HAS DETERMINED THAT THE MERGERS ARE IN THE BEST INTERESTS OF GOLDEN STATE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER. The investment banking firm of Credit Suisse First Boston Corporation ("CSFB") has issued a written opinion to your Board of Directors that, as of the date of the Proxy Statement, the consideration to be paid by Golden State in the Mergers pursuant to the Agreement is fair, from a financial point of view, to Golden State stockholders. The material analyses underlying that opinion are described in the accompanying Proxy Statement under "THE MERGERS--Opinion of Golden State's Financial Advisor" and the written opinion of CSFB is reproduced in full as Appendix D to the Proxy Statement. Golden State's stockholders are urged to read such description and opinion carefully in their entirety.


     Consummation of the Mergers is subject to certain conditions, including the approval of the Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of Golden State common stock and the approval of the Mergers by the appropriate regulatory authorities.


     It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. A failure to vote will have the same effect as a vote against the Agreement and the Plan of Merger. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting.


     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval and adoption of the Agreement.


                                     Sincerely,



                                     /s/ Stephen J. Trafton
                                     Stephen J. Trafton
                                     Chairman, President
                                     and Chief Executive Officer


     IMPORTANT: IF YOUR COMMON STOCK IS HELD IN THE NAME OF A BROKERAGE FIRM OR NOMINEE, ONLY THAT FIRM OR NOMINEE CAN EXECUTE A PROXY ON YOUR BEHALF. TO ENSURE THAT YOUR STOCK IS VOTED, WE URGE YOU TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED TO YOU BY SUCH FIRM OR NOMINEE WITH THIS PROXY STATEMENT OR TO TELEPHONE THE INDIVIDUAL RESPONSIBLE FOR YOUR ACCOUNT TODAY AND OBTAIN INSTRUCTIONS ON HOW TO DIRECT HIM OR HER TO EXECUTE A PROXY.


     IF YOU HAVE ANY QUESTIONS OR NEED HELP IN VOTING YOUR STOCK OR NEED DIRECTIONS TO THE SPECIAL MEETING, PLEASE TELEPHONE OUR INVESTOR RELATIONS DEPARTMENT AT (818) 500-2723, OR CALL OUR PROXY SOLICITOR, CORPORATE INVESTOR COMMUNICATIONS, INC. AT (888) 203-7301.


     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF GOLDEN STATE A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                           GOLDEN STATE BANCORP INC.
                            414 NORTH CENTRAL AVENUE
                          GLENDALE, CALIFORNIA 91203

                            ---------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 17, 1998
                            ---------------------
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Golden State Bancorp Inc., a Delaware corporation ("Golden State"), will be held at The Red Lion Hotel, 100 West Glenoaks Boulevard, Glendale, California, on Monday, August 17, 1998, at 10:00 a.m. local time (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement:


     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of February 4, 1998 (as amended, the "Agreement"), by and among Golden State, First Nationwide (Parent) Holdings Inc. ("Parent Holdings"), First Nationwide Holdings Inc. ("FNH"), First Gibraltar Holdings Inc., Hunter's Glen/Ford, Ltd., and Golden State Financial Corporation ("Golden State Financial"), and a related Agreement and Plan of Merger, dated as of February 4, 1998 (the "Plan of Merger"), by and between Golden State and Parent Holdings, and the consummation of the transactions contemplated thereby, pursuant to which, among other things, Parent Holdings will merge with and into Golden State, FNH will merge with and into Golden State Financial and certain stockholders of Parent Holdings and FNH will become stockholders of Golden State. Copies of the Agreement and the Plan of Merger are attached as Appendix A to the accompanying Proxy Statement.


     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof including, without limitation, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve and adopt the Agreement and the Plan of Merger.


     The Golden State Board of Directors has fixed the close of business on July 6, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting.


     The affirmative vote of the holders of a majority of the outstanding shares of Golden State common stock is required for approval and adoption of the Agreement and the Plan of Merger. In the event there are not sufficient shares represented for a quorum or votes to approve the Agreement and the Plan of Merger at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by Golden State.


                                        By Order of the Board of Directors,


                                            /s/ James R. Eller, Jr.
                                            James R. Eller, Jr.
                                                Secretary

Glendale, California
July 15, 1998



                    THE BOARD OF DIRECTORS RECOMMENDS THAT
                           YOU VOTE FOR THE PROPOSAL
           TO APPROVE AND ADOPT THE AGREEMENT AND THE PLAN OF MERGER

            PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD
                  TODAY AND MAIL IT PROMPTLY IN THE ENCLOSED
                          POSTAGE-PAID RETURN ENVELOPE

                             ---------------------
                           GOLDEN STATE BANCORP INC.

                                PROXY STATEMENT
                            ---------------------
                        SPECIAL MEETING OF STOCKHOLDERS


                                AUGUST 17, 1998

     This Proxy Statement (the "Proxy Statement") is being furnished to stockholders of Golden State Bancorp Inc., a Delaware corporation ("Golden State"), in connection with the solicitation of proxies by Golden State's Board of Directors for use at a special meeting of stockholders of Golden State (including any adjournments or postponements thereof) to be held August 17, 1998 at 10:00 a.m., local time (the "Special Meeting").

     At the Special Meeting, Golden State's stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, dated as of February 4, 1998, by and among Golden State, First Nationwide (Parent) Holdings Inc., a Delaware corporation ("Parent Holdings"), First Nationwide Holdings Inc., a Delaware corporation ("FNH"), First Gibraltar Holdings Inc., a Delaware corporation ("FGH"), Hunter's Glen/Ford, Ltd., a Texas limited partnership ("Hunter's Glen"), and Golden State Financial Corporation, a Delaware corporation and a wholly owned subsidiary of Golden State ("Golden State Financial"), as amended by Amendment No. 1 thereto, dated as of July 13, 1998 (as so amended, the "Agreement"), and the related Agreement and Plan of Merger, dated as of February 4, 1998 (the "Plan of Merger"), by and between Golden State and Parent Holdings. Pursuant to the Agreement and the Plan of Merger, and based on financial information as of March 31, 1998, the existing holders of common stock, par value $1.00 per share, of Golden State (the "Golden State Common Stock"), who now own all of the common stock of an institution which, after taking into consideration Golden State's recent acquisitions of CENFED Financial Corporation ("CENFED") and RedFed Bancorp, Inc., ("RedFed"), has approximately $19 billion in assets, $12 billion in deposits and $1.3 billion in stockholders' equity, will, immediately after consummation of the transactions contemplated thereby, and without giving effect to the potential issuances of shares described below, own between 55% and 58% (on a fully-diluted basis) of an institution with approximately $52 billion in assets, $28 billion in deposits and $2.3 billion in stockholders' equity.

     The Agreement and the Plan of Merger provide that, subject to the terms thereof, Parent Holdings will merge with and into Golden State (the "Golden State Merger") and FNH will merge with and into Golden State Financial (the "FNH Merger"). The Agreement also contemplates that immediately following the Golden State Merger and the FNH Merger, Glendale Federal Bank, Federal Savings Bank, a wholly owned subsidiary of Golden State Financial ("Glendale Federal"), will merge (the "Subsidiary Bank Merger") with and into California Federal Bank, A Federal Savings Bank, a wholly owned subsidiary of FNH ("Cal Fed"). The Golden State Merger and the FNH Merger are sometimes referred to herein collectively as the "Holding Company Mergers," and the Holding Company Mergers and the Subsidiary Bank Merger are sometimes referred to herein collectively as the "Mergers." Immediately prior to the consummation of the Mergers, FNH will contribute all of its assets, including the outstanding common stock of Cal Fed, to, and its long-term debt will be assumed by, a newly-formed subsidiary of FNH incorporated for that purpose ("New FNH").

     The outstanding common stock of FNH is owned 80% by Parent Holdings and 20% by Hunter's Glen. FGH, the sole stockholder of Parent Holdings, is an indirect wholly owned subsidiary of MacAndrews & Forbes Holdings Inc., which is wholly owned, through an intermediate entity, by Ronald O. Perelman. Hunter's Glen is a limited partnership controlled by Gerald J. Ford, the Chairman, Chief Executive Officer and a director of Cal Fed and the President and a director of Parent Holdings.

     Pursuant to the Agreement, FGH and Hunter's Glen will receive at the closing of the Mergers, in respect of their interests as stockholders of Parent Holdings and FNH, a number of shares of Golden State

Common Stock, as determined pursuant to a formula set forth in the Agreement, that will constitute, in the aggregate, between 42% and 45% of the common stock of the combined company outstanding, immediately after giving effect to the Mergers, on a fully diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking Warrants (Trademark) as described herein under "INFORMATION ABOUT GOLDEN STATE--General--Distribution of Litigation Tracking Warrants (Trademark) "). The actual ownership percentage of FGH and Hunter's Glen will be determined based upon the adjusted average price of Golden State Common Stock during a specified pricing period ending shortly before the closing of the Mergers. FGH and Hunter's Glen will receive shares of Golden State Common Stock constituting 42% of such outstanding common stock if the adjusted average price of Golden State Common Stock is $32.00 or less, with such percentage increasing incrementally to up to 45% of such outstanding common stock if such adjusted average price is $33.00 or more. The adjusted average price of Golden State Common Stock will be the daily volume-weighted average price per share for Golden State Common Stock on The New York Stock Exchange ("NYSE") for 15 randomly selected trading days during a 30 trading-day period ending three days before the closing date of the Mergers, adjusted by subtracting therefrom the per share value attributable to the portion of Golden State's potential recovery in the Glendale Goodwill Litigation (as defined herein) not distributed to Golden State stockholders through distribution of the Litigation Tracking Warrants (Trademark) .

     In addition, the Agreement provides that FGH and Hunter's Glen will be entitled to receive contingent consideration, through the issuance by Golden State of additional shares of Golden State Common Stock to FGH and Hunter's Glen following consummation of the Mergers, based on (i) the use by the combined company of certain potential tax benefits resulting from certain net operating loss carryforwards of the consolidated group of which Parent Holdings is a part, and the realization of certain other potential tax assets and liabilities of Golden State and Parent Holdings and (ii) Cal Fed's net after-tax recovery in certain specified litigation, including a percentage of the net after-tax recovery, if any, in Cal Fed's goodwill litigation against the United States (following payment by Cal Fed of all amounts due to the holders of its contingent litigation recovery participation interests (the "CALGZs") and its secondary contingent litigation recovery participation interests (the "CALGLs") and the retention of certain amounts of such recovery by the combined company). The issuance of such contingent consideration to FGH and Hunter's Glen will reduce the proportion of the common stock of the combined company owned by existing Golden State stockholders and will correspondingly increase the proportion of such common stock owned by FGH and Hunter's Glen. See "SUMMARY--Issuance of Golden State Common Stock in the Mergers" and "THE MERGERS--Issuance of Golden State Common Stock in the Mergers" for a more complete description of the method for calculating the number of shares of Golden State Common Stock to be issued to FGH and Hunter's Glen at the closing of the Mergers and the circumstances under which additional shares of Golden State Common Stock may be issued to FGH and Hunter's Glen following such time.

     Consummation of the Mergers is subject to a number of conditions, including regulatory approval and approval and adoption of the Agreement and the Plan of Merger by the holders of Golden State Common Stock.

     Additionally, Parent Holdings and FNH intend to refinance (the "Refinancing") all of the existing long-term debt of Parent Holdings and FNH and to offer to purchase all of the outstanding preferred stock of Cal Fed with the net proceeds of a proposed private offering of fixed and floating rate notes (which notes will become obligations of New FNH upon consummation of the Refinancing), and to the extent necessary, with a dividend from Cal Fed and short-term borrowings by New FNH under a new senior unsecured credit facility. It is expected that the Refinancing will be completed subsequent to the consummation of the Mergers. While no assurances can be given that the Refinancing will be completed in the time frame or on the terms currently anticipated or that the benefits currently expected will be realized, it is expected that the Refinancing will result in (i) after-tax savings of approximately $60.6 million annually related to reductions in interest and dividend payments and amortization of deferred


----------
"Litigation Tracking Warrant (Trademark) " and "LTW" are trademarks of Credit Suisse First Boston Corporation in connection with its investment banking services.

debt issuance costs, (ii) the elimination of certain restrictive covenants contained in existing indebtedness of Parent Holdings and FNH and (iii) a simpler capital structure of the combined company after the Mergers. For a description of the Refinancing, see "INFORMATION ABOUT PARENT HOLDINGS-- Description of Business of Parent Holdings--Proposed Refinancing."


     The Agreement and the Plan of Merger are attached as Appendix A hereto and are incorporated herein by reference. For information concerning the financial effect of the Mergers and the Refinancing on a pro forma basis, see "SELECTED FINANCIAL DATA," "SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


     This Proxy Statement and the accompanying forms of proxy are first being mailed to holders of Golden State Common Stock on or about July 16, 1998.

                               TABLE OF CONTENTS




                                                                                      PAGE
                                                                                      -----
AVAILABLE INFORMATION .............................................................     1
FORWARD-LOOKING STATEMENTS ........................................................     2
SUMMARY ...........................................................................     3
 General ..........................................................................     3
 Parties to the Mergers ...........................................................     3
 The Special Meeting ..............................................................     5
 Recommendation of Board of Directors .............................................     5
 Effects of the Mergers ...........................................................     5
 Effective Time ...................................................................     7
 Issuance of Golden State Common Stock in the Mergers .............................     7
 Opinion of Golden State's Financial Advisor ......................................     8
 Impact on Tangible Book Value ....................................................     9
 Interests of Certain Persons in the Mergers ......................................     9
 Conditions; Regulatory Approvals .................................................    10
 Accounting Treatment .............................................................    10
 Certain Federal Income Tax Consequences of the Mergers ...........................    10
 No Appraisal Rights ..............................................................    11
 Board of Directors and Management Following the Mergers ..........................    11
 Termination; Termination Fee .....................................................    11
 Stock Option Agreement ...........................................................    11
 Litigation Management Agreement ..................................................    11
 Registration Rights Agreement ....................................................    12
 Certain Litigation ...............................................................    12
SELECTED FINANCIAL DATA ...........................................................    13
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
 FINANCIAL STATEMENTS .............................................................    19
UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA ....................................    22
MARKET PRICES AND DIVIDEND INFORMATION ............................................    25
SPECIAL MEETING ...................................................................    26
 Date, Time and Place; Purpose of Special Meeting .................................    26
 Record Date ......................................................................    26
 Voting and Revocation of Proxies; Votes Required .................................    26
 Solicitation of Proxies ..........................................................    27
 Voting Securities and Principal Holders ..........................................    27
THE MERGERS .......................................................................    28
 General ..........................................................................    28
 Background of the Mergers ........................................................    28
 Recommendation of the Golden State Board of Directors and Reasons for the Mergers     30
 Opinion of Golden State's Financial Advisor ......................................    32
 Effective Time ...................................................................    36
 Issuance of Golden State Common Stock in the Mergers .............................    36
 Effect on Existing Golden State Stockholders .....................................    46
 Conditions to the Mergers ........................................................    46
 Regulatory Approvals Required for the Mergers ....................................    48
 Impact on Tangible Book Value ....................................................    49
 Interests of Certain Persons in the Mergers ......................................    49
 Conduct of Business Pending the Mergers ..........................................    53
 Issuance of Litigation Tracking Warrants (Trademark)  ............................    56
 Certain Covenants ................................................................    56
 Covenants of FGH and Hunter's Glen ...............................................    57

                                                                                             PAGE
                                                                                             ---------
 Representations and Warranties ..........................................................       57
 Termination; Termination Fee ............................................................       58
 Waiver and Amendment ....................................................................       59
 Employee Matters ........................................................................       59
 Accounting Treatment ....................................................................       59
 Certain Federal Income Tax Consequences of the Mergers ..................................       59
 No Appraisal Rights .....................................................................       60
 Expenses ................................................................................       60
 Stock Option Agreement ..................................................................       60
 Litigation Management Agreement .........................................................       64
 Subsidiary Merger Agreement .............................................................       67
 Registration Rights Agreement ...........................................................       67
 Certain Litigation ......................................................................       67
MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE
 MERGERS .................................................................................       68
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS                                      70
INFORMATION ABOUT GOLDEN STATE ...........................................................       88
 General .................................................................................       88
 Beneficial Ownership of Golden State Common Stock by Management .........................       91
 Beneficial Ownership of Golden State Common Stock by Others .............................       92
INFORMATION ABOUT PARENT HOLDINGS ........................................................       93
 Description of Business of Parent Holdings ..............................................       93
 Management's Discussion and Analysis of Financial Condition and Results of Operations
   -- Three Months Ended March 31, 1998 ..................................................      142
 Management's Discussion and Analysis of Financial Condition and Results of Operations
   -- Year Ended December 31, 1997 .......................................................      162
 Directors and Executive Officers of Parent Holdings and Cal Fed .........................      192
LEGAL MATTERS ............................................................................      196
EXPERTS ..................................................................................      196
OTHER BUSINESS ...........................................................................      196
STOCKHOLDER PROPOSALS ....................................................................      196
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..........................................      197
FINANCIAL STATEMENTS OF FIRST NATIONWIDE (PARENT) HOLDINGS INC.
 AND SUBSIDIARIES ........................................................................      F-1
APPENDIX A
 AGREEMENT AND PLAN OF REORGANIZATION ....................................................      A-1
 AGREEMENT AND PLAN OF MERGER ............................................................      A-45
APPENDIX B
 STOCK OPTION AGREEMENT ..................................................................      B-1
APPENDIX C
 LITIGATION MANAGEMENT AGREEMENT .........................................................      C-1
APPENDIX D
 OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION .......................................      D-1

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT OR INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE SOLICITATION OF PROXIES BY GOLDEN STATE, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GOLDEN STATE OR ANY OTHER PERSON. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GOLDEN STATE OR PARENT HOLDINGS SINCE THE DATE OF THIS PROXY STATEMENT OR THAT THE INFORMATION HEREIN OR THE DOCUMENTS OR REPORTS INCORPORATED BY REFERENCE HEREIN ARE CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

                             AVAILABLE INFORMATION

     Each of Golden State, Parent Holdings and FNH is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements (in the case of Golden State only) and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Golden State, Parent Holdings and FNH with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Web Site maintained by the Commission at "http://www.sec.gov." Golden State Common Stock is listed on the NYSE and The Pacific Exchange, Inc. (the "Pacific Exchange"). Reports, proxy statements and other information concerning Golden State may also be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange located at 301 Pine Street, San Francisco, California 94104.


     In addition, Cal Fed is, and Glendale Federal was prior to July 24, 1997 (the date on which Golden State became Glendale Federal's parent holding company), subject to the informational requirements of the Exchange Act and, in accordance therewith, Cal Fed files, and Glendale Federal has filed and continues to file on a voluntary basis, reports and other information with the Office of Thrift Supervision (the "OTS") under OTS Docket Nos. 5099 and 3088, respectively. Such reports and other information filed by Cal Fed and Glendale Federal with the OTS may be inspected and copied at the public reference facilities maintained by the OTS at 1700 G Street, N.W., Washington D.C. 20552, and at the OTS Western Regional Office at One Montgomery Street, Suite 400, San Francisco, California 94120. The reports and other information filed by Cal Fed and Glendale Federal with the OTS may also be inspected at the office of the NYSE referred to above and, in the case of reports and other information with respect to Cal Fed, at the offices of The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.


     All information contained in this Proxy Statement concerning Parent Holdings and its subsidiaries, including information with respect to the proposed refinancing of the debt and preferred stock of Parent Holdings and its subsidiaries, has been supplied by Parent Holdings and has not been independently verified by Golden State. Except as otherwise identified herein, all other information contained in this Proxy Statement has been supplied by Golden State.


     See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                           FORWARD-LOOKING STATEMENTS


     THIS PROXY STATEMENT CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO MANAGEMENT BELIEFS, ESTIMATES, PROJECTIONS, ASSUMPTIONS AND THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF GOLDEN STATE AND PARENT HOLDINGS AND THEIR RESPECTIVE SUBSIDIARIES AND OF GOLDEN STATE FOLLOWING THE CONSUMMATION OF THE MERGERS, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGERS, (B) THE PRO FORMA ASSETS AND DEPOSITS OF THE COMBINED COMPANY, (C) PROJECTED EARNINGS PER SHARE AND CASH EARNINGS PER SHARE OF THE COMBINED COMPANY, (D) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE MERGERS, AND (E) THE NUMBER OF CONTINGENT SHARES (AS DEFINED HEREIN) THAT MAY BE ISSUED FOLLOWING THE CONSUMMATION OF THE MERGERS. SEE "SUMMARY," "THE MERGERS," "MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGERS," "SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGERS CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME OR THEREAFTER; (2) REVENUES FOLLOWING THE MERGERS ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF GOLDEN STATE AND PARENT HOLDINGS ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE MARKETS IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; (7) LEGISLATION OR REGULATORY REQUIREMENTS OR CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED; (8) THE RESPECTIVE GOODWILL LAWSUITS OF GLENDALE FEDERAL AND CAL FED ARE NOT FINALLY RESOLVED IN THE TIME FRAMES EXPECTED BY THE PARTIES, OR A FINAL RESOLUTION OF EITHER OR BOTH OF SUCH LAWSUITS DOES NOT RESULT IN A NET RECOVERY OR RESULTS IN A NET RECOVERY THAT IS LESS THAN THAT ANTICIPATED BY THE PARTIES; (9) THE NET AMOUNTS OF ANY CONTINGENT TAX ASSETS (INCLUDING ANY NET OPERATING LOSS CARRYFORWARDS OF PARENT HOLDINGS AND ITS SUBSIDIARIES THAT ARE AVAILABLE FOR USE BY THE COMBINED COMPANY) ACTUALLY REALIZED OR UTILIZED BY THE COMBINED COMPANY ARE LESS THAN ANTICIPATED; AND
(10) CHANGES IN MANAGEMENT POLICIES OR GOLDEN STATE'S BUSINESS FOLLOWING CONSUMMATION OF THE MERGERS.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement and the Appendices hereto. Stockholders of Golden State are urged to read this Proxy Statement and the Appendices hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement.


GENERAL

     This Proxy Statement, notice of the Special Meeting to be held on August 17, 1998 and form of proxy solicited in connection therewith are first being mailed to holders of Golden State Common Stock ("Golden State Stockholders") on or about July 16, 1998.

     At the Special Meeting, Golden State Stockholders will consider and vote on a proposal to approve and adopt the Agreement and the Plan of Merger and the transactions contemplated thereby.

     The Agreement and the Plan of Merger are set forth as Appendix A to this Proxy Statement and each is incorporated herein by reference.


PARTIES TO THE MERGERS

     Golden State, Golden State Financial and Glendale Federal. Golden State was incorporated under Delaware law on June 9, 1997 by Glendale Federal for the purpose of becoming the holding company for Glendale Federal pursuant to the Reorganization (as defined under "INFORMATION ABOUT GOLDEN STATE--General"), which was consummated on July 24, 1997. Upon completion of the Reorganization, Glendale Federal became a savings bank subsidiary of Golden State, which conducted no business prior to the Reorganization. Glendale Federal is a federally chartered savings bank and is one of the largest savings institutions in the United States. At March 31, 1998, Golden State had total consolidated assets of approximately $16 billion, deposits of $9.7 billion and stockholders' equity of $1.1 billion. Golden State's business consists primarily, through Glendale Federal, of attracting deposits from the general public and using such deposits, together with the proceeds of borrowings and its stockholders' equity, to originate and purchase loans, including residential real estate loans as well as business and consumer loans and other products. Glendale Federal is headquartered in Glendale, California and, at the date hereof, operated 192 banking offices and 22 loan offices located throughout the State of California. The principal executive offices of Golden State are located at 414 North Central Avenue, Glendale, California 91203 and the telephone number of such offices is (818) 500-2000. All references herein to Golden State refer to Golden State Bancorp Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to Golden State herein with respect to periods preceding the effective date of the Reorganization refer to Glendale Federal and its subsidiaries on a consolidated basis, unless the context otherwise requires. For additional information regarding Golden State and the combined company that would result from the Mergers, see "THE MERGERS," "SELECTED FINANCIAL DATA," "MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGERS," "INFORMATION ABOUT GOLDEN STATE" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." See also "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     On April 21, 1998, Golden State completed its acquisition of CENFED through the merger of CENFED with and into Golden State Financial (the "CENFED Merger"). At March 31, 1998, CENFED had total assets of $2.0 billion, deposits of $1.4 billion and stockholders' equity of $139 million and operated 18 branch offices located in Los Angeles, Orange, Riverside and San Bernardino Counties in Southern California. The CENFED Merger was accounted for using the purchase method of accounting under generally accepted accounting principles ("GAAP"). As a result of the CENFED Merger, Golden State issued approximately 7,372,308 shares of Golden State Common Stock and Glendale Federal became a subsidiary of Golden State Financial.

     On July 13, 1998, Golden State announced that it had completed its acquisition of RedFed through the merger of RedFed with and into Golden State Financial (the "RedFed Merger"). At March 31, 1998, RedFed had total assets of $1.0 billion, deposits of $861 million and stockholders' equity of $89 million, and operated 15 banking offices in Southern California's Riverside and San Bernardino Counties. The RedFed Merger was accounted for using the purchase method of accounting under GAAP. As a result of the RedFed Merger, Golden State issued approximately 5.2 million shares of Golden State Common Stock to former stockholders of RedFed.


     Parent Holdings, FNH and Cal Fed. Parent Holdings is a savings and loan holding company organized under Delaware law. Parent Holdings has no business operations of its own, and its only significant asset is its ownership of 80% of the common stock of FNH, a savings and loan holding company organized under Delaware law. FNH owns all of the common stock of Cal Fed, a federal stock savings bank and the fourth largest thrift institution in the United States as measured by total assets. Parent Holdings is a wholly owned subsidiary of FGH, an indirect subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings").


     FNH is 80% owned indirectly by MacAndrews Holdings, a Delaware corporation wholly owned through Mafco Holdings Inc. ("Mafco Holdings" and together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman, and is 20% owned by Hunter's Glen, a Texas limited partnership controlled by Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a director of Cal Fed and the President and a director of Parent Holdings.


     Cal Fed is a diversified financial services company whose principal business consists of (i) operating retail deposit branches which serve customers in California and, to a lesser extent, in Nevada, (ii) originating and/or purchasing, on a nationwide basis, 1-4 unit residential loans and, to a lesser extent, certain commercial real estate and consumer loans, for investment and (iii) conducting mortgage banking activities, including originating and servicing 1-4 unit residential loans for others. Recently, with its entry into the non-prime automobile finance business, Cal Fed broadened its complement of consumer lending products. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings.


     At March 31, 1998, Parent Holdings had total consolidated assets of $32.2 billion, deposits of $16.4 billion and stockholder's equity of $237.4 million. The principal executive offices of Parent Holdings are located at 135 Main Street, San Francisco, California 94105, and its telephone number is (415) 904-0100.

     On March 29, 1998, Cal Fed entered into a Purchase and Sale Agreement (the "Florida Branch Sale Agreement") with Union Planters Bank of Florida ("Union Planters Florida") pursuant to which Cal Fed will sell its 24 branch banking offices in the State of Florida to Union Planters Florida (the "Florida Branch Sale"). As of March 31, 1998, the 24 Florida branches of Cal Fed had total deposits of $1.5 billion. The Florida Branch Sale is subject to regulatory approval and is expected to close in the third quarter of 1998.

     Additionally, Parent Holdings and FNH intend to refinance all of the existing long-term debt of Parent Holdings and FNH and to offer to purchase all of the outstanding preferred stock of Cal Fed with the net proceeds of a proposed private offering of fixed and floating rate notes (which notes will become obligations of New FNH upon the consummation of the Refinancing), and to the extent necessary, with a dividend from Cal Fed and short-term borrowings by New FNH under a new senior unsecured credit facility. It is expected that the Refinancing will be completed simultaneously with or subsequent to the consummation of the Mergers. While no assurances can be given that the Refinancing will be completed in the time frame or on the terms currently anticipated or that the benefits currently expected will be realized, it is expected that if 100% of the outstanding principal amount of the FNH Notes and all of the Cal Fed Preferred Stock is purchased in the Refinancing or is subsequently redeemed by Cal Fed, the Refinancing will result in (i) after-tax savings of approximately $60.6 million annually related to reductions in interest and dividend payments and amortization of deferred debt issuance costs, (ii) the elimination of certain restrictive covenants contained in existing indebtedness of Parent Holdings and FNH and (iii) a simpler capital structure of the combined company after the Mergers. In connection with the Refinancing, Parent Holdings and FNH expect to incur, in the aggregate, expenses (including premiums, fees and other expenses) of approximately $186.4 million, net of taxes. For a description of the Refinancing, see "INFORMATION ABOUT PARENT HOLDINGS--Description of Business of Parent Holdings--Proposed Refinancing."

     For more information about Parent Holdings, FNH and Cal Fed, reference is made to "INFORMATION ABOUT PARENT HOLDINGS," "FINANCIAL STATEMENTS OF FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES" and "AVAILABLE INFORMATION."



THE SPECIAL MEETING


     The Special Meeting will be held at 10:00 a.m. on Monday, August 17, 1998 at the Red Lion Hotel, 100 West Glenoaks Boulevard, Glendale, California. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereby.


     Only holders of record of Golden State Common Stock at the close of business on July 6, 1998 (the "Record Date") will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Golden State Common Stock entitled to vote on such date is required to approve and adopt the Agreement and the Plan of Merger. As of the Record Date, there were 55,485,151 shares of Golden State Common Stock outstanding and entitled to be voted at the Special Meeting.


     The directors and executive officers of Golden State and their affiliates beneficially owned, as of July 6, 1998, less than 1% of the outstanding shares, of Golden State Common Stock entitled to vote at the Special Meeting, and all such persons have indicated a present intent to vote their shares for approval and adoption of the Agreement and the Plan of Merger. See "SPECIAL MEETING--Record Date" and "--Voting and Revocation of Proxies; Votes Required." As of July 6, 1998, neither Parent Holdings nor its subsidiaries nor, to the best knowledge of Parent Holdings, the directors and executive officers of Parent Holdings, beneficially owned any shares of Golden State Common Stock.



RECOMMENDATION OF BOARD OF DIRECTORS


     THE GOLDEN STATE BOARD OF DIRECTORS (THE "GOLDEN STATE BOARD") HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE PLAN OF MERGER AND HAS DETERMINED THAT THE MERGERS ARE FAIR TO, AND IN THE BEST INTERESTS OF, GOLDEN STATE AND ITS STOCKHOLDERS. THE GOLDEN STATE BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT GOLDEN STATE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER. See "THE MERGERS--Recommendation of the Golden State Board of Directors and Reasons for the Mergers."



EFFECTS OF THE MERGERS


     Pursuant to the Agreement, at the Effective Time (as defined herein), FNH will be merged with and into Golden State Financial, Parent Holdings will be merged with and into Golden State, and FGH and Hunter's Glen will become stockholders of Golden State. Prior to consummation of the Mergers, FNH will contribute all of its assets (including all of the outstanding common stock of Cal Fed) to New FNH. Upon consummation of the Refinancing, the fixed and floating rate notes issued in connection with the Refinancing will become obligations of New FNH.


     In addition, the Board of Directors of Parent Holdings will have the right to appoint two-thirds of the initial members of the Board of Directors of the combined company and it is expected that affiliates of Parent Holdings, FNH and Cal Fed generally will be in a position to control the management of the combined company. See "THE MERGERS--Issuance of Golden State Common Stock in the Mergers" and "MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGER."


     Following the Holding Company Mergers, Glendale Federal will merge with and into Cal Fed. Cal Fed will continue as an indirect, wholly owned subsidiary of Golden State. See "THE MERGERS--General."


     The diagram on the following page indicates the anticipated structure of the combined company following consummation of the Mergers and giving effect to the Refinancing.

ORGANIZATIONAL STRUCTURE OF GOLDEN STATE AND SUBSIDIARIES FOLLOWING THE
      MERGERS*

                                    Public
                                 Stockholders

                                - Common Stock
                        - Litigation Tracking Warrants

                                - Golden State
                                Preferred Stock

                                      FGH

                                   Hunter's
                                     Glen

                                    Common
                                     Stock

                                    Common
                                     Stock

                                 Golden State

                                    Common
                                     Stock

                                 Golden State
                                   Financial

                                    Common
                                     Stock

                                    New FNH

                                   - New FNH
                                     Notes

                                    Common
                                     Stock

                                    Public
                                Securityholders

                                   - CALGZs
                                   - CALGLs

                                    Cal Fed



----------
* This chart omits certain debt and equity-equivalent interests. For a description of the Parent Holdings 12 1/2% Senior Notes, the FNH Notes, the Cal Fed debt securities, the Cal Fed preferred stock and the Refinancing, see "INFORMATION ABOUT PARENT HOLDINGS -- Description of Business of Parent Holdings--Sources of Funds" and "--Proposed Refinancing."

EFFECTIVE TIME


     The Golden State Merger and the FNH Merger will become effective at the dates and times set forth in the certificates of merger with respect thereto (the "Certificates of Merger") which will be filed with the Secretary of State of the State of Delaware on the Closing Date (as defined below). The date and time when the Golden State Merger becomes effective and the date and time when the FNH Merger becomes effective, in each case as set forth in the Certificate of Merger with respect thereto, are referred to herein collectively as the "Effective Time." "Effective Date" means the date on which the Effective Time occurs. The Certificates of Merger will be filed on the first day (the "Closing Date") which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the conditions to consummation of the Mergers set forth in the Agreement (other than those conditions which relate to actions to be taken at the closing of the Mergers), unless another date is agreed to by Golden State and Parent Holdings. See "THE MERGERS --Effective Time."


ISSUANCE OF GOLDEN STATE COMMON STOCK IN THE MERGERS

     Pursuant to the Agreement, FGH and Hunter's Glen will receive at the closing of the Mergers, in respect of their interests as stockholders of Parent Holdings and FNH, a number of shares of Golden State Common Stock, as determined pursuant to a formula set forth in the Agreement, that will constitute, in the aggregate, between 42% and 45% of the common stock of the combined company outstanding, immediately after giving effect to the Mergers, on a fully-diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking Warrants (Trademark) as described herein under "INFORMATION ABOUT GOLDEN STATE--General--Distribution of Litigation Tracking Warrants (Trademark) "). The actual ownership percentage of FGH and Hunter's Glen will be determined based upon the adjusted average price of Golden State Common Stock during a specified pricing period ending shortly before the closing of the Mergers. FGH and Hunter's Glen will receive shares of Golden State Common Stock constituting 42% of such outstanding common stock if the adjusted average price of Golden State Common Stock is $32.00 or less, with such percentage increasing incrementally to up to 45% of such outstanding common stock if such adjusted average price is $33.00 or more. The adjusted average price of Golden State Common Stock will be the daily volume-weighted average price per share for Golden State Common Stock on the NYSE for 15 randomly selected trading days during a 30 trading-day period ending three days before the closing date of the Mergers, adjusted by subtracting therefrom the per share value attributable to the 15% of the value of Golden State's potential recovery in the Glendale Goodwill Litigation (as defined herein) not distributed to Golden State stockholders through distribution of the Litigation Tracking Warrants (Trademark) . See "THE MERGERS--Issuance of Golden State Common Stock in the Mergers--Conversion of Shares on the Closing Date."

     In addition, the Agreement provides that FGH and Hunter's Glen will be entitled to receive contingent consideration, through the issuance by Golden State of additional shares of Golden State Common Stock ("Contingent Shares") to FGH and Hunter's Glen following consummation of the Mergers, based on (i) the use by the combined company of certain potential tax benefits resulting from certain net operating loss carryforwards of the consolidated group of which Parent Holdings is a part, and the realization of certain other potential tax assets and liabilities of Golden State and Parent Holdings and (ii) Cal Fed's net after-tax recovery in certain specified litigation, including a percentage of the net after-tax recovery, if any, in the Cal Fed Goodwill Litigation (as defined herein) (following payment by Cal Fed of all amounts due, if any, to the holders of the CALGZs and the CALGLs (see "INFORMATION ABOUT PARENT HOLDINGS--Description of Business of Parent Holdings--Other Activities") and the retention of certain amounts of such recovery by the combined company). The Litigation Tracking Warrants (Trademark) , which were distributed by Golden State to its stockholders on May 29, 1998, represent the right to receive upon exercise thereof Golden State Common Stock having an aggregate value equal to 85% of the net after-tax recovery, if any, in the Glendale Goodwill Litigation. The Agreement provides generally that the amount of the net after-tax recovery, if any, resulting from the Cal Fed Goodwill Litigation which will be excluded in determining the number of Contingent Shares issuable in respect of the Cal Fed Goodwill Litigation will be based on the 15% of the value of the net after-tax recovery in the Glendale Goodwill Litigation to be excluded for purposes of determining the number of shares of Golden State Common Stock issuable upon exercise of the Litigation Tracking Warrants (Trademark) , adjusted to reflect the pro forma ownership interest of FGH and Hunter's Glen in the combined company at the time of consummation of the Mergers. See "THE MERGERS--Issuance of Golden State Common

Stock in the Mergers--Issuances of Contingent Shares After the Closing Date" and "INFORMATION ABOUT GOLDEN STATE--General--Distribution of Litigation Tracking Warrants (Trademark) ."

     The number of Contingent Shares cannot be determined at the present time and also will not be determinable at the time of the consummation of the Mergers, as such number depends upon factors that are not or will not be subject to determination at such times. These factors include, among other things, the net value to the combined company of certain contingent assets and liabilities of Golden State and Parent Holdings (including potential recoveries in the Glendale Goodwill Litigation, the Cal Fed Goodwill Litigation and certain other litigation to which affiliates of Parent Holdings are parties (the "Other Litigation"), and potential tax benefits resulting from the use of certain net operating loss carryforwards of the consolidated group of which Parent Holdings is a part and the realization of certain other contingent tax assets and liabilities of Golden State and Parent Holdings) and the market price of the common stock of the combined company at such times as issuance of Contingent Shares would be required under the Agreement.

     Subject to the foregoing, assuming for illustrative purposes only a valuation of the Cal Fed Goodwill Litigation of approximately $440 million (based on the trading prices of the CALGZs and the CALGLs at the time of the execution of the Agreement) a valuation of the Glendale Goodwill Litigation of approximately $550 million (based on the range of recent trading prices of the Litigation Tracking Warrants (Trademark) ), and tax benefits of Parent Holdings of approximately $350 million, the number of Contingent Shares issuable under the Agreement would result in an incremental increase in the percentage ownership of outstanding common stock of the combined company by FGH and Hunter's Glen of approximately 4.3 to 5.5 percentage points, assuming that during all relevant periods the market price of a share of common stock of the combined company is between $35 and $45 per share. Due to the preliminary stage of the Other Litigation, no value has been ascribed thereto in the above illustration. In addition to the variables that may affect the number of Contingent Shares to be issued pursuant to the Agreement, a number of additional variables, including without limitation other changes in the number of shares of the combined company outstanding or deemed to be outstanding (including, for example, the number of shares outstanding after exercise of the Litigation Tracking Warrants (Trademark) ), could affect the relative ownership of a stockholder of the combined company. Further, the timing of the issuance of the Contingent Shares is not presently ascertainable, and Contingent Shares with respect to the use by the combined company of Parent Holdings' net operating loss carryforwards, which will be subject to limitation under the Code (as defined herein) in any particular tax year, may be issued over a substantial number of years.


     The foregoing estimates and assumptions, and the ownership percentages derived from them, are presented for illustrative purposes only and are not intended to represent the view of Golden State, Parent Holdings, their respective managements or any other person as to likely actual damages, results or values, or the appropriate amount of damages in the Glendale Goodwill Litigation or the Cal Fed Goodwill Litigation, and there can be no assurance that the foregoing illustration will prove to be accurate or that the actual number of Contingent Shares, or the change in percentage ownership, will not be substantially different than the estimate disclosed herein.


OPINION OF GOLDEN STATE'S FINANCIAL ADVISOR

     Credit Suisse First Boston Corporation ("CSFB") has rendered its opinions to the Golden State Board dated February 4, 1998 (the date the Golden State Board approved the Agreement) and as of the date of this Proxy Statement to the effect that, as of such dates and based upon and subject to certain matters stated therein, the consideration to be paid by Golden State pursuant to the Agreement was fair, from a financial point of view, to holders of Golden State Common Stock. In connection with its opinions, CSFB considered, among other things, the potential financial impact of the issuance of the Contingent Shares and the receipt of recoveries in the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation. CSFB's opinion dated the date of this Proxy Statement (the "CSFB Opinion") is attached as Appendix D to this Proxy Statement. Golden State Stockholders are urged to read the CSFB Opinion in its entirety, and the summary thereof set forth under "THE MERGERS--Opinion of Golden State's Financial Advisor," for a description of the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by CSFB in connection therewith. The CSFB Opinion is directed to the Golden State Board, relates only to the fairness of the consideration to be paid by Golden State pursuant to the Agreement from a financial point of view, does not address any other aspect of the Mergers and does not constitute a recommendation as to how any Golden State Stockholder should vote at the Special Meeting. See "THE MERGERS--Opinion of Golden State's Financial Advisor."


IMPACT ON TANGIBLE BOOK VALUE

     Due principally to the use of purchase accounting for the Mergers and prior acquisitions under GAAP, Parent Holdings' consolidated balance sheet contains, and the consolidated balance sheet of the combined company on a pro-forma basis will contain, significantly more goodwill compared to that of Golden State on a standalone basis. Additionally, the capital structure of Parent Holdings is more leveraged than that of Golden State and it is expected that the tangible book value per common share of the combined company will decrease as a result of the premium paid in the Refinancing to holders of the outstanding indebtedness and preferred stock of Parent Holdings and its subsidiaries and the write off of the unamortized issuance expense relating to such outstanding indebtedness. See "INFORMATION ABOUT PARENT HOLDINGS--Description of Business of Parent Holdings--Proposed Refinancing" and Notes D and I to the Notes to Unaudited Pro Forma Condensed Combined Financial Statements. Based on financial data as of March 31, 1998, giving effect to the Mergers, the CENFED Merger, the RedFed Merger and the Refinancing on a pro forma basis, it is expected that the tangible book value per common share of the combined company would be $2.80 compared to $17.67 for Golden State on a standalone basis (before giving effect to the CENFED Merger and the RedFed Merger). Golden State expects that after giving effect to the Mergers, the CENFED Merger, the RedFed Merger and the Refinancing, the federal savings bank subsidiary of the combined company will remain well-capitalized under applicable regulatory guidelines. In considering whether to enter into the Agreement and to recommend adoption of the Agreement to Golden State Stockholders, the Golden State Board, and in rendering the CSFB Opinion, CSFB, considered the impact of the Mergers on the pro forma financial condition and results of operations of the combined company, including the impact on tangible book value per share. See "THE MERGERS -- Opinion of Golden State's Financial Advisor -- Selected Companies Analysis -- Pro Forma." The Golden State Board also considered the expected impact of the Refinancing on the pro forma financial condition and results of operations of the combined company in recommending that Golden State Stockholders adopt the Agreement.

     For more information concerning the pro forma impact of the Mergers and of the Refinancing on the financial condition and the results of operations of the combined company, see "SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS," "UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."



INTERESTS OF CERTAIN PERSONS IN THE MERGERS

     Certain members of Golden State's management and the Golden State Board have interests in the Mergers in addition to their interests as stockholders of Golden State. These include, among other things, provisions in the Agreement relating to indemnification, the composition of the Golden State Board and the Board of Directors of Cal Fed after the Mergers, the employment of Stephen J. Trafton, Chairman, Chief Executive Officer and President of Golden State, and Richard A. Fink, Vice Chairman of Golden State, following the Effective Time pursuant to a Litigation Management Agreement, dated February 4, 1998, by and among Golden State, Glendale Federal, Cal Fed and Messrs. Trafton and Fink (the "Litigation Management Agreement"), the payment to officers of Golden State of certain retention bonuses and certain severance benefits under existing employment agreements and the acceleration of the vesting of stock options held by certain officers and directors of Golden State. The estimated aggregate dollar amounts expected to be paid to executive officers of Golden State in the form of retention bonuses and severance benefits under existing employment agreements are approximately $3 million and $13 million, respectively. The Golden State Board was aware of these interests and considered them, among other matters, in unanimously approving the Agreement and the transactions contemplated thereby. In addition, certain members of Cal Fed's senior management will be entitled to receive amounts payable pursuant to FNH's Management Incentive Plan and Cal Fed's Deferred Executive Compensation Plan upon consummation of the Mergers. See "THE MERGERS--Interests of Certain Persons in the Mergers" and "--Litigation Management Agreement."



CONDITIONS; REGULATORY APPROVALS

     Consummation of the Mergers is subject to various mutual conditions, including, among others, receipt of the stockholder approval solicited hereby, receipt of all regulatory approvals required to consummate the Mergers (the "Requisite Regulatory Approvals"), receipt of opinions of counsel regarding certain federal income tax consequences of the Mergers and certain other closing conditions. See "THE MERGERS--Conditions to the Mergers."

     The Requisite Regulatory Approvals include the prior approval of the Holding Company Mergers and the Subsidiary Bank Merger by the OTS. Applications for these approvals have been filed with the OTS. There can be no assurance that the Requisite Regulatory Approvals will be granted. If such approvals are received, there can be no assurance as to the date of such approvals or the absence of any litigation challenging such approvals. There likewise can be no assurance that the United States Department of Justice (the "Department of Justice") or any state attorney general will not attempt to challenge the Holding Company Mergers or the Subsidiary Bank Merger on antitrust grounds or, if such a challenge is made, as to the result thereof. See "THE MERGERS--Regulatory Approvals Required for the Mergers."


ACCOUNTING TREATMENT

     The Mergers will be accounted for under the purchase method of accounting under GAAP. Golden State will be treated as the acquired corporation for such purposes. Golden State's assets, liabilities and other items will be adjusted to their estimated fair value at the closing date of the Mergers and combined with the historical book values of the assets and liabilities of Parent Holdings. Applicable income tax effects of such adjustments will be included as a component of the combined entity's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill and amortized against earnings over a 15-year period following consummation of the Mergers. For further information concerning the amount of goodwill to be recorded in connection with the Mergers and the amortization thereof, see Note D to the Unaudited Pro Forma Condensed Combined Financial Statements. See "THE MERGERS--Accounting Treatment" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

     Golden State and Parent Holdings intend that the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). It is a condition to the respective obligations of each of Golden State, Golden State Financial, Parent Holdings and FNH to consummate the Mergers that such party shall have received an opinion of its counsel to the effect that the Mergers will be treated as reorganizations within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by Golden State, Golden State Financial, Parent Holdings or FNH as a result of the Golden State Merger or the FNH Merger; (ii) no gain or loss will be recognized by Cal Fed or Glendale Federal as a result of the Subsidiary Bank Merger (except to the extent Cal Fed or Glendale Federal may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Bank Merger); and (iii) no gain or loss will be recognized by the stockholders of Parent Holdings or FNH solely as a result of the receipt of Golden State Common Stock at the Effective Time in exchange for Parent Holdings Common Stock or FNH Class B Common Stock pursuant to the Holding Company Mergers. Each of these conditions is waivable at the option of the party in whose favor the condition runs.

     There will be no United States federal income tax consequences to Golden State Stockholders as a result of either voting on the proposal described herein or the consummation of the Mergers.

     Golden State Stockholders should read carefully the discussion of the material United States federal income tax consequences of the Mergers set forth under "THE MERGERS--Certain Federal Income Tax Consequences of the Mergers."

NO APPRAISAL RIGHTS

     No stockholders of Golden State are entitled to appraisal rights in connection with, or as a result of, the Mergers. See "THE MERGERS--No Appraisal Rights."

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGERS

     The Agreement provides that, immediately after the consummation of the Mergers, the Golden State Board will be composed of 15 directors, with five directors designated by Golden State and the remaining ten directors designated by Parent Holdings. Upon consummation of the Mergers, Mr. Ford will serve as Chairman of the Board and Chief Executive Officer of the combined company, and Carl B. Webb, the President and Chief Operating Officer of Cal Fed, will become President and Chief Operating Officer of the combined company. See "MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGERS," "THE MERGERS--Interests of Certain Persons in the Mergers" and "----Litigation Management Agreement."


TERMINATION; TERMINATION FEE

     The Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Golden State and Parent Holdings and by either of them individually under certain specified circumstances, including if the Holding Company Mergers have not been consummated by December 31, 1998. Additionally, the Agreement provides that Golden State will be required to pay Parent Holdings a $50 million termination fee under circumstances that would cause the Option granted by Golden State to Parent Holdings pursuant to the Stock Option Agreement to become exercisable. See "THE MERGERS--Stock Option Agreement" and "--Termination; Termination Fee."


STOCK OPTION AGREEMENT

     As an inducement to Parent Holdings to enter into the Agreement, on February 4, 1998, Parent Holdings and Golden State entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which Golden State granted to Parent Holdings an option (the "Option") to purchase, upon the terms and subject to the conditions set forth therein, up to 10,165,950 shares of Golden State Common Stock (approximately 19.9% of the total number of outstanding shares of Golden State Common Stock) at a price of $24.00 per share. Pursuant to the Stock Option Agreement, the aggregate amount that Parent Holdings may realize in respect of the Option, or the shares of Golden State Common Stock issued pursuant to the Option, may not exceed $25 million. The Option will become exercisable only upon the occurrence of certain events, none of which has occurred as of the date hereof. The Stock Option Agreement is attached as Appendix B to this Proxy Statement. See "THE MERGERS--Stock Option Agreement."

     The Stock Option Agreement is intended to increase the likelihood that the Mergers will be consummated in accordance with the terms of the Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in Golden State from considering or proposing such an acquisition.

LITIGATION MANAGEMENT AGREEMENT


     In connection with the execution of the Agreement, Golden State, Glendale Federal, Cal Fed and Messrs. Trafton and Fink entered into the Litigation Management Agreement, pursuant to which, among other things, Messrs. Trafton and Fink will continue to oversee and manage the Glendale Goodwill Litigation, and will oversee and manage the Cal Fed Goodwill Litigation, following the consummation of the Mergers. In connection with the Litigation Management Agreement, Messrs. Trafton and Fink will also be subject to certain restrictions on their involvement in businesses competitive with Golden State in California and on their ability to solicit for employment employees of Golden State. For their services under the Litigation Management Agreement and as compensation for these restrictions, Messrs. Trafton and Fink will be entitled to (i) annual salaries of $600,000 and $400,000, respectively; (ii) an incentive fee payable to each in an amount equal to 0.25% of the aggregate value of any pre-tax recovery payable on receipt of a final nonappealable judgment or in the event of a final settlement of the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation (provided that the right to such fee may be divested in certain circumstances involving the termination of Mr. Trafton's or Mr. Fink's employment under the Litigation Management Agreement);
(iii) a lifetime annual pension benefit of $1 million and $325,000, respectively; and (iv) certain medical benefits. See "THE MERGERS--Litigation Management Agreement."


REGISTRATION RIGHTS AGREEMENT


     Pursuant to the Agreement, at the Effective Time, Golden State will enter into a registration rights agreement with FGH and Hunter's Glen pursuant to which, at the request of FGH or Hunter's Glen and under the circumstances set forth therein, Golden State will be required to file registration statements under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Golden State Common Stock issued to FGH and Hunter's Glen in connection with the Mergers. See "THE MERGERS--Registration Rights Agreement."


CERTAIN LITIGATION


     Following the public announcement of the Agreement and the proposed Mergers, several separate purported class action lawsuits were filed by certain stockholders of Golden State, naming Golden State, its individual directors and, in certain cases, FNH and MacAndrews Holdings, as defendants. The litigation was consolidated into one action in the Delaware Court of Chancery, captioned In re Golden State Bancorp Inc. Shareholders Litigation, Consolidated C.A. No. 16175NC. The plaintiffs in such litigation have alleged, among other things, that the individual members of the Golden State Board breached their fiduciary duties to Golden State's stockholders by entering into the Agreement. The plaintiffs are seeking, on behalf of themselves and all similarly situated stockholders of Golden State, among other things: (i) class certification, (ii) an order enjoining, preliminarily and permanently, the Mergers (or, in the event the Mergers are consummated prior to the entry of a final order, rescission of the Mergers and/or damages, including rescissory damages) and
(iii) costs and disbursements, including attorneys' fees. In addition, several purported class action complaints alleging substantially similar claims and seeking substantially similar relief have been filed in Los Angeles County Superior Court in the State of California. The plaintiffs in such actions have agreed to a stay of such action pending disposition of the consolidated action pending in the Delaware Court of Chancery. Golden State believes that it has meritorious defenses to each of the claims made in connection with each litigation described above.

                            SELECTED FINANCIAL DATA


     The following tables present summary selected consolidated financial data for each of Golden State and Parent Holdings on an historical basis, and summary selected unaudited pro forma financial data of Golden State reflecting the consummation by Golden State of the CENFED Merger, the RedFed Merger, the Mergers, and also reflecting the Refinancing. The selected unaudited pro forma financial data have been prepared giving effect to the Mergers, the RedFed Merger and the CENFED Merger using the purchase method of accounting and for purposes of such selected pro forma financial data, the CENFED, RedFed, and Parent Holdings financial information has been recast to conform to the June 30 fiscal year end used by Golden State. See "THE MERGERS--Accounting Treatment." In addition, the Parent Holdings statement of operations for the year ended June 30, 1997 gives effect to the Cal Fed Acquisition, the issuance of the 10 5/8% Notes, and the issuance of the REIT Preferred Stock (each as defined below under "INFORMATION ABOUT PARENT HOLDINGS--Description of Business of Parent Holdings--General," and defined collectively as the "Other Pro Forma Events") as if each had occurred at the beginning of such period. The selected unaudited pro forma financial data reflect the Mergers, the RedFed Merger and the CENFED Merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include additional adjustments to assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the effective time of the consummation of the RedFed Merger, the CENFED Merger or the Mergers, as the case may be, and, therefore, actual amounts are expected to differ from those reflected below.


     The summary selected historical financial data for Golden State for each of the nine-month periods ended March 31, 1998 and March 31, 1997, and for each of the five years ended June 30, 1997 are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Golden State (and its predecessor, Glendale Federal) which are incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The summary selected historical financial data for Parent Holdings for each of the three-month periods ended March 31, 1998 and March 31, 1997, and for each of the five years ended December 31, 1997 are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Parent Holdings which are included herein. See "FINANCIAL STATEMENTS OF FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES." The summary selected financial data for Golden State as of March 31, 1998 and for the nine-month periods ended March 31, 1998 and 1997 are unaudited. The summary selected financial data for Parent Holdings as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997 are unaudited. The information set forth in the selected unaudited pro forma financial data should be read in conjunction with the unaudited pro forma condensed combined financial statements appearing elsewhere herein. Results of Golden State for less than a full financial year are not necessarily indicative of results expected for the entire year. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                 GOLDEN STATE
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                             AS OF
                                           MARCH 31,
                                             1998
                                       ----------------
                    ASSETS
Cash and amounts due from banks          $    284,113
Federal funds sold and assets
 purchased under resale
 agreements ..........................        520,000
Other investments ....................         27,335
Loans receivable, net ................     11,807,318
Mortgage-backed securities, net ......      2,178,372
Real estate held for sale or
 investment ..........................          6,124
Real estate acquired in settlement
 of loans ............................         33,466
Investment in capital stock of
 FHLB, at cost .......................        271,749
Mortgage servicing assets ............        247,914
Goodwill and other intangible
 assets ..............................         92,510
Assets held for Florida disposition,
 net .................................             --
Other assets .........................        455,349
                                         ------------
                                         $ 15,924,250
                                         ============
              LIABILITIES AND
           STOCKHOLDERS' EQUITY
Deposits .............................   $  9,692,874
Securities sold under agreements to
 repurchase ..........................             --
Borrowings from the FHLB .............      4,824,000
Other borrowings .....................             73
Other liabilities ....................        292,431
Stockholders' equity .................      1,114,872
                                         ------------
                                         $ 15,924,250
                                         ============
Common shares outstanding ............         51,328
Book value per common share(1) .......   $      19.47
Tangible book value per common
 share(1) ............................   $      17.67



                                                                          AS OF JUNE 30,
                                       -------------------------------------------------------------------------------------
                                             1997             1996             1995             1994              1993
                                       ---------------- ---------------- ---------------- ---------------- -----------------
                     ASSETS
Cash and amounts due from banks          $    221,557     $    153,608     $    139,697     $    164,576      $  217,689
Federal funds sold and assets
 purchased under resale
 agreements ..........................        632,000          433,000          296,000          315,961         842,767
Other investments ....................         31,799           18,877           42,326          166,040         523,725
Loans receivable, net ................     11,905,093       10,727,909        9,899,297        9,595,780      10,850,039
Mortgage-backed securities, net ......      2,279,534        2,240,790        4,723,457        5,363,779       4,044,744
Real estate held for sale or
 investment ..........................          8,689           12,072           13,303           16,995          48,040
Real estate acquired in settlement
 of loans ............................         61,500           78,249          105,730          146,835         194,187
Investment in capital stock of
 FHLB, at cost .......................        259,587          192,842          185,799          139,678         126,390
Mortgage servicing assets ............        284,472          127,399           99,122           68,719          83,217
Goodwill and other intangible
 assets ..............................         99,533           59,216           63,538           47,781         385,754
Assets held for Florida disposition,
 net .................................             --               --               --          257,363              --
Other assets .........................        434,495          412,602          475,977          519,524         592,281
                                         ------------     ------------     ------------     ------------      ----------
                                         $ 16,218,259     $ 14,456,564     $ 16,044,246     $ 16,803,031      $17,908,833
                                         ============     ============     ============     ============      ===========
              LIABILITIES AND
           STOCKHOLDERS' EQUITY
Deposits .............................   $  9,356,909     $  8,723,976     $  8,734,880     $ 10,919,806      $11,615,529
Securities sold under agreements to
 repurchase ..........................        768,682          758,050        2,695,176        2,306,274       3,064,995
Borrowings from the FHLB .............      4,788,000        3,838,000        3,495,000        2,443,428       2,192,272
Other borrowings .....................         10,782           10,599           28,883           96,890         141,971
Other liabilities ....................        281,812          168,488          148,460          158,419         233,779
Stockholders' equity .................      1,012,074          957,451          941,847          878,214         660,287
                                         ------------     ------------     ------------     ------------      -----------
                                         $ 16,218,259     $ 14,456,564     $ 16,044,246     $ 16,803,031      $17,908,833
                                         ============     ============     ============     ============      ===========
Common shares outstanding ............         50,349           46,730           40,720           37,737                (2)
Book value per common share(1) .......   $      17.81     $      17.37     $      18.19     $      17.24                (2)
Tangible book value per common
 share(1) ............................   $      15.83     $      16.11     $      16.63     $      10.89                (2)

----------
(1)   Calculated net of Golden State Preferred Stock at its liquidation value.

(2) Prior to Glendale Federal's comprehensive recapitalization on September 17, 1993.

                                 GOLDEN STATE
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                          NINE MONTHS ENDED
                                              MARCH 31,
                                       -----------------------
                                           1998        1997
                                       ----------- -----------
Interest income ......................  $852,882    $796,609
Interest expense .....................   532,399     517,493
                                        --------    --------
 Net interest income .................   320,483     279,116
Provision for loan losses ............       417      21,326
                                        --------    --------
 Net interest income after
   provision for loan losses .........   320,066     257,790
Other income:
 Fee income ..........................    73,288      66,713
 Gain (loss) on sale of
  loans, net .........................      (597)       (275)
 Gain (loss) on sale of mortgage-
  backed securities, net .............     1,323      (1,573)
 Gain on sale of banking
  operations .........................        --          --
 Other income (loss), net ............     1,461         113
                                        --------    --------
  Total other income .................    75,475      64,978
Other expenses:
 Compensation and
  employee benefits ..................   100,620      84,498
 Occupancy expense, net ..............    25,245      23,363
 Regulatory insurance ................     5,748      13,759
 Advertising and promotion ...........    16,555      17,725
 Furniture, fixtures and
  equipment ..........................    11,024       8,974
 Stationery, supplies
  and postage ........................    10,527       8,476
 Other general and administrative
  expenses ...........................    46,759      38,618
                                        --------    --------
  Total general and
    administrative expenses ..........   216,478     195,413
 Savings Association Insurance
  Fund ("SAIF") special
  assessment .........................        --      58,672
 Acquisition and restructuring
  costs ..............................     3,433          --
 Legal expense--goodwill lawsuit .....    15,231      13,720
 Operations of real estate held for
  sale or investment .................      (690)        716
 Operations of real estate
  acquired in settlement of loans         (1,567)      5,906
 Amortization of goodwill and
  other intangible assets ............     6,101       3,924
 Write-off of assets held for
  Florida disposition ................        --          --
                                        --------    --------
  Total other expenses ...............   238,986     278,351
Earnings (loss) before income tax
 provision (benefit) and
 extraordinary items .................   156,555      44,417
Income tax provision (benefit) .......    67,106      18,288
                                        --------    --------
Earnings (loss) before
 extraordinary items .................    89,449      26,129
Extraordinary items, net .............        --          --
                                        --------    --------
  Net earnings (loss) ................  $ 89,449    $ 26,129
                                        ========    ========



                                                               YEARS ENDED JUNE 30,
                                       ---------------------------------------------------------------------
                                            1997          1996          1995          1994          1993
                                       ------------- ------------- ------------- ------------- -------------
Interest income ......................  $1,072,956    $1,080,035    $1,086,658    $  989,945    $1,134,310
Interest expense .....................     693,972       746,970       768,939       678,664       774,997
                                        ----------    ----------    ----------    ----------    ----------
 Net interest income .................     378,984       333,065       317,719       311,281       359,313
Provision for loan losses ............      25,204        40,350        66,150       139,726       251,261
                                        ----------    ----------    ----------    ----------    ----------
 Net interest income after
   provision for loan losses .........     353,780       292,715       251,569       171,555       108,052
Other income:
 Fee income ..........................      90,696        69,977        69,311        60,513        58,051
 Gain (loss) on sale of
  loans, net .........................        (291)         (690)          146           665         3,147
 Gain (loss) on sale of mortgage-
  backed securities, net .............      (1,804)      (34,222)      (11,725)        1,099        29,258
 Gain on sale of banking
  operations .........................          --            --        73,713            --            --
 Other income (loss), net ............          62          (707)        3,001        (1,936)       (3,461)
                                        ----------    ----------    ----------    ----------    ----------
  Total other income .................      88,663        34,358       134,446        60,341        86,995
Other expenses:
 Compensation and
  employee benefits ..................     114,270       101,502       105,218       126,037       123,388
 Occupancy expense, net ..............      31,777        29,698        31,433        37,691        39,535
 Regulatory insurance ................      16,317        27,491        29,077        38,233        34,881
 Advertising and promotion ...........      24,416        24,798        18,855        16,285        11,078
 Furniture, fixtures and
  equipment ..........................      12,585        11,605        14,559        24,793        29,585
 Stationery, supplies
  and postage ........................      11,628        10,158         9,065        11,174        11,221
 Other general and administrative
  expenses ...........................      52,231        41,683        35,265        37,449        30,440
                                        ----------    ----------    ----------    ----------    ----------
  Total general and
    administrative expenses ..........     263,224       246,935       243,472       291,662       280,128
 Savings Association Insurance
  Fund ("SAIF") special
  assessment .........................      55,519            --            --            --            --
 Acquisition and restructuring
  costs ..............................          --            --            --            --            --
 Legal expense--goodwill lawsuit .....      24,058         1,929           369           304         1,525
 Operations of real estate held for
  sale or investment .................         935         1,242           (31)        2,690        31,488
 Operations of real estate
  acquired in settlement of loans            6,623         8,426        15,034        24,089        44,367
 Amortization of goodwill and
  other intangible assets ............       5,530         5,147         1,724         9,764        16,028
 Write-off of assets held for
  Florida disposition ................          --            --            --       136,209            --
                                        ----------    ----------    ----------    ----------    ----------
  Total other expenses ...............     355,889       263,679       260,568       464,718       373,536
Earnings (loss) before income tax
 provision (benefit) and
 extraordinary items .................      86,554        63,394       125,447      (232,822)     (178,489)
Income tax provision (benefit) .......      36,131        21,342        52,146       (10,171)      (39,299)
                                        ----------    ----------    ----------    ----------    ----------
Earnings (loss) before
 extraordinary items .................      50,423        42,052        73,301      (222,651)     (139,190)
Extraordinary items, net .............          --            --         1,755        14,092        58,344
                                        ----------    ----------    ----------    ----------    ----------
  Net earnings (loss) ................  $   50,423    $   42,052    $   75,056    $ (208,559)   $  (80,846)
                                        ==========    ==========    ==========    ==========    ==========

                                      NINE MONTHS ENDED
                                          MARCH 31,                               YEARS ENDED JUNE 30,
                                    --------------------- ---------------------------------------------------------------------
                                       1998       1997          1997         1996         1995          1994            1993
                                    ---------- ----------   ------------ ------------ ------------ -------------- ---------------
Net earnings (loss) applicable to
 common shareholders:
 Net earnings (loss) ..............  $ 89,449   $ 26,129     $  50,423    $  42,052    $  75,056     $ (208,559)     $(80,846)
 Dividends declared on preferred
  stock ...........................    (7,583)    (8,313)      (10,841)     (16,156)     (17,668)       (13,759)           --
 Premium on exchange of
  preferred stock for common
  stock ...........................        --     (4,173)       (4,173)      (9,443)          --             --            --
                                     --------   --------     ---------    ---------    ---------     ----------      --------
                                     $ 81,866   $ 13,643     $  35,409    $  16,453    $  57,388     $ (222,318)     $(80,846)
                                     ========   ========     =========    =========    =========     ==========      ========
Earnings (loss) per share(1):
 Basic ............................  $   1.61   $   0.28     $    0.72    $    0.39    $    1.43     $    (6.10)             (2)
 Diluted ..........................  $   1.27   $   0.25     $    0.64    $    0.36    $    1.25     $    (6.10)             (2)
Weighted average shares
 outstanding:
 Common shares ....................    50,790     48,687        49,095       42,185       40,243         36,469              (2)
 Common shares and dilutive
  potential common shares .........    70,409     54,410        55,169       45,946       60,039         36,469              (2)

----------
(1) Earnings per share have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

(2) Prior to Glendale Federal's comprehensive recapitalization on September 17, 1993.

                                PARENT HOLDINGS
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                (IN THOUSANDS)




                                                AS OF                               AS OF DECEMBER 31,
                                              MARCH 31,   -----------------------------------------------------------------------
                                                1998           1997          1996          1995           1994           1993
                                           -------------- ------------- ------------- -------------- -------------- -------------
                  ASSETS
Cash and amounts due from banks...........  $   379,831    $   350,214   $   135,534   $   154,758    $   149,564    $    1,848
Interest-bearing deposits in other
 banks ...................................          128         36,164        20,619        32,778         39,219        42,156
Short-term investment securities .........       84,305         25,933       113,716       125,035             --            --
                                            -----------    -----------   -----------   -----------    -----------    ----------
Cash and cash equivalents ................      464,264        412,311       269,869       312,571        188,783        44,004
Securities available for sale, at fair
 value ...................................      988,235        813,085       542,019       348,561         45,000            --
Securities held to maturity ..............       58,424         58,299         4,272         1,455        411,859        15,118
Mortgage-backed securities
 available for sale, at fair value .......    5,695,135      5,076,598     1,598,652     1,477,514             --            --
Mortgage-backed securities held to
 maturity ................................    1,250,639      1,337,877     1,621,662     1,524,488      3,153,812       341,224
Loans held for sale, net .................    1,887,856      1,483,466       825,316     1,203,412         26,354         4,687
Loans receivable, net ....................   18,977,777     19,424,410    10,212,583     8,829,974      9,966,886        29,244
Receivables from FSLIC
 Resolution Fund, net ....................           --             --            --            --             --        16,450
Covered assets ...........................           --             --            --        39,349        311,603       592,593
Investment in Federal Home Loan
 Bank System .............................      485,793        468,191       220,962       109,943        128,557        41,996
Office premises and equipment, net              161,047        159,349       100,164        93,509         76,523         3,272
Foreclosed real estate, net ..............       75,674         76,997        51,987        48,535         37,369           399
Accrued interest receivable ..............      196,637        188,203       106,034       100,604         87,706         2,104
Intangible assets ........................      669,831        675,927       140,564        18,606         12,217            --
Mortgage servicing rights ................      625,554        536,703       423,692       241,355         86,840            --
Other assets .............................      665,699        650,740       517,297       316,905        150,050        34,131
                                            -----------    -----------   -----------   -----------    -----------    ----------
                                            $32,202,565    $31,362,156   $16,635,073   $14,666,781    $14,683,559    $1,125,222
                                            ===========    ===========   ===========   ===========    ===========    ==========
          LIABILITIES, MINORITY
                INTEREST AND
          STOCKHOLDER'S EQUITY
Deposits .................................  $16,403,429    $16,202,605   $ 8,501,883   $10,241,628    $ 9,196,656    $  431,778
Securities sold under agreements to
 repurchase ..............................    1,965,818      1,842,442     1,583,387       969,510      1,883,490       119,144
Borrowings ...............................   11,734,406     11,232,530     5,364,894     2,392,862      2,808,979       440,792
Other liabilities ........................      699,517        702,959       399,446       299,635        140,832        20,614
                                            -----------    -----------   -----------   -----------    -----------    ----------
  Total liabilities ......................   30,803,170     29,980,536    15,849,610    13,903,635     14,029,957     1,012,328
                                            -----------    -----------   -----------   -----------    -----------    ----------
Minority Interest ........................    1,161,978      1,175,704       613,852       358,991        323,935            --
                                                           -----------   -----------   -----------    -----------    ----------
Stockholder's Equity:
 Common stock ............................            1              1             1             1              1             1
 Additional paid-in capital ..............           --             --           161       267,055        267,055        85,569
 Net unrealized holding gain on
  securities available for sale ..........       24,927         28,129        36,975        50,810          8,800            --
 Retained earnings (substantially
  restricted) ............................      212,489        177,786       134,474        86,289         53,811        27,324
                                            -----------    -----------   -----------   -----------    -----------    ----------
Stockholder's equity .....................      237,417        205,916       171,611       404,155        329,667       112,894
                                            -----------    -----------   -----------   -----------    -----------    ----------
                                            $32,202,565    $31,362,156   $16,635,073   $14,666,781    $14,683,559    $1,125,222
                                            ===========    ===========   ===========   ===========    ===========    ==========

----------
Per share information is not presented because Parent Holdings is a closely held corporation.

                                PARENT HOLDINGS
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)




                                     THREE MONTHS ENDED
                                          MARCH 31,                            YEARS ENDED DECEMBER 31,
                                   ----------------------- ----------------------------------------------------------------
                                       1998        1997         1997          1996          1995         1994       1993
                                   ----------- ----------- ------------- ------------- ------------- ----------- ----------
Interest income ..................  $533,422    $512,751    $2,102,700    $1,233,799    $1,075,845    $293,139    $ 95,264
Interest expense .................   382,866     359,395     1,498,417       848,294       734,815     199,845      74,728
                                    --------    --------    ----------    ----------    ----------    --------    --------
 Net interest income .............   150,556     153,356       604,283       385,505       341,030      93,294      20,536
Provision for loan losses ........    10,000      19,950        79,800        39,600        37,000       6,226       1,402
                                    --------    --------    ----------    ----------    ----------    --------    --------
 Net interest income after
   provision for loan losses .....   140,556     133,406       524,483       345,905       304,030      87,068      19,134
                                    --------    --------    ----------    ----------    ----------    --------    --------
Noninterest income:
 Loan servicing fees, net ........    36,962      39,714       143,919       123,887        70,265      10,042      11,731
 Customer banking fees and
  service charges ................    25,346      22,519       100,048        45,044        47,493      10,595          --
 Management fees .................       524       1,895         6,211         9,694        15,141      13,121          --
 Gain (loss) on sales of
  assets, net ....................      (379)         22        38,230        38,118           173           6      24,373
 Gain on sale of branches ........        --          --         3,569       363,342            --          --     140,877
 Gain (loss) on sales of
 loans, net ......................    14,505       2,869        24,721        17,802           (26)       (158)         --
 Gain from termination of
  Assistance Agreement ...........        --          --            --        25,632            --          --          --
 Dividends on FHLB stock .........     7,007       5,962        24,790        11,670         6,546          --          --
 Other income ....................     5,813       5,858        22,996        18,189        11,381       7,552      13,895
                                    --------    --------    ----------    ----------    ----------    --------    --------
  Total noninterest income            89,778      78,839       364,484       653,378       150,973      41,158     190,876
                                    --------    --------    ----------    ----------    ----------    --------    --------
Noninterest expense:
 Compensation and
  employee benefits ..............    62,981      64,480       256,448       204,818       154,288      48,846      24,951
 Occupancy and equipment              21,483      20,682        81,914        51,936        49,897      12,247       5,343
 Data processing .................     2,840       2,935        12,402        10,491         9,787       2,888       3,739
 Savings Association
  Insurance Fund deposit
  insurance premium ..............     2,573       2,653        10,680        81,149        22,262       6,813       3,259
 Marketing .......................     3,505       4,068        20,186        10,908        10,810       3,385          --
 Professional fees ...............     8,710       9,103        48,771        18,986        11,202       2,622          --
 Loan expense ....................     9,595       7,824        60,437        31,282        12,431       1,132          --
 Foreclosed real estate
  operations, net ................    (1,720)      1,005        (3,304)       (7,390)         (927)       (528)         --
 Amortization of intangible
  assets .........................    11,089      12,106        49,153         9,445         1,474         222         468
 Other ...........................    24,200      28,868       113,882        80,111        61,329      18,671      25,632
                                    --------    --------    ----------    ----------    ----------    --------    --------
  Total noninterest
   expense .......................   145,256     153,724       650,569       491,736       332,553      96,298      63,392
                                    --------    --------    ----------    ----------    ----------    --------    --------
Income before income taxes,
 extraordinary item and
 minority interest ...............    85,078      58,521       238,398       507,547       122,450      31,928     146,618
Income tax expense (benefit)          13,890      10,194        41,315       (75,807)      (57,185)      2,558       2,500
                                    --------    --------    ----------    ----------    ----------    --------    --------
Income before extraordinary
 item and minority interest ......    71,188      48,327       197,083       583,354       179,635      29,370     144,118
Extraordinary items--(loss)
 gain on early
 extinguishment of debt, net              --          --            --        (1,586)        1,967       1,376          --
                                    --------    --------    ----------    ----------    ----------    --------    --------
Income before minority
 interest ........................    71,188      48,327       197,083       581,768       181,602      30,746     144,118
Minority interest ................    35,774      31,839       131,851       161,191        59,138       4,259          --
                                    --------    --------    ----------    ----------    ----------    --------    --------
 Net income ......................  $ 35,414    $ 16,488    $   65,232    $  420,577    $  122,464    $ 26,487    $144,118
                                    ========    ========    ==========    ==========    ==========    ========    ========

----------
Earnings per share data are not presented because Parent Holdings is a closely held corporation.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following sets forth certain unaudited pro forma condensed combined financial statements for Golden State after giving effect to the Mergers, the RedFed Merger, the CENFED Merger and the Refinancing, as if the Mergers, the RedFed Merger, the CENFED Merger and the Refinancing each had occurred on March 31, 1998, in the case of the statement of financial condition, and at the beginning of each of the periods presented, in the case of the statements of operations. See "INFORMATION ABOUT GOLDEN STATE--General." In addition, the unaudited pro forma condensed statement of operations for the year ended June 30, 1997 gives effect to the Other Pro Forma Events. See "INFORMATION ABOUT PARENT HOLDINGS--Description of Business of Parent Holdings--General." This information should be read in conjunction with the historical consolidated financial statements of Golden State (and its predecessor, Glendale Federal) and Parent Holdings, including the notes thereto, included herein or incorporated herein by reference. Golden State financial statement data as of March 31, 1998 and for the nine-month period ended March 31, 1998 have been derived from unaudited financial statements. Golden State financial statement data as of and for the year ended June 30, 1997 have been derived from the audited historical financial statements which are incorporated by reference herein. Parent Holdings financial statement data as of March 31, 1998 and for the nine-month and twelve-month periods ended March 31, 1998 and June 30, 1997, respectively, have been derived from unaudited financial statements. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."



         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL
        CONDITION GIVING EFFECT TO THE MERGERS , THE REDFED MERGER, THE
                       CENFED MERGER AND THE REFINANCING
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                               AS OF
                                                                           MARCH 31, 1998
                                                                          ---------------
                              ASSETS
Cash and amounts due from banks .........................................  $    337,630
Federal funds sold and assets purchased under resale agreements .........       565,762
Other investments .......................................................     1,273,161
Loans receivable, net ...................................................    35,128,943
Mortgage-backed securities, net .........................................     9,500,351
Real estate held for sale or investment .................................         7,700
Real estate acquired in settlement of loans .............................       120,404
Investment in capital stock of FHLB, at cost ............................       790,035
Mortgage servicing assets ...............................................       900,223
Goodwill and other intangible assets ....................................     1,828,097
Other assets ............................................................     1,739,844
                                                                           ------------
                                                                           $ 52,192,150
                                                                           ============
     LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Deposits ................................................................  $ 28,386,836
Securities sold under agreements to repurchase ..........................     2,029,156
Borrowings from the FHLB ................................................    15,134,795
Other borrowings ........................................................     2,328,606
Other liabilities .......................................................     1,546,802
Minority interest .......................................................       500,352
Stockholders' equity ....................................................     2,265,603
                                                                           ------------
                                                                           $ 52,192,150
                                                                           ============
Common shares outstanding ...............................................       114,906
Book value per common share .............................................  $      18.71
Tangible book value per common share ....................................  $       2.80

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS GIVING EFFECT TO THE MERGERS , THE REDFED MERGER, THE CENFED MERGER, THE
                  REFINANCING AND THE OTHER PRO FORMA EVENTS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                                        NINE MONTHS ENDED      YEAR ENDED
                                                                          MARCH 31, 1998      JUNE 30, 1997
                                                                       -------------------   --------------
Interest income ....................................................       $2,613,051          $3,400,113
Interest expense ...................................................        1,774,618           2,321,242
                                                                           ----------          ----------
   Net interest income .............................................          838,433           1,078,871
Provision for loan losses ..........................................           53,260             114,081
                                                                           ----------          ----------
   Net interest income after provision for loan losses .............          785,173             964,790
Other income:
 Fee income ........................................................          266,372             337,493
 Gain on sale of loans, net ........................................           27,272                 218
 Gain on sale of mortgage-backed securities, net ...................            2,058               1,157
 Other income, net .................................................           62,823             128,841
                                                                           ----------          ----------
   Total other income ..............................................          358,525             467,709
Other expenses:
 Compensation and employee benefits ................................          313,242             399,755
 Occupancy expense, net ............................................           92,054             123,358
 Regulatory insurance ..............................................           14,784             105,729
 Advertising and promotion .........................................           33,765              39,650
 Furniture, fixtures and equipment .................................           15,803              19,201
 Other general and administrative expenses .........................          223,207             222,839
                                                                           ----------          ----------
   Total general and administrative expenses .......................          692,855             910,532
 Restructuring charges .............................................            7,046                  --
 SAIF special assessment ...........................................               --             188,246
 Legal expense-goodwill lawsuit ....................................           15,231              24,058
 Operations of real estate held for sale or investment .............             (684)              1,139
 Operations of real estate acquired in settlement of loans .........           (2,541)              6,479
 Amortization of goodwill and other intangible assets ..............           95,035             124,427
                                                                           ----------          ----------
   Total other expenses ............................................          806,942           1,254,881
Earnings before income tax provision ...............................          336,756             177,618
Income tax provision ...............................................          175,658             118,240
                                                                           ----------          ----------
Earnings before minority interest and extraordinary items ..........          161,098              59,378
Minority interest ..................................................           24,746              40,448
Extraordinary items, net ...........................................               --              (1,586)
                                                                           ----------          ----------
   Net earnings ....................................................       $  136,352          $   17,344
                                                                           ==========          ==========
Net earnings applicable to common shareholders:
 Net earnings ......................................................       $  136,352          $   17,344
 Dividends declared on preferred stock .............................           (7,583)            (10,841)
 Premium on exchange of preferred stock for common stock ...........               --              (4,173)
                                                                           ----------          ----------
                                                                           $  128,769          $    2,330
                                                                           ==========          ==========
Earnings per share(1):
 Basic .............................................................       $     1.13          $     0.02
 Diluted ...........................................................             1.02                0.02
Weighted average shares outstanding:
 Common shares .....................................................          114,368             112,673
 Common shares and dilutive potential common shares ................          133,231             120,425

----------
(1) Golden State has substantially completed its planned repurchase of shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. As of the date of this Proxy Statement, Golden State has repurchased a total of 4,688,400 shares of Golden State Common Stock, for an aggregate amount of approximately $158.0 million. For pro forma presentation purposes, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased at the beginning of each period presented for an aggregate of $160.5 million. As a result of the use of cash in such repurchase, pro forma net income for the nine months ended March 31, 1998 and the year ended June 30, 1997 would be reduced by approximately $3.9 million and $5.2 million, respectively, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted earnings (loss) per share, after giving effect to such repurchases, would be as follows:




                                                                  NINE MONTHS ENDED    YEAR ENDED
                                                                    MARCH 31, 1998    JUNE 30, 1997
                                                                 ------------------- --------------
   Basic Earnings (Loss) Per Share:
     Pro forma giving effect to the Mergers, the Other Pro Forma
      Events, the Refinancing, the RedFed Merger and the
      CENFED Merger. ...........................................       $  1.09          $ (0.03)
   Diluted Earnings (Loss) Per Share:
     Pro forma giving effect to the Mergers, the Other Pro Forma
      Events, the Refinancing, the RedFed Merger and the
      CENFED Merger ............................................          0.99            (0.03)

                UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

     The following table sets forth (i) selected comparative per share data for Golden State on a historical basis and (ii) selected unaudited pro forma comparative per share data at December 31, 1997 and for the nine- and twelve-month periods ended March 31, 1998 and June 30, 1997, respectively, giving effect to the Other Pro Forma Events and the Refinancing and to the Mergers, the RedFed Merger and the CENFED Merger using the purchase method of accounting. No historical or pro forma equivalent per share information is presented for Parent Holdings because Parent Holdings is a closely held corporation. The unaudited pro forma comparative earnings per share data assume the Mergers, the Refinancing, the Other Pro Forma Events, the RedFed Merger and the CENFED Merger had been consummated at the beginning of each of the periods presented. The unaudited pro forma dividends, book value and tangible book value per share assume the Mergers, the RedFed Merger, the CENFED Merger and the Refinancing had been consummated at the end of the periods presented. See "THE MERGERS-- Accounting Treatment." The unaudited pro forma comparative per share data reflect the Mergers, the RedFed Merger and the CENFED Merger based upon preliminary purchase accounting adjustments. Actual adjustments will be made on the basis of appraisals and evaluations as of the respective effective times of such transactions and, therefore, actual amounts are expected to differ from those reflected below. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

     The historical and unaudited pro forma comparative per share data presented herein are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Golden State (and its predecessor, Glendale Federal) and the historical consolidated financial statements and the related notes thereto of Parent Holdings, which are included or incorporated by reference herein, and the unaudited pro forma condensed combined financial data giving effect to the Mergers, the Other Pro Forma Events, the Refinancing, the RedFed Merger and the CENFED Merger, including the related notes thereto, appearing elsewhere herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "FINANCIAL STATEMENTS OF FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES," "SELECTED FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Pro forma amounts are not necessarily indicative of results of operations or the combined financial position that would have resulted had the Mergers, the Other Pro Forma Events, the Refinancing, the RedFed Merger and the CENFED Merger been consummated at the beginning or at the end of the periods indicated.



                                                                     AT OR FOR THE       AT OR FOR THE
                                                                   NINE MONTHS ENDED      YEAR ENDED
                                                                     MARCH 31, 1998      JUNE 30, 1997
                                                                  -------------------   --------------
GOLDEN STATE COMMON STOCK
Basic Earnings Per Common Share(1):
 Historical ...................................................         $  1.61            $   0.72
 Pro forma giving effect to the Mergers, the Other Pro Forma
   Events, the Refinancing, the RedFed Merger and the
   CENFED Merger(2)(3)(7)(8)(9) ...............................            1.13                0.02
Diluted Earnings Per Common Share(1):
 Historical ...................................................         $  1.27            $   0.64
 Pro forma giving effect to the Mergers, the Other Pro Forma
   Events, the Refinancing, the RedFed Merger and the
   CENFED Merger(2)(3)(7)(8)(9) ...............................            1.02                0.02
Cash Dividends Declared Per Common Share(4):
 Historical ...................................................         $    --            $     --
 Pro forma giving effect to the Mergers, the RedFed Merger, the
   CENFED Merger and the Refinancing(2)(9) ....................              --                  --
Book Value Per Common Share (as of end of period):
 Historical ...................................................         $ 19.47            $  17.81
 Pro forma giving effect to the Mergers, the RedFed Merger, the
   CENFED Merger and the Refinancing(5)(8)(9) .................           18.71               18.39
Tangible Book Value Per Common Share (as of end of period):
 Historical ...................................................         $ 17.67            $  15.83
 Pro forma giving effect to the Mergers, the RedFed Merger, the
   CENFED Merger and the Refinancing(6)(8)(9) .................            2.80                0.85

----------
(1) Earnings per share for the nine months ended March 31, 1998 have been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Earnings per share for the year ended June 30, 1997 have been restated to reflect the adoption of SFAS 128.

(2) Golden State has a fiscal year ending June 30, and CENFED, RedFed and Parent Holdings each have a fiscal year ending December 31. The unaudited pro forma comparative per share data reflect the combined financial information of Golden State for the fiscal year ended June 30, 1997 and of CENFED, RedFed and Parent Holdings (considering the Other Pro Forma Events) for the twelve-month period ended June 30, 1997, and the combined financial information of Golden State for the nine months ended March 31, 1998 and of CENFED, RedFed and Parent Holdings for the nine months ended March 31, 1998.

(3) The pro forma average common shares used in the basic earnings per share calculation reflects the sum of the historical weighted average outstanding shares of Golden State Common Stock plus the new shares of Golden State Common Stock to be issued in the CENFED Merger (based on the number of shares of CENFED common stock outstanding and the number of shares of CENFED common stock issuable upon the exercise of outstanding CENFED stock options at March 31, 1998 multiplied by the exchange ratio of 1.2 in the CENFED Merger), plus additional shares of Golden State Common Stock to be issued in the Mergers. The pro forma average common shares used in the diluted earnings per share calculation for the year ended June 30, 1997 is the same number as that used in the basic earnings per share computation because an increase in shares would produce an anti-dilutive result. The pro forma average common shares used in the diluted earnings per share calculation for the nine months ended March 31, 1998 starts with the number that is used in the basic earnings per share computation and adds the dilutive impact of the assumed conversion of options and warrants. The conversion of the Golden State Preferred Stock (and the corresponding addition of preferred stock dividends to net earnings available to common stockholders) is not assumed in this calculation as it would produce an anti-dilutive result.

(4)   Golden State has not paid cash dividends on the Golden State Common
      Stock.

(5) The pro forma book value per common share was calculated by dividing total pro forma stockholders' equity (net of the Golden State Preferred Stock at its liquidation value) by the sum of the number of shares of Golden State common stock outstanding (at the end of the period presented) plus the number of shares of Golden State Common Stock to be issued in the CENFED Merger (based on the number of shares of CENFED common stock outstanding and the number of shares of CENFED common stock issuable upon the exercise of outstanding CENFED stock options at March 31, 1998 multiplied by the exchange ratio of 1.2 in the CENFED Merger), and adding the number of additional shares of Golden State Common Stock to be issued in the Mergers.

(6) The pro forma tangible book value per common share was calculated in the same manner as pro forma book value per common share as described in Note 5, except that total pro forma stockholders' equity was reduced by total pro forma goodwill and other intangible assets.

(7) Golden State has substantially completed its planned repurchase of shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. As of the date of this Proxy Statement, Golden State has repurchased a total of 4,688,400 shares of Golden State Common Stock for an aggregate amount of approximately $158.0 million. For pro forma presentation purposes, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased at the beginning of each period presented for an aggregate amount of $160.5 million. As a result of the use of cash in such repurchase, pro forma net income for the nine months ended March 31, 1998 and the year ended June 30, 1997 would be reduced by approximately $3.9 million and $5.2 million, respectively, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted earnings (loss) per share, after giving effect to such repurchases, would be as follows:

                                                                  NINE MONTHS ENDED   YEAR ENDED
                                                                   MARCH 31, 1998    JUNE 30, 1997
                                                                 ------------------ --------------
   Basic Earnings (Loss) Per Share:
     Pro forma giving effect to the Mergers, the Other Pro Forma
      Events, the RedFed Merger, the CENFED Merger and the
      Refinancing(9). ..........................................      $  1.09          $ (0.03)
   Diluted Earnings (Loss) Per Share:
     Pro forma giving effect to the Mergers, the Other Pro Forma
      Events, the RedFed Merger, the CENFED Merger and the
      Refinancing(9) ...........................................         0.99            (0.03)

(8) The pro forma amounts do not reflect issuance of any Contingent Shares. See Note K of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.


(9) Parent Holdings and FNH intend, through the Refinancing, to refinance all of the existing long-term debt of Parent Holdings and FNH and to offer to purchase all of the outstanding preferred stock of Cal Fed, with the net proceeds of a proposed private offering of fixed and floating rate notes (which new indebtedness will become obligations of New FNH upon consummation of the Refinancing) and to the extent necessary, with a dividend from Cal Fed and short-term borrowings by New FNH under a senior secured credit facility. It is expected that the proposed Refinancing will be completed subsequent to the consummation of the Mergers. While no assurances can be given that the Refinancing will be completed in the time frame or on the terms currently anticipated or that the benefits currently expected will be realized, it is expected that if 100% of the outstanding principal amount of the FNH Notes and all of the Cal Fed Preferred Stock is purchased in the Refinancing, or is subsequently redeemed by Cal Fed, the Refinancing will result in (i) after-tax savings of approximately $60.6 million annually related to reductions in interest and dividend payments and amortization of deferred debt issuance costs,
      (ii) the elimination of certain restrictive covenants contained in existing indebtedness of Parent Holdings and FNH and (iii) a simpler capital structure of the combined company after the Mergers. In connection with the Refinancing, Parent Holdings and FNH expect to incur, in the aggregate, expenses (including premiums, fees and other expenses) of approximately $186.4 million, net of taxes. The pro forma amounts reflect the consummation of the Refinancing. See Note I to Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                    MARKET PRICES AND DIVIDEND INFORMATION

     Golden State Common Stock is listed on the NYSE and the Pacific Exchange and traded under the symbol "GSB." Prior to July 24, 1997 (the date on which Glendale Federal became a subsidiary of Golden State), the common stock of Glendale Federal was listed on the NYSE and the Pacific Exchange and traded under the symbol "GLN." See "INFORMATION ABOUT GOLDEN STATE--General."


     The following table sets forth, for the periods indicated, the high and low reported sale prices per share for the Golden State Common Stock, or with respect to the period prior to July 24, 1997, the common stock of Glendale Federal, as reported on the NYSE. On May 29, 1998, Golden State distributed to its stockholders the Litigation Tracking Warrants (Trademark) (see "INFORMATION ABOUT GOLDEN STATE--General--Distribution of Litigation Tracking Warrants (Trademark) "). On and after June 1, 1998, the Golden State Common Stock was traded on the NYSE "regular way" separate from the Litigation Tracking Warrants (Trademark) .


     During all periods reflected in the table below, neither Glendale Federal (prior to July 24, 1997) nor Golden State (thereafter) paid cash dividends to holders of its common stock. Golden State has made no determination concerning whether it will alter this dividend policy. As a result of the Mergers, subsidiaries of Golden State will assume certain obligations under indentures relating to outstanding debt securities of Parent Holdings and FNH, and covenants in these indentures may affect, among other things, the ability of Golden State to pay dividends on shares of Golden State Common Stock. See "INFORMATION ABOUT PARENT HOLDINGS--Description of Business of Parent Holdings--Sources of Funds."



                                                                              HIGH         LOW
                                                                           ----------   --------
   1997 FISCAL YEAR
      Quarter ended September 30, 1996 .................................   20           15 7/8
      Quarter ended December 31, 1996 ..................................   23 7/8       17 3/8
      Quarter ended March 31, 1997 .....................................   28 1/8       22 1/2
      Quarter ended June 30, 1997 ......................................   27           22 1/4
   1998 FISCAL YEAR
      Quarter ended September 30, 1997 .................................   31 7/8       26 1/8
      Quarter ended December 31, 1997 ..................................   37 3/4       30 1/16
      Quarter ended March 31, 1998 .....................................   39 3/8       29 7/8
      Quarter ended June 30, 1998 ......................................   41 13/16     29 3/4
   1999 FISCAL YEAR
      Quarter ended September 30, 1998 (through July 10, 1998) .........   30 7/16      29 1/2

     The following table sets forth the high, low and last reported sales price per share of Golden State Common Stock on (i) February 4, 1998, the last business day preceding public announcement of the execution of the Agreement,
(ii) May 29, 1998, the last NYSE trading day before the Golden State Common Stock began trading separately from the Litigation Tracking Warrants (Trademark) , and (iii) July 10, 1998, the last practicable trading day prior to the date of this Proxy Statement:




                                          HIGH        LOW        CLOSE
                                       ---------   ---------   ---------
  February 4, 1998 .................    $36 7/8     $35 3/8     $35 3/4
  May 29, 1998 .....................    $38 3/8     $36 7/8     $38 5/16
  July 10, 1998 ....................    $30 5/8     $30 1/16    $30 7/16

     GOLDEN STATE STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR GOLDEN STATE COMMON STOCK. It is expected that the market price of Golden State Common Stock will fluctuate between the date of this Proxy Statement and the date on which the Mergers are consummated and thereafter.

                                SPECIAL MEETING


DATE, TIME AND PLACE; PURPOSE OF SPECIAL MEETING

     This Proxy Statement is being furnished to Golden State Stockholders in connection with the solicitation of proxies by the Golden State Board for use at the Special Meeting to be held at The Red Lion Hotel, 100 West Glenoaks Boulevard, Glendale, California, on Monday, August 17, 1998 at 10:00 a.m. local time. At the Special Meeting, Golden State Stockholders will be asked to: (i) approve and adopt the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereby, which are more fully described herein, and (ii) act upon such other matters as may properly be brought before the Special Meeting and at any adjournments or postponements thereof. A copy of each of the Agreement and the Plan of Merger is attached as Appendix A hereto.

     THE GOLDEN STATE BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE PLAN OF MERGER AND HAS DETERMINED THAT THE MERGERS ARE FAIR TO, AND IN THE BEST INTERESTS OF, GOLDEN STATE AND ITS STOCKHOLDERS. THE GOLDEN STATE BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT GOLDEN STATE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER. SEE "THE MERGERS--BACKGROUND OF THE MERGERS" AND "--RECOMMENDATION OF THE GOLDEN STATE BOARD AND REASONS FOR THE MERGERS."


RECORD DATE

     The Golden State Board has fixed July 6, 1998 as the record date (the "Record Date") for the determination of those Golden State Stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Golden State Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 55,485,151 shares of Golden State Common Stock outstanding and entitled to vote, held by approximately 5,572 holders of record.


VOTING AND REVOCATION OF PROXIES; VOTES REQUIRED

     Each holder of record of shares of Golden State Common Stock on the Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Agreement and the Plan of Merger, and on any other matter properly submitted for the vote of the Golden State Stockholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Golden State Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the Special Meeting. If a broker indicates on its proxy that the broker does not have discretionary authority with respect to certain shares to vote on the proposal to approve and adopt the Agreement and the Plan of Merger, those shares ("broker non-votes") will nonetheless be counted as present for purposes of determining the presence or absence of a quorum at the Special Meeting.

     The approval and adoption of the Agreement and the Plan of Merger by Golden State Stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Golden State Common Stock entitled to vote thereon. As described in "THE MERGERS--Conditions to the Mergers," such stockholder approval is a condition to consummation of the Mergers. Under applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the proposal.

     HOLDERS OF GOLDEN STATE COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO GOLDEN STATE IN THE ENCLOSED POSTAGE-PAID ADDRESSED ENVELOPE.

     GOLDEN STATE STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     All shares of Golden State Common Stock which are entitled to be voted and are represented at the Special Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no contrary instructions are indicated, such proxies will be voted: (i) FOR approval and adoption of the Agreement and the Plan of Merger, and (ii) otherwise in the discretion of the proxy holders as to any other matter which may come before the Special Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Agreement and the Plan of Merger will be voted in favor of any such adjournment or postponement.

     If any other matters are properly presented at the Special Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. Golden State does not have any knowledge of any matters to be presented at the Special Meeting other than the matters set forth above under "--Date, Time, and Place; Purpose of Special Meeting."

     The presence of a stockholder at the Special Meeting will not automatically revoke such stockholder's proxy. However, any proxy given by a Golden State Stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Secretary of Golden State a written notice of revocation bearing a later date than the proxy; (ii) delivering to the Secretary of Golden State a duly executed proxy bearing a later date than a previously submitted proxy; or (iii) attending the Special Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Golden State Bancorp Inc., 414 North Central Avenue, Glendale, California 91203, Attention: James R. Eller, Jr., Secretary, or hand delivered to Golden State's Secretary at such address at or before the taking of the vote at the Special Meeting.


SOLICITATION OF PROXIES

     Golden State will bear all expenses of this solicitation of proxies from the holders of Golden State Common Stock, the cost of printing and mailing this Proxy Statement and all filing and other fees. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Golden State in person or by telephone, fax or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Golden State has retained Corporate Investor Communications Inc., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $15,000 plus reasonable out-of-pocket costs and expenses. In addition, Golden State will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.


VOTING SECURITIES AND PRINCIPAL HOLDERS

     As of the Record Date, directors and executive officers of Golden State and their affiliates beneficially owned less than 1% of the shares of Golden State Common Stock outstanding as of the Record Date. Such persons have informed Golden State that they intend to vote or direct the vote of all such shares of Golden State Common Stock for approval and adoption of the Agreement and the Plan of Merger. As of the Record Date, neither Parent Holdings nor its subsidiaries, nor, to the best knowledge of Parent Holdings, any of the directors and executive officers of Parent Holdings, beneficially owned any shares of Golden State Common Stock. Additional information with respect to beneficial ownership of Golden State Common Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Golden State Common Stock by directors and executive officers of Golden State is set forth herein under "INFORMATION ABOUT GOLDEN STATE--Beneficial Ownership of Golden State Common Stock by Management" and "--Beneficial Ownership of Golden State Common Stock by Others."

                                  THE MERGERS

     The following information concerning the Mergers, including the description of the material terms and provisions of the Agreement and the Plan of Merger, the Stock Option Agreement and the Litigation Management Agreement, describes the material aspects of the Mergers and related matters but does not purport to be a complete description and is qualified in its entirety by reference to the Agreement and the Plan of Merger, the Stock Option Agreement and the Litigation Management Agreement, which are set forth as Appendices A, B and C, respectively, to this Proxy Statement and are incorporated herein by reference.


GENERAL

     Pursuant to the terms of the Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof and the approval and adoption of the Agreement and the Plan of Merger by the requisite vote of the Golden State Stockholders, FNH will be merged with and into Golden State Financial and immediately thereafter Parent Holdings will be merged with and into Golden State. Prior to consummation of the Holding Company Mergers, FNH will contribute all of its assets (including all of the outstanding common stock of Cal Fed) to New FNH.

     Golden State and Golden State Financial will be the surviving corporations in the Holding Company Mergers and will continue their corporate existences under the laws of the State of Delaware. Upon consummation of the Holding Company Mergers, the separate corporate existences of Parent Holdings and FNH will terminate. Following consummation of the Holding Company Mergers, Glendale Federal will merge with and into Cal Fed. Upon consummation of the Refinancing, the fixed and floating rate notes issued in connection with the Refinancing will become obligations of New FNH. See "SUMMARY--Organizational Structure of Golden State and Subsidiaries Following the Mergers" for a diagram depicting the anticipated structure of the combined companies following the Mergers and giving effect to the Refinancing.

     In addition, the Board of Directors of Parent Holdings will have the right to appoint two-thirds of the initial members of the Board of Directors of the combined company and it is expected that affiliates of Parent Holdings, FNH and Cal Fed generally will be in a position to control the management of the combined company. See "MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGER."

     THE GOLDEN STATE BOARD BELIEVES THAT THE MERGERS ARE FAIR TO AND IN THE BEST INTEREST OF GOLDEN STATE AND GOLDEN STATE STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT GOLDEN STATE STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE AGREEMENT AND THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

     This section of the Proxy Statement describes certain aspects of the proposed Mergers, including the principal provisions of the Agreement, the Stock Option Agreement and the Litigation Management Agreement. Certain capitalized items used herein without definition have the meanings ascribed to them in the Agreement.


BACKGROUND OF THE MERGERS

     The management of Golden State has periodically explored and assessed, and discussed with the Golden State Board, strategic options for Golden State, including strategies for the growth of Golden State's business internally through business and marketing initiatives and by targeted acquisitions of other financial institutions, and, in view of the accelerating trend toward consolidation in the banking and thrift industry both in California and nationwide, the possibility of a strategic business combination involving Golden State and a variety of financial institutions of equivalent or larger size. None of these discussions regarding such a possible strategic business combination proceeded beyond the exploratory stage and no understanding with respect to the definitive terms of any such transaction was reached.

     Prior to January 3, 1997, Cal Fed was a publicly owned savings bank headquartered in southern California ("Old Cal Fed") and Parent Holdings owned a northern California-based savings bank. From time to time over an extended period prior to 1997 representatives of Glendale Federal and Old Cal Fed informally discussed the possibility of a business combination between those two companies, but did not reach agreement as to how such a combination could be achieved. Following Parent Holdings' acquisition of Old Cal Fed in January 1997, informal discussions between representatives of Parent Holdings and Glendale Federal regarding the possibility of a business combination between Glendale Federal and Cal Fed took place, and Messrs. Ford and Trafton met briefly in March 1997. These informal discussions terminated without the parties agreeing on a structure for a combination or upon any other terms thereof. In November 1997, Messrs. Ford and Trafton met to continue these prior informal discussions. In these prior discussions, executive managements of Golden State and Cal Fed had recognized the potential strategic value of a combination between their companies, but no agreement on the specific terms of such a combination was reached. At the November 1997 meeting, Messrs. Ford and Trafton discussed a number of the issues potentially presented by such a transaction, including the structure of the transaction, the pro forma ownership of the combined entity by stockholders of Golden State and Parent Holdings, treatment of the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation in such a transaction and management issues with respect to the combined entity. Although no agreement was reached on the definitive terms of such a transaction, Messrs. Ford and Trafton agreed that, based on their knowledge of and experience in the financial services industry, the combined entity resulting from such a transaction would have significant strategic and competitive advantages (including a substantially greater scale of operations and resulting efficiencies in volume-sensitive businesses such as retail banking and mortgage servicing, enhanced distribution channels through which each bank's products could be offered, and the marketing and customer retention advantages that could be expected to result from a broader retail and commercial presence) compared to Glendale Federal and Cal Fed each operating separately and that further discussions should take place to determine if an agreement on definitive terms could be reached.

     During the following months, further discussions took place between the executive managements of Golden State and Cal Fed with respect to the terms of a possible business combination. Working with their respective financial advisors, Golden State and Cal Fed discussed the outline of the terms of a possible business combination, including that the pro forma ownership of the stockholders of the respective companies in a business combination should generally be determined independently of the value attributable to any expected recovery in the Glendale Goodwill Litigation or the Cal Fed Goodwill Litigation (and that after any such combination, the securities issued or planned to be issued by Golden State and Cal Fed in respect of such litigation would continue to be outstanding and to represent a right to participate in the potential recovery of the respective underlying litigations); that the preferred structure in such a combination would be a stock-for-stock merger that would qualify as a "reorganization" for purposes of Section 368(a) of the Code and in which Golden State would be the surviving corporation; that members of the Golden State Board would comprise a significant number of the members of the board of directors of the surviving corporation; and that Messrs. Trafton and Fink would manage the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation on behalf of the combined entity and the holders of the related securities following any such transaction. During this time and at earlier times, Mr. Trafton had, through informal discussions with other industry executives and with representatives of the press and the analyst community, suggested that Golden State would be receptive to exploring the possibility of a strategic business combination, provided that the combination could be expected to provide the benefits of efficiency, scale and enhanced competitiveness in a consolidating industry that management of Golden State believed to be important. None of these prior discussions proceeded beyond the exploratory stage, and none resulted in any definitive proposals for such a business combination. Also during this time, representatives of CSFB, on behalf of Golden State, contacted another major thrift institution to determine its level of interest in a potential business combination with Golden State, and were informed that such institution did not wish to pursue discussions relating to such a business combination.

     At a regularly scheduled meeting of the Golden State Board on January 27, 1998, Messrs. Trafton and Fink updated the other members of the Golden State Board on the status of discussions with management of Cal Fed concerning the possible business combination. Mr. Trafton described the "collar" pricing mechanism that had been preliminarily proposed as a result of negotiations between the parties concerning the Golden State franchise value net of any expected recovery in the Glendale Goodwill Litigation, and indicated that it had been tentatively agreed that Golden State stockholders would retain between 55% and 58% of the combined entity (with the exact percentage depending on the trading price of Golden State Common Stock during a determination period following the distribution of the Litigation Tracking Warrants (Trademark) and prior to the closing of the transaction, reduced by the value per share of the 15% of the value of the potential recovery in the Glendale Goodwill Litigation to be excluded for purposes of determining the number of shares of Golden State Common Stock issuable upon exercise of the Litigation Tracking Warrants (Trademark) , as determined by the trading value of the Litigation Tracking Warrants (Trademark) ). Mr. Trafton also indicated that it was proposed that he and Mr. Fink would manage the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation after the consummation of any such transaction, and that existing directors of Golden State would comprise between 30% and 40% of the board of directors of the combined company. Mr. Trafton also indicated that he expected that the combined holding company would continue under the "Golden State Bancorp" name and that the combined bank would probably operate as "California Federal." Mr. Trafton indicated that negotiations were continuing with respect to the terms of a definitive agreement. At the conclusion of the meeting, the Golden State Board authorized Messrs. Trafton and Fink to continue to negotiate with executive management of Parent Holdings and Cal Fed with respect to a potential business combination.

     During the period between January 27 and February 3, 1998, the executive managements of Golden State and Cal Fed and their respective legal and financial advisors continued negotiations with respect to the definitive terms of a merger agreement between Golden State and Parent Holdings and also negotiated the terms of the Litigation Management Agreement and the Stock Option Agreement. Also during this period, representatives of Golden State conducted due diligence investigations of Parent Holdings, and representatives of Cal Fed conducted due diligence investigations of Golden State.

     At a meeting of the Golden State Board on February 4, 1998, Mr. Trafton and representatives of CSFB and Golden State's legal advisors reviewed the historical discussions and contacts between the managements of Golden State and Cal Fed (noting that exploratory discussions between the parties concerning a possible business combination had taken place over an extended period and had predated the acquisition of Old Cal Fed (as defined herein) by Parent Holdings in January 1997) and updated the Golden State Board on the process that had taken place since January 27, 1998 with respect to discussions with representatives of Parent Holdings and Cal Fed. CSFB representatives then described the financial terms of the proposed merger in detail, the proposed accounting and tax treatment of the transaction and the proposed arrangements with respect to the board of directors of the combined company and the management of the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation, and also reviewed financial and other information relating to Parent Holdings, Cal Fed and pro forma information for the combined company. CSFB also reviewed for the Golden State Board the various valuation methodologies it had used in connection with its assessment of the proposed transaction and then rendered to the Golden State Board its opinion that the consideration to be paid by Golden State pursuant to the Agreement was fair from a financial point of view to the holders of Golden State Common Stock. Golden State's legal advisors then reviewed the key provisions of the Agreement, the Plan of Merger, the Stock Option Agreement and the Litigation Management Agreement and the retention and severance arrangements for officers and employees of Golden State proposed in connection with the transaction. Following discussion and questions to Golden State's executive management and Golden State's financial and legal advisors, the Golden State Board unanimously approved the Agreement and the Plan of Merger, the Stock Option Agreement, the Litigation Management Agreement and the matters and transactions contemplated thereby. Two directors who, due to scheduling conflicts, were unable to attend the February 4, 1998 meeting subsequently ratified the Golden State Board's approval of each of the matters considered thereat.


RECOMMENDATION OF THE GOLDEN STATE BOARD OF DIRECTORS AND REASONS FOR THE
MERGERS

     The Golden State Board has determined that the Agreement and the Mergers are fair to, and in the best interests of, Golden State and the Golden State Stockholders. Accordingly, the Golden State Board unanimously recommends that Golden State Stockholders vote "FOR" approval and adoption of the Agreement.

     In reaching its determination to approve and adopt the Agreement, the Golden State Board consulted with Golden State's executive management and its financial and legal advisors, and considered a number of factors, including the following:

     (i) the Golden State Board's familiarity with and review of Golden State's business, operations, financial condition and earnings on an historical and prospective basis;

     (ii) the Golden State Board's knowledge and review, based in part on its historical familiarity with Cal Fed and in part on presentations by CSFB and Golden State's management based on their discussions and due diligence investigations, of the business, operations, financial condition, earnings, capital structure and ownership profile of Parent Holdings on an historical and prospective basis and of the combined company on a pro forma basis;

     (iii) the current and prospective economic and competitive environment facing the financial services industry generally, and Golden State in particular, including continued rapid consolidation in the industry, increasing competition from thrift institutions and non-thrift financial service providers and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term (in this regard, the Golden State Board noted, among other things, that the combined company resulting from the Subsidiary Bank Merger would, based on information available at the time, be the third largest thrift institution in the United States (with approximately $52 billion in assets and $28 billion in deposits) and the fifth largest depository institution in California (with approximately 6.4% of deposits and substantial market presence in a number of the most attractive markets in California), and would have a mortgage servicing portfolio of approximately $96 billion, the seventh largest nationally);

     (iv) Golden State management's long-standing view that a business combination of Glendale Federal and Cal Fed could likely produce substantial strategic benefits compared to what each company could achieve on its own in a comparable time frame (including, among other things, accelerated achievement of financial goals, a broadening of each bank's geographic network and distribution channels, and a larger client base on which to build the combined company's consumer and business banking franchise) (see "--Background of the Mergers");

     (v) the presentation of CSFB to the Golden State Board on February 4, 1998 and the opinion of CSFB, rendered on February 4, 1998, that, as of such date, the consideration to be paid by Golden State pursuant to the Agreement was fair from a financial point of view to the holders of Golden State Common Stock (see "--Opinion of Golden State's Financial Advisor");

     (vi) the Golden State Board's evaluation of the financial terms and consequences of the Mergers (see "--Issuance of Golden State Common Stock in the Mergers") and their potential effect on Golden State and Golden State Stockholders, and the Golden State Board's belief that such terms are fair to and in the best interests of Golden State and Golden State Stockholders, taking into account that the Mergers are expected to be accretive to Golden State's cash earnings per share in calendar 1999 (by approximately 17%) and calendar 2000 (by approximately 28%) (the foregoing is based on management projections, and assumes the achievement of certain projected cost savings and leverage expense reductions after the Mergers, and the combined company's ability to achieve such results is dependent upon various factors, a number of which will be beyond its control, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and there can be no assurance in this regard), and the anticipated pro forma impact of the Mergers on the book value and tangible book value per share of Golden State Common Stock (as detailed more fully under "--Impact on Tangible Book Value") and the belief of the Golden State Board, after consultation with its financial advisors, that it was likely that the market price of Golden State Common Stock after giving effect to the Mergers would principally be based on a multiple of the combined company's earnings per share rather than its tangible book value per share. See "--Opinion of Golden State's Financial Advisor--Selected Companies Analysis--Pro Forma."

     (vii) the terms of the Agreement and of the Stock Option Agreement, including the range of pro forma ownership of the common stock of the combined company by existing Golden State Stockholders upon consummation of the Mergers, the provisions pursuant to which FGH and Hunter's Glen could be expected to receive Contingent Shares, the provisions intended to protect holders of Litigation Tracking Warrants (Trademark) and existing Golden State Stockholders against dilution of their interests in a potential recovery in the Glendale Goodwill Litigation and the degree of certainty provided by the terms of the Agreement with respect to consummation of the Mergers;

     (viii) the anticipated cost savings (totalling approximately $131 million annually, when fully phased in), operating efficiencies and opportunities for revenue enhancement available to the combined company from the Mergers, the perceived compatibility and strategic fit of the parties to the Agreement and the substantial experience of the senior management of Cal Fed in the consummation of acquisition transactions and its record of achieving cost savings, operating efficiencies and revenue enhancements in connection with the integration of acquired companies. See "MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGERS";

     (ix) the fact that five members of the Golden State Board (the "GSB Directors") would be members of the board of directors of the combined company after consummation of the Mergers (see "MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGERS");

     (x) the terms of the Litigation Management Agreement, including without limitation the fact that Messrs. Trafton and Fink would be Executive Vice Presidents of the combined company and would continue to manage and oversee the Glendale Goodwill Litigation and matters related to the Litigation Tracking Warrants (Trademark) , and in such capacity would report to a committee of the board of directors of the combined company composed of the GSB Directors or their designated successors (see "--Litigation Management Agreement," "MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGERS" and "--Interests of Certain Persons in the Merger");

     (xi) the fact that certain officers and other employees of Golden State could be expected to receive compensation and other benefits in connection with the Mergers, including the arrangements between Golden State and Messrs. Trafton and Fink contemplated by the Litigation Management Agreement (see "SUMMARY--Interests of Certain Persons in the Merger" and "--Interests of Certain Persons in the Merger");

     (xii) the expectation that each of the Mergers will be treated as a "reorganization" under Section 368(a) of the Code (see "--Certain Federal Income Tax Consequences");

     (xiii) the general impact that the Mergers could be expected to have on the constituencies served by Golden State, including its customers, employees and communities; and

     (xiv) the Golden State Board's assessment, in consultation with counsel, of the likelihood of obtaining all regulatory approvals required for the Mergers (see "--Regulatory Approvals Required for the Mergers").

     This discussion of the information considered by the Golden State Board is not intended to be exhaustive but includes each of the material factors considered thereby. In reaching its determination to approve and recommend the Mergers, the Golden State Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

     THE GOLDEN STATE BOARD BELIEVES THAT THE MERGERS ARE FAIR TO AND IN THE BEST INTERESTS OF GOLDEN STATE AND GOLDEN STATE STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT GOLDEN STATE STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE AGREEMENT AND THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF GOLDEN STATE'S FINANCIAL ADVISOR

     CSFB has acted as financial advisor to Golden State in connection with the Mergers. CSFB was selected by Golden State based on CSFB's experience, expertise and familiarity with Golden State and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with CSFB's engagement, Golden State requested that CSFB evaluate the fairness of the consideration to be paid by Golden State pursuant to the Agreement to the holders of Golden State

Common Stock from a financial point of view. On February 4, 1998, at a meeting of the Golden State Board held to evaluate the Mergers, CSFB rendered to the Golden State Board an opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be paid by Golden State pursuant to the Agreement was fair from a financial point of view to the holders of Golden State Common Stock. CSFB confirmed its February 4, 1998 opinion by delivery of the CSFB Opinion dated the date of this Proxy Statement. In connection with the CSFB Opinion, CSFB updated certain of the analyses performed in connection with its opinion of February 4, 1998 and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     THE FULL TEXT OF THE CSFB OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CSFB, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF GOLDEN STATE COMMON STOCK ARE URGED TO READ THE CSFB OPINION CAREFULLY IN ITS ENTIRETY. CSFB HAS CONSENTED TO THE INCLUSION OF THE CSFB OPINION AS APPENDIX D HERETO. IN GIVING SUCH CONSENT, CSFB DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER NOR DOES IT THEREBY ADMIT THAT IT IS AN EXPERT WITH RESPECT TO ANY PART OF THIS PROXY STATEMENT WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER. THE CSFB OPINION IS DIRECTED TO THE GOLDEN STATE BOARD AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY GOLDEN STATE FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGERS OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE CSFB OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion dated February 4, 1998, CSFB reviewed the Agreement, including without limitation the provisions thereof with respect to the potential issuance of the Contingent Shares, and certain publicly available business and financial information relating to Golden State and Parent Holdings. CSFB also reviewed certain other information relating to Golden State and Parent Holdings, including financial forecasts, provided to CSFB by Golden State and Parent Holdings, and met with the managements of Golden State and Parent Holdings to discuss the businesses and prospects of Golden State and Parent Holdings. CSFB also considered certain financial and stock market data of Golden State and certain financial data of Parent Holdings and compared those data with similar data for other publicly held companies in businesses similar to those of Golden State and Parent Holdings and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. CSFB considered the potential financial impact of the issuance of shares of Golden State Common Stock pursuant to the Litigation Tracking Warrants (Trademark) and the issuance of Contingent Shares following the receipt of recoveries in the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts (including estimates of future cost savings, operating synergies and revenue enhancements expected to be achieved as a result of the Mergers), CSFB assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Golden State and Parent Holdings as to the future financial performance of Golden State and Parent Holdings. CSFB was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Golden State or Parent Holdings nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinions were necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of such opinion. CSFB did not express any opinion as to the actual value of Golden State Common Stock when issued to the stockholders of Parent Holdings or the prices at which such stock will trade subsequent to the Mergers.

     In preparing its opinion dated February 4, 1998, to the Golden State Board, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying its opinions. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinions, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinions. In its analyses, CSFB made numerous assumptions with respect to Golden State, Parent Holdings, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Golden State and Parent Holdings. No company, transaction or business used in such analyses as a comparison is identical to Golden State, Parent Holdings or the Mergers, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinions and financial analyses were only one of many factors considered by Golden State Board in its evaluation of the Mergers and should not be viewed as determinative of the views of the Golden State Board or management of Golden State with respect to the Mergers or the consideration to be paid by Golden State therein.


     The following is a summary of the material financial analyses performed by CSFB in connection with its opinion dated February 4, 1998:


     Selected Companies Analysis--Golden State Standalone. CSFB compared certain financial, operating and stock market data of Golden State and certain financial and operating data of Parent Holdings to corresponding data of selected publicly traded companies in the thrift industry. Such companies included: Washington Mutual, Inc.; Golden West Financial Corporation; H.F. Ahmanson & Company; Downey Financial Corp; Bay View Capital Corporation; Washington Federal, Inc.; Dime Bancorp, Inc.; Charter One Financial, Inc.; Sovereign Bancorp, Inc.; Greenpoint Financial Corp.; and Astoria Financial Corp. (collectively, the "Selected Companies"). EPS estimates for the Selected Companies were based on estimates of selected investment banking firms as compiled by First Call. EPS estimates for Golden State were based on internal estimates of the management of Golden State. Earnings estimates for Parent Holdings were based on internal estimates of the management of Parent Holdings. All multiples were based on closing stock prices on January 26, 1998. This analysis indicated a range of multiples for the Selected Companies of estimated calendar 1998 EPS, estimated calendar 1999 EPS, and book value and tangible book value as of December 31, 1997, of 12.3x to 16.2x (with a median of 13.4x), 10.8x to 15.5x (with a median of 12.0x), 1.3x to 2.8x (with a median of 2.0x) and 1.8x to 4.2x (with a median of 2.5x), respectively. Applying the range of multiples derived for the Selected Companies to corresponding financial data of Golden State indicated an implied equity reference range for Golden State of approximately $26 to $28 per share, or approximately $2.0 to $2.2 billion in the aggregate, representing an implied ownership in the combined company of between 56% and 57%.


     Selected Companies Analysis--Pro Forma. In its presentation to the Golden State Board, CSFB performed an additional analysis in which it compared multiples of market price to estimated 1999 cash EPS, estimated 2000 cash EPS, book value per share at December 31, 1997, tangible book value per share at December 31, 1997 and the market price premium to deposits at December 31, 1997, in each case of the Selected Companies, to corresponding projected pro forma data for the combined company. In this analysis, market data was based on closing stock prices on February 3, 1998.

                                                                   SELECTED
                                          PRO FORMA VALUE FOR   COMPANY MEDIAN       IMPLIED VALUE PER
                                            COMBINED COMPANY       MULTIPLE      SHARE OF COMBINED COMPANY
                                         --------------------- ---------------- --------------------------
1999 Estimated Cash Earnings Per Share          $  2.88              12.7 x              $  36.60
2000 Estimated Cash Earnings Per Share             3.31              11.4                   37.70
Book Value Per Share                              20.97               2.22                  46.60
Tangible Book Value Per Share                      5.78               2.71                  15.70
Deposits Per Share                               200.65               13.3%                 32.50

     With regard to the implied equity reference value of $15.70 based on pro forma tangible book value, CSFB advised the Golden State Board that, in its view, the common stock of the combined company would be more likely to trade in a valuation range approximating a peer group multiple to EPS rather than to tangible book value. This view was based on CSFB analyses, including consideration of the relationship between multiples of tangible book value and cash returns on equity. CSFB advised the Golden State Board that, given the combined company's pro forma cash return on equity, which CSFB determined to be substantially higher than the cash return on equity of any of the Selected Companies (based on data for the quarter ended December 31, 1997), the application of tangible book value multiples derived from the Selected Companies as a valuation methodology was a less relevant analysis for the combined company. Pro forma financial data for the combined company, including the value of $5.78 for tangible book value per share, were necessarily based on facts and circumstances as they existed as of the date of CSFB's presentation to the Golden State Board and certain projections and assumptions regarding the operations of the combined company following the Merger. As such, they are not directly comparable to the pro forma financial data provided elsewhere herein. See "--Impact on Tangible Book Value" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


     Discounted Cash Flow Analysis. CSFB performed a discounted cash flow analysis to determine a range of present values for Golden State and Parent Holdings as stand alone entities. CSFB estimated the present value of the future streams of after-tax free cash flows that both Golden State and Parent Holdings could produce on a stand-alone basis through calendar year 2002 based on an estimate of capital available for distribution to stockholders of Golden State and Parent Holdings in the form of dividends and share repurchases. The range of estimated terminal values was calculated by applying multiples ranging from 11x to 13x to the projected 2002 reported net income of Golden State and multiples ranging from 10x to 12x to the projected calendar 2002 cash net income of Parent Holdings. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 12 percent to 14 percent. This analysis indicated an implied stand alone equity reference range for Golden State of approximately $24 to $28 per share, or approximately $1.9 billion to $2.2 billion in the aggregate, representing an implied ownership in the combined company of approximately 56%.

     CSFB estimated the present value of certain cost savings anticipated by the management of Parent Holdings to result from the Mergers. Based on a discount rate of 13% and a terminal value based on a 3% perpetual growth rate after calendar 2002, CSFB calculated that the present value for the projected cost savings (approximately $131 million annually, when fully phased in) was approximately $800 million in the aggregate. The aggregate of Golden State's stand alone equity reference range, Parent Holdings' stand alone equity reference range and the present value of certain cost savings anticipated by the management of Parent Holdings to result from the Mergers totaled approximately $4.2 to $4.7 billion. Based on the consideration to be paid by Golden State, this analysis implied a value per share reference range for the Golden State Common Stock of approximately $30 to $35 per share.

     Contribution Analysis. CSFB analyzed the relative contributions of Golden State and Parent Holdings to, among other things, the estimated assets, deposits and tangible equity of the pro forma combined company, the estimated reported and cash net income of the pro forma combined company for calendar 1998 (before giving effect to certain cost savings (approximately $131 million annually, when fully phased in) anticipated by the management of Parent Holdings to result from the Mergers), and the estimated reported and cash net income of the pro forma combined company for calendar 1999 (before giving effect to such cost savings), with particular focus on the estimated cash net income contributions of Golden State and Parent Holdings. This analysis indicated that (i) without giving effect to such cost savings, Golden State would contribute approximately 59 percent and 61 percent of the reported net income of the combined company in calendar 1998 and 1999, respectively, and
(ii) before giving effect to such cost savings, Golden State would contribute approximately 51 percent and 55 percent of the cash net income of the combined company in calendar 1998 and 1999, respectively. Based on the consideration to be paid by Golden State, current holders of Golden State Common Stock would own between 55 percent and 58 percent of the combined company upon consummation of the Mergers.

     Selected Transaction Analysis. Using publicly available information, CSFB analyzed the purchase prices and implied transaction multiples paid in the following selected transactions in the thrift industry (acquiror/target):
Washington Mutual, Inc./Keystone Holdings, Inc.; First Nationwide Bank/Cal Fed Bancorp, Inc.; Washington Mutual, Inc./Great Western Financial Corporation; Golden State Bancorp Inc./CENFED Financial Corporation; and H.F. Ahmanson & Company/Coast Savings Financial, Inc. (collectively, the "Selected Transactions"). All multiples were based on information available at the time of announcement of the transaction. This analysis indicated a range of multiples for the Selected Transactions of estimated forward EPS, estimated one-year forward EPS and most recent book value and tangible book value of 11.0x to 17.8x (with an average of 14.4x), 8.3x to 15.7x (with an average of 12.3x), 1.5x to 2.7x (with an average of 2.0x) and 1.5x to 3.1x (with an average of 2.0x), respectively. In addition, CSFB reviewed the premiums to deposits paid in the Selected Transactions, which indicated a range of premiums to deposits of approximately 3.3 percent to 19.6 percent (with an average of 9.0 percent). Applying the range of multiples derived for the Selected Transactions to corresponding financial data of Golden State indicated an implied equity reference range for Golden State of approximately $27 to $30 per share.

     Pro Forma Merger Analysis. CSFB analyzed the potential pro forma effect of the Mergers on the EPS of Golden State during calendar years 1998 through 2000 (with particular focus on calendar years 1999 and 2000) and the book value and tangible book value of Golden State as of September 30, 1997. This analysis indicated that the Mergers could be accretive to the cash EPS of Golden State in calendar years 1999 and 2000, after giving effect to certain cost savings (approximately $131 million annually, when fully phased in) anticipated by the management of Parent Holdings to result from the Mergers. The actual results achieved by the combined company may vary from projected results and the variations may be material. See "MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGER" and "FORWARD-LOOKING STATEMENTS."

     Certain Other Factors. In addition to the analyses described above, CSFB considered, among other things, a comparison of certain financial statistics of certain other potential strategic partners and a financial and business overview of Parent Holdings and the combined company. CSFB also noted Golden State management's long-standing view that a business combination of Glendale Federal and Cal Fed could likely produce substantial strategic benefits compared to what each company could achieve on its own in a comparable time frame. See "--Background of the Mergers."

     Miscellaneous. Pursuant to the terms of CSFB's engagement, Golden State has agreed to pay CSFB for its services in connection with the Mergers an aggregate financial advisory fee equal to 0.70 percent of the aggregate consideration payable in the Mergers (which fee upon consummation of the Mergers would be approximately $17.3 million if calculated as of March 31, 1998, based on 77,234,492 shares of Golden State Common Stock outstanding as of such date (on a fully diluted basis, without giving effect to shares issuable upon exercise of the Litigation Tracking Warrants (Trademark) ) and a share price of $32.00 based on the lower share price utilized in the Pro Forma Factor determination, provided that the actual fee paid upon consummation of the Mergers will be calculated based on the actual aggregate consideration as of the Effective Date and not as of March 31, 1998). Golden State also has agreed to indemnify CSFB and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement, and to reimburse CSFB for reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred by CSFB in connection with its engagement.

     CSFB has in the past provided financial services to Golden State and Parent Holdings and certain of their affiliated companies unrelated to the Mergers, for which services CSFB has received compensation. Such services have included acting as financial advisor to Golden State in connection with the CENFED Merger, the RedFed Merger and the Litigation Tracking Warrants (Trademark) , for which it is anticipated that CSFB will receive fees aggregating approximately $5 million. CSFB also acted as financial advisor to Cal Fed in connection with the Florida Branch Sale, for which services CSFB will receive a fee of approximately

$700,000. In addition, CSFB has acted as agent for Golden State in connection with its share repurchase program related to the RedFed Merger, for which CSFB will receive a customary fee. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt or equity securities of Golden State and Parent Holdings for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


EFFECTIVE TIME

     The Holding Company Mergers will become effective as set forth in the Certificates of Merger which will be filed with the Secretary of State of the State of Delaware on the Closing Date. The date and time when the Golden State Merger becomes effective and the date and time when the FNH Merger becomes effective, in each case as set forth in the Certificate of Merger with respect thereto, are referred to herein collectively as the "Effective Time." "Effective Date" means the date on which the Effective Time occurs. The Certificates of Merger will be filed on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the conditions to consummation of the Mergers set forth in the Agreement (other than those conditions which relate to actions to be taken at the closing of the Mergers), unless another date is agreed to by Golden State and Parent Holdings.


ISSUANCE OF GOLDEN STATE COMMON STOCK IN THE MERGERS

     Pursuant to the Agreement, FGH and Hunter's Glen will receive at the closing of the Mergers, in respect of their interests as stockholders of Parent Holdings and FNH, a number of shares of Golden State Common Stock, as determined pursuant to a formula set forth in the Agreement, that will constitute, in the aggregate, between 42% and 45% of the common stock of the combined company outstanding, immediately after giving effect to the Mergers, on a fully diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking Warrants (Trademark) as described herein under "INFORMATION ABOUT GOLDEN STATE--General--Distribution of Litigation Tracking Warrants (Trademark) "). The actual ownership percentage of FGH and Hunter's Glen will be determined based upon the adjusted average price of Golden State Common Stock during a specified pricing period ending shortly before the closing of the Mergers. FGH and Hunter's Glen will receive shares of Golden State Common Stock constituting 42% of such outstanding common stock if the adjusted average price of Golden State Common Stock is $32.00 or less, with such percentage increasing incrementally to up to 45% of such outstanding common stock if such adjusted average price is $33.00 or more. The adjusted average price of Golden State Common Stock will be the daily volume-weighted average price per share for Golden State Common Stock for 15 randomly selected trading days during a 30 trading-day period ending three days before the closing date of the Mergers, adjusted by subtracting therefrom the per share value attributable to the 15% of the value of Golden State's potential recovery, if any, in the Glendale Goodwill Litigation to be excluded in the calculation of the aggregate number of shares of Golden State Common Stock issuable upon exercise of the Litigation Tracking Warrants (Trademark) (which per share value, based on the recent trading range of the Litigation Trading Warrants (Trademark) , is approximately $1).

     In addition, the Agreement provides that FGH and Hunter's Glen will be entitled to receive contingent consideration, through the issuance by Golden State of additional shares of Golden State Common Stock to FGH and Hunter's Glen following consummation of the Mergers, based on (i) the use by the combined company of certain potential tax benefits resulting from certain net operating loss carryforwards of the consolidated group of which Parent Holdings is a part, and the realization of certain other potential tax assets and liabilities of Golden State and Parent Holdings and (ii) Cal Fed's net after-tax recovery in certain specified litigation, including a percentage of the net after-tax recovery in the Cal Fed Goodwill Litigation (following payment by Cal Fed of all amounts due to the holders of the CALGZs and the CALGLs (see "INFORMATION ABOUT PARENT HOLDINGS--Description of Business of Parent Holdings--Other Activities") and the retention by the combined company of certain amounts of such recovery as provided in the Agreement). The Litigation Tracking Warrants (Trademark) , which were distributed by Golden State to its stockholders on May 29, 1998, represent the right to receive upon exercise thereof Golden State Common Stock having an aggregate value equal to 85% of the net after-tax recovery, if any, in the Glendale Goodwill Litigation. The Agreement provides generally that the amount of the net after-tax recovery, if any, resulting from the Cal Fed Goodwill Litigation which will be excluded for purposes of calculating the number of Contingent Shares issuable to FGH and Hunter's Glen will be based on the 15% of the value of the net after-tax recovery in the Glendale Goodwill Litigation to be excluded in the calculation of the number of shares issuable on exercise of the Litigation Tracking Warrants (Trademark) , adjusted to reflect the pro forma ownership interest of FGH and Hunter's Glen in the combined company at the time of consummation of the Mergers.

     The number of Contingent Shares cannot be determined at the present time and also will not be determinable at the time of the consummation of the Mergers, as such number depends upon factors that are not or will not be subject to determination at such times. These factors include, among other things, the net value to the combined company of certain contingent assets and liabilities of Golden State and Parent Holdings (including potential recoveries in the Glendale Goodwill Litigation, the Cal Fed Goodwill Litigation and the Other Litigation, potential tax benefits resulting from certain net operating loss carryforwards of the consolidated group of which Parent Holdings is a part and other contingent tax assets and liabilities of Golden State and Parent Holdings) and the market price of the common stock of the surviving company at such time as issuance of Contingent Shares would be required under the Agreement.

     Subject to the foregoing, assuming for illustrative purposes only a valuation of the Cal Fed Goodwill Litigation of approximately $440 million (based on the trading prices of the CALGZs and the CALGLs at the time of the execution of the Agreement), a valuation of the Glendale Goodwill Litigation of approximately $550 million (based on the range of recent trading prices of the Litigation Tracking Warrants (Trademark) ), and tax benefits of Parent Holdings of approximately $350 million, the number of Contingent Shares issuable under the Agreement would result in an incremental increase in the percentage ownership of outstanding common stock of the combined company on a fully diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking Warrants (Trademark) ) by FGH and Hunter's Glen of approximately 4.3 to 5.5 percentage points, assuming that during all relevant periods the market price of a share of common stock of the combined company is between $35 and $45 per share. Due to the preliminary stage of the Other Litigation, no value has been ascribed thereto for these illustrative purposes. In addition to the variables that may affect the number of Contingent Shares, a number of additional variables, including without limitation other changes in the number of shares of the combined company outstanding or deemed outstanding (including, without limitation, the number of shares outstanding after exercise of the Litigation Tracking Warrants (Trademark) ), could affect the relative ownership of a stockholder of the combined company. Further, the timing of the issuance of the Contingent Shares is not presently ascertainable, and Contingent Shares with respect to the use by the combined company of Parent Holdings net operating loss carryforwards, which will be subject to limitation under the Code in any particular tax year, may be issued over a substantial number of years.

     The foregoing estimates and assumptions, and the ownership percentages derived from them, are presented for illustrative purposes only and are not intended to represent the view of Golden State, its management or of any other person as to likely actual damages, results or values, or the appropriate amount of damages in the Glendale Goodwill Litigation or the Cal Fed Goodwill Litigation, and there can be no assurance that the foregoing estimates and assumptions will prove to be accurate or that the actual number of Contingent Shares, or the actual change in such percentage ownership, will not be substantially different than the estimate disclosed herein.

     For a brief description of the Glendale Goodwill Litigation, see "INFORMATION ABOUT GOLDEN STATE--General--Distribution of Litigation Tracking Warrants (Trademark) ." For a brief description of the Cal Fed Goodwill Litigation, see "INFORMATION ABOUT PARENT HOLDINGS--Description of Business of Parent Holdings--Other Activities."

     Set forth below is a summary of the relevant provisions contained in the Agreement with respect to the issuance of Golden State Common Stock to FGH and Hunter's Glen on the Closing Date and the issuance of Contingent Shares to FGH and Hunter's Glen following the Closing Date.


 Conversion of Shares on the Closing Date

     Pursuant to the Agreement and the Plan of Merger, at the Effective Time:
(i) the 1,000 shares of the common stock, par value $1.00 per share, of Parent Holdings ("Parent Holdings Common Stock") issued and outstanding will be converted into and exchangeable for (a) that number of shares of Golden State Common Stock equal to (x) the Closing Issuance Number (as defined below) less
(y) the Ford Shares Number (as defined below), and (b) the right to receive the contingent consideration attributable to FGH

(see "--Issuance of Contingent Shares after the Closing Date"); (ii) each of the 800 shares of Class A common stock, par value $1.00 per share, of FNH (the "FNH Class A Common Stock") issued and outstanding will be canceled and no consideration will be paid in respect thereof; and (iii) the 200 shares of Class B common stock, par value $1.00 per share, of FNH (the "FNH Class B Common Stock") issued and outstanding will be converted into and exchangeable for (x) that number of shares of Golden State Common Stock (rounded up to the nearest share) equal to the Ford Shares Number, and (y) the right to receive the contingent consideration attributable to Hunter's Glen (see "--Issuance of Contingent Shares after the Closing Date").

     For all purposes under the Agreement, the following terms have the meanings indicated:

     "Closing Issuance Number" means (x) the Pro Forma Shares Number less (y) the Outstanding Shares Number.

     "Ford Shares Number" means the number of shares obtained by (I) dividing
   (A) (1) the product of the Closing Issuance Number and the Average Daily Price, plus (2) the sum of $455 million and the amount of all interest on the outstanding principal amount of 12 1/2% Senior Notes (as defined herein) which is accrued but unpaid as of the Closing Date, less (3) the aggregate amount of cash and cash equivalents held by Parent Holdings as of the Closing Date, by (B) the Average Daily Price and (II) multiplying the result obtained in clause (I) by 0.2.

     "Pro Forma Shares Number" means the number of shares, rounded up to the nearest whole share, obtained by dividing (x) the Outstanding Shares Number by (y) the Pro Forma Factor.

     "Average Daily Price" means the daily volume weighted average price per share of Golden State Common Stock on the NYSE (as reported by Bloomberg Financial Services ("Bloomberg") or, if not reported by Bloomberg, in another mutually agreed upon authoritative source) for 15 randomly selected days during the 30 consecutive NYSE trading days ending on the third business day prior to the Closing Date. The random selection will be made in a manner reasonably acceptable to both Golden State and Parent Holdings.


     "Outstanding Shares Number" means the total number of fully-diluted shares of Golden State Common Stock as of the Closing Date (excluding shares of Golden State Common Stock issuable upon exercise of Litigation Tracking Warrants (Trademark) or upon exercise of the Option (as defined herein), with all Golden State Options (as defined herein) which have been surrendered for a cash payment pursuant to the terms of the Agreement (see "--Interests of Certain Persons in the Mergers") treated as if they had remained outstanding, and computed on the "treasury stock method" of calculating earnings per share under Statement of Financial Accounting Standards No. 128 as in effect as of February 4, 1998, in all cases using the Average Daily Price as the "market price" of Golden State Common Stock.


       "Pro Forma Factor" is determined as follows:




                       IF THE ADJUSTED                         THE PRO FORMA
                   AVERAGE DAILY PRICE IS:                      FACTOR IS:
------------------------------------------------------------- --------------
           $32.00 or less ...................................       0.58
           greater than $32.00 but less than $32.50 .........       0.57
           $32.50 or greater but less than $33.00 ...........       0.56
           $33.00 or greater ................................       0.55

     "Adjusted Average Daily Price" means (a) the Average Daily Price less (b) the quotient obtained by dividing (1) the product of (x) the Glendale Litigation Value and (y) 0.15, by (2) the Outstanding Shares Number.

     "Glendale Litigation Value" means the quotient obtained by dividing (1) the product of (x) the Average Daily LTW price and (y) the total number of Litigation Tracking Warrants (Trademark) outstanding plus those reserved for issuance as of the business day immediately prior to the Closing Date, by (2) 0.85.

     "Average Daily LTW Price" means the daily volume weighted average price of the Litigation Tracking Warrants (Trademark) on Nasdaq, or on such other stock market or securities trading system on which the Litigation Tracking Warrants (Trademark) may be listed or quoted from time to time (as reported by Bloomberg or, if not reported thereby, another mutually agreed upon authoritative source) for 15 randomly selected days during the 30 consecutive trading days ending on the third business day prior to the Closing Date. The random selection shall be made in a manner reasonably acceptable to both Golden State and Parent Holdings.



 Issuance of Contingent Shares after the Closing Date

     Set forth below is a summary of the terms and provisions of the Agreement with respect to the circumstances under which FGH and Hunter's Glen will be entitled to receive Contingent Shares.

     Cal Fed Goodwill Litigation Recovery. FGH and Hunter's Glen will be entitled to receive Contingent Shares in respect of Cal Fed's net after-tax recovery in the Cal Fed Goodwill Litigation in accordance with the following terms and provisions of the Agreement:

     (i) Not later than the tenth business day following the date on which Cal Fed receives a cash payment (or cash resulting from monetization of any non-cash payment) in respect of a final, nonappealable judgment in or final settlement of the Cal Fed Goodwill Litigation (the "Cal Fed Cash Payment"), Golden State will issue to FGH and Hunter's Glen an aggregate number of shares of Golden State Common Stock (the "Goodwill Recovery Shares Number") equal to the number of shares obtained by dividing (x) the Cal Fed Litigation Distribution Amount (as defined below) by (y) the daily volume weighted average price per share of Golden State Common Stock on the NYSE (as reported by Bloomberg or, if not reported by Bloomberg, in another mutually agreed upon authoritative source) (the "Average Stock Price") for 15 randomly selected days during the 30 consecutive trading-day period ending on the business day immediately prior to the date of issuance of such shares. The number of such shares to be issued to FGH will be 80% of the Goodwill Recovery Shares Number, and the number of such shares to be issued to Hunter's Glen will be 20% of the Goodwill Recovery Shares Number.


     (ii) In the event that a final, nonappealable judgment in or final settlement of the Cal Fed Goodwill Litigation does not result in a Cal Fed Cash Payment, or in the event that the sum of the Net Cash Payment (defined below) and the Cal Fed Litigation Tax Benefits (defined below) is less than the sum of the Litigation Recovery Retention Amount (defined below) and the Interest Factor (defined below), then FGH and Hunter's Glen will each make a cash payment to Golden State, within twenty business days following the date of such final judgment or settlement, which cash payments will equal, in the aggregate, an amount (the "Contribution Amount") equal to the difference between (x) the sum of the Litigation Recovery Retention Amount and the Interest Factor, and (y) the sum of the Net Cash Payment and the Cal Fed Litigation Tax Benefits, with FGH being severally liable for 80% of the Contribution Amount and Hunter's Glen being severally liable for 20% of the Contribution Amount; provided, however, that in lieu of paying such amounts to Golden State in cash, each of FGH and Hunter's Glen may elect to tender shares of Golden State Common Stock in payment of all or a portion of such party's percentage share of the Contribution Amount, with such shares being accepted as payment by Golden State at a per share value equal to the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the business day immediately prior to the date of payment.

     (iii) In the event that Cal Fed receives the Cal Fed Cash Payment prior to the time Glendale Federal receives a Glendale Federal Payment (as defined below), then Golden State will issue shares of Golden State Common Stock to FGH and Hunter's Glen as described in (i) above, except that for purposes of calculating the Cal Fed Litigation Distribution Amount, the Litigation Recovery Retention Amount will be estimated as the excess of (x) the quotient obtained by dividing (1) the product of the Glendale Litigation Value and 0.15, by (2) the Pro Forma Factor, over (y) the product of the Glendale Litigation Value and 0.15 (the result of such calculation being referred to as the "Estimated Litigation Recovery Retention Amount") (provided that for purposes of calculating the Glendale Litigation Value in this paragraph, the Average Daily LTW Price will be calculated for 15 randomly-selected days during a 30 trading-day period ending on the business day immediately prior to the date of issuance of the shares of Golden State Common Stock). Within ten business days following the actual receipt by Glendale Federal of a Glendale Federal Payment, the Estimated Litigation Recovery Retention Amount will be compared to the actual Litigation Recovery Retention Amount calculated pursuant to the foregoing, and the parties will effect a settlement as follows:

         (A) if the Estimated Litigation Recovery Retention Amount exceeds the Litigation Recovery Retention Amount, then Golden State will issue to FGH and Hunter's Glen additional shares of Golden State Common Stock having an aggregate value (valued at the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the business day immediately prior to the date of issuance of such shares) equal to the amount of such excess, with 80% of such shares being issued to FGH and 20% of such shares being issued to Hunter's Glen; or

         (B) if the Estimated Litigation Recovery Retention Amount is less than the Litigation Recovery Retention Amount, then each of FGH and Hunter's Glen will contribute the difference in cash and/or stock, at its election, in the same manner and proportion as described in paragraph
       (ii) above.

       (iv) As used in the Agreement, the following defined terms have the meanings indicated:

     "Cal Fed Litigation Distribution Amount" means (i) the sum of (A) the amount of the Net Cash Payment and (B) the Cal Fed Litigation Tax Benefits, less (ii) the sum of (A) the Litigation Recovery Retention Amount and (B) the Interest Factor.

     "Cal Fed Litigation Tax Benefits" means the tax benefits (other than tax benefits taken into account in determining the aggregate amount of payments to the holders of the CALGZs and the CALGLs), if any, actually realized by the Taxpayer (as defined herein--see "--Tax Benefits") for a Taxable Period (as defined herein--see "--Tax Benefits") as a result of tax items (including items of loss or deduction and recovery of basis but not including any exclusion from income) derived from the receipt or paying over of the proceeds of the Cal Fed Goodwill Litigation, including from the basis (if any) of the property that is the subject of the Cal Fed Goodwill Litigation that are not reflected on the books of Parent Holdings, FNH, Cal Fed or any subsidiary of Cal Fed as of the Effective Date, measured by the excess of the federal income tax liability that would have been incurred by the Taxpayer for the Taxable Period without such items over the federal income tax liability actually incurred by the Taxpayer for the Taxable Period.

     "Cal Fed Goodwill Litigation" means California Federal Bank v. United States, Civil Action No. 92-138C, filed on February 28, 1992, in the United States Court of Federal Claims.

     "Glendale Litigation Retention Amount" means an amount equal to 0.15 multiplied by the amount obtained from the following equation: (a) the aggregate amount (the "Glendale Federal Payment") of any cash payment and the fair market value (as determined pursuant to the Litigation Management Agreement) of any property actually received by Glendale Federal pursuant to a final, nonappealable judgment in or final settlement of the Glendale Goodwill Litigation (including any post-judgment interest actually received by Glendale Federal or a successor thereto on any such payment), minus (b) the sum of the following: (i) the aggregate expenses incurred previously and hereafter by Glendale Federal or its successor in prosecuting the Glendale Goodwill Litigation and obtaining the Glendale Federal Payment,
   (ii) the aggregate expenses incurred by Golden State or its successor in connection with the creation, issuance and trading of the Litigation Tracking Warrants (Trademark) , including, without limitation, legal, financial advisory and accounting fees and the fees and expenses of the warrant agent; and (iii) an amount equal to the net Glendale Federal Payment (the Glendale Federal Payment less the expenses described in the preceding clauses (i) and (ii)) multiplied by the highest combined statutory rate of federal, state and local income taxes in effect during the tax year in which the full Glendale Federal Payment is received.

     "Glendale Litigation Tax Benefits" means the tax benefits, if any, actually realized by the Taxpayer for any Taxable Period as a result of tax items (including items of loss or deduction and recovery of basis) derived from the receipt or paying over of the proceeds of the Glendale Goodwill Litigation, including from the basis (if any) of the property that is the subject of the Glendale Goodwill Litigation that are not reflected on the books of Golden State or any subsidiary of Golden

   State as of the Effective Date or from the permanent exclusion from income of the receipt of any payment of proceeds from the Glendale Goodwill Litigation, measured by the excess of the federal income tax liability that would have been incurred by the Taxpayer for the Taxable Period without such items over the federal income tax liability actually incurred by the Taxpayer for such Taxable Period.

     "Glendale Goodwill Litigation" means Glendale Federal Bank, F.S.B., v. United States, Civil Action No. 90-772C, filed on August 15, 1990, in the United States Court of Federal Claims.

     "Interest Factor" means an amount equal to the interest deemed to be accrued on the Litigation Recovery Retention Amount, at a rate of 10.0% per annum, compounded semiannually, from the date on which Glendale Federal actually receives the Glendale Federal Payment (or if the Glendale Federal Payment is received in installments, the final installment of the Glendale Federal Payment) to and including the date on which Cal Fed actually receives the full amount of the Cal Fed Cash Payment.

     "Litigation Recovery Retention Amount" means the sum of (1) (x) the quotient obtained by dividing the Glendale Litigation Retention Amount by the Pro Forma Factor, less (y) the Glendale Litigation Retention Amount and
   (2) the Glendale Litigation Tax Benefits.

     "Net Cash Payment" means (A) the Cal Fed Cash Payment minus (B) the sum of the following: (i) the aggregate expenses incurred previously and hereafter by Cal Fed in prosecuting the Cal Fed Goodwill Litigation and obtaining such Cal Fed Cash Payment, (ii) the expenses incurred by Cal Fed in connection with the creation, issuance and trading of the CALGZs and the CALGLs, including, without limitation, legal and accounting fees and the fees and expenses of the interest agent, (iii) an amount equal to the taxable portion of the net Cal Fed Cash Payment (the taxable portion of the Cal Fed Cash Payment less the expenses described in the preceding clauses
   (i) and (ii)) multiplied by the highest combined statutory rate of federal, state and local income taxes in effect in the taxable year in which the Cal Fed Cash Payment is received, (iv) the aggregate amount of the payments due to the holders of the CALGZs, and (v) the aggregate amount of the payments due to the holders of the CALGLs.

     Other Litigation Recovery. Not later than the tenth business day following the date on which Cal Fed actually receives a cash payment or other property (the "Other Litigation Payment") pursuant to a final, nonappealable judgment in, or final settlement of the Other Litigation, Golden State will issue to FGH and Hunter's Glen an aggregate number of shares of Golden State Common Stock (the "Other Litigation Recovery Shares Number") equal to the quotient obtained by dividing (x) the aggregate amount of any such cash payment plus the fair market value (as determined by the Board of Directors of Golden State in good faith) of any such other property, less the sum of (1) the aggregate expenses incurred previously and hereafter by Cal Fed in prosecuting the Other Litigation and obtaining the Other Litigation Payment and (2) an amount equal to the net amount of the taxable portion of the Other Litigation Payment after deducting the expenses in clause (1) above, multiplied by the highest combined statutory rate of federal, state and local income taxes in effect in the taxable year in which the Other Litigation Payment is received, by (y) the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the business day immediately prior to the date of issuance of the shares. The number of such shares to be issued to FGH will be 80% of the Other Litigation Recovery Shares Number, and the number of such shares to be issued to Hunter's Glen will be 20% of the Other Litigation Recovery Shares Number. The "Other Litigation" means Cal Fed's case against the United States in the United States Court of Federal Claims captioned First Nationwide Bank, et al., v. United States, Civil Action No. 96-590C, filed on September 20, 1996.


       Tax Benefits.


     (i) For each taxable period that ends after the Effective Date (a "Taxable Period"), without duplication of any amount payable to FGH or Hunter's Glen in respect of the recovery in the Cal Fed Goodwill Litigation or the recovery in the Other Litigation as described above, Golden State will make a payment (a "Tax Payment") to each of FGH and Hunter's Glen within five days after the filing of the federal income tax return for such Taxable Period of any Taxpayer or the receipt of a refund under the provisions of the Agreement described in paragraph (ii)(C)(2) below, of an amount equal to 80%, in the case of FGH, and 20%, in the case of Hunter's Glen, of the Federal Net Tax Benefits (as defined below) of Parent Holdings, FNH, Cal Fed or any subsidiary of Cal Fed, if any, as and when realized by the Taxpayer in the Taxable Period. In the event that the Federal Net Tax Benefits are less than zero for any Taxable Period, FGH and Hunter's Glen will pay Golden State 80% and 20%, respectively, of such amount.

       (ii) For purposes of the Agreement:

         (A) "Tax Benefits" means, with respect to Parent Holdings, FNH, Cal Fed or any subsidiary of Cal Fed, the sum of:

            (1) the excess (if any) of "deductible temporary differences" over "taxable temporary differences" as those terms are defined in Statement of Financial Accounting Standards No. 109 (including, without limitation, net operating loss, capital loss, credit carryovers, including alternative minimum tax credit, and other carryovers but not including any tax benefits taken into account in determining the aggregate amount of payments to the holders of the CALGZs and CALGLs immediately after the Effective Date) not including the amount of any taxable temporary difference attributable to the Cal Fed Goodwill Litigation (but taking into account the deconsolidation of Parent Holdings and FNH from the Mafco Holdings Inc. group and the ownership change that will occur with respect to Parent Holdings and FNH under Section 382 of the Code as a result of the Mergers); provided, however, such amount will be adjusted for any final determination of tax liability or tax attributes for taxable periods ending on or before the date of the Effective Time; provided further, however, that such deductible temporary differences and taxable temporary differences will not be adjusted for any purchase accounting adjustments as a result of the transactions contemplated by the Agreement, and

            (2) any federal income tax benefit (other than tax benefits taken into account in determining the aggregate amount of payments to the holders of the CALGZs and CALGLs) actually realized by the Taxpayer in any Taxable Period by reason of the treatment as interest under
          Section 483 of the Code (or any successor provision thereto) of any Tax Payment, payment of the Goodwill Recovery Shares Number or payment of the Other Litigation Recovery Shares Number or any other payment of Contingent Shares, or any increase in any such payment.

              In addition, Amendment No. 1 to the Agreement and Plan of Reorganization (the "Amendment") provides that in the calculation of the Tax Benefits, any deductions arising from the Refinancing will be excluded (for a description of the Refinancing, see "INFORMATION ABOUT PARENT HOLDINGS--Description of Business of Parent Holdings-- Proposed Refinancing").

         (B) "Taxpayer" means:

            (1) after the Effective Date, the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Golden State or its successor is the common parent and Parent Holdings, FNH, Cal Fed or their successors are members, or

            (2) after the Effective Date, each of Golden State, Parent Holdings, FNH, New FNH, Cal Fed or any successor.

         (C) "Federal Net Tax Benefits" will be equal to the aggregate of:

            (1) the excess, if any, of (x) the federal income tax liability for the Taxable Period (calculated with all carryovers and carrybacks to the Taxable Period that would have been allowable) which would have been incurred by the Taxpayer if the Tax Benefits had not been deducted, credited or used to offset income or tax liability in the Taxable Period, over (y) the federal income tax liability for the Taxable Period (calculated with all available carryovers and carrybacks to the Taxable Period) actually incurred by the Taxpayer (for purposes of determining the use of items of any deductible temporary differences and taxable temporary differences for purposes of (C) (1) (x) above, such items will be deemed deductible or taxable to the extent of the amount of such items at the Effective Date multiplied by a fraction the numerator of which is the actual use of the net operating loss carryover for any Taxable Period and the denominator of which is the total net operating loss carryover immediately after the Effective Date), plus

            (2) any federal income tax refunds with Applicable Interest (as defined below) (including refunds or interest with respect to payments in lieu of federal income taxes under the Tax Sharing Agreement (as defined below)) of Parent Holdings, FNH, Cal Fed, any subsidiary of Cal Fed or any predecessor of any of them for any taxable period ending on or before the Effective Date that have not been reflected on the books of Parent Holdings, FNH, Cal Fed or any subsidiary of Cal Fed as of the Effective Date, minus

            (3) any federal income tax deficiencies with Applicable Interest (including any tax sharing payment obligations or interest with respect to payments in lieu of federal income taxes under the Tax Sharing Agreement), of Parent Holdings, FNH, Cal Fed, any subsidiary of Cal Fed or any predecessor of any of them for any taxable period ending on or before the Effective Date that have not been reflected on the books of Parent Holdings, FNH, Cal Fed or any subsidiary of Cal Fed as of the Effective Date.

              In addition, the Amendment provides that if the closing of the Florida Branch Sale occurs on or before the Effective Date, then the term "Federal Net Tax Benefits" will include any federal income tax savings resulting from the Florida Branch Sale, calculated as the difference between (i) the product of the amount of the gain recognized by Cal Fed for federal income tax purposes as a result of the Florida Branch Sale and the highest marginal federal income tax rate applicable to corporations for the taxable year in which the Florida Branch Sale occurs, and (ii) the amount of any federal income taxes actually paid as a result of such sale (including any payment in lieu of federal income taxes under the Tax Sharing Agreement by Cal Fed).

         (D) "Applicable Interest" means (A) for federal income tax refunds, the interest received that has not been reflected on the books of Parent Holdings, FNH, Cal Fed, or any subsidiary of Cal Fed as of the Effective Date, less the product of such excess interest times the highest combined statutory rates of federal, state, and local income taxes in effect during the tax year in which the interest is received, or (B) for federal income tax deficiencies, the interest paid for any federal income tax that has not been reflected on the books of Parent Holdings, FNH, Cal Fed, or any subsidiary of Cal Fed as of the Effective Date, less the product of such excess interest times the highest combined statutory rates of federal, state, and local income taxes in effect during the tax year in which the interest is paid.

         (E) "Tax Sharing Agreement" means the tax sharing agreement entered into on January 1, 1994, by and among Mafco Holdings Inc., FNH, and First Madison Bank, FSB, the predecessor of Cal Fed.

     (iii) All Tax Payments will be made in shares of Golden State Common Stock valued at the daily volume weighted average price per share of Golden State Common Stock for the Taxable Period, except that in the case of a further Tax Payment pursuant to the provisions of the Agreement described in paragraph (iv) below, payment will be made in shares of Golden State Common Stock valued at the daily volume weighted average price per share of Golden State Common Stock for 15 randomly selected days during the 30 trading-day period ending on the date immediately prior to the date of such Tax Payment; provided, however, that no Tax Payment need be made in Golden State Common Stock to the extent that the aggregate Tax Payments, including any adjustment pursuant to the provisions of the Agreement described in paragraph (iv) below (provided, however, that for this purpose only, Federal Net Tax Benefits will not include any Tax Benefits used to offset any recovery attributable to the Glendale Goodwill Litigation), exceed $100 million times the number of years from the year of the Closing until the year of such Tax Payment (the "Limitation"). The amount of any Tax Payment that exceeds the Limitation will carry forward and become a Tax Payment in the succeeding year. Notwithstanding the foregoing, any return of Tax Payment pursuant to the provisions of the Agreement described in paragraph
   (iv) below will be made in cash except that any return of Tax Payment made within six months of a Tax Payment will be made in shares of Golden

   State Common Stock valued at the value of such stock for purposes of such Tax Payment. Any payment by FGH or Hunter's Glen pursuant to the provisions of the Agreement described in the last sentence of paragraph (i) above will be made in cash.

     (iv) If for any reason there is any adjustment to Tax Benefits for any Taxable Period, Federal Net Tax Benefits will be recalculated and either a further Tax Payment (in the case of an increase in Federal Net Tax Benefit) or a return of Tax Payment (in the case of a decrease in Federal Net Tax Benefit) will be made by Golden State or by FGH and Hunter's Glen, as the case may be, to the other party, in accordance with the provisions of the Agreement described in paragraph (iii) above, within five days of the filing of a federal income tax return, claim for refund or final assessment or other event finally fixing such adjustment.

     (v) At any time following the Closing, if Golden State incurs any federal or state tax liability arising out of any adjustment or adjustments (each, a "Tax Attribute Adjustment Event") to certain tax attributes of Glendale Federal and its subsidiaries resulting from certain transactions effected in 1993 pursuant to the Reorganization Agreement, then Golden State will issue to FGH and Hunter's Glen an aggregate amount of shares of Golden State Common Stock equal to the quotient obtained by dividing (A) the product of (x) one minus the Pro Forma Factor times (y) the increase in federal and state tax liability plus interest and penalties arising thereon on account of any Tax Attribute Adjustment Event (such increase, the "Tax Attribute Adjustment Amount"), by (B) the Average Stock Price for 15 randomly selected days during the 30 trading-day period immediately preceding the date of issuance of such shares (such quotient, the "Tax Attribute Adjustment Number"). If Golden State suffers any increase in federal or state tax liability arising out of a Tax Attribute Adjustment Event which occurs after the date of the Agreement and prior to the Effective Date, then Golden State will issue to FGH and Hunter's Glen on the Effective Date, in addition to the shares otherwise issuable on the Closing Date, a number of shares of Golden State Common Stock equal to the Tax Attribute Adjustment Number with respect to such Tax Attribute Adjustment Event. In all cases under the provisions of the Agreement described in this paragraph (v), the number of shares to be issued to FGH will be 80% of the Tax Attribute Adjustment Number, and the number of such shares to be issued to Hunter's Glen will be 20% of the Tax Attribute Adjustment Number.

     Netting of Obligations; Certain Limitations on Payments. The provisions with respect to the issuance of Contingent Shares contained in the Agreement and described above are further subject to the following provisions:

     (i) Whenever FGH and Hunter's Glen are required to pay an amount to Golden State pursuant to the provisions of the Agreement relating to the issuance of Contingent Shares, such amount (expressed as the number of shares of Golden State Common Stock required assuming FGH and Hunter's Glen had elected to tender payment in such form, regardless of whether FGH and Hunter's Glen had the right to make such an election) will be limited to the number of shares of Golden State Common Stock previously issued to FGH and Hunter's Glen under the Contingent Shares provisions of the Agreement (the "Notional Share Amount"). The Notional Share Amount will be adjusted upwards from time to time to reflect the issuance of additional shares to FGH and Hunter's Glen and downwards, but not below zero, to reflect any amount paid or payable by FGH and Hunter's Glen (expressed as the number of shares of Golden State Common Stock required assuming FGH and Hunter's Glen had elected to tender payment in such form, regardless of whether Hunter's Glen and FGH had the right to make such an election). If, but for the immediately preceding sentence, any payment to Golden State by FGH and Hunter's Glen would result in a Notional Share Amount that is less than zero, such negative number (expressed as a positive number and converted to a dollar amount based on the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the date such payment is due) will be added to the balance of a notional account (the "Shortfall Account"). The balance of the Shortfall Account will be $0.00 on the Effective Date, and any positive balance in the Shortfall Account will bear interest, compounded semiannually, at the rate contemplated in the definition of "Interest Factor" from the date such balance is established until there is an offsetting debit against such balance as set forth in the following paragraph.

     (ii) At any time that Golden State would otherwise be obligated to issue shares of Golden State Common Stock to FGH and Hunter's Glen pursuant to the Contingent Shares provisions of the Agreement, the Cal Fed Litigation Distribution Amount, the Other Litigation Payment or the Tax

   Payment, as the case may be, will be offset by the balance of the Shortfall Account as of such time for purposes of determining the number of shares of Golden State Common Stock to be issued. If, as a result of such offset, the number of shares of Golden State Common Stock to be issued to FGH and Hunter's Glen would be zero or less, no such shares will be issued; in all other cases the number of such shares to be issued will be calculated pursuant to the applicable Contingent Shares provision set forth above, after application of such offset. In either case, the balance of the Shortfall Account will be reduced, but not below $0.00, by the amount of such offset.

     (iii) All computations of the Notional Share Amount and the balance of the Shortfall Account from time to time will be performed by the parties to the Agreement.

     (iv) For purposes of calculating all amounts under the Contingent Shares provision of the Agreement, (a) any payments required to be made to FGH and Hunter's Glen pursuant the Contingent Shares provisions, and the amount of the Glendale Litigation Tax Benefits and the Cal Fed Litigation Tax Benefits, will be calculated net of all third party out-of-pocket expenses incurred by Golden State or Parent Holdings or any of their respective subsidiaries in connection with the event or recovery giving rise to such payment or its determination (including, without limitation, all attorneys' fees incurred in any proceedings or discussions with any tax authority, but excluding any allocation of general management overhead or similar internal expenses) and (b) any Tax Attribute Amount calculated pursuant to the Contingent Shares provisions will include (and will be increased by) the aggregate amount of all third party out-of-pocket expenses incurred by Golden State or Parent Holdings or any of their respective subsidiaries, as the case may be, in connection with the determination of such amounts (including, without limitation, all attorneys' fees incurred in any proceedings or discussions with any tax authority, but excluding any allocation of general management overhead or similar internal expenses). All third party out-of-pocket expenses referred to in this paragraph will be computed on a tax-effected basis (taking into account any tax benefits actually realized as a result of the payment thereof).

     (v) The aggregate amount of the value of the shares of Golden State Common Stock (based on the Average Stock Price calculated for the purpose of issuing such shares in accordance with the applicable Contingent Shares provisions) issued to FGH and Hunter's Glen pursuant to the Contingent Shares provisions (net of the value of any payments, in cash or stock, made by FGH and Hunter's Glen to Golden State pursuant to the Contingent Shares provisions) will in no event exceed the aggregate value of the shares of Golden State Common Stock issued to FGH and Hunter's Glen pursuant to the provisions of the Agreement described under the caption "--Conversion of Shares of the Effective Date" (valued at the Average Daily Price).

     (vi) In the event that there is a business combination or similar transaction involving Golden State as a result of which Golden State Common Stock is no longer publicly traded, all payments due any party pursuant to the Contingent Shares provisions after the date of such transaction (the "Determination Date") will be payable in cash and not in shares of Golden State Common Stock; provided, however, that, solely for the purposes of determining the Notional Share Amount and the Shortfall Account from time to time, such subsequent payments will be deemed to be made in shares of Golden State Common Stock, as though there continued to be a public market in such shares, and the number of shares of Golden State Common Stock represented by any such payment will be determined using a valuation per share equal to the Notional Market Value. The "Notional Market Value" as of any date will equal the Average Stock Price of Golden State Common Stock for 15 randomly selected days during the 30 trading-day period ending on the Determination Date, grown during the period from the Determination Date to such date at the rate of interest (compounded semiannually) contemplated by the definition of "Interest Factor."


EFFECT ON EXISTING GOLDEN STATE STOCKHOLDERS

     Shares of Golden State capital stock (including Golden State Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and will not be affected by the Mergers, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Mergers.

CONDITIONS TO THE MERGERS

     The respective obligations of Golden State, Parent Holdings, FNH and Golden State Financial to effect the Mergers are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) approval and adoption of the Agreement and the Plan of the Merger by the requisite vote of the holders of the outstanding Golden State Common Stock; (ii) receipt of the Requisite Regulatory Approvals and the expiration of all statutory waiting periods in respect thereof (See "--Regulatory Approvals Required for the Mergers"); (iii) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Mergers or any of the other transactions contemplated by the Agreement or the Subsidiary Merger Agreement shall be in effect; and (iv) amendment of the Golden State Certificate of Incorporation to increase the total number of shares of Golden State Common Stock authorized for issuance thereunder to 250,000,000 (which amendment was approved by the Golden State Stockholders at a special stockholders meeting held on April 23, 1998).

     The obligation of Parent Holdings and FNH to effect the Mergers is also subject to the satisfaction, or waiver by Parent Holdings and FNH, at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Golden State set forth in the Agreement must be true and correct as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, such representations and warranties will be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would have a Material Adverse Effect on Golden State, except that certain representations and warranties of Golden State (relating to Golden State's capitalization and the inapplicability to the Mergers of certain antitakeover provisions of Delaware Laws and the Golden
State Certificate) must be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; (ii) Golden State and Golden State Financial shall have performed in all material respects all obligations required to be performed by them under the Agreement at or prior to the Closing Date; (iii) no proceeding initiated by any governmental entity seeking an Injunction shall be pending; (iv) Parent Holdings shall have received an opinion of counsel, dated the Effective Date (in form and substance reasonably satisfactory to Parent Holdings), substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Mergers will be treated as reorganizations within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (A) no gain or loss will be recognized by Golden State, Golden State Financial, Parent Holdings or FNH as a result of the Holding Company Mergers; (B) no gain or loss will be recognized by Cal Fed or Glendale Federal as a result of the Subsidiary Bank Merger
(except to the extent Cal Fed or Glendale Federal may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Bank Merger); and (C) no gain or loss will be recognized by the stockholders of Parent Holdings or FNH solely as a result of the receipt of Golden State Common Stock at the Effective time in exchange for Parent Holdings Common Stock or FNH Class B Common Stock pursuant to the Holding Company Mergers (see "--Certain Federal Income Tax Consequences of the Mergers"); (v) Golden State shall have received the director resignations, and the Golden State Board shall have been expanded and the vacancies resulting from such resignations and expansion shall have been filled, in each case as contemplated by the Agreement (see
"MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGERS"); (vi) Golden State shall have executed the Registration Rights Agreement (see "--Registration Rights Agreement"); (vii) Golden State shall have issued and distributed to its stockholders the Litigation Tracking Warrants (Trademark) as contemplated by the Agreement, which distribution occurred on May 29, 1998 (see "INFORMATION ABOUT GOLDEN STATE--General--Distribution of Litigation Trading Warrants (Trademark) "); and (viii) the shares of Golden State Common Stock to be issued upon consummation of the Mergers shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     The obligations of Golden State and Golden State Financial to effect the Mergers are also subject to the satisfaction, or waiver by Golden State and Golden State Financial, at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Parent Holdings, Hunter's Glen and

FGH set forth in the Agreement must be true and correct as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, such representations and warranties will be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would have a Material Adverse Effect on Parent Holdings, except certain representations and warranties of Parent Holdings, Hunter's Glen and FGH (relating to the capitalization of Parent Holdings and FNH and the ownership by FGH and Hunter's Glen of capital stock of Parent Holdings, FNH and Golden State) must be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; (ii) Parent Holdings and FNH shall have performed in all material respects all obligations required to be performed by them under the Agreement at or prior to the Closing Date; (iii) no proceeding initiated by any governmental entity seeking an Injunction shall be pending; (iv) Golden State shall have received an opinion of counsel, in form and substance reasonably satisfactory to Golden State, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Mergers will be treated as reorganizations within the meaning of Section 368(a) of the Code and that accordingly for federal income tax purposes (A) no gain or loss will be recognized by Golden State, Golden State Financial, Parent Holdings or FNH as a result of the Holding Company Mergers; (B) no gain or loss will be recognized by Cal Fed or Glendale Federal as a result of the Subsidiary Bank Merger (except to the extent Cal Fed or Glendale Federal may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Bank Merger); and (C) no gain or loss will be recognized by the stockholders of Parent Holdings or FNH solely as a result of the receipt of Golden State Common Stock at the Effective Time in exchange for Parent Holdings Common Stock or FNH Class B Common Stock pursuant to the Holding Company Mergers (see "--Certain Federal Income Tax Consequences of the Mergers" below); and (v) Golden State shall have issued and distributed to its stockholders the Litigation Tracking Warrants (Trademark) as contemplated by the Agreement, which distribution occurred on May 29, 1998.

     The Agreement defines a "Material Adverse Effect," when applied to a party to the Agreement, as a material adverse effect on (i) the business, results of operations or financial condition of such party and its subsidiaries taken as whole, other than any such effect attributable to or resulting from (w) a change in banking or similar laws, rules, regulations of general applicability or interpretations thereof by courts or governmental authorities, (x) any change in GAAP or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (y) any action or omission of Parent Holdings or Golden State or any subsidiary of either of them taken with the prior written consent of the other party hereto, or (z) any expenses incurred by such party in connection with the Agreement or the transactions contemplated thereby, or (ii) the ability of such party and its subsidiaries to consummate the transactions contemplated by the Agreement.

     No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Mergers will be obtained or whether all of the other conditions precedent to the Mergers will be satisfied or waived by the party permitted to do so. See "--Regulatory Approvals Required for the Mergers" below. If the Mergers are not effected on or before December 31, 1998, the Agreement may be terminated by a vote of a majority of the Board of Directors of either Parent Holdings or Golden State unless the failure to effect the Mergers by such date is due to the breach by the party seeking to terminate the Agreement of any covenant or agreement contained in the Agreement.


REGULATORY APPROVALS REQUIRED FOR THE MERGERS

     Consummation of the Mergers is subject to the receipt of all Requisite Regulatory Approvals. See "THE MERGERS--Conditions to the Mergers."

     The Holding Company Mergers are subject to the prior approval of the OTS, under the Home Owners' Loan Act, as amended (the "HOLA"), and related OTS regulations. In reviewing an application for such approvals under the HOLA, the OTS is required to consider, among other factors, the financial and managerial resources and future prospects of the parties to the transaction, the effect of the acquisition on the insured institutions, the insurance risk to the Savings Association Insurance Fund and the convenience and needs of the communities to be served. In assessing financial and managerial factors, the OTS will consider the degree to which the parties to the transaction have taken appropriate steps to assure that their electronic data processing systems and those of their service providers can safely accommodate the upcoming change to the new millennium and plans for ensuring Year 2000 readiness of the resulting organization. In addition, the OTS may not approve a transaction that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the OTS finds that the anticompetitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction on meeting the convenience and needs of the communities to be served. As part of the application process, the OTS is required to seek comments from the United States Attorney General on the competitive factors involved.

     In addition, the Subsidiary Bank Merger is subject to the prior approval of the OTS under the Bank Merger Act and related OTS regulations. In reviewing applications under the Bank Merger Act, the OTS must consider factors substantially similar to the factors described in the prior paragraph with respect to applications under the HOLA, including the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. Also, the OTS generally may not approve a transaction that will result in anticompetitive effects. The OTS also considers the fairness and disclosure of the combination plan, the proposed treatment of goodwill and the tax effect of the proposed merger in evaluating the Subsidiary Bank Merger.

     Under the Community Reinvestment Act of 1977, as amended (the "CRA"), the OTS must take into account the record of performance of each of Glendale Federal and Cal Fed in meeting the credit needs of the entire communities they serve, including low and moderate income neighborhoods. The application process includes publication and opportunity for comment by the public. The OTS may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution's CRA performance.

     Any transaction approved by the OTS under the Bank Merger Act and the related OTS regulations may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the transaction on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the OTS and the Department of Justice, this waiting period may be reduced to no less than 15 days.

     Golden State is not aware of any regulatory approvals that would be required for consummation of the transactions contemplated by the Agreement other than as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The Mergers will not proceed in the absence of the Requisite Regulatory Approvals. Parent Holdings has informed Golden State that, on February 27, 1998, Parent Holdings filed an application with the OTS seeking the aforementioned approvals under the HOLA, the Bank Merger Act and related OTS regulations. There can be no assurance that the regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice or any state attorney general will not challenge the proposed transactions or, if such a challenge is made, as to the result thereof.

     For OTS approval requirements in connection with the exercise of the Option, see "--Stock Option Agreement."


IMPACT ON TANGIBLE BOOK VALUE

     Due principally to the use of purchase accounting for the Mergers and prior acquisitions under GAAP, Parent Holdings' consolidated balance sheet contains, and the consolidated balance sheet of the combined company on a pro-forma basis will contain, significantly more goodwill compared to that of Golden State on a standalone basis. Additionally, the capital structure of Parent Holdings is more leveraged than that of Golden State and it is expected that the tangible book value per common share of the combined company will decrease as a result of the premium paid in the Refinancing to holders of the outstanding indebtedness and preferred stock of Parent Holdings and its subsidiaries and the write off of the unamortized issuance expense relating to such outstanding indebtedness. See "INFORMATION ABOUT PARENT HOLDINGS--Description of Business of Parent Holdings--Proposed Refinancing" and Notes D and I to the Notes to Unaudited Pro Forma Condensed Combined Financial Statements. Based on financial data as of March 31, 1998, giving effect to the Mergers, the CENFED Merger, the RedFed Merger and the Refinancing on a pro forma basis, it is expected that the tangible book value per common share of the combined company would be $2.80 compared to $17.67 for Golden State on a standalone basis (before giving effect to the CENFED Merger and the RedFed Merger). Golden State expects that after giving effect to the Mergers, the CENFED Merger, the RedFed Merger and the Refinancing, the federal savings bank subsidiary of the combined company will remain well-capitalized under applicable regulatory guidelines. In considering whether to enter into the Agreement and to recommend adoption of the Agreement to Golden State Stockholders, the Golden State Board, and in rendering the CSFB Opinion, CSFB, considered the impact of the Mergers on the pro forma financial condition and results of operations of the combined company, including the impact on tangible book value per share. See "--Opinion of Golden State's Financial Advisor--Selected Companies Analysis--Pro Forma." The Golden State Board also considered the expected impact of the Refinancing on the pro forma financial condition and results of operations of the combined company in recommending that Golden State Stockholders adopt the Agreement.

     For more information concerning the pro forma impact of the Mergers and of the Refinancing on the financial condition and the results of operations of the combined company, see "SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS," "UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


INTERESTS OF CERTAIN PERSONS IN THE MERGERS

     Certain members of the Golden State management and of the Golden State Board have certain arrangements with respect to the management and board of directors of Golden State following the Mergers, certain retention bonus opportunities and certain benefits under existing employment agreements and benefit plans. The Agreement also contains provisions relating to the indemnification of Golden State directors and officers and directors' and officers' liability insurance. Messrs. Trafton and Fink also have certain arrangements with Golden State, Glendale Federal and Cal Fed pursuant to the Litigation Management Agreement. The Golden State Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby. In addition, certain members of senior management of Cal Fed will be entitled to receive payments pursuant to FNH's Management Incentive Plan upon the consummation of the Mergers.

     Existing Employment Agreements. Certain executive officers of Glendale Federal (the "Covered Executive Officers"), including Mr. Trafton and Mr. Fink, are parties to change of control employment agreements with Glendale Federal (as amended, the "Employment Agreements"). The Employment Agreements provide for employment of each of the Covered Executive Officers for a three-year (in the case of Mr. Trafton) or two-and-one-half-year (in the case of the remaining Covered Executive Officers) period (the "Employment Period") commencing on a "change of control" (as defined in the Employment Agreements) of Golden State or Glendale Federal. Consummation of the Mergers will be a "change of control" of Golden State for purposes of the Employment Agreements. Each Employment Agreement provides for certain compensation, benefits and perquisites during the Employment Period, including but not limited to an annual base salary at least equal to the highest annual base salary paid or payable, including any base salary that will have been earned but deferred, to the Covered Executive Officer by Glendale Federal and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Employment Period commences (such salary subject to review, as provided in the Employment Agreements, and possible increase, but not to reduction after any such increase) and an annual bonus, for each fiscal year during the Employment Period, paid in cash and at least equal to such Covered Executive Officer's highest bonus under Glendale Federal's executive incentive plans, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the commencement of the Employment Period (annualized in the event that the Covered Executive Officer was not employed by Glendale Federal for the whole of such fiscal year) (the "Recent Annual Target Bonus"). Each Employment Agreement further provides for certain payments and benefits if the Covered Executive Officer to which such Employment Agreement applies is terminated by Glendale Federal other than for "cause," as defined therein, or if such Covered Executive Officer terminates his or her employment for "good reason," as defined therein during the Employment Period. Pursuant to the Agreement, the parties thereto have agreed that such payments and benefits will be paid to Messrs. Trafton and Fink under their respective Employment Agreements at the Effective Time as if they had each been terminated without cause thereunder at such time. If Glendale Federal terminates a Covered Executive Officer's employment other than for cause or disability (as defined in the Employment Agreements) or if a Covered Executive Officer terminates employment for good reason, (a) Glendale Federal will pay such Covered Executive Officer in a lump sum in cash within 30 days after the date of such termination an amount equal to the aggregate of (1) the sum of such Covered Executive Officer's base salary through the date of such termination to the extent not previously paid, such Covered Executive Officer's Recent Annual Target Bonus, pro rated to reflect the portion of the year that has passed at the date of such termination and any compensation previously deferred by such Covered Executive Officer (with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid, (2) an amount equal the product of 3 (in the case of Mr. Trafton) or 2.5 (in the case of the other Covered Executive Officers) and the sum of such Covered Executive's annual base salary and the Recent Annual Target Bonus and (3) an amount equal to the excess of (A) the actuarial equivalent of the benefit under Glendale Federal's qualified defined benefit retirement plan (the "Retirement Plan") (using actuarial assumptions no less favorable to such Covered Executive Officer than those in effect under the Retirement Plan immediately prior to the commencement of the Employment Period), and any excess or supplemental retirement plan in which such Covered Executive Officer participates (together, the "SERP") which such Covered Executive Officer would receive if his or her employment continued for three years after the date of such termination assuming for such purpose that all accrued benefits are fully vested, and, assuming that such Covered Executive Officer's compensation in each of the three years is as contemplated by the Employment Agreement, over (B) the actuarial equivalent of such Covered Executive Officer's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the date of such termination; (b) for three years (in the case of Mr. Trafton) or 30 months (in the case of the other Covered Executive Officers) after such termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, Glendale Federal will continue to provide medical and other welfare benefits to such Covered Executive Officer and/or his or her family at least equal to those contemplated by the Employment Agreements or, if more favorable to such Covered Executive Officer, as in effect generally at any time thereafter with respect to other peer executives of Glendale Federal and its affiliated companies and their families (subject to certain limitations in the case of reemployment of such Covered Executive Officer), and for purposes of determining eligibility (but not the time of commencement of benefits) of such Covered Executive Officer for retiree welfare benefits such Covered Executive Officer will be considered to have remained employed until 3 years (in the case of Mr. Trafton) or 30 months (in the case of the other Covered Executive Officers) after the date of such termination and to have retired on the last day of such period; (c) to the extent not previously paid or provided, Glendale Federal will timely pay or provide to such Covered Executive Officer any other amounts or benefits required to be paid or provided or that such Covered Executive Officer is eligible to receive under any plan, program, policy or practice or contract or agreement of Glendale Federal and its affiliated companies; and (d) all stock awards will immediately vest. See "--Golden State Option Plan." Each Covered Executive Officer will be entitled to receive an additional payment (a "Gross-up Payment") in an amount sufficient for such Covered Executive Officer to be made whole with respect to the payments due to such Covered Executive Officer from Golden State or its affiliates (whether pursuant to the relevant Employment Agreement or otherwise) (collectively, the "Payments") notwithstanding the imposition of any excise tax under Section 4999 of the Code (or any interest or penalties in respect of the imposition thereof), provided that if all Payments do not exceed 110% of the greatest amount that could be paid to such Covered Executive Officer without giving rise to any such excise tax, no Gross-up Payment will be made to such Covered Executive Officer and the Payments will be reduced to the amount necessary to prevent application of the excise tax.

     Golden State Option Plan. Executive officers and non-employee directors of Golden State hold options to purchase Golden State Common Stock issued pursuant to the Amended and Restated Golden State Bancorp Inc. Stock Option and Long-Term Performance Incentive Plan, as amended (the "Golden State Option Plan"). The Golden State Option Plan provides that, upon a "change in control" of Golden State (as defined in the award agreements evidencing grants thereunder) and contingent upon the consummation thereof, participants in the Golden State Option Plan will have the right to exercise the stock options granted to them thereunder, notwithstanding any other restrictions that would otherwise apply. Consummation of the Mergers will constitute a "change in control" for purposes of the Golden State Option Plan and the award agreements evidencing grants thereunder. The Agreement provides that each holder of an option (a "Golden State Option") granted under the Golden State Option Plan, or under option plans of CENFED or RedFed assumed by Golden State in the CENFED Merger or RedFed Merger, that is outstanding and unexercised on the day immediately prior to the closing date of the Mergers may elect to surrender such option in exchange for a lump sum cash payment in an amount equal to the sum of (x) the Average Daily Price less the per share exercise price of such option, multiplied by the number of shares of Golden State Common Stock covered thereby and (y) at the election of the holder of such option, either one Litigation Tracking Warrant (Trademark) in respect of each share of Golden State Common Stock underlying such option, or an amount in cash equal to the product of the number of shares of Golden State Common Stock underlying such option and the Average Daily LTW Price. As of the date of this Proxy Statement, Mr. Trafton, Mr. Fink, and the non-employee directors and other executive officers of Golden State as a group, held Golden State Options with respect to 1,500,000, 375,000, and 1,376,417 shares, respectively, of Golden State Common Stock, of which options in respect of 666,667, 85,000 and 460,617 shares, respectively, will become exercisable in connection with the consummation of the Mergers.

     Indemnification; Insurance. The Agreement generally provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is, has been or becomes a director, officer or employee of Golden State or its subsidiaries prior to the Effective Time, is or is threatened to be made a party based in whole or in part on (i) such person's status as a director, officer or employee of Golden State or (ii) the Agreement or any of the transactions contemplated thereby, Golden State will, after the Effective Time, indemnify each such person to the fullest extent permitted by law against any liability or expense incurred in connection with any such claim or proceeding, subject to certain conditions. Parent Holdings will use its reasonable best efforts to cause the persons serving as officers and directors of Golden State immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Golden State (except that effective as of the Effective Time the single aggregate coverage limit shall be increased to $100 million, and provided that Parent Holdings may substitute for such policy policies of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms and conditions which are not less advantageous to such directors and officers of Golden State than the terms and conditions of such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that Parent Holdings will not be required to pay premiums in excess of 300% of the amount currently expended by Golden State to obtain such insurance, and if such insurance cannot be obtained for such premium, Parent Holdings will obtain for such persons the maximum coverage that may be obtained for such premiums.

     Retention Bonus Pool. Parent Holdings has agreed that it will, or will cause Cal Fed to, establish prior to the Effective Time a key employee retention and severance pool consisting of $14 million in cash to be distributed among employees of Glendale Federal by Mr. Trafton in consultation with the executive management of Glendale Federal. As of the date of this Proxy Statement, the amount of the retention and severance pool to be distributed to executive management of Golden State had not yet been determined, but is expected to be less than $3 million in the aggregate. The balance of the retention and severance pool has been allocated to key non-executive management employees of Glendale Federal.

     Board of Directors of Golden State After the Mergers. The Agreement provides that the Golden State Board immediately after the Effective Time will be comprised of fifteen directors, five of whom (the "GSB Directors") will be designated from among the incumbent members of the Golden State Board at the Effective Time. The GSB Directors will serve on a committee of the Golden State Board that will have the authority to, among other things, prosecute and otherwise manage the Glendale Goodwill Litigation. See "MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGERS" and "THE MERGERS--Litigation Management Agreement."

     Litigation Management Agreement. In connection with the execution and delivery of the Agreement, Golden State, Glendale Federal and Cal Fed entered into the Litigation Management Agreement with Messrs. Trafton and Fink. Pursuant to the Litigation Management Agreement, Golden State, as the surviving corporation in the Mergers, has agreed to employ and retain, effective as of the Effective Time, Messrs. Trafton and Fink as litigation managers (in such capacity, the "Litigation Managers") with respect to each of the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation. The authority, powers and obligations of the Litigation Managers will, as of the Effective Time, be as set forth in the Litigation Management Agreement and as described herein under the caption "THE MERGERS--Litigation Management Agreement." Pursuant to the Litigation Management Agreement, each Litigation Manager will, among other things and subject to the terms thereof, prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation, in whole or in part, and will oversee for Golden State after the Effective Time all matters related to the Litigation Tracking Warrants (Trademark) , the CALGZs and the CALGLs. Moreover, each Litigation Manager has agreed that as of the Effective Time and for three years thereafter and subject to certain limited exceptions, he will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or otherwise be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, any business principally engaged in the savings and loan or federally insured thrift business in California that is in material competition with the business conducted by Golden State, and that he will not directly or indirectly solicit for employment by other than Golden State any person employed by Golden State at the Effective Time or any person known to be employed at the time by Golden State. Each Litigation Manager will be an Executive Vice President of Golden State and will be entitled, with certain exceptions specified in the Litigation Management Agreement, to participate in employee welfare benefit plans, policies and perquisites on a basis no less beneficial that that made available to any other Executive Vice President of Golden State after the Mergers (or its successors). For their services under the Litigation Management Agreement, Messrs. Trafton and Fink are entitled to
(i) annual salaries of $600,000 and $400,000, respectively; (ii) an incentive fee (the "Incentive Fee") to each Litigation Manager in an amount equal to 0.25% of the aggregate value of the pre-tax recovery, including post-judgment interest, payable on receipt of a final nonappealable judgment or in the event of a final settlement (a "Final Resolution") (provided that a Litigation Manager will be divested of his right to receive an Incentive Fee in connection with the Glendale Goodwill Litigation or the Cal Fed Goodwill Litigation if his employment in respect of such litigation, as the case may be, is terminated prior to the date of a Final Resolution (1) by the Litigation Manager other than for good reason (as defined in the Litigation Management Agreement), death or incapacity or (2) by Golden State for cause (as defined in the Litigation Management Agreement)); (iii) an annual pension benefit (the "Pension Benefit") of $1 million and $325,000, respectively, and (iv) during their employment as Litigation Managers and thereafter, upon termination of employment under the Litigation Management Agreement for any reason and for the remainder of the Litigation Manager's life and that of his spouse, medical benefits pursuant to an indemnity plan reasonably acceptable to the Litigation Manager (the "Medical Benefits"), each Litigation Manager being fully vested in the Medical Benefits at the Effective Time. Upon a Litigation Manager's death, and provided that the Pension Benefit has not previously been paid as a lump sum, the Litigation Manager's spouse, if she survives him, will be entitled to an annual pension benefit, payable monthly, of 50% of the Pension Benefit. Mr. Trafton will be fully vested in his Pension Benefit at the Effective Time, and Mr. Fink's Pension Benefit will vest in two equal installments on each of the first and second anniversaries of the Effective Time and will be fully vested on the earlier to occur of the second anniversary of the Effective Time or upon Mr. Fink's termination of employment as a Litigation Manager by Mr. Fink for good reason, by Golden State without cause or upon Mr. Fink's disability (as defined in Mr. Fink's change of control employment agreement, dated as of December 31, 1997, with Glendale Federal). A Litigation Manager may be removed from his position (with respect to either or both of the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation) only for cause and only upon the unanimous vote of the Glendale Committee (as defined herein) in respect of the Glendale Goodwill Litigation or the Cal Fed Committee (as defined herein) in respect of the Cal Fed Goodwill Litigation, and a Litigation Manager will only be removed as an Executive Vice President of Golden State upon such removal as to both the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation. On the removal, resignation, retirement, death or incapacity of a Litigation Manager with respect to the Glendale Goodwill Litigation, the Cal Fed Goodwill Litigation or both, the Litigation Manager will not be replaced and the remaining Litigation Manager will continue to serve in that capacity until his service is terminated pursuant to the Litigation Management Agreement. Resignation or removal as to either the Glendale Goodwill Litigation or the Cal Fed Goodwill Litigation will not affect a Litigation Manager's rights, powers, privileges, immunities or obligations under the Litigation Management Agreement with respect to the litigation as to which that Litigation Manager has not resigned or been removed. If a Litigation Manager resigns, is removed or ceases to serve as such for any reason, the remaining Litigation Manager will be entitled to the former Litigation Manger's rights under the Litigation Management Agreement, including compensation and benefits, other than such former Litigation Manager's Pension Benefits and Medical Benefits. In addition, the Litigation Management Agreement provides that, with certain exceptions, the Litigation Managers will not be liable, and will be indemnified (which indemnification will include the right to payments for expenses in advance of a resolution of a proceeding) and held harmless by Golden State with respect to claims, demands, obligations, liabilities and expenses relating to, their conduct as Litigation Managers.

     FNH Management Incentive Plan. Effective October 1, 1995, FNH adopted the Management Incentive Plan (the "Incentive Plan") with respect to certain executive officers of Cal Fed (the "Participants"). Awards under the Management Incentive Plan are made in the form of performance units. Each performance unit entitles the Participants to receive cash and/or stock options ("Bonuses") based on the Participant's vested interest in a bonus pool. Generally, the Management Incentive Plan provides for the payment of Bonuses to the Participants only upon the occurrence of certain events. Bonuses vest at 20% per year beginning October 1, 1995. The Mergers constitute a change in control pursuant to the terms of the Management Incentive Plan and, as such, payments totaling $40 million in the aggregate will be paid to the Participants at the Closing.

     Cal Fed Deferred Executive Compensation Plan. On May 19, 1997, Cal Fed adopted a Deferred Executive Compensation Plan ("Deferred Compensation Plan") with respect to certain officers of Cal Fed (the "Officers"). The Deferred Compensation Plan provides for an award to be made in respect of each fiscal year, beginning with fiscal 1997, to each eligible Officer in an amount equal to a percentage of such Officer's base annual salary. The percentage upon which the award for any fiscal year will be calculated is determined based upon the net income of Cal Fed with respect to such fiscal year as compared to the target net income established by the board of directors of Cal Fed with respect to such fiscal year. Each Officer's award with respect to any fiscal year is payable in five equal annual installments on each of the first five anniversaries of the date of grant of such award, with each installment of the award bearing interest from the date of grant at the rate of 6% per annum. The first award under the Deferred Compensation Plan was made in respect of fiscal 1997. As a result of the Mergers, the Deferred Compensation Plan will be terminated upon consummation of the Mergers, and terminating payments totaling approximately $12 million will be paid to the Officers effective December 31, 1998.


CONDUCT OF BUSINESS PENDING THE MERGERS

     During the period from the date of the Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by the Agreement, the Subsidiary Merger Agreement, the Litigation Management Agreement or the Stock Option Agreement or with the prior written consent of the other parties to the Agreement, each of Golden State and Parent Holdings will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as disclosed by Parent Holdings or Golden State or as otherwise contemplated by the Agreement, the Subsidiary Merger Agreement, the Litigation Management Agreement or the Stock Option Agreement or consented to in writing by the other parties, neither Golden State nor Parent Holdings will, and neither of them will permit any of its subsidiaries to:

     (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than (a) in the case of Golden State, dividends payable on the outstanding shares of Golden State Preferred Stock, (b) in the case of Parent Holdings and its Subsidiaries, dividends payable on outstanding shares of preferred stock, (c) in the case of any subsidiary of Golden State or Parent Holdings, as applicable, the payment of dividends to the extent necessary to enable its direct and indirect parent companies to pay all preferred stock dividends and all principal and interest payments on its outstanding debt obligations, to enable FNH to redeem its outstanding shares of FNH Preferred Stock (as defined herein) as permitted in the Agreement, to fund the cash settlement of Golden State Options, or to enable California Federal Preferred Capital Corporation to maintain its status as a real estate investment trust and
   (d) any payments made to holders of the CALGZs, CALGLs or Litigation Tracking Warrants (Trademark) in accordance with the terms of such securities;

     (ii) (a) split, combine or reclassify any shares of its capital stock or, other than the Litigation Tracking Warrants (Trademark) , issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of the Agreement and in accordance with their present terms, or (b) repurchase, redeem or otherwise acquire (except for the acquisition of shares in a fiduciary capacity or in respect of a debt previously contracted) any shares of its capital stock or the capital stock of any of its subsidiaries, or any securities convertible into or exercisable for any shares of its capital stock or the capital stock of any of its Subsidiaries, or any CALGZs, CALGLs or Litigation Tracking Warrants (Trademark) , except (A) in the case of Golden State, for repurchases by Golden State of Golden State Common Stock made prior to the commencement of the 30 trading-day period contemplated by the definition of "Average Daily Price" and in an amount not to exceed the aggregate number of shares of Golden State Common Stock issued pursuant to the RedFed Merger Agreement, (B) in addition to the repurchases contemplated by the preceding clause (A), Golden State may use all proceeds obtained through the exercise of outstanding Golden State Options, Five-Year Warrants and Seven-Year Warrants to repurchase shares of Golden State Common Stock, (C) Golden State may redeem outstanding shares of Golden State Preferred Stock in accordance with the terms of the Certificate of Designations relating thereto, and (D) FNH may redeem outstanding shares of FNH Series A Preferred Stock and FNH Series B Preferred Stock;

     (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of the Litigation Tracking Warrants (Trademark) and the issuance of Golden State Common Stock pursuant to (a) stock options or similar rights to acquire Golden State Common Stock granted pursuant to the Golden State Option Plans and outstanding prior to the date of the Agreement, in each case in accordance with their present terms, (b) the CENFED Merger Agreement and the RedFed Merger Agreement, (c) the exercise of Five-Year Warrants or Seven-Year Warrants outstanding prior to the date of the Agreement and in each case in accordance with their present terms, (d) the conversion of shares of Golden State Preferred Stock in accordance with their terms, and (e) the exercise of Litigation Tracking Warrants (Trademark) in accordance with their terms;

     (iv) amend its Certificate of Incorporation, By-laws or other similar governing documents;

     (v) make any capital expenditures other than those which (a) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (b) in any event are in an amount of no more than $10 million in the aggregate (excluding, in the case of Parent Holdings or any subsidiary, capital expenditures made in connection with the consummation of the transactions contemplated hereby);

     (vi) enter into any new line of business;

     (vii) other than as contemplated by the CENFED Merger Agreement and the RedFed Merger Agreement, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to such party and its subsidiaries, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

     (viii) take any action that is intended to result in any of its representations and warranties set forth in the Agreement being or becoming untrue in any material respect, or that is intended or may reasonably be expected to result in any of the conditions to the Mergers set forth in the Agreement not being satisfied;

     (ix) change its methods of accounting in effect at September 30, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred in by such party's independent auditors;

     (x) (a) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its current or former directors, officers or employees or (b) except in the ordinary course of business or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of February 4, 1998 (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

     (xi) other than activities in the ordinary course of business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

     (xii) other than (a) as a result of the CENFED Merger or the RedFed Merger or as required to fund the cash settlement of Golden State Options contemplated by the Agreement or (b) in the ordinary course of business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

     (xiii) other than in connection with the CENFED Merger and the RedFed Merger, file any application to relocate or terminate the operations of any banking office;

     (xiv) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which such party or any of its subsidiaries is a party or by which such party or any of its subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease or contract the term of which expires prior to the Closing Date;

     (xv) other than in prior consultation with the other parties to the Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (xvi) take or cause to be taken any action which would disqualify the Mergers as tax free reorganizations under Section 368(a) of the Code;

     (xvii) reduce, or authorize the reduction of, the exercise, conversion or "strike" price of any of any warrants, options or other rights to acquire any of its securities; or

       (xviii) agree to do any of the foregoing.

     In addition, in the Agreement, each of Golden State and Parent Holdings has agreed that, prior to the Effective Time, it will not, and will not permit its subsidiaries to, authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that a party may communicate information about any such Takeover Proposal to its stockholders if, in the judgment of such party's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. Golden State and Parent Holdings have agreed to: immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than the parties to the Agreement and their representatives with respect to any of the foregoing; take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken; notify the other party immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, such party; and, to promptly inform the other in writing of all of the relevant details with respect to the foregoing. "Takeover Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Golden State or Parent Holdings or any subsidiary thereof or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Golden State or Parent Holdings or any subsidiary thereof other than the transactions contemplated or permitted by the Agreement, the Subsidiary Merger Agreement and the Stock Option Agreement.


ISSUANCE OF LITIGATION TRACKING WARRANTS (Trademark)

     In the Agreement, Golden State agreed to take all actions necessary, and to use its reasonable best efforts, to cause the issuance and distribution of the Litigation Tracking Warrants (Trademark) to the stockholders of Golden State as soon as practicable and to use its best efforts to cause the Litigation Tracking Warrants (Trademark) to be listed on the NYSE or Nasdaq. It is a condition to the obligations of each of the parties to the Agreement to consummate the Mergers that Golden State shall have issued and distributed the Litigation Tracking Warrants (Trademark) to Golden State Stockholders. Golden State distributed the Litigation Tracking Warrants (Trademark) to the Golden State Stockholders on May 29, 1998 and the Litigation Tracking Warrants (Trademark) are authorized for quotation on Nasdaq under the symbol "GSBNZ." For more information concerning the Litigation Tracking Warrants (Trademark) , see "INFORMATION ABOUT GOLDEN STATE--General-- Distribution of Litigation Tracking Warrants (Trademark) ."


CERTAIN COVENANTS

     The Agreement contains certain other covenants made by the parties thereto to be performed prior to the Effective Time, including, among other things, the following: (i) the parties will cooperate with each other and use their reasonable best efforts to promptly prepare, file, effect, and obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities necessary in connection with the transactions contemplated by the Agreement; (ii) subject to applicable laws, each of Golden State and Parent Holdings will provide the other with access to its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and make available all information concerning its business, properties and personnel; (iii) each of Parent Holdings and Golden State will, and will cause its subsidiaries to, use its reasonable best efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements with respect to the Mergers and, subject to applicable conditions, to consummate the transactions contemplated by the Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party in connection with the Mergers and the other transactions contemplated by the Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; (iv) for any taxable period ending after the Effective Time, (1) Golden State will, at the Effective Time, replace Mafco Holdings Inc. under the Tax Sharing Agreement and will assume all of the rights and obligations of Mafco Holdings Inc. under the Tax Sharing Agreement with respect to such taxable periods, (2) New FNH will, at the Effective Time, replace FNH under the Tax Sharing Agreement and will assume all of the rights and obligations of FNH under the Tax Sharing Agreement with respect to such taxable periods, and (3) Cal Fed will continue to be bound by the Tax Sharing Agreement; (v) for any taxable period ending on or before the Effective Time, (1) New FNH will be at the Effective Time the successor to FNH pursuant to the Tax Sharing Agreement, and will assume all of the rights and obligations of FNH under the Tax Sharing Agreement, and (2) Cal Fed and Mafco Holdings, Inc. will continue to be bound by the Tax Sharing Agreement; (vi) each party to the Agreement will promptly pay all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar taxes and fees imposed upon such party or incurred in connection with the transactions contemplated by the Agreement; (vii) Parent Holdings will not, and will cause its subsidiaries not to, purchase or otherwise acquire, directly or indirectly (other than in a fiduciary capacity or in respect of a debt previously contracted or as contemplated by the Stock Option Agreement), any shares of Golden State Common Stock (1) during the period beginning fourteen days prior to the 30 trading-day period contemplated by the definition of "Average Daily Price" and ending on the Closing Date, or
(2) at any time prior to the Closing Date, if the purchase price paid in such transaction would be more than $30.00 per share; (viii) Golden State will use its reasonable best efforts to cause the shares of Golden State Common Stock to be issued pursuant to the Agreement to be approved for listing on the NYSE, subject to official notice of issuance; and (ix) prior to the Effective Time, Parent Holdings will use its commercially reasonable efforts to cause Cal Fed to amend its federal stock charter for the purposes of granting to the holders of preferred stock of Cal Fed and to the holders of the CALGZs and the CALGLs voting rights not to exceed in the aggregate 10% of the aggregate voting power of all voting securities of Cal Fed.

COVENANTS OF FGH AND HUNTER'S GLEN

     The Agreement provides that (x) prior to the Effective Time, FGH will not, and will use its reasonable best efforts to cause its affiliates not to, contract to sell, sell or otherwise transfer or dispose of any of the shares of Parent Holdings Common Stock or the FNH Class A Common Stock, and prior to the Effective Time, Hunter's Glen will not, and will use its reasonable best efforts to cause its affiliates not to, contract to sell, sell or otherwise transfer or dispose of any of the shares of FNH Class B Common Stock, or in each case any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than pursuant to the Mergers or with Golden State's prior written consent; (y) each of Hunter's Glen and FGH will not, and each will use its reasonable best efforts to cause its affiliates (other than those affiliates that are parties to the Agreement) not to, purchase or otherwise acquire, directly or indirectly (other than in a fiduciary capacity or in respect of a debt previously contracted or as contemplated by the Stock Option Agreement), any shares of Golden State Common Stock (1) during the period beginning fourteen days prior to the 30 trading-day period contemplated by the definition of "Average Daily Price" and ending on the Closing Date, or (2) at any time prior to the Closing Date at a purchase price in excess of $30.00 per share; and (z) FGH will vote all of the shares of Parent Holdings Common Stock beneficially owned by it, or over which FGH has voting power or control, directly or indirectly, in favor of the Agreement and the Plan of Merger and the transactions contemplated thereby, and against any proposal by a party other than Golden State for a business combination, merger, consolidation or similar transaction.


REPRESENTATIONS AND WARRANTIES

     Under the Agreement, Golden State has made certain representations and warranties to Parent Holdings, including those with regard to (i) the organization, existence, good standing and status of Golden State, Glendale Federal and Golden State's other subsidiaries; (ii) capitalization of Golden State and its subsidiaries; (iii) corporate power and authority with respect to the Agreement, the Stock Option Agreement and the Litigation Management Agreement, and the absence of violations of law, organizational documents or agreements; (iv) consents and approvals required for the Mergers; (v) regulatory reports; (vi) financial statements, Exchange Act filings, and books and records; (vii) broker's fees; (viii) absence of any Material Adverse Effect on Golden State; (ix) legal proceedings; (x) tax matters; (xi) employee benefit plans; (xii) certain contracts; (xiii) certain regulatory matters (xiv) environmental matters; (xv) compliance with applicable laws; (xvi) loan information; and (xvii) certain state takeover laws and charter provisions.

     Under the Agreement, Parent Holdings has made certain representations and warranties to Golden State, including those with regard to (i) the organization, existence, good standing and status of Parent Holdings, FNH and Cal Fed and their various subsidiaries; (ii) capitalization of Golden State and its subsidiaries; (iii) corporate power and authority with respect to the Agreement, the Stock Option Agreement and the Litigation Management Agreement, and the absence of violations of law, organizational documents or agreements;
(iv) consents and approvals required for the Mergers; (v) regulatory reports;
(vi) financial statements, Exchange Act filings, and books and records; (vii) broker's fees; (viii) absence of any Material Adverse Effect on Parent Holdings; (ix) legal proceedings; (x) tax matters; (xi) employee benefit plans;
(xii) certain contracts; (xiii) certain regulatory matters (xiv) environmental matters; (xv) compliance with applicable laws; and (xvi) loan information.


TERMINATION; TERMINATION FEE

     The Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Golden State Stockholders of the matters presented in connection with the Mergers, as summarized below:

     (i) by mutual consent of Golden State and Parent Holdings in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (ii) by either Golden State or Parent Holdings upon written notice to the other party (a) 60 days after the date on which any request or application for a Requisite Regulatory Approval has been denied or withdrawn at the request or recommendation of the governmental entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or


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   withdrawal a petition for rehearing or an amended application has been filed with the applicable governmental entity (provided that no party will have the right to terminate the Agreement if such denial or request or recommendation for withdrawal is due to the failure of the party seeking to terminate the Agreement to perform or observe its covenants and agreements) or (b) if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the Mergers;

     (iii) by either Parent Holdings or Golden State if the Holding Company Mergers have not been consummated on or before December 31, 1998, unless the failure of the Closing to occur by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe any of its covenants or agreements;

     (iv) by either Parent Holdings or Golden State (provided that if the terminating party is Golden State, Golden State is not in material breach of any of its obligations with respect to the Special Meeting) if any approval of the stockholders of Golden State required for the consummation of the Mergers has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

     (v) by either Parent Holdings or Golden State (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Agreement) if there has been a material breach of any of the representations or warranties on the part of the other party which is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party will have the right to terminate the Agreement unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Mergers; or

     (vi) by either Parent Holdings or Golden State (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there has been a material breach of any of the covenants or agreements on the part of the other party which has not been cured within thirty days following receipt by the breaching party of written notice of such breach, or which breach, by its nature cannot be cured prior to the Closing.

     In the event of termination of the Agreement by either Parent Holdings or Golden State, the Agreement will immediately become void and have no effect except (i) certain provisions of the Agreement relating to confidential information and payment of expenses will survive any termination of the Agreement, (ii) notwithstanding anything to the contrary contained in the Agreement, no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the Agreement, and (iii) at or following any such termination, in the event that both an Initial Triggering Event and a Subsequent Triggering Event (each as defined in the Stock Option Agreement) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in the Stock Option Agreement), then, in addition to any rights which Parent Holdings may have under the Stock Option Agreement, Golden State will pay to Parent Holdings a cash termination fee of $50 million (the "Termination Fee"). See "--Stock Option Agreement."


WAIVER AND AMENDMENT

     The Agreement may be amended by the parties to the Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Golden State by a written instrument signed on behalf of each of the parties to the Agreement.

     At any time prior to the Effective Time, each of the parties to the Agreement, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party, or in any document delivered by the other party, pursuant to the Agreement and (c) waive compliance with any of the agreements or conditions of the other party contained in the Agreement. Any agreement on the part of a party to any such extension or


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

waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


EMPLOYEE MATTERS

     Following the Mergers, the employees of Glendale Federal (the "Glendale Federal Employees") will be entitled to participate in the employee benefit plans of Cal Fed in which similarly situated employees of Cal Fed participate, to the same extent as similarly-situated employees of Cal Fed (it being understood that inclusion of Glendale Federal Employees in Cal Fed's employee benefit plans may occur at different times with respect to different plans). With respect to each employee benefit plan of Cal Fed, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with Glendale Federal will be treated as service with Cal Fed; provided however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Following the Mergers and the Subsidiary Merger, Golden State will honor and will cause Cal Fed to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing on or prior to the execution of the Agreement which are between Golden State or Glendale Federal and any director, officer or employee thereof and which have been disclosed by Golden State to Parent Holdings.


ACCOUNTING TREATMENT

     The Mergers will each be accounted for as a "purchase," as such term is used under GAAP, for accounting and financial reporting purposes. Golden State will be treated as the acquired corporation for such purposes. Golden State's assets, liabilities, and other items will be adjusted to their estimated fair value at the closing date of the Mergers and combined with the historical book values of the assets and liabilities of Parent Holdings. Applicable income tax effects of such adjustments will be included as a component of the combined entity's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill and amortized against earnings over a 15-year period following consummation of the Mergers. For further information concerning the amount of goodwill to be recorded in connection with the Mergers and the amortization thereof, see Note D of Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

     The unaudited pro forma condensed combined financial information contained in this Proxy Statement has been prepared using the purchase method of accounting. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

     The following is a summary of the material United States federal income tax consequences of the Mergers to Golden State Stockholders. The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and differing interpretations. This discussion does not address all aspects of federal taxation that may be relevant to particular Golden State Stockholders in light of their particular circumstances, nor does it address the state, local or foreign tax consequences of the Mergers.

     No gain or loss will be recognized by Golden State Stockholders solely as a result of the Mergers.

     The respective obligations of the parties to consummate the Mergers are conditioned upon the receipt by Parent Holdings of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and upon the receipt by Golden State of the opinion of Wachtell, Lipton, Rosen & Katz (the "Tax Opinions"), each dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such Tax Opinions, and which are consistent with the state of facts existing at the Effective Time, for United States federal income tax purposes, the Mergers will each qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

     (1) No gain or loss will be recognized by Parent Holdings, FNH, Golden State or Golden State Financial as a result of the Holding Company Mergers;



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

     (2) No gain or loss will be recognized by Cal Fed and Glendale Federal as a result of the Subsidiary Bank Merger (except to the extent that Cal Fed or Glendale Federal may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Bank Merger); and

     (3) No gain or loss will be recognized by the stockholders of Parent Holdings or FNH solely as a result of the receipt of Golden State Common Stock at the Effective Time in exchange for Parent Holdings Common Stock or FNH Class B Common Stock pursuant to the Holding Company Mergers.


NO APPRAISAL RIGHTS

     Pursuant to Section 262(b) of the Delaware General Corporation Law, the stockholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date fixed to determine stockholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders. Golden State Stockholders are not entitled to appraisal rights in connection with the Golden State Merger because, as of the Record Date, the shares of Golden State Common Stock were listed on the NYSE and were held of record by more than 2,000 holders.


EXPENSES

     All costs and expenses incurred in connection with the Agreement, the Stock Option Agreement and the transactions contemplated thereby will be paid by the party incurring such expense.


STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the Stock Option Agreement, dated as of February 4, 1998 (the "Stock Option Agreement"), by and between Parent Holdings and Golden State, which is attached hereto as Appendix
B. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

     As an inducement to Parent Holdings to enter into the Agreement, Parent Holdings and Golden State entered into the Stock Option Agreement. Pursuant to the Stock Option Agreement, Golden State granted to Parent Holdings an option to purchase up to 10,165,950 shares (the "Option Shares") of Golden State Common Stock (representing approximately 19.9% of the issued and outstanding shares of such Golden State Common Stock without giving effect to the shares that may be issued upon exercise of such option) at an exercise price of $24.00 per share (the "Exercise Price"), subject to the terms and conditions set forth therein. Further, Golden State and Parent Holdings agreed that Parent Holdings will not be entitled to any Litigation Tracking Warrants (Trademark) or any payment in respect thereof by virtue of the Option and, in the event Parent Holdings becomes entitled to receive any shares of Golden State Common Stock pursuant the terms of the Stock Option Agreement, Golden State may make such provisions as are necessary to effectuate the foregoing.

     The Stock Option Agreement provides that Parent Holdings may exercise the Option, from time to time, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below); provided that Parent Holdings will have sent to Golden State written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in the Stock Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in Golden State. Any exercise of the Stock Option will be deemed to occur on the date such notice is sent.

     For purposes of the Stock Option Agreement:

     (a) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after February 4, 1998: (i) Golden State or any subsidiary of Golden State, without


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   Parent Holdings' prior written consent, enters into an agreement to engage in, or the Golden State Board authorizes, recommends or proposes (or publicly announces its intention to take any of the foregoing actions) an Acquisition Transaction (as defined below) with any person other than Parent Holdings or any subsidiary of Parent Holdings, or the Golden State Board publicly withdraws or modifies, or publicly announces its interest in taking such action, in any manner adverse to Parent Holdings, its recommendation to the Golden State Stockholders to approve the Mergers in anticipation of an Acquisition Transaction; (ii) any person other than Parent Holdings, any subsidiary of Parent Holdings or any subsidiary of Golden State acting in a fiduciary capacity in the ordinary course of its business acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Golden State Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder); (iii) any person other than Parent Holdings or any subsidiary of Parent Holdings makes a bona fide proposal to Golden State or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction; (iv) after an overture is made by a third party to Golden State or its stockholders to engage in an Acquisition Transaction, Golden State breaches any covenant or obligation contained in the Agreement and such breach (x) would entitle Parent Holdings to terminate the Agreement and (y) has not been cured prior to the Notice Date (as defined below); or (v) any person other than Parent Holdings or any Subsidiary of Parent Holdings, other than in connection with a transaction to which Parent Holdings has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction;

     (b) The term "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction, involving Golden State or any of its significant subsidiaries, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or deposits of Golden State or its significant subsidiaries, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Golden State, or
   (iv) any substantially similar transaction (other than mergers, consolidations, purchases or similar transactions involving only Golden State and its existing subsidiaries or any two or more such subsidiaries in a transaction that does not violate the Agreement); and

     (c) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after February 4, 1998: (i) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Golden State Common Stock; or (ii) the occurrence of the Initial Triggering Event described above in clause
   (a)(i), except that the percentage referred to in subclause (iii) of the definition of "Acquisition Transaction" set forth above shall be 20%.

     The Option will expire upon the occurrence of an "Exercise Termination Event," defined as: (i) the Effective Time; (ii) termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Parent Holdings as a result of Golden State's breach of a covenant set forth in the Agreement (unless the breach by Golden State giving rise to such right of termination is nonvolitional); or (iii) twelve months after the termination of the Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by Parent Holdings as a result of Golden State's breach of a covenant set forth in the Agreement (unless the breach by Golden State giving rise to such right of termination is non-volitional).

     The closing of a purchase of shares pursuant to the Stock Option Agreement is subject to receipt of all necessary governmental approvals, provided, however, that if the Option cannot be exercised because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire no earlier than on the tenth business day after such injunction, order or restraint shall have been dissolved or shall have become permanent and no longer subject to appeal, as the case may be.

     As of the date of this Proxy Statement, to the knowledge of Golden State, no Initial Triggering Event or Subsequent Triggering Event has occurred.


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     The number and type of securities subject to the Option and the Exercise
Price will be adjusted for any change in or distribution in respect of the Golden State Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares or similar transaction so as to fully preserve the economic benefits provided under the Stock Option Agreement. The number of shares of Golden State Common Stock subject to the Option will also be adjusted in the event additional shares of Golden State Common Stock are issued or otherwise become outstanding or are redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Stock Option Agreement such that the number of shares of Golden State Common Stock subject to the Option, together with shares previously purchased pursuant thereto, represents 19.9% of the Golden State Common Stock then issued and outstanding, without giving effect to shares subject to or issuable pursuant to the Option. In no event will the number of shares of Golden State Common Stock for which the Option is exercisable exceed 19.9% of Golden State Common Stock then issued and outstanding, without giving effect to the shares subject to or issuable pursuant to the Option.

     Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the holder or holders of the Option (the "Holder"), delivered prior to an Exercise Termination Event, Golden State (or any successor thereto) will repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such longer period as provided in the Option Agreements), Golden State will repurchase such number of the Option Shares from the Owner as the Owner designates at a price equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

     A "Repurchase Event" will be deemed to have occurred upon (a) the consummation of any merger, consolidation or similar transaction involving Golden State or any purchase, lease or other acquisition of all or a substantial portion of the assets of Golden State (other than transactions not constituting an Acquisition Transaction) or (b) the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Golden State Common Stock.

     The term "Market/Offer Price" means the highest of (i) the price per share of Golden State Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Golden State Common Stock to be paid by any third party pursuant to an agreement with Golden State, (iii) the highest closing price for shares of Golden State Common Stock within the six-month period immediately preceding the date the Holder or the Owner, as the case may be, gives notice of the required repurchase of this Option or any Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Golden State's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Golden State as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Golden State, divided by the number of shares of Golden State Common Stock outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Golden State.

     Pursuant to the terms of the Stock Option Agreement, Parent Holdings' Total Profit (as defined below) may not exceed $25 million. "Total Profit" is defined to mean the aggregate (before taxes) of (i) any amount received pursuant to Golden State's repurchase of the Option (or any portion thereof) pursuant to the terms of the Stock Option Agreement, (ii) any amount received pursuant to Golden State's repurchase of the Option Shares (less the purchase price of such Option Shares), (iii) any net cash received pursuant to the sale of Option Shares to any unaffiliated party (less the purchase price of such Option Shares), (iv) any amounts received on transfer of the Option or any portion thereof to any unaffiliated party and (v) any equivalent amounts received with respect to the Substitute Option (as hereinafter defined). In addition, Parent Holdings may not exercise the Option for a number of Option Shares as would, as of the date of such exercise, result in Parent Holdings (if it were immediately to sell such Option Shares, together with all other Option Shares held by Parent Holdings and its affiliates as of such date, at the closing market price of Golden State Common Stock on the immediately preceding trading day) realizing a net gain in excess of $25 million.


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

     The Stock Option Agreement provides that neither party may assign any of its rights or obligations thereunder without the written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Parent Holdings may, subject to certain limitations, assign its rights and obligations thereunder in whole or in part within 90 days following such Subsequent Triggering Event (subject to extension as described the Stock Option Agreement).

     In the event that, prior to an Exercise Termination Event, Golden State enters into any agreement (i) to merge into or consolidate with any person other than Parent Holdings or one of its subsidiaries such that Golden State is not the surviving corporation, (ii) to permit any person, other than Parent Holdings or one of its subsidiaries, to merge into Golden State and Golden State is the surviving corporation, but, in connection with such merger, the then outstanding shares of Golden State Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or the outstanding shares of Golden State Common Stock prior to such merger shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than Parent Holdings or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the Option will be converted into or exchanged for an option (the "Substitute Option") to purchase securities of either the acquiring person (including Golden State if Golden State is the surviving entity), or any person that controls the acquiring person, in either case at the election of the Holder.

     Golden State has granted Parent Holdings certain registration rights with respect to the Option and any Option Shares. These rights include requiring Golden State to file up to two registration statements under the Securities Act in order to permit the sale or other disposition of the Option and any Option Shares. In addition, in the event that at the time of any request by Parent Holdings for registration, Golden State is in registration with respect to an underwritten public offering of shares of Golden State Common Stock, Golden State will allow Parent Holdings to participate in such registration, subject to certain limitations. In connection with any registration described above, the Holder may require Golden State to become a party to any underwriting agreement relating to the sale of shares thereunder, but only to the extent of obligating itself in respect of customary representations, warranties, indemnities and other customary agreements.

     Certain rights and obligations of the parties under the Stock Option Agreement are subject to receipt of required regulatory approvals. See "--Regulatory Approvals Required for the Mergers." Parent Holdings and Golden State will each use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by the Stock Option Agreement, including without limitation making application to list the shares of Golden State Common Stock issued pursuant to the Stock Option Agreement on the NYSE upon official notice of issuance and applying to the Federal Reserve Board and/or the OTS, as applicable, for approval to acquire such shares, but Parent Holdings will not be obligated to apply to state banking authorities for approval to acquire the shares of Golden State Common Stock issuable pursuant to the Stock Option Agreement until such time, if ever, as it deems appropriate to do so.

     Effect of Stock Option Agreement. Golden State entered into the Stock Option Agreement and agreed to the Termination Fee as an inducement to Parent Holdings to enter into the Agreement. The Stock Option Agreement and the Termination Fee are intended to increase the likelihood that the Mergers will be consummated in accordance with the terms of the Agreement. Consequently, certain aspects of the Stock Option Agreement and the Termination Fee may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Golden State from considering or proposing such an acquisition. The acquisition of Golden State or an interest in Golden State, or an agreement to do either, could cause the Option to become exercisable and the Termination Fee to become payable. The existence of the Option and the Termination Fee could increase the cost to a potential acquiror of acquiring Golden State compared to its cost had the Stock Option Agreement and the Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Golden State than it might otherwise have proposed to pay.


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

LITIGATION MANAGEMENT AGREEMENT

     Golden State, Glendale Federal and Cal Fed have entered into a litigation management agreement (the "Litigation Management Agreement") with the Litigation Managers. The provisions of the Litigation Management Agreement generally become effective at the Effective Time of the Mergers. Pursuant to the Litigation Management Agreement, as of the Effective Time, Golden State will employ and retain the Litigation Managers to manage and pursue the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation and oversee the matters related to the Litigation Tracking Warrants (Trademark) , CALGZs and CALGLs (collectively referred to as the "Litigation Securities") in a manner consistent with the best interests of the holders of such securities (the "Holders"), Golden State, Glendale Federal and Cal Fed. In addition, the Golden State Board will establish a committee of its board of directors (the "Glendale Committee") that will be vested with the powers and rights of the Golden State Board with respect to matters related to the Glendale Goodwill Litigation and the Litigation Tracking Warrants (Trademark) and a committee of its board of directors (the "Cal Fed Committee") that will be vested with the powers and rights of the Golden State Board with respect to all matters related to the Cal Fed Goodwill Litigation, the CALGZs and the CALGLs. The Litigation Managers will report directly to the Glendale Committee with respect to the Glendale Goodwill Litigation and the Litigation Tracking Warrants (Trademark) and will report directly to the Cal Fed Committee with respect to matters related to the Cal Fed Goodwill Litigation, the CALGZs and the CALGLs. The Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation are sometimes collectively referred to herein as the "Goodwill Litigation."

     Subject to the terms of the Litigation Management Agreement, the Litigation Managers will have authority to prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue the Goodwill Litigation, in whole or in part, and to oversee the matters related to the Litigation Securities and the recovery, disposition or other handling of the proceeds of the Goodwill Litigation and any expenses thereof. The Litigation Managers will have the power to carry out their responsibilities in their sole discretion subject to periodic consultation with the appropriate Litigation Committee and the approval of such Litigation Committee with respect to any final settlement of the litigation, any decision to permanently abandon or otherwise cease to prosecute such litigation or any decision to expend funds of Golden State or Cal Fed. The powers and authority of the Litigation Managers will include, without limitation, the power and authority: (i) without prior or further authorization, to control and exercise authority over, subject to the terms of the Litigation Securities, the management and conduct of the Goodwill Litigation and matters relating to the Litigation Securities; (ii) to coordinate and manage the application for any regulatory, stock exchange, stock market or other approvals or the making of any filings required to carry out the transactions contemplated by the Litigation Securities, including without limitation directing Golden State to issue the shares of common stock of Golden State or any successor upon exercise of the Litigation Tracking Warrants (Trademark) ; (iii) to authorize the payment by Golden State or its subsidiaries of expenses relating to the Goodwill Litigation and the Litigation Securities; (iv) to retain counsel and advisors, including accountants, investment bankers, experts and others in connection with the Goodwill Litigation and the Litigation Securities (or any other matters contemplated by the Litigation Management Agreement), or to retain sub-managers or other agents, and to cause the same to be reasonably compensated by Golden State or its subsidiaries for services rendered; (v) to enter into contracts, agreements and other arrangements and to execute pleadings, affidavits and other court documents, and to participate in, initiate or request settlement or other conferences, hearings or discussions on behalf of Golden State, Glendale Federal or Cal Fed or their successors, necessary or appropriate to carry out their responsibilities under the Litigation Management Agreement; (vi) subject to certain restrictions described in the next paragraph, to make any determinations or valuations contemplated by the terms of the Litigation Tracking Warrants (Trademark) or that are otherwise required to be made in order to fulfill the intent of the terms of such securities; (vii) with respect to any non-cash proceeds of the Goodwill Litigation, to sell, convey, transfer, pledge, encumber or liquidate on behalf of Golden State such non-cash proceeds or any part thereof or any interest therein, upon such terms and for such consideration as the Litigation Managers in their sole and absolute discretion deem desirable; and (viii) to publish or mail any notices contemplated by the Litigation Securities or otherwise deemed advisable by the Litigation Managers in connection with such securities. Notwithstanding anything to the contrary contained in the Litigation Management Agreement, the Golden State Board (solely through the Glendale Committee in the case of the Glendale Goodwill Litigation and the Litigation Tracking Warrants (Trademark) ) will have and maintain ultimate authority with respect to all matters relating to the Goodwill


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

Litigation, the Litigation Tracking Warrants (Trademark) and the CALGZs and CALGLs, and nothing will be deemed to relieve the Golden State Board (or, with respect to matters related to the Glendale Goodwill Litigation and the Litigation Tracking Warrants (Trademark) , the Glendale Committee) of any of its rights, authorities or obligations under applicable law or to create any obligations in conflict with or in derogation of such rights, authorities or obligations.


     Any determinations or valuations contemplated by the terms of the Litigation Securities or otherwise required to fulfill the intent of the terms of such securities will first be made by the Litigation Managers. Such determinations and valuations will be subject to review by the appropriate Litigation Committee, the decision of which will be final and binding absent manifest error. In making such determinations or valuations, the Litigation Managers may retain such accountants, investment bankers, counsel or other advisers and experts as they deem appropriate, and will be fully protected in relying upon the foregoing.


     Golden State, Cal Fed and Glendale Federal, and their respective successors, will cooperate with the Litigation Managers with respect to the duties and responsibilities of the Litigation Managers and, without limiting the generality of the foregoing, will provide the Litigation Managers with such access to their books, records, offices and other facilities and to their employees, agents, attorneys and independent accountants as the Litigation Managers reasonably require for the purpose of performing their respective duties and exercising their powers under the Litigation Management Agreement. The Litigation Managers will have authority to consult with and instruct attorneys of Cal Fed and Glendale Federal in connection with the Cal Fed Goodwill Litigation and the Glendale Goodwill Litigation, respectively. Golden State will use its reasonable best efforts to cause the relevant officers, employees, agents and representatives of Cal Fed and its successors to be available to provide testimony and to execute documents, in each case required in the reasonable judgment of the Litigation Managers, for the purpose of prosecuting the Goodwill Litigation, including execution of any complaints, motions, answers and other pleadings, affidavits, requests and notices, other than pursuant to instructions that are determined to be unreasonable by the appropriate Litigation Committee.


     For their service as Litigation Managers, each of Messrs. Trafton and Fink will be entitled to certain compensation and benefits. The Litigation Managers will be bound by certain noncompetition and nonsolicitation covenants. See "--Interests of Certain Persons in the Merger." If at any time there are no Litigation Managers with respect to either the Glendale Goodwill Litigation or the Cal Fed Goodwill Litigation (or the remaining Litigation Manager has informed Golden State in writing that such Litigation Manager intends to retire, resign or otherwise cease to serve in such capacity), the respective Litigation Committee may appoint a successor Litigation Manager or Litigation Managers. Golden State may not effect or permit a change of control (as defined in the Litigation Management Agreement) unless the proposed acquiror or successor agrees to take such actions as are necessary and appropriate to assure that the rights of the Litigation Managers under the Litigation Management Agreement, as well as the rights of the Holders, are honored and not affected in any adverse manner.

     The Litigation Management Agreement provides that the initial directors of the Glendale Committee will be the GSB Directors, and the initial members of the Cal Fed Committee will be Mr. Ford, Mr. Webb, Howard Gittis, Paul M. Bass, Jr. and George W. Bramblett, Jr. (see "INFORMATION ABOUT PARENT HOLDINGS--Directors and Executive Officers of Parent Holdings and Cal Fed"). Each Litigation Committee will at all times have at least two members. The Litigation Committee members will also be members of the Golden State Board and/or the board of directors of Cal Fed, provided that the members of the Litigation Committees will not be required to be members of such boards of directors after a change of control (as defined in the Litigation Management Agreement) of Golden State. The Golden State Board will, subject to the provisions described in the remainder of this paragraph, nominate the members of the Litigation Committees from time to time to be elected to further terms as directors of Golden State or Cal Fed, as the case may be. If a Litigation Committee member resigns, dies or otherwise becomes unable to act as a member of such Litigation Committee, a majority of the remaining members of such Litigation Committee will have the sole authority to appoint a successor. If such successor is required to be a member of the Golden State Board, then, provided that such individual is reasonably acceptable to the Golden State Board, the Golden State Board will promptly appoint the individual chosen as successor to the Golden State Board and will cause such individual to be nominated


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

for election to the Golden State Board at the next meeting at which directors are to be elected. A majority of a Litigation Committee's members may vote at any time to remove a Litigation Committee member and to appoint a new member to fill the vacancy so created.

     Subject to the authority delegated to the Litigation Managers under the Litigation Management Agreement, each Litigation Committee may commit to and will cause to be paid its attorneys' compensation for services rendered and expenses incurred, may enter into arrangements on such terms as may be approved by such Committee with such counsel and may commit to and will cause to be paid all such persons or entities that it retains compensation for services rendered and expenses incurred. The Golden State Committee (in the case of the Glendale Goodwill Litigation), the Cal Fed Committee (in the case of the Cal Fed Goodwill Litigation) and the Litigation Managers will have the power to authorize the expenditure by Golden State of all funds deemed by such Litigation Committee or Litigation Manager to be reasonably necessary to pursue the Goodwill Litigation or in respect of the Litigation Securities (and such funds are expected to amount to at least $10 million in the case of the Glendale Goodwill Litigation and $20 million in the case of the Cal Fed Goodwill Litigation), such expenditures including, without limitation, all legal and other professional fees and costs incurred in connection with the respective Goodwill Litigation, the respective Litigation Securities, the compensation and expense reimbursements of the Litigation Committees under the Litigation Management Agreement, payment of any expenses incurred by or on behalf of the Litigation Managers and the compensation of the Litigation Managers, costs and expenses of counsel and experts retained by the respective Litigation Committee and any amounts paid pursuant to the indemnity and insurance provisions of the Litigation Management Agreement. The parties expect to allocate costs attributable to the salary of the Litigation Managers to the Glendale Goodwill Litigation or the Cal Fed Goodwill Litigation, as the case may be, based upon the percentage of such Litigation Manager's time spent working on matters related to such litigation, and expect to allocate costs attributable to each Litigation Manager's Pension Benefit and Medical Benefits equally as expenses of the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation. See "--Interests of Certain Persons in the Merger."

     Each Litigation Committee may act only with the concurrence of a majority of its members; provided, however, that a Litigation Committee may designate a Chairman to act as the administrative Litigation Committee member. A Litigation Committee may delegate to its Chairman such authority as the Litigation Committee may determine.

     Litigation Committee members will be entitled to receive reasonable fees (equal to at least the highest fees received by members of other committees of the Golden State Board) for their service as such as determined by the Golden State Board.

     The Litigation Committees, the members thereof and the Litigation Managers will not be liable to Golden State, any subsidiary thereof or the Holders for any action, omission, decision, determination or undertaking unless it has been shown by clear and convincing evidence in a court of competent jurisdiction that such action, omission, decision, determination or undertaking was undertaken with deliberate intent to cause substantial injury to Golden State or the Holders or with reckless disregard for the best interests of such persons. If a Litigation Committee, any member thereof or a Litigation Manager consults with counsel or other experts in connection with its, his or her duties under the Litigation Management Agreement, such person or committee will be fully protected with respect to any action, omission, decision, determination or undertaking taken, suffered or permitted by it or them in good faith and in accordance with the advice of such counsel or other experts. Litigation Committee members and the Litigation Managers will be indemnified and held harmless by Golden State against all claims, demands, obligations, liabilities and expenses, including amounts paid in satisfaction of judgments, in settlements approved by Golden State or as fines or penalties and counsel fees reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding by one or more Holders or by any other person, whether civil or criminal, in which such person may be involved, or with which such person may be threatened, by reason of the fact that such person is or was a Litigation Committee member or Litigation Manager, provided that such Litigation Committee member or Litigation Manager will not be entitled to indemnity in respect of any matter as to which it is shown in a court of competent jurisdiction that the conduct at issue was undertaken with deliberate intent to cause substantial injury to Golden State or the Holders or with reckless disregard for the best interests of such persons. Golden State will also use its reasonable best efforts to cause an endorsement to its directors and officers insurance policy to adequately ensure that each of the members of such Litigation Committee and the Litigation Managers will be indemnified against any loss, liability or damage for which such person is entitled to be indemnified under the Litigation Management Agreement and that is attributable to the Goodwill Litigation or the Litigation Securities. In addition to the rights under the Litigation Management Agreement, each Litigation Committee member and Litigation Manager will be indemnified and insured as a director and employee of Golden State to the fullest extent provided to directors and executive officers, respectively, of Golden State, provided that no such indemnification or insurance will be less favorable than that provided by Golden State in favor of such persons as the date of the Litigation Management Agreement.

     The Litigation Management Agreement will automatically terminate and be of no further force or effect upon the earlier to occur of (a) the termination of the Agreement in accordance with its terms or (b) the occurrence of all of the following events: (i) a final nonappealable judgment or order in, or a final settlement of, the Goodwill Litigation, (ii) fulfillment of all obligations to the Holders under the terms of the Litigation Securities and (iii) the payment of all amounts owing to the Litigation Managers under the Litigation Management Agreement (except that in the case of a termination pursuant to the provisions described in clause (b), the indemnity and insurance provisions of the Litigation Management Agreement will continue for a period of six years following such termination and obligations in respect of the Pension Benefits and the Medical Benefits will survive such termination).

     The foregoing description of the Litigation Management Agreement is not complete and is qualified in its entirety by reference to the Litigation Management Agreement, which is set forth as Appendix C hereto.


SUBSIDIARY MERGER AGREEMENT

     In accordance with the terms of the Agreement, Cal Fed and Glendale Federal will enter into the Subsidiary Merger Agreement. Pursuant to the Subsidiary Merger Agreement, Glendale Federal will be merged with and into Cal Fed following consummation of the Holding Company Mergers. The respective obligations of Cal Fed and Golden State to consummate the Subsidiary Bank Merger are conditioned upon satisfaction of the following conditions: (i) the satisfaction or waiver by Golden State and Parent Holdings of all conditions to consummation of the Holding Company Mergers set forth in the Agreement; (ii) no order, injunction or decree preventing the consummation of the Subsidiary Bank Merger shall be in effect, nor shall any statute, rule, regulation or similar action be enacted or enforced which prohibits, restricts or makes illegal the consummation of the Subsidiary Bank Merger; (iii) the approval of the Subsidiary Merger Agreement by the respective sole stockholders of Cal Fed and Glendale Federal; and (iv) all requisite regulatory approvals and all requisite consents, approvals and permits of and notices to non-governmental third parties shall have been filed or obtained and shall continue to be in full force and effect at the time of consummation of the Subsidiary Bank Merger (see "--Regulatory Approvals Required for the Mergers"). The Subsidiary Merger Agreement will terminate immediately upon any termination of the Agreement, and may be terminated prior to effectiveness of the Subsidiary Bank Merger by the mutual consent of Glendale Federal and Cal Fed.


REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Agreement, on or prior to the Closing Date, FGH and Hunter's Glen will enter into a registration rights agreement (the "Registration Rights Agreement") with Golden State. The Registration Rights Agreement will provide "demand rights" to FGH and Hunter's Glen pursuant to which Golden State will file a registration statement under the Securities Act covering the resale of shares of Golden State Common Stock issued to FGH and/or Hunter's Glen under the Agreement upon receipt of a request from FGH or Hunter's Glen. Additionally, if Golden State proposes to register any common equity securities for sale pursuant to an underwritten offering, FGH and Hunter's Glen will be entitled to include in such registration statement such number of shares as FGH and Hunter's Glen desire to sell, subject to certain limitations. The Registration Rights Agreement will contain other customary covenants by Golden State, FGH and Hunter's Glen and customary indemnification, resale restrictions and other provisions, and Golden State will pay all registration expenses incurred in connection with the transactions contemplated by the Registration Rights Agreement.


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

CERTAIN LITIGATION


     Following the public announcement of the Agreement and the proposed Mergers, several separate purported class action lawsuits were filed by certain stockholders of Golden State, naming Golden State, its individual directors and, in certain cases, FNH and MacAndrews Holdings, as defendants. The litigation was consolidated into one action in the Delaware Court of Chancery, captioned In re Golden State Bancorp Inc. Shareholders Litigation, Consolidated C.A. No. 16175NC. The plaintiffs in such litigation have alleged, among other things, that the individual members of the Golden State Board breached their fiduciary duties to Golden State's stockholders by entering into the Agreement. The plaintiffs are seeking, on behalf of themselves and all similarly situated stockholders of Golden State, among other things: (i) class certification, (ii) an order enjoining, preliminarily and permanently, the Mergers (or, in the event the Mergers are consummated prior to the entry of a final order, rescission of the Mergers and/or damages, including rescissory damages) and
(iii) costs and disbursements, including attorneys' fees. In addition, several purported class action complaints alleging substantially similar claims and seeking substantially similar relief have been filed in Los Angeles County Superior Court in the State of California. The plaintiffs in such actions have agreed to a stay of such action pending disposition of the consolidated action pending in the Delaware Court of Chancery. Golden State believes that it has meritorious defenses to each of the claims made in connection with each litigation described above.


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

        MANAGEMENT AND OPERATIONS OF GOLDEN STATE FOLLOWING THE MERGERS

     Executive Officers. Following the consummation of the Mergers, it is anticipated that Mr. Ford will serve as Chairman and Chief Executive Officer of Golden State, and Carl B. Webb, the President and Chief Operating Officer of Cal Fed, will become President and Chief Operating Officer of Golden State. For more information on Messrs. Ford and Webb and the other executive officers of Cal Fed, see "INFORMATION ABOUT PARENT HOLDINGS--Directors and Executive Officers of Parent Holdings and Cal Fed."

     Board of Directors. Golden State has agreed that it will use its best efforts to obtain on or prior to the Closing Date the resignations of the directors of Golden State and each of its subsidiaries other than the GSB Directors, who will remain on the Golden State Board following the Effective Time. The GSB Directors will be apportioned among the three classes of Golden State directors such that at least one but no more than two of such directors will serve in each of the three classes of directors following the Effective Time. The GSB Directors are expected to be Brian P. Dempsey, John F. King, John
F. Kooken, Thomas S. Sayles and Cora M. Tellez.

     Effective as of the Closing Date, Golden State will cause its Board of Directors to be expanded to fifteen members and will appoint ten persons designated by the Board of Directors of Parent Holdings to fill the vacancies on the Golden State Board resulting from the aforementioned resignations and such expansion. The following individuals currently serving on the Board of Directors of Cal Fed are expected to be appointed as members of the Golden State Board as of the Effective Time: Ronald O. Perelman, Gerald J. Ford, Carl
B. Webb, Paul M. Bass, Jr., George W. Bramblett, Jr., Bob Bullock, Howard Gittis, Gabrielle K. McDonald, Lynn Schenk, and Robert Setrakian. From and after the Effective Time until the earlier of a Change in Control (as defined in the Litigation Management Agreement) or the resolution of all matters relating to the Glendale Goodwill Litigation and the Litigation Tracking Warrants (Trademark) , Golden State will continue to include each GSB Director or his successor as designated by such GSB Directors on the list of nominees for director presented by the Golden State Board at any annual meeting of stockholders of Golden State at which such GSB Director's term will expire, and, subject to the Litigation Management Agreement, Golden State will cause each GSB Director while such GSB Director is serving on the Golden State Board to be appointed as a member of the Glendale Committee (as defined in the Litigation Management Agreement) and will maintain such Glendale Committee as contemplated by the Litigation Management Agreement. See "THE MERGERS--Interests of Certain Persons in the Mergers" and "--Litigation Management Agreement."

     For more information concerning the persons currently serving on the Board of Directors of Cal Fed who will serve on the Golden State Board as of the Effective Time, see "INFORMATION ABOUT PARENT HOLDINGS--Directors and Executive Officers of Parent Holdings and Cal Fed."

     Litigation Management Agreement. In connection with the execution of the Agreement, Golden State, Glendale Federal, Cal Fed and Messrs. Trafton and Fink entered into the Litigation Management Agreement which will generally become effective upon the consummation of the Mergers. The Litigation Management Agreement contemplates, among other things, that Messrs. Trafton and Fink will, pursuant to the terms thereof, manage and be responsible for determinations concerning the Glendale Goodwill Litigation and the Cal Fed Goodwill Litigation on behalf of the combined company after the Mergers. In this connection, Messrs. Trafton and Fink will report to the Glendale Committee with respect to matters related to the Glendale Goodwill Litigation and the Litigation Tracking Warrants (Trademark) , and the Board of Directors of such surviving corporation will generally delegate its authority with respect to such matters to the Glendale Committee. The Agreement provides that Golden State will cause each GSB Director to be appointed as a member of the Glendale Committee and that it will maintain the Glendale Committee as contemplated by the Litigation Management Agreement. The services of Messrs. Trafton and Fink under the Litigation Management Agreement may be terminated under certain circumstances set forth in the Litigation Management Agreement. The description of the provisions of the Litigation Management Agreement set forth above is not complete and is qualified in its entirety by reference to the Litigation Management Agreement, which is set forth as Appendix C hereto. See "THE MERGERS--Litigation Management Agreement."

     Operations. While there can be no assurances as to the achievement of such business and financial goals, Golden State and Parent Holdings currently expect to achieve approximately $131 million in annual pre-tax expense savings as a result of the Mergers (in addition to the $31 million in annual pre-tax expense savings expected to be realized as a result of the CENFED Merger and the RedFed Merger), to be fully phased in by the end of calendar year 1999. The expense savings will be derived through reductions in compensation and benefit expense, occupancy and equipment costs, efficiencies in spending for marketing initiatives and various other reductions. In connection with the achievement of the foregoing expense savings, Golden State expects that approximately 50 to 60 branch locations of Glendale Federal and Cal Fed will be closed and the total workforce of the combined company will be reduced by approximately 1,100 positions. Golden State and Parent Holdings also expect that the combined company will incur pre-tax merger and integration expenses (including post-merger severance and relocation expenses) of approximately $200 million (of which it is estimated that $74 million will be charged to period earnings) in the fiscal year in which the Mergers are consummated. Golden State's expense reduction and cost estimates are forward looking statements. While the foregoing represents management's current estimates of the expense savings that will be realized and the merger and integration costs that will be incurred, the ultimate level and timing or recognition of such savings and costs will be based on the final merger and integration plan to be completed in the coming months; the types and amounts of actual expense savings and costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these savings and costs. See "FORWARD-LOOKING STATEMENTS."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     Basis of Presentation. The following Unaudited Pro Forma Condensed Combined Financial Statements have been prepared to reflect the Mergers, the Other Pro Forma Events, the Refinancing (assuming that (i) 100% of the FNH Notes are acquired in connection with the Refinancing, and (ii) all outstanding shares of Cal Fed Preferred Stock are acquired in connection with the Refinancing or are subsequently redeemed by Cal Fed), the RedFed Merger and the CENFED Merger. The Mergers, the RedFed Merger and the CENFED Merger will each be accounted for as a purchase. The recorded assets, liabilities and other items of CENFED and RedFed will be recorded in Golden State's consolidated financial statements at their estimated fair value at the respective closing dates of the CENFED Merger and the RedFed Merger. The recorded assets, liabilities and other items of Golden State will be adjusted to their estimated fair value in Golden State's consolidated financial statements on the closing date of the Mergers. See "THE MERGERS--Accounting Treatment." Golden State's assets, liabilities and other items will be adjusted to their estimated fair value at the closing date of the Mergers and combined with the historical book values of the assets and liabilities of Parent Holdings. Applicable income tax effects of such adjustments are included as a component of the combined entity's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items, adjusted as discussed above, and the purchase price, is recorded as goodwill.

     The Unaudited Pro Forma Condensed Combined Financial Statements reflect preliminary purchase accounting adjustments in compliance with GAAP. Estimates relating to the fair value of certain assets, liabilities, and other events requiring recognition have been made as more fully described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the respective closing dates of the Mergers, the RedFed Merger and the CENFED Merger on the basis of appraisals and evaluations and, therefore, actual fair value amounts are expected to differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

     The Unaudited Pro Forma Condensed Combined Statement of Financial Condition assumes that each of the proposed mergers and the Refinancing were consummated on March 31, 1998. The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended March 31, 1998 assumes that each of the proposed mergers and the Refinancing were consummated on July 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 1997 assumes that each of the proposed mergers, the Refinancing and the Other Pro Forma Events were consummated on July 1, 1996. See "SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." For purposes of pro forma presentation, CENFED's, RedFed's, and Parent Holdings' consolidated statements of operations have been recast to conform to the June 30 fiscal year end used by Golden State.

     The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the consolidated historical financial statements and the related notes thereto of Golden State and Parent Holdings, which are included or incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES."

     The Unaudited Pro Forma Condensed Combined Financial Statements presented are not necessarily indicative of the combined financial condition or results of the future operations of the combined entity or the actual results that would have been achieved had the proposed mergers been consummated prior to the periods indicated.

     CENFED Merger. Pursuant to the terms of the CENFED Merger Agreement, CENFED was merged with and into Golden State Financial, with Golden State Financial as the surviving corporation. Each outstanding share of CENFED common stock was converted into 1.2 shares of Golden State Common Stock (with cash paid in lieu of issuing fractional shares). Each option to acquire CENFED common stock granted under the CENFED stock option plans that was outstanding and unexercised immediately prior to the effective time of the CENFED Merger was converted into an option to purchase

Golden State Common Stock and continues to be governed by the terms of the CENFED stock option plans, which were assumed by Golden State. The number of shares of Golden State Common Stock subject to such options and the exercise price of such options were adjusted as provided in the CENFED Merger Agreement to give effect to the exchange ratio in the CENFED Merger.


     RedFed Merger. Pursuant to the terms of the RedFed Merger Agreement, RedFed was merged with and into Golden State Financial. Each outstanding share of RedFed common stock was converted into 0.68271 shares of Golden State Common Stock (with cash paid in lieu of issuing fractional shares). Each option to acquire shares of RedFed common stock granted under RedFed's stock option plans that was outstanding and unexercised immediately prior to the effective time of the RedFed Merger was converted into an option to purchase Golden State Common Stock and will continue to be governed by the terms of the RedFed stock option plans, which were assumed by Golden State. The number of shares of Golden State Common Stock subject to such options and the exercise price of such options was adjusted as provided in the RedFed Merger Agreement to give effect to the exchange ratio therein.


     The Mergers. The Agreement provides, among other things, for the merger of Parent Holdings with and into Golden State. If the Mergers are consummated, it is expected that FGH and Hunter's Glen would together own between 42% and 45% of the common stock of the combined company outstanding, immediately after giving effect to the Mergers, on a fully-diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking Warrants (Trademark) or to the issuance of Contingent Shares), depending on the average price of Golden State Common Stock during a period, described below, occurring after distribution of the Litigation Tracking Warrants (Trademark) , as adjusted to omit the value of 15% of the potential recovery in the Glendale Goodwill Litigation excluded for purposes of calculating the number of shares of Golden State Common Stock issuable upon exercise of the Litigation Tracking Warrants (Trademark) . FGH and Hunter's Glen together will own 42% of such common stock if such adjusted average price is $32.00 or less, increasing incrementally to 45% of such common stock if such adjusted average price is $33.00 or more. The adjusted average per share price will be determined using a random sampling of fifteen trading days' closing prices for Golden State Common Stock during a 30-day period ending three days before the closing date of the Mergers. The Agreement provides for the potential issuance of the Contingent Shares following the closing of the Mergers. See "SUMMARY--Issuance of Golden State Common Stock in the Mergers" and "THE MERGERS--Issuance of Golden State Common Stock in the Mergers."

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                       STATEMENT OF FINANCIAL CONDITION

                             AS OF MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                               GOLDEN STATE        CENFED      PARENT HOLDINGS
                               (HISTORICAL)    AND REDFED(1)     (HISTORICAL)
ASSETS                      ----------------- --------------- -----------------
Cash and amounts due
 from banks ...............    $  284,113       $ (146,716)      $  379,831
Federal funds sold and
 assets purchased
 under resale
 agreements ...............       520,000           45,734               --
Other investments .........        27,335          114,935        1,131,092
Loans receivable, net .....    11,807,318        2,336,244       20,865,633
Mortgage-backed
 securities, net ..........     2,178,372          369,974        6,945,774
Real estate held for
 sale or investment .......         6,124            1,576               --
Real estate acquired in
 settlement of loans ......        33,466           11,264           75,674
Investment in capital
 stock of FHLB, at
 cost .....................       271,749           32,493          485,793
Mortgage servicing
 assets ...................       247,914            4,843          625,554
Goodwill and other
 intangible assets ........        92,510          158,512          669,831
Other assets ..............       455,349           62,508        1,023,383
                               $15,924,250      $2,991,367       $32,202,565
                               ===========      ==========       ===========
LIABILITIES, MINORITY INTEREST
 AND STOCKHOLDERS' EQUITY
Deposits ..................     9,692,874       $2,286,769       $16,403,429
Securities sold under
 agreements to
 repurchase ...............            --           63,338        1,965,818
Borrowings from the
 FHLB .....................     4,824,000          398,507        9,917,459
Other borrowings ..........            73           27,865        1,816,947
Other liabilities .........       292,431            8,573          699,517
Minority interest .........            --               --        1,161,978
Stockholders' equity.......     1,114,872          206,315          237,417
                               -----------      ----------       -----------
                               $15,924,250      $2,991,367       $32,202,565
                               ===========      ==========       ===========
Common shares
 outstanding ..............        51,328(3)                               (4)
Book value per
 common share(2) ..........    $    19.47(3)                               (4)
Tangible book value
 per common
 share(2) .................    $    17.67(3)                               (4)



                                               PRO FORMA      REFINANCING
                              ADJUSTMENTS       BEFORE        ADJUSTMENTS         PRO FORMA
                               (NOTE D)       REFINANCING       (NOTE 1)           COMBINED
ASSETS                      -------------- ---------------- --------------- ---------------------
Cash and amounts due
 from banks ...............   $       --     $    517,228    ($    179,598)      $ 337,630
Federal funds sold and
 assets purchased
 under resale
 agreements ...............           28          565,762               --         565,762
Other investments .........         (201)       1,273,161               --       1,273,161
Loans receivable, net .....      119,748       35,128,943               --       35,128,943
Mortgage-backed
 securities, net ..........        6,231        9,500,351               --       9,500,351
Real estate held for
 sale or investment .......           --            7,700               --           7,700
Real estate acquired in
 settlement of loans ......           --          120,404               --         120,404
Investment in capital
 stock of FHLB, at
 cost .....................           --          790,035               --         790,035
Mortgage servicing
 assets ...................       21,912          900,223               --         900,223
Goodwill and other
 intangible assets ........      907,244        1,828,097               --       1,828,097
Other assets ..............      214,398        1,755,638          (45,107)      1,739,844
                                                                    29,313
                                                              ------------
                              $1,269,360     $ 52,387,542    ($    195,392)      $52,192,150
                              ==========     ============     ============       ===========
LIABILITIES, MINORITY INTEREST
 AND STOCKHOLDERS' EQUITY
Deposits ..................   $    3,764     $ 28,386,836               --       $28,386,836
Securities sold under
 agreements to
 repurchase ...............           --        2,029,156               --       2,029,156
Borrowings from the
 FHLB .....................       (5,171)      15,134,795               --       15,134,795
Other borrowings ..........           --        1,844,885       (1,366,279)      2,328,606
                                                                 1,850,000
Other liabilities .........      553,633        1,554,154          (20,580)      1,546,802
                                                                    13,228
Minority interest .........     (175,168)         986,810         (486,458)        500,352
Stockholders' equity.......      892,302        2,450,906         (185,303)      2,265,603
                              ----------     ------------     ------------       -----------
                              $1,269,360     $ 52,387,542    ($    195,392)      $52,192,150
                              ==========     ============     ============       ===========
Common shares
 outstanding ..............                       114,906                          114,906(K)
Book value per
 common share(2) ..........                  $      20.32                       $    18.71(5)(K)
Tangible book value
 per common
 share(2) .................                  $       4.41                       $     2.80(5)(K)

----------
(1) Represents the CENFED Merger and the RedFed Merger, each accounted for as a purchase, together with related pro forma purchase accounting adjustments and the expected repurchase by Golden State of shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. See "SUMMARY--
      Unaudited Pro Forma Comparative Per Share Data."
(2) Calculated net of Golden State Preferred Stock at its liquidation value of $115,550.
(3) Does not reflect the impact of 5,105 shares of Golden State Common Stock underlying stock options, all of which will be vested prior to or as of the consummation of the Mergers.
(4) Per share information is not presented as Parent Holdings is a closely held corporation.
(5) The Golden State Preferred Stock is, under its terms, convertible into Golden State Common Stock. Assuming conversion as of March 31, 1998, the book value and tangible book value per common share would be $17.06 and $2.55, respectively, based on common shares outstanding of 126,017.


See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE NINE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                        CENFED       PARENT
                                       GOLDEN STATE      AND        HOLDINGS
                                       (HISTORICAL)   REDFED(1)   (HISTORICAL)
                                      -------------- ----------- --------------
Interest income .....................    $852,882     $177,364     $1,615,523
Interest expense ....................     532,399      111,141      1,146,420
 Net interest income ................     320,483       66,223        469,103
Provision for loan losses ...........         417        2,943         49,900
                                         --------     --------     ----------
 Net interest income after
  provision for loan losses .........     320,066       63,280        419,203
Other income:
 Fee income .........................      73,288       11,005        184,544
 Gain (loss) on sale of loans,
  net ...............................        (597)           1         27,868
 Gain on sale of
  mortgage-backed securities,
  net ...............................       1,323          735             --
 Other income, net ..................       1,461          788         60,574
                                         --------     --------     ----------
  Total other income ................      75,475       12,529        272,986
Other expenses:
 Compensation and employee
  benefits ..........................     100,620       20,695        191,927
 Occupancy expense, net .............      25,245        4,256         62,553
 Regulatory insurance ...............       5,748        1,233          7,803
 Advertising and promotion ..........      16,555        1,203         16,007
 Furniture, fixtures and
  equipment .........................      11,024        4,779             --
 Other general and
  administrative expenses ...........      57,286        8,276        160,687
  Total general and
   administrative expenses ..........     216,478       40,442        438,977
 Restructuring charges ..............       3,433        3,613             --
 Legal expense--goodwill
  lawsuit ...........................      15,231           --             --
 Operations of real estate held
  for sale or investment ............        (690)           6             --
 Operations of real estate
  acquired in settlement of
  loans .............................      (1,567)       3,193         (4,167)
 Amortization of goodwill and
  other intangible assets ...........       6,101        7,925         35,647
                                         --------     --------     ----------
  Total other expenses ..............     238,986       55,179        470,457
Earnings before income tax
 provision ..........................     156,555       20,630        221,732
Income tax provision ................      67,106        7,509         35,987
                                         --------     --------     ----------
Earnings before minority interest....      89,449       13,121        185,745
Minority interest ...................          --           --        104,725
                                         --------     --------     ----------
 Net earnings .......................    $ 89,449     $ 13,121     $   81,020
                                         ========     ========     ==========
Net earnings applicable to
 common shareholders:
 Net earnings .......................    $ 89,449     $ 13,121     $   81,020
 Dividends declared on
  preferred stock ...................      (7,583)          --             --
                                         --------     --------     ----------
                                         $ 81,866     $ 13,121     $   81,020
                                         ========     ========     ==========



                                                          PRO FORMA       REFINANCING
                                         ADJUSTMENTS        BEFORE        ADJUSTMENTS      PRO FORMA
                                           (NOTE D)      REFINANCING       (NOTE I)         COMBINED
                                      ----------------- ------------- ------------------ -------------
Interest income .....................   $   (25,311)     $2,620,458      $    (7,407)     $2,613,051
Interest expense ....................        (1,029)      1,788,931         (117,045)      1,774,618
                                                                             102,732
                                                                         -----------
 Net interest income ................       (24,282)        831,527            6,906         838,433
Provision for loan losses ...........            --          53,260               --          53,260
                                        -----------      ----------      -----------      ----------
 Net interest income after
  provision for loan losses .........       (24,282)        778,267            6,906         785,173
Other income:
 Fee income .........................        (2,465)        266,372               --         266,372
 Gain (loss) on sale of loans,
  net ...............................            --          27,272               --          27,272
 Gain on sale of
  mortgage-backed securities,
  net ...............................            --           2,058               --           2,058
 Other income, net ..................            --          62,823               --          62,823
                                        -----------      ----------      -----------      ----------
  Total other income ................        (2,465)        358,525               --         358,525
Other expenses:
 Compensation and employee
  benefits ..........................            --         313,242               --         313,242
 Occupancy expense, net .............            --          92,054               --          92,054
 Regulatory insurance ...............            --          14,784               --          14,784
 Advertising and promotion ..........            --          33,765               --          33,765
 Furniture, fixtures and
  equipment .........................            --          15,803               --          15,803
 Other general and
  administrative expenses ...........            --         226,249           (6,504)        223,207
                                                                               3,462
                                                                         -----------
  Total general and
   administrative expenses ..........            --         695,897           (3,042)        692,855
 Restructuring charges ..............            --           7,046               --           7,046
 Legal expense--goodwill
  lawsuit ...........................            --          15,231               --          15,231
 Operations of real estate held
  for sale or investment ............            --            (684)              --            (684)
 Operations of real estate
  acquired in settlement of
  loans .............................            --          (2,541)              --          (2,541)
 Amortization of goodwill and
  other intangible assets ...........        45,362          95,035               --          95,035
                                        -----------      ----------      -----------      ----------
  Total other expenses ..............        45,362         809,984           (3,042)        806,942
Earnings before income tax
 provision ..........................       (72,109)        326,808            9,948         336,756
Income tax provision ................        60,878 (2)     171,480            4,178 (7)     175,658
                                        -----------      ----------      -----------      ----------
Earnings before minority interest....      (132,987)        155,328            5,770         161,098
Minority interest ...................       (40,295)(3)      64,430          (39,684)(8)      24,746
                                        -----------      ----------      -----------      ----------
 Net earnings .......................   $   (92,692)     $   90,898      $    45,454(9)   $  136,352
                                        ===========      ==========      =============    ==========
Net earnings applicable to
 common shareholders:
 Net earnings .......................   $   (92,692)     $   90,898      $    45,454      $  136,352
 Dividends declared on
  preferred stock ...................            --          (7,583)              --          (7,583)
                                        -----------      ----------      -------------    ----------
                                        $   (92,692)     $   83,315      $    45,454      $  128,769
                                        ===========      ==========      =============    ==========

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                           CENFED       PARENT                     PRO FORMA
                          GOLDEN STATE      AND        HOLDINGS                      BEFORE     REFINANCING        PRO FORMA
                          (HISTORICAL)   REDFED(1)   (HISTORICAL)   ADJUSTMENTS   REFINANCING   ADJUSTMENTS        COMBINED
                         -------------- ----------- -------------- ------------- ------------- ------------- --------------------
Earnings per share:
 Basic .................   $    1.61(4)                    (5)                     $   0.73                      $    1.13(6)(K)
 Diluted ...............   $    1.27                       (5)                     $   0.68                      $    1.02(6)(K)
Weighted average
 shares outstanding:
 Common shares .........      50,790(4)                    (5)                      114,368                        114,368
 Common shares
   and dilutive
   potential
   common shares .......      70,409                       (5)                      122,120                        133,231

----------
(1) Represents the CENFED Merger and the RedFed Merger, each accounted for as a purchase, together with related pro forma purchase accounting adjustments and the expected repurchase by Golden State of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. See "UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA."

(2) The adjustment to income tax expense includes adjustments for nondeductible goodwill amortization and to adjust Parent Holdings' historical effective tax rate to 42%.

(3) Represents the exchange of Hunter's Glen minority interest in FNH for Golden State Common Stock and reflects a 42% effective tax rate related to the REIT Preferred Stock.

(4) Does not reflect the impact of 5,105 shares of Golden State Common Stock underlying stock options, all of which will be vested prior to or at consummation of the Mergers.

(5) Per share information is not presented as Parent Holdings is a closely held corporation.

(6) Golden State has substantially completed its planned repurchase of shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. As of the date of this Proxy Statement, Golden State has repurchased a total of 4,688,400 shares of Golden State Common Stock for an aggregate amount of approximately $158.0 million. For purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended March 31, 1998, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased on July 1, 1997 for an aggregate amount of $160.5 million. As a result of the use of cash in such repurchase, pro forma net income for the nine months ended March 31, 1998 would be reduced by approximately $3.9 million, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted earnings per share, after giving effect to such repurchase, would be $1.09 and $0.99, respectively.


(7) Represents tax expense at 42% related to pro forma refinancing adjustments.

(8)   Represents historical dividends paid related to the Cal Fed Preferred
      Stock.

(9) Does not reflect the extraordinary loss that will be realized as a result of the Refinancing. See Note I.










See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                       FOR THE YEAR ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                 CENFED         PARENT
                                GOLDEN STATE      AND          HOLDINGS
                                (HISTORICAL)   REDFED(1)   (HISTORICAL)(2)
                               -------------- ----------- -----------------
Interest income ..............   $1,072,956    $227,513      $2,142,544
Interest expense .............      693,972     140,853       1,505,619
                                 ----------    --------      ----------
 Net interest income .........      378,984      86,660         636,925
Provision for loan losses.....       25,204       8,277          80,600
                                 ----------    --------      ----------
 Net interest income
  after provision for
  loan losses ................      353,780      78,383         556,325
Other income:
 Fee income ..................       90,696      13,693         236,391
 Gain (loss) on sale of
  loans, net .................         (291)        109             400
 Gain (loss) on sale of
  mortgage-backed
  securities, net ............       (1,804)      1,861           1,100
 Other income, net ...........           62         335         128,444
                                 ----------    --------      ----------
  Total other income..........       88,663      15,998         366,335
Other expenses:
 Compensation and
  employee benefits ..........      114,270      28,919         256,566
 Occupancy expense,
  net ........................       31,777       5,723          85,858
 Regulatory insurance.........       16,317       4,297          85,115
 Advertising and
  promotion ..................       24,416       1,368          13,866
 Furniture, fixtures and
  equipment ..................       12,585       6,616              --
 Other general and
  administrative
  expenses ...................       63,859      10,480         152,557
                                 ----------    --------      ----------
  Total general and
   administrative
   expenses ..................      263,224      57,403         593,962
 SAIF special
  assessment .................       55,519      14,527         118,200
 Legal expense--
  goodwill lawsuit ...........       24,058          --              --
 Operations of real
  estate held for sale
  or investment ..............          935         204              --
 Operations of real
  estate acquired in
  settlement of loans.........        6,623       3,193          (3,337)
 Amortization of
  goodwill and other
  intangible assets ..........        5,530      10,578          47,836
                                 ----------    --------      ----------
  Total other
   expenses ..................      355,889      85,905         756,661
Earnings before income
 tax provision ...............       86,554       8,476         165,999
Income tax provision .........       36,131       1,928          31,210
                                 ----------    --------      ----------
Earnings before minority
 interest and
 extraordinary items .........       50,423       6,548         134,789
Minority interest ............           --          --         122,736
Extraordinary items, net......           --          --          (1,586)
                                 ----------    --------      ----------
 Net earnings (loss) .........   $   50,423    $  6,548      $   10,467
                                 ==========    ========      ==========
 See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
       Statements.



                                                   PRO FORMA       REFINANCING
                                  ADJUSTMENTS        BEFORE        ADJUSTMENTS      PRO FORMA
                                    (NOTE D)      REFINANCING       (NOTE I)         COMBINED
                               ----------------- ------------- ------------------ -------------
Interest income ..............   $   (33,022)     $3,409,991      $   (9,878)      $3,400,113
Interest expense .............          (117)      2,340,327        (156,060)       2,321,242
                                                                     136,975
                                 -----------      ----------      ----------       ----------
 Net interest income .........       (32,905)      1,069,664           9,207        1,078,871
Provision for loan losses.....            --         114,081              --          114,081
                                 -----------      ----------      ----------       ----------
 Net interest income
  after provision for
  loan losses ................       (32,905)        955,583           9,207          964,790
Other income:
 Fee income ..................        (3,287)        337,493              --          337,493
 Gain (loss) on sale of
  loans, net .................            --             218              --              218
 Gain (loss) on sale of
  mortgage-backed
  securities, net ............            --           1,157              --            1,157
 Other income, net ...........            --         128,841              --          128,841
                                 -----------      ----------      ----------       ----------
  Total other income..........        (3,287)        467,709              --          467,709
Other expenses:
 Compensation and
  employee benefits ..........            --         399,755              --          399,755
 Occupancy expense,
  net ........................            --         123,358              --          123,358
 Regulatory insurance.........            --         105,729              --          105,729
 Advertising and
  promotion ..................            --          39,650              --           39,650
 Furniture, fixtures and
  equipment ..................            --          19,201              --           19,201
 Other general and
  administrative
  expenses ...................            --         226,896          (8,672)         222,839
                                                                       4,615
                                 -----------      ----------      ----------       ----------
  Total general and
   administrative
   expenses ..................            --         914,589          (4,057)         910,532
 SAIF special
  assessment .................            --         188,246              --          188,246
 Legal expense--
  goodwill lawsuit ...........            --          24,058              --           24,058
 Operations of real
  estate held for sale
  or investment ..............            --           1,139              --            1,139
 Operations of real
  estate acquired in
  settlement of loans.........            --           6,479              --            6,479
 Amortization of
  goodwill and other
  intangible assets ..........        60,483         124,427              --          124,427
                                 -----------      ----------      ----------       ----------
  Total other
   expenses ..................        60,483       1,258,938          (4,057)       1,254,881
Earnings before income
 tax provision ...............       (96,675)        164,354          13,264          177,618
Income tax provision .........        43,400 (3)     112,669           5,571 (8)      118,240
                                 -----------      ----------      ----------       ----------
Earnings before minority
 interest and
 extraordinary items .........      (140,075)         51,685           7,693           59,378
Minority interest ............       (29,376)(4)      93,360         (52,912)(9)       40,448
Extraordinary items, net......            --          (1,586)             --           (1,586)
                                 -----------      ----------      ----------       ----------
 Net earnings (loss) .........   $  (110,699)     $  (43,261)     $   60,605(10)   $   17,344
                                 ===========      ==========      =============    ==========
 See accompanying Notes to Unaudited Pro Forma Condensed
Combined Financial Statements.

                                                 CENFED         PARENT
                                GOLDEN STATE      AND          HOLDINGS
                                (HISTORICAL)   REDFED(1)   (HISTORICAL)(2)
                               -------------- ----------- -----------------
Net earnings (loss)
 applicable to common
 shareholders:
 Net earnings (loss) .........  $   50,423       $6,548        $10,467
 Dividends declared on
  preferred stock ............     (10,841)          --            --
 Premium on exchange
  of preferred stock
  for common stock ...........      (4,173)          --            --
                                ----------       ------        -------
                                $   35,409       $6,548        $10,467
                                ==========       ======        =======
Earnings (loss) per
 share:
 Basic .......................  $     0.72(5)                        (6)
 Diluted .....................  $     0.64                           (6)
Weighted average shares
 outstanding;
 Common shares ...............      49,095(5)                        (6)
 Common shares and
  dilutive potential
  common shares ..............      55,169                           (6)



                                               PRO FORMA    REFINANCING
                                ADJUSTMENTS      BEFORE     ADJUSTMENTS        PRO FORMA
                                  (NOTE D)    REFINANCING     (NOTE I)         COMBINED
                               ------------- ------------- ------------- --------------------
Net earnings (loss)
 applicable to common
 shareholders:
 Net earnings (loss) .........  $ (110,699)    $ (43,261)     $60,605         $ 17,344
 Dividends declared on
  preferred stock ............          --       (10,841)          --          (10,841)
 Premium on exchange
  of preferred stock
  for common stock ...........          --        (4,173)          --           (4,173)
                                ----------     ---------      -------         --------
                                $ (110,699)    $ (58,275)     $60,605         $  2,330
                                ==========     =========      =======         ========
Earnings (loss) per
 share:
 Basic .......................                 $   (0.52)                    $    0.02(7)(K)
 Diluted .....................                 $   (0.52)                    $    0.02(7)(K)
Weighted average shares
 outstanding;
 Common shares ...............                   112,673                       112,673
 Common shares and
  dilutive potential
  common shares ..............                   112,673                       120,425

----------
(1) Represents the CENFED Merger and the RedFed Merger, each accounted for as a purchase, together with related pro forma purchase accounting adjustments and the expected repurchase by Golden State of shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. See "UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA."
(2) Represents historical results of Parent Holdings, adjusted to reflect (i) the impact of the Cal Fed Acquisition, (ii) the issuance of the 10 5/8% Notes (each as defined herein), both of which occurred on January 3, 1997, and (iii) the issuance of the REIT Preferred Stock, which occurred on January 31, 1997, as if each of such transactions had occurred on July 1, 1996, which transactions are reflected as follows (in thousands):



                                                                                                                PARENT
                                                PARENT         CAL FED      REIT PREFERRED                     HOLDINGS
                                               HOLDINGS      ACQUISITION         STOCK       10 5/8% NOTES    PRO FORMA
                                              HISTORICAL    PRO FORMA (A)    PRO FORMA (B)   PRO FORMA (C)     COMBINED
                                            -------------- --------------- ---------------- --------------- -------------
   Interest income ........................   $1,648,112       $494,432       $      --        $      --     $2,142,544
   Interest expense .......................    1,163,236        328,018         (16,182)          30,547      1,505,619
                                              ----------       --------       ---------        ---------     ----------
    Net interest income ...................      484,876        166,414          16,182          (30,547)       636,925
   Provision for loan losses ..............       59,700         20,900              --               --         80,600
                                              ----------       --------       ---------        ---------     ----------
    Net interest income after
     provision for loan losses ............      425,176        145,514          16,182          (30,547)       556,325
   Other income ...........................      295,074         71,261              --               --        366,335
   Other expenses .........................      594,496        158,847              --            3,318        756,661
                                              ----------       --------       ---------        ---------     ----------
   Earnings before income tax
    provision (benefit) ...................      125,754         57,928          16,182          (33,865)       165,999
   Income tax provision (benefit) .........       25,386          7,593           1,618           (3,387)        31,210
                                              ----------       --------       ---------        ---------     ----------
   Earnings before minority interest
    and extraordinary item ................      100,368         50,335          14,564          (30,478)       134,789
   Extraordinary item, net ................       (1,586)            --              --               --         (1,586)
   Minority interest ......................       89,358         17,398          22,076           (6,096)       122,736
                                              ----------       --------       ---------        ---------     ----------
    Net earnings (loss) ...................   $    9,424       $ 32,937       $  (7,512)       $ (24,382)    $   10,467
                                              ==========       ========       =========        =========     ==========

                                           (Footnote (2) continued on next page)






See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

   (a) Represents historical results of operations of Old California Federal for the six months ended December 31, 1996, adjusted to reflect: (i) the amortization or accretion of fair value adjustments; (ii) the elimination of amortization of historical intangible assets; (iii) the reduction in interest income relating to the loss in yield on the portion of the purchase price of the Cal Fed Acquisition which was funded with existing cash; (iv) the elimination of certain noninterest expense due to consolidation of Old California Federal's operations with those of Parent Holdings; and (v) income taxes and minority interest relating to the Cal Fed Acquisition.

   (b) Represents adjustments, for the six months ended December 31, 1996, to reflect: (i) the reduction in interest expense on borrowings related to the utilization of proceeds from the issuance of the REIT Preferred Stock to reduce debt; (ii) dividends on the REIT Preferred Stock, net of income tax benefit; and (iii) income taxes and minority interest relating to (i).

   (c) Represents adjustments, for the seven months ended January 31, 1997, to reflect: (i) interest expense and amortization of debt issuance costs associated with the 10 5/8% Notes and (ii) income taxes and minority interest relative to (i).

(3) The adjustment to income tax expense includes adjustments for nondeductible goodwill amortization and to adjust Parent Holdings' historical effective tax rate to 42%.

(4) Represents the exchange of Hunter's Glen minority interest in FNH for Golden State Common Stock and reflects a 42% effective tax rate related to the REIT Preferred Stock.

(5) Does not reflect the impact of 5,105 shares of Golden State Common Stock underlying stock options, all of which will be vested prior to or as of the consummation of the Mergers.

(6) Per share information is not presented as Parent Holdings is a closely held corporation.

(7) Golden State has substantially completed its planned repurchase of shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. As of the date of this Proxy Statement, Golden State has repurchased a total of 4,688,400 shares of Golden State Common Stock for an aggregate amount of approximately $158.0 million. For purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 1997, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased on July 1, 1996 for an aggregate amount of $160.5 million. As a result of the use of cash in such repurchase, pro forma net income for the year ended June 30, 1997 would be reduced by approximately $5.2 million, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted loss per share, after giving effect to such repurchases, would each be $0.03.

(8) Represents tax expense at 42% related to pro forma refinancing adjustments.

(9)   Represents historical dividends paid related to the Cal Fed Preferred
      Stock.

(10) Does not reflect the extraordinary loss that will be realized as a result of the Refinancing. See Note I.





















See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

     AS OF MARCH 31, 1998 AND FOR THE NINE MONTH AND TWELVE MONTH PERIODS
             ENDED MARCH 31, 1998 AND JUNE 30, 1997, RESPECTIVELY


NOTE A: BASIS OF PRESENTATION

     The Unaudited Pro Forma Condensed Combined Statement of Financial Condition combines the unaudited pro forma condensed combined statements of financial condition of Golden State, CENFED and RedFed and the historical consolidated statement of financial condition of Parent Holdings as of March 31, 1998, as if the Mergers, the RedFed Merger, the CENFED Merger and the Refinancing were consummated on March 31, 1998. The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended March 31, 1998 combines the unaudited pro forma condensed combined statements of operations of Golden State, CENFED and RedFed and the historical unaudited consolidated statement of operations of Parent Holdings for the nine months ended March 31, 1998, as if the Mergers, the RedFed Merger, the CENFED Merger and the Refinancing were consummated on July 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 1997 combines the pro forma condensed combined statements of operations of Golden State, CENFED, RedFed and Parent Holdings as if the Mergers, the RedFed Merger, the CENFED Merger, the Other Pro Forma Events and the Refinancing were consummated on July 1, 1996. Certain items in the unaudited pro forma condensed combined financial statements related to Parent Holdings have been reclassified to conform to the Golden State presentation.

     The Mergers will be accounted for using the "purchase" method of accounting. Golden State is treated as the acquired corporation for financial reporting purposes. Golden State's assets, liabilities, and other items will be adjusted to their estimated fair value at the closing date of the Mergers and combined with the historical book values of the assets and liabilities of Parent Holdings. Applicable income tax effects of such adjustments are included as a component of the combined entity's deferred tax asset/liability. The difference between the estimated fair value of the assets, liabilities and other items, adjusted as discussed above, and the purchase price, is recorded as goodwill.

     For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, estimates relating to the fair value of certain assets, liabilities and other items have been made as of March 31, 1998. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the date of the respective mergers on the basis of appraisals and evaluations made as of that time and, therefore, actual fair value amounts are expected to differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

     It should be noted that management's expectations of cost savings and other operating efficiencies are not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. Further, it should be noted that net interest income may increase or decrease from historical levels based upon changes in the shape of the yield curve and current market conditions. The pro forma financial data do not necessarily reflect the results of operations or the financial position of Golden State that actually would have resulted had the Mergers, the RedFed Merger, the CENFED Merger and the Refinancing occurred at the dates indicated, or project the results of operations or financial position of Golden State for any future date or period.


NOTE B: PURCHASE PRICE

     Golden State Stockholders, as described in greater detail in the next paragraph, initially will own approximately 55 percent to 58 percent of the combined entity immediately after the Mergers. The ownership percentage to be initially retained in the new entity by the existing Golden State Stockholders will be determined based on the adjusted volume-weighted average trading price of Golden State Common Stock during a specified period preceding the completion of the transaction and following distribution of the Litigation Tracking Warrants (Trademark) (the "Adjusted Average Price").

                         NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

      AS OF MARCH 31, 1998 AND FOR THE NINE MONTH AND TWELVE MONTH PERIODS
              ENDED MARCH 31, 1998 AND JUNE 30, 1997, RESPECTIVELY

     The terms of the Agreement call for Golden State Stockholders to own 58 percent of the common stock of the combined entity outstanding, immediately after giving effect to the Mergers, on a fully-diluted basis (without giving effect to shares issuable pursuant to the Litigation Tracking Warrants (Trademark) or the issuance of Contingent Shares), if the Adjusted Average Price is $32 per share or less, and to own 55 percent, on such basis, of such common stock if that price is $33 per share or more (with intermediate percentages corresponding to Adjusted Average Prices between $32 and $33 per share). The Agreement also provides for the contingent issuance to FGH and Hunter's Glen of additional shares of Golden State Common Stock in connection with (i) the use by Golden State of certain tax benefits of Parent Holdings and the realization of certain other potential tax benefits and liabilities of Golden State and Parent Holdings and (ii) the receipt by the combined company of a net after-tax recovery in certain litigation, including a portion of the net recovery, if any, in the Cal Fed Goodwill Litigation against the United States government.

     Using an Adjusted Average Price of $29.81 (derived as described below), Golden State's fully diluted outstanding shares, as of March 31, 1998, applying the treasury stock method under Statement of Financial Accounting Standards No. 128, "Earnings Per Share," as required by the Agreement, would be as follows:


Golden State
--------------------------------------------------------------------------------------
Common shares outstanding as of March 31, 1998 .......................................    51,327,541
Shares issuable pursuant to outstanding Series A Preferred Stock convertible to common
 stock (i) ...........................................................................    11,111,245
Shares issuable pursuant to outstanding 5 Year Warrants on common stock (ii) .........         1,522
Shares issuable pursuant to outstanding 7 Year Warrants on common stock (iii) ........     6,453,635
Shares issuable pursuant to outstanding Stock Options on common stock (iv) ...........     1,296,861
                                                                                          ----------
Subtotal--Golden State fully diluted outstanding shares ..............................    70,190,804
                                                                                          ----------
CENFED
---------------------------------------------------------------------------------------
Common shares outstanding as of March 31, 1998 .......................................     6,135,966
Shares issuable pursuant to outstanding options on CENFED common stock (v) ...........         7,624
                                                                                          ----------
Subtotal--CENFED fully diluted outstanding shares ....................................     6,143,590
Exchange Ratio .......................................................................           1.2
                                                                                          ----------
                                                                                           7,372,308
                                                                                          ----------
Total--fully diluted outstanding shares ..............................................    77,563,112
                                                                                          ----------
Golden State ownership percentage at $29.81 per share.................................            58%
Total outstanding shares for the combined entity .....................................   133,729,503
                                                                                         ===========

----------
(i) Based on 4,621,982 shares, each convertible into 2.404 shares of Golden State Common Stock.

(ii) Warrants convertible at an exchange rate of 10 warrants for one share of Golden State Common Stock.

(iii)      10,801,957 warrants with $12.00 exercise price per warrant.

(iv) Based on 5,105,253 stock options with a weighted average exercise price per share of Golden State Common Stock of $16.754.

(v) Based on 41,249 stock options with a weighted average exercise price per share of CENFED common stock of $13.328.

                         NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

      AS OF MARCH 31, 1998 AND FOR THE NINE MONTH AND TWELVE MONTH PERIODS
              ENDED MARCH 31, 1998 AND JUNE 30, 1997, RESPECTIVELY

     The Adjusted Average Price of $29.81 per share of Golden State Common Stock is based on the closing price of Golden State Common Stock on the NYSE of $35.75 on the day prior to the announcement of the execution of the Agreement, adjusted by subtracting the implied net after-tax value of the Glendale Goodwill Litigation per share to reflect the distribution of the Litigation Tracking Warrants (Trade Mark) and the terms of the Agreement. Such implied value is estimated, solely for purposes of this presentation, to be $5.94 per share of Golden State Common Stock based on a comparison to the trading value at such time of the CALGZs and the CALGLs, including an adjustment for the time value of money.


Purchase Price:
Number of Golden State fully diluted outstanding shares .........      77,563,112
Adjusted price per share ........................................    $  29.81
                                                                     ------------
 Purchase price (in thousands) ..................................    $  2,312,156
                                                                     ============

NOTE C: PURCHASE ACCOUNTING ADJUSTMENTS




                                                                                 (IN THOUSANDS)
                                                                                ---------------
Golden State stockholders' equity, giving effect to the CENFED Merger and the
 RedFed Merger ..............................................................     $1,321,187
Goodwill due to the Mergers (Note D) ........................................        907,244
Fair value adjustments, net of taxes (Note D) ...............................         86,492
Merger costs, net of taxes (Note E) .........................................        (84,867)
Goodwill litigation proceeds participation (Note F) .........................         82,100
                                                                                  ----------
 Total purchase price .......................................................     $2,312,156
                                                                                  ==========

                         NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

      AS OF MARCH 31, 1998 AND FOR THE NINE MONTH AND TWELVE MONTH PERIODS
              ENDED MARCH 31, 1998 AND JUNE 30, 1997, RESPECTIVELY

NOTE D: PURCHASE ACCOUNTING ADJUSTMENTS


     The estimated purchase accounting adjustments relating to the Mergers are detailed below:



                                  INTEREST-     MORTGAGE
                                   EARNING     SERVICING                  OTHER
                                    ASSETS       ASSETS     GOODWILL     ASSETS
                                ------------- ----------- ------------ ----------
                                                 (IN THOUSANDS)
Purchase price in excess of
 Golden State's net
 stockholders' equity,
 giving effect to the
 CENFED Merger and
 the RedFed Merger ............   $      --    $     --    $ 990,969    $     --
Fair value adjustments, net
 of taxes .....................     125,806      21,912      (86,492)         --
Merger costs, net of taxes
 (Note E) .....................          --          --       84,867      41,433
Other integration costs,
 net of taxes (Note E) ........          --          --           --      31,065
Value of Golden State's
 retained participation in
 the Glendale Goodwill
 Litigation after issuance
 of the Litigation
 Tracking Warrants (Trademark)
 (Note F) .....................          --          --      (82,100)    141,900
Liability reflecting value of
 Golden State Common
 Stock to be distributed
 to FGH and Hunter's
 Glen in respect of their
 proportionate ownership
 of the Cal Fed Goodwill
 Litigation asset
 (Note G) .....................          --          --           --          --
Liability reflecting value of
 Golden State Common
 Stock to be distributed
 to FGH and Hunter's
 Glen upon use of Parent
 Holdings' pre-merger
 tax benefits (Note H) ........          --          --           --          --
Conversion of minority
 interest triggered by the
 Mergers ......................          --          --           --          --
                                  ---------    --------    ---------    --------
                                  $ 125,806    $ 21,912    $ 907,244    $214,398
                                  =========    ========    =========    ========
IMPACT ON PRE-TAX
 EARNINGS FOR:
Nine months ended March
 31, 1998 .....................   $ (25,311)   $ (2,465)   $ (45,362)   $     --
Year ended June 30, 1997.......   $ (33,022)   $ (3,287)   $ (60,483)   $     --



                                  INTEREST-
                                   BEARING        OTHER        MINORITY    STOCKHOLDERS'
                                 LIABILITIES   LIABILITIES     INTEREST       EQUITY
                                ------------- ------------- ------------- --------------
                                                     (IN THOUSANDS)
Purchase price in excess of
 Golden State's net
 stockholders' equity,
 giving effect to the
 CENFED Merger and
 the RedFed Merger ............   $     --       $     --    $       --     $  990,969
Fair value adjustments, net
 of taxes .....................     (1,407)        62,633            --             --
Merger costs, net of taxes
 (Note E) .....................         --        126,300            --             --
Other integration costs,
 net of taxes (Note E) ........         --         73,700            --        (42,635)
Value of Golden State's
 retained participation in
 the Glendale Goodwill
 Litigation after issuance
 of the Litigation
 Tracking Warrants (Trademark)
 (Note F) .....................         --         59,800            --             --
Liability reflecting value of
 Golden State Common
 Stock to be distributed
 to FGH and Hunter's
 Glen in respect of their
 proportionate ownership
 of the Cal Fed Goodwill
 Litigation asset
 (Note G) .....................         --         37,200            --        (37,200)
Liability reflecting value of
 Golden State Common
 Stock to be distributed
 to FGH and Hunter's
 Glen upon use of Parent
 Holdings' pre-merger
 tax benefits (Note H) ........         --        194,000            --       (194,000)
Conversion of minority
 interest triggered by the
 Mergers ......................         --             --      (175,168)       175,168
                                  --------       --------    ----------     ----------
                                  $ (1,407)      $553,633    $ (175,168)    $  892,302
                                  ========       ========    ==========     ==========
IMPACT ON PRE-TAX
 EARNINGS FOR:                                                                TOTAL
                                                                            ----------
Nine months ended March
 31, 1998 .....................   $  1,029       $     --    $       --     $  (72,109)
                                                                            ==========
Year ended June 30, 1997.......   $    117       $     --    $       --     $  (96,675)
                                                                            ==========

                         NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

      AS OF MARCH 31, 1998 AND FOR THE NINE MONTH AND TWELVE MONTH PERIODS
              ENDED MARCH 31, 1998 AND JUNE 30, 1997, RESPECTIVELY


                                                                            IMPACT ON PRE-TAX EARNINGS
                                                                         ---------------------------------
                                                                            NINE MONTHS          YEAR
                                                                               ENDED             ENDED
                                                             AMOUNT       MARCH 31, 1998     JUNE 30, 1997
                                                          ------------   ----------------   --------------
Interest-Earning Assets:
 Federal funds sold and assets repurchased under resale
   agreements .........................................     $     28        $     (28)        $     (28)
 Other investments ....................................         (201)             201               201
 Loans receivable, net ................................      119,748          (24,920)          (32,462)
 Mortgage-backed securities ...........................        6,231             (564)             (733)
                                                            --------        ---------         ---------
                                                            $125,806        $ (25,311)        $ (33,022)
                                                            ========        =========         =========
Interest-Bearing Liabilities
 Deposits .............................................     $  3,764        $   3,764         $   3,764
 Borrowings from the FHLB .............................       (5,171)          (2,735)           (3,647)
                                                            --------        ---------         ---------
                                                            $ (1,407)       $   1,029         $     117
                                                            ========        =========         =========

     Premiums relating to mortgage-backed securities and loans receivable are amortized to interest income using an interest method over the weighted average life of the asset. The premium on mortgage servicing assets is amortized in proportion to, and over the period of, estimated net servicing income. Goodwill is amortized on the straight line basis over fifteen years.


NOTE E: MERGER AND INTEGRATION COSTS

     The table below reflects Golden State's current estimate, for purposes of pro forma presentation, of the aggregate merger and integration costs, net of taxes, expected to be incurred in connection with the Mergers. While a portion of these costs may be required to be recognized in the combined entity's results of operations as incurred, the current estimate of these costs has been reflected in the pro forma condensed combined statement of financial condition to disclose the effect of these activities on Golden State's pro forma condensed combined financial position.



                                                                                 RELATED
                                                                      GROSS        TAX          NET
                                                                      COSTS      BENEFIT       COSTS
                                                                   ----------   ---------   ----------
                                                                             (IN THOUSANDS)
Merger costs:
 Severance costs ...............................................    $ 55,000     $23,183     $ 31,817
 Contract termination costs ....................................      23,100       9,737       13,363
 Investment banking, legal and other professional fees .........      40,000       5,058       34,942
 Benefit plan termination costs ................................       5,000       2,107        2,893
 Branch consolidation costs ....................................       3,200       1,348        1,852
                                                                    --------     -------     --------
   Subtotal--merger costs included in the allocation of
    the purchase price .........................................     126,300      41,433       84,867
                                                                    --------     -------     --------
Other Integration costs:
 Conversion costs ..............................................      27,900      11,760       16,140
 Branch consolidation costs ....................................       9,600       4,046        5,554
 Transition staffing expenses ..................................      17,000       7,166        9,834
 Officer benefits ..............................................      10,000       4,215        5,785
 Other costs ...................................................       9,200       3,878        5,322
                                                                    --------     -------     --------
   Subtotal--other integration costs reflected as an
    adjustment to stockholders' equity .........................      73,700      31,065       42,635
                                                                    --------     -------     --------
Total merger and integration costs .............................    $200,000     $72,498     $127,502
                                                                    ========     =======     ========

                         NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

      AS OF MARCH 31, 1998 AND FOR THE NINE MONTH AND TWELVE MONTH PERIODS
              ENDED MARCH 31, 1998 AND JUNE 30, 1997, RESPECTIVELY

     Golden State's cost estimates are forward looking statements. While the costs represent management's current estimate of merger and integration costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed in the coming months; the types and amounts of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs. See "FORWARD-LOOKING STATEMENTS."


NOTE F: LITIGATION TRACKING WARRANTS (TRADEMARK)

     Represents the estimated fair value of the 15% interest in the after-tax recovery, if any, in the Glendale Goodwill Litigation to be excluded in calculating the number of shares issuable upon exercise of the Litigation Tracking Warrants (Trademark) , as follows:



                                                                              (IN THOUSANDS)
                                                                             ---------------
Estimated value of the net after-tax recovery in the Glendale Goodwill
 Litigation (1) ..........................................................      $ 550,000
                                                                                ---------
Estimated pre-tax litigation proceeds, net of litigation costs(2) ........        946,000
                                                                                ---------
Combined entity's 15% interest ...........................................        141,900
Deferred taxes at combined federal and state tax rate of 42% .............        (59,800)
                                                                                ---------
Net adjustment to Golden State's net book value ..........................      $  82,100
                                                                                =========

----------
(1) Derived from trading prices of CALGLs and CALGZs at the time of execution of the Agreement, adjusted to reflect the amount of regulatory goodwill on Golden State's balance sheet relative to that of Cal Fed at the time FIRREA became effective.

(2)   Based on Glendale Federal's 42% combined tax rate.

     The amount of the pre-tax litigation proceeds reflected above is provided for illustrative purposes only. Such amount does not necessarily represent management's evaluation of the likely outcome of the Glendale Goodwill Litigation.


NOTE G: GOODWILL EQUALIZATION ADJUSTMENT

     As part of the Agreement, FGH and Hunter's Glen will receive, after a final resolution of the Cal Fed Goodwill Litigation, additional Golden State Common Stock in an amount equal to the net after-tax proceeds, if any, from that litigation, net of (i) the amount paid to holders of the CALGZs and the CALGLs and (ii) an amount equal to the 15% of the net after-tax recovery in the Glendale Goodwill Litigation to be excluded for purposes of calculating the number of shares of Golden State Common Stock issuable upon exercise of the Litigation Tracking Warrants (Trademark) , adjusted to reflect the pro forma ownership interest of FGH and Hunter's Glen in the combined company at the time of the Mergers. The estimated pre-tax difference between the amount calculated pursuant to the preceding sentence and the amount of the Cal Fed Goodwill Litigation asset as of December 31, 1997, $64.3 million, will be recorded as a liability. The combined entity will reflect an offsetting benefit to deferred taxes of $27.1 million and a $37.2 million reduction to stockholders' equity.


NOTE H: INCOME TAX BENEFITS

     As part of the Agreement, FGH and Hunter's Glen will receive additional Golden State Common Stock in the amount of the Federal Net Tax Benefits. The portion of the related tax benefits currently

                         NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

      AS OF MARCH 31, 1998 AND FOR THE NINE MONTH AND TWELVE MONTH PERIODS
              ENDED MARCH 31, 1998 AND JUNE 30, 1997, RESPECTIVELY

recognized as deferred tax assets on the books of Parent Holdings is approximately $194 million. The pro forma adjustment reflects this transaction in a manner similar to a dividend, resulting in a reduction to stockholders' equity and an increase in other liabilities. The historical financial statements of Parent Holdings and pro forma adjustments have been adjusted to reflect a 42% tax rate as all the Federal Net Tax Benefits will accrue to the benefit of FGH and Hunter's Glen.


NOTE I: REFINANCING ADJUSTMENTS


     In connection with the Refinancing, Parent Holdings and FNH will make offers to purchase or will redeem the following issues of debt and preferred stock (dollars in thousands):



                                                                              IMPACT ON PRE-TAX EARNINGS
                                                                             ----------------------------
                                                                                  NINE MONTHS ENDED
                                                   AT MARCH 31, 1998                MARCH 31, 1998
                                           --------------------------------- ----------------------------
                                               PRINCIPAL                      INTEREST   AMORTIZATION OF
                                            OR LIQUIDATION      DEFERRED      EXPENSE/       DEFERRED
                                              PREFERENCE     ISSUANCE COSTS   DIVIDEND    ISSUANCE COSTS
                                           ---------------- ---------------- ---------- -----------------
Parent Holdings 12 1/2% Senior Notes .....    $  455,000         $14,580      $ 42,656        $1,500
 less: Remaining Original Issue
   Discount ..............................        (3,721)             --           612            --
FNH 12 1/4% Senior Notes .................       200,000          10,453        18,375         2,223
FNH 9 1/8% Senior Subordinated
 Notes ...................................       140,000           4,674         9,581           639
FNH 10 5/8% Senior Subordinated
 Notes ...................................       575,000          15,400        45,821         2,142
                                              ----------         -------      --------        ------
Total Debt Reduction .....................    $1,366,279         $45,107      $117,045        $6,504
                                              ==========         =======      ========        ======
Cal Fed 11 1/2% Preferred Stock ..........       300,730                        25,938
Cal Fed 10 5/8% Preferred Stock ..........       172,500                        13,746
 plus: Accrued and Unpaid
   Dividends .............................        13,228                            --
                                              ----------                      --------
Total Preferred Stock Reduction
 (Minority Interest) .....................    $  486,458                      $ 39,684
                                              ==========                      ========



                                           IMPACT ON PRE-TAX EARNINGS
                                           ---------------------------
                                                   YEAR ENDED
                                                  JUNE 30, 1997
                                           ---------------------------
                                            INTEREST   AMORTIZATION OF
                                            EXPENSE/      DEFERRED
                                            DIVIDEND   ISSUANCE COSTS
                                           ---------- ----------------
Parent Holdings 12 1/2% Senior Notes .....  $ 56,875       $2,000
 less: Remaining Original Issue
   Discount ..............................       816           --
FNH 12 1/4% Senior Notes .................    24,500        2,964
FNH 9 1/8% Senior Subordinated
 Notes ...................................    12,775          852
FNH 10 5/8% Senior Subordinated
 Notes ...................................    61,094        2,856
                                            --------       ------
Total Debt Reduction .....................  $156,060       $8,672
                                            ========       ======
Cal Fed 11 1/2% Preferred Stock ..........    34,584
Cal Fed 10 5/8% Preferred Stock ..........    18,328
 plus: Accrued and Unpaid
   Dividends .............................        --
                                            --------
Total Preferred Stock Reduction
 (Minority Interest) .....................  $ 52,912
                                            ========

     The deferred issuance costs and discount reflected above, net of taxes of approximately $20,580, will be written off as part of the Refinancing. These items and the premiums paid will be reflected as an "extraordinary item--early extinguishment of debt" on the financial statements of Parent Holdings in an amount totalling approximately $185,303 on an after-tax basis.


     The following debt will be issued (in thousands):



                                                                                  IMPACT ON PRE-TAX EARNINGS
                                                                   --------------------------------------------------------
                                                                        NINE MONTHS ENDED               YEAR ENDED
                                                                          MARCH 31, 1998               JUNE 30, 1997
                                                                   ---------------------------- ---------------------------
                                                                               AMORTIZATION OF              AMORTIZATION OF
                                                      DEFERRED      INTEREST       DEFERRED      INTEREST      DEFERRED
                                      PRINCIPAL    ISSUANCE COSTS    EXPENSE    ISSUANCE COSTS    EXPENSE   ISSUANCE COSTS
                                    ------------- ---------------- ---------- ----------------- ---------- ----------------
Total New Notes in multiple-tranche
 transaction--estimated 7.40%
 aggregate coupon .................  $1,850,000        $29,313      $102,732        $3,462       $136,975       $4,615
                                     ==========        =======      ========        ======       ========       ======

                         NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

      AS OF MARCH 31, 1998 AND FOR THE NINE MONTH AND TWELVE MONTH PERIODS
              ENDED MARCH 31, 1998 AND JUNE 30, 1997, RESPECTIVELY

     The use of proceeds from the Refinancing is estimated as follows (in thousands):


Sale of New Notes ......................................................                $  1,850,000
FNH Debt Offers:
 FNH 12 1/4% Senior Notes ..............................................   200,000
 FNH 9 1/8% Senior Subordinated Notes ..................................   140,000
 FNH 10 5/8% Senior Subordinated Notes .................................   575,000
Cal Fed Preferred Stock Offers:
 Cal Fed 11 1/2% Preferred Stock .......................................   300,730
 Cal Fed 10 5/8% Preferred Stock .......................................   172,500        (1,388,230)
                                                                           -------
Parent Holdings Defeasance:
 FNPH 12 1/2% Senior Notes .............................................                    (455,000)
Premiums, Fees and Other Expenses (net of taxes) .......................                    (186,368)
                                                                                        ------------
Net Cash Payment to be made by New FNH (from Cal Fed dividend) .........                $   (179,598)
                                                                                        ============

     At an assumed rate of 5.5%, the net cash payment made would reduce pre-tax earnings by approximately $7,407 and $9,878 for the nine months ended March 31, 1998 and the year ended June 30, 1997, respectively. To the extent any amounts are borrowed under a short-term credit facility in lieu of the Cal Fed dividend, interest expense on $100 million at 7% would reduce pro forma net earnings by approximately $653 and $870 for the nine months ended March 31, 1998 and the year ended June 30, 1997, respectively.

     To the extent the hedging transaction effected under the Rate Lock Agreements (as defined herein) results in a gain or loss, such gain or loss will be deferred and amortized over the life of the related fixed rate New Notes through interest expense. See "INFORMATION ABOUT PARENT HOLDINGS-- Description of Business of Parent Holdings--Proposed Refinancing." The pro forma amounts related to the Refinancing assume the New Notes will have a weighted average interest rate of 7.40%. If this rate were to increase or decrease by 25 basis points, the impact to pro forma net earnings would be a reduction or increase of $2,012 and $2,682 for the nine months ended March 31, 1998 and the year ended June 30, 1997, respectively.

     There can be no assurance that all of the outstanding FNH Notes and Cal Fed Preferred Stock will be purchased in connection with the Refinancing. The pro forma financial results assume that 100% of the outstanding principal amount of the FNH Notes and all of the Cal Fed Preferred Stock is purchased in the Refinancing. If FNH does not purchase all of the outstanding Cal Fed 11 1/2% and 10 5/8% Preferred Stock, New FNH intends to cause Cal Fed to redeem any remaining Cal Fed 10 5/8% Preferred Stock on April 1, 1999 and any remaining Cal Fed 11 1/2% Preferred Stock on September 1, 1999 (which are the respective dates on which each series of such Preferred Stock first becomes redeemable). As shown below, pro forma results will vary if less than 100% of the FNH Notes or Cal Fed Preferred Stock is purchased and excess proceeds from the Refinancing invested at 5.5% (dollars in thousands, except per share data):





  % PERCENT OFFERED
     TO PURCHASE                INCREASE IN NET EARNINGS                       AT MARCH 31, 1998
---------------------   -----------------------------------------   ---------------------------------------
            CAL FED
  FNH      PREFERRED        FOR NINE MONTHS       FOR YEAR ENDED     BOOK VALUE PER     TANGIBLE BOOK VALUE
 NOTES       STOCK       ENDED MARCH 31, 1998      JUNE 30, 1997      COMMON SHARE       PER COMMON SHARE
-------   -----------   ----------------------   ----------------   ----------------   --------------------
100%         100%       $45,454                  $60,605                $  18.71             $  2.80
 95%         80%                39,157                52,211               18.93                3.02
 90%         75%                36,793                49,057               19.02                3.11
 80%         65%                32,019                42,693               19.20                3.29

                         NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

      AS OF MARCH 31, 1998 AND FOR THE NINE MONTH AND TWELVE MONTH PERIODS
              ENDED MARCH 31, 1998 AND JUNE 30, 1997, RESPECTIVELY

NOTE J: INTEREST COVERAGE


     If 100% of the outstanding principal amount of the FNH Notes and all of the Cal Fed Preferred Stock is purchased in the Refinancing, the combined company's interest coverage ratio, on a pro forma basis (calculated as the amount available for debt service divided by interest expense on the New Notes) on a cash basis and a GAAP basis would be as follows for the periods indicated (dollars in thousands):



                                                        NINE MONTHS ENDED                YEAR ENDED
                                                         MARCH 31, 1998                JUNE 30, 1997
                                                   ---------------------------   --------------------------
                                                       GAAP           CASH           GAAP           CASH
                                                   ------------   ------------   ------------   -----------
Pre-Tax Earnings ...............................    $ 336,756      $ 336,756      $ 177,618      $ 177,618
Add: Goodwill Amortization .....................           --         95,035             --        124,427
Add: Interest Expense on the New Notes .........      102,732        102,732        136,975        136,975
Less: Dividends on the REIT Preferred Stock
 (pre-tax) .....................................      (34,219)       (34,219)       (45,625)       (45,625)
                                                    ---------      ---------      ---------      ---------
Available for Debt Service .....................    $ 405,269      $ 500,304      $ 268,968      $ 393,395
                                                    =========      =========      =========      =========
Interest Coverage Ratio ........................          3.9x           4.9x           2.0x           2.9x
                                                    =========      =========      =========      =========

NOTE K: CONTINGENT SHARES

     The Agreement provides for the issuance of Contingent Shares. For more information concerning the circumstances under which Contingent Shares would be issued following the Mergers, see the information, including the illustrative example, set forth under the caption "SUMMARY--Issuance of Golden State Common Stock in the Mergers" and "THE MERGERS--Issuance of Golden State Common Stock in the Mergers." Based on such assumptions, and for illustrative purposes only, the issuance of the Contingent Shares would have the following effect on certain information disclosed in the Unaudited Pro Forma Condensed Combined Financial Statements (in thousands, except per-share amounts):



                                                                          PRO FORMA AMOUNTS
                                                              ------------------------------------------
                                                                                   PER THE MARKET
                                                                                     PRICE AND
                                                                   AS                OWNERSHIP
                                                               PRESENTED         ASSUMPTIONS BELOW
                                                              -----------   ----------------------------
Market price per share of common stock ....................    $  29.81        $ 35.00        $ 45.00
Incremental ownership percentage to FGH and Hunter's
 Glen .....................................................          --           5.5  %         4.3  %
Contingent shares issued to FGH and Hunter's Glen .........          --         13,866         10,784
AT MARCH 31, 1998:
 Book value per common share ..............................    $  18.71        $ 16.70        $ 17.11
 Tangible book value per common share .....................    $   2.80        $  2.50        $  2.56
 Common shares outstanding ................................     114,906        128,772        125,690
FOR THE NINE MONTHS ENDED MARCH 31, 1998:
 Basic earnings per share (1) .............................    $   1.13        $  1.00        $  1.03
 Diluted earnings per share (1) ...........................    $   1.02        $  0.93        $  0.95
 Weighted average common shares outstanding ...............     114,368        128,234        125,152
 Weighted average common shares and dilutive potential
   common shares outstanding ..............................     133,231        147,097        144,015
FOR THE YEAR ENDED JUNE 30, 1997:
 Basic earnings per share (1) .............................    $   0.02        $  0.02        $  0.02
 Diluted earnings per share (1) ...........................    $   0.02        $  0.02        $  0.02
 Weighted average common shares outstanding ...............     112,673        126,539        123,457
 Weighted average common shares and dilutive potential
   common shares outstanding ..............................     120,425        134,291        131,209

                         NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

      AS OF MARCH 31, 1998 AND FOR THE NINE MONTH AND TWELVE MONTH PERIODS
              ENDED MARCH 31, 1998 AND JUNE 30, 1997, RESPECTIVELY

(1) Golden State has substantially completed its planned repurchase of shares of Golden State Common Stock in the open market in an amount not to exceed the number of shares to be issued in the RedFed Merger. As of the date this Proxy Statement, Golden State has repurchased a total of 4,688,400 shares of Golden State Common Stock for an aggregate amount of approximately $158.0 million. For pro forma presentation purposes, the number of shares of Golden State Common Stock expected to be issued in the RedFed Merger was assumed to be repurchased at the beginning of each period presented for an aggregate amount of $160.5 million. As a result of the use of cash in such repurchase, pro forma net income for the nine months ended March 31, 1998 and the year ended June 30, 1997 would be reduced by approximately $3.9 million and $5.2 million, respectively, representing increased interest expense at an interest rate of 5.625% and the related income tax effect at a combined marginal rate of 42%. Accordingly, pro forma basic and diluted earnings (loss) per share, after giving effect to such repurchase, would be as follows for the above illustrative examples:



       FOR THE NINE MONTHS ENDED MARCH 31, 1998:
          Basic earnings per share .............       1.09        0.97        1.00
          Diluted earnings per share ...........       0.99        0.90        0.92
       FOR THE YEAR ENDED JUNE 30, 1997:
          Basic loss per share .................     (0.03)      (0.02)      (0.02)
          Diluted loss per share ...............     (0.03)      (0.02)      (0.02)

     There can be no assurance that the foregoing illustrative examples will prove to be accurate or that the actual number of Contingent Shares and change in such percentage ownership will not be substantially different from the preceding illustrative examples.

                        INFORMATION ABOUT GOLDEN STATE


GENERAL


     Golden State Bancorp Inc. is a corporation formed and existing under Delaware law and is a savings and loan holding company subject to examination and supervision by the OTS. Golden State was organized by Glendale Federal for the purpose of becoming the holding company for Glendale Federal pursuant to an Agreement and Plan of Reorganization, dated as of May 28, 1997 (the "Reorganization Agreement"), by and among Glendale Federal, Golden State and Glendale Interim Federal Savings Bank ("Glendale Interim"). Under the Reorganization Agreement, Glendale Interim, a wholly-owned subsidiary of Golden State, was merged with and into Glendale Federal, with, among other things, all outstanding shares of Glendale Federal common stock (other than certain shares held by a subsidiary of Glendale Federal) being exchanged for Golden State Common Stock (the "Reorganization"). In the Reorganization, the stockholders of Glendale Federal immediately prior to the effective time of the Reorganization became the stockholders of Golden State as the holding company for Glendale Federal. The Reorganization is described under the caption "THE REORGANIZATION" in the Proxy Statement on Schedule 14A filed with the OTS in connection with the July 23, 1997 meeting of Glendale Federal stockholders held in connection with the Reorganization, and is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


     Glendale Federal, the sole savings and loan association subsidiary of Golden State, is one of the largest savings institutions in the United States. At March 31, 1998, Golden State had total consolidated assets of approximately $16 billion, deposits of $9.7 billion and stockholders' equity of $1.1 billion. Glendale Federal's business consists primarily of attracting deposits from the public and originating and purchasing loans secured by mortgages on residential real estate as well as business and consumer loans. Glendale Federal derives its income primarily from the interest it charges on real estate, consumer and business loans and, to a lesser extent, from interest on investment securities, fees received in connection with loan servicing and deposit services, as well as other services. Glendale Federal's major expenses are the interest it pays on deposits and on borrowings and general operating expenses. Glendale Federal's operations, like those of other depository institutions, are significantly influenced by general economic conditions, by the strength of the real estate market, by the monetary, fiscal and regulatory policies of the federal government and by the policies of financial institution regulatory authorities. The deposits of Glendale Federal are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.


     CENFED Merger. On April 21, 1998, Golden State completed the acquisition of CENFED through the merger of CENFED with and into Golden State Financial. Following consummation of the CENFED Merger, Cenfed Bank, a Federal Savings Bank, the federally chartered savings bank subsidiary of CENFED, was merged with and into Glendale Federal. At March 31, 1998, CENFED had total assets of $2.0 billion, deposits of $1.4 billion, stockholders' equity of $139 million and operated 18 branch offices located in Los Angeles, Orange, Riverside and San Bernardino Counties in Southern California. The CENFED Merger was accounted for using the purchase method of acounting.


     RedFed Merger. On July 13, 1998, Golden State announced that it had completed its acquisition of RedFed through the merger of RedFed with and into Golden State Financial. As a result of the RedFed Merger, Golden State issued approximately 5.2 million shares of Golden State Common Stock to former stockholders of RedFed. At March 31, 1998, RedFed had total assets of $1.0 billion, deposits of $861 million and stockholders' equity of $89 million, and operated 15 banking offices in Southern California's Riverside and San Bernardino Counties. The RedFed Merger was accounted for using the purchase method of accounting under GAAP.

     The principal executive offices of Golden State are located at 414 North Central Avenue, Glendale, California 91203 and the telephone number of such offices is (818) 500-2000.

     Distribution of Litigation Tracking Warrants (Trademark) . On May 29, 1998, Golden State distributed to the Golden State Stockholders of record as of May 7, 1998, the Litigation Tracking Warrants (Trademark) , which entitle the holders thereof to receive upon the exercise thereof Golden State Common Stock with an aggregate value equal to 85% of the net after-tax proceeds, if any, of the Glendale Goodwill Litigation. The terms of the Litigation Tracking Warrants (Trademark) are described more fully in Amendment No. 1 to Golden State's Registration Statement on form S-3 filed with the Commission on April 22, 1998, which is incorporated herein by reference, and the information set forth herein is qualified in its entirety by reference to such registration statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Following the adoption of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), Glendale Federal brought an action against the United States Government contending that FIRREA's treatment of supervisory goodwill constituted a breach of the government's contract with Glendale Federal, under which contract Glendale Federal had merged with a Florida thrift and was permitted to include the goodwill resulting from the merger in Glendale Federal's regulatory capital. On July 1, 1996, the United States Supreme Court affirmed the decision of certain lower federal courts that the United States Government had breached its contract with Glendale Federal and was liable to Glendale Federal for damages. The damages phase of the Glendale Goodwill Litigation is currently pending. There can be no assurance as to the occurrence or timing of any resolution of the Glendale Goodwill Litigation or whether or when Glendale Federal will receive payment of any damages or amounts in settlement in connection with the Glendale Goodwill Litigation.

     It is anticipated that the Litigation Tracking Warrants (Trademark) will become exercisable after notification by Golden State of its receipt of proceeds net of expenses from a final judgment in, or settlement of, the Glendale Goodwill Litigation and following any requisite regulatory filings and approvals. The Litigation Tracking Warrants (Trademark) will remain exercisable for 60 days after such notification. The Litigation Tracking Warrants (Trademark) will be exercisable, if at all, for Golden State Common Stock at an exercise price of $1.00 per share thereof. The number of shares of Golden State Common Stock for which a Litigation Tracking Warrant (Trademark) will be exercisable would be determined by a fraction, the numerator of which is 85% of the net after-tax proceeds to Golden State of the Glendale Goodwill Litigation and the denominator of which is the product of the number of Litigation Tracking Warrants (Trademark) distributed or reserved for distribution times the average closing price of a share of Golden State Common Stock on the NYSE during the 30 trading days ending on and including the 30th calendar day prior to the date on which Glendale Federal receives the full amount of any payment due it pursuant to the Glendale Goodwill Litigation.

     In connection with the distribution, additional Litigation Tracking Warrants (Trademark) were reserved for future distribution to holders of certain securities of Golden State that are exercisable for or convertible into Golden State Common Stock. During the period that the Litigation Tracking Warrants (Trademark) are outstanding but not yet exercisable, holders of Golden State's Series A Preferred Stock, Five-Year Warrants and Seven-Year Warrants (each as defined herein) and options exercisable for Golden State Common Stock issued by Golden State (including options issued upon conversion of CENFED Options in the CENFED Merger) who convert or exercise such securities would receive, in addition to the shares of Golden State Common Stock otherwise issuable pursuant to such conversion or exercise, that number of Litigation Tracking Warrants (Trademark) equal to the number of Litigation Tracking Warrants (Trademark) such holders would have received had such holders exercised or converted such securities immediately prior to the record date for the distribution of the Litigation Tracking Warrants (Trademark) . Such holders who convert or exercise such securities after the Litigation Tracking Warrants (Trademark) become exercisable will not receive Litigation Tracking Warrants (Trademark) , but will instead receive, in addition to the shares of Golden State Common Stock otherwise issuable pursuant to such conversion or exercise, the additional shares of Golden State Common Stock which such holders would have received had such holders converted or exercised such securities prior to the Litigation Tracking Warrants (Trademark) becoming exercisable and then exercised such Litigation Tracking Warrants (Trademark) , and in such event the exercise or conversion price of such securities would be adjusted to reflect the exercise price of the Litigation Tracking Warrants (Trademark) . Neither FGH nor Hunter's Glen will receive Litigation Tracking Warrants (Trademark) in connection with the Mergers or in respect of shares of Golden State Common Stock received pursuant to the Agreement.

     There can be no assurance as to the timing or amount, if any, of any net damages or net settlement received by Golden State in connection with the Glendale Goodwill Litigation. Because Golden State is expected to be the surviving corporation in the Mergers, it is anticipated that immediately after the Effective Time the Litigation Tracking Warrants (Trademark) will continue to be outstanding and will continue to represent the contingent right to receive shares of Golden State Common Stock upon exercise thereof.


     The Litigation Tracking Warrants (Trademark) are quoted on the Nasdaq National Market under the trading symbol "GSBNZ." The last reported sale price of the Litigation Tracking Warrants (Trademark) on the Nasdaq National Market on July 10, 1998 was $5 13/32 .

BENEFICIAL OWNERSHIP OF GOLDEN STATE COMMON STOCK BY MANAGEMENT

     The following table sets forth information, as of July 6, 1998, concerning the shares of Golden State common stock beneficially owned by each director of Golden State, by each executive officer of the Bank who will be named in the stock ownership section of Golden State's proxy statement for its Special Meeting of Stockholders to be held on August 17, 1998 and by all Directors and Executive Officers of the Bank as a group as of July 6, 1998. The totals include shares that could be acquired upon exercise of options on July 6, 1998 or within sixty days thereafter (i.e., through September 4, 1998). Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the common stock indicated.



                                                         NUMBER OF SHARES       PERCENT OF
NAME OF INDIVIDUAL OR NUMBER OF PERSONS IN GROUP        BENEFICIALLY OWNED        CLASS
--------------------------------------------------   -----------------------   -----------
William J. Birch .................................           123,344 (1)              *
Diane C. Creel ...................................            20,100 (2)              *
Brian P. Dempsey .................................            30,500 (3)              *
Richard A. Fink ..................................           268,667 (4)              *
John E. Haynes ...................................            83,342 (5)              *
Terry D. Hess ....................................           110,051 (6)              *
John F. King .....................................            20,300 (2)              *
John F. Kooken ...................................            33,404 (2)(7)           *
D. Tad Lowrey ....................................            70,526 (8)              *
Paul J. Orfalea ..................................             1,000                  *
Thomas S. Sayles .................................                 0
Cora M. Tellez ...................................                 0
Stephen J. Trafton ...............................           417,966 (9)              *
Gilbert R. Vasquez ...............................            20,331 (2)              *
All directors and executive officers as a group
 (26 persons) ....................................         1,515,087 (10)          2.67%

----------
  * Less than one percent of the outstanding shares in each case.

 (1) Includes options to acquire 123,334 shares.

 (2) Includes options to acquire 20,000 shares. Mr. King's options are held by a family trust, of which he is a trustee, for which voting authority is shared.

 (3) Includes options to acquire 30,000 shares. Voting and investment power are shared as to 500 shares.

 (4) Includes options to acquire 266,667 shares. The 2,000 shares of common stock are held jointly with Mr. Fink's spouse, as to which voting and investment power are shared.

 (5) Includes options to acquire 83,334 shares.

 (6) Includes options to acquire 110,001 shares.

 (7) Includes 2,404 shares of Common Stock that Mr. Kooken has the right to receive upon the conversion of 1,000 shares (less than 1%) of Golden State's Noncumulative Convertible Preferred Stock, Series A.

 (8) Includes 631 shares owned by trust for the benefit of Mr. Lowrey under the Uniform Gifts to Minors Act for the benefit of his children.

 (9) Includes options to acquire 416,666 shares. 1,300 shares of common stock are held as Trustee of the Trafton Family Trust, for which voting authority is shared.

(10) Includes 143 shares held at July 6, 1998 under the Sheltered Pay Plan, 2,404 shares that Mr. Kooken has the right to acquire upon the conversion of his 1,000 shares of Noncumulaitve Convertible Preferred Stock, Series A, 961 shares that another executive officer has the right to acquire upon the conversion of his 400 shares of Noncumulative Convertible Preferred Stock, Series A, and an aggregate of 1,419,261 shares which the Directors and certain officers have a right to acquire pursuant to outstanding options granted under the Golden State Amended and Restated Stock Option and Long-Term Performance Incentive Plan. Also includes 24,731 shares as to which voting and investment power are shared.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY OTHERS


     Except as set forth below, management knows of no person who owned more than five percent of the outstanding Golden State Common Stock as of June 30, 1998.




                                                          AMOUNT AND NATURE OF       PERCENT OF
NAME OF BENEFICIAL OWNER                                  BENEFICIAL OWNERSHIP         CLASS
------------------------------------------------------   ----------------------   ---------------
FMR Corp.; Fidelity Management &
 Research Company; Edward C. Johnson 3d;
 Abigail P. Johnson, Devonshire Street, Boston,
 Massachusetts 02109 .................................          5,087,380 (1)       9.99%(1)
Boston Partners Asset Management LP;
 One Financial Center, Boston, Massachusetts .........          2,880,100 (2)        5.5%(2)

----------
(1) Amount and nature of beneficial ownership and percent of class are taken from a Schedule 13G dated February 14, 1998 filed pursuant to the Exchange Act which states that FMR Corp.'s beneficial ownership derives from its ownership of Fidelity Management & Research Company, which acts as an investment advisor and beneficially owns 4,944,730 shares (9.71%) of Common Stock, and from its ownership of Fidelity Management Trust Company. Such filing indicates that (i) of FMR Corp.'s and Fidelity Management & Research Company's beneficially owned shares, 468,780 are shares that may be obtained upon the conversion of 195,000 shares of the Preferred Stock, (ii) the beneficial ownership of Edward C. Johnson 3d and Abigail P. Johnson derives from their control of FMR Corp. and (iii) FMR Corp. and Mr. and Ms. Johnson have sole power to vote and to dispose of all reported shares.

(2) Amount and nature of beneficial ownership and percent of class are taken from Amendment No. 2 dated February 14, 1998 to a Schedule 13G filed pursuant to the Exchange Act which states that Boston Partners Asset Management LP ("BPAM") beneficially owns 2,880,100 shares of Golden State Common Stock. Such filing indicates that of BPAM's beneficially owned shares, (i) 680,266 shares are Golden State Common Stock owned of record,
      (ii) 1,827,040 are shares that may be obtained upon the conversion of 760,000 shares of Preferred Stock and (iii) 372,794 are shares that may be obtained upon the exercise of 372,794 presently exercisable Warrants. Boston Partners, Inc. ("BP") is the sole general partner of BPAM and has beneficial ownership of the 2,880,100 shares to the extent that BP may be deemed to have beneficial ownership of securities beneficially owned by BPAM. Mr. Heathwood is the principal stockholder of BP and has beneficial ownership of the 2,880,100 shares to the extent that Mr. Heathwood may be deemed to have beneficial ownership of securities beneficially owned by BP.

                       INFORMATION ABOUT PARENT HOLDINGS

     The statements contained herein have been provided by Parent Holdings. Any such statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding Parent Holdings' expectations, intentions, beliefs or strategies regarding the future. Forward-looking statements include Parent Holdings' statements regarding liquidity, provision for loan losses, capital resources and anticipated expense levels in "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, in those and other portions of this document, the words "anticipate," "believe," "estimate," "expect," "intend," and other similar expressions, as they relate to Parent Holdings or Parent Holdings' management, are intended to identify forward-looking statements. Such statements reflect the current views of Parent Holdings with respect to future events and are subject to certain risks, uncertainties and assumptions. It is important to note that Parent Holdings' actual results could differ materially from those described herein as anticipated, believed, estimated, expected or intended. Among the factors that could cause results to differ materially are the risks discussed in the "Risk Factors" section included in Parent Holdings' Registration Statement on Form S-1 filed on April 25, 1996 (File No. 333-4026) and declared effective on May 15, 1996. Parent Holdings assumes no obligation to update any such forward-looking statement.


                  DESCRIPTION OF BUSINESS OF PARENT HOLDINGS


GENERAL

     Parent Holdings is a holding company with no business operations of its own. Parent Holdings' only significant asset is its 80% ownership of the common stock of FNH, a holding company which owns all of the common stock of Cal Fed. As such, Parent Holdings' principal business operations are conducted by Cal Fed and its subsidiaries. Parent Holdings is a subsidiary of FGH, an indirect subsidiary of MacAndrews Holdings.

     FNH is 80% owned indirectly by MacAndrews Holdings, a corporation wholly owned through Mafco Holdings by Ronald O. Perelman, and is 20% owned by Hunter's Glen, a Texas limited partnership controlled by Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a director of Cal Fed.

     First Nationwide Bank, A Federal Savings Bank ("First Nationwide"), formerly First Madison Bank, FSB ("First Madison") and successor to First Gibraltar Bank, FSB ("First Gibraltar"), was organized and chartered as a federal stock savings bank in December 1988 under the HOLA to acquire substantially all of the assets and to assume deposits, secured and certain other liabilities of five insolvent Texas savings and loan associations ("Texas Closed Banks") from the FSLIC Resolution Fund ("FSLIC/RF"), as successor to the Federal Savings and Loan Insurance Corporation ("FSLIC").

     On January 3, 1997, First Nationwide Bank, A Federal Savings Bank merged with and into California Federal Bank, A Federal Savings Bank, (the "Cal Fed Acquisition"). Unless the context otherwise indicates, (i) "Old Cal Fed" and "Old California Federal" refer to Cal Fed Bancorp Inc. and California Federal Bank, A Federal Savings Bank, respectively, prior to the consummation of the Cal Fed Acquisition and (ii) "Cal Fed" refers to California Federal Bank, A Federal Savings Bank, as the surviving entity after the consummation of the Cal Fed Acquisition, and First Nationwide and its predecessors, with respect to the period prior to the Cal Fed Acquisition.

     Parent Holdings' operations are significantly influenced by general economic conditions in the markets and geographic areas in which Cal Fed conducts its business, the monetary and fiscal policies of the federal government and the regulatory policies of certain governmental agencies. Deposit balances and the cost of borrowings are influenced by interest rates on competing investments and general market interest rates. Parent Holdings' loan volume and yields are also impacted by market interest rates on loans, the supply of and demand for housing, and the availability of funds.

     Parent Holdings is a diversified financial services company whose principal business, through Cal Fed, consists of (i) operating retail deposit branches to serve consumers in California and, to a lesser extent, in Nevada, (ii) originating and/or purchasing, on a nationwide basis, 1-4 unit residential loans and, to a lesser extent, certain commercial real estate and consumer loans, for investment and (iii) conducting mortgage banking activities, including originating and servicing 1-4 unit residential loans for others. Recently, with its entry into the non-prime automobile finance business, Cal Fed broadened its complement of consumer lending products. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings. Refer to note 22 of Parent Holdings' consolidated financial statements (at page F-41) for additional information about Parent Holdings' business segments.

     Cal Fed is chartered as a federal stock savings bank under the HOLA and regulated by the OTS and the FDIC, which, through the SAIF, insures the deposit accounts of Cal Fed, up to applicable limits. Cal Fed is also a member of the Federal Home Loan Bank System ("FHLBS").

     Parent Holdings' revenues are derived from interest earned on loans, interest and dividends received on securities and mortgage-backed securities, gains on sales of loans and other investments, fees received in connection with loan servicing and securities brokerage and other customer service transactions. Expenses primarily consist of interest on customer deposit accounts, interest on short-term and long-term borrowings, general and administrative expenses consisting of compensation and benefits, data processing, occupancy and equipment, communications, deposit insurance assessments, advertising and marketing, professional fees and other general and administrative expenses.

     As of March 31, 1998, Parent Holdings had assets totalling $32.2 billion, deposits totalling $16.4 billion and operated retail branch offices at 225 locations in three states.

     On February 1, 1993, First Gibraltar sold to Bank of America Texas, N.A. and BankAmerica Corporation (collectively, "BankAmerica") certain assets, liabilities and substantially all of the branch operations of First Gibraltar located in Texas consisting of approximately $829 million of loans and 130 branches with approximately $6.9 billion in deposits (the "BAC Sale"). A gain of $141 million was recorded in connection with this sale. Concurrently with the BAC Sale, First Gibraltar changed its name to First Madison Bank, FSB.

     Following the BAC Sale, and through September 1994, First Madison's principal business was the performance of its obligations under an assistance agreement entered into with the FSLIC/RF at the time of First Gibraltar's acquisition of the Texas Closed Branches ("Assistance Agreement") and the funding of assets subject to the Assistance Agreement ("Covered Assets"). Subsequent to the BAC Sale, First Madison also managed four retail branches in Texas and supplemented its retail deposit base with wholesale funds from Brokered Deposits (as defined herein) and FHLB advances.

     On April 14, 1994, First Madison entered into the Asset Purchase Agreement (the "Asset Purchase Agreement") with First Nationwide Bank, A Federal Savings Bank ("Old FNB"), an indirect subsidiary of Ford Motor Company ("Ford Motor"). On October 3, 1994, effective immediately after the close of business on September 30, 1994, First Madison acquired substantially all of the assets and certain of the liabilities (the "FN Acquired Business") of Old FNB (the "FN Acquisition") for $726.5 million. Effective on October 1, 1994, First Madison changed its name from "First Madison Bank, FSB" to "First Nationwide Bank, A Federal Savings Bank." Since October 1994, Parent Holdings has made several acquisitions and has divested certain operations.

     In December 1994, Cal Fed's wholly-owned mortgage bank operating subsidiary, First Nationwide Mortgage Corporation ("FNMC"), entered into a series of agreements with Standard Federal Savings Association ("StanFed"), to acquire certain of StanFed's mortgage servicing assets and assume certain of StanFed's mortgage servicing liabilities for approximately $178 million (the "Maryland Acquisition"). As a result of the Maryland Acquisition, FNMC acquired a 1-4 unit residential loan servicing portfolio of approximately $11.4 billion (including $1.8 billion of mortgage servicing rights that are owned by third parties who have subcontracted the servicing function to FNMC (a "sub-servicing portfolio")) and certain other assets and liabilities. The transaction was consummated on February 28, 1995. In connection with the Maryland Acquisition, FNMC moved its mortgage servicing operations to Maryland from its former location in Sacramento, California.

     On October 2, 1995, FNMC purchased from Lomas Mortgage USA, Inc. ("LMUSA") a 1-4 unit residential loan servicing portfolio of approximately $11.1 billion (including a sub-servicing portfolio of $3.1 billion), a $2.9 billion master servicing portfolio in which FNMC monitors the performance and consolidates the reporting and remittances of multiple servicers for various investors (a "master servicing portfolio") and other assets for $100.9 million, and the assumption of certain indebtedness secured by the acquired loan portfolio (the "LMUSA 1995 Purchase"). On January 31, 1996, FNMC purchased LMUSA's remaining $14.1 billion loan servicing portfolio (including a sub-servicing portfolio of $2.4 billion), a master servicing portfolio of $2.7 billion, $5.9 million in foreclosed real estate, $46.8 million in net other servicing receivables, $2.6 million in mortgage loans, and $6.2 million in net other assets (including $1.4 million in cash and cash equivalents) for a purchase price of approximately $160.9 million (the "LMUSA 1996 Purchase" and together with the LMUSA 1995 Purchase, the "LMUSA Purchases").

     During the first six months of 1996, Parent Holdings consummated the sale of its retail branches in Ohio (the "Ohio Branch Sale"), New York and New Jersey (the "Northeast Branch Sale") and Michigan (the "Michigan Branch Sale", and together with the Ohio Branch Sale and the Northeast Branch Sale, the "Branch Sales") at prices which represented an average premium of 7.96% of the approximately $4.6 billion of deposits sold. Parent Holdings recorded a pre-tax gain of $363.3 million in connection with the Branch Sales.

     On February 1, 1996, Parent Holdings acquired SFFed Corp. ("SFFed"), a savings and loan holding company, and its wholly owned federal savings association, San Francisco Federal Savings and Loan Association ("San Francisco Federal"), (the "SFFed Acquisition"), for approximately $264.2 million. San Francisco Federal operated 35 branches in the Northern California area and at February 1, 1996, had approximately $4.0 billion in assets and approximately $2.7 billion in deposits.

     On June 1, 1996, Parent Holdings acquired Home Federal Financial Corporation ("HFFC") and its wholly owned federally chartered savings association subsidiary, Home Federal Savings and Loan Association of San Francisco ("Home Federal"), (the "Home Federal Acquisition," and together with the SFFed Acquisition, the "1996 Acquisitions"). The aggregate consideration paid in connection with the Home Federal Acquisition was approximately $67.8 million. At June 1, 1996, HFFC had approximately $717 million in assets and $632 million in deposits.

     On January 3, 1997, pursuant to an Agreement and Plan of Merger (the "FN Merger Agreement") among FNH, Old Cal Fed and Old California Federal, First Nationwide merged with and into Old California Federal and Old Cal Fed was liquidated. The aggregate consideration paid under the Merger Agreement consisted of approximately $1.2 billion in cash and the issuance of litigation interests. Old California Federal, at December 31, 1996, had total assets of approximately $14.1 billion and deposits of $8.9 billion, and operated 119 branches in California and Nevada. Effective with the merger, First Nationwide's name changed to California Federal Bank, A Federal Savings Bank.

     On January 3, 1997 and prior to the consummation of the Cal Fed Acquisition, First Nationwide Escrow Corp. ("FN Escrow"), an affiliate of FNH, was merged with and into FNH, pursuant to a merger agreement by and between FNH and FN Escrow (the "FN Escrow Merger"). In connection therewith, FNH acquired the net proceeds from the issuance of FN Escrow's $575 million of Senior Subordinated Notes due 2003 (the "10 5/8% Notes") and assumed FN Escrow's obligations under the 10 5/8% Notes and indenture.

     FNH financed the Cal Fed Acquisition with (i) the net proceeds of approximately $555 million from the issuance of the 10 5/8% Notes, (ii) net proceeds of $145 million from a newly formed Delaware corporation, all the common stock of which is owned by Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a director of Cal Fed ("Special Purpose Corp."), in exchange for $150 million aggregate liquidation value of FNH's Cumulative Perpetual Preferred Stock ("FNH Preferred Stock") and (iii) existing cash. In connection with the Cal Fed Acquisition, FNH made a capital contribution to Cal Fed on January 3, 1997 of approximately $685 million.

     In November 1996, Cal Fed formed California Federal Preferred Capital Corporation ("Preferred Capital Corp.") for the purpose of acquiring, holding and managing real estate mortgage assets. All of

Preferred Capital Corp.'s common stock is owned by Cal Fed. Preferred Capital Corp. entered into a subservicing agreement with FNMC pursuant to which FNMC services Preferred Capital Corp.'s mortgage assets. On January 31, 1997, Preferred Capital Corp. issued to the public $500 million of its 9 1/8% Noncumulative Exchangeable Preferred Stock (the "REIT Preferred Stock"). Preferred Capital Corp. used the proceeds from such offering to acquire mortgage assets from Cal Fed.

     Effective May 31, 1997, FNMC acquired a residential mortgage loan servicing portfolio of approximately $3.2 billion from WMC Mortgage Corporation (the "Weyerhaeuser Purchase") for $37.1 million, of which $.7 million remains payable at December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Mortgage Banking Operations."

     On September 1, 1997, Parent Holdings acquired Auto One Acceptance Corporation ("Auto One") in a purchase transaction (the "Auto One Acquisition"). Auto One primarily engages in indirect sub-prime auto financing activities, providing loan processing, funding and loan servicing for over 800 franchised automobile dealers. Auto One is a licensed lender in 47 states. Auto One is headquartered in Dallas, Texas, and operates as a subsidiary of Cal Fed.


     On September 30, 1997, FNMC sold servicing rights for 51,626 loans with an unpaid principal balance of approximately $2.3 billion, recognizing a pre-tax gain of $14.0 million (the "Servicing Sale").

     On December 12, 1997, Parent Holdings sold its retail deposits and all related retail banking facilities in the state of Texas (consisting of three branches) with deposits of $57.6 million at a gross price representing a deposit premium of 4.1% (the "Texas Branch Sale"). Parent Holdings recorded a pre-tax gain of $2.5 million in connection with the Texas Branch Sale.

     The 1996 Acquisitions, the Cal Fed Acquisition, the Branch Sales and the Texas Branch Sale contributed to the restructuring of Parent Holdings' retail branch network consistent with its strategy of strengthening its west coast presence. Parent Holdings' retail deposits in California have increased from $2.3 billion, or 25%, of total retail deposits at the time of the FN Acquisition to $13.0 billion, or 82%, of total retail deposits, at December 31, 1997. By consolidating many of the functions in the operations acquired in the FN Acquisition, the 1996 Acquisitions and the Cal Fed Acquisition, management achieved economies of scale and cost savings. The efficiency of a financial institution is often measured by its efficiency ratio, which represents the ratio of adjusted noninterest expense to net interest income and adjusted noninterest income. Cal Fed has improved its efficiency ratio from 63.47% for the year ended December 31, 1995 to 51.16% for the year ended December 31, 1997. Finally, the Maryland Acquisition, the LMUSA Purchases and the Weyerhaeuser Purchase have significantly increased Parent Holdings' mortgage banking activities and its fee income. Since the FN Acquisition, Parent Holdings' mortgage servicing portfolio has increased from $6.7 billion to $46.6 billion at December 31, 1997. Net loan servicing fees have increased from $70.3 million for the year ended December 31, 1995 to $143.9 million for the year ended December 31, 1997.

     On February 3, 1998, Parent Holdings entered into an agreement with Gulf States Acceptance Company, a Delaware limited partnership ("GSAC") and its general partner, Gulf States Financial Services, Inc., a Texas corporation, pursuant to which Auto One acquired 100% of the partnership interests in GSAC and GSAC was liquidated and its assets and liabilities were transferred to Auto One (the "GSAC Acquisition"). The aggregate consideration paid in connection with the GSAC Acquisition, which was completed on February 4, 1998, was approximately $13.6 million plus a 20% interest in the common stock of Auto One.

     On March 29, 1998, Cal Fed entered into the Florida Branch Sale Agreement pursuant to which it will sell its 24 branch banking offices in Florida to Union Planters Florida. As of March 31, 1998, the 24 Florida branch offices of Cal Fed had total deposits of $1.5 billion. Cal Fed expects to record an after-tax gain of approximately $94 million in connection with the Florida Branch Sale, representing a deposit premium of approximately 7.5%. It is not expected that there will be any material impact on the financial condition or ongoing results of operations of Cal Fed as a result of the Florida Branch Sale. The Florida Branch Sale is subject to regulatory approval and is expected to close in the third quarter of 1998.

     Parent Holdings' ongoing strategic plan aims at achieving increased profitability, revenue diversity and growth while preserving credit quality. Key elements of Parent Holdings' business strategy include:

    o Internal growth through expanding the core franchise, margin enhancement and new business initiatives by, among other things:

    -- Continuing to expand and enhance Parent Holdings' retail branch network in California with opportunities to gain customers, deposits and assets while obtaining economies of scale.

    -- Continuing to increase operating efficiency by, among other things, further expanding its customer base, increasing transaction volumes and reducing costs through consolidation of administrative and managerial functions.

    -- Continuing to increase noninterest income and to obtain incremental efficiencies through Parent Holdings' mortgage banking operations.

    -- Continuing to focus on risk management by seeking to protect the credit quality of the assets of Parent Holdings.

    -- Identifying new business initiatives to serve the needs of Cal Fed's customers and the communities in which Cal Fed provides services.

    o External growth and revenue diversification through selective acquisitions and opportunistic divestitures which are consistent with Parent Holdings' business strategy. This growth may include acquisitions of businesses that management believes offer the potential for higher growth and margin expansion, such as non-prime automobile and mortgage loan origination.

     The implementation of the preceding strategies is subject to numerous contingencies beyond management's control. These contingencies include general and regional economic conditions, competition and changes in regulation and interest rates. Accordingly, no assurance can be given that any of Parent Holdings' strategies will prove to be effective or that Parent Holdings' goals will be achieved.

LENDING ACTIVITIES

     Parent Holdings' principal lending activity has been the origination of adjustable and fixed rate mortgage loans secured by residential real estate. To a lesser extent, Parent Holdings also originates consumer loans consisting principally of adjustable rate home equity lines of credit. Prior to 1997, the commercial lending activity of Parent Holdings has been limited to restructuring and refinancing existing portfolio loans, and multi-family loans originated under its affordable housing program. Parent Holdings commenced the origination of commercial loans on a limited basis during 1997. Parent Holdings also participates in a number of other affordable housing programs and initiatives.

     Parent Holdings' 1-4 unit residential loans are originated by FNMC. Throughout this document, references to Parent Holdings and its 1-4 unit residential loan origination or servicing activities relate to functions performed by FNMC. In April 1995, Parent Holdings concluded that the costs of operating retail offices outweighed the benefits and, accordingly, closed substantially all of its retail real estate loan production offices. Residential 1-4 unit loans continue to be originated through Parent Holdings' wholesale origination offices (wherein loans are acquired from independent loan brokers) and Parent Holdings' retail branches. Parent Holdings originates adjustable rate mortgage loans ("ARMs") on 1-4 unit residential real estate which, in the case of ARMs originated prior to September 30, 1995 and after December 31, 1996, have generally been held for investment, and fixed rate 1-4 unit residential loans, which are generally held for sale to the secondary mortgage market. From September 30, 1995 through December 31, 1996, substantially all of the ARMs originated were sold in the secondary market to provide funds for the acquisition and divestiture activity occurring during the period. On October 2, 1995, Parent Holdings acquired the correspondent loan purchase operation of LMUSA as well as contracts to administer various housing bond and other private mortgage lending programs.

     Parent Holdings generates consumer loan applications at its retail branches. In addition, Parent Holdings conducts direct-mail solicitations, principally of its existing customers, for both secured and, to a much lesser extent, unsecured revolving loans. All consumer loan processing, servicing and collection operations were moved from a facility in Oak Brook, Illinois to Sacramento, California during the second quarter of 1997.

     The following table reflects, for the periods indicated, activity related to loans receivable, excluding loans held for sale:




                                                     1997          1996
                                                  ----------   -----------
                                                       (IN MILLIONS)
       Balance at beginning of period .........    $ 10,605     $  9,174
       Originations ...........................       1,024          284
       Purchases - 1996 Acquisitions ..........          --        3,235
       Cal Fed Acquisition ....................      10,060           --
       Sales ..................................         (21)        (123)
       Foreclosures ...........................        (178)        (109)
       Payments, payoffs and other ............      (1,548)      (1,856)
                                                   --------     --------
       Balance at end of period ...............    $ 19,942     $ 10,605
                                                   ========     ========

 Interest Rates, Terms and Fees


     Parent Holdings offers a variety of ARM products, generally with the objectives of (i) matching, as closely as possible, the interest rate sensitivity of its interest-earning assets with the interest rate sensitivity of its interest-bearing liabilities and (ii) maintaining a relatively stable net interest margin in varied interest rate environments. In response to consumer demand, and in order to diversify its loan portfolio and help to control its future interest rate risk, Parent Holdings' loan portfolio includes several ARM products which vary as to (i) the frequency and amount of periodic interest rate changes and (ii) the minimum and maximum rates applied to a particular loan. ARMs have the advantage of reducing the lending institution's sensitivity to interest rate fluctuations. However, they also present certain risks not associated with traditional fixed rate mortgages, such as adjustments in interest rates which could cause payment increases that some borrowers might be unable to service.


     Parent Holdings attempts to mitigate the credit risks associated with mortgage lending activities by the use of carefully developed underwriting standards. Substantially all 1-4 unit residential loans originated are underwritten to conform with standards adopted by Fannie Mae ("FNMA"), Freddie Mac ("FHLMC"), the Government National Mortgage Association ("GNMA"), or other secondary market investors. Accordingly, Parent Holdings' underwriting standards include loan-to-value ("LTV") ratios and maximum loan amounts for both fixed rate loans and ARMs that closely mirror secondary market requirements. Generally, where these standards differ, specific strong compensating factors are required. With respect to ARMs, Parent Holdings underwrites the borrower's ability to pay at the maximum second year payment rate, consistent with secondary market requirements.


     In addition to the interest earned on its loans, Parent Holdings charges fees for loan originations, loan prepayments and modifications, late payments, changes of property ownership and other similar services. The amount of this fee income varies with the volume of loan originations, prepayments, the general economic conditions affecting the portfolio and other competitive factors affecting the mortgage market.


     Generally, late charges are assessed when payments are delinquent. On loans secured by residential real estate, these charges are generally limited to 4% to 6% of the overdue payment of principal and interest and cannot be imposed until the payment is more than 15 days late, in accordance with the contractual terms of the loans and regulatory requirements in effect when the loans were made.

 Composition of Loan Portfolio


     The composition of Parent Holdings' loan portfolio, excluding loans held for sale and Covered Assets, is set forth in the following table, at the dates indicated:




                                                                   AT DECEMBER 31,
                                              ---------------------------------------------------------
                                                 1997          1996          1995        1994      1993
                                              ----------   ------------   ---------   ---------   -----
                                                                    (IN MILLIONS)
   Real estate loans:
     1-4 unit residential .................    $14,071       $6,118        $5,423      $ 5,612     $19
     5+ unit residential ..................      3,035        2,164         1,854        2,178      --
     Commercial real estate ...............      2,146        1,978         1,716        2,015      10
     Land .................................          5           11             9           15      --
     Construction .........................          1            6            --            8      --
                                               -------       ------        ------      -------     ---
        Total real estate loans ...........     19,258       10,277         9,002        9,828      29
                                               -------       ------        ------      -------     ---
   Equity-line and consumer loans .........        676          298           170          492       5
   Commercial loans .......................          8           30             2            1      --
                                               -------       ------        ------      -------     ---
        Total loans receivable ............     19,942       10,605         9,174       10,321      34
                                               -------       ------        ------      -------     ---
   Less:
     Unearned discounts and loan fees .....        (46)            (5)        (19)          --       3
     Allowance for loan losses ............        439          247           210          203       2
     Purchase accounting adjustments,
      net .................................        125          150           153          151      --
                                               -------       --------      ------      -------     ---
        Loans receivable, net .............    $19,424       $10,213       $8,830      $ 9,967     $29
                                               =======       ========      ======      =======     ===

     The following table presents Parent Holdings' real estate loan portfolio (excluding loans held for sale), by collateral type, interest rate type and state concentration at December 31, 1997:




                                       1-4 UNIT                5+ UNIT               COMMERCIAL
                                     RESIDENTIAL             RESIDENTIAL             AND OTHER          TOTAL REAL
                                ----------------------   --------------------   --------------------      ESTATE         % OF
STATE                            VARIABLE      FIXED      VARIABLE     FIXED     VARIABLE     FIXED       LOANS         TOTAL
-----------------------------   ----------   ---------   ----------   -------   ----------   -------   -----------   -----------
                                                              (DOLLARS IN MILLIONS)
   California ...............    $10,299      $  869       $2,241      $147       $1,750      $ 89       $15,395         79.94%
   New York .................        332          73          176        20           28        22           651          3.38
   Florida ..................        405          79           61        10           21         8           584          3.04
   Nevada ...................        182          15           86         4           19         2           308          1.60
   Illinois .................        112          56           25         3           32         5           233          1.21
   Texas ....................        129          59           --         2            1         4           195          1.01
   Other states (1) .........      1,158         303          218        42          157        14         1,892          9.82
                                 -------      ------       ------      ----       ------      ----       -------        ------
      Total .................    $12,617      $1,454       $2,807      $228       $2,008      $144       $19,258        100.00%
                                 =======      ======       ======      ====       ======      ====       =======        ======

----------
(1) Real estate loans involving property located in 44 states, Puerto Rico and the District of Columbia; not more than 1.0% of the total amount of such loans are located in any one state.

     The following table summarizes Parent Holdings' loan portfolio, excluding loans held for sale, at December 31, 1997, based upon various contractually scheduled principal payments allocated to the indicated maturity categories. This table does not reflect expected prepayments.




                                                DUE        OVER ONE
                                              WITHIN      BUT WITHIN        OVER
                                             ONE YEAR     FIVE YEARS     FIVE YEARS      TOTAL
                                            ----------   ------------   ------------   ---------
                                                               (IN MILLIONS)
   Real estate loans:
     1-4 unit residential
      Fixed rate ........................      $  2         $ 1,320        $  132       $ 1,454
      Variable rate .....................        --          12,032           585        12,617
   5+ unit residential
      Fixed rate ........................        12              42           174           228
      Variable rate .....................       178             580         2,049         2,807
   Commercial real estate and other
      Fixed rate ........................         9              64            71           144
      Variable rate .....................       227             841           940         2,008
                                               ----         -------        ------       -------
         Total ..........................       428          14,879         3,951        19,258
                                               ----         -------        ------       -------
   Commercial and consumer loans:
      Fixed rate ........................        27             248            33           308
      Variable rate .....................        35              66           275           376
                                               ----         -------        ------       -------
         Total ..........................        62             314           308           684
                                               ----         -------        ------       -------
         Total loans receivable .........      $490         $15,193        $4,259       $19,942
                                               ====         =======        ======       =======

 1-4 Unit Residential Lending

     Parent Holdings currently offers three primary 1-4 unit residential ARM programs, and a variety of 1-4 unit fixed rate programs with maturities ranging from 15 to 30 years. Adjustable rate programs include loans which: (i) provide for monthly interest rate adjustments, after the third or sixth month from inception of the loan, based on the Federal Home Loan Bank ("FHLB") 11th District Cost of Funds, (ii) provide for annual rate adjustments based upon the weekly average yield on U.S. Treasury Securities adjusted to a constant maturity of one year, or (iii) provide for semi-annual rate adjustments based on the weekly average of the secondary market rates on six-month negotiable certificates of deposit. Some ARMs offer an option to convert to a fixed rate after the first year through the fifth year of the loan term. A variety of features are incorporated into ARMs to protect borrowers from unlimited adjustments in interest rates and payments. All ARMs have lifetime caps which limit the amount of rate increases over the life of the loan. ARMs whose rates adjust annually have rate caps which limit the amount that rates can change to two percentage points per year. Loans which adjust monthly based upon the FHLB 11th District Cost of Funds limit payment changes to no more than 7.5% of the payment amount per year. This may lead to monthly payments which are less than the amount necessary to amortize the loan to maturity at the interest rate in effect for any particular month. In the event that the monthly payment is not sufficient to pay interest accruing on the loan during the month, this deficiency is added to the loan's principal balance (i.e., negative amortization). The total outstanding principal balance for a particular loan is generally not allowed to exceed 125% of the original loan amount as a result of negative amortization. If the loan reaches its maximum amount, the loan payment is recalculated to the payment sufficient to repay the unpaid principal balance in full at the maturity date. As of December 31, 1997, Parent Holdings' capitalized interest relative to such 1-4 unit residential loans was approximately $20.3 million. This amount represents approximately .42% of the approximately $4.8 billion of 1-4 unit residential ARMs that have the potential to experience negative amortization. Parent Holdings also originates 15 and 30 year fully amortizing 1-4 unit fixed rate residential loans under a variety of fixed rate programs, primarily for resale in the secondary mortgage market. When 1-4 unit residential loans are sold, FNMC normally retains the servicing of the loan. See " --Mortgage Banking Operations" for a further discussion of these activities.

 Multi-family, Commercial and Other Real Estate Lending

     While Parent Holdings has always originated multi-family, commercial and other real estate loans as they relate to affordable housing programs, it began to originate other commercial real estate loans during 1997 on a limited basis. Parent Holdings' loan portfolio includes loans principally acquired through acquisitions which are secured by multi-family residential, commercial, industrial and unimproved real estate. Parent Holdings' variable rate multi-family and commercial real estate loans have a maximum amortized loan term of 30 years with some loans having balloon payments due in one to 15 years. ARMs primarily adjust with the FHLB 11th District Cost of Funds or the six-month Treasury Bill indices with a monthly or semi-annual rate adjustment. The terms and characteristics of the ARMs originated for multi-family and commercial real estate lending purposes are similar to those for residential lending. As such, many of the same risks and protections related to residential borrowers are present in the multi-family and commercial real estate portfolios, including the potential for negative amortization. Negative amortization for multi-family and commercial real estate loans is allowed to increase the outstanding principal balance to 110% of the original loan amount. If the loan reaches 110% of the original loan amount, all future interest rate increases will increase the monthly payment to amortize the loan over the remaining life of the loan. At December 31, 1997, Parent Holdings' capitalized interest relative to such loans was approximately $1.5 million, which represents approximately .06% of the $2.7 billion of multi-family and commercial real estate loans that have the potential to experience negative amortization.

     Real estate loans secured by multi-family and commercial property represent a significant portion of Parent Holdings' portfolio. Management periodically reviews the multi-family and commercial real estate loan portfolio. At December 31, 1997 and 1996, the multi-family and commercial real estate loan portfolio totalled $5.2 billion and $4.1 billion, respectively. Included in the multi-family and commercial real estate loan portfolio at December 31, 1997 are $28.9 million of loans with credit enhancement wherein the lead participant subordinated its minority interest in a pool of loans to Parent Holdings' interest in the corresponding pool of loans. No loans are subject to be repurchased by the seller in the event such loans become 90 days delinquent.

     Parent Holdings' potential for loss on the multi-family and commercial loan portfolio acquired from Old FNB and, to a lesser extent, the 1-4 unit residential loan portfolio acquired from Old FNB, was mitigated by the terms of the Non-Performing Asset Sale Agreement (the "Put Agreement") entered into by Cal Fed with Granite Management and Disposition, Inc. ("Granite"), an affiliate of Old FNB, in connection with the FN Acquisition. The Put Agreement expired on November 30, 1996, at which time it had been fully utilized by Cal Fed. The aggregate purchase price of assets which were put to Granite, representing the outstanding principal balance, accrued interest and certain other expenses, was $500 million, including assets put to Granite by Old FNB from January 1 through October 1, 1994.

     A portion of Parent Holdings' mortgage servicing rights ("MSRs"), which are rights to service mortgages held by others, were acquired from Old FNB and Old California Federal which had sold multi-family and commercial real estate loans subject to certain recourse provisions. These recourse liabilities were assumed by Parent Holdings in the FN and Cal Fed Acquisitions and at December 31, 1997, the balance of such loans sold with recourse totalled $653 million.


 Consumer Lending

     Parent Holdings' consumer loan originations are primarily concentrated in home equity lending. The portfolio correlates closely to retail deposit branch distribution. At December 31, 1997, the home equity portfolio totalled $355 million, or 52.5%, of the total consumer loan portfolio of $676 million. At December 31, 1996, the home equity portfolio totalled $243 million, or 81.5%, of the total consumer loan portfolio of $298 million.

     Parent Holdings offers an adjustable, prime interest rate-based home equity line of credit on owner-occupied residential properties. In determining the amount of credit to be extended, all loans secured by the collateral properties are aggregated and compared to the appraised value of the properties. Parent Holdings' policy is to extend credit up to a maximum combined LTV ratio of 80%.

     Other consumer loan products include: fixed rate home equity installment loans; adjustable prime rate-based home equity loans which, while secured, are based on repayment ability and credit history; auto and boat loans; unsecured lines of credit; overdraft protection; and loans secured by certificates of deposit.


     Parent Holdings has recently commenced sub-prime auto lending in connection with the Auto One Acquisition. At December 31, 1997, Parent Holdings' sub-prime auto loan portfolio totalled $190 million, which loans were purchased in bulk from a third party or from independent automobile dealers after the consummation of the Auto One Acquisition. Underwriting on loans purchased from dealers is performed by Auto One personnel prior to the purchase.


 Loans Held for Sale


     Activity related to loans held for sale for the years ended December 31, 1997 and 1996 is summarized as follows:




                                                  1997          1996
                                              -----------   -----------
                                                    (IN MILLIONS)
   Balance at beginning of period .........    $    825      $  1,203
   Purchases and originations .............       7,871         4,985
   Sales ..................................      (5,511)       (5,157)
   Other ..................................      (1,702)         (206)
                                               --------      --------
   Balance at end of period ...............    $  1,483      $    825
                                               ========      ========

     Loans held for sale are carried at the lower of aggregate amortized cost or market value.


 Origination of 1-4 Unit Residential Loans


     Parent Holdings originates 1-4 unit residential loans principally through the efforts of wholesale origination offices through which loans are purchased from independent loan brokers and, to a lesser degree, staff loan agents. To promote continuity of customer service, help meet credit needs and to increase opportunities to sell customer deposit and other financial services offered by Parent Holdings and its subsidiaries, loan inquiries from retail branch customers and "walk-in" applicants are encouraged. These inquiries are initially processed by retail branch office personnel, with support provided by regional lending offices. The 1-4 unit residential loan agents are compensated principally on a commission basis. Closed 1-4 unit residential loans are also acquired by FNMC through a correspondent lending operation acquired from LMUSA in October 1995.


     The majority of 1-4 unit residential loans originated by Parent Holdings have LTV ratios of 80% or less at the time of origination. Parent Holdings has originated such loans with LTV ratios of up to 95%, with the portion of the loan exceeding 80% guaranteed by private mortgage insurance, the premiums of which are paid monthly by the borrower. Certain exceptions to this guideline have been made for low and moderate income borrowers. However, the amount of 1-4 unit residential loans subject to such exceptions is not significant in terms of Parent Holdings' total loan originations. The value of the property offered as security for a 1-4 unit residential loan is determined by a professionally qualified appraiser approved by Parent Holdings, who may or may not be an employee of Cal Fed. As further security for its loan, Parent Holdings requires title insurance and fire and casualty insurance on all loans secured by liens on real property. Parent Holdings also requires flood insurance on any loan secured by real property if the property lies within a U.S. Housing and Urban Development Department ("HUD") designated flood hazard area.

     The following table summarizes 1-4 unit residential loan originations for the years ended December 31, 1997 and 1996 (in millions):




                                                        1997                                  1996
                                        ------------------------------------- ------------------------------------
                                            ARM         FIXED        TOTAL        ARM        FIXED        TOTAL
PRODUCTION CHANNEL                      ----------- ------------ ------------ ---------- ------------ ------------
   Retail and portfolio retention ..... $    74.4    $   580.3    $   654.7    $   7.3    $   265.3    $   272.6
   Wholesale ..........................     635.3      3,438.8      4,074.1      699.2      1,451.0      2,150.2
   Correspondent lending ..............   1,420.0      1,321.0      2,741.0         --      1,692.2      1,692.2
   Other ..............................        --      1,040.3      1,040.3         --        892.9        892.9
                                        ---------    ---------    ---------    -------    ---------    ---------
      Total 1-4 unit residential
        loan originations ............. $ 2,129.7    $ 6,380.4    $ 8,510.1    $ 706.5    $ 4,301.4    $ 5,007.9
                                        =========    =========    =========    =======    =========    =========

 Mortgage Banking Operations

     Mortgage banking activities allow the generation of fee income without the associated capital retention requirements attributable to traditional real estate lending activities. Generally, Parent Holdings originates fixed rate 1-4 unit residential loans for sale in the secondary mortgage market. ARMs originated prior to September 30, 1995 and after December 31, 1996 have generally been held by Parent Holdings for investment. From September 30, 1995 through December 31, 1996, however, substantially all of the fixed and variable rate 1-4 unit residential loans originated were sold in the secondary market to provide funds for the acquisition and divestiture activity occurring during the period. Parent Holdings employs forward sale hedging techniques to minimize the interest rate and pricing risks associated with the origination and sale of fixed rate 1-4 unit residential loans.

     At the time of origination, management identifies 1-4 unit residential loans that are expected to be sold in the foreseeable future. At December 31, 1997, management had identified $1.5 billion of 1-4 unit residential loans as held for sale. These loans have been classified as assets held for sale in the consolidated balance sheet at December 31, 1997 and are recorded at the lower of aggregate amortized cost or market value. At December 31, 1997, Parent Holdings had forward commitments to sell loans totalling $1.4 billion. In addition, Parent Holdings had entered into commitments to originate and purchase fixed and variable rate loans (mortgage loan pipeline) of $1.7 billion.

     The servicing portfolio of FNMC (including loans subserviced for others and excluding loans serviced for Cal Fed) approximates $46.6 billion and 695,237 loans as of December 31, 1997. The servicing portfolio of FNMC, including loans serviced for Cal Fed, approximates $61.8 billion and 811,036 loans as of December 31, 1997. Substantially all of FNMC's loans are serviced in a 230,000 square-foot facility in Frederick, Maryland.

     Since the FN Acquisition, Parent Holdings has sold fixed rate and adjustable rate loans secured by 1-4 unit residential real estate to FNMA, FHLMC, and private investors. Mortgage loan sales totalled $5.5 billion and $4.9 billion in 1997 and 1996, respectively.

     Old FNB and Old California Federal occasionally sold 1-4 unit residential loans under recourse provisions; such liabilities were assumed by Parent Holdings in the FN and Cal Fed Acquisitions. As of December 31, 1997, the balance of 1-4 unit residential loans sold with certain recourse provisions was $355.8 million.

     Parent Holdings, through FNMC, has generally retained the right to service the loans it has sold. FNMC collects from the borrower payments of principal and interest and, after retaining a servicing fee, remits the balance to the investors.

     In accounting for its mortgage loan sales prior to April 1, 1995, a gain or loss was recognized based on the sum of three components: (i) the difference between the cash proceeds of the loan sales and Parent Holdings' book value of the loans; plus (ii) the "excess servicing," if any; less (iii) provisions for estimated losses to be incurred from limited recourse obligations, if any. Excess servicing resulted in a capitalized asset that reflects the discounted present value of any difference between the interest rate received from the borrower and the interest rate passed through to the purchaser of the loan, less a "normal servicing fee" (dependent upon loan type), which is retained as compensation for future servicing costs. The amount of excess servicing recognized in any particular loan sale depended significantly upon three factors for which estimates or assumptions were employed: (i) the estimated life of the loans, (ii) the discount rate used in calculating discounted present value and (iii) the "normal servicing fee."

     Effective April 1, 1995, Parent Holdings adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122") which requires that, when a mortgage loan is sold and MSRs are retained, a portion of the cost of originating a mortgage loan be allocated to the MSR based on its fair market value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Mortgage Banking Operations" for a description of SFAS No. 122.

     The servicing asset is amortized in proportion to, and over the period of, estimated net servicing income. Parent Holdings monitors the prepayments on the loans serviced for investors and reduces the balance of the asset if the actual prepayments are in excess of the estimated prepayment trends used to record the original asset. Parent Holdings' assumptions relative to the prepayment speed, discount and servicing fee rates are revised periodically to reflect current market conditions and regulatory requirements.

     At December 31, 1997, FNMC owned rights to service approximately $42.4 billion of whole loans, participation interests and mortgage-backed securities for others. These loans had an average balance of $64,700, a weighted average coupon rate of 8.10%, a weighted average maturity of 272 months and a service fee spread of .43%. The greater than 30 day delinquency rate on these loans at December 31, 1997 was 2.94%. Parent Holdings subserviced for others approximately $4.2 billion of whole loans, participation interests and mortgage-backed securities. These loans had an average balance of $90,616, a weighted average coupon rate of 8.09% and a weighted average remaining maturity of 270 months. The servicing fee collected on these loans is passed through to the primary servicer with Parent Holdings retaining a flat subservice fee that is netted out of the monthly remittance. The greater than 30 day delinquency rate on these loans is 5.22%. For the year ended December 31, 1997, gross revenue for servicing activities (residential loan servicing and ancillary fees) totalled $235.7 million.

     Changes in long-term interest rates generally cause an acceleration or deceleration of mortgage loan prepayments and, consequently, in the amortization of MSRs, resulting in a change in the market value of MSRs and in Parent Holdings' servicing fee income. In order to reduce the sensitivity of its earnings to interest rate and market value fluctuations, Parent Holdings initiated a program to hedge the change in value of its MSRs based on changes in interest rates. At December 31, 1997, Parent Holdings, through FNMC, was a party to several interest rate floor contracts maturing from October 2001 through June 2002. Parent Holdings paid counterparties a premium in exchange for cash payments in the event that the 10-year Constant Maturity Treasury rate falls below the negotiated strike prices. At December 31, 1997, the notional amount of the interest rate floors was $970 million and the negotiated strike prices were between 5.0% and 6.5%. In addition, Parent Holdings, through FNMC, entered into principal-only swap agreements with a notional amount of $99 million. The estimated market values of the interest rate floor contracts and swaps designated as hedges against MSRs at December 31, 1997 were $18.0 million and $13.5 million, respectively.

     On October 2, 1995, in the LMUSA 1995 Purchase, FNMC purchased the stock of Lomas Mortgage Services Inc. (now known as FNMC Mortgage Services, Inc.), which was a 33% owner of Lomas Mortgage Partnership L.P. (now known as First Nationwide Mortgage Partnership LP ("FNMP")) and its managing general partner. FNMP owned the MSRs to approximately $2.3 billion of loans serviced for FNMA, GNMA, FHLMC and private investors. FNMP's investment in such MSRs and its other assets were partially funded by independent bank lines of credit totalling approximately $24.8 million and its servicing duties were performed by FNMC under a subservicing contract. As of January 1, 1998, FNMC purchased the other 67% of FNMP.

NON-PERFORMING ASSETS

     Non-performing assets consist of non-performing loans, foreclosed real estate and repossessed assets. Parent Holdings' exposure to losses relative to certain assets acquired in the FN Acquisition that became non-performing or otherwise problematic prior to November 30, 1996 was mitigated to the extent Cal Fed was able to put such loans to Granite under the Put Agreement. See "-- Other Activities -- The Put Agreement."


 Classification of Assets


     Savings associations are required to classify their assets on a regular basis, establish prudent allowances for loan losses and make quarterly reports of troubled asset classification to the OTS. Assets must be classified as "pass," "special mention," "substandard," "doubtful" or "loss." An asset is generally designated as "special mention" if potential weaknesses are identified that, if left uncorrected, would result in deterioration of the repayment prospects for the asset. An asset, or a portion thereof, is generally classified as "substandard" if it possesses a well-defined weakness which could jeopardize the timely liquidation of the asset or realization of the collateral at the asset's book value. Thus, these assets are characterized by the possibility that the association will sustain some loss if the deficiencies are not corrected. An asset, or portion thereof, is classified as "doubtful" if identified weaknesses make collectibility or liquidation in full highly questionable and improbable. An asset, or a portion thereof, that is considered to be uncollectible is classified "loss." It should be noted that Cal Fed does not maintain assets in a loss classification category; rather, the carrying value of all troubled assets is reduced by any amount considered to be uncollectible. The OTS has the authority to approve, disapprove or modify any asset classification or any amount established as an allowance pursuant to such classification. Savings associations must maintain adequate general valuation allowances in accordance with generally accepted accounting principles and federal regulations for assets classified as "substandard" or "doubtful" and either immediately write off assets classified as "loss" or establish specific valuation allowances equal to the amounts classified as "loss."


     Cal Fed has a comprehensive process for classifying assets, and asset reviews are performed on a periodic basis. Such reviews are prioritized according to an asset's risk characteristics, such as loan size, collateral type and/or location, and potential loan performance problems. The objective of the review process is to identify significant trends and determine the levels of loss exposure to Parent Holdings that would require increases to specific and general valuation allowances.


 Loan Portfolio Risk Elements


     When a borrower fails to make a contractually required payment on a loan, the loan is characterized as delinquent. In most cases delinquencies are cured promptly; however, foreclosure proceedings, and in some cases workout proceedings, are generally commenced if the delinquency is not cured. The procedures for foreclosure actions vary from state to state, but generally if the loan is not reinstated within certain periods specified by statute, the property securing the loan can be acquired through foreclosure by the lender. While deficiency judgments against the borrower are available in some of the states in which Parent Holdings originates loans, the value of the underlying collateral property is usually the principal source of recovery available to satisfy the loan balance.


     In general, loans are placed on nonaccrual status after being contractually delinquent for more than 90 days. When a loan is placed on nonaccrual status, all interest previously accrued but not received is reversed and the loan is considered non-performing. Parent Holdings may modify or restructure a loan as a result of a borrower's inability to service the obligation under the original terms of the loan agreement.

     The following table indicates the carrying value of Parent Holdings' loans, excluding Covered Assets, which have been placed on nonaccrual status, as well as the carrying value of foreclosed real estate and repossessed assets, at the dates indicated:




                                                                                    DECEMBER 31
                                                     --------------------------------------------------------------------------
                                                          1997            1996          1995         1994            1993
                                                     -------------   -------------   ----------   ----------   ----------------
                                                                               (DOLLARS IN MILLIONS)
Non-performing loans:
 Real estate:
   1-4 unit residential ..........................      $  165          $  146        $   136      $   133        $      2
   5+ unit residential ...........................          12              13             23           24               9
   Commercial and other ..........................           6               9              9           11              --
   Land ..........................................          --              --             --            7              --
   Construction ..................................           2               1             --            2              --
                                                        ------          ------        -------      -------        --------
    Total real estate ............................         185             169            168          177              11
 Equity-line and consumer ........................           7               3              3            4              --
                                                        ------          ------        -------      -------        --------
   Total non-performing loans ....................         192             172            171          181              11
Foreclosed real estate, net ......................          77              52             49           37              --
Repossessed assets ...............................           3              --             --           --              --
                                                        ------          ------        -------      -------        --------
   Total non-performing assets ...................      $  272(a)       $  224(b)     $   220      $   218        $     11
                                                        ======          ======        =======      =======        ========
Non-performing loans as a percentage of Cal Fed's
 loans receivable ................................        0.99%           1.69%          1.94%        1.81%          37.61%(c)
                                                        ======          ======        =======      =======        ========
Non-performing assets as a percentage of Cal Fed's
 total assets ....................................        0.87%           1.36%          1.50%        1.49%           0.98%
                                                        ======          ======        =======      =======        ========

----------
(a)        Includes $70.2 million of assets acquired in the Cal Fed
           Acquisition.

(b) Includes $74.5 million of non-performing assets acquired in the 1996 Acquisitions and in the LMUSA 1996 Purchase.

(c) The significant percentage of non-performing loans to loans receivable at December 31, 1993 reflects the small balance of loans receivable of $29 million at December 31, 1993.

     Interest income of $6.8 million was received and recognized by Parent Holdings for nonaccrual loans during the year ended December 31, 1997, instead of $15.9 million which would have been recognized had the loans performed in accordance with their original terms. Parent Holdings has had no loans contractually past due 90 days or more on accrual status in the past five years.

     The following table indicates loans classified by Parent Holdings as troubled debt restructurings, net of purchase accounting adjustments, and excluding Covered Assets, at the dates indicated:




                                                     AT DECEMBER 31,
                                        -----------------------------------------
                                         1997     1996     1995     1994     1993
                                        ------   ------   ------   ------   -----
                                                      (IN MILLIONS)
Real estate:
 1-4 unit residential ...............    $ 2      $ 3      $  8     $ 19     $--
 5+ unit residential ................      7       55       147      204      --
 Commercial and other ...............     26       29        79      110      --
                                         ---      ---      ----     ----     ---
   Total restructured loans .........    $35      $87      $234     $333     $--
                                         ===      ===      ====     ====     ===

     For the year ended December 31, 1997, interest income of $3.5 million was recognized on restructured loans instead of the $3.6 million which would have been recognized had the loans been performing in accordance with their original terms. There were no non-real estate restructured loans in any of the past five years.

 Allowance for Loan Losses


     Parent Holdings charges current earnings with a provision for estimated credit losses on loans receivable to bring the total allowance to a level deemed appropriate by management. The provision considers both specifically identified problem loans and credit risks not specifically identified in the loan portfolio. The allowance for loan losses is based on such factors as the financial condition of the borrowers, the fair value of the loan collateral, recourse to guarantors, analysis of delinquency trends, geographic and collateral-type concentrations, past loss experience, regulatory policies, and other factors related to the collectibility of Parent Holdings' loan portfolio.



     The following table summarizes activity in Parent Holdings' allowance for loan losses during the periods indicated:




                                                                               YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------------------------------
                                                            1997           1996           1995           1994          1993
                                                         ----------   -------------   -----------   -------------   ---------
                                                                                    (IN MILLIONS)
Balance at beginning of period .......................     $247          $ 210          $ 203          $   2          $ 15
 Purchases -- SFFed Acquisition ......................       --             40             --             --            --
 Purchases -- Home Federal Acquisition ...............       --              5             --             --            --
 Purchases -- FN Acquisition .........................       --             --             --            202            --
 Purchases -- Cal Fed Acquisition ....................      144             --             --             --            --
 Allowance on purchased indirect auto loans ..........       20             --             --             --            --
 Provision for loan losses ...........................       80             40             37              6             1
 Charge-offs:
   1-4 unit residential ..............................      (38)           (35)           (28)            (4)           --
   5+ unit residential and commercial real estate            (8)            (4)(a)         --(a)          (4)(a)        --
   Consumer and other ................................      (10)            (6)            (5)            (1)           (1)
   Non-real estate commercial ........................       --             --             --             --            (1)
                                                           ------        -------        -------        -------        -------
    Total charge offs ................................      (56)           (45)           (33)            (9)           (2)
 Recoveries ..........................................        4              3              3              2             1
                                                           ------        -------        -------        -------        ------
   Net charge-offs ...................................      (52)           (42)           (30)            (7)           (1)
 Allowance for losses assigned to loans sold .........       --             (6)            --             --           (13)
                                                           ------        --------       -------        -------        ------
Balance at end of period .............................     $439          $ 247          $ 210          $ 203          $  2

----------
(a) Lack of activity reflects the utilization of the Put Agreement, which expired in November 1996.

     Although the general loan loss allowance has been allocated by type of loan for internal valuation purposes, all such allowance, with the exception of the $20 million applicable to Auto One loans (which are accounted for on a static pool method), is available to support any losses which may occur, regardless of type, in Parent Holdings' loan portfolio.

     The following table sets forth the allocation of Parent Holdings' allowance for loan losses at the dates indicated:




                                                         YEAR ENDED DECEMBER 31,
                                                -----------------------------------------
                                                 1997     1996     1995     1994     1993
                                                ------   ------   ------   ------   -----
                                                              (IN MILLIONS)
Specific allowance:
 Real estate loans:
   1-4 unit residential .....................    $ --     $ --     $  1     $  4     $--
   5+ unit residential and commercial real
    estate ..................................       8        6       --       --      --
                                                 ----     ----     ----     ----     ---
    Total specific allowance ................       8        6        1        4      --
                                                 ----     ----     ----     ----     ---
General allowance:
 Real estate loans:
   1-4 unit residential .....................     202      123      115      105       2
   5+ unit residential and commercial real
    estate ..................................     190      109       85       85      --
                                                 ----     ----     ----     ----     ---
    Total real estate loans .................     392      232      200      190       2
 Equity-line and consumer loans .............      39        9        9        9      --
                                                 ----     ----     ----     ----     ---
    Total general allowance .................     431      241      209      199       2
                                                 ----     ----     ----     ----     ---
    Total allowance for loan losses .........    $439     $247     $210     $203     $ 2
                                                 ====     ====     ====     ====     ===

     The table below provides Parent Holdings' ratios of net charge-offs on loans during the period indicated to average outstanding loan balances for the years indicated:




                                                                          YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------------
                                                          1997         1996         1995         1994         1993
                                                       ----------   ----------   ----------   ----------   ----------
Real estate:
 1-4 unit residential ..............................       0.25%        0.55%        0.47%        0.06%        1.26%
 5+ unit residential and commercial real estate.....       0.15         0.09           --         0.10         0.19
Consumer and other .................................       1.72         1.86         1.00         0.23         0.24
Non-real estate commercial .........................         --           --           --           --         1.29

 Impaired Loans

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Problem and Potential Problem Assets" for a discussion of Parent Holdings' impaired loans as of December 31, 1997 and 1996.


INVESTMENT ACTIVITIES

     Cal Fed is required by OTS regulations to maintain a specified minimum amount of liquid assets which may be invested in specified securities. Cal Fed is also permitted to invest in certain other types of securities. Securities balances (including cash equivalent securities) exceeding minimum federal requirements are subject to change over time based on Cal Fed's asset/liability funding needs and interest rate risk management objectives. Cal Fed's liquidity levels take into consideration anticipated future cash flows and all available sources of credit. Liquidity is maintained at levels management believes are appropriate to assure future flexibility in meeting anticipated funding needs including deposit withdrawal requests, loan funding commitments, and other investment or restructuring requirements.

 Cash Equivalents


     Parent Holdings sells federal funds, purchases securities under agreements to resell, and invests in interest-bearing deposits in other banks from time to time to help meet Cal Fed's regulatory liquidity requirements and as temporary holdings until the funds can be otherwise deployed or invested.


 Securities Available for Sale


     Parent Holdings adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") effective January 1, 1994. On November 15, 1995, the Financial Accounting Standards Board ("FASB") issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Special Report"). The Special Report provided all entities an opportunity to reassess their ability and intent to hold securities to maturity and allowed a one-time reclassification of securities from held-to-maturity to available-for-sale without "tainting" the remaining held-to-maturity securities. On December 29, 1995, Parent Holdings reclassified $231.8 million in carrying value of U.S. government and agency securities from held-to-maturity to securities available for sale, and recorded an increase of $1.9 million and $.5 million in stockholder's equity and minority interest--Hunter's Glen, respectively, for the net unrealized gain on such securities.

     The following summarizes the amortized cost and estimated fair value of Parent Holdings' securities available for sale at the dates indicated (in thousands):




                                                                        DECEMBER 31, 1997
                                                  --------------------------------------------------------------
                                                                                             NET
                                                   AMORTIZED   UNREALIZED   UNREALIZED   UNREALIZED    CARRYING
                                                      COST        GAINS       LOSSES        GAIN        VALUE
                                                  ----------- ------------ ------------ ------------ -----------
Marketable equity securities ....................  $     --       $ --        $   --       $  --      $     --
U.S. government and agency obligations ..........   812,716        957          (588)        369       813,085
                                                   --------       ----        ------       -----      --------
 Total ..........................................  $812,716       $957        $ (588)        369      $813,085
                                                   ========       ====        ======                  ========
Minority interest -- Hunter's Glen ..............                                            (65)
Estimated tax effect ............................                                            (47)
                                                                                           -----
 Net unrealized holding gain in stockholder's
   equity .......................................                                          $ 257
                                                                                           =====


                                                                        DECEMBER 31, 1996
                                                  --------------------------------------------------------------
                                                                                             NET
                                                   AMORTIZED   UNREALIZED   UNREALIZED   UNREALIZED    CARRYING
                                                      COST        GAINS       LOSSES        GAIN        VALUE
                                                  ----------- ------------ ------------ ------------ -----------
Marketable equity securities ....................  $ 27,034      $34,954     $     --     $ 34,954    $ 61,988
U.S. government and agency obligations ..........   480,317          936       (1,222)        (286)    480,031
                                                   --------      -------     --------     --------    --------
 Total ..........................................  $507,351      $35,890     $ (1,222)      34,668    $542,019
                                                   ========      =======     ========                 ========
Minority interest -- Hunter's Glen ..............                                           (6,240)
Estimated tax effect ............................                                           (3,466)
                                                                                          --------
 Net unrealized holding gain in stockholder's
   equity .......................................                                         $ 24,962
                                                                                          ========


                                                                        DECEMBER 31, 1995
                                                  --------------------------------------------------------------
                                                                                             NET
                                                   AMORTIZED   UNREALIZED   UNREALIZED   UNREALIZED    CARRYING
                                                      COST        GAINS       LOSSES        GAIN        VALUE
                                                  ----------- ------------ ------------ ------------ -----------
Marketable equity securities ....................  $ 34,000      $80,068      $  --      $  80,068    $114,068
U.S. government and agency obligations ..........   231,794        2,768        (69)         2,699     234,493
                                                   --------      -------      -----      ---------    --------
 Total ..........................................  $265,794      $82,836      $ (69)        82,767    $348,561
                                                   ========      =======      =====                   ========
FDIC portion of unrealized gain on marketable
 equity securities ..............................                                          (34,534)
Minority interest -- Hunter's Glen ..............                                           (8,682)
Estimated tax effect ............................                                           (4,822)
                                                                                         ---------
 Net unrealized holding gain in stockholder's
   equity .......................................                                        $  34,729
                                                                                         =========

     Marketable equity securities available for sale at December 31, 1996 represented approximately 5.93% of the outstanding stock of Affiliated Computer Services ("ACS"), with a cost basis of $27 million. The ACS stock represents the only marketable equity security classified as available for sale at December 31, 1996 and 1995. Pursuant to the terms of a settlement agreement dated June 17, 1991, between Cal Fed, ACS, and the FDIC, the FDIC was entitled to share in a defined portion of the proceeds from the sale of the stock, which, at December 31, 1995, approximated $34.5 million and which was recorded in other liabilities. On June 28, 1996, Cal Fed sold 2,000,000 shares of its investment in common stock of ACS for gross proceeds totalling $92.3 million from which it satisfied its full obligation to the FDIC and recognized a pre-tax gain of $40.4 million. Cal Fed's remaining shares of ACS stock were sold in October 1997, resulting in a pre-tax gain of approximately $25.0 million.


 Securities Held to Maturity


     The following summarizes the amortized cost and estimated fair value of Parent Holdings' securities held to maturity at the dates indicated:




                                                                  DECEMBER 31,
                                     ----------------------------------------------------------------------
                                              1997                    1996                    1995
                                     ----------------------- ----------------------- ----------------------
                                                  ESTIMATED               ESTIMATED               ESTIMATED
                                      AMORTIZED      FAIR     AMORTIZED      FAIR     AMORTIZED     FAIR
                                         COST       VALUE        COST       VALUE        COST       VALUE
                                     ----------- ----------- ----------- ----------- ----------- ----------
                                                                 (IN MILLIONS)
U. S. government and agency
 obligations .......................     $--         $--         $ 4         $ 4         $--         $--
Municipal and other securities .....      --          --          --          --           1           1
Commercial paper ...................      58          58          --          --          --          --
                                         ---         ---         ---         ---         ---         ---
 Total .............................     $58         $58         $ 4         $ 4         $ 1         $ 1
                                         ===         ===         ===         ===         ===         ===

     The weighted average stated interest rate on Parent Holdings' securities held to maturity was 5.32%, 6.85% and 8.25% at December 31, 1997, 1996 and 1995, respectively.

 Mortgage-Backed Securities Available for Sale

     The following summarizes the amortized cost and estimated fair value of Parent Holdings' mortgage-backed securities ("MBS") available for sale at the dates indicated (in thousands):



                                                                       DECEMBER 31, 1997
                                               -----------------------------------------------------------------
                                                                 GROSS        GROSS         NET
                                                 AMORTIZED    UNREALIZED   UNREALIZED   UNREALIZED    CARRYING
                                                    COST         GAINS       LOSSES        GAIN         VALUE
                                               ------------- ------------ ------------ ------------ ------------
Mortgage-backed securities:
 GNMA ........................................  $  249,023      $ 2,710     $     --     $  2,710    $  251,733
 FNMA ........................................   2,408,173       17,519       (5,923)      11,596     2,419,769
 FHLMC .......................................   1,197,867       20,097         (548)      19,549     1,217,416
 Other MBS ...................................     574,625        5,371         (111)       5,260       579,885
 Collateralized mortgage obligations .........     606,965        2,698       (1,868)         830       607,795
                                                ----------      -------     --------     --------    ----------
   Total .....................................  $5,036,653      $48,395     $ (8,450)      39,945    $5,076,598
                                                ==========      =======     ========                 ==========
Minority interest -- Hunter's Glen ...........                                             (6,968)
Estimated tax effect .........................                                             (5,105)
                                                                                         --------
Net unrealized holding gain in stockholder's
 equity ......................................                                           $ 27,872
                                                                                         ========


                                                                       DECEMBER 31, 1996
                                               ------------------------------------------------------------------
                                                                                            NET
                                                 AMORTIZED    UNREALIZED   UNREALIZED   UNREALIZED     CARRYING
                                                    COST         GAINS       LOSSES        GAIN         VALUE
                                               ------------- ------------ ------------ ------------ -------------
Mortgage-backed securities:
 GNMA ........................................  $   67,130      $   652     $    (95)    $    557    $   67,687
 FNMA ........................................     523,894        5,113       (5,042)          71       523,965
 FHLMC .......................................     626,267       17,115         (310)      16,805       643,072
 Collateralized mortgage obligations .........     364,675          497       (1,244)        (747)      363,928
                                                ----------      -------     --------     --------    ----------
   Total .....................................  $1,581,966      $23,377     $ (6,691)      16,686    $1,598,652
                                                ==========      =======     ========                 ==========
Minority interest -- Hunter's Glen ...........                                             (3,004)
Estimated tax effect .........................                                             (1,669)
                                                                                         --------
 Net unrealized holding gain in stockholder's
   equity ....................................                                           $ 12,013
                                                                                         ========


                                                                        DECEMBER 31, 1995
                                               --------------------------------------------------------------------
                                                                 GROSS         GROSS          NET
                                                 AMORTIZED    UNREALIZED    UNREALIZED    UNREALIZED     CARRYING
                                                    COST         GAINS        LOSSES         GAIN         VALUE
                                               ------------- ------------ -------------- ------------ -------------
Mortgage-backed securities:
 GNMA ........................................  $   14,018      $   906      $    --       $    906    $   14,924
 FNMA ........................................     294,070        5,643           --          5,643       299,713
 FHLMC .......................................     801,393       19,671             (1)      19,670       821,063
 Collateralized mortgage obligations .........     345,699          793       (4,678)        (3,885)      341,814
                                                ----------      -------      ---------     --------    ----------
   Total .....................................  $1,455,180      $27,013      $(4,679)        22,334    $1,477,514
                                                ==========      =======      =========                 ==========
Minority interest -- Hunter's Glen ...........                                               (4,020)
Estimated tax effect .........................                                               (2,233)
                                                                                           --------
 Net unrealized holding gain in stockholder's
   equity ....................................                                             $ 16,081
                                                                                           ========

     On December 29, 1995, Parent Holdings reclassified $1.5 billion in carrying value of mortgage-backed securities from held-to-maturity to mortgage-backed securities available for sale. This reclassification resulted in a net after-tax increase in the unrealized gain account in stockholder's equity and minority interest-Hunter's Glen of $16.1 million and $4.0 million, respectively.

     At December 31, 1997, 1996 and 1995, mortgage-backed securities available for sale included securities totalling $1.4 billion, $53.0 million and $63.4 million, respectively, which resulted from the securitization of certain qualifying mortgage loans from Cal Fed's, Old California Federal's and San Francisco Federal's loan portfolios.


     Mortgage-backed securities available for sale included $4.6 billion, $1.1 billion and $979.0 million of variable-rate securities as of December 31, 1997, 1996 and 1995, respectively.


     Parent Holdings maintains a significant portfolio of mortgage-backed securities as a means of investing in housing-related mortgage instruments without the costs associated with originating mortgage loans for portfolio retention and the credit risk of default which arises in holding a portfolio of loans to maturity. By investing in mortgage-backed securities, management seeks to achieve a positive spread over the cost of funds used to purchase these securities. Mortgage-backed securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholder's equity. Premiums and discounts on the purchase of mortgage-backed securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method, with the amortization or accretion effect of prepayments being adjusted based on revised estimates of future repayments.


     Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which reduce credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings. Mortgage-backed securities issued or guaranteed by GNMA are generally weighted at 0% for risk-based capital purposes. Mortgage-backed securities issued or guaranteed by FNMA or FHLMC (except interest-only securities or the residual interests in collateralized mortgage obligations ("CMOs")) are generally weighted at 20% for risk-based capital purposes, compared to a weight of 50% to 100% for residential loans.


     Parent Holdings held privately issued CMOs with an aggregate carrying value of $316.1 million at December 31, 1997. The largest such investment held by Parent Holdings at December 31, 1997 is a CMO issued by Salomon Brothers Inc., with an aggregate carrying value and market value of $54 million and $55 million, respectively.


     At December 31, 1997, all of the mortgage-backed securities held by Parent Holdings had one of the two highest credit ratings from one or more of the national securities rating agencies except for $76 million, of which $74 million are non-rated CMO residual class securities formed by Old California Federal from its own originations of residential mortgages. Such credit rating, however, may be subject to revision or withdrawal at any time by such rating agencies. The mortgage-backed securities which Parent Holdings purchases and maintains in its portfolio include certain CMOs. A CMO is a special type of pay-through debt obligation in which the stream of principal and interest payments on the underlying mortgages or mortgage-backed securities is used to create classes with different maturities and, in some cases, amortization schedules and a residual class of the CMO security being sold, with each such class possessing different risk characteristics. The residual interest sold represents any residual cash flows which result from the excess of the monthly receipts generated by principal and interest payments on the underlying mortgage collateral and any reinvestment earnings thereon, less the cash payments to the CMO holders and any administrative expenses. As a matter of policy, due to the risk associated with residual interests, Parent Holdings does not invest in the residual interests of CMOs.

 Mortgage-backed Securities Held to Maturity

     A summary of Parent Holdings' mortgage-backed securities held to maturity at the dates indicated is as follows:




                                              DECEMBER 31,
                 ----------------------------------------------------------------------
                          1997                    1996                    1995
                 ----------------------- ----------------------- ----------------------
                              ESTIMATED               ESTIMATED               ESTIMATED
                  AMORTIZED      FAIR     AMORTIZED      FAIR     AMORTIZED     FAIR
                     COST       VALUE        COST       VALUE        COST       VALUE
                 ----------- ----------- ----------- ----------- ----------- ----------
                                             (IN MILLIONS)
FNMA ...........    $1,018      $1,038      $1,214      $1,232      $  533     $  548
FHLMC ..........       318         333         406         420         988      1,016
Other ..........         2           2           2           2           3          3
                    ------      ------      ------      ------      ------     ------
 Total .........    $1,338      $1,373      $1,622      $1,654      $1,524     $1,567
                    ======      ======      ======      ======      ======     ======

     The weighted average stated interest rate on Parent Holdings' mortgage-backed securities held to maturity was 7.33%, 7.27% and 7.46% at December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, 1996 and 1995, mortgage-backed securities held to maturity included variable rate securities totalling $1.3 billion, $1.6 billion and $1.5 billion, respectively, which resulted from the securitization with FNMA and FHLMC of certain qualifying mortgage loans from Cal Fed's, Old California Federal's and San Francisco Federal's loan portfolios with full recourse to Cal Fed.

     For the years ended December 31, 1997, 1996 and 1995, Parent Holdings did not sell any of its mortgage-backed securities held to maturity.

     Mortgage-backed securities held to maturity are carried at amortized cost rather than the lower of cost or market, unless there is evidence of a decline other than a temporary decline in value. Permanent declines in value are charged to income in the periods in which the declines are determined. Premiums and discounts on the purchase of mortgage-backed securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method, with the amortization or accretion effect of prepayments being adjusted based on revised estimates of future repayments.

SOURCES OF FUNDS

 General

     Deposits, sales of securities under agreements to repurchase, advances from the FHLB of San Francisco, sales, maturities and principal repayments on loans and mortgage-backed securities and issuances of preferred stock have been the major sources of funds for use in Parent Holdings' lending and investment activities and other general business purposes. Management closely monitors rates and terms of competing sources of funds on a daily basis and utilizes the source which is most cost-effective. The availability of funds from sales of loans and securities is influenced by the levels of general interest rates and other market conditions. For additional information regarding Parent Holdings' sources of funds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity" and Parent Holdings' Consolidated Statements of Cash Flows set forth in its Consolidated Financial Statements. Parent Holdings and FNH intend, through the Refinancing, to refinance all of the existing long-term debt of Parent Holdings and FNH and to offer to purchase all of the outstanding preferred stock of Cal Fed with the net proceeds of a proposed private offering of fixed and floating rate notes (which notes will become obligations of New FNH upon consummation of the Refinancing), and to the extent necessary, with a dividend from Cal Fed and short-term borrowings by New FNH under a senior unsecured credit facility. It is expected that the proposed Refinancing will be completed simultaneously with or subsequent to the consummation of the Mergers. For a description of the Refinancing, see "--Proposed Refinancing" below.

     Loan principal and interest payments are a relatively stable source of funds, while customer deposit inflows and outflows and loan repayments and prepayments are influenced significantly by the levels of general interest rates and money market conditions, and may fluctuate widely. Borrowings may be used to compensate for reductions in normal sources of funds such as customer deposits.

 Deposits


     Parent Holdings, through Cal Fed, offers a variety of deposit accounts designed to attract both short-term and long-term deposits. There are no rate limitations on any type of deposit account presently offered by Cal Fed. The ability of Cal Fed to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and prevailing market conditions. The following table shows the distribution of deposits by type of account at the dates indicated:



                                                                             AT DECEMBER 31,
                                            ---------------------------------------------------------------------------------
                                                       1997                        1996                       1995
                                            --------------------------   ------------------------   -------------------------
                                                            PERCENT                    PERCENT                      PERCENT
                                              AMOUNT      OF DEPOSITS     AMOUNT     OF DEPOSITS      AMOUNT      OF DEPOSITS
                                            ----------   -------------   --------   -------------   ----------   ------------
                                                                          (DOLLARS IN MILLIONS)
Transaction accounts:
 Passbook accounts ......................    $ 2,162          13.4%       $  841         10.0%       $   664           6.5%
 Demand deposits:
   Interest-bearing .....................      1,149           7.1           510          6.0            684           6.7
   Noninterest-bearing ..................      1,179           7.3           729          8.6            697           6.8
 Money market deposit accounts ..........      1,270           7.9           881         10.4          1,443          14.2
                                             -------         -----        ------        -----        -------         -----
   Total transaction accounts ...........      5,760          35.7         2,961         35.0          3,488          34.2
Term accounts ...........................     10,390          64.3         5,503         65.0          6,696          65.8
                                             -------         -----        ------        -----        -------         -----
                                              16,150         100.0%        8,464        100.0%        10,184         100.0%
                                                             =====                      =====                        =====
Accrued interest payable ................         52                          32                          51
Purchase accounting adjustments, net.....          1                           6                           7
                                             -------                      ------                     -------
   Total ................................    $16,203                      $8,502                     $10,242
                                             =======                      ======                     =======

     Total deposits at December 31, 1997, 1996 and 1995 include escrow balances for loans serviced for others of $702 million, $550 million and $348 million, respectively. Deposit balances, excluding purchase accounting adjustments, averaged $16.7 billion, $9.2 billion and $9.9 billion during 1997, 1996 and 1995, respectively, with average interest rates of 4.55%, 4.66% and 4.67%, respectively. The weighted average stated interest rates on deposits at December 31, 1997, 1996 and 1995 were 4.52%, 4.53% and 4.67%, respectively.


     The following table presents the average balance and weighted average rate paid on each deposit type of Cal Fed for the periods indicated, excluding the impact of purchase accounting adjustments:





                                                                    YEARS ENDED DECEMBER 31,
                                           --------------------------------------------------------------------------
                                                    1997                     1996                      1995
                                           -----------------------   ---------------------   ------------------------
                                            AVERAGE      AVERAGE      AVERAGE     AVERAGE      AVERAGE       AVERAGE
                                            BALANCE     RATE PAID     BALANCE     BALANCE     RATE PAID      BALANCE
                                           ---------   -----------   ---------   ---------   -----------   ----------
                                                                     (DOLLARS IN MILLIONS)
Transaction accounts:
 Passbook accounts .....................    $ 1,874        3.65%      $1,154        2.72%       $  666         2.20%
 Demand deposits:
   Interest-bearing ....................      1,150        1.07          289        1.87           699         1.00
   Noninterest-bearing .................      1,280          --          825          --           583           --
 Money market deposit accounts .........      1,408        3.56          946        3.39         1,581         3.22
Term accounts ..........................     11,008        5.73        6,032        6.00         6,398         6.10
                                            -------        ----       ------        ----        ------         ----
 Total .................................    $16,720        4.55%      $9,246        4.66%       $9,927         4.67%
                                            =======        ====       ======        ====        ======         ====

     The following table sets forth the scheduled maturities of Cal Fed's term accounts by stated interest rate at December 31, 1997:



                                                                            2001 AND
                                     1998       1999          2000         THEREAFTER       TOTAL
                                   --------   --------   --------------   ------------   ----------
                                                          (IN MILLIONS)
3.00% or less ..................    $    1     $   --         $ --            $ --        $     1
3.01 -- 4.00% ..................        --         --           --              --             --
4.01 -- 5.00% ..................       229         13           --               1            243
5.01 -- 6.00% ..................     6,753      1,776           80             119          8,728
6.01 -- 7.00% ..................       754        249          102             145          1,250
7.01 -- 8.00% ..................        50         23           37              44            154
8.01 -- 9.00% ..................         6          5           --              --             11
9.01 -- 10.00% .................         2         --           --              --              2
Over 10.00% ....................        --         --            1              --              1
                                    ------     ------         ----            ----        -------
   Total term accounts .........    $7,795     $2,066         $220            $309        $10,390
                                    ======     ======         ====            ====        =======

     The following table sets forth remaining maturities for Cal Fed's term deposits in amounts of $100,000 or more at December 31, 1997 (in millions):


       3 months or less ...........................    $  501
       Over 3 months but within 6 months ..........       242
       Over 6 months but within 12 months .........       729
       Over 12 months .............................       508
                                                       ------
                                                       $1,980
                                                       ======

     At December 31, 1997, the aggregate amount outstanding of certificates of deposit of $100,000 or larger at Parent Holdings was $1.98 billion, compared with $871 million and $690 million at December 31, 1996 and 1995, respectively. Deposits held by foreign investors at Cal Fed totalled $93 million, $58 million and $63 million at December 31, 1997, 1996 and 1995, respectively.

     Cal Fed's deposit accounts are held primarily by individuals residing in the vicinity of its retail branch offices located in California, Florida and Nevada. Cal Fed has emphasized, and will continue to emphasize, a retail branch network for attracting deposits. Key market areas, particularly the West Coast region, will continue to be targeted for expansion of retail deposits and the cross-selling of additional consumer products.

     When cost-effective relative to other sources of funding, Cal Fed issues certificates of deposit through direct placement programs and national investment banking firms ("Brokered Deposits"). These deposits are usually in amounts less than $100,000 and are obtained from a diverse customer base. While these funds are generally more costly than traditional passbook and money market deposits and more volatile as a source of funds because of their sensitivity to the rates offered, they supplement retail customer deposits in raising funds for financing and liquidity purposes. At December 31, 1997, Cal Fed had $363 million of Brokered Deposits outstanding, representing 2.25% of total deposits.

 Borrowings

     Parent Holdings and Cal Fed utilize various borrowings as alternative sources of funds for its business needs. These sources have included securities sold under agreements to repurchase, FHLB advances, subordinated debentures and the purchase of federal funds.

 Short-term Borrowings

     Short-term borrowings consist of (i) securities sold under agreements to repurchase, (ii) federal funds purchased and (iii) short-term FHLB advances. These instruments are discussed more fully in the subsequent sections.

     The following table sets forth for Parent Holdings each category of borrowings due within one year: (i) for the periods presented, the average amount outstanding, the maximum amount outstanding at any month end and the average interest rate paid, and (ii) at period end, the amount outstanding and average interest rate paid. Amounts and rates reflected in the table exclude accrued interest payable and purchase accounting adjustments.



                                                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                          1997          1996          1995
                                                      -----------   -----------   -----------
                                                               (DOLLARS IN MILLIONS)
Securities sold under agreements to repurchase:
 Average balance outstanding ......................     $ 2,275       $ 1,931       $ 1,351
 Maximum amount outstanding at any month end during
   the period .....................................       2,870         2,424         1,965
 Balance outstanding at end of period .............       1,829         1,510           698
 Average interest rate during the period ..........        5.68%         5.70%         6.53%
 Average interest rate at end of period ...........        5.78%         5.88%         6.06%
Federal Funds Purchased:
 Average balance outstanding ......................     $    95       $    65       $    37
 Maximum amount outstanding at any month end during
   the period .....................................         153           135            75
 Balance outstanding at end of period .............         130            25            55
 Average interest rate during the period ..........        5.59%         5.41%         6.09%
 Average interest rate at end of period ...........        6.50%         7.50%         6.00%
FHLB advances:
 Average balance outstanding ......................     $ 5,561       $ 2,455       $   862
 Maximum amount outstanding at any month end during
   the period .....................................       6,606         3,141         1,487
 Balance outstanding at end of period .............       5,263         2,741         1,487
 Average interest rate during the period ..........        5.76%         5.83%         7.19%
 Average interest rate at end of period ...........        5.88%         5.78%         6.12%

     At December 31, 1997, Parent Holdings had an estimated additional secured borrowing capacity of $4.9 billion with the FHLB and other sources.


 Securities Sold Under Agreements to Repurchase

     Parent Holdings enters into reverse repurchase agreements whereby it sells marketable U.S. government and mortgage-backed securities and CMOs with a commitment to repurchase the securities at a specified price and on a specified date. These agreements are recorded as financings, and the obligation to repurchase assets sold is reflected as a liability on the consolidated balance sheet. The dollar amount of assets underlying the agreements remains in the asset accounts. The securities underlying the agreements are delivered to the dealers who arranged the transactions. The counterparty to the repurchase agreement may have loaned the securities to other parties in the normal course of their operations; however, all agreements require that the identical securities be resold to Parent Holdings at the maturity of the agreements. In order to reduce possible risks associated with these borrowing transactions, the reverse repurchase agreements are generally entered into with national investment banking firms and major commercial banks which are primary dealers in these securities.


 Federal Funds Purchased

     Cal Fed must meet legal reserve requirements on a daily basis by (i) maintaining a specified total amount of deposits at the Federal Reserve Bank and (ii) vault cash. Occasionally, Cal Fed may borrow funds from another bank with excess reserves to meet its requirements for the day. These borrowings are repaid with interest at maturity based on the federal funds rate. Cal Fed places U.S. government securities in a custody account for the seller until the funds are repaid and records a liability on its books.

 FHLB Advances

     The FHLB functions in a credit capacity for savings institutions and certain other home financing institutions. A savings association may generally borrow from its district FHLB through advances secured by its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the U.S. government). A savings association is required to hold a minimum amount of capital stock of the FHLB based upon a percentage of its outstanding home mortgage loans and similar obligations, a percentage of its outstanding advances from the FHLB or a certain percentage of total assets. Such advances may be made pursuant to several different credit programs made available from time to time by the FHLB to meet seasonal activity and other withdrawals of deposit accounts and to expand lending, each of which has its own interest rate and range of maturities. The FHLB prescribes the acceptable uses, as well as limitations on the size of such advances. Depending on the program, such limitations are based either on a fixed percentage of the institution's net worth or on the FHLB's assessment of the institution's creditworthiness.

     The following table presents the carrying value and weighted average rate paid on FHLB advances for the periods indicated, excluding accrued interest payable and the impact of purchase accounting adjustments (dollars in millions):



                                              1997                     1996                     1995
                                     ----------------------   ----------------------   -----------------------
                                      CARRYING     AVERAGE     CARRYING     AVERAGE     CARRYING      AVERAGE
                                        VALUE        RATE        VALUE        RATE        VALUE        RATE
                                     ----------   ---------   ----------   ---------   ----------   ----------
Fixed-rate borrowings ............     $5,447        5.88%      $3,565        5.93%      $1,790         6.68%
Variable-rate borrowings .........      4,074        5.95          854        5.67          250         6.02
                                       ------        ----       ------        ----       ------         ----
   Total FHLB advances ...........     $9,521        5.91%      $4,419        5.88%      $2,040         6.60%
                                       ======        ====       ======        ====       ======         ====

     The following table sets forth remaining maturities and weighted average stated interest rates of FHLB advances at December 31, 1997, not including accrued interest payable or purchase accounting adjustments (dollars in millions):




                                         BALANCE       WEIGHTED
                                        MATURING     AVERAGE RATE
                                       ----------   -------------
       1998 ........................     $5,263          5.88%
       1999 ........................      3,090          5.94
       2000 ........................      1,150          5.93
       2001 ........................         11          6.50
       2002 ........................          5          6.94
       2003 and thereafter .........          2          7.83
                                         ------          ----
                                         $9,521          5.91%
                                         ======          ====

     During 1995, Parent Holdings prepaid $250 million in FHLB advances resulting in a $2 million extraordinary gain on the early extinguishment of debt, net of tax.


 Interest Rate Swap Agreements

     Parent Holdings has used interest rate swap agreements to adjust its interest rate risk exposure on fixed rate FHLB advances. Parent Holdings had interest rate swap agreements with a notional principal amount of $400 million outstanding at December 31, 1997. The notional amount does not represent amounts exchanged by the parties and thus, is not a measure of Parent Holdings' exposure. Parent Holdings pays the variable rate and receives the fixed rate based on LIBOR under these agreements. The differential between these two amounts may change significantly in the future due to fluctuations in market interest rates.

     In order to reduce possible counterparty nonperformance risk, Parent Holdings has entered into interest rate swap agreements only with national investment banking firms and the FHLB of San Francisco.

 12 1/2% Senior Notes Due 2003


     On April 17, 1996, Parent Holdings issued $455 million of its 12 1/2% Senior Notes ("12 1/2% Senior Notes"). The notes will mature on April 15, 2003, with interest payable semiannually on April 15 and October 15 of each year. Deferred issuance costs associated with the issuance of the 12 1/2% Senior Notes totalling $18.1 million were recorded in other assets and are being amortized over the term of the 12 1/2% Senior Notes. Discount associated with the issuance of the 12 1/2% Senior Notes totalling $5.2 million is included in the carrying value of the liability and is being accreted over the term of the 12 1/2% Senior Notes.

     The 12 1/2% Senior Notes are redeemable at the option of Parent Holdings, in whole or in part at the following redemption prices: (i) on or after April 15, 2000, at 106.25% of the principal amount thereof, plus accrued interest and unpaid interest to the date of redemption, (ii) on or after April 15, 2001, at 103.125% of the principal amount thereof, plus accrued interest and unpaid interest to the date of redemption, and (iii) thereafter, at 100% of the principal amount thereof, plus accrued interest and unpaid interest to the date of redemption.

     The 12 1/2% Senior Notes are senior unsecured obligations of Parent Holdings and rank pari passu in right of payment with all future senior debt of Parent Holdings, if any is issued, and senior to all future subordinated debt of Parent Holdings, if any is issued. The 12 1/2% Senior Notes are subordinated to (i) all existing and future liabilities, including deposits, indebtedness and trade payables of its subsidiaries, including FNH and Cal Fed, and (ii) all preferred stock issued by its subsidiaries, including Cal Fed Preferred Stock (as defined herein), the REIT Preferred Stock and the FNH Preferred Stock (of which $25 million was outstanding at December 31, 1997). The 12 1/2% Senior Notes are also subordinated to the obligations of FNH under the Tax Sharing Agreement (as defined herein) between and among Cal Fed, FNH and Mafco Holdings. The terms and conditions of the indenture governing the 12 1/2% Senior Notes (the "12 1/2% Senior Notes Indenture") and the FNH indentures described below impose restrictions that affect, among other things, the ability of Parent Holdings or FNH, as the case may be, to incur debt, pay dividends or make distributions, engage in a business other than holding the common stock of FNH, in the case of Parent Holdings, or of Cal Fed and similar banking institutions, in the case of FNH, make acquisitions, create liens, sell assets and make certain investments. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."

     In connection with the consummation of the Mergers, the 12 1/2% Senior Notes will become obligations of Golden State Financial.


 12 1/4% Senior Notes Due 2001

     In connection with the FN Acquisition, FNH issued $200 million principal amount of 12 1/4% Senior Notes ("12 1/4% Senior Notes"), including $5.5 million principal amount of 12 1/4% Senior Notes to certain directors and officers of Cal Fed. The notes will mature on May 15, 2001 with interest payable semiannually on May 15 and November 15. Deferred issuance costs associated with the 12 1/4% Senior Notes' issuance totalling $9.9 million were recorded in other assets and are being amortized over the term of the 12 1/4% Senior Notes.


     The notes are redeemable at the option of FNH, in whole or in part, during the 12-month period beginning May 15, 1999, at a redemption price of 106.125% plus accrued interest to the date of redemption, and thereafter at 100% plus accrued interest. The notes are subordinated to all existing and future liabilities, including deposits and other borrowings of Cal Fed, Cal Fed Preferred Stock and the REIT Preferred Stock.

     The terms and conditions of the 12 1/4% Senior Notes indenture impose restrictions that affect, among other things, the ability of FNH to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."

     In connection with the consummation of the Mergers, the 12 1/4% Senior Notes will become obligations of New FNH.


 9 1/8% Senior Subordinated Notes Due 2003

     On January 31, 1996, FNH issued $140 million principal amount of the 9 1/8% Senior Subordinated Notes ("9 1/8% Senior Subordinated Notes" and together with the 12 1/4% Senior Notes and the 10 5/8%

Notes, the "FNH Notes"). The 9 1/8% Senior Subordinated Notes will mature on January 15, 2003 with interest payable semiannually on January 15 and July 15. Deferred issuance costs associated with the issuance of the 9 1/8% Senior Subordinated Notes totalling $7.0 million were recorded in other assets and are being amortized over the term of the 9 1/8% Senior Subordinated Notes.

     The 9 1/8% Senior Subordinated Notes are redeemable at the option of FNH, in whole or in part, during the 12-month period beginning January 1, 2001, at a redemption price of 104.5625% of the principal amount thereof, plus accrued interest and unpaid interest to the date of redemption, and thereafter at 100% of the principal amount thereof, plus accrued and unpaid interest.

     The 9 1/8% Senior Subordinated Notes are unsecured senior subordinated obligations of FNH and are subordinated in right of payment to all existing and future senior indebtedness of FNH and to all future subordinated debt, if any is issued. The 9 1/8% Senior Subordinated Notes are subordinated to all existing and future liabilities, including deposits, indebtedness and trade payables of FNH's subsidiaries, including Cal Fed, and to the Cal Fed Preferred Stock (as defined herein) and the REIT Preferred Stock.

     The terms and conditions of the 9 1/8% Senior Subordinated Notes indenture impose restrictions that affect, among other things, the ability of FNH to incur debt, pay dividends or make distributions, engage in a business other than holding the common stock of Cal Fed and similar banking institutions, make acquisitions, create liens, sell assets and make certain investments.

     In connection with the consummation of the Mergers, the 9 1/8% Senior Subordinated Notes will become obligations of New FNH.


 10 5/8% Senior Subordinated Notes Due 2003

     In connection with the Cal Fed Acquisition, FNH acquired the net proceeds from the issuance of FN Escrow's 10 5/8% Notes and assumed FN Escrow's obligations under the 10 5/8% Notes and indenture. Deferred issuance costs associated with the 10 5/8% Notes of $19 million, recorded in other assets, are being amortized over the term of the 10 5/8% Notes.

     The 10 5/8% Notes are redeemable at the option of FNH, in whole or in part, during the 12-month period beginning January 1, 2001, at a redemption price of 105.313% plus accrued and unpaid interest to the date of redemption, during the 12-month period beginning January 1, 2002 at a redemption price of 102.656% plus accrued and unpaid interest to the date of redemption, and thereafter at 100% plus accrued and unpaid interest to the date of redemption.

     The 10 5/8% Notes are subordinate in right of payment to all existing and future subordinated debt, if any is issued, of FNH. The 10 5/8% Notes are subordinated to all existing and future liabilities, including deposits, indebtedness and trade payables, of the subsidiaries of FNH, including Cal Fed Preferred Stock and REIT Preferred Stock.

     The terms and conditions of the 10 5/8% Notes indenture impose restrictions that affect, among other things, the ability of FNH to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments.

     In connection with the consummation of the Mergers, the 10 5/8% Notes will become obligations of New FNH.


 10% Subordinated Debentures Due 2006

     As part of the FN Acquisition, Parent Holdings assumed subordinated debentures, which bear interest at 10% per annum and mature on October 1, 2006 (the "10% Subordinated Debentures Due 2006"). At December 31, 1997, the aggregate principal amount of the 10% Subordinated Debentures Due 2006 outstanding was $92.1 million.

     Events of Default under the indenture governing the 10% Subordinated Debentures Due 2006 (the "Old FNB Indenture") include, among other things: (i) a default in the payment of interest when due and such default continues for 30 days, (ii) a default in the payment of any principal when due, (iii) the failure to comply with covenants in the Old FNB Indenture, provided that the trustee or holders of at least 25%
in principal amount of the outstanding 10% Subordinated Debentures Due 2006 notify Cal Fed of the default and Cal Fed does not cure the default within 60 days after receipt of such notice, (iv) certain events of bankruptcy, insolvency or reorganization of Cal Fed, (v) the FSLIC/RF (or a comparable entity) is appointed to act as conservator, liquidator, receiver or other legal custodian for Cal Fed and (vi) a default under other indebtedness of Cal Fed in excess of $10 million resulting in such indebtedness becoming due and payable, and such default or acceleration has not been rescinded or annulled within 60 days after the date on which written notice of such failure has been given by the trustee to Cal Fed or by holders of at least 25% in principal amount of the outstanding 10% Subordinated Debentures Due 2006 to Cal Fed and the trustee.


 11.20% Senior Notes Due 2004

     As part of the SFFed Acquisition, Parent Holdings assumed $50 million of SFFed 11.20% Senior Notes due September 1, 2004 (the "11.20% Senior Notes"). In connection with the assumption of the 11.20% Senior Notes, Cal Fed and all of the holders of the 11.20% Senior Notes entered into an agreement amending certain provisions of the note purchase pursuant to which the 11.20% Senior Notes were sold (as amended, the "Note Purchase Agreement"). On September 12, 1996, Cal Fed repurchased $44.0 million aggregate principal amount of the 11.20% Senior Notes at a price of approximately 116.45% of the principal amount, plus the accrued interest thereon. Cal Fed recorded an extraordinary loss, net of tax, of $1.6 million in connection with such repurchase. At December 31, 1997, the aggregate principal amount of the 11.20% Senior Notes outstanding was $6.0 million.

     Events of Default under the note purchase agreement include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 15 days after the date such payment was due; (iii) failure to comply with certain covenants in the Note Purchase Agreement, provided that such failure continues for more than 60 days; (iv) failure to deliver to holders a notice of default, notice of event of default, or notice of claimed default as provided in the Note Purchase Agreement; (v) failure to comply with any provision of the Note Purchase Agreement, provided that such failure continues for more than 60 days after notice is delivered to Cal Fed; (vi) a default under other indebtedness provided that the aggregate amount of all obligations in respect of such indebtedness exceeds $15 million; (vii) one or more final, non-appealable judgments outstanding against Cal Fed or its subsidiaries for the payment of money aggregating in excess of $15 million, any one of which has been outstanding for 45 days and shall not have been discharged in full or stayed;
(viii) any warranty, representation or other statement contained in the Note Purchase Agreement by Cal Fed or any of its subsidiaries being false or misleading in any material respect when made; or (ix) certain events of bankruptcy, insolvency or reorganization of Cal Fed or its subsidiaries.

     As a result of the Cal Fed Acquisition, Cal Fed is obligated with respect to the following three debt securities of Old California Federal:


 10.668% Subordinated Notes Due 1998

     Parent Holdings assumed 10.668% unsecured senior subordinated notes which mature on December 22, 1998 (the "10.668% Subordinated Notes"). At December 31, 1997, the aggregate principal amount of the notes outstanding was $50 million.

     Events of Default under the note agreement governing the 10.668% Subordinated Notes include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within ten business days after the date such payment was due; (iii) failure to comply with certain covenants in the note agreement provided that such failure continues for more than 60 days after notice is delivered to Cal Fed; (iv) the default or any event which, with the giving of notice or the lapse of time or both, would constitute a default under any indebtedness of Cal Fed and cause such indebtedness with an aggregate principal amount exceeding $15 million to accelerate; and (v) certain events of bankruptcy, insolvency or reorganization of Cal Fed.

 6 1/2% Convertible Subordinated Debentures Due 2001

     In 1986, Cal Fed Inc., Old California Federal's former parent company, issued $125 million of 6.5% convertible subordinated debentures due February 20, 2001 (the "6 1/2% Convertible Subordinated Debentures"). As a result of a corporate restructuring in December 1992, Cal Fed Inc. was merged with and into XCF Acceptance Corporation ("XCF"), a subsidiary of Old California Federal. The 6 1/2% Convertible Subordinated Debentures are redeemable at the option of the holders on February 20, 2000, at 123% of their principal amount. At December 31, 1997, $2.6 million of the 6 1/2% Convertible Subordinated Debentures were outstanding. Due to the purchase of all of the Old Cal Fed stock by FNH in the Cal Fed Acquisition on January 3, 1997, the common stock conversion feature has been eliminated.

     Events of Default under the indenture governing the 6 1/2% Convertible Subordinated Debentures include, among other things: (i) any failure to make any payment of interest when due and such payment is not made within 30 days after the date such payment was due; (ii) failure to make any payment of principal when due; (iii) default in the performance, or breach, of any covenant or warranty in the indenture, provided that such default or breach continues for more than 60 days after notice is delivered to Cal Fed; or (iv) certain events of bankruptcy, insolvency or reorganization of Cal Fed or its subsidiaries.


 10% Subordinated Debentures Due 2003

     On December 16, 1992, Old California Federal issued $13.6 million of 10.0% unsecured subordinated debentures due 2003 (the "10% Subordinated Debentures Due 2003"). During 1996 and 1995, Old California Federal repurchased $0.6 million and $8.7 million, respectively, of the debentures, leaving $4.3 million outstanding at December 31, 1997.

     Events of Default under the indenture governing the 10% Subordinated Debentures Due 2003 include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 30 days after the date such payment was due; (iii) failure to comply with certain covenants in the indenture; (iv) failure to comply with certain covenants in the indenture provided that such failure continues for more than 60 days after notice is delivered to Cal Fed; (v) certain events of bankruptcy, insolvency or reorganization of Cal Fed; or (vi) the default or any event which, with the giving of notice or lapse of time or both, would constitute a default under any indebtedness of Cal Fed and cause such indebtedness with an aggregate principal amount exceeding $15 million to accelerate.


 FNH Preferred Stock--Minority Interest

     On September 19, 1996, FNH issued 10,000 shares of the FNH Preferred Stock. The FNH Preferred Stock has a stated liquidation value of $15,000 per share, plus accrued and unpaid dividends, if any. Dividends on the FNH Preferred Stock are cumulative and are payable (i) in cash at an annual floating rate of the cost of funds to an affiliate of FNH under such affiliate's bank credit facility (without taking into account any default interest that may be payable under such bank credit facility) (such rate, the "Cost of Funds Rate") and (ii) in newly issued shares of another series of Cumulative Perpetual Preferred Stock of FNH (the "Additional FNH Preferred Stock") at an annual rate of 2% of the stated liquidation value of the FNH Preferred Stock, in each case, if, when and as declared by the Board of Directors of FNH. Dividends on the Additional FNH Preferred Stock are cumulative and accrue and are payable in shares of Additional FNH Preferred Stock at an annual rate equal to the Cost of Funds Rate plus 2% of the stated liquidation value of the Additional FNH Preferred Stock if, when and as declared by the Board of Directors of FNH. Additional FNH Preferred Stock has substantially the same relative rights, terms and preferences as the FNH Preferred Stock except as set forth above with respect to the payment of dividends. If all of the outstanding shares of the FNH Preferred Stock are not redeemed by FNH before January 1, 2000, all dividends on the FNH Preferred Stock and the Additional FNH Preferred Stock accruing thereafter will be payable in cash. Dividends on the FNH Preferred Stock are payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing January 1, 1997, out of funds legally available therefor. The FNH Preferred Stock ranks prior to the common stock of FNH and to all other classes and series of equity securities subsequently issued.

     Except as required by law, the holders of the FNH Preferred Stock and the Additional FNH Preferred Stock are not entitled to any voting rights unless the equivalent of four quarterly dividends are in arrears or certain bankruptcy-related events occur, in which case the number of directors of FNH will be increased by two and the holders of the FNH Preferred Stock and the Additional FNH Preferred Stock, voting together as a class, separately from any other class, will be entitled to elect two directors, who shall serve until all dividends in arrears have been paid or declared and set apart for payment or such bankruptcy-related event has been cured.

     The FNH Preferred Stock and the Additional FNH Preferred Stock will be redeemable so long as Special Purpose Corp. is the sole holder thereof, at any time, and, if Special Purpose Corp. is not the sole holder thereof, at any time after the fifth anniversary of the issuance of the FNH Preferred Stock, in each case, upon prior written notice, at the option of FNH, in whole or in part, at a redemption price equal to the stated liquidation value of $15,000 per share plus any accrued and unpaid dividends. Upon any redemption of the FNH Preferred Stock by FNH, a pro rata portion of the outstanding Additional FNH Preferred Stock will be contributed to the capital of FNH, without any payment therefor, and such shares will be retired and canceled. If all of the shares of the FNH Preferred Stock are redeemed on or before December 31, 1999, all outstanding shares of the Additional FNH Preferred Stock will be contributed to the capital of FNH, without any payment therefor, and such shares will be retired and canceled. If all of the shares of the FNH Preferred Stock are redeemed on or before December 31, 1999, all outstanding shares of the Additional FNH Preferred Stock will be contributed to the capital of FNH, without any payment therefor, and such shares will be retired and canceled.

     The outstanding shares of FNH Preferred Stock were redeemed in full on March 31, 1998.


 11 1/2% Preferred Stock--Minority Interest

     In connection with the FN Acquisition, Cal Fed issued 3,007,300 shares of its 11 1/2% Noncumulative Perpetual Preferred Stock ("11 1/2% Preferred Stock"). The 11 1/2% Preferred Stock has a stated liquidation value of $100 per share, plus declared and unpaid dividends, if any. Cash dividends are noncumulative and are payable at an annual rate of 11 1/2% per share if, when and as declared by the Board of Directors of Cal Fed.

     The 11 1/2% Preferred Stock ranks prior to the common stock of Cal Fed and to all other classes and series of equity securities subsequently issued, other than any class or series expressly designated as being on a parity with or senior to the 11 1/2% Preferred Stock as to dividends and liquidating distributions. The 10 5/8% Preferred Stock (as defined herein) ranks on a parity with the 11 1/2% Preferred Stock as to dividends and liquidating distributions.

     The terms of the 11 1/2% Preferred Stock provide that Cal Fed may not declare or pay any dividends or other distributions (other than in shares of common stock of Cal Fed or other classes of equity securities of Cal Fed ranking junior to the 11 1/2% Preferred Stock (collectively, "Junior Stock")) with respect to any Junior Stock or redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of any Junior Stock (including the common stock held by FNH), through a sinking fund or otherwise, unless and until: (i) Cal Fed has paid full dividends on the 11 1/2% Preferred Stock for the four most recent dividend periods, or funds have been paid over to the dividend disbursing agent of Cal Fed for payment of such dividends, and
(ii) Cal Fed has declared a cash dividend on the 11 1/2% Preferred Stock at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of Cal Fed for the payment of a cash dividend for such current dividend period. Cal Fed is currently in compliance with both of such requirements.

     Holders of the 11 1/2% Preferred Stock have no voting rights, except as required by law or in certain limited circumstances.

     Except in the event of a change of control, the 11 1/2% Preferred Stock is not redeemable prior to September 1, 1999. The 11 1/2% Preferred Stock is redeemable solely at the option of Cal Fed or its successor or any acquiring or resulting entity with respect to Cal Fed (including by any parent or subsidiary of Cal Fed, any such successor, or any such acquiring or resulting entity), as applicable, at any time on and after September 1, 1999, in whole or in part, at $105.75 per share on or after September 1,


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

1999 and prior to September 1, 2000, and at prices decreasing pro rata annually thereafter to the stated liquidation value of $100 per share on or after September 1, 2004, plus declared and unpaid dividends, if any, without interest. Upon a change of control, the 11 1/2% Preferred Stock is redeemable on or prior to September 1, 1999 at the option of Cal Fed or its successor or any acquiring or resulting entity with respect to Cal Fed (including by any parent or subsidiary of Cal Fed, any such successor, or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to: (i) $100, plus (ii) an amount equal to declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and without duplication, an additional amount equal to the amount of dividends that would be payable on the 11 1/2% Preferred Stock in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared), plus (iii) a specified make whole premium.

 10 5/8% Preferred Stock--Minority Interest

     In connection with the Cal Fed Acquisition, Cal Fed assumed Old California Federal's 10 5/8% Noncumulative Perpetual Preferred Stock with a liquidation value of $172.5 million (the "10 5/8% Preferred Stock" and together with the 11 1/2% Preferred Stock, the "Cal Fed Preferred Stock"). The 10 5/8% Preferred Stock has a stated liquidation value of $100 per share, plus declared and unpaid dividends, if any, without interest. Cash dividends are noncumulative and are payable at an annual rate of 10 5/8% per share if, when and as declared by the Board of Directors of Cal Fed.

     The 10 5/8% Preferred Stock ranks prior to the common stock of Cal Fed and to all other classes and series of equity securities subsequently issued, other than any class or series expressly designated as being on a parity with or senior to the 10 5/8% Preferred Stock as to dividends and liquidating distributions. The 11 1/2% Preferred Stock ranks on a parity with the 10 5/8% Preferred Stock as to dividends and liquidating distributions.

     The terms of the 10 5/8% Preferred Stock provide that Cal Fed may not declare or pay any full dividends with respect to any parity stock, such as the 11 1/2% Preferred Stock, unless and until Cal Fed has paid full dividends on the 10 5/8% Preferred Stock for the most recent dividend period.

     The terms of the 10 5/8% Preferred Stock provide that Cal Fed may not declare or pay any dividends or other distributions (other than in shares of common stock of Cal Fed or other Junior Stock) with respect to any Junior Stock or repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of, any Junior Stock through a sinking fund or otherwise, unless and until: (i) Cal Fed has paid full dividends on the 10 5/8% Preferred Stock for the four most recent dividend periods, or funds have been paid over to the dividend disbursing agent of Cal Fed for payment of such dividends, and (ii) Cal Fed has declared a cash dividend on the 10 5/8% Preferred Stock at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of Cal Fed for the payment of a cash dividend for such current period. Cal Fed is currently in compliance with both of such requirements.

     Holders of the 10 5/8% Preferred Stock have no voting rights, except as required by law or in certain limited circumstances.

     Except in the event of a change of control, the 10 5/8% Preferred Stock is not redeemable prior to April 1, 1999. The 10 5/8% Preferred Stock is redeemable solely at the option of Cal Fed or its successor or any acquiring or resulting entity with respect to Cal Fed (including by any parent or subsidiary of Cal Fed, any such successor or any such acquiring or resulting entity), as applicable, at any time on or after April 1, 1999, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing pro rata annually thereafter to a stated liquidation value of $100 per share on or after April 1, 2003, plus declared and unpaid dividends, if any, without interest. Upon a change in control, the 10 5/8% Preferred Stock is redeemable on or prior to April 1, 1999 at the option of Cal Fed or its successor or any acquiring or resulting entity with respect to Cal Fed (including by any parent or subsidiary of Cal Fed, any such successor, or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to $114.50, plus an amount equal to declared and unpaid dividends (whether or not declared) from the date of consummation of the change of control to the date fixed for redemption, without interest.


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

 REIT Preferred Stock--Minority Interest

     On January 31, 1997, Preferred Capital Corp. issued 20,000,000 shares of REIT Preferred Stock. The REIT Preferred Stock has a stated liquidation value of $25 per share, plus declared and unpaid dividends, if any. Cash dividends are noncumulative and are payable at an annual rate of 9 1/8% per share if, when and as declared by the Board of Directors of Preferred Capital Corp.

     The REIT Preferred Stock ranks prior to the common stock of Preferred Capital Corp. and to all other classes and series of equity securities subsequently issued, other than any class or series expressly designated as being on a parity with or senior to the REIT Preferred Stock as to dividends and liquidating distributions.

     The terms of the REIT Preferred Stock provide that Preferred Capital Corp. may not declare or pay any dividends or other distributions (other than in shares of common stock of Preferred Capital Corp. or other classes of equity securities of Preferred Capital Corp. ranking junior to the REIT Preferred Stock) with respect to any Preferred Capital Corp. junior stock or repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of any Preferred Capital Corp. junior stock (including the common stock held by Cal Fed) through a sinking fund or otherwise, unless and until: (i) Preferred Capital Corp. has paid in full dividends on the REIT Preferred Stock for the four most recent dividend periods (or such lesser number of dividend periods during which shares of REIT Preferred Stock have been outstanding), or funds have been paid over to the dividend disbursing agent of Preferred Capital Corp. for payment of such dividends, and (ii) Preferred Capital Corp. has declared a cash dividend on the REIT Preferred Stock at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of Preferred Capital Corp. for the payment of a cash dividend for such current dividend period. The initial dividend payment date was March 31, 1997. Preferred Capital Corp. is currently in compliance with both such requirements.


     Holders of the REIT Preferred Stock have no voting rights, except as required by law or in certain limited circumstances.

     Except in the event of a change of control or upon certain tax events, the REIT Preferred Stock is not redeemable prior to January 31, 2002. The REIT Preferred Stock is redeemable solely at the option of Preferred Capital Corp. or its successor or any acquiring or resulting entity with respect to Preferred Capital Corp. (including by any parent or subsidiary of Preferred Capital Corp., any such successor or any such acquiring or resulting entity), as applicable, at any time on and after January 31, 2002 in whole or in part, at $26.14 per share on or after January 31, 2002 and prior to January 31, 2003, and at prices decreasing pro rata annually thereafter to the stated liquidation value of $25 per share on or after January 31, 2007, plus declared and unpaid dividends, if any, without interest. Upon a change of control, the REIT Preferred Stock is redeemable on or prior to January 31, 2002 at the option of Preferred Capital Corp. or its successor or any acquiring or resulting entity with respect to Cal Fed (including by any parent or subsidiary of Preferred Capital Corp., any such successor or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to: (i) $25, plus (ii) an amount equal to declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and without duplication, an additional amount equal to the amount of dividends that would be payable on the REIT Preferred Stock in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared), plus (iii) a specified make whole premium.

     Each share of REIT Preferred Stock will be exchanged automatically for one newly issued share of preferred stock of Cal Fed having substantially the same terms as the REIT Preferred Stock (the "9 1/8% Preferred Stock") if the appropriate federal regulatory agency directs in writing such exchange because
(i) Cal Fed becomes "undercapitalized" under prompt corrective action regulations, (ii) Cal Fed is placed into conservatorship or receivership or
(iii) the appropriate federal regulatory agency, in its sole discretion, anticipates Cal Fed becoming "undercapitalized" in the near term. If issued, the 9 1/8% Preferred Stock will rank on a parity with Cal Fed Preferred Stock.

PROPOSED REFINANCING

     Parent Holdings and FNH intend, through the Refinancing, to refinance all of the existing long-term debt of Parent Holdings and FNH, and to offer to purchase all of the outstanding preferred stock of Cal


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

Fed with the net proceeds of a proposed private offering of fixed and floating rate notes (which notes will become obligations of New FNH upon consummation of the Refinancing), and to the extent necessary, with a dividend from Cal Fed and short-term borrowings by New FNH under a new senior unsecured credit facility. While no assurances can be given that the Refinancing will be completed in the time frame or on the terms currently anticipated, it is expected that if 100% of the outstanding principal amount of the FNH Notes and all of the Cal Fed Preferred Stock is purchased in the Refinancing or is subsequently redeemed by Cal Fed, the Refinancing will result in (i) after-tax savings of approximately $60.6 million annually through reductions in interest and dividend payments and amortization of deferred debt issuance costs, (ii) the elimination of certain restrictive covenants contained in existing indebtedness of Parent Holdings and FNH and (iii) a simpler capital structure of the combined company after the Mergers.

     The Refinancing will be accomplished in several steps. Initially, it is expected that, prior to consummation of the Mergers, GS Escrow Corp. ("GS Escrow"), a wholly-owned subsidiary of FGH (the sole stockholder of Parent Holdings), through a private placement that complies with Rule 144A and Regulation S under the Securities Act, will complete an offering (the "Offering") of an aggregate principal amount of $1.85 billion in fixed and floating rate notes (the "New Notes"), in a multiple tranche transaction expected to bear interest at an aggregate rate of 7.40%. It is expected that purchasers of the New Notes will have certain registration rights. Upon consummation of the Refinancing, GS Escrow will merge with and into New FNH (the "GS Escrow Merger"), whereupon the indebtedness of GS Escrow will become indebtedness of New FNH. Prior to the completion of the GS Escrow Merger and the Refinancing described below, the proceeds of the Offering (the "Escrowed Funds") will be held in escrow. It is expected that the proceeds of the Offering will be used to fund the transactions described below. See Note I to Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

     After the Offering and prior to the consummation of the Mergers, FNH (or an affiliate of FNH other than GS Escrow) is expected to commence offers to purchase and consent solicitations (collectively, the "FNH Debt Offers") for all of its $200 million aggregate principal amount of 12 1/4% Senior Notes, its $140 million aggregate principal amount of 9 1/8% Senior Subordinated Notes and its $575 million aggregate principal amount of 10 5/8% Notes. In connection with the FNH Debt Offers, FNH (or such affiliate) expects to solicit the consent of the tendering holders of each series of the FNH Notes to certain proposed amendments (the "Proposed Amendments") to the applicable indentures governing the FNH Notes (collectively, the "FNH Indentures"). The Proposed Amendments would eliminate certain restrictive covenants contained in the FNH Indentures. The obligations of FNH (or such affiliate) to purchase the FNH Notes from the holders thereof will be subject to the satisfaction of certain conditions, including the approval of the Proposed Amendments by the holders of the requisite principal amount of FNH Notes, with each issue voting separately. Consummation of the FNH Debt Offers is a condition to release of the Escrowed Funds and is expected to occur subsequent to consummation of the Mergers. There can be no assurance that all of the outstanding FNH Notes will be purchased by FNH in the FNH Debt Offers. To the extent that any FNH Notes remain outstanding after the consummation of the FNH Debt Offers, the indebtedness represented thereby will be in addition to the indebtedness incurred through the Offering. See Note I to the Notes to Unaudited Pro Forma Condensed Combined Financial Statements. For a description of the current terms of the FNH Notes, see "--Sources of Funds."

     In addition, after the Offering and prior to the consummation of the Mergers, FNH (or an affiliate of FNH other than GS Escrow) is expected to commence offers to purchase for cash (the "Bank Preferred Stock Offers") all of Cal Fed's 11 1/2% Preferred Stock, having an aggregate liquidation preference of approximately $300.7 million, and all of Cal Fed's 10 5/8% Preferred Stock, having an aggregate liquidation preference of approximately $172.5 million. FNH expects the Bank Preferred Stock Offers to be subject to customary conditions and to close contemporaneously with or subsequent to the Mergers. There can be no assurance that all of the outstanding Cal Fed Preferred Stock will be purchased by FNH in the Bank Preferred Stock Offers. To the extent that any shares of Cal Fed Preferred Stock remain outstanding after the consummation of the Bank Preferred Stock Offers, Cal Fed's payment obligations thereunder will be in addition to New FNH's obligations under the notes issued pursuant to the Offering. New FNH expects that all of the shares Cal Fed Preferred Stock not purchased by Cal Fed in the Bank Preferred Stock Offers will be purchased by GS Escrow once they become redeemable (April 1, 1999 in the case of the 10 5/8% Preferred Stock and September 1, 1999 in the case of the 11 1/2% Preferred Stock).


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

     Subsequent to the Mergers and concurrently with the closings of the FNH Debt Offers, Parent Holdings expects to give a 30-day notice of redemption for all its outstanding $455 million aggregate principal amount of 12 1/2% Senior Notes and irrevocably to deposit in trust money or governmental obligations in an amount sufficient to pay the redemption price therefor, together with any accrued and unpaid interest to the date of redemption for the purpose of defeasing the 12 1/2% Senior Notes (the "Parent Holdings Defeasance"). The Parent Holdings Defeasance will constitute "covenant defeasance" for purposes of the indenture governing the 12 1/2% Senior Notes (the "12 1/2% Notes Indenture"). As a result, upon consummation of the Parent Holdings Defeasance, Parent Holdings and its subsidiaries, including FNH and New FNH, will not be required to comply with substantially all of the covenants and other obligations under the 12 1/2% Notes Indenture.

     On May 29, 1998, Trans Network Insurance Services Inc. ("TNIS"), an indirect parent company of Parent Holdings, and Salomon Brothers Holding Company Inc. ("SBHC"), entered into two interest rate lock letter agreements (the "Rate Lock Agreements"). TNIS entered into the Rate Lock Agreements for the benefit of GS Escrow in order to hedge against an increase in interest rates. Pursuant to the Rate Lock Agreements, if the applicable interest rates payable on certain U.S. treasury securities are higher at the time that the fixed rate New Notes are priced than the interest rates payable on such U.S. Treasury securities on May 29, 1998 by a certain amount, then SBHC will be required to make a payment to TNIS. On the other hand, if the actual interest rates payable on such U.S. Treasury securities at the time the fixed rate New Notes are priced are less than the interest rates payable on such U.S. Treasury securities on May 29, 1998 by a certain amount, then TNIS would be required to make a comparable payment to SBHC.

     Pursuant to the Rate Lock Agreements, any payments between TNIS and SBHC would be made on or about the date of pricing of the fixed rate New Notes. Upon consummation of the Mergers and the Refinancing, GS Escrow will (i) reimburse TNIS for any payments made by TNIS to SBHC pursuant to the Rate Lock Agreements or (ii) receive from TNIS an amount equal to any payments made by SBHC to TNIS, net of expenses incurred by TNIS in connection with the Rate Lock Agreements, in either case, plus TNIS' cost of capital applied to the payment made or received. Management of Parent Holdings, FNH and Cal Fed believe that the terms and conditions of this arrangement are as least as favorable to GS Escrow as might have been obtained in a similar transaction with an unaffiliated party.

     For more information concerning the anticipated effect of the Refinancing on the combined company resulting from the Mergers on a pro forma basis, see "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


OTHER ACTIVITIES

     Cal Fed Contingent Litigation Recovery Participation Interests. In July 1995, Old California Federal distributed to its common shareholders the CALGZs, each entitling the holder thereof to receive an amount (the aggregate of such payments being referred to as the "Recovery Payment") equal to five millionths of one percent (0.000005%) of the Cal Fed Cash Payment, if any, actually received by Cal Fed pursuant to a final, nonappealable judgment in or final settlement of its claim against the United States in the Cal Fed Goodwill Litigation, after deduction of (i) the aggregate expenses incurred by Cal Fed in prosecuting the Cal Fed Goodwill Litigation and obtaining the Cal Fed Cash Payment (including, but not limited to, a portion of the salaries, Incentive Fee, Pension Benefit, Medical Benefits and expenses for Messrs. Trafton and Fink under the Litigation Management Agreement, See "THE MERGERS--Interests of Certain Persons in the Mergers--Litigation Management Agreement"), (ii) any income tax liability of Cal Fed, computed on a pro forma basis, as a result of Cal Fed's receipt of the Cal Fed Cash Payment (net of any income tax benefit to Cal Fed from making the Recovery Payment, and disregarding for purposes of this clause (ii) the effect of any net operating loss carryforwards or other tax attributes held by Cal Fed or any of its subsidiaries or affiliated entities) and (iii) the expenses incurred by Cal Fed in connection with the creation, issuance and trading of the CALGZs, including without limitation, legal and accounting fees and the fees and expenses of the interest agent.

     Pursuant to the FN Merger Agreement, Old Cal Fed distributed to common shareholders entitled to receive the merger consideration in the Cal Fed Acquisition the CALGLs, each of which entitles the holder thereof to receive an amount equal to twenty millionths of one percent (0.000020%) of the


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

"Secondary Recovery Payment," if any. "Secondary Recovery Payment" means sixty percent (60%) of the amount obtained from the following equation: (A) the Cal Fed Cash Payment, if any, minus (B) the sum of the following: (i) the aggregate expenses incurred by Cal Fed in prosecuting the Cal Fed Goodwill Litigation and obtaining the Cal Fed Cash Payment (including, but not limited to, a portion of the salaries, Incentive Fee, Pension Benefit, Medical Benefits and expenses for Messrs. Trafton and Fink under the Litigation Management Agreement, See "THE MERGERS--Interests of Certain Persons in the Mergers--Litigation Management Agreement"), (ii) any income tax liability of Cal Fed, computed on a pro forma basis, as a result of Cal Fed's receipt of the Cal Fed Cash Payment (net of any income tax benefit to Cal Fed, computed on a pro forma basis, from the payment of a portion of the Secondary Recovery Payment to the holders of the CALGLs),
(iii) the expenses incurred by Cal Fed in connection with the creation, issuance and trading of the CALGZs and the CALGLs, including without limitation, legal and accounting fees and the fees and expenses of the interest agent, (iv) the payment due to the holders of the CALGZs and (v) one hundred twenty-five million dollars ($125,000,000). "Income tax liability of Cal Fed computed on a pro forma basis" means the aggregate amount of any and all relevant items of income, gain, loss, or deduction associated with the receipt by Cal Fed of the Cal Fed Cash Payment multiplied by the highest, combined marginal rate of federal, state and local income taxes in the relevant year and disregarding for purposes of such computation the effect of any net operating loss carryforwards or other tax attributes of Cal Fed or any of its subsidiaries or affiliated entities. "Income tax benefit to Cal Fed computed on a pro forma basis" means the aggregate amount of any and all relevant items of income, gain, loss, or deduction associated with the payment by Cal Fed of the Secondary Recovery Payment multiplied by the highest, combined marginal rate of federal, state and local income taxes in the relevant year and disregarding for purposes of such computation the effect of any net operating loss carryforwards or other tax attributes of Cal Fed or any of its subsidiaries or affiliated entities. Any distribution with respect to the CALGZs and the CALGLs will be subject to the OTS capital distribution regulations.

     The CALGZs are quoted on the Nasdaq National Market under the symbol "CALGZ." As of July 10, 1998, there were 5,075,549 CALGZs outstanding. The CALGLs are quoted on the Nasdaq National Market under the symbol "CALGL." As of July 10, 1998, there were 5,080,061 CALGLs outstanding. The last reported sales prices for the CALGZs and the CALGLs on the Nasdaq National Market on July 9 and 10, 1998, respectively, were $20 and $22 3/4, respectively.

     In the Cal Fed Goodwill Litigation, Cal Fed alleges, among other things, that the United States breached certain contractual commitments regarding the computation of its regulatory capital for which Cal Fed seeks damages and restitution. Cal Fed's claims arose from changes, mandated by FIRREA, with respect to the rules for computing Old California Federal's regulatory capital.


     On July 1, 1996, the United States Supreme Court issued its opinion for United States v. Winstar Corporation, No. 95-865, which affirmed the decisions of the United States Court of Appeals for the Federal Circuit and the United States Court of Federal Claims in various consolidated cases (the "Winstar Cases") granting summary judgment to the plaintiff thrift institutions on the liability portion of their breach of contract claims against the United States. The Supreme Court held that the government breached certain express contracts when Congress enacted FIRREA, and the Supreme Court remanded the proceedings for a determination of the appropriate measure and amount of damages, which to date have not been awarded.

     On October 30, 1996, Old California Federal filed a motion for partial summary judgment as to the Federal government's liability to Cal Fed for breach of contract, which has been opposed by the Federal government in briefs filed on December 30, 1996 and February 27, 1997. In addition, the government filed a cross-motion for partial summary judgment as to certain liability issues on December 30, 1996. A hearing on the motions for partial summary judgment on liability was held on August 7, 1997. On December 22, 1997, a U.S. Claims Court Judge ruled in favor of this motion to establish the government's liability. The trial of the damages phase of Cal Fed's case is expected to begin in early 1999.

     In connection with the Cal Fed Acquisition, Cal Fed recorded as an asset part of the estimated after-tax cash recovery from the Cal Fed Litigation that will inure to Cal Fed, net of amounts payable to


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

holders of the CALGZs and the CALGLs in any such recovery (the "Goodwill Litigation Asset"). The Goodwill Litigation Asset was recorded at its estimated fair value of $100 million, net of estimated tax liabilities, as of January 3, 1997, and is included in the audited consolidated balance sheet as of December 31, 1997.


 The Put Agreement

     In connection with the FN Acquisition, Granite and Cal Fed entered into the Put Agreement. Pursuant to the Put Agreement, Cal Fed had the right, on a quarterly basis (the "Put Option"), to require Granite to purchase certain commercial real estate loans, commercial real estate loans serviced by others and 1-4 unit residential loans with an original principal balance greater than $250,000, and to take certain actions to protect Cal Fed from losses with respect to certain Letters of Credit ("LOC") transactions, in each case, only if such asset was purchased by Cal Fed from Old FNB pursuant to the Asset Purchase Agreement. The Put Option expired on November 30, 1996. The balance available under the Put Agreement ($500 million) was fully utilized by Cal Fed prior to the expiration of the Put Option.


 The Assistance Agreement

     The Texas Closed Banks were purchased effective December 28, 1988 pursuant to five acquisition agreements and the Assistance Agreement among the FSLIC/RF, Cal Fed, and certain affiliates of Cal Fed. The Assistance Agreement generally provided for guaranteed yield amounts to be paid on the book value of the Covered Assets, and paid for 90% of the losses incurred upon disposition of the Covered Assets. The remaining 10% not reimbursed, net of 10% of all asset recoveries and certain agreed-upon Covered Asset disposition fees ("Shared Gain"), was remitted quarterly to the FSLIC/RF.

     In 1995, the FDIC, acting as manager for the FSLIC/RF, exercised its right under the Assistance Agreement to purchase substantially all of the remaining Covered Assets at the fair market value of such assets (the "FDIC Purchase"). Under the terms of the Assistance Agreement, losses sustained by Cal Fed from the FDIC Purchase were reimbursed by the FSLIC/RF. There was no material impact on the consolidated financial statements of Cal Fed as a result of the FDIC Purchase.

     On August 19, 1996, Cal Fed and the FSLIC/RF executed an agreement which resulted in the termination of the Assistance Agreement. As a result of the agreement, the FSLIC/RF paid Cal Fed the remaining Covered Asset balance of $39 million and, among other things, assumed the responsibility for the disposition of several litigation matters involving Covered Assets which had been retained by Cal Fed following the FDIC Purchase. Cal Fed recorded a gain of $25.6 million as a result of this settlement.


 FNMA Letters of Credit

     On September 28, 1994, Cal Fed entered into an agreement with FNMA pursuant to which FNMA provided credit enhancements for certain bond-financed real estate projects originated by Old FNB. The agreement requires that Cal Fed pledge to FNMA collateral in the form of certain eligible securities which are held by a third party trustee. The collateral requirement varies based on the balance of the bonds outstanding, losses incurred (if any), as well as other factors. At December 31, 1997, Cal Fed had pledged as collateral certain securities available for sale and short-term investment securities with a carrying value of $78.2 million.


 FGB Realty Advisors, Inc.

     FGB Realty Advisors, Inc. ("FGB Realty"), a wholly owned subsidiary of Cal Fed, previously provided asset management, disposition and advisory services to institutional owners of real estate. Fee revenues from unaffiliated parties were $1.7 million, $10.1 million, and $14.0 million for the years ended December 31, 1997, 1996, and 1995, respectively. These revenues are included in management fees in Parent Holdings' respective consolidated statements of income. During 1997, substantially all the asset management and disposition contracts held by FGB Realty have expired, and operations of this subsidiary have substantially ceased.


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

 FN Investment Center

     FN Investment Center ("FNIC"), a wholly owned subsidiary of Cal Fed which was acquired as part of the FN Acquisition, offers securities and insurance products to both existing and prospective customers of Cal Fed. FNIC is subject to the guidelines established by the OTS for broker-dealer subsidiaries of savings associations, and is a member of the National Association of Securities Dealers. In addition, FNIC is registered as a broker-dealer with the Securities and Exchange Commission and the Securities Investor Protection Corporation. FNIC receives commission revenue for acting as a broker-dealer on behalf of its customers, but FNIC does not maintain customer accounts or take possession of customer securities. Commission revenues of $27.5 million, $10.0 million and $8.5 million for the years ended December 31, 1997, 1996 and 1995, respectively, are included in fees and service charges in Parent Holdings' consolidated statements of income for such years.


DIVIDEND POLICY OF CAL FED

     The dividend policy of Cal Fed complies with applicable legal and regulatory restrictions. Before declaring any dividend, the directors of Cal Fed consider the following factors: (i) the quality and stability of Cal Fed's net income, (ii) the availability of liquid assets to make dividend payments,
(iii) the level of earnings retention as it impacts Cal Fed's capital needs and projected growth and funding levels, both internal and external, and (iv) the adequacy of capital after the payment of a dividend. Under Cal Fed's dividend policy, a dividend will not be declared or paid which would: (i) cause the capital level of Cal Fed to be reduced below "adequately capitalized" levels, or (ii), together with any other dividends declared during the same calendar year, exceed 100% of the net income to date for that calendar year plus 50% of Cal Fed's surplus capital at the beginning of that calendar year, so long as Cal Fed is a Tier 1 association (as defined herein).


EMPLOYEES

     Parent Holdings and FNH have no employees.

     At December 31, 1997, Cal Fed and its subsidiaries had 5,235 employees, compared to 3,547 employees at December 31, 1996. None of Cal Fed's employees is represented by any collective bargaining group and management considers its relations with its employees to be good. Cal Fed maintains a comprehensive employee benefits program providing, among other benefits, health and welfare benefits, long and short-term disability insurance, and life insurance. Additionally, Cal Fed offers employees a defined contribution investment plan which is a qualified plan under Section 401(a) of the Internal Revenue Code.


COMPETITION

     Parent Holdings experiences significant competition in both attracting and retaining deposits and in originating real estate and consumer loans.

     Parent Holdings, through Cal Fed, competes with other savings associations, commercial banks, insurance companies, credit unions, savings and loan associations, money market mutual funds and brokerage firms in attracting and retaining deposits. Competition for deposits from large commercial banks is particularly strong. Many of the nation's savings associations and commercial banks have a significant number of branch offices in the areas in which Cal Fed operates.

     In addition, there is strong competition in originating and purchasing real estate and consumer loans, principally from other savings and loan associations, commercial banks, mortgage banking companies, insurance companies, consumer finance companies, pension funds and commercial finance companies. The primary factors in competing for loans are the quality and extent of service to borrowers and brokers, economic factors such as interest rates, interest rate caps, rate adjustment provisions, loan maturities, LTV ratios, loan fees, and the amount of time it takes to process a loan from receipt of the loan application to date of funding. Parent Holdings' future performance will depend on its ability to originate a sufficient volume of mortgage loans in its local market areas and through its wholesale network and, if it is unable to originate a sufficient volume of mortgage loans, to purchase a sufficient quantity of high-quality mortgage-backed securities with adequate yields.


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REGULATION

 General

     Parent Holdings is a savings and loan holding company within the meaning of the HOLA and, as such, is registered with the OTS and is subject to comprehensive OTS regulation. Cal Fed is a federally chartered and insured stock savings bank subject to extensive regulation and supervision by the OTS, as the primary federal regulator of savings associations, and the FDIC, as the administrator of the SAIF.

     The federal banking laws contain numerous provisions affecting various aspects of the business and operations of savings associations and savings and loan holding companies. The following description of statutory and regulatory provisions and proposals, which is not intended to be a complete description of these provisions or their effects on Parent Holdings or Cal Fed, is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals. The primary purpose of the statutory and regulatory scheme is to protect deposits, the financial institutions and the financial system as a whole.


REGULATION OF PARENT HOLDINGS

 Holding Company Acquisitions

     Parent Holdings is a registered savings and loan holding company. The HOLA and OTS regulations thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring, directly or indirectly, the ownership or control of any other savings association or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.


 Holding Company Activities

     Parent Holdings currently operates as a unitary savings and loan holding company. Generally, there are limited restrictions on the activities of a unitary savings and loan holding company and its non-savings association subsidiaries. If Parent Holdings ceases to be a unitary savings and loan holding company, by, for example, acquiring another savings association in a non-supervisory transaction, the activities of Parent Holdings and its non-savings association subsidiaries would thereafter be subject to substantial restrictions. In addition, proposed legislation that would eliminate the savings association charter could also remove protections from activity restrictions currently accorded a unitary savings and loan holding company in the absence of appropriate "grandfather" provisions. See "--Regulation of Cal Fed--Savings Association Charter."


 Dividends

     The HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least a 30 day advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock. Dividends declared in violation of such notice requirement are invalid. See "--Regulation of Cal Fed--Capital Distribution Regulation."


 Affiliate Restrictions

     Transactions between a savings association and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and non-banking companies that are under common control with the savings association. In general, the restrictions of Sections 23A and 23B do not apply to transactions between a savings association and its parent, subsidiary or sister organizations that themselves are banks or savings associations.

     In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings association or its subsidiaries may engage in certain "covered transactions" with


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affiliates to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings association and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; with certain exceptions, a purchase of assets from an affiliate; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

     In addition, a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.


REGULATION OF CAL FED

 Regulatory System

     As a federal savings bank, lending activities and other investments of Cal Fed must comply with various statutory and regulatory requirements. Cal Fed is regularly examined by the OTS and must file periodic reports concerning its activities and financial condition.

     Although the OTS is Cal Fed's primary regulator, the FDIC has "backup enforcement authority" over Cal Fed. Cal Fed's eligible deposit accounts are insured by the FDIC under the SAIF, up to applicable limits.


 Federal Home Loan Banks

     Cal Fed is a member of the FHLBS. Among other benefits, FHLB membership provides Cal Fed with a central credit facility, from which it may borrow generally on a secured basis in amounts determined by reference to available collateral. Cal Fed is required to own capital stock in the FHLB in an amount equal to the greater of: (i) 1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, (ii) 0.3% of total assets, or (iii) 5% of its FHLB advances (borrowings).


 Liquid Assets

     Under OTS regulations, for each calendar quarter, a savings bank is required to maintain an average daily balance of liquid assets (including cash, certain time deposits and savings accounts, bankers' acceptances, certain government obligations and certain other investments) not less than a specified percentage of the average daily balance of its net withdrawable accounts plus short-term borrowings (its liquidity base) during the preceding calendar month. This liquidity requirement, which currently equals 4% (having been lowered from 5% on November 24, 1997), may be changed from time to time by the OTS to any amount between 4% and 10%, depending upon certain factors. Cal Fed has maintained liquid assets in compliance with the regulations in effect throughout 1998, 1997, 1996 and 1995.


 Regulatory Capital Requirements

     OTS capital regulations require savings banks to satisfy minimum capital standards: risk-based capital requirements, a leverage requirement and a tangible capital requirement. Savings banks must meet each of these standards in order to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings association to maintain capital above the minimum capital levels.


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     All savings associations are required to meet a minimum risk-based capital requirement of total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets (which includes the credit risk equivalents of certain off-balance sheet items). In calculating total capital for purposes of the risk-based requirement, supplementary capital may not exceed 100% of core capital. Under the leverage requirement, a savings association is required to maintain core capital equal to a minimum of 3% of adjusted total assets. The
OTS and the other banking agencies recently proposed to amend the minimum capital requirements to establish a minimum leverage requirement of 4% for all but the strongest savings associations, which is consistent with the requirements for an "adequately capitalized" institution, under the prompt corrective action provisions of the OTS regulations. See "--Prompt Corrective Action." A savings association is also required to maintain tangible capital in an amount at least equal to 1.5% of its adjusted total assets.

     Under OTS regulations, a savings association with a greater than "normal" level of interest rate exposure must deduct an interest rate risk ("IRR") component in calculating its total capital for purposes of determining whether it meets its risk-based capital requirement. Interest rate exposure is measured, generally, as the decline in an institution's net portfolio value that would result from a 200 basis point increase or decrease in market interest rates (whichever would result in lower net portfolio value), divided by the estimated economic value of the savings association's assets. The IRR component to be deducted from total capital is equal to one-half of the difference between an institution's measured exposure and "normal" IRR exposure (which is defined as 2%), multiplied by the estimated economic value of the institution's assets. In August 1995, the OTS indefinitely delayed implementation of its IRR regulation; however, based on internal measures of IRR at December 31, 1997, Cal Fed would not have been required to deduct an IRR component in calculating total risk-based capital had the IRR component of the capital regulations been in effect.

     These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations upon a determination that the savings association's capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate in circumstances where, among others: (1) a savings association has a high degree of exposure to IRR, prepayment risk, credit risk, concentration of credit risk, certain risks arising from nontraditional activities, or similar risks or a high proportion of off-balance sheet risk; (2) a savings association is growing, either internally or through acquisitions, at such a rate that supervisory problems are presented that are not dealt with adequately by OTS regulations; and (3) a savings association may be adversely affected by activities or conditions of its holding company, affiliates, subsidiaries or other persons or savings associations with which it has significant business relationships. Cal Fed is not subject to any such individual minimum regulatory capital requirement.

     Cal Fed's total capital to risk-based assets ratio was 11.70%, its core capital to risk-based assets ratio was 9.92%, its leverage capital ratio was 5.53% and its tangible capital ratio was 5.53% at March 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources."

 Certain Consequences of Failure to Comply with Regulatory Capital Requirements


     A savings association's failure to maintain capital at or above the minimum capital requirements may be deemed an unsafe and unsound practice and may subject the savings association to enforcement actions and other proceedings. Any savings association not in compliance with all of its capital requirements is required to submit a capital plan that addresses the association's need for additional capital and meets certain additional requirements. While the capital plan is being reviewed by the OTS, the savings association must certify, among other things, that it will not, without the approval of its appropriate OTS Regional Director, grow beyond net interest credited or make capital distributions. If a savings association's capital plan is not approved, the association will become subject to additional growth and other restrictions. In addition, the OTS, through a capital directive or otherwise, may restrict the


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ability of a savings association not in compliance with the capital requirements to pay dividends and compensation, and may require such association to take one or more of certain corrective actions, including, without limitation: (i) increasing its capital to specified levels, (ii) reducing the rate of interest that may be paid on savings accounts, (iii) limiting receipt of deposits to those made to existing accounts, (iv) ceasing issuance of new accounts of any or all classes or categories except in exchange for existing accounts, (v) ceasing or limiting the purchase of loans or the making of other specified investments, and (vi) limiting operational expenditures to specified levels.

     The HOLA permits savings associations not in compliance with the OTS capital standards to seek an exemption from certain penalties or sanctions for noncompliance. Such an exemption will be granted only if certain strict requirements are met, and must be denied under certain circumstances. If an exemption is granted by the OTS, the savings association still may be subject to enforcement actions for other violations of law or unsafe or unsound practices or conditions.


 Prompt Corrective Action

     The prompt corrective action regulation of the OTS, promulgated under FDICIA, requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings association that falls within certain undercapitalized capital categories specified in the regulation.

     The regulation establishes five categories of capital classification:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulation, the ratio of total capital to risk-weighted assets, core capital to risk-weighted assets and the leverage capital ratio are used to determine an association's capital classification. Cal Fed met the capital requirements of a "well capitalized" institution under the FDICIA prompt corrective action standards as of December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources."

     In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept Brokered Deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll-over Brokered Deposits.

     Savings associations that are classified as undercapitalized are subject to certain mandatory supervisory actions, including: (i) increased monitoring by the appropriate federal banking agency for the association and periodic review of the association's efforts to restore its capital, (ii) a requirement that the association submit a capital restoration plan acceptable to the appropriate federal banking agency and implement that plan, and that each company having control of the association guarantee compliance with the capital restoration plan in an amount not exceeding the lesser of 5% of the association's total assets at the time it received notice of being undercapitalized, or the amount necessary to bring the association into compliance with applicable capital standards at the time it fails to comply with the plan, and (iii) a limitation on the association's ability to make any acquisition, open any new branch offices, or engage in any new line of business without the prior approval of the appropriate federal banking agency for the institution or the FDIC.

     The regulation also provides that the OTS may take any of certain additional supervisory actions against an undercapitalized association if the agency determines that such actions are necessary to resolve the problems of the association at the least possible long-term cost to the deposit insurance fund. These supervisory actions include: (i) requiring the association to raise additional capital or be acquired by another association or holding company if certain grounds exist, (ii) restricting transactions between the association and its affiliates, (iii) restricting interest rates paid by the association on deposits, (iv) restricting the association's asset growth or requiring the association to reduce its assets, (v) requiring replacement of senior executive officers and directors, (vi) requiring the association to alter or terminate any activity deemed to pose excessive risk to the association, (vii) prohibiting capital distributions by bank


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holding companies without prior approval by the Board of Governors of the
Federal Reserve Board (the "FRB"), (viii) requiring the association to divest certain subsidiaries, or requiring the association's holding company to divest the association or certain affiliates of the association, and (ix) taking any other supervisory action that the agency believes would better carry out the purposes of the prompt corrective action provisions of FDICIA.

     Savings associations classified as undercapitalized that fail to submit a timely, acceptable capital restoration plan or fail to implement such a plan are subject to the same supervisory actions as significantly undercapitalized associations. Significantly undercapitalized associations are subject to the mandatory provisions applicable to undercapitalized associations. The regulation also makes mandatory for significantly undercapitalized associations certain of the supervisory actions that are discretionary for associations classified as undercapitalized, creates a presumption in favor of certain discretionary supervisory actions, and subjects significantly undercapitalized associations to additional restrictions, including a prohibition on paying bonuses or raises to senior executive officers without the prior written approval of the appropriate federal bank regulatory agency. In addition, significantly undercapitalized associations may be subjected to certain of the restrictions applicable to critically undercapitalized associations.

     The regulation requires that an association be placed into conservatorship or receivership within 90 days after it becomes critically undercapitalized, unless the OTS, with the concurrence of the FDIC, determines that other action would better achieve the purposes of the prompt corrective action provisions of FDICIA. Any such determination must be renewed every 90 days. A savings association also must be placed into receivership if the association continues to be critically undercapitalized, on average, during the fourth quarter after the association initially became critically undercapitalized, unless the association's federal bank regulatory agency, with the concurrence of the FDIC, makes certain positive determinations with respect to the association.

     Critically undercapitalized associations are also subject to the restrictions generally applicable to significantly undercapitalized associations and to a number of other severe restrictions. For example, beginning 60 days after becoming critically undercapitalized, such associations may not pay principal or interest on subordinated debt without the prior approval of the FDIC. (However, the regulation does not prevent unpaid interest from accruing on subordinated debt under the terms of the debt instrument, to the extent otherwise permitted by law.) In addition, critically undercapitalized associations may be prohibited from engaging in a number of activities, including entering into certain transactions or paying interest above a certain rate on new or renewed liabilities.

     If the OTS determines that an association is in an unsafe or unsound condition, or if the association is deemed to be engaging in an unsafe or unsound practice, the OTS may, if the association is well-capitalized, reclassify it as adequately capitalized; if the association is adequately capitalized, require it to comply with restrictions applicable to undercapitalized associations; and, if the association is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized associations.


 Conservatorship/Receivership

     In addition to the grounds discussed under "--Prompt Corrective Action," the OTS (and, under certain circumstances, the FDIC) may appoint a conservator or receiver for a savings association if any one or more of a number of circumstances exist, including, without limitation, the following: (i) the association's assets are less than its obligations to creditors and others,
(ii) a substantial dissipation of assets or earnings due to any violation of law or any unsafe or unsound practice, (iii) an unsafe or unsound condition to transact business, (iv) a willful violation of a final cease-and-desist order,
(v) the concealment of the association's books, papers, records or assets or refusal to submit such items for inspection to any examiner or lawful agent of the OTS or FDIC, (vi) the association is likely to be unable to pay its obligations or meet its depositors' demands in the normal course of business,
(vii) the association has incurred, or is likely to incur, losses that will deplete all or substantially all of its capital, and there is no reasonable prospect for the association to become adequately capitalized without federal assistance, (viii) any violation of law or unsafe or unsound practice that is likely to cause insolvency or substantial


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dissipation of assets or earnings, weaken the association's condition, or otherwise seriously prejudice the interests of the association's depositors or the federal deposit insurance fund, (ix) the association consents to the appointment of the conservator or receiver, (x) the association ceases to be an insured association, (xi) the association is undercapitalized and the association has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan, or materially fails to implement an accepted capital restoration plan, (xii) the association is critically undercapitalized or otherwise has substantially insufficient capital, or (xiii) the association is found guilty of certain criminal offenses related to money laundering.


 Liability of Commonly Controlled Depository Institutions

     In general, savings associations and other depository institutions can be held liable for any loss which the FDIC incurs or reasonably anticipates incurring in connection with either the default of a commonly controlled depository institution or any assistance provided by the FDIC to a commonly controlled institution in danger of default. A depository institution is required to pay the amount of such liability upon receipt of written notice from the FDIC unless such written notice is received more than two years from the date the FDIC incurred the loss. Liability for the losses of commonly controlled institutions can lead to the failure of all depository institutions in a holding company structure if the remaining institutions are unable to pay the liability assessed by the FDIC.

     In general, for purposes of this provision, depository institutions are deemed to be "commonly controlled" if they are controlled by the same holding company or if one depository institution is controlled by another; "default" of a depository institution occurs when there is an official determination pursuant to which a conservator, receiver or other legal custodian is appointed for the institution; and a depository institution is deemed to be "in danger of default" when its federal or state supervisory agency determines that the institution is not likely to be able to meet the demands of its depositors or pay its obligations in the normal course of business and there is no reasonable prospect that it will be able to do so, or determines that the institution has incurred or is likely to incur losses that will deplete substantially all of its capital and there is no reasonable prospect that the institution's capital can be replenished without federal assistance. Cal Fed is not currently under common control with any other depository institution.


 Enforcement Powers

     The OTS and, under certain circumstances, the FDIC, have substantial enforcement authority with respect to savings associations, including authority to bring various enforcement actions against a savings association and any of its "institution-affiliated parties" (a term defined to include, among other persons, directors, officers, employees, controlling stockholders, agents and shareholders who participate in the conduct of the affairs of the institution). This enforcement authority includes, without limitation: (i) the ability to terminate a savings association's deposit insurance, (ii) institute cease-and-desist proceedings, (iii) bring suspension, removal, prohibition and criminal proceedings against institution-affiliated parties, and (iv) assess substantial civil money penalties. As part of a cease-and-desist order, the agencies may require a savings association or an institution-affiliated party to take affirmative action to correct conditions resulting from that party's actions, including to make restitution or provide reimbursement, indemnification or guarantee against loss; restrict the growth of the institution; and rescind agreements and contracts.


 Capital Distribution Regulation

     In addition to the prompt corrective action restriction on paying dividends described above, OTS regulations limit certain "capital distributions" by savings associations. Capital distributions are defined to include, in part, dividends and payments for stock repurchases and cash-out mergers.

     Under the regulation, an association that meets its fully phased-in capital requirements both before and after a proposed distribution and has not been notified by the OTS that it is in need of more than


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normal supervision (a "Tier 1 association") may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of: (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. A Tier 1 association may make capital distributions in excess of the above amount if it gives notice to the OTS and the OTS does not object to the distribution. A savings association that meets its regulatory capital requirements both before and after a proposed distribution but does not meet its fully phased-in capital requirement (a "Tier 2 association") is authorized, after prior notice to the OTS but without OTS approval, to make capital distributions in an amount up to 75% of its net income over the most recent four-quarter period, taking into account all prior distributions during the same period. Any distribution in excess of this amount must be approved in advance by the OTS. A savings association that does not meet its current regulatory capital requirements (a "Tier 3 association") cannot make any capital distribution without prior approval from the OTS, unless the capital distribution is consistent with the terms of a capital plan approved by the OTS.

     At December 31, 1997, Cal Fed qualified as a Tier 1 association for purposes of the capital distribution rule. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice. The requirements of the capital distribution regulation supersede less stringent capital distribution restrictions in earlier agreements or conditions.

     The OTS has proposed to amend its capital distribution regulation to conform its requirements to the OTS prompt corrective action regulation. Under the proposed regulation, an association that would remain at least adequately capitalized after making a capital distribution, and that was owned by a holding company, would be required to provide notice to the OTS prior to making a capital distribution. "Troubled" associations and undercapitalized associations would be allowed to make capital distributions only by filing an application and receiving OTS approval, and such applications would be approved under certain limited circumstances.


 Qualified Thrift Lender Test

     In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties.

     Legislation permits a savings association to qualify as a qualified thrift lender ("QTL") not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by meeting the asset composition test under the Internal Revenue Code for a "domestic building and loan association." Cal Fed currently is a domestic building and loan association as defined in the Internal Revenue Code and, consequently is a QTL for purposes of HOLA.

     Legislation enacted in 1996 also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and educational loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10 percent of total assets, plus an additional 10 percent for small business loans. Loans for personal, family, and household purposes (other than credit card, small business, and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At December 31, 1997 under the expanded QTL test, approximately 94.01% of Cal Fed's portfolio assets were qualified thrift investments.

 FDIC Assessments

     The deposits of Cal Fed are insured by the SAIF of the FDIC, up to applicable limits, and are subject to deposit premium assessments by the SAIF. Under the FDIC's risk-based insurance system, SAIF-assessed deposits are currently subject to insurance premiums of between 0 and 27 basis points, depending upon the institution's capital position and other supervisory factors. The rate applicable to Cal Fed at December 31, 1997 was 0 basis points.


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     Since January 1997, institutions with Bank Insurance Fund ("BIF") deposits have been required to share the cost of funding debt obligations issued by the Financing Corporation ("FICO"), a corporation established by the federal government in 1987 to finance the recapitalization of FSLIC. However, until the earlier of December 31, 1999 or the date of elimination of the thrift charter (see "--Savings Association Charter"), the FICO assessment rate for BIF deposits is only one-fifth of the rate applicable to SAIF deposits. Consequently, the annual FICO assessments to be added to deposit insurance premiums, which may be periodically adjusted, are expected to equal approximately 6.4 basis points for SAIF deposits and 1.3 basis points for BIF deposits from January 1, 1997 through December 31, 1999, and an equal amount for both BIF and SAIF deposits thereafter. Since January 1, 1997, FICO payments have been paid directly by SAIF and BIF institutions in addition to deposit insurance assessments.


 Savings Association Charter

     Congress has been considering legislation in various forms that would require federal thrifts, such as Cal Fed, to convert their charters to national bank charters. In the absence of appropriate "grandfather" provisions, legislation eliminating the savings association charter could have a material adverse effect on Cal Fed and its parent holding companies because, among other things, these holding companies engage in activities that are not permissible for bank holding companies and the regulatory capital and accounting treatment for banks and savings associations differs in certain significant respects. Cal Fed cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would contain adequate grandfather rights for Cal Fed and its parent holding companies.

 Non-Investment Grade Debt Securities

     Savings associations and their subsidiaries are prohibited from investing in any corporate debt security that, at the time of acquisition, is not rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization. Cal Fed does not own any non-investment grade debt securities.


 Community Reinvestment Act and the Fair Lending Laws

     Savings associations have a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association's failure to comply with the provisions of CRA could, as a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice.


 Change of Control

     Subject to certain limited exceptions, no company can acquire control of a savings association without the prior approval of the OTS, and no individual may acquire control of a savings association if the OTS objects. Any company that acquires control of a savings association becomes a savings and loan holding company subject to extensive registration, examination and regulation by the OTS. Conclusive control exists, among other ways, when an acquiring party acquires more than 25% of any class of voting stock of a savings association or savings and loan holding company, or controls in any manner the election of a majority of the directors of the company. In addition, a rebuttable presumption of control exists if, among other things, a person acquires more than 10% of any class of voting stock of the savings association or savings and loan holding company (or 25% of any class of stock, whether or not voting) and, in either case, any of certain additional control factors specified in OTS regulations exist.

     Under 1996 legislation, companies subject to the Bank Holding Company Act that acquire or own savings associations are no longer defined as savings and loan holding companies under the HOLA and, therefore, are not generally subject to supervision and regulation by the OTS. OTS approval is no longer required for a bank holding company to acquire control of an existing savings association, although the OTS has a consultative role with the FRB in examination, enforcement and acquisition matters.


PROPERTIES

     Parent Holdings neither owns nor leases any properties directly. The executive offices of Cal Fed are located at 135 Main Street, San Francisco, California, 94105, and its telephone number is (415) 904-0100. Cal Fed leases approximately 92,000 square feet in the building in which its executive offices are located, under a ten-year lease expiring in 2001. In addition, Cal Fed leases approximately 216,000 square feet in a multiple-building administrative facility in West Sacramento, California under a ten-year lease expiring in 2001. Cal Fed leases additional administrative office space in Dallas which includes approximately 46,000 square feet of space under a lease expiring in 1999.

     As part of the Cal Fed Acquisition, Cal Fed assumed the lease on executive offices and an office building of approximately 513,000 square feet. Cal Fed vacated all but approximately 44,000 square feet of this facility during the first half of 1997. The office lease was to expire in 2007, however, Cal Fed terminated its remaining liability on all space other than approximately 44,000 square feet by payment of approximately $28 million. The lease on the remaining 44,000 square feet terminates in 2003. In addition, Old California Federal had certain operating and administrative departments in a leased facility containing approximately 225,000 square feet located in Rosemead, California. Cal Fed vacated the Rosemead facility during the first half of 1997. The Rosemead lease expires in 2008.

     At December 31, 1997, Cal Fed operated a total of 225 retail branches and maintained 22 vacant branch facilities which were consolidated as a result of the Branch Purchases (as defined herein), the 1996 Acquisitions, the Cal Fed Acquisition and various consolidations of operations to West Sacramento. Of the 225 total operating retail branches, 62 were owned and 163 were leased. Some of these retail branches are multi-purpose facilities, housing loan production and administrative facilities in addition to retail space. Of the 22 vacant facilities (one owned and 21 leased, all in California), 14 locations have been subleased.

     At December 31, 1997, there were 16 separate loan production offices, all of which were leased, and which include three offices housing operations acquired in the LMUSA Purchases and 13 offices housing wholesale lending operations. There are no vacant loan production facilities at December 31, 1997.

     In addition, Cal Fed operated 11 separate administrative facilities (two owned and nine leased) and maintained 13 vacant administrative facilities (five owned and eight leased). Of the 13 vacant administrative facilities, eight were subleased. The administrative facilities include a 230,000 square foot owned building in Frederick, Maryland, which houses FNMC's operations and approximately 39,000 square feet of leased space in Dallas, which houses Auto One. A state-by-state breakdown of all retail branches, administrative facilities and loan production offices operated by Cal Fed at December 31, 1997 is shown in the following table:



                                                      ADMINISTRATIVE           LOAN PRODUCTION
                               BRANCHES                 FACILITIES                FACILITIES
                       ------------------------- ------------------------- ------------------------
                        OWNED   LEASED   VACANT   OWNED   LEASED   VACANT   OWNED   LEASED   VACANT
                       ------- -------- -------- ------- -------- -------- ------- -------- -------
Arizona ..............    --       --     --        --       1       --      --        2      --
California ...........    55      139     22         1       4       10      --        4      --
Florida ..............     6       18     --        --       1        1      --        1      --
Georgia ..............    --       --     --        --      --       --      --        1      --
Illinois .............    --       --     --        --      --        1      --        1      --
Maryland .............    --       --     --         1      --       --      --        1      --
Minnesota ............    --       --     --        --      --       --      --        1      --
Montana ..............    --       --     --        --       1       --      --       --      --
Nevada ...............     1        6     --        --      --       --      --        1      --
Pennsylvania .........    --       --     --        --      --       --      --        1      --
Texas ................    --       --     --        --       2        1      --        1      --
Washington ...........    --       --     --        --      --       --      --        2      --
                          --      ---     --        --      --       --      --       --      --
 Total ...............    62      163     22         2       9       13      --       16      --
                          ==      ===     ==        ==      ==       ==      ==       ==      ==

     In April 1995, FNMC closed substantially all of its retail mortgage loan production offices. Costs associated with such closure approximated $2 million and are included in noninterest expense in Parent Holdings' 1995 consolidated statement of income. On a continuing basis, Cal Fed evaluates the adequacy of its office premises. As a result, surplus office facilities may be sold or subleased to maintain cost-effective operations and minimize vacant facilities.



LEGAL PROCEEDINGS


     Parent Holdings is involved in legal proceedings on claims incidental to the normal conduct of its business. See also "--Other Activities--Cal Fed Contingent Litigation Recovery Participation Interests." Although it is impossible to predict the outcome of any outstanding legal proceedings, management believes that such legal proceedings and claims, individually or in the aggregate, will not have a material effect on Parent Holdings or Cal Fed.


MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


     Ronald O. Perelman, a director of Cal Fed and Chairman of the Board, Chief Executive Officer and a director of Parent Holdings, 35 East 62nd Street, New York, New York 10021, through MacAndrews Holdings, beneficially owns all of the outstanding common stock of Parent Holdings. No other director, executive officer or other person beneficially owns any shares of common stock of Parent Holdings.


     MacAndrews & Forbes beneficially owns all shares of the common stock of Parent Holdings. As a result, MacAndrews & Forbes is able to direct and control the policies of Parent Holdings, Cal Fed and its subsidiaries, including mergers, sales of assets and similar transactions.


     MacAndrews & Forbes is a diversified holding company with interests in several industries. Through its 83% ownership of Revlon, Inc., ("Revlon"), MacAndrews & Forbes is engaged in the cosmetics and skin care, fragrance and personal care products business. MacAndrews & Forbes also owns 71% of Panavision Inc., a supplier of film camera systems to the motion picture and television industries, and 65% of Meridian Sports Incorporated ("Meridian Sports"), a manufacturer and marketer of ski boats. Through its 64% ownership of Consolidated Cigar Holdings Inc. ("Cigar Holdings"), MacAndrews & Forbes is engaged in the manufacture and distribution of cigars and pipe tobacco. Through its 39% ownership of M&F Worldwide Corp. ("MFW") (assuming conversions of certain preferred stock), MacAndrews & Forbes is in the business of processing licorice and other flavors. MacAndrews & Forbes is also in the financial services business through Parent Holdings and Cal Fed. The principal executive offices of MacAndrews & Forbes are located at 35 East 62nd Street, New York, New York 10021.


 Dividends


     During 1997, 1996 and 1995, dividends on Parent Holdings' common stock totalled $8.5 million, $322.7 million and $90.0 million, respectively. See further discussion of dividend restrictions in Note 24 (at page F-43) of Parent Holdings' 1997 audited consolidated financial statements.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
           RESULTS OF OPERATIONS -- THREE MONTHS ENDED MARCH 31, 1998

     Parent Holdings is a holding company whose only significant asset is its 80% ownership of FNH, which owns 100% of the common stock of Cal Fed. As such, Parent Holdings' principal business operations are conducted by Cal Fed and its subsidiaries.

     The following discussion should be read in conjunction with the Consolidated Financial Statements of Parent Holdings and the notes thereto beginning at page F-1. The following discussion includes historical information relating to Parent Holdings, including the effect of the Cal Fed Acquisition for the period since consummation on January 3, 1997.

GENERAL

     Parent Holdings is a diversified financial services company whose principal business, through Cal Fed, consists of (i) operating retail deposit branches to serve consumers in California and, to a lesser extent, in Florida and Nevada, (ii) originating and/or purchasing, on a nationwide basis, 1-4 unit residential loans and, to a lesser extent, certain commercial real estate and consumer loans, for investment and (iii) mortgage banking activities, including originating and servicing 1-4 unit residential loans for others. Revenues are derived primarily from interest earned on loans, interest received on government and agency securities and mortgage-backed securities, gains on sales of loans and other investments, and fees received in connection with loan servicing, securities brokerage and other customer service transactions. Expenses primarily consist of interest on customer deposit accounts, interest on short-term and long-term borrowings, provisions for losses, general and administrative expenses consisting of compensation and benefits, occupancy and equipment, advertising and marketing, loan expenses, professional fees, data processing and other general and administrative expenses.

     The following is a description of the significant acquisitions and dispositions which have occurred since the FN Acquisition. Each of the acquisitions was recorded using the purchase method of accounting. Under this method of accounting, the purchase price of the acquisition is allocated to the assets and liabilities acquired based on their fair market values as of the date of the acquisition.

 The Cal Fed Acquisition

     On January 3, 1997, FNH acquired Old Cal Fed and Old California Federal for approximately $1.2 billion in cash and the issuance of the CALGLs. At December 31, 1996, Old California Federal had approximately $14.1 billion in assets, $8.9 billion in deposits and operated 119 branches in California and Nevada. Upon consummation of the Cal Fed Acquisition, Cal Fed merged with Old California Federal.

     As a result of the Cal Fed Acquisition, Parent Holdings gained a substantial presence in Southern California. In order to realize economies of scale and cost reduction opportunities presented by the Cal Fed Acquisition, Parent Holdings began to consolidate or eliminate duplicative back office operations and administrative and management functions. Parent Holdings presently estimates that, as a result of these measures, it saved approximately $68 million in noninterest expense during the first twelve months of operations following the Cal Fed Acquisition as compared to operating Old California Federal on a stand-alone basis.

     As a result of the Cal Fed Acquisition, Parent Holdings became obligated with respect to the following outstanding debt securities of Old California
Federal: (i) $50 million of the 10.668% Subordinated Notes, (ii) $2.6 million of the 6 1/2% Convertible Subordinated Debentures and (iii) $4.3 million of the 10% Subordinated Debentures Due 2003. See "--Description of Business of Parent Holdings--Sources of Funds."

 Impact of Other Acquisitions and Dispositions

     On February 28, 1995, FNMC consummated the Maryland Acquisition and acquired a 1-4 unit residential loan servicing portfolio of approximately $11.4 billion, including a subservicing portfolio of $1.8 billion, and certain assets and liabilities for approximately $178 million. Parent Holdings' consolidated statement of income for the year ended December 31, 1995 includes the results of operations of the acquired mortgage servicing operation for the period from March 1, 1995 through December 31, 1995.

     In April, August and December 1995, Parent Holdings acquired seven retail branches with approximately $513 million in deposits located in California (the "Branch Purchases"). The weighted average deposit premium paid in connection with the Branch Purchases was 3.78%. The results of operations of the acquired retail deposit operations are included in Parent Holdings' consolidated statement of income for the year ended December 31, 1995 from the date each of the transactions was consummated.

     On October 2, 1995, FNMC consummated the LMUSA 1995 Purchase, acquiring a loan servicing portfolio of approximately $11.1 billion (including a subservicing portfolio of $3.1 billion), a master servicing portfolio of $2.9 billion and other assets, principally existing loans and loan production operations for approximately $100 million and the assumption of certain indebtedness secured by the acquired loan portfolio totalling approximately $274 million. Parent Holdings' consolidated statement of income for the year ended December 31, 1995 includes the results of operations of the acquired mortgage servicing operations for the period from October 3, 1995 through December 31, 1995.

     On January 31, 1996, FNMC consummated the LMUSA 1996 Purchase, acquiring a loan servicing portfolio of approximately $14.1 billion (including a subservicing portfolio of $2.4 billion), a master servicing portfolio of $2.7 billion, LMUSA's real estate acquired through loan foreclosures in connection with its servicing operations and LMUSA's trade names for approximately $160.0 million, subject to certain adjustments, and the assumption of certain of LMUSA's obligations secured by its mortgage servicing operations. Parent Holdings' consolidated statement of income for the year ended December 31, 1996 includes the results of operations of the acquired mortgage servicing operations for the period from February 1, 1996 through December 31, 1996.

     On February 1, 1996, Parent Holdings consummated the SFFed Acquisition involving assets totalling $4.0 billion and retail deposits totalling $2.7 billion. Parent Holdings' consolidated statement of income for the year ended December 31, 1996 includes the results of operations of the acquired operations of SFFed for the period from February 1, 1996 through December 31, 1996.

     On June 1, 1996, Parent Holdings consummated the Home Federal Acquisition, involving approximately $717 million in assets and $632 million in deposits. Parent Holdings' consolidated statement of income for the year ended December 31, 1996 includes the results of operations of the acquired operations of HFFC for the period from June 1, 1996 through December 31, 1996.

     During the first half of 1996, Parent Holdings closed the Branch Sales with associated deposit accounts totalling $4.6 billion, resulting in pre-tax gains totalling $363.3 million, which represented an average premium of 7.96% of the approximately $4.6 billion of deposits sold. Parent Holdings' consolidated statement of income for the year ended December 31, 1996 includes the results of operations of those branches sold in the Branch Sales for the period prior to sale.

     On May 31, 1997, FNMC consummated the Weyerhaeuser Purchase, acquiring a residential mortgage loan servicing portfolio of approximately $3.2 billion for $37.1 million. Parent Holdings' consolidated statement of income for the year ended December 31, 1997 includes the results of operations of the acquired 1-4 unit residential loan servicing operations for the period from June 1, 1997 through December 31, 1997.

     On September 30, 1997, Parent Holdings sold MSRs for approximately 52,000 loans with an unpaid principal balance of approximately $2.3 billion in the Servicing Sale. A pre-tax gain of $14.0 million was recorded in connection with this transaction.

     On December 12, 1997, Parent Holdings closed the Texas Branch Sale, which included the sale of retail deposits totalling $57.6 million at a gross price representing a deposit premium of 4.1%. The Texas Branch Sale resulted in a net pre-tax gain on sale of $2.5 million.

     On February 4, 1998, Parent Holdings consummated the GSAC Acquisition. The aggregate consideration paid in connection with the GSAC Acquisition was approximately $22.5 million and a 20% interest in the common stock of Auto One.

 Accounting Changes

     On June 28, 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

     In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS No. 127"). SFAS No. 127 defers for one year the effective date (i) of paragraph 15 of SFAS No. 125 and (ii) of paragraphs 9-12 and 237(b) of SFAS No. 125 for repurchase agreement, dollar-roll, securities lending and similar transactions. SFAS No. 127 provides additional guidance on the types of transactions for which the effective date of SFAS No. 125 has been deferred. It also requires that if it is not possible to determine whether a transaction occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll, securities lending, or similar transaction, then paragraphs 9-12 of SFAS No. 125 should be applied to that transfer. Parent Holdings adopted SFAS No. 125, as amended by SFAS No. 127, on January 1, 1997. Such adoption did not have a material impact on Parent Holdings' consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement has no impact on the financial condition or results of operations of Parent Holdings, but does impact Parent Holdings' disclosure requirements. Parent Holdings has adopted this statement effective October 1, 1997.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. This statement is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This statement need not be applied to interim financial statements in the initial year of application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. This statement has no impact on the financial condition or results of operations of Parent Holdings, but will require changes in Parent Holdings' disclosure requirements.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"), an amendment of FASB Statements No. 87, 88 and 106. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful as they were when FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, were issued. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997 and requires restatement of disclosures for earlier periods provided for comparative purposes, if available. It is not expected that Parent Holdings will experience any material revision in its disclosures when SFAS No. 132 is adopted.


 Net Income

     Parent Holdings reported net income for the three months ended March 31, 1998 of $35.4 million compared with net income of $16.5 million for the corresponding period in 1997.

     Net interest income was $150.6 million for the three months ended March 31, 1998, compared to $153.4 million in the same period in 1997. The decrease in 1998 over 1997 is primarily due to a reduction in the net interest margin resulting from prepayments of higher rate interest-earning assets being replaced with interest-earning assets having comparatively lower rates, primarily reflecting the flattening of the yield curve which occurred in 1997 and management's steps to limit interest rate risk.


 Year 2000

     During the year ended December 31, 1997, Parent Holdings finalized its plan to address issues related to required changes in computer systems for the year 2000 ("Year 2000"). Issues arise because computer systems and related software have been designed to recognize only dates that relate to the 20th century. Accordingly, if no changes are implemented, computer systems would interpret "1/1/00" as January 1, 1900 instead of January 1, 2000. Additionally, some equipment, being controlled by microprocessor chips, may not deal appropriately with a year "00."

     Parent Holdings has formed an internal task force to determine what changes are needed in its custom software and what changes are required to be made in software purchased from third party vendors as well as what steps will be necessary to ensure continued operations of Parent Holdings' equipment.

     It is expected that, by December 31, 1998, all issues related to Year 2000 will be addressed, either by programming changes to Parent Holdings' custom software, by programming changes implemented by third party vendors to purchased systems, or through the upgrading or purchase of Year 2000-compliant hardware and equipment. Extensive testing is expected to occur during 1999. Year 2000 is the highest priority project within the Information and Technology Services unit of Parent Holdings. Management believes there is no material risk that Parent Holdings will fail to address Year 2000 issues in a timely manner. It is currently expected that costs related to Year 2000, not including Year 2000 costs associated with the Merger, will total approximately $14 million over the years 1997 to 1999, of which $1.9 million and $3.3 million have been incurred during the three months ended March 31, 1998 and since the inception of the Year 2000 project, respectively.


 Financial Condition

     During the three months ended March 31, 1998, consolidated total assets increased $.8 billion, to $32.2 billion, from December 31, 1997, and total liabilities increased from $30.0 billion to $30.8 billion.

     During the three months ended March 31, 1998, minority interest decreased by $13.7 million. This decrease is the result of a $25.7 million redemption of the FNH Preferred Stock, partially offset by $11.6 million representing that portion of the results of operations and equity of FNH attributable to its class B common stock, which is owned by Hunter's Glen and $.4 million from the issuance of Auto One common stock as part of the GSAC Acquisition.

     Parent Holdings' non-performing assets, consisting of non-performing loans, net of purchase accounting adjustments and specific allowances for loan losses, foreclosed real estate, net, and repossessed assets, decreased to $261 million at March 31, 1998 compared with $272 million at December 31, 1997. Total non-performing assets as a percentage of Cal Fed's total assets decreased to .81% at March 31, 1998 from .87% at December 31, 1997.


RESULTS OF OPERATIONS


 Three Months ended March 31, 1998 versus Three Months ended March 31, 1997


     The following table sets forth, for the periods and at the dates indicated, information regarding Parent Holdings' consolidated average balance sheets, together with the total dollar amounts of interest income and interest expense and the weighted average interest rates for the periods presented. Average balances are calculated on a daily basis. The information presented represents the historical activity of Parent Holdings.




                                                                                     THREE MONTHS ENDED
                                                                                       MARCH 31, 1998
                                                                             -----------------------------------
                                                                              AVERAGE                   AVERAGE
                                                                              BALANCE     INTEREST       RATE
                                                                             ---------   ----------   ----------
                                                                                    (DOLLARS IN MILLIONS)
ASSETS
Interest-earning assets (1):
 Securities and interest-bearing deposits in banks (2) ...................    $   955       $ 15          6.29%
 Mortgage-backed securities available for sale ...........................      5,087         81          6.41
 Mortgage-backed securities held to maturity .............................      1,292         25          7.69
 Loans held for sale, net ................................................      1,485         27          7.36
 Loans receivable, net ...................................................     19,744        385          7.79
                                                                              -------       ----          ----
   Total interest-earning assets .........................................     28,563        533          7.47%
                                                                                            ----          ----
Noninterest-earning assets ...............................................      2,947
                                                                              -------
   Total assets ..........................................................    $31,510
                                                                              =======
LIABILITIES, MINORITY INTEREST AND
 STOCKHOLDER'S EQUITY
Interest-bearing liabilities:
 Deposits ................................................................    $16,133        178          4.48%
 Securities sold under agreements to repurchase ..........................      1,864         26          5.69
 Borrowings (3) ..........................................................     11,110        178          6.50
                                                                              -------       ----          ----
   Total interest-bearing liabilities ....................................     29,107        382          5.33%
                                                                                            ----          ----
Noninterest-bearing liabilities ..........................................      1,015
Minority interest ........................................................      1,166
Stockholder's equity .....................................................        222
                                                                              -------
   Total liabilities, minority interest and stockholder's equity .........    $31,510
                                                                              =======
Net interest income ......................................................                  $151
                                                                                            ====
Interest rate spread .....................................................                                2.14%
                                                                                                          ====
Net interest margin ......................................................                                2.04%
                                                                                                          ====
Average equity to average assets .........................................                                0.70%
                                                                                                          ====

                                                                                      THREE MONTHS ENDED
                                                                                        MARCH 31, 1997
                                                                             -------------------------------------
                                                                               AVERAGE                    AVERAGE
                                                                               BALANCE      INTEREST       RATE
                                                                             -----------   ----------   ----------
                                                                                     (DOLLARS IN MILLIONS)
ASSETS
Interest-earning assets (1):
 Securities and interest-bearing deposits in banks (2) ...................    $    950        $ 14          5.86%
 Mortgage-backed securities available for sale ...........................       3,552          61          6.87
 Mortgage-backed securities held to maturity .............................       1,577          30          7.59
 Loans held for sale, net ................................................         995          17          6.93
 Loans receivable, net ...................................................      20,050         391          7.79
                                                                              --------        ----          ----
   Total interest-earning assets .........................................      27,124         513          7.56%
                                                                                              ----          ----
Noninterest-earning assets ...............................................       3,114
                                                                              --------
   Total assets ..........................................................    $ 30,238
                                                                              ========
LIABILITIES, MINORITY INTEREST AND
 STOCKHOLDER'S EQUITY
Interest-bearing liabilities:
 Deposits ................................................................    $ 16,845         187          4.50%
 Securities sold under agreements to repurchase ..........................       2,457          34          5.60
 Borrowings (3) ..........................................................       8,246         138          6.79
                                                                              --------        ----          ----
   Total interest-bearing liabilities ....................................      27,548         359          5.29%
                                                                                              ----          ----
Noninterest-bearing liabilities ..........................................       1,428
Minority interest ........................................................       1,100
Stockholder's equity .....................................................         162
                                                                              --------
   Total liabilities, minority interest and stockholder's equity .........    $ 30,238
                                                                              ========
Net interest income ......................................................                    $154
                                                                                              ====
Interest rate spread .....................................................                                  2.27%
                                                                                                            ====
Net interest margin ......................................................                                  2.19%
                                                                                                            ====
Average equity to average assets .........................................                                  0.54%
                                                                                                            ====

----------
(1) Non-performing assets are included in the average balances for the periods indicated.

(2) The information presented includes securities held to maturity, securities available for sale and interest-bearing deposits in other banks.

(3)   Interest and average rate include the impact of interest rate swaps.

     The following table presents certain information regarding changes in interest income and interest expense of Parent Holdings during the periods indicated. The dollar amount of interest income and interest expense fluctuates depending upon changes in the respective interest rates and upon changes in the respective amounts (volume) of Parent Holdings' interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average outstanding balances multiplied by the prior period's rate) and (ii) changes in rate (changes in average interest rate multiplied by the prior period's volume). Changes attributable to both volume and rate have been allocated proportionately.




                                                              THREE MONTHS ENDED MARCH 31,
                                                                      1998 VS. 1997
                                                               INCREASE (DECREASE) DUE TO
                                                             -------------------------------
                                                               VOLUME      RATE       NET
                                                             ---------- ---------- ---------
INTEREST INCOME:                                                      (IN MILLIONS)
 Securities and interest-bearing deposits in banks .........   $ --        $ 1       $ 1
 Mortgage-backed securities available for sale .............     24           (4)     20
 Mortgage-backed securities held to maturity ...............       (5)      --          (5)
 Loans held for sale .......................................      9          1        10
 Loans receivable, net .....................................       (6)      --          (6)
                                                               -------     -----     ------
   Total ...................................................     22           (2)     20
                                                               ------      ------    -----

 INTEREST EXPENSE:
 Deposits ..................................................       (8)        (1)       (9)
 Securities sold under agreements to repurchase ............       (9)       1          (8)
 Borrowings ................................................     46           (6)     40
                                                               ------      ------    -----
   Total ...................................................     29           (6)     23
                                                               ------      ------    -----
    Change in net interest income ..........................   $   (7)     $ 4       $(3)
                                                               ======      =====     =====


     The volume variances in total interest income and total interest expense for the three months ended March 31, 1998 compared to the corresponding period in 1997 are largely due to increased purchases of mortgage-backed securities funded with FHLB advances. The positive total rate variance of $4 million is primarily attributed to the increase in FHLB advances, partially offset by the comparatively lower market rates on mortgage-backed securities purchased in 1998 and 1997 and prepayments of higher rate interest-earning assets as a result of the flattening of the yield curve.

     Interest Income. Total interest income was $533.4 million for the three months ended March 31, 1998, an increase of $20.7 million from the three months ended March 31, 1997. Total interest-earning assets for the three months ended March 31, 1998 averaged $28.6 billion, compared to $27.1 billion for the corresponding period in 1997. The yield on total interest-earning assets during the three months ended March 31, 1998 decreased to 7.47% from 7.56% for the three months ended March 31, 1997, primarily due to the lower market rates on new mortgage-backed securities purchased in 1998 and 1997 and prepayments of higher rate interest-earning assets.

     Parent Holdings earned $27.3 million of interest income on loans held for sale for the three months ended March 31, 1998, an increase of $10.1 million from the three months ended March 31, 1997. The average balance of loans held for sale was $1.5 billion for the three months ended March 31, 1998, an increase of $490 million from the comparable period in 1997, due to increased originations. The weighted average yield on loans held for sale increased to 7.36% for the three months ended March 31, 1998 from 6.93% for the three months ended March 31, 1997, primarily due to a higher percentage of comparatively higher fixed-rate portfolio in 1998 compared to 1997.

     Interest income on mortgage-backed securities available for sale was $81.5 million for the three months ended March 31, 1998, an increase of $20.5 million from the three months ended March 31, 1997.

The average portfolio balances increased $1.5 billion, to $5.1 billion, during the three months ended March 31, 1998 compared to the same period in 1997. The weighted average yield on these assets decreased from 6.87% for the three months ended March 31, 1997 to 6.41% for the three months ended March 31, 1998. The increase in the volume and decrease in the weighted average yield is primarily due to the purchases of $1.0 billion in other mortgage-backed securities during the three months ended March 31, 1998 and $2.0 billion during the last nine months of 1997 at comparatively lower market rates.

     There were no material variances between the three months ended March 31, 1998 and the three months ended March 31, 1997 with respect to interest income from loans receivable, mortgage-backed securities held to maturity, and securities and interest-bearing deposits in banks.

     Interest Expense. Total interest expense was $382.9 million for the three months ended March 31, 1998, an increase of $23.5 million from the three months ended March 31, 1997. The increase is primarily the result of increased borrowings on FHLB advances, partially offset by a decline in the average balance of deposits resulting from net deposit run-off.

     Interest expense on customer deposits, including Brokered Deposits, was $178.2 million for the three months ended March 31, 1998, a decrease of $8.8 million from the three months ended March 31, 1997. The average balance of customer deposits outstanding decreased from $16.8 billion to $16.1 billion for the three months ended March 31, 1997 and 1998, respectively. The decrease in the average balance is primarily due to net deposit run-off, anticipated following the Cal Fed Acquisition. The overall weighted average cost of deposits was 4.48% for the three months ended March 31, 1998 and 4.50% for the three months ended March 31, 1997.

     Interest expense on securities sold under agreements to repurchase totalled $26.5 million for the three months ended March 31, 1998, a decrease of $7.9 million from the three months ended March 31, 1997. The average balance of such borrowings for the three months ended March 31, 1998 and 1997 was $1.9 billion and $2.5 billion, respectively. The decrease in the average balance is primarily attributed to maturities and payoffs refinanced with FHLB advances at more favorable rates. The weighted average interest rate on these instruments increased to 5.69% during the three months ended March 31, 1998 from 5.60% for the three months ended March 31, 1997, primarily due to an increase in rates on new borrowings compared to such borrowings during 1997.

     Interest expense on borrowings totalled $178.2 million for the three months ended March 31, 1998, an increase of $40.2 million from the three months ended March 31, 1997. The increase is primarily attributed to the increase in FHLB advances used to fund the purchases of mortgage-backed securities and replace reverse repurchase agreements which matured. The average balance outstanding for the three months ended March 31, 1998 and 1997 was $11.1 billion and $8.2 billion, respectively. The weighted average interest rate on these instruments decreased to 6.50% during the three months ended March 31, 1998 from 6.79% for the three months ended March 31, 1997, primarily due to the shorter average maturity of the portfolio at March 31, 1998 compared to March 31, 1997.

     Net Interest Income. Net interest income was $150.6 million for the three months ended March 31, 1998, a decrease of $2.8 million from the three months ended March 31, 1997. The interest rate spread decreased to 2.14% for the three months ended March 31, 1998 from 2.27% for the three months ended March 31, 1997.

     Noninterest Income. Total noninterest income, consisting primarily of loan servicing fees, customer banking fees, gains on sales of loans and dividends on FHLB stock, was $89.8 million for the three months ended March 31, 1998, an increase of $10.9 million from the three months ended March 31, 1997. Income for the three months ended March 31, 1998 reflects an $11.6 million increase in gain on sales of loans attributed to an increase in early payoffs of commercial loans with unamortized discounts and an increase in gains from the sales of 1-4 unit residential loans.

     Loan servicing fees, net of amortization of mortgage servicing rights, were $37.0 million for the three months ended March 31, 1998, compared to $39.7 million for the three months ended March 31, 1997. The single-family residential loan servicing portfolio, excluding loans serviced for Cal Fed, decreased from

$47.5 billion at March 31, 1997 to $46.7 billion at March 31, 1998. During the three months ended March 31, 1998, Parent Holdings sold $1.8 billion in single-family mortgage loans originated for sale as part of its ongoing mortgage banking operations compared to $1.2 billion of such sales for the corresponding period in 1997.


     Gain on sales of loans was $14.5 million for the three months ended March 31, 1998, compared to a gain of $2.9 million for the three months ended March 31, 1997. The increase is primarily attributed to early pay-offs of commercial loans with unamortized discounts.


     Dividends on FHLB stock were $7.0 million for the three months ended March 31, 1998, an increase of $1.0 million from the three months ended March 31, 1997, representing an increase in the amount of such stock owned by Parent Holdings, primarily as a result of an increase in borrowings on FHLB advances.


     There were no material variances between the three months ended March 31, 1998 and the comparable period in 1997 with respect to customer banking fees, gain (loss) on sales of assets and other noninterest income.


     Noninterest Expense. Total noninterest expense was $145.3 million for the three months ended March 31, 1998, a decrease of $8.5 million from the three months ended March 31, 1997. The variance between the two periods is primarily attributed to transitional expenses (primarily reflected in compensation expense and other noninterest expense) incurred during the three months ended March 31, 1997 related to the Cal Fed Acquisition.


     Provision for Income Tax. During the three months ended March 31, 1998 and 1997, Parent Holdings recorded income tax expense of $13.9 million and $10.2 million, respectively. Parent Holdings' effective Federal tax rate was 2% during the three months ended March 31, 1998 and 1997, while its statutory Federal tax rate was 35% during both periods. The difference between the effective and statutory rates was primarily the result of the utilization of net operating loss carryforwards for both periods. Parent Holdings' effective state tax rate was 14% and 15% during the three months ended March 31, 1998 and 1997, respectively.


     Minority Interest. Dividends on the REIT Preferred Stock totalling $11.4 million and $7.7 million were declared and paid during the three months ended March 31, 1998 and 1997, respectively. Minority interest relative to the REIT Preferred Stock is reflected on the consolidated statements of income net of the income tax benefit of $1.5 million and $1.0 million for the three months ended March 31, 1998 and 1997, respectively, which will inure to Parent Holdings as a result of the deductibility of such dividends for income tax purposes. Dividends on the preferred stock of FNH of $.6 million and $4.5 million were recorded during the three months ended March 31, 1998 and 1997, respectively. Dividends on the preferred stock of Cal Fed of $13.2 million and $13.1 million were also recorded during the three months ended March 31, 1998 and 1997, respectively. Minority interest for the three months ended March 31, 1998 also includes $12.2 million representing that portion of FNH's income attributable to its class B common stock, which is owned by Hunter's Glen, and $.2 million representing that portion of Auto One's loss attributable to the 20% interest in the common stock of Auto One that was issued as part of the GSAC Acquisition. Minority interest for the three months ended March 31, 1997 includes $7.5 million representing that portion of FNH's income attributable to its class B common stock.

PROVISION FOR LOAN LOSSES

     The adequacy of the allowance for loan losses is periodically evaluated by management in order to maintain the allowance at a level that is sufficient to absorb expected loan losses. Parent Holdings charges current earnings with a provision for estimated credit losses on loans receivable. The provision considers both specifically identified problem loans as well as credit risks not specifically identified in the loan portfolio. Parent Holdings established provisions for loan losses of $10.0 million and $20.0 million during the three months ended March 31, 1998 and 1997, respectively. The decrease in the provision for loan losses during the three months ended March 31, 1998 compared to the same period in 1997 is the result of management's evaluation of the adequacy of the allowance based on, among other things, past loan loss experience and known and inherent risks in the portfolio, evidenced in part by the continued decline in Parent Holdings' level of non-performing assets. In addition, management's periodic evaluation of the adequacy of the allowance for loan losses considers potential adverse situations that may affect the borrower's ability to repay, the estimated value of underlying collateral, and current and prospective economic conditions. The allowance for loan losses is increased by provisions for loan losses and allowances on acquired loans, while it is decreased by charge-offs (net of recoveries).

     Activity in the allowance for loan losses during the three months ended March 31, 1998 and 1997 is as follows (in thousands):




                                                 1998          1997
                                             -----------   -----------
Balance -- January 1 .....................    $ 418,674     $ 246,556
Purchase -- Cal Fed Acquisition ..........           --       143,820
Provision for loan losses ................       10,000        19,950
Charge-offs ..............................      (11,399)      (10,773)
Recoveries ...............................        1,855           866
                                              ---------     ---------
Balance -- March 31 ......................    $ 419,130     $ 400,419
                                              =========     =========

     Although management believes that the allowance for loan losses is adequate for its current portfolios, it will continue to review its loan portfolio to determine the extent to which any changes in economic conditions or loss experience may require additional provisions in the future.

ASSET AND LIABILITY MANAGEMENT

     Banks and savings associations are subject to interest rate risk to the degree that their interest-bearing liabilities, consisting principally of deposits, securities sold under agreements to repurchase and FHLB advances, mature or reprice more or less frequently, or on a different basis, than their interest-earning assets. The process of planning and controlling asset and liability mixes, volumes and maturities to influence the net interest spread is referred to as asset and liability management. The objective of Parent Holdings' asset and liability management is to maximize its net interest income over changing interest rate cycles within the constraints imposed by prudent lending and investing practices, liquidity needs and capital planning.

     Parent Holdings, through Cal Fed, actively pursues investment and funding strategies intended to minimize the sensitivity of its earnings to interest rate fluctuations while maintaining the flexibility required to execute its business strategies. Parent Holdings measures the interest rate sensitivity of the balance sheet through gap and duration analysis, as well as net interest income and market value simulation, and, after taking into consideration both the variability of rates and the maturities of various instruments, evaluates strategies which may reduce the sensitivity of its earnings to interest rate and market value fluctuations. An important decision is the selection of interest-bearing liabilities and the generation of interest-earning assets which best match relative to interest rate changes. In order to reduce interest rate risk by increasing the percentage of interest sensitive assets, Parent Holdings has continued its emphasis on the origination of ARM products for its portfolio. Where possible, Parent Holdings seeks to purchase assets or originate real estate loans that reprice frequently and that on the whole adjust in accordance with the repricing of its liabilities. At March 31, 1998, approximately 91% of Parent Holdings' real estate loan portfolio consisted of ARMs.

     ARMs have from time to time been offered with low initial interest rates as marketing inducements. In addition, most ARMs are also subject to periodic interest rate adjustment caps or floors. In a period of rising interest rates, ARMs could reach a periodic adjustment cap while still at a rate significantly below their contractual margin over existing market rates. Since repricing liabilities are typically not subject to such interest rate adjustment constraints, Parent Holdings' net interest margin would most likely be negatively impacted in this situation. Certain ARMs now offered by Parent Holdings have a fixed monthly payment for a given period, with any changes as a result of market interest rates reflected in the unpaid principal balance through negative amortization. From the lender's perspective, these loans respond most quickly to rate changes because interest accruals immediately reflect the loans as though they were fully indexed.


     One of the most important sources of a financial institution's net income is net interest income, which is the difference between the combined interest earned on interest-earning assets and the combined interest paid on interest-bearing liabilities. Net interest income is also dependent on the relative balances of interest-earning assets and interest-bearing liabilities.


     A traditional measure of interest rate risk within the savings industry is the interest rate sensitivity gap, which is the sum of all interest-earning assets minus the sum of all interest-bearing liabilities to be repriced within given periods. A gap is considered positive when the interest rate sensitive assets exceed interest rate sensitive liabilities, while the opposite results in a negative gap. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, and a positive gap would tend to result in an increase in net interest income, while the opposite would tend to occur in a period of falling rates.

     The following table sets forth the projected maturities based upon contractual maturities as adjusted for projected prepayments and "repricing mechanisms" (provisions for changes in the interest rates of assets and liabilities), and the impact of interest rate swap agreements as of March 31, 1998. Prepayment rates are assumed in each period on substantially all of Parent Holdings' loan portfolio based upon expected loan prepayments. Repricing mechanisms on Parent Holdings' assets are subject to limitations such as caps on the amount that interest rates and payments on its loans may adjust and, accordingly, such assets may not respond in the same manner or to the same extent to changes in interest rates as Parent Holdings' liabilities. In addition, the interest rate sensitivity of Parent Holdings' assets and liabilities illustrated in the table would vary substantially if different assumptions were used or if actual experience differed from the assumptions set forth. Parent Holdings' estimated interest rate sensitivity gap at March 31, 1998 is as follows:


                                                                                    MATURITY/RATE SENSITIVITY
                                                                  --------------------------------------------------------------
                                                                     WITHIN         1-5       OVER 5    NONINTEREST
                                                                     1 YEAR        YEARS       YEARS      BEARING       TOTAL
                                                                  ------------ ------------ ---------- ------------ ------------
                                                                                      (DOLLARS IN MILLIONS)
INTEREST-EARNING ASSETS:
Securities held to maturity, interest-bearing deposits in
 other banks and short-term investment securities(1)(2) .........   $     84     $    --      $   58      $   --       $  142
Securities available for sale (3) ...............................        988          --          --          --          988
Mortgage-backed securities available for sale (3) ...............      5,695          --          --          --        5,695
Mortgage-backed securities held to maturity (1)(4) ..............      1,243          --           2          --        1,245
Loans held for sale, net (3)(5) .................................      1,887          --          --          --        1,887
Loans receivable, net (1)(6) ....................................     16,873       1,723         628          --       19,224
Investment in FHLB ..............................................        486          --          --          --          486
                                                                    --------     -------      ------      ------       ------
Total interest-earning assets ...................................     27,256       1,723         688          --       29,667
Noninterest-earning assets ......................................         --          --          --       2,536        2,536
                                                                    --------     -------      ------      ------       ------
                                                                    $ 27,256     $ 1,723      $  688      $2,536       $32,203
                                                                    ========     =======      ======      ======       =======
INTEREST-BEARING LIABILITIES:
Deposits (7) ....................................................   $ 14,442     $ 1,955      $    6      $   --       $16,403
Securities sold under agreements to repurchase (1) ..............      1,866         100          --          --        1,966
FHLB advances (1) ...............................................      7,085       2,831           2          --        9,918
Other borrowings (1) ............................................        276         836         704          --        1,816
                                                                    --------     -------      ------      ------       -------
Total interest-bearing liabilities ..............................     23,669       5,722         712          --       30,103
Noninterest-bearing liabilities .................................         --          --          --         700          700
Minority interest ...............................................         --          --          --       1,162        1,162
Stockholder's equity ............................................         --          --          --         238          238
                                                                    --------     -------      ------      ------       -------
                                                                    $ 23,669     $ 5,722      $  712      $2,100       $32,203
                                                                    ========     =======      ======      ======       =======
Gap before interest rate swap agreements ........................   $  3,587     $(3,999)     $  (24)                  $ (436)
Interest rate swap agreements (8) ...............................         --          --          --                       --
                                                                    --------     -------      ------                   -------
Gap adjusted for interest rate swap agreements ..................   $  3,587     $(3,999)     $  (24)                  $ (436)
                                                                    ========     =======      ======                   =======
Cumulative gap ..................................................   $  3,587     $  (412)     $ (436)                  $ (436)
                                                                    ========     =======      ======                   =======
Gap as a percentage of total assets .............................       11.1%      (12.4)%      (0.1)%                   (1.4)%
                                                                    ========     =======      ======                   =======
Cumulative gap as a percentage of total assets ..................       11.1%      ( 1.3)%      (1.4)%                   (1.4)%
                                                                    ========     =======      ======                   =======

----------
(1) Based upon (a) contractual maturity, (b) instrument repricing date, if applicable, and (c) projected repayments and prepayments of principal, if applicable. Prepayments were estimated generally by using the prepayment rates forecast by various large brokerage firms as of March 31, 1998. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from Parent Holdings' prepayment estimates.

(2) Consists of $58 million of securities held to maturity, $.1 million of interest-bearing deposits in other banks and $84 million of short-term investment securities.

(3) As loans held for sale and securities and mortgage-backed securities available for sale may be sold within one year, they are considered to be maturing within one year.

(4)   Excludes underlying non-performing loans of $6 million.

(5)   Excludes non-performing loans of $1 million.

(6) Excludes allowance for loan losses of $419 million and non-performing loans of $173 million.

(7) Fixed rate deposits and deposits with a fixed pricing interval are reflected as maturing in the year of contractual maturity or first repricing date. Money market deposit accounts, demand deposit accounts and passbook accounts are reflected as maturing within one year.

(8) Agreements with notional amounts of $400 million maturing in April 1998 have no impact within the time periods presented.

     At March 31, 1998, interest-bearing liabilities of Parent Holdings exceeded interest-earning assets by approximately $436 million. At December 31, 1997, interest-bearing liabilities of Parent Holdings exceeded interest-earning assets by approximately $309 million.

     The maturity/rate sensitivity analysis is a static view of the balance sheet with assets and liabilities grouped into certain defined time periods, and thus only partially depicts the dynamics of Parent Holdings' sensitivity to interest rate changes. Since it is measured at a single point in time, this analysis may not fully describe the complexity of relationships between product features and pricing, market rates and future management of the balance sheet mix. Parent Holdings utilizes computer modeling, under various interest rate scenarios, to provide a dynamic view of the effects of the changes in rates, spreads, and yield curve shifts on net interest income.

     Parent Holdings' risk management policies are established by the Asset/Liability Management Committee ("ALCO") of Cal Fed. ALCO meets monthly to formulate Cal Fed's investment and risk management strategies. The basic responsibilities of ALCO include management of net interest income and market value of portfolio equity, management of liquidity to provide adequate funding, and the establishment of asset product priorities by formulating performance evaluation criteria, risk evaluation techniques and a system to standardize the analysis and reporting of originations, competitive trends, profitability and risk. On a quarterly basis, the Board of Directors of Cal Fed is apprised of ALCO strategies adopted and their impact on operations, and, at least annually, the Board of Directors of Cal Fed reviews Cal Fed's interest rate risk management policy statements.


LIQUIDITY

     The standard measure of liquidity in the savings industry is the ratio of cash and short-term U. S. government securities and other specified securities to deposits and borrowings due within one year. Effective November 24, 1997, the OTS established a minimum liquidity requirement for Cal Fed of 4.00%, a reduction from 5.00%, which had been in effect prior to that date in 1997 and 1996. Cal Fed has been in compliance with the liquidity regulations during 1998 and 1997.

     Parent Holdings' funds are obtained from the repayment and maturities of loans and mortgage-backed securities, customer and Brokered Deposits, loan sales, securities sold under agreements to repurchase, FHLB advances and other secured and unsecured borrowings.

     A major source of Parent Holdings' funding is expected to be Cal Fed's retail deposit branch network, which management believes will be sufficient to meet its long-term liquidity needs. The ability of Parent Holdings to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. Parent Holdings also obtains funds from the repayment and maturities of loans and mortgage-backed securities, while additional funds can be obtained from a variety of sources including customer and Brokered Deposits, loan sales, securities sold under agreements to repurchase, FHLB advances, and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will continue to be important sources of funding, and management expects there to be adequate collateral for such funding requirements.

     Parent Holdings' primary uses of funds are the origination or purchase of loans, the purchase of mortgage-backed securities, the funding of maturing certificates of deposit, demand deposit withdrawals, the repayment of borrowings, and the payment of dividends with respect to the REIT Preferred Stock and Cal Fed Preferred Stock. Certificates of deposit scheduled to mature during the twelve months ending March 31, 1999 aggregate $8.2 billion. Parent Holdings may renew these certificates, attract new replacement deposits, replace such funds with other borrowings, or it may elect to reduce the size of the balance sheet. In addition, at March 31, 1998, Parent Holdings had securities sold under agreements to repurchase, FHLB advances and other borrowings aggregating $8.0 billion maturing within twelve months. Parent Holdings may elect to pay off such debt or to replace such borrowings with additional FHLB advances or other borrowings at prevailing rates.

     Parent Holdings' primary source of cash to pay the interest on and principal of its long-term debt is expected to be distributions from FNH. The annual interest on Parent Holdings' long-term debt is

$56.9 million. Although Parent Holdings expects that distributions from FNH will be sufficient to pay interest when due and the principal amount of its long-term debt at maturity, there can be no assurance that earnings from Cal Fed will be sufficient to make such distributions to FNH, or that FNH will make distributions to Parent Holdings in amounts sufficient to enable Parent Holdings to pay interest on its long-term debt. In addition, there can be no assurance that such distributions will be permitted by the terms of any debt instruments of Parent Holdings' subsidiaries then in effect, including FNH's long-term debt, by the terms of any class of preferred stock issued by Cal Fed, including the REIT Preferred Stock and Cal Fed Preferred Stock, or under applicable federal thrift laws.


     FNH's primary source of cash to pay the interest on and principal of its long-term debt is expected to be distributions from Cal Fed. The annual interest on FNH's long-term debt is $98.4 million. Although FNH expects that distributions from Cal Fed will be sufficient to pay interest when due and the principal amount of its long-term debt at maturity, there can be no assurance that earnings from Cal Fed will be sufficient to make such distributions to FNH. In addition, there can be no assurance that such distributions will be permitted by the terms of any debt instruments of FNH's subsidiaries then in effect, by the terms of any class of preferred stock issued by Cal Fed, including the REIT Preferred Stock and Cal Fed Preferred Stock, or under applicable federal thrift laws.


     Parent Holdings anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for its operating, investing and financing needs and Cal Fed's regulatory liquidity requirements for the foreseeable future. In addition to cash and cash equivalents of $464.3 million at March 31, 1998, Parent Holdings has substantial additional borrowing capacity with the FHLB and other sources.


     As presented in the accompanying unaudited consolidated statements of cash flows, the sources of liquidity vary between periods. The primary sources of funds during the three months ended March 31, 1998 were net loan repayments of $521.8 million, proceeds from sales of loans of $1.8 billion, $4.8 billion in additional borrowings, a $123.4 million net increase in securities sold under agreements to repurchase, $734.4 million in proceeds from principal payments and maturities of securities and mortgage-backed securities available for sale and $201.0 million from a net increase in deposits. The primary uses of funds were $4.4 billion in principal payments on borrowings, $1.5 billion in purchases of securities and mortgage-backed securities available for sale, $2.3 billion in originations of loans and $123.7 million in net cash paid for the GSAC Acquisition.

PROBLEM AND POTENTIAL PROBLEM ASSETS


     Parent Holdings considers a loan to be impaired when, based upon current information and events, it believes it is probable that Parent Holdings will be unable to collect all amounts due according to the contractual terms of the loan agreement. Any insignificant delay (i.e., 60 days or less) or insignificant shortfall in amount of payments will not cause a loan to be considered impaired. In determining impairment, Parent Holdings considers large non-homogeneous loans including non-performing loans, troubled debt restructurings, and performing loans which exhibit, among other characteristics, high LTV ratios, low debt-coverage ratios or other indications that the borrowers are experiencing increased levels of financial difficulty. Parent Holdings bases the measurement of collateral-dependent impaired loans on the fair value of the loan's collateral. The amount, if any, by which the recorded investment of the loan exceeds the measure of the impaired loan's value is recognized by recording a valuation allowance.


     At March 31, 1998, the carrying value of loans that are considered to be impaired totalled $102.2 million (of which $26.1 million were on non-performing status). The average recorded investment in impaired loans during the three months ended March 31, 1998 was approximately $103.4 million. For the three months ended March 31, 1998, Parent Holdings recognized interest income on those impaired loans of $2.0 million, which included less than $.1 million of interest income recognized using the cash basis method of income recognition.


     The following table presents the amounts, net of specific allowances for loan losses and purchase accounting adjustments, of Parent Holdings' non-performing loans, foreclosed real estate, repossessed assets, troubled debt restructurings and impaired loans as of the dates indicated. These categories are not mutually exclusive; certain loans are included in more than one classification.




                                                            MARCH 31, 1998
                                           -------------------------------------------------
                                            NON-PERFORMING       IMPAIRED       RESTRUCTURED
                                           ----------------   --------------   -------------
                                                             (IN MILLIONS)
Real Estate:
 1-4 unit residential ..................       $  148            $    --          $    2
 5+ unit residential ...................           12                 41               7
 Commercial and other ..................           13                 60              34
 Land ..................................           --                 --              --
 Construction ..........................            1                  1              --
                                               ------            -------          ------
   Total real estate ...................          174                102              43
Non-real estate ........................            6                 --              --
                                               ------            -------          ------
   Total loans, net ....................          180             $  102 (b)       $  43 (c)
                                                                 =======          ======
Foreclosed real estate, net ............           76
Repossessed assets .....................            5
                                               ------
   Total non-performing assets .........       $  261(a)
                                               ======

                                                          DECEMBER 31, 1997
                                           ------------------------------------------------
                                            NON-PERFORMING       IMPAIRED      RESTRUCTURED
                                           ----------------   -------------   -------------
                                                            (IN MILLIONS)
Real Estate:
 1-4 unit residential ..................       $  165            $   --          $   2
 5+ unit residential ...................           12                43              7
 Commercial and other ..................            6                67             26
 Land ..................................           --                --             --
 Construction ..........................            2                --             --
                                               ------            ------          -----
   Total real estate ...................          185               110             35
Non-real estate ........................            7                --             --
                                               ------            ------          -----
   Total loans .........................          192            $  110(b)       $  35(c)
                                                                 ======          =====
Foreclosed real estate, net ............           77
Repossessed assets .....................            3
                                               ------
   Total non-performing assets .........       $  272(a)
                                               ======

----------
(a) Includes loans securitized with recourse on non-performing status of $5.5 million and $5.2 million at March 31, 1998 and December 31, 1997, respectively, and loans held for sale on non-performing status of $1.1 million and $1.2 million at March 31, 1998 and December 31, 1997.

(b) Includes $26.1 million and $18.6 million of loans on non-performing status at March 31, 1998 and December 31, 1997, respectively. Also includes $21.3 million and $17.5 million of loans classified as troubled debt restructurings at March 31, 1998 and December 31, 1997, respectively.

(c) Includes non-performing loans of $2.1 million at March 31, 1998 and December 31, 1997. At March 31, 1998 and December 31, 1997, $2.1
           million and $1.7 million, respectively, of these non-performing troubled debt restructurings were also considered impaired.


     There were no accruing loans contractually past due 90 days or more at March 31, 1998 or December 31, 1997.


     Parent Holdings' non-performing assets, consisting of non-performing loans, net of purchase accounting adjustments, foreclosed real estate, net, and repossessed assets, decreased to $261 million at March 31, 1998, from $272 million at December 31, 1997. Non-performing assets as a percentage of Cal Fed's total assets decreased to .81% at March 31, 1998, from .87% at December 31, 1997.


     Parent Holdings, through Cal Fed, manages its credit risk by regularly assessing the current and estimated future performance of the real estate markets in which it operates. Parent Holdings continues to place a high degree of emphasis on the management of its asset portfolio. Parent Holdings has three distinct asset management functions: performing loan asset management, problem loan asset management and credit review. These three functions are charged with the responsibility of reducing the risk profile within the residential, commercial and multi-family asset portfolios by applying asset management and risk evaluation techniques that are consistent with Parent Holdings' portfolio management strategy and regulatory requirements. In addition to these asset management functions, Parent Holdings has a specialized credit risk management group that is charged with the development of credit policies and performing credit risk analyses for all asset portfolios.

     The following table presents non-performing real estate assets by geographic region of the country as of March 31, 1998:




                                                                    TOTAL
                            NON-PERFORMING      FORECLOSED      NON-PERFORMING
                              REAL ESTATE      REAL ESTATE,      REAL ESTATE       GEOGRAPHIC
                            LOANS, NET (2)        NET (2)           ASSETS        CONCENTRATION
                           ----------------   --------------   ---------------   --------------
                                                  (DOLLARS IN MILLIONS)
Region:
 California ............         $108               $49              $157             62.81%
 Northeast (1) .........           30                13                43             17.19
 Other regions .........           36                14                50             20.00
                                 ----               ---              ----            ------
   Total ...............         $174               $76              $250            100.00%
                                 ====               ===              ====            ======

----------
(1) Includes Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Delaware.

(2) Net of purchase accounting adjustments and specific allowances for losses.

     At March 31, 1998, Parent Holdings' largest non-performing asset was approximately $5.4 million, and it had three non-performing assets over $2 million in size with balances averaging approximately $4.4 million. Parent Holdings has 2,116 non-performing assets below $2 million in size, including 2,017 non-performing 1-4 unit residential assets.

     A summary of the activity in the allowance for loan losses by loan type is as follows for the three months ended March 31, 1998:




                                                              5+ UNIT
                                                            RESIDENTIAL
                                            1-4 UNIT      AND COMMERCIAL      CONSUMER
                                          RESIDENTIAL       REAL ESTATE      AND OTHER      TOTAL
                                         -------------   ----------------   -----------   --------
                                                           (DOLLARS IN MILLIONS)
Balance -- December 31, 1997 .........       $202              $198            $ 19        $ 419
 Provision for loan losses ...........          6                 3               1           10
 Charge-offs .........................         (8)               (1)             (3)         (12)
 Recoveries ..........................          1                --               1            2
                                             -----             -----           -----       -----
Balance -- March 31, 1998 ............       $201              $200             $18        $ 419
                                             =====             =====           =====       =====

     The ratio of allowance for loan losses to non-performing loans at March 31, 1998 and December 31, 1997 was 232.9% and 217.8%, respectively.


MORTGAGE BANKING OPERATIONS

     Since 1994, Parent Holdings, through FNMC, has significantly expanded its mortgage banking operations. During May 1997 and January 1998, FNMC acquired mortgage servicing assets of $3.2 billion and $3.6 billion, respectively, as a result of four bulk servicing acquisitions. With the consummation of the 1997 and 1998 bulk acquisitions, a 1997 servicing sale of loans with an unpaid principal balance of $2.3 billion, the acquisition of additional 1-4 unit residential loan servicing portfolios in the Cal Fed Acquisition and the originated servicing, the 1-4 unit residential loans serviced for others totalled $46.7 billion at March 31, 1998, an increase of $.1 billion and a decrease of $.8 billion from December 31, 1997 and March 31, 1997, respectively. During the three months ended March 31, 1998, Parent Holdings, through FNMC, originated $2.3 billion and sold (generally with servicing retained) $1.8 billion 1-4 unit residential loans. Gross revenues from mortgage loan servicing activities for the three months ended March 31, 1998 totalled $59.6 million, a decrease of $.9 million from the three months ended March 31, 1997.

     A decline in long-term interest rates generally results in an acceleration of mortgage loan prepayments. Higher than anticipated levels of prepayments generally cause the accelerated amortization of MSRs, and generally will result in a reduction in the market value of MSRs and in Parent Holdings' servicing fee income. To reduce the sensitivity of its earnings to interest rate and market value fluctuations, Parent Holdings hedged the change in value of its MSRs based on changes in interest rates ("MSR Hedge").

     At March 31, 1998, Parent Holdings, through FNMC, was a party to several interest rate floor contracts maturing from October 2001 through June 2002. Parent Holdings paid counterparties a premium in exchange for cash payments in the event that the 10-year Constant Maturity Treasury rate falls below negotiated strike prices. At March 31, 1998, the notional amount of the interest rate floors was $1.4 billion and the strike prices were between 5.5% and 6.5%. In addition, Parent Holdings, through FNMC, was a party to principal-only swap agreements related to principal-only securities and prepayment-linked swap agreements with a remaining notional amount of $113.1 million and $1.3 billion, respectively. The estimated market values of interest rate floor contracts and swaps designated as hedges against MSRs at March 31, 1998 were $24.1 million and $16.9 million, respectively.

     The following is a summary of activity in MSRs and the MSR Hedge for the three months ended March 31, 1998 (in thousands):




                                                                                     TOTAL MSR
                                                           MSRS       MSR HEDGE       BALANCE
                                                       -----------   -----------   ------------
Balance at December 31, 1997 .......................    $ 531,269     $  5,434      $ 536,703
 Additions -- bulk purchases .......................       57,495           --         57,495
 Originated servicing ..............................       38,978           --         38,978
 Additions -- other ................................        7,633           --          7,633
 Additions to MSR Hedge ............................           --       13,478         13,478
 Payments received under interest rate floor
   contracts .......................................           --       (3,550)        (3,550)
 Net payments made under principal-only
   swap agreements .................................           --          381            381
 Net payments made under futures contracts .........           --        1,654          1,654
 Amortization ......................................      (25,750)      (1,468)       (27,218)
                                                        ---------     --------      ---------
Balance at March 31, 1998 ..........................    $ 609,625     $ 15,929      $ 625,554
                                                        =========     ========      =========

     Capitalized mortgage servicing rights are amortized in proportion to, and over the period of, estimated future net servicing income. SFAS No. 125 requires enterprises to measure the impairment of servicing rights based on the difference between the carrying amount of the servicing rights and their current fair value. At March 31, 1998 and December 31, 1997, no allowance for impairment of the mortgage servicing rights was necessary.


CAPITAL RESOURCES

     OTS capital regulations require savings associations to satisfy three minimum capital requirements: tangible capital, core (leverage) capital and risk-based capital. In general, an association's tangible capital, which must be at least 1.5% of adjusted total assets, is the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interest in equity accounts of fully consolidated subsidiaries, less disallowed intangibles. An association's ratio of core capital to adjusted total assets (the "core capital ratio") must be at least 4%, recently amended from 3% which had been in effect prior to March 1998. Core capital generally is the sum of tangible capital plus certain qualifying intangibles. Under the risk-based capital requirement, a savings association must have total capital (core capital plus supplementary capital) equal to at least 8% of risk-weighted assets (which equals assets plus the credit risk equivalent of certain off-balance sheet items, each multiplied by the appropriate risk weight). Supplementary capital, which may not exceed 100% of core capital for purposes of the risk-based requirements, includes, among other things, certain permanent capital instruments such as qualifying cumulative perpetual preferred stock, as well as some forms of term capital instruments, such as qualifying subordinated debt. The capital requirements are viewed as minimum standards by the OTS, and most associations are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, depending upon their particular circumstances. Cal Fed is not subject to any such individual minimum regulatory capital requirement. These capital requirements are applicable to Cal Fed but not to Parent Holdings.


     At March 31, 1998, Cal Fed's regulatory capital levels exceeded the minimum regulatory capital requirements, with tangible, core and risk-based capital ratios of 5.53%, 5.53% and 11.70%, respectively. The following is a reconciliation of Cal Fed's stockholders' equity to regulatory capital as of March 31, 1998:




                                                       TANGIBLE       CORE      RISK-BASED
                                                        CAPITAL     CAPITAL      CAPITAL
                                                      ----------   ---------   -----------
                                                             (DOLLARS IN MILLIONS)
Stockholders' equity of Cal Fed at
 March 31, 1998 ...................................     $2,261      $2,261       $2,261
Minority interest -- REIT Preferred Stock .........        500         500         500
Unrealized holding gain on securities available
 for sale, net ....................................        (31)        (31)        (31)
Non-qualifying MSRs ...............................        (62)        (62)        (62)
Non-allowable capital:
 REIT Preferred Stock in excess of 25% of
   Tier 1 capital .................................        (70)        (70)        (70)
 Intangible assets ................................       (670)       (670)       (670)
 Goodwill Litigation Asset ........................       (100)       (100)       (100)
 Investment in subsidiaries .......................        (53)        (53)        (53)
 Excess deferred tax asset ........................        (53)        (53)        (53)
Supplemental capital:
 Qualifying subordinated debt debentures ..........         --          --          94
 General loan loss allowance ......................         --          --         219
Assets required to be deducted:
 Low level recourse deduction .....................         --          --            (2)
 Land loans with more than 80% LTV ratio ..........         --          --            (3)
                                                        ------      ------       --------
Regulatory capital of Cal Fed .....................      1,722       1,722       2,030
Minimum regulatory capital requirement ............        467       1,246       1,388
                                                        ------      ------       -------
Excess above minimum capital requirement ..........     $1,255      $  476       $ 642
                                                        ======      ======       =======


Regulatory capital of Cal Fed ....................       5.53%        5.53%        11.70%
Minimum regulatory capital requirement ...........       1.50         4.00          8.00
                                                         ----         ----         -----
Excess above minimum capital requirement .........       4.03%        1.53%         3.70%
                                                         ====         ====         =====

     The amount of adjusted total assets used for the tangible and core capital ratios is $31.1 billion. Risk-weighted assets used for the risk-based capital ratio amounted to $17.4 billion.


     The Bank is also subject to the "prompt corrective action" standards prescribed in the FDICIA and related OTS regulations, which, among other things, define specific capital categories based on an association's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Associations categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with the OTS, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the association either by the OTS or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire association. Once an association becomes "critically undercapitalized" it is generally placed in receivership or conservatorship within 90 days.


     To be considered "well capitalized," a savings association must generally have a leverage capital ratio of at least 5.00%, a Tier 1 (core capital) risk-based capital ratio of at least 6.00%, and a total risk-based capital ratio of at least 10.00%. An association is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2.00% or less. At March 31, 1998, Cal Fed's capital levels were sufficient for it to be considered "well capitalized:"




                                                                    RISK-BASED
                                                 LEVERAGE   ---------------------------
                                                 CAPITAL      TIER 1      TOTAL CAPITAL
                                                ---------   ----------   --------------
Regulatory capital of Cal Fed ...............      5.53%        9.92%         11.70
Well capitalized ratio ......................      5.00         6.00          10.00
                                                   ----         ----          -----
Excess above well capitalized ratio .........      0.53%        3.92%          1.70%
                                                   ====         ====          =====

     OTS capital regulations allow a savings association to include a net deferred tax asset in regulatory capital, subject to certain limitations. To the extent that the realization of a deferred tax asset depends on a savings association's future taxable income, such deferred tax asset is limited for regulatory capital purposes to the lesser of the amount that can be realized within one year or 10 percent of core capital. At March 31, 1998, $53 million of the net tax benefit was determined to be attributable to the amount of taxable income that may be realized in periods beyond one year. Accordingly, such amount has been excluded from regulatory capital at March 31, 1998.


DISCLOSURES ABOUT MARKET RISK


     There have been no material changes in reported market risks faced by Parent Holdings since Parent Holdings' report in ITEM 7A of its Form 10-K for the year ended December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year Ended December 31, 1997--Quantitative and Qualitative Disclosures About Market Risk."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1997


RESULTS OF OPERATIONS

     The year-to-year comparisons set forth below, including the changes in magnitude of the various items between periods, have been affected by the acquisitions and dispositions described above and consummated during the periods involved.

     The following table sets forth, for the periods and at the dates indicated, information regarding Parent Holdings' consolidated average balance sheets, together with the total dollar amounts of interest income and interest expense and the weighted average interest rates for the periods presented. Average balances are calculated on a daily basis. The information presented represents the historical activity of Parent Holdings.



                                                                       YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                 1997                           1996                           1995
                                    ------------------------------ ------------------------------ -------------------------------
                                     AVERAGE              AVERAGE   AVERAGE              AVERAGE   AVERAGE               AVERAGE
                                     BALANCE   INTEREST     RATE    BALANCE   INTEREST     RATE    BALANCE   INTEREST     RATE
                                    --------- ---------- --------- --------- ---------- --------- --------- ---------- ----------
                                                                        (DOLLARS IN MILLIONS)
ASSETS
 Interest-earning assets (1):
   Securities and
    interest-bearing deposits
    in banks (2) ..................  $ 1,015    $   62      6.11%   $   566    $   35      6.15%   $   435    $   28       6.42%
   Mortgage-backed securities
    available for sale (3) ........    4,485       298      6.64      1,697       116      6.83         --        --         --
   Mortgage-backed securities
    held to maturity (3) ..........    1,482       113      7.65      1,766       135      7.65      2,985       213       7.14
   Loans held for sale ............    1,068        77      7.15        855        62      7.20        290        24       8.35
   Loans receivable, net ..........   19,859     1,553      7.82     10,994       885      8.05     10,072       800       7.94
   Covered Assets, net ............       --        --        --         26         1      5.41        165        11       6.67
                                     -------    ------      ----    -------    ------      ----    -------    ------       ----
   Total interest-earning assets      27,909     2,103      7.53%    15,904     1,234      7.76%    13,947     1,076       7.71%
                                                ------      ----               ------      ----               ------       ----
 Noninterest-earning assets .......    2,865                          1,223                            751
                                     -------                        -------                        -------
    Total assets ..................  $30,774                        $17,127                        $14,698
                                     =======                        =======                        =======
LIABILITIES, MINORITY
 INTEREST AND
 STOCKHOLDER'S EQUITY
 Interest-bearing liabilities:
   Deposits .......................  $16,728    $  747      4.47%   $ 9,360    $  419      4.48    $ 9,959    $  447       4.49%
   Securities sold under
    agreements to repurchase.......    2,512       141      5.52      2,109       120      5.70      1,577       105       6.66
   Borrowings (4) .................    9,153       611      6.67      4,558       309      6.77      2,210       183       8.26
                                     -------    ------      ----    -------    ------      ----    -------    ------       ----
   Total interest-bearing
    liabilities ...................   28,393     1,499      5.28%    16,027       848      5.29%    13,746       735       5.35%
                                                ------      ----               ------      ----               ------       ----
 Noninterest-bearing liabilities ..    1,030                            298                            277
 Minority interest ................    1,164                            528                            334
 Stockholder's equity .............      187                            274                            341
                                     -------                        -------                        -------
   Total liabilities, minority
    interest and stockholder's
    equity ........................  $30,774                        $17,127                        $14,698
                                     =======                        =======                        =======
 Net interest income ..............             $  604                         $  386                         $  341
                                                ======                         ======                         ======
 Interest rate spread .............                         2.25%                          2.47%                           2.36%
                                                            ====                           ====                            ====
 Net interest margin ..............                         2.16%                          2.44%                           2.44%
                                                            ====                           ====                            ====
 Average equity to average
   assets .........................                         0.61%                          1.60%                           2.32%
                                                            ====                           ====                            ====

----------
(1) Nonaccruing assets are included in the average balances for the periods indicated.

(2) Includes interest-bearing deposits in other banks and securities purchased under agreements to resell.

(3) Substantially all securities held to maturity (except for mortgage-backed securities resulting from the securitization with recourse of certain of Cal Fed's loans) were reclassified to securities available for sale on December 29, 1995. The average balance of such securities for three days in 1995 is not material and is therefore not presented. Average balances presented for 1996 and 1997 represent the original amortized cost of the securities without the effect of unrealized gains and losses recorded as a result of the available for sale classification.

(4)   Interest and average rate include the impact of interest rate swaps.


     The following table presents certain information regarding changes in interest income and interest expense of Parent Holdings during the periods indicated. The dollar amount of interest income and interest expense fluctuates depending upon changes in the respective interest rates and upon changes in the respective amounts (volume) of Parent Holdings' interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average outstanding balances multiplied by the prior year's rate) and (ii) changes in rate (changes in average interest rate multiplied by the prior year's volume). Changes attributable to both volume and rate have been allocated proportionately.




                                                                    YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------------
                                                      1997 VS. 1996                          1996 VS. 1995
                                          -------------------------------------   -----------------------------------
                                               INCREASE (DECREASE) DUE TO             INCREASE (DECREASE) DUE TO
                                          -------------------------------------   -----------------------------------
                                            VOLUME         RATE          NET        VOLUME         RATE         NET
                                          ----------   -----------   ----------   ----------   -----------   --------
                                                                         (IN MILLIONS)
INTEREST INCOME:
Securities and interest-bearing
 deposits in banks ....................     $ 28          $   (1)      $ 27         $  8          $   (1)     $   7
Mortgage-backed securities available
 for sale .............................      185              (3)       182          116            --          116
Mortgage-backed securities held to
 maturity .............................      (22)           --          (22)         (94)           16          (78)
Loans held for sale ...................       15            --           15           41              (3)        38
Loans receivable, net .................      692           (24)         668           74            11           85
Covered assets, net ...................         (1)         --             (1)          (8)           (2)       (10)
                                            -------       ------       -------      -------       -------     -----
  Total ...............................      897           (28)         869          137            21          158
                                            ------        ------       ------       ------        ------      -----
INTEREST EXPENSE:
Deposits ..............................      329              (1)       328          (27)             (1)       (28)
Securities sold under agreements to
 repurchase ...........................       24              (3)        21           26           (11)          15
Borrowings ............................      306              (4)       302          151           (25)         126
                                            ------        -------      ------       ------        ------      -----
  Total ...............................      659              (8)       651          150           (37)         113
                                            ------        -------      ------       ------        ------      -----
Change in net interest income .........     $238          $(20)        $218         $(13)         $ 58        $  45
                                            ======        ======       ======       ======        ======      =====

     The volume variances in total interest income and total interest expense for the year ended December 31, 1997 compared to the corresponding period in 1996 were largely due to the additional $17.0 billion in interest-earning assets acquired and $16.9 billion in interest-bearing liabilities assumed in the Cal Fed Acquisition and the 1996 Acquisitions, as well as the assumption of the 10 5/8% Notes. The negative total rate variance of $20 million was primarily attributable to assets from the Cal Fed Acquisition generally having a lower yield than the rest of the portfolio, the assumption of the 10 5/8% Notes, the issuances of the 9 1/8% Senior Subordinated Notes and the 12 1/2% Senior Notes and the impact of the additional wholesale borrowings used to finance the Branch Sales.

     The volume variances in total interest income and total interest expense between the year ended December 31, 1995 to the corresponding period in 1996 were largely due to the issuance of the 12 1/2% Senior Notes and additional $4.2 billion in interest-earning assets acquired and $4.4 billion in interest-bearing liabilities assumed in the 1996 Acquisitions. The positive total rate variance of $58 million was primarily attributable to increasing rates on adjustable-rate assets and the decrease in overall market rates on interest-bearing liabilities between the two periods, offset slightly by the impact of the additional wholesale borrowings used to finance the Branch Sales. During the year ended December 31, 1996, deposits totalling $4.6 billion with a weighted average rate of 4.59% were sold and replaced with $4.1 billion of FHLB advance borrowings and securities sold under agreements to repurchase with a weighted average rate of 5.45%.

 Year Ended December 31, 1997 versus Year Ended December 31, 1996

     Net Income. Parent Holdings reported net income for the year ended December 31, 1997 of $65.2 million compared with net income of $420.6 million in 1996. Net income for the year ended December 31, 1997 included pre-tax gains of $25.0 million from the sale of the remaining ACS stock, $14.0 million on the sale of mortgage servicing rights and $3.6 million on the sales of branches, partially offset by a $29.0 million provision for professional fees and additional unreimbursable costs related to the foreclosure of 1-4 unit residential mortgage loans serviced for others. Net income for the year ended December 31, 1996 included $363.3 million in pre-tax gains on sales of branches, $40.4 million in pre-tax gains from the sale of ACS stock, $25.6 million in pre-tax income recognized in connection with the termination of the Assistance Agreement and the recognition of a $125.0 million deferred tax benefit, partially offset by a $60.1 million charge for the Special SAIF Assessment. Excluding non-recurring and expected non-recurring items, net income for the years ended December 31, 1997 and 1996 totalled $64.5 million and $75.9 million, respectively.

     Interest Income. Total interest income was $2.1 billion for the year ended December 31, 1997, an increase of $869 million from the year ended December 31, 1996. The interest-earning assets acquired in the Cal Fed Acquisition and the 1996 Acquisitions resulted in total interest-earning assets for the year of 1997 averaging $27.9 billion, compared to $15.9 billion for the corresponding period in 1996. The weighted average yield on total interest-earning assets during the year ended December 31, 1997 decreased to 7.53% compared to 7.76% for the year ended December 31, 1996, primarily due to assets from the Cal Fed Acquisition generally having a lower yield than the rest of the portfolio.

     Parent Holdings earned $1.6 billion of interest income on loans receivable for the year ended December 31, 1997, an increase of $668 million from the year ended December 31, 1996. The loans acquired in the Cal Fed Acquisition and the 1996 Acquisitions contributed most of the additional interest income in 1997 and resulted in an increase in the average balance of loans receivable to $19.9 billion for the year ended December 31, 1997 from $11.0 billion for the year ended December 31, 1996. The weighted average yield on loans receivable decreased to 7.82% for the year ended December 31, 1997 from 8.05% for the comparable period in 1996, due primarily to the addition of $10.1 billion in loans from the Cal Fed Acquisition generally having a lower yield than the rest of the portfolio.

     In addition, Parent Holdings earned $77 million of interest income on loans held for sale for the year ended December 31, 1997, an increase of $15 million from the year ended December 31, 1996. The average balance of loans held for sale was $1.1 billion for the year ended December 31, 1997, an increase of $213 million from the comparable period in 1996, due primarily to increased originations. The weighted average yield on loans held for sale decreased slightly to 7.15% for the year ended December 31, 1997 from 7.20% for the year ended December 31, 1996, primarily due to the portfolio consisting of a higher percentage of lower-rate adjustable rate loans in 1997 compared to a predominantly fixed-rate portfolio in 1996.

     Interest income on mortgage-backed securities available for sale was $298 million for the year ended December 31, 1997, an increase of $182 million from the year ended December 31, 1996. The average


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portfolio balances increased $2.8 billion, to $4.5 billion, during the year ended December 31, 1997 compared to the same period in 1996. The weighted average yield on these assets decreased from 6.83% for the year ended December 31, 1996 to 6.64% for the year ended December 31, 1997. The increase in the volume and decrease in the weighted average yield was primarily due to the acquisition of $2.0 billion in mortgage-backed securities from the Cal Fed Acquisition and the purchase of $2.6 billion in other mortgage-backed securities during 1997.

     Interest income on mortgage-backed securities held to maturity was $113 million for the year ended December 31, 1997, a decrease of $22 million from the year ended December 31, 1996. The average portfolio balance decreased $284 million, to $1.5 billion, during the year ended December 31, 1997 compared to the same period in 1996.

     There was no interest income from Covered Assets for the year ended December 31, 1997, as a result of the disposal of all remaining Covered Assets in August 1996.

     Interest income from securities and interest-bearing deposits in banks was $62 million for the year ended December 31, 1997, an increase of $27 million from the year ended December 31, 1996. The average portfolio balance increased to $1.0 billion, an increase of $449 million from the year ended December 31, 1996, primarily due to the assets acquired in the Cal Fed Acquisition and purchases of short-term investment securities made by Parent Holdings during 1997 to meet liquidity needs. The weighted average yield on these assets decreased to 6.11% for the year ended December 31, 1997 from 6.15% for the year ended December 31, 1996, primarily due to a shift in the mix to lower-rate interest-bearing deposits acquired in the Cal Fed Acquisition, along with a decline in yields earned on interest-bearing deposits in other banks.

     Interest Expense. Total interest expense was $1.5 billion for the year ended December 31, 1997, an increase of $651 million from the year ended December 31, 1996. The increase was the result of additional interest-bearing liabilities assumed in the Cal Fed Acquisition and the 1996 Acquisitions, the assumption of the 10 5/8% Notes, the issuances of the 9 1/8% Senior Subordinated Notes and the 12 1/2% Senior Notes and incrementally higher rates paid on the additional borrowings used to replace the retail deposits sold in the Branch Sales.

     Interest expense on customer deposits, including Brokered Deposits, was $747 million for the year ended December 31, 1997, an increase of $328 million from the year ended December 31, 1996. The average balance of customer deposits outstanding increased from $9.4 billion to $16.7 billion for the years ended December 31, 1996 and 1997, respectively, primarily due to $9.0 billion in deposits assumed in the Cal Fed Acquisition. The overall weighted average cost of deposits was 4.47% for the year ended December 31, 1997 and 4.48% for the year ended December 31, 1996.

     Interest expense on securities sold under agreements to repurchase totalled $141 million for the year ended December 31, 1997, an increase of $21 million from the year ended December 31, 1996. The average balance of such borrowings for the years ended December 31, 1997 and 1996 was $2.5 billion and $2.1 billion, respectively. The increase in the average balance was primarily attributable to $1.1 billion of such liabilities assumed in the Cal Fed Acquisition and the 1996 Acquisitions, partially offset by maturities and payoffs that were refinanced with FHLB advances and deposits acquired in the Cal Fed and Home Federal Acquisitions. The weighted average interest rate on these instruments decreased to 5.52% during the year ended December 31, 1997 from 5.70% for the year ended December 31, 1996, primarily due to a decrease in rates on new borrowings compared to such borrowings during 1996.

     Interest expense on borrowings totalled $611 million for the year ended December 31, 1997, an increase of $302 million from the year ended December 31, 1996. The increase was attributable to the net effect of borrowings assumed in the Cal Fed Acquisition and the 1996 Acquisitions, the assumption of the 10 5/8% Notes, the issuances of the 9 1/8% Senior Subordinated Notes and the 12 1/2% Senior Notes and additional borrowings to replace deposits sold in the Branch Sales, partially offset by the impact of a slight decrease in the rates paid on such borrowings. The average balance of borrowings outstanding for the years ended December 31, 1997 and 1996 was $9.2 billion and $4.6 billion, respectively. The weighted average interest rate on these borrowings decreased to 6.67% during the year ended December 31, 1997


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from 6.77% for the year ended December 31, 1996, primarily due to the shorter average maturity of the portfolio during the year ended December 31, 1997 compared to the corresponding period in 1996, partially offset by the higher rates paid on the 10 5/8% Notes, the 9 1/8% Senior Subordinated Notes and the 12 1/2% Senior Notes.

     Net Interest Income. Net interest income was $604 million for the year ended December 31, 1997, an increase of $218 million from the year ended December 31, 1996. The interest rate spread decreased to 2.25% for the year ended December 31, 1997 from 2.47% for the year ended December 31, 1996.

     Noninterest Income. Total noninterest income, consisting primarily of loan servicing fees, customer banking fees, management fees and gains on the sales of branches and on sales of residential mortgage loans and MSRs, was $364 million for the year ended December 31, 1997, a decrease of $289 million from the year ended December 31, 1996. Income for the year ended December 31, 1997 included a $14.0 million gain from the Servicing Sale, a $25.0 million gain from the sale of the remaining ACS stock and a $3.6 million gain on the sales of branches. The activities in 1996 included (i) gains on the Branch Sales of $363.3 million, (ii) gain from the sale of ACS stock of $40.4 million, (iii) income recognized in connection with the termination of the Assistance Agreement of $25.6 million, and (iv) gain from the sale of consumer loans of $7.5 million.

     Loan servicing fees, net of amortization of mortgage servicing rights, were $144 million for the year ended December 31, 1997, compared to $124 million for the year ended December 31, 1996. This increase was primarily due to the addition of the mortgage servicing portfolios acquired in the Cal Fed Acquisition, the 1996 Acquisitions, the LMUSA 1996 Purchase and the Weyerhaeuser Purchase, as well as MSRs originated through the increased origination capacity provided by the Cal Fed Acquisition, partially offset by portfolio paydowns. The single-family residential loan servicing portfolio, excluding loans serviced for Cal Fed, increased from $43.1 billion at December 31, 1996 to $46.6 billion at December 31, 1997. During the year ended December 31, 1997, Parent Holdings sold $5.5 billion in single-family mortgage loans originated for sale as part of its ongoing mortgage banking operations compared to $4.9 billion of such sales for the corresponding period in 1996.

     Customer banking fees and service charges related to retail banking operations, consisting of depositor fees for transaction accounts, overdrafts, and miscellaneous other fees, were $100 million for the year ended December 31, 1997, compared to $45 million for the year ended December 31, 1996. The increase was primarily attributable to the impact of increased revenues from the retail banking operations acquired in the Cal Fed Acquisition and the 1996 Acquisitions, partially offset by the impact of the Branch Sales.

     Management fees totalled $6 million for the year ended December 31, 1997, compared to $10 million for the year ended December 31, 1996. The decrease was attributable principally to the reduced number of commercial real estate assets under management for others as a result of an increase in dispositions of assets and contracts which have expired.

     Gain on sales of loans was $25 million for the year ended December 31, 1997, compared to a gain of $18 million for the year ended December 31, 1996. The increase was primarily attributed to early pay-offs of commercial loans with unamortized discounts, partially offset by a $7.5 million gain from the sale of $298.0 million of consumer loans during 1996.

     Gain on sales of assets was $38 million for the years ended December 31, 1997 and 1996. The gain in 1997 was primarily attributable to a $14.0 million gain related to the Servicing Sale and a $25.0 million gain on the sale of Cal Fed's remaining shares of ACS stock. The gain in 1996 was primarily the result of a $40.4 million gain from the sale of ACS stock, partially offset by a permanent impairment in the mortgage-backed securities available-for-sale portfolio.

     Gain on sale of branches was $4 million for the year ended December 31, 1997, attributable primarily to the Texas Branch Sales. For information on the 1996 gain on Branch Sales, see "--Description of Business of Parent Holdings--General."

     Gain from the termination of the Assistance Agreement was $25.6 million for the year ended December 31, 1996.


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     Dividends on FHLB stock were $25 million for the year ended December 31,
1997, an increase of $13 million from the year ended December 31, 1996, representing an increase in the amount of such stock owned by Cal Fed, primarily as a consequence of the Cal Fed Acquisition.

     Other noninterest income was $23 million for the year ended December 31, 1997, an increase of $5 million from the year ended December 31, 1996. The increase was primarily attributable to a settlement received related to the condemnation of a building, an increase in disbursement float interest income and the recognition of a previously deferred gain on sale of certain retail operations, partially offset by the favorable outcome of an arbitration hearing during the year ended December 31, 1996, related to the FN Acquisition.

     Noninterest Expense. Total noninterest expense was $651 million for the year ended December 31, 1997, an increase of $159 million from the year ended December 31, 1996. The increase was principally due to the growth of Parent Holdings through the Cal Fed Acquisition and the 1996 Acquisitions and a $29.0 million provision recorded in 1997 for professional fees and unreimbursable costs related to the foreclosure of single-family loans serviced for others, partially offset by a $60.1 million charge recorded in 1996 for the Special SAIF Assessment.

     Total compensation and employee benefits expense was $256 million for the year ended December 31, 1997, an increase of $52 million from the year ended December 31, 1996. The increase in expense was primarily attributable to the presence of 1,688 additional employees at December 31, 1997 compared to December 31, 1996 as a result of the Cal Fed Acquisition, partially offset by a reduction in expense from December 31, 1996 to December 31, 1997 of $23.3 million related to the Incentive Plan. Parent Holdings and FNH have no employees of their own.

     Occupancy and equipment expense was $82 million for the year ended December 31, 1997, an increase of $30 million from the year ended December 31, 1996, attributable primarily to the Cal Fed Acquisition and the 1996 Acquisitions, partially offset by operations sold in the Branch Sales.

     SAIF deposit insurance premiums decreased $70 million, to $11 million, for the year ended December 31, 1997 compared to the corresponding period in 1996, due to a decrease in the quarterly assessment rate from 23 cents to 6.42 cents per $100 of deposits, partially offset by an increase in the deposit assessment base as a result of the net impact of the Cal Fed Acquisition, the 1996 Acquisitions and the Branch Sales. In addition, the year ended December 31, 1996 included a $60.1 million charge for the Special SAIF Assessment.

     On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Reduction Act") was enacted. The Reduction Act provided for a special assessment (the "Special SAIF Assessment"), which was levied based on a rate of 65.7 cents per $100 of SAIF-insured domestic deposits held as of March 31, 1995. As a result of the Reduction Act, SAIF deposit insurance premiums included a $60.1 million pre-tax charge for the Special SAIF Assessment for the year ended December 31, 1996. The portion of the assessment related to deposits sold in Ohio, New York, New Jersey and Michigan was borne, pursuant to each sales contract, by the respective purchasers and, accordingly, such amounts were not included in the expense recorded by Parent Holdings.

     Loan expense, including foreclosure costs and loan servicing expenses, was $60 million for the year ended December 31, 1997, an increase of $29 million from the year ended December 31, 1996. The increase includes a $25.0 million provision for unreimbursable costs related to the foreclosure of single family loans serviced for others. The increase was also attributed to additional expenses associated with the higher volume of loans serviced, and higher outside appraisal fees, inspection fees and provision for loss on FHA and VA loans serviced.

     Marketing expense was $20 million for the year ended December 31, 1997, an increase of $9 million from the year ended December 31, 1996, attributed primarily to the Cal Fed Acquisition and the 1996 Acquisitions, partially offset by reduced nationwide marketing efforts as a result of the Branch Sales.


     Professional fees increased $30 million, to $49 million, for the year ended December 31, 1997 compared to the corresponding period in 1996. This increase included additional legal, consulting and audit expenses related to the Cal Fed Acquisition and the 1996 Acquisitions, as well as $4.0 million in higher fees paid to professional firms in connection with the foreclosure of loans serviced for others.


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     Data processing expense was $12 million for the year ended December 31,
1997, an increase of $2 million from the year ended December 31, 1996, attributed primarily to the Cal Fed Acquisition.

     Foreclosed real estate operations, including gains on sales, resulted in a net gain of $3 million for the year ended December 31, 1997 compared to a net gain of $7 million for the same period in 1996. The change was primarily attributable to an increase in post-foreclosure write-downs of residential and commercial foreclosed real estate.

     Amortization of intangible assets increased to $49 million for the year ended December 31, 1997 from $9 million for the corresponding period in 1996, primarily due to the amortization of additional intangible assets recorded in connection with the Cal Fed Acquisition and the 1996 Acquisitions.

     Other noninterest expense was $114 million for the year ended December 31, 1997, an increase of $34 million from the year ended December 31, 1996, primarily due to amortization of deferred issuance costs related to the 10 5/8% Notes and an increase in provisions for telecommunications, postage, office supplies, insurance, retail branch and subservicing losses, OTS assessments and travel expenses, all of which are attributable primarily to the Cal Fed Acquisition and the 1996 Acquisitions.

     Provision for Income Tax. During the year ended December 31, 1997 and 1996, Parent Holdings recorded income tax expense of $41.3 million and income tax benefit of $75.8 million, respectively. Parent Holdings' effective federal income tax rate was 2% and (22)% during the year ended December 31, 1997 and 1996, respectively, while its statutory federal income tax rate was 35% during both periods. The difference between the effective and statutory rates was primarily the result of the utilization of net operating loss carryforwards for both periods and the recognition of a $125 million deferred tax benefit in the second quarter of 1996. Parent Holdings' effective state income tax rate, before extraordinary item and minority interest, increased to 15% from 8% during the year ended December 31, 1997 compared to the corresponding period in 1996, primarily as a result of Parent Holdings' increased presence in California where the state tax rate is generally higher than in other states and nondeductible goodwill amortization from the Cal Fed Acquisition and the 1996 Acquisitions.

     Extraordinary Item. During the year ended December 31, 1996, Parent Holdings repurchased $44 million aggregate principal amount of the 11.20% Senior Notes, resulting in a loss of $1.6 million, net of income taxes.

     Minority Interest. Minority interest in income includes dividends on Cal Fed Preferred Stock, the FNH Preferred Stock and the REIT Preferred Stock totalling $52.8 million, $12.8 million and $36.6 million, respectively, during the year ended December 31, 1997. Minority interest relative to the REIT Preferred Stock is reflected on the consolidated statement of income net of the income tax benefit of $5.3 million which will inure to Parent Holdings as a result of the deductibility of such dividends for income tax purposes. Minority interest in income also includes $29.7 million representing that portion of FNH's income attributable to its class B common stock which is owned by Hunter's Glen.

     Year Ended December 31, 1996 versus Year Ended December 31, 1995

     Net Income. Parent Holdings reported net income of $421 million for the year ended December 31, 1996, compared with net income of $122 million in 1995. Net income for the year ended December 31, 1996 included $363.3 million in pre-tax gains on sales of branches, $40.4 million in pre-tax gains from the sale of ACS stock, $25.6 million in pre-tax gain recognized in connection with the termination of the Assistance Agreement and the recognition of a $125.0 million deferred tax benefit, partially offset by a $60.1 million charge for the Special SAIF Assessment. Net income, excluding the aforementioned items, Incentive Plan (as defined herein) charges and extraordinary loss on early extinguishment of debt, totalled $75.9 million for the year ended December 31, 1996.

     Interest Income. Total interest income was $1.2 billion for the year ended December 31, 1996, an increase of $158 million from the year ended December 31, 1995. The interest-earning assets acquired in the 1996 Acquisitions resulted in total interest-earning assets for 1996 averaging $15.9 billion, compared to $13.9 billion for 1995. In addition, the weighted average yields on total interest-earning assets during 1996 increased to 7.76% from the 7.71% weighted average yield on total interest-earning assets during 1995.


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     Parent Holdings earned $885 million of interest income on loans receivable for the year ended December 31, 1996, an increase of $85 million from the year ended December 31, 1995. The loans acquired in the 1996 Acquisitions contributed most of the increased interest income in 1996, and resulted in an increase in the average balance of loans receivable to $11.0 billion from $10.1 billion for the year ended December 31, 1995. The weighted average yield on loans receivable increased to 8.05% for the year ended December 31, 1996 from 7.94% for 1995 due to upward rate adjustments on adjustable rate 1-4 unit residential loans.

     Parent Holdings earned $62 million of interest income on loans held for sale for the year ended December 31, 1996, an increase of $38 million from the year ended December 31, 1995. The increased income was the net effect of a higher average volume of loans held for sale due to increased originations from the operations acquired in the Maryland Acquisition and the LMUSA Purchases, partially offset by a decrease in the weighted average rate of such loans. The average balance of loans held for sale was $855 million for the year ended December 31, 1996, an increase of $565 million from 1995. The weighted average yield on loans held for sale decreased to 7.20% for the year ended December 31, 1996 from 8.35% during 1995 due to generally decreasing market rates during the period and the portfolio consisting of a higher percentage of comparatively lower-rate adjustable rate loans in 1996 compared to a higher fixed rate portfolio in 1995.

     Interest income on mortgage-backed securities available for sale was $116 million for the year ended December 31, 1996. The average balance of mortgage-backed securities available for sale was $1.7 billion with a weighted average yield of 6.83% for the year ended December 31, 1996.

     Interest income on mortgage-backed securities held to maturity was $135 million for the year ended December 31, 1996, a decrease of $78 million from the year ended December 31, 1995. The average balance of mortgage-backed securities held to maturity decreased to $1.8 billion during the year ended December 31, 1996, compared to $3.0 billion during 1995. The weighted average yield on mortgage-backed securities held to maturity increased to 7.65% during 1996 from 7.14% during 1995, primarily due to the upward rate adjustments of adjustable rate mortgage-backed securities.

     Interest income from Covered Assets declined $10 million, to $1 million, for the year ended December 31, 1996. The decline is due to a reduction in the average volume of Covered Assets (which were acquired by the FDIC as part of the FDIC Purchase in June 1995) and the termination of the related Assistance Agreement in August 1996.

     Interest income from securities (other than those discussed above), including the available-for-sale portfolio and securities held to maturity, and interest-bearing deposits in other banks was $35 million for the year ended December 31, 1996, an increase of $7 million from the year ended December 31, 1995. The average portfolio balances during the years ended December 31, 1996 and 1995 increased to $566 million from $435 million, respectively, primarily due to assets acquired in the 1996 Acquisitions. The weighted average yield on these assets decreased to 6.15% during 1996 from 6.42% during 1995, primarily due to an overall decline in market interest rates.

     Interest Expense. Total interest expense was $848 million for the year ended December 31, 1996, an increase of $113 million from the year ended December 31, 1995. The increase was the result of additional interest-bearing liabilities assumed in the 1996 Acquisitions, the issuances of the 9 1/8% Senior Subordinated Notes and the 12 1/2% Senior Notes and incrementally higher rates paid on the additional borrowings incurred to replace the retail deposits sold in the Branch Sales.

     Interest expense on customer deposits, including Brokered Deposits, was $419 million for the year ended December 31, 1996, a decrease of $28 million from the year ended December 31, 1995. The average balance of customer deposits outstanding decreased from $10.0 billion to $9.4 billion for the years ended December 31, 1995 and 1996, respectively. The overall weighted average cost of deposits decreased from 4.49% for the year ended December 31, 1995 to 4.48% for the year ended December 31, 1996, due principally to the impact of higher average balances of lower rate custodial transaction accounts related to the additional MSRs acquired in the Maryland Acquisition and the LMUSA Purchases, partially offset by slight increases in the market rates of interest paid for Brokered Deposits.


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     Interest expense on securities sold under agreements to repurchase totalled $120 million for the year ended December 31, 1996, an increase of $15 million from the year ended December 31, 1995. The average balance of such borrowings for the year ended December 31, 1996 and 1995 was $2.1 billion and $1.6 billion, respectively. The increase was attributable to $.8 billion of such liabilities acquired in the 1996 Acquisitions together with $1.5 billion in additional short-term borrowings to fund the Branch Sales during 1996, partially offset by maturities and payoffs that were refinanced with deposits acquired from the Home Federal Acquisition and FHLB advances. The weighted average interest rate on these borrowings decreased to 5.70% in 1996 from 6.66% for 1995, primarily due to the impact of decreases in overall market interest rates.

     Interest expense on borrowings totalled $309 million for the year ended December 31, 1996, an increase of $126 million from the year ended December 31, 1995. The increase was attributable to the net effect of a volume increase for borrowings assumed in the 1996 Acquisitions, the issuances of the 9 1/8% Senior Subordinated Notes and the 12 1/2% Senior Notes, and additional borrowings to replace the deposits sold in the Branch Sales, partially offset by the impact of decreases in the rates paid on such borrowings largely due to the shorter weighted average maturity of the borrowings at December 31, 1996 compared to December 31, 1995. The average balance outstanding for the year ended December 31, 1996 and 1995 was $4.6 billion and $2.2 billion, respectively. The weighted average interest rate on these borrowings decreased to 6.77% during the year ended December 31, 1996 from 8.26% for the year ended December 31, 1995, primarily due to the impact of decreases in overall market interest rates and the shorter average maturity of the portfolio.

     Net Interest Income. Net interest income was $386 million for the year ended December 31, 1996, an increase of $45 million from the year ended December 31, 1995. The interest rate spread increased to 2.47% for the year ended December 31, 1996 from 2.36% for the year ended December 31, 1995.

     Noninterest Income. Total noninterest income, consisting primarily of loan servicing fees, customer banking fees, management fees and gains on the Branch Sales and on sales of loans and loan servicing rights, was $653 million for the year ended December 31, 1996, an increase of $502 million from the year ended December 31, 1995. This increase included (i) gains on sales of branches of $363.3 million, (ii) gain from the sale of ACS stock of $40.4 million and (iii) gains recognized in connection with the termination of the Assistance Agreement of $25.6 million.

     Loan servicing fees, net of amortization of MSRs, were $124 million for the year ended December 31, 1996, compared to $70 million for the year ended December 31, 1995. This increase was due to the addition of the mortgage servicing portfolios acquired in the Maryland Acquisition, the LMUSA Purchases and the 1996 Acquisitions, as well as MSRs originated through the increased origination capacity provided by these acquisitions. The 1-4 unit residential loan servicing portfolio, excluding loans serviced for Cal Fed, increased from $7.4 billion at January 1, 1995 to $27.0 billion at January 1, 1996 and to $43.1 billion at December 31, 1996. During the year ended December 31, 1996, Parent Holdings sold $4.9 billion in 1-4 unit residential loans originated for sale as part of its ongoing mortgage banking operations compared to $1.2 billion of such sales for 1995.

     Customer banking fees and service charges related to retail banking operations, consisting of depositor fees for transaction accounts, overdrafts, and miscellaneous other fees, were $45 million for the year ended December 31, 1996, compared to $47 million for the year ended December 31, 1995. The decrease was attributable to the impact of decreased revenues associated with the Branch Sales, partially offset by the increased revenues from the retail banking operations acquired in the Branch Purchases and the 1996 Acquisitions.

     Management fees totaled $10 million for the year ended December 31, 1996 compared to $15 million for the year ended December 31, 1995. The decrease was attributable principally to a reduction in the amount of assets under management as a result of the expiration of contracts with the Resolution Trust Corporation and other third parties.

     Gain on sales of branches was $363.3 million for the year ended December 31, 1996. See Note 3 to the accompanying financial statements of Parent Holdings for additional information regarding the Branch Sales.


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     Gain on sales of loans was $18 million for the year ended December 31,
1996. The increase was attributable in part to a gain of $7.5 million on the sale of $298.0 million of consumer loans during the first quarter of 1996. In addition, Parent Holdings experienced increased gains on sales of 1-4 unit residential loans due to the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an amendment to Statement No. 65" ("SFAS No. 122") on April 1, 1995. See "--Mortgage Banking Operations."

     Gain on sales of assets was $38 million for the year ended December 31, 1996. The gain was primarily the result of a $40.4 million gain from the sale of ACS stock, partially offset by a writedown recorded on certain CMOs in the mortgage-backed securities available-for-sale portfolio determined to have a permanent impairment in value.

     Dividends on FHLB stock were $12 million for the year ended December 31, 1996, an increase of $5 million from the year ended December 31, 1995. The increase was primarily attributable to the 1996 Acquisitions and an increase in FHLB advances as a result of the Branch Sales.

     Gain from the termination of the Assistance Agreement was $26 million for the year ended December 31, 1996.

     Other noninterest income was $18 million for the year ended December 31, 1996, an increase of $7 million from the year ended December 31, 1995. The increase was primarily attributable to a $3 million increase in disbursement float interest income and $2 million of interest received related to the favorable outcome of an arbitration hearing.

     Noninterest Expense. Total noninterest expense was $492 million for the year ended December 31, 1996, an increase of $159 million from the year ended December 31, 1995. The increase was principally due to additional compensation, loan expense, deposit insurance premiums and other noninterest expenses which were primarily related to the growth of Parent Holdings through the various acquisitions in 1995 and the first half of 1996 and the Special SAIF Assessment.

     Total compensation and employee benefits expense was $205 million for the year ended December 31, 1996, an increase of $51 million from the year ended December 31, 1995, primarily attributable to $35.6 million of Incentive Plan accruals. The number of full time employees decreased to 3,547 for the year ended December 31, 1996, compared to 3,619 for the year ended December 31, 1995. This decrease was primarily due to the net impact of a reduction in employees as a result of the Branch Sales and Parent Holdings' cost reduction program, partially offset by employee additions in the mortgage banking operations related to the servicing portfolios acquired in the LMUSA Purchases and an increase in retail banking employees attributed to the 1996 Acquisitions.

     Occupancy and equipment expense was $52 million for the year ended December 31, 1996, an increase of $2 million from the year ended December 31, 1995, attributed primarily to increased expenses resulting from the Maryland and 1996 Acquisitions and the LMUSA Purchases, partially offset by the net effect of operations sold in the Branch Sales.

     SAIF deposit insurance premiums increased $59 million, to $81 million, for the year ended December 31, 1996. The increase was primarily due to the $60 million Special SAIF Assessment.

     Loan expense was $31 million for the year ended December 31, 1996, an increase of $19 million from the year ended December 31, 1995. The increase related to additional expenses associated with the higher volume of loans serviced due to the LMUSA Purchases, the Maryland Acquisition and increased loan production. Such expenses included subservicing fees paid on acquired servicing portfolios prior to conversion to FNMC's systems and increased pass-through interest expense for loan payoffs in serviced loan pools. In addition, such expenses also included outside appraisal fees, inspection fees, and provision for losses on loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration.

     Professional fees increased $8 million, to $19 million, for the year ended December 31, 1996. This increase included additional expenses related to the loan servicing portfolios acquired in the LMUSA Purchases, as well as additional accruals for various legal and litigation expenses.

     Foreclosed real estate operations, including gains on sales, resulted in a net gain of $7 million for the year ended December 31, 1996 compared to a net gain of $1 million for the same period in 1995. The change was attributable to a higher volume of sales in 1996 at comparatively higher prices to carrying values.

     Amortization of intangible assets increased to $9 million for the year ended December 31, 1996 from $1 million for 1995, primarily due to the amortization of $132.1 million in goodwill recorded in connection with the 1996 Acquisitions.

     Other noninterest expense was $80 million for the year ended December 31, 1996, an increase of $19 million from the year ended December 31, 1995, principally due to increased telecommunications, postage, office supplies, insurance, OTS assessments and travel expenses, all of which are attributed primarily to the increased loan servicing activity that resulted from the Maryland Acquisition and the LMUSA Purchases.

     Provision for Income Taxes. During the years ended December 31, 1996 and 1995, Parent Holdings recorded income tax benefit of $75.8 million and $57.2 million, respectively. Based on a favorable earnings trend since the consummation of the FN Acquisition and future earnings expectations, management changed its judgment of Parent Holdings' ability to realize its deferred tax assets and recognized a deferred tax benefit (i.e., a reduction in the valuation allowance) of $69 million in the fourth quarter of 1995 and an additional $125 million in the second quarter of 1996. Management believes that the realization of such asset is more likely than not, based on the expectation that Parent Holdings will generate the necessary amount of taxable income in future periods. Included in tax expense for the year ended December 31, 1995 is the reversal of 1993 and 1994 over-accruals of federal taxes totalling $1.7 million. Parent Holdings' effective federal income tax rates before extraordinary items and minority interest were (22%) and (56%) during the years ended December 31, 1996 and 1995, respectively, while its statutory federal income tax rate was 35% during both periods. The difference between the effective and statutory rates was primarily the result of the utilization of net operating loss carryforwards for both periods, the reversal of 1993 and 1994 over accruals for the year ended December 31, 1995 and the recognition of a $125 million and $69 million deferred tax benefit in 1996 and 1995, respectively. Parent Holdings' effective state income tax rates before extraordinary items and minority interest were approximately 7% and 9% during the years ended December 31, 1996 and 1995, respectively.

     Extraordinary Item. During the year ended December 31, 1996, Parent Holdings repurchased $44 million aggregate principal amount of the $50 million in 11.20% Senior Notes assumed in the SFFed Acquisition, resulting in a loss of $1.6 million, net of income taxes. During the year ended December 31, 1995, Parent Holdings recorded a gain of $2.0 million on the early extinguishment of $250 million in FHLB advances, net of income taxes.

     Minority Interest. During the year ended December 31, 1996, minority interest included dividends of $43.2 million on Cal Fed Preferred Stock, $4.8 million on the FNH Preferred Stock and $113.1 million representing that portion of FNH's income attributable to its class B common stock which is owned by Hunter's Glen.


PROVISION FOR FEDERAL AND STATE INCOME TAXES

     During the years ended December 31, 1997, 1996 and 1995, Parent Holdings recorded income tax expense (benefit), excluding the tax effects associated with extraordinary items and minority interest in 1997, 1996 and 1995, of $41.3 million, $(75.8) million, and $(57.2) million, respectively. Parent Holdings' effective income tax rates were 17%, (15)%, and (47)%, in 1997, 1996 and 1995, respectively. Parent Holdings' federal statutory income tax rate was 35% in each of 1997, 1996, and 1995. The difference between effective and statutory rates was primarily the result of offsetting certain deductions and losses with the receipt of non-taxable FSLIC/RF assistance payments and, in 1996 and 1995, the recognition of a deferred tax benefit totalling $125 million and $69 million, respectively.

     For federal income tax purposes, Parent Holdings is included in the Mafco Group and accordingly, its federal taxable income and loss will be included in the consolidated federal income tax return filed by Mafco Holdings.

     Cal Fed, FNH and Mafco Holdings are parties to the Tax Sharing Agreement, pursuant to which (i) Cal Fed will pay to FNH amounts equal to the income taxes that Cal Fed would be required to pay if it were to file a return separately from the affiliated group of which Mafco Holdings is the common parent (the "Mafco Group") and (ii) FNH will pay to Mafco Holdings amounts equal to the income taxes that FNH would be required to pay if it were to file a consolidated return on behalf of itself and Cal Fed separately from the Mafco Group. The Tax Sharing Agreement allows Cal Fed to take into account, in determining its liability to FNH, any net operating loss carryovers that it would have been entitled to utilize if it had filed separate returns for each year since the formation of Cal Fed. The Tax Sharing Agreement also allows FNH to take into account, in determining its liability to Mafco Holdings, any net operating losses that it would have been entitled to utilize if it had filed a consolidated return on behalf of itself and Cal Fed for each year since the formation of Cal Fed. Accordingly, pursuant to the Tax Sharing Agreement, the benefits of any net operating losses generated by Cal Fed since its formation are retained by Cal Fed and FNH. Parent Holdings has not entered into any tax sharing agreements.

     Cal Fed had generated significant federal income tax net operating losses since it was organized in December 1988. This is due, in part, to the fact that, under applicable federal income tax law, certain financial assistance received by Cal Fed pursuant to the Assistance Agreement was excluded from the taxable income of Cal Fed. In addition to such tax-free financial assistance, Cal Fed had been entitled to its normal operating deductions, including interest expense and certain losses relating to its loan portfolio. As a result, Cal Fed generated significant net operating losses for federal income tax purposes even though its operations were profitable. Furthermore, under the reorganization provisions of the Code, Cal Fed succeeded to certain net operating loss carryovers of the Texas Closed Banks.

     At December 31, 1997, if Parent Holdings had filed a consolidated tax return on behalf of itself and its subsidiaries for each year since the formation of Cal Fed, it would have had approximately $2.0 billion of regular net operating losses and approximately $789 million of alternative minimum tax ("AMT") net operating losses, both of which Parent Holdings would have been entitled to utilize. A portion of such losses, to the extent not previously used to offset income, would expire in the year 2004 and in each year thereafter, and would fully expire in 2010. Under applicable tax law, only 90% of a corporation's alternative minimum taxable income may be offset by carryovers from other years. Thus, 10% of the alternative minimum taxable income earned by Cal Fed in the current period will be subject to federal income tax at an effective rate of 20%. Under the Tax Sharing Agreement, Parent Holdings has eliminated a significant portion of the amounts that it otherwise would be required to pay to Mafco in respect of federal income tax. Payments made by FNH under the Tax Sharing Agreement with the Mafco Group during the years ended December 31, 1997, 1996 and 1995 totalled $18.6 million, $14.1 million and $3.1 million, respectively. Such payments may increase significantly at the time that the net operating losses described above are either used in full to offset income or expire. During 1998 or 1999, Parent Holdings anticipates that the AMT net operating losses will be fully utilized and Parent Holdings will begin providing federal income tax expense at a rate of 20%. Prior to Parent Holdings utilizing all of its AMT net operating losses, it will provide federal income tax expense at a 2% rate because 90% of AMT net operating losses are available to offset AMT income.

     Under federal tax law, Parent Holdings and Cal Fed will be subject to several liability with respect to the consolidated federal income tax liabilities of the Mafco Group for any taxable period during which Parent Holdings or Cal Fed is, as the case may be, a member of such group. Therefore, Parent Holdings or Cal Fed may be required to pay the Mafco Group's consolidated federal tax liability notwithstanding prior payments made under the Tax Sharing Agreement by FNH or Cal Fed to Mafco Holdings. Mafco Holdings has agreed, however, under the Tax Sharing Agreement, to indemnify Parent Holdings and Cal Fed for any such federal income tax liability (and certain state and local tax liabilities) of Mafco Holdings or any of its subsidiaries (other than FNH and Cal Fed) that FNH or Cal Fed is actually required to pay.

     If for any reason Parent Holdings were to deconsolidate from the Mafco Group, only the amount of the net operating loss carryovers of Parent Holdings not already utilized by the Mafco Group would be available to offset the taxable income of Parent Holdings subsequent to the date of deconsolidation. If Parent Holdings had deconsolidated as of December 31, 1997, Parent Holdings would have had approximately $970 million of regular net operating loss carryforwards. It cannot be predicted to what extent the Mafco Group will utilize the net operating losses of Parent Holdings in the future or the amount, if any, of net operating loss carryforwards that Parent Holdings may have upon deconsolidation. Additionally, the net operating loss carryovers are subject to review and potential disallowance, in whole or in part, by the Internal Revenue Service. Upon consummation of the Mergers, Parent Holdings and its subsidiaries, including Cal Fed, will deconsolidate from the Mafco Group. The amount of net operating loss carryovers available to offset the taxable income of Parent Holdings and its subsidiaries will be reduced.

     On August 20, 1996, the Small Business Job Protection Act of 1996 (the "Act"), was enacted into law generally effective for years beginning after 1995. One provision of the Act repealed the Section 593 reserve method of accounting for bad debts by thrift institutions which are treated as large banks. Another provision of the Act requires Parent Holdings to take into income the balance of its post-1987 bad debt reserves over a six year period beginning in 1996 subject to a two-year deferral if certain residential loan tests are satisfied. As of December 31, 1995, Parent Holdings had approximately $279 million of post-1987 bad debts reserves that are subject to recapture. Parent Holdings had fully provided for the tax related to this recapture.

     In accordance with SFAS No. 109 "Accounting for Income Taxes," a deferred tax liability has not been recognized for the base year reserves of Parent Holdings. The base year reserves are generally the balance of the tax bad debt reserve as of December 31, 1987 reduced proportionately for reductions in Parent Holdings' loan portfolio since that date. At December 31, 1997, the amount of those reserves was approximately $152 million. The amount of the unrecognized deferred tax liability at December 31, 1997 was approximately $53 million. Pursuant to the Act, circumstances that may require an accrual of this unrecorded tax liability are a failure to meet the definition of a "bank" for federal income tax purposes, dividend payments in excess of tax earnings and profits, and other distributions, dissolution, liquidation or redemption of stock, excluding preferred stock meeting certain conditions.

     Parent Holdings is subject to taxation in certain states in which it operates, including California. For California franchise tax purposes, savings institutions are taxed as "financial corporations." Financial corporations are taxed at the general corporate franchise tax rate plus an "in lieu" rate based on their statutory exemption from local business and personal property taxes. California has not adopted conforming federal tax law changes to the computation of the bad debt deduction.


TAX EFFECTS OF DIVIDEND PAYMENTS BY CAL FED

     Dividend distributions made to FNH, as the sole owner of Cal Fed's common stock, and to holders of Cal Fed Preferred Stock, in each case in excess of Cal Fed's accumulated earnings and profits, as well as any distributions in dissolution or in redemption or liquidation of stock, may cause Cal Fed to recognize a portion of its tax bad debt reserves as income, and accordingly, could cause Cal Fed to make payments to FNH under the Tax Sharing Agreement. As a result, FNH may be required to make payments to Mafco Holdings under the Tax Sharing Agreement if FNH has insufficient expenses and losses to offset such income. Cal Fed does not expect to generate substantial amounts of federal taxable income (after taking into account its net operating loss carryovers) from any recapture of its bad debt reserve. Accordingly, the recapture of its bad debt reserve as a result of distributions to stockholders, or of the redemption of stock, would not be expected to have a material adverse effect on Cal Fed.


PROVISION FOR LOAN LOSSES

     The adequacy of the allowance for loan losses is periodically evaluated by management in order to maintain the allowance at a level that is sufficient to absorb expected loan losses. Parent Holdings charges current earnings with a provision for estimated credit losses on loans receivable. The provision considers both specifically identified problem loans as well as credit risks not specifically identified in the loan portfolio. Parent Holdings established provisions for loan losses of $80 million, $40 million and $37 million for the years ended December 31, 1997, 1996 and 1995, respectively. The allowance for loan losses is increased by provisions for loan losses and decreased by charge-offs (net of recoveries). The increase in the provision for losses from 1995 through 1997 is due to the increased loan production activity (primarily 1-4 unit residential) and loans acquired through acquisitions in 1996 and 1997.

     The ultimate collectibility of the loans is susceptible to changes in the economic conditions in such regions. A significant portion of Parent Holdings' loans are secured by real estate located in Southern California, where real estate prices, although improved during the past year, have not increased as rapidly as real estate prices in Parent Holdings' other primary lending areas. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on past loan loss experience, known and inherent risks in the portfolio, potential adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions.

     Although management believes that its present allowance for loan losses is adequate, it will continue to review its loan portfolio to determine the extent to which any changes in economic conditions or loss experience may require further provisions in the future.


ASSET AND LIABILITY MANAGEMENT

     Banks and savings associations are subject to interest rate risk to the degree that their interest-bearing liabilities, consisting principally of deposits, securities sold under agreements to repurchase and FHLB advances, mature or reprice more or less frequently, or on a different basis, than their interest-earning assets. A key element of the banking business is the monitoring and management of liquidity risk and interest rate risk. The process of planning and controlling asset and liability mixes, volumes and maturities to influence the net interest spread is referred to as asset and liability management. The objective of Parent Holdings' asset and liability management is to maximize the net interest income over changing interest rate cycles within the constraints imposed by prudent lending and investing practices, liquidity needs and capital planning.

     Parent Holdings, through Cal Fed, actively pursues investment and funding strategies to minimize the sensitivity of its earnings to interest rate fluctuations. Parent Holdings measures the interest rate sensitivity of its balance sheet through gap and duration analysis, as well as net interest income and market value simulation, and, after taking into consideration both the variability of rates and the maturities of various instruments, evaluates strategies which may reduce the sensitivity of its earnings to interest rate and market value fluctuations. An important decision is the selection of interest-bearing liabilities and the generation of interest-earning assets which best match relative to interest rate changes. In order to reduce interest rate risk by increasing the percentage of interest sensitive assets, Parent Holdings has continued its emphasis on the origination of ARM products for its portfolio. Where possible, Parent Holdings seeks to originate real estate loans that reprice frequently and that on the whole adjust in accordance with the repricing of its liabilities. At December 31, 1997, approximately 92% of Parent Holdings' real estate loan portfolio consisted of ARMs.

     ARMs have from time to time been offered with low initial interest rates as marketing inducements. In addition, most ARMs are also subject to periodic interest rate adjustment caps or floors. In a period of rising interest rates, ARMs could reach a periodic adjustment cap while still at a rate significantly below their contractual margin over existing market rates. Since repricing liabilities are typically not subject to such interest rate adjustment constraints, Parent Holdings' net interest margin would most likely be negatively impacted in this situation. Certain ARMs now offered by Parent Holdings have a fixed monthly payment for a given period, with any changes as a result of market interest rates reflected in the unpaid principal balance through negative amortization. From the lender's perspective, these loans respond most quickly to rate changes because interest accruals immediately reflect the loans as though they were fully indexed.

     As a result of the FN and Cal Fed Acquisitions, Parent Holdings acquired the rights and assumed obligations related to certain interest rate swap agreements that were entered into to hedge certain FHLB advances. Under the terms of these agreements, Parent Holdings pays a variable rate based on LIBOR and receives fixed rates. Parent Holdings had interest rate swap agreements with a notional principal amount outstanding of $400 million at December 31, 1997. During 1997, 1996 and 1995, Parent Holdings' net interest margin increased (decreased) by $.6 million, $.6 million and $(12.9) million, respectively, as a result of these interest rate swap agreements, largely due to the amortization of the premium assigned to these agreements in the FN and Cal Fed Acquisitions.


     Gains and losses on early termination of these interest rate swap agreements would be included in the carrying amount of the FHLB advances and amortized over the remaining terms of such advances. The requirements that must be satisfied in order to account for the swap agreements in this manner are as follows: (1) the FHLB advances must expose Parent Holdings to interest rate risk, and (2) at the inception of the hedge and throughout the hedge period, high correlation of changes in the market value of the swaps and the fair value of the FHLB advances must be probable so that the results of the swaps will substantially offset the effects of interest rate changes on the FHLB advances. If these requirements are not met, the swaps would be considered speculative and marked to market with changes in market value reflected in noninterest income.


     One of the most important sources of a financial institution's net income is net interest income, which is the difference between the combined yield earned on interest-earning assets and the combined rate paid on interest-bearing liabilities. Net interest income is also dependent on the relative balances of interest-earning assets and interest-bearing liabilities.


     A traditional measure of interest-rate risk within the savings industry is the interest rate sensitivity gap, which is the sum of all interest-earning assets minus the sum of all interest-bearing liabilities to be repriced within the same period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities, while the opposite results in a negative gap. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, and a positive gap would tend to result in an increase in net interest income, while the opposite would tend to occur in a period of falling rates.

     The following table sets forth the projected maturities based upon contractual maturities as adjusted for projected prepayments and "repricing mechanisms" (provisions for changes in the interest rates of assets and liabilities), and the impact of interest rate swap agreements as of December 31, 1997. Prepayment rates are assumed in each period on substantially all of Parent Holdings' loan portfolio based upon expected loan prepayments. Repricing mechanisms on Parent Holdings' assets are subject to limitations such as caps on the amount that interest rates and payments on its loans may adjust and, accordingly, such assets may not respond in the same manner or to the same extent to changes in interest rates as Parent Holdings' liabilities. In addition, the interest rate sensitivity of the assets and liabilities illustrated in the table would vary substantially if different assumptions were used or if actual experience differed from the assumptions set forth. Parent Holdings' estimated interest rate sensitivity gap at December 31, 1997 is as follows:



                                                                       MATURITY/RATE SENSITIVITY
                                                     --------------------------------------------------------------
                                                        WITHIN         1-5       OVER 5    NONINTEREST
                                                        1 YEAR        YEARS       YEARS      BEARING       TOTAL
                                                     ------------ ------------ ---------- ------------ ------------
                                                                         (DOLLARS IN MILLIONS)
   INTEREST-EARNING ASSETS:
   Securities held to maturity, interest-bearing
     deposits in other banks and short-term
     investment securities (1)(2) ..................   $     62     $    --      $   58      $   --       $  120
   Securities available for sale (3) ...............        813          --          --          --          813
   Mortgage-backed securities available for
     sale (3) ......................................      5,076          --          --          --        5,076
   Mortgage-backed securities held to
     maturity (1)(4) ...............................      1,327           1           3          --        1,331
   Loans held for sale, net (3)(5) .................      1,469          --          --          --        1,469
   Loans receivable, net (1)(6) ....................     17,165       1,529         998          --       19,692
   Investment in FHLB ..............................        468          --          --          --          468
                                                       --------     -------      ------      ------       ------
   Total interest-earning assets ...................     26,380       1,530       1,059          --       28,969
   Noninterest-earning assets ......................         --          --          --       2,393        2,393
                                                       --------     -------      ------      ------       ------
                                                       $ 26,380     $ 1,530      $1,059      $2,393       $31,362
                                                       ========     =======      ======      ======       =======
   INTEREST-BEARING LIABILITIES:
   Deposits (7) ....................................   $ 13,578     $ 2,613      $   12      $   --       $16,203
   Securities sold under agreements to
     repurchase (1) ................................      1,829          --          13          --        1,842
   FHLB advances (1) ...............................      5,263       4,258          22          --        9,543
   Other borrowings (1) ............................        180         668         842          --        1,690
                                                       --------     -------      ------      ------       -------
   Total interest-bearing liabilities ..............     20,850       7,539         889          --       29,278
   Noninterest-bearing liabilities .................         --          --          --         702          702
   Minority interest ...............................         --          --          --       1,176        1,176
   Stockholder's equity ............................         --          --          --         206          206
                                                       --------     -------      ------      ------       -------
                                                       $ 20,850     $ 7,539      $  889      $2,084       $31,362
                                                       ========     =======      ======      ======       =======
   Gap before interest rate swap agreements ........   $  5,530     $(6,009)     $  170                   $ (309)
   Interest rate swap agreements (8) ...............         --          --          --                       --
                                                       --------     -------      ------                   -------
   Gap adjusted for interest rate swap
     agreements ....................................   $  5,530     $(6,009)     $  170                   $ (309)
                                                       ========     =======      ======                   =======
   Cumulative gap ..................................   $  5,530     $  (479)     $ (309)                  $ (309)
                                                       ========     =======      ======                   =======
   Gap as a percentage of total assets .............       17.6%      (19.1)%       0.5%                    (1.0)%
                                                       ========     =======      ======                   =======
   Cumulative gap as a percentage of total
     assets ........................................       17.6%      ( 1.5)%      (1.0)%                   (1.0)%
                                                       ========     =======      ======                   =======

----------
(1) Based upon (a) contractual maturity, (b) instrument repricing date, if applicable, and (c) projected repayments and prepayments of principal, if applicable. Prepayments were estimated generally by using the prepayment rates forecast by various large brokerage firms as of December 31, 1997. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from prepayment estimates.

(2) Consists of $36 million of interest-bearing deposits in other banks, $26 million of short-term investment securities and $58 million of securities held to maturity.

(3) As securities and mortgage-backed securities available for sale and loans held for sale may be sold within one year, they are considered to be maturing within one year.

(4)   Excludes underlying non-performing loans of $6 million.

(5)   Excludes non-performing loans of $15 million.

(6) Excludes allowance for loan losses of $439 million and non-performing loans of $171 million.

(7) Fixed rate deposits and deposits with a fixed pricing interval are reflected as maturing in the year of contractual maturity or first repricing date. Money market deposit accounts, demand deposit accounts and passbook accounts are reflected as maturing within one year.

(8) Agreements with notional amounts of $400 million maturing by April 1998 have no impact within the time periods presented.


     At December 31, 1997, interest-bearing liabilities of Parent Holdings exceeded interest-earning assets by $309 million. At December 31, 1996, interest-bearing liabilities of Parent Holdings exceeded interest-earning assets by $206 million. The change in the cumulative gap between the two periods was due principally to the Cal Fed Acquisition and the assumption of the 10 5/8% Notes.

     The maturity/rate sensitivity analysis is a static view of the balance sheet with assets and liabilities grouped into certain defined time periods, and thus only partially depicts the dynamics of Parent Holdings' sensitivity to interest rate changes. Being at a point in time, this analysis may not fully describe the complexity of relationships between product features and pricing, market rates and future management of the balance sheet mix. Parent Holdings utilizes computer modeling, under various interest rate scenarios, to provide a dynamic view of the effects of the changes in rates, spreads, and yield curve shifts on net interest income.

     Parent Holdings' risk management policies are established by Cal Fed's ALCO. ALCO meets monthly to formulate Cal Fed's investment and risk management strategies. The basic responsibilities of ALCO include management of net interest income and market value of portfolio equity to measure the stability of earnings, management of liquidity to provide adequate funding, and the establishment of asset product priorities by formulating performance evaluation criteria, risk evaluation techniques and a system to standardize the analysis and reporting of originations, competitive trends, profitability and risk. On a quarterly basis, the Board of Directors of Cal Fed is apprised of ALCO strategies adopted and their impact on operations, and, at least annually, the Board of Directors of Cal Fed reviews Cal Fed's interest rate risk management policy statements. See --Quantitative and Qualitative Disclosures About Market Risk."


LIQUIDITY

     The standard measure of liquidity in the savings industry is the ratio of cash and short-term U.S. government and other specified securities to deposits and borrowings due within one year. Effective November 24, 1997, the OTS established a minimum liquidity requirement of 4.00%, a reduction from 5% which had been in effect prior to that date in 1997 and in 1996. Cal Fed has been in compliance with the liquidity regulations during 1997 and 1996.

     Parent Holdings' funds are obtained from the repayment and maturities of loans and mortgage-backed securities, customer and Brokered Deposits, loan sales, securities sold under agreements to repurchase, FHLB advances and other secured and unsecured borrowings.

     A major source of Parent Holdings' funding is expected to be its retail deposit branch network, which management believes will be sufficient to meet its long-term liquidity needs. The ability of Parent Holdings to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. Parent Holdings also obtains funds from the repayment and maturities of loans and mortgage-backed securities, while additional funds can be obtained from a variety of sources including customer and Brokered Deposits, loan sales, securities sold under agreements to repurchase, FHLB advances, and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.

     Parent Holdings' primary uses of funds are the origination or purchase of loans, the funding of maturing certificates of deposit and demand deposit withdrawals, and the repayment of borrowings. Certificates of deposit scheduled to mature during the twelve months ending December 31, 1998 total $7.8 billion. Parent Holdings may renew these certificates, attract new replacement deposits, replace such funds with other borrowings, or it may elect to reduce the size of the balance sheet. In addition, at December 31, 1997, Parent Holdings had FHLB advances and other borrowings aggregating $7.3 billion maturing within twelve months. Parent Holdings may elect to pay off such debt or to replace such borrowings with additional FHLB advances or other borrowings at prevailing rates.

     During 1994, Cal Fed issued 3,007,300 shares of the 11 1/2% Preferred Stock. Cash dividends on the 11 1/2% Preferred Stock are noncumulative and are payable at an annual rate of 11 1/2% if, when, and as declared by the Board of Directors of Cal Fed. The payment of dividends by Cal Fed is subject to certain federal laws applicable to savings associations. Dividends on the 11 1/2% Preferred Stock totalling $34.6 million were declared and paid during 1997.

     In the FN Acquisition, Parent Holdings assumed $92.1 million of Old FNB's 10% Subordinated Debentures Due 2006 which have an annual interest cost of $9.2 million. In the SFFed Acquisition, Parent Holdings assumed $50 million of the 11.20% Senior Notes. On September 12, 1996, Parent Holdings repurchased $44 million aggregate principal amount of the 11.20% Senior Notes at a price of approximately 116.45% of the principal amount, plus the accrued interest thereon. The $6.0 million of 11.20% Senior Notes that remain outstanding have an annual interest cost of $0.7 million.

     In the Cal Fed Acquisition, Parent Holdings assumed certain indebtedness and the 10 5/8% Preferred Stock, which have an annual interest/dividend cost of $5.9 million and $18.3 million, respectively. Cash dividends on the 10 5/8% Preferred Stock are noncumulative and are payable at an annual rate of 10 5/8%, if, when, and as declared by the Board of Directors of Cal Fed. Similar to the 11 1/2% Preferred Stock, the payment of dividends by Cal Fed is subject to certain federal laws applicable to savings associations. Dividends on the 10 5/8% Preferred Stock totalling $18.3 million were paid during the year ended December 31, 1997.

     At December 31, 1997, FNH had $25 million of FNH Preferred Stock which has an annual dividend cost of approximately $2.5 million, not including dividends paid in kind.

     The annual dividends, net of taxes, on the REIT Preferred Stock were $36.6 million for the year ended December 31, 1997.

     In the FN Escrow Merger, FNH assumed the 10 5/8% Notes which have an annual interest cost of $61.1 million.

     Parent Holdings anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for its operating, investing and financing needs and Cal Fed's regulatory liquidity requirements for the foreseeable future. In addition to cash and cash equivalents of $412.3 million at December 31, 1997, Parent Holdings has substantial additional secured borrowing capacity with the FHLB and other sources.

     Net cash used in operating activities for the year ended December 31, 1997 totalled $437.5 million, a decrease of $922.3 million from the year ended December 31, 1996. The decrease was principally due to the increase in purchases and originations of loans held for sale.

     Net cash provided by operating activities for the year ended December 31, 1996 totalled $484.8 million, an increase of $877.0 million from the year ended December 31, 1995. The increase was principally due to the increase in proceeds from the sale of loans held for sale. Substantially all loan production in 1996 was sold in the secondary market, whereas variable rate loans originated during the first nine months of 1995 were retained by Parent Holdings.

     Net cash used in operating activities for the year ended December 31, 1995 totalled $392.2 million, an increase of $352.5 million from the year ended December 31, 1994. The increase is principally due to the increase in loans held for sale due to the additional production capacity from the Maryland Acquisition and the LMUSA 1995 Purchase.

     Net cash used in investing activities for the year ended December 31, 1997 totalled $1.0 billion, a decrease of $3.2 billion from the year ended December 31, 1996. Cash flows used in investing activities included $198.3 million for acquisitions, purchases of securities of $1.4 billion and purchases of $2.6 billion in mortgage-backed securities. Cash flows provided by investing activities included a net decrease in loans receivable of $514.4 million, principal payments on mortgage-backed securities totalling $1.4 billion and proceeds from maturities of securities of $1.0 billion.

     Net cash provided by investing activities for the year ended December 31, 1996 totalled $2.2 billion, an increase of $.4 billion from the year ended December 31, 1995. Cash flows provided by investing activities included a net decrease in loans receivable of $1.5 billion, principal payments on mortgage-backed securities totalling $863.1 million and proceeds from maturities of securities of $243.8 million. Cash flows used in investing activities included a net $52.4 million from acquisitions, purchases of securities of $507.3 million and purchases of $149.7 million in mortgage-backed securities.

     Net cash provided by investing activities for the year ended December 31, 1995 totalled $1.7 billion, an increase of $1.7 billion from the year ended December 31, 1994. Cash flows provided by investing activities included $272.3 million from the FDIC Purchase and other dispositions of the Covered Assets, principal payments on mortgage-backed securities totalling $570.9 million and proceeds from maturities of securities of $344.5 million. Proceeds from sales of loans receivable, including loans sold to Granite pursuant to the Put Agreement of $199.5 million, totalled $431.2 million. Proceeds from the Branch Purchases provided $501.4 million. Cash flows used in investing activities included $214.7 million for the Maryland Acquisition and LMUSA 1995 Purchase and purchases of securities of $162.8 million.

     Net cash provided by financing activities for the year ended December 31, 1997 totalled $1.6 billion. Cash flows provided by financing activities included additional borrowings of $19.6 billion, proceeds of $486.0 million from the issuance of the REIT Preferred Stock and proceeds from the FN Escrow Merger of $605.3 million. Cash flows used in financing activities included principal payments on borrowings totalling $17.5 billion and a decrease in deposits of $1.2 billion. Additionally, redemption of preferred stock totalled $142.3 million and dividends on preferred and common stock, including dividends paid to minority stockholders, totalled $122.8 million.

     Net cash used in financing activities for the year ended December 31, 1996 totalled $2.7 billion. Principal payments on borrowings totalled $8.5 billion, funding of the Branch Sales totalled $4.6 billion and the net decrease in securities sold under agreements to repurchase totalled $202.2 million. Additionally, cash used in financing activities included a capital distribution to parent of $267.1 million and dividends of $374.4 million. Cash flows provided by financing activities included additional borrowings of $11.1 billion (including $455 million from the issuance of the 12 1/2% Senior Notes) and proceeds from the issuance of FNH Preferred Stock of $145.4 million.

     Net cash used in financing activities for the year ended December 31, 1995 totalled $1.2 billion. Principal payments on borrowings totalled $6.9 billion and the net decrease in securities sold under agreements to repurchase totalled $913.1 million. Additionally, dividends on Parent Holdings' common stock totalled $90.0 million and dividends paid to minority stockholders totalled $34.6 million. Cash flows provided by financing activities included increases in deposits (other than the Branch Purchases) of $542.6 million and additional borrowings of $6.2 billion.

     Parent Holdings' primary source of cash to pay the interest on and principal of the 12 1/2% Senior Notes and the FNH Notes is expected to be distributions from Cal Fed. The annual interest on the 12 1/2% Senior Notes is $56.9 million, the annual interest on the 12 1/4% Senior Notes is $24.5 million, the annual interest on the 9 1/8% Senior Subordinated Notes is $12.8 million, and the annual interest on the 10 5/8% Notes is $61.1 million.

     The terms of Cal Fed Preferred Stock provide that Cal Fed may not declare or pay any dividends or other distributions (other than in shares of common stock of Cal Fed or other Cal Fed Junior Stock), with respect to any Cal Fed Junior Stock or repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of any Cal Fed Junior Stock (including the common stock held by FNH) through a sinking fund or otherwise, unless and until: (i) Cal Fed has paid in full dividends on Cal Fed Preferred Stock for the four most recent dividend periods or funds have been paid over to the dividend disbursing agent of Cal Fed for payment of such dividends, and
(ii) Cal Fed has declared a cash dividend on Cal Fed Preferred Stock at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of Cal Fed for the payment of a cash dividend for such current dividend period. Cal Fed is currently in compliance with such requirement.

     Similarly, the terms of the REIT Preferred Stock provide that Preferred Capital Corp. may not declare or pay any dividends or other distributions (other than in shares of common stock of Preferred Capital Corp. or other Preferred Capital Corp. Junior Stock), with respect to any Preferred Capital Corp. Junior Stock or repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of any Preferred Capital Corp. Junior Stock (including the common stock held by Cal Fed) through a sinking fund or otherwise, unless and until: (i) Preferred Capital Corp. has paid full dividends on the REIT Preferred Stock for the four most recent dividend periods or funds have been paid over to the dividend disbursing agent of Preferred Capital Corp. for payment of such dividends, and (ii) Preferred Capital Corp. has declared a cash dividend on the REIT Preferred Stock at the annual dividend rate for the current dividend period, and sufficient funds have been paid over to the dividend disbursing agent of Preferred Capital Corp. for the payment of a cash dividend for such current dividend period. Preferred Capital Corp. is currently in compliance with such requirement.

     Parent Holdings currently anticipates that, in order to pay the principal amount of the 12 1/2% Senior Notes upon the occurrence of an Event of Default (as defined in the 12 1/2% Senior Notes Indenture) or to redeem or repurchase the 12 1/2% Senior Notes upon a Change of Control Put Event (as defined in the 12 1/2% Senior Notes Indenture) or, in the event that earnings from FNH are not sufficient to make distributions to Parent Holdings to enable it to pay the principal amount of the 12 1/2% Senior Notes at maturity, Parent Holdings may be required to adopt one or more alternatives, such as borrowing funds, selling its equity securities or equity securities or assets of Cal Fed, or seeking capital contributions or loans from its affiliates. None of the affiliates of Parent Holdings are required to make any capital contributions or other payments to Parent Holdings with respect to Parent Holdings' obligations on the 12 1/2% Senior Notes. FNH may be required to adopt similar alternatives in order to pay the principal amount of the FNH Notes. There can be no assurance that any of the foregoing actions could be affected on satisfactory terms, that any of the foregoing actions would enable Parent Holdings to pay the principal amount of the 12 1/2% Senior Notes, or would enable FNH to pay the principal amount of the FNH Notes, or that any of such actions would be permitted by the terms of the 12 1/2% Senior Notes Indenture, the FNH Notes indentures or any other debt instruments of Parent Holdings or its subsidiaries then in effect, by the terms of Cal Fed Preferred Stock and the REIT Preferred Stock or under applicable federal thrift laws or regulations. The events that constitute a Change of Control Put Event under the 12 1/2% Senior Notes Indenture will, with few exceptions, also permit the holders of FNH Notes to require FNH to repurchase such indebtedness.

     The terms of the FNH Notes indentures generally limit distributions (and other Restricted Payments (as defined therein)) to 75% of the consolidated net income of FNH and require, among other things, that, in order for FNH to distribute any cash or otherwise make any Restricted Payment, after giving effect to such distribution or payment Cal Fed must be "well capitalized" under applicable OTS regulations and the Consolidated Common Shareholders' Equity (as defined therein) of Cal Fed must be at least equal to the Minimum Common Equity Amount (as defined therein). The FNH Indentures and the 12 1/2% Senior Notes Indenture permit FNH to loan funds to any affiliate, including Parent Holdings, provided that the Consolidated Common Shareholders' Equity of Cal Fed must be at least equal to the Minimum Common Equity Amount and that the terms of any such loan must be on terms that would be obtainable in arm's length dealings. Subject to such restrictions, such loans may consist of any and all funds available to FNH, whether or not such funds may be distributed (or otherwise paid as a Restricted Payment) pursuant to the terms of the FNH Notes indentures.

     The terms of the 12 1/2% Senior Notes Indenture generally permit Parent Holdings to make distributions (and other Restricted Payments) of up to 65% of the consolidated net income of Parent Holdings if, after giving effect to such distribution or payment, (i) Cal Fed is "well capitalized" under applicable OTS regulations and (ii) the Consolidated Common Shareholders' Equity of Cal Fed is at least equal to the Minimum Common Equity Amount. Parent Holdings is able to loan funds to its affiliates pursuant to the 12 1/2% Senior Notes Indenture provided that the Consolidated Common Shareholders' Equity of Cal Fed is at least equal to the Minimum Common Equity Amount and the terms of any such loan are on terms that would be obtainable in arm's length dealings. Subject to such restrictions, such loans may consist of any and all funds available to Parent Holdings, whether or not such funds may be distributed (or otherwise paid as a Restricted Payment) pursuant to the terms of the 12 1/2% Senior Notes Indenture. Accordingly, there can be no assurance that, notwithstanding the receipt by Parent Holdings of sufficient funds to enable it to pay the principal amount of the 12 1/2% Senior Notes at maturity, Parent Holdings will have funds available to pay the principal amount of the 12 1/2% Senior Notes at maturity or prior to maturity upon the occurrence of an Event of Default or to redeem or repurchase the 12 1/2% Senior Notes upon a Change of Control Put Event.

     FNH is a holding company with no business operations of its own. If indebtedness of FNH or its subsidiaries were to be accelerated, there could be no assurance that the assets of FNH or its subsidiaries, as the case may be, would be sufficient to repay in full borrowings under all of such debt instruments or that Cal Fed would be able to distribute funds to permit FNH to provide sufficient funds to Parent Holdings to permit Parent Holdings to pay interest on the 12 1/2% Senior Notes. FNH's only significant asset is all of the common stock of Cal Fed.

     The terms and conditions of the 12 1/2% Senior Notes Indenture and the FNH Notes indentures impose restrictions that affect, among other things, the ability of Parent Holdings or FNH, as the case may be, to incur debt, pay dividends or make distributions, engage in a business other than holding the common stock of FNH, in the case of Parent Holdings, make acquisitions, create liens, sell assets and make certain investments. The ability of Parent Holdings and its subsidiaries to comply with the foregoing provisions can be affected by events beyond their control. The breach of any of these covenants could result in a default under one or more of the debt instruments of Parent Holdings or its subsidiaries. In the event of a default under any indebtedness of Parent Holdings or its subsidiaries, the holders of such indebtedness could elect to declare all amounts outstanding under their respective debt instruments to be due and payable. Any such declaration under a debt instrument of Parent Holdings or its subsidiaries is likely to result in an event of default under one or more of the other debt instruments of Parent Holdings or its subsidiaries. If indebtedness of Parent Holdings or its subsidiaries were to be accelerated, there could be no assurance that the assets of Parent Holdings or its subsidiaries, as the case may be, would be sufficient to repay in full borrowings under all of such debt instruments, including the 12 1/2% Senior Notes.


IMPACT OF INFLATION AND CHANGING PRICES

     Prevailing interest rates have a more significant impact on Parent Holdings' performance than does the general level of inflation. While interest rates may bear some relationship to the general level of inflation (particularly in the long run), over short periods of time interest rates may not necessarily move in the same direction or change in the same magnitude as the general level of inflation. As a result, the business of Parent Holdings is generally not affected by inflation in the short run, but may be affected by inflation in the long run.


PROBLEM AND POTENTIAL PROBLEM ASSETS

     Loans collectively reviewed for impairment by Parent Holdings include all 1-4 unit residential loans and performing multi-family and commercial real estate loans under $500,000, excluding loans which have entered the workout process.

     Parent Holdings considers a loan to be impaired when, based upon current information and events, it believes it is probable that Parent Holdings will be unable to collect all amounts due according to the contractual terms of the loan agreement. Any insignificant delay (i.e., 60 days or less) or insignificant shortfall in amount of payments will not cause a loan to be considered impaired. In determining impairment, Parent Holdings considers large non-homogeneous loans including nonaccrual loans, troubled debt restructurings, and performing loans which exhibit, among other characteristics, high LTV ratios, low debt-coverage ratios or other indications that the borrowers are experiencing increased levels of financial difficulty. Parent Holdings bases the measurement of collateral-dependent impaired loans on the fair value of the loan's collateral. The amount, if any, by which the recorded investment of the loan exceeds the measure of the impaired loan's value is recognized by recording a valuation allowance.

     At December 31, 1997, the carrying value of loans that are considered to be impaired totalled $110.1 million (of which $18.6 million were on nonaccrual status). The average recorded investment in impaired loans during the year ended December 31, 1997 was approximately $112.9 million. For the year ended December 31, 1997, Parent Holdings recognized interest income on those impaired loans of $10.5 million, which included $.6 million of interest income recognized using the cash basis method of income recognition.

     The following table presents the amounts, net of specific allowances for losses and purchase accounting adjustments, of Parent Holdings' non-performing loans, foreclosed real estate, repossessed assets, troubled debt restructurings, and impaired loans as of the dates indicated. These categories are not mutually exclusive; certain loans are included in more than one classification.




                                                  DECEMBER 31, 1997                            DECEMBER 31, 1996
                                    --------------------------------------------- --------------------------------------------
                                     NON-PERFORMING     IMPAIRED    RESTRUCTURED   NON-PERFORMING     IMPAIRED    RESTRUCTURED
                                    ---------------- ------------- -------------- ---------------- ------------- -------------
                                                                          (IN MILLIONS)
  Real Estate:
   1-4 unit residential ...........       $165          $   --         $   2            $146          $   --        $   3
   5+ unit residential ............         12              43             7              13              47           55
   Commercial and other ...........          6              67            26               9              54           28
   Land ...........................         --              --            --              --              --            1
   Construction ...................          2              --            --               1               1           --
                                          ----          ------         -----            ----          ------        -----
      Total real estate ...........        185             110            35             169             102           87
  Non-real estate .................          7              --            --               3              --           --
                                          ----          ------         -----            ----          ------        -----
      Total loans .................        192          $  110(a)      $  35(b)          172          $  102(a)     $  87(b)
                                                        ======         =====                          ======        =====
  Foreclosed real estate, net .....         77                                            52
  Repossessed assets ..............          3                                            --
                                          ----                                          ----
      Total non-performing
  assets ..........................       $272                                          $224
                                          ====                                          ====

----------
(a) Includes $18.6 and $22.6 million of non-performing loans and $17.5 and $18.3 million of loans classified as troubled debt restructurings at December 31, 1997 and 1996, respectively.

(b) Includes non-performing loans of $2.1 million and $2.4 million at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, $1.7 million and $2.4 million, respectively, of these non-performing, troubled debt restructurings were also considered impaired.


     There were no accruing loans contractually past due 90 days or more at December 31, 1997 or 1996.

     Non-performing assets at December 31, 1997 included $91.3 million of non-performing loans and $32.6 million of foreclosed real estate which were acquired in the Cal Fed Acquisition and the 1996 Acquisitions. Parent Holdings' non-performing assets, consisting of nonaccrual loans, net of purchase accounting adjustments, repossessed assets and foreclosed real estate, net, increased slightly to $272 million at December 31, 1997, compared with $224 million at December 31, 1996. On the other hand, non-performing assets as a percentage of Cal Fed's total assets decreased to .87% at December 31, 1997, from 1.36% of total assets at December 31, 1996. The decrease in Cal Fed's non-performing assets as a percentage of total assets is due to the level of Cal Fed's non-performing assets increasing less than the significant increase in total assets over such time period.

     Management continuously seeks to manage Parent Holdings' credit risk by assessing the current and estimated future performance of the real estate markets in which it operates. Parent Holdings continues to place a high degree of emphasis on the management of its asset portfolio. Parent Holdings has three distinct asset management functions: performing loan asset management, problem loan asset management and credit review. Each of these three functions is charged with the responsibility of reducing the risk profile within the residential, commercial and multi-family asset portfolios by applying asset management and risk evaluation techniques that are consistent with Parent Holdings' portfolio management strategy and regulatory requirements. In addition to these asset management functions, Cal Fed has a specialized credit risk management group that is charged with development of credit policies and performing credit risk analyses for all asset portfolios.

     The following table presents non-performing real estate assets by geographic region of the country as of December 31, 1997:




                                                              TOTAL
                          NON-PERFORMING    FORECLOSED    NON-PERFORMING
                            REAL ESTATE    REAL ESTATE,    REAL ESTATE     GEOGRAPHIC
                          LOANS, NET (2)      NET (2)         ASSETS      CONCENTRATION
                         ---------------- -------------- --------------- --------------
                                             (DOLLARS IN MILLIONS)
Region:
 Northeast (1) .........       $ 33             $14            $ 47            17.9%
 California ............        116              48             164            62.6
 Other regions .........         36              15              51            19.5
                               ----             ---            ----           -----
    Total ..............       $185             $77            $262           100.0%
                               ====             ===            ====           =====

----------
(1) Consists of Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Delaware.

(2) Net of purchase accounting adjustments and specific allowances for losses.


     The level of non-performing assets is directly affected by economic conditions throughout the country. The following table indicates non-performing real estate loans, net of purchase accounting adjustments and specific allowances for losses, by collateral type, interest rate type and state concentration as of December 31, 1997:




                               1-4 UNIT               5+ UNIT               COMMERCIAL             TOTAL
                             RESIDENTIAL            RESIDENTIAL             AND OTHER          NON-PERFORMING
                         --------------------   --------------------   --------------------     REAL ESTATE        % OF
         STATE            VARIABLE     FIXED     VARIABLE     FIXED     VARIABLE     FIXED         LOANS           TOTAL
----------------------   ----------   -------   ----------   -------   ----------   -------   ---------------   ----------
                                                        (DOLLARS IN MILLIONS)
California ...........      $ 91        $ 7         $ 9        $ 1         $ 7        $ 1           $116            62.7%
New York .............        16          4           1         --          --         --             21            11.4
Hawaii ...............         8          1          --         --          --         --              9             4.9
Florida ..............         6          3          --         --          --         --              9             4.9
New Jersey ...........         5          1          --         --          --         --              6             3.2
Ohio .................         2          1          --         --          --         --              3             1.6
Illinois .............         2          1          --         --          --         --              3             1.6
Connecticut ..........         3         --          --         --          --         --              3             1.6
Texas ................         1          1          --         --          --         --              2             1.1
Other states (1) .....         8          4           1         --          --         --             13             7.0
                            ----        ---         ---        ---         ---        ---           ----           -----
   Total .............      $142        $23         $11        $ 1         $ 7        $ 1           $185           100.0%
                            ====        ===         ===        ===         ===        ===           ====           =====

----------
(1) There are 27 states, Puerto Rico and the District of Columbia, of which no one state had non-performing loans in excess of 1% of the total.

     At December 31, 1997, Parent Holdings' largest non-performing asset was $5.5 million, and Parent Holdings had four non-performing assets over $2 million in size with balances averaging approximately $3.9 million. At December 31, 1997, Parent Holdings has 2,190 non-performing assets below $2 million in size, including 2,095 non-performing 1-4 unit residential assets.


     The following table indicates outstanding balances of troubled debt restructured loans, net of purchase accounting adjustments and specific allowances for losses, by collateral type, interest rate type and state concentration as of December 31, 1997:




                                   1-4 UNIT               5+ UNIT               COMMERCIAL
                                 RESIDENTIAL            RESIDENTIAL             AND OTHER
                             --------------------   --------------------   --------------------       TOTAL
                                                                                                     TROUBLED
                                                                                                       DEBT          % OF
                              VARIABLE     FIXED     VARIABLE     FIXED     VARIABLE     FIXED     RESTRUCTURED      TOTAL
                             ----------   -------   ----------   -------   ----------   -------   -------------   ----------
                                                                  (DOLLARS IN MILLIONS)
California ...............       $--        $ 2         $ 6        $--         $26        $--          $34            95.3%
Florida ..................        --         --           1         --          --         --            1             3.4
Other states (1) .........        --         --          --         --          --         --           --             1.3
                                 ---        ---         ---        ---         ---        ---          ---           -----
   Total .................       $--        $ 2         $ 7        $--         $26        $--          $35           100.0%
                                 ===        ===         ===        ===         ===        ===          ===           =====

----------
(1) There are five states of which no one state had troubled debt restructured loans in excess of 1% of the total.



     The following table indicates outstanding balances of impaired loans, net of purchase accounting adjustments and specific allowances for losses, by collateral type, interest rate type and state concentration as of December 31, 1997:




                                   5+ UNIT               COMMERCIAL
                                 RESIDENTIAL             AND OTHER
                             --------------------   --------------------     TOTAL        % OF
                              VARIABLE     FIXED     VARIABLE     FIXED     IMPAIRED      TOTAL
                             ----------   -------   ----------   -------   ---------   ----------
                                              (DOLLARS IN MILLIONS)
California ...............       $35        $ 2         $47        $ 6        $ 90         81.9%
New York .................         3          1           2         --           6          5.8
Illinois .................        --         --           5         --           5          4.4
Hawaii ...................        --         --           4         --           4          3.3
Florida ..................         1         --           2         --           3          2.3
Arizona ..................        --         --          --          1           1          1.0
Other states (1) .........         1         --          --         --           1          1.3
                                 ---        ---         ---        ---        ----        -----
   Total .................       $40        $ 3         $60        $ 7        $110        100.0%
                                 ===        ===         ===        ===        ====        =====

----------
(1) There are four states of which no one state had impaired loans in excess of 1% of the total.

     A summary of the activity in the allowance for loan losses by loan type is as follows for the years ended December 31, 1997, 1996 and 1995:



                                                                      5+ UNIT
                                                                    RESIDENTIAL
                                                    1-4 UNIT      AND COMMERCIAL      CONSUMER
                                                  RESIDENTIAL       REAL ESTATE      AND OTHER      TOTAL
                                                 -------------   ----------------   -----------   --------
                                                                       (IN MILLIONS)
   Balance -- December 31, 1994 ..............       $ 111             $83             $  9        $ 203
     Provision for loan losses ...............          31               3                3           37
     Charge-offs .............................         (27)               (1)              (5)       (33)
     Recoveries ..............................           1              --                2            3
                                                     -----             -----           ------      -----
   Balance -- December 31, 1995 ..............         116              85                9          210
     Purchases and acquisitions, net .........           6              32                1           39
     Provision for loan losses ...............          34               2                4           40
     Charge-offs .............................         (35)               (4)              (6)       (45)
     Recoveries ..............................           2              --                1            3
                                                     -----             -----           ------      -----
   Balance -- December 31, 1996 ..............         123             115                9          247
     Purchases and acquisitions, net .........          55              79               30          164
     Provision for loan losses ...............          60              12                8           80
     Charge-offs .............................         (38)               (8)           (10)         (56)
     Recoveries ..............................           2              --                2            4
                                                     -----             -----           ------      -----
   Balance -- December 31, 1997 ..............       $ 202             $198            $ 39        $ 439
                                                     =====             =====           ======      =====

     The ratio of allowance for loan losses to non-performing loans at December 31, 1997, 1996 and 1995 was 228.5%, 143.2% and 122.8%. The increase in the ratio is primarily attributable to the Cal Fed Acquisition and the expiration of the Put Agreement.



MORTGAGE BANKING OPERATIONS

     Parent Holdings, through Cal Fed and FNMC, has significantly expanded its mortgage banking operations. Effective May 31, 1997, FNMC consummated the Weyerhaeuser Purchase involving the acquisition of a residential mortgage loan servicing portfolio of approximately $3.2 billion and approximately 40,000 loans for a purchase price of $37.1 million. On September 30, 1997, FNMC sold MSRs for approximately 52,000 loans with an unpaid principal balance of approximately $2.3 billion for a pre-tax gain of $14.0 million. With the consummation of the Weyerhaeuser Purchase, the acquisition of additional 1-4 unit residential loan servicing portfolios in the Cal Fed Acquisition and the MSRs resulting from the origination and sale of loans, the 1-4 unit residential loans serviced for others (including loans subserviced for others and excluding loans serviced for Cal Fed) totalled $46.6 billion at December 31, 1997, an increase of $3.5 billion from December 31, 1996. During 1997, Parent Holdings, through FNMC, originated $6.3 billion and sold (generally with servicing retained) $5.5 billion 1-4 unit residential loans. Gross revenues from mortgage loan servicing activities for 1997 totalled $235.7 million, an increase of $80.3 million from the year ended December 31, 1996.

     A decline in long-term interest rates generally results in an acceleration of mortgage loan prepayments . Higher than anticipated levels of prepayments generally cause the accelerated amortization of MSRs and generally will result in a reduction of the market value of the MSRs and in Parent Holdings' servicing fee income. To reduce the sensitivity of its earnings to interest rate and market value fluctuations, Parent Holdings hedged the change in value of its MSRs based on changes in interest rates.

     At December 31, 1997, Parent Holdings, through FNMC, was a party to several interest rate floor contracts maturing from October 2001 through June 2002. Parent Holdings paid counterparties a premium in exchange for cash payments in the event that the 10-year Constant Maturity Treasury rate falls below negotiated strike prices. At December 31, 1997, the notional amount of the interest rate floors was $970 million and the strike prices were between 5.0% and 6.5%. In addition, Parent Holdings, through

FNMC, entered into principal-only swap agreements with a notional amount of $99 million. The estimated market values of interest rate floor contracts and swaps designated as hedges against MSRs at December 31, 1997 were $18.0 million and $13.5 million, respectively.

     The premium paid by Parent Holdings on the interest rate floor contracts is amortized based on the option decay rate. Amounts receivable or payable under the principal-only swap agreements and amounts received under the interest rate floor contracts or terminated hedges are included in the carrying value of MSRs and are amortized as part of the MSRs basis. Gains and losses on early termination of these hedges would be included in the carrying amount of the related MSRs and amortized over the remaining terms of the assets. Two requirements must be met in order to use these hedge accounting methods: (i) MSRs must expose Parent Holdings to interest rate risk, and (ii) at the inception of the hedge and throughout the hedge period, high correlation of changes in the market value of the interest floor contracts and the principal-only swaps and the fair value of the MSRs must be probable so that the results of the interest floor contracts and the principal-only swaps will substantially offset the effects of interest rate changes on the MSRs. If these requirements are not met, the interest floor contracts and the principal-only swaps would be considered speculative and marked to market with changes in market value reflected in current earnings.

     In accounting for its mortgage loan sales prior to April 1, 1995, a gain or loss was recognized by Parent Holdings based on the sum of three components:
(i) the difference between the cash proceeds of the loan sales and Parent Holdings' book value of the loans; plus (ii) the "excess servicing," if any; less (iii) provisions for estimated losses to be incurred from limited recourse obligations, if any. Excess servicing results in a capitalized asset that is amortized as an offset to servicing fee income using the interest method over the estimated remaining lives of the loans sold.

     Effective April 1, 1995, Parent Holdings adopted SFAS No. 122 (superseded by SFAS No. 125), which requires that, when a mortgage loan is sold and servicing rights are retained, a portion of the cost of originating a mortgage loan be allocated to the MSRs rights based on its fair market value. This cost of originating the loan is capitalized and amortized over the period of estimated future net servicing income. The net gains on sales of 1-4 unit residential loans during the year ended December 31, 1997 totalled $24.7 million and included amounts related to the capitalization of originated and excess MSRs of $120.5 million.

     The following is a summary of activity in MSRs and the MSR Hedge for the year ended December 31, 1997 (in thousands):



                                                                                            TOTAL MSR
                                                               MSRS         MSR HEDGE        BALANCE
                                                          --------------   -----------   --------------
   Balance at December 31, 1996 .......................     $ 420,187       $  3,505       $ 423,692
     Additions -- Cal Fed Acquisition .................        44,497             --          44,497
     Additions -- Weyerhaeuser Purchase ...............        41,949             --          41,949
     Originated servicing .............................       120,465             --         120,465
     Additions -- other ...............................        27,939             --          27,939
     Sale -- Servicing Sale ...........................       (16,792)            --         (16,792)
     Sales -- other ...................................            (4)            --              (4)
     Premium paid on interest rate floor contracts.....            --          7,088           7,088
     Payments received under interest rate floor
      contracts .......................................            --           (471)           (471)
     Net received under principal-only swap
      agreements ......................................            --         (1,378)         (1,378)
     Amortization .....................................      (106,972)        (3,310)       (110,282)
                                                            -----------     --------       -----------
   Balance at December 31, 1997 .......................     $ 531,269       $  5,434       $ 536,703
                                                            ===========     ========       ===========

     Capitalized MSRs are amortized in proportion to, and over the period of, estimated net servicing income. SFAS No. 125 requires enterprises to measure the impairment of MSRs based on the difference between the carrying amount of the MSRs and their current fair value. At December 31, 1997 and 1996, no allowance for impairment of the MSRs was necessary.

CAPITAL RESOURCES

     OTS capital regulations require savings associations to satisfy three minimum capital requirements: tangible capital, core (leverage) capital and risk-based capital. In general, an association's tangible capital, which must be at least 1.5% of adjusted total assets, is the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interest in equity accounts of fully consolidated subsidiaries, less disallowed intangibles. An association's ratio of core capital to adjusted total assets (the "core" capital or "leverage capital" ratio) must be at least 3%. Core capital generally is the sum of tangible capital plus certain other qualifying intangibles. Under the risk-based capital requirement, a savings association must have total capital (core capital plus supplementary capital) equal to at least 8% of risk-weighted assets (which equals assets plus the credit risk equivalent of certain off-balance sheet items, each multiplied by the appropriate risk weight). Supplementary capital, which may not exceed 100% of core capital for purposes of the risk-based requirement, includes, among other things, certain permanent capital instruments such as qualifying cumulative perpetual preferred stock, as well as some forms of term capital instruments, such as qualifying subordinated debt. The capital requirements are viewed as minimum standards by the OTS, and most associations are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, depending upon their particular circumstances. Cal Fed currently is not subject to any such individual minimum regulatory capital requirement. The OTS and the other banking agencies recently proposed to amend the minimum capital requirements to establish a minimum core capital requirement of 4% for all but the strongest savings associations. These capital requirements are applicable to Cal Fed but not to Parent Holdings. See "--Description of Business of Parent Holdings--Regulation of Cal Fed--Regulatory Capital Requirements."

     At December 31, 1997, Cal Fed's regulatory capital levels exceeded the minimum regulatory capital requirements, with tangible, core and risk-based capital ratios of 5.65%, 5.65% and 11.93%, respectively. The following is a reconciliation of Cal Fed's stockholders' equity to regulatory capital as of December 31, 1997:



                                                                            TANGIBLE          CORE         RISK-BASED
                                                                             CAPITAL        CAPITAL          CAPITAL
                                                                          ------------   -------------   --------------
                                                                                      (DOLLARS IN MILLIONS)
Stockholders' equity of Cal Fed .......................................    $   2,260      $     2,260      $  2,260
Minority interest -- REIT Preferred Stock .............................          500              500           500
Unrealized holding gain on securities available for sale, net .........          (35)             (35)          (35)
Non-qualifying MSRs ...................................................          (54)             (54)          (54)
Non-allowable capital:
 REIT Preferred Stock in excess of 25% of Tier 1 capital ..............          (71)             (71)          (71)
 Intangible assets ....................................................         (676)            (676)         (676)
 Goodwill Litigation Asset ............................................         (100)            (100)         (100)
 Investment in subsidiaries ...........................................          (53)             (53)          (53)
 Excess deferred tax asset ............................................          (55)             (55)          (55)
Supplemental capital:
 Qualifying subordinated debt debentures ..............................           --               --            94
 General loan loss allowance ..........................................           --               --           214
Assets required to be deducted:
 Land loans with more than 80% LTV ratio ..............................           --               --            (6)
                                                                           ---------      -----------      -----------
Regulatory capital of Cal Fed .........................................        1,716            1,716         2,018
Minimum regulatory capital requirement ................................          456              911         1,353
Fully capitalized items ...............................................          ---               --             2
                                                                           ---------      -----------      ----------
Excess above minimum capital requirement ..............................    $   1,260      $       805      $    663
                                                                           =========      ===========      ==========
                                                                            LEVERAGE      RISK-BASED       TANGIBLE
                                                                            CAPITAL         CAPITAL        CAPITAL
                                                                              RATO           RATIO          RATIO
                                                                           ---------      -----------      ----------
Regulatory capital of Cal Fed .........................................         5.65%            5.65%        11.93%
Minimum regulatory capital requirement ................................         1.50             3.00           8.00
                                                                           ---------      -----------      ----------
Excess above minimum capital requirement ..............................         4.15%            2.65%         3.93%
                                                                           =========      ===========      ==========

     The amount of adjusted total assets used for the tangible and leverage capital ratios is $30.4 billion. Risk-weighted assets used for the risk-based capital ratio amounted to $16.9 billion.

     Cal Fed is also subject to "prompt corrective action" standards prescribed in the FDICIA and related OTS regulations, which, among other things, define specific capital categories based on an institution's capital ratios.

     At December 31, 1997, Cal Fed's leverage capital, Tier 1 (core capital) risk-based and total risk-based capital ratios were sufficient for it to be considered "well capitalized" under applicable OTS regulations:




                                                                       RISK-BASED
                                                              ----------------------------
                                                   LEVERAGE
                                                   CAPITAL       TIER 1      TOTAL CAPITAL
                                                  ---------   -----------   --------------
Regulatory capital of Cal Fed .................      5.65%        10.14%         11.93%
"Well capitalized" ratio ......................      5.00          6.00          10.00
                                                     ----         -----          -----
Excess above "well capitalized" ratio .........      0.65%         4.14%          1.93%
                                                     ====         =====          =====

     OTS capital regulations allow a savings association to include a net deferred tax asset in regulatory capital, subject to certain limitations. To the extent that the realization of a deferred tax asset depends on a savings association's future taxable income, such deferred tax asset is limited for regulatory capital purposes to the lesser of the amount that can be realized within one year or 10 percent of core capital. At December 31, 1997, $55 million of the net tax benefit was determined to be attributable to the amount of taxable income that may be realized in periods beyond one year. Accordingly, such amount has been excluded from regulatory capital at December 31, 1997.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     ALCO, which includes senior management representatives, monitors and considers methods of managing the rate and sensitivity repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in net portfolio value ("NPV") and net interest income. A primary purpose of Parent Holdings' asset and liability management is to manage interest rate risk to effectively invest Parent Holdings' capital and to preserve the value created by its core business operations. As such, certain management monitoring processes are designed to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

     Parent Holdings' exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors of Cal Fed and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine Parent Holdings' change in NPV and net interest income in the event of hypothetical changes in interest rates and interest rate sensitivity gap analysis is used to determine the repricing characteristics of Parent Holdings' assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

     In order to reduce the exposure to interest rate fluctuations, Parent Holdings has developed strategies to manage its liquidity, shorten its effective maturities of certain interest-earning assets, and increase the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of adjustable-rate residential mortgage loans and consumer loans, which are retained by Parent Holdings for its portfolio. In addition, long-term, fixed-rate single-family residential mortgage loans are underwritten according to guidelines of FHLMC, GNMA and the FNMA, and are either swapped with the FHLMC, GNMA and the FNMA in exchange for mortgage-backed securities secured by such loans which are then sold or are sold directly for cash in the secondary market.

     Interest rate sensitivity analysis is used to measure Parent Holdings' interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained increase or decrease in the market interest rates of one hundred to four hundred basis points. Cal Fed's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV of 15%, 30%, 45% and 60% in the event of a sudden and sustained increase or decrease in market interest rates of one hundred, two hundred, three hundred and four hundred basis points, respectively. The following table presents Parent Holdings' projected change in NPV for the various rate shock levels at December 31, 1997. All market risk sensitive instruments presented in this table are held to maturity or available for sale. Parent Holdings has no trading securities.




                                                                    PERCENT CHANGE
                                                                ----------------------
CHANGE IN                           MARKET VALUE OF    ACTUAL                   BOARD
INTEREST RATES                     PORTFOLIO EQUITY    CHANGE       ACTUAL      LIMIT
--------------------------------- ------------------ ---------- ------------- --------
                                                 (DOLLARS IN MILLIONS)
400 basis point rise ............       $  705         $ (546)       (43.7)%     (60)%
300 basis point rise ............        1,020           (231)       (18.5)      (45)
200 basis point rise ............        1,263             12          1.0       (30)
100 basis point rise ............        1,327             76          6.1       (15)
Base Scenario ...................        1,251             --           --        --
100 basis point decline .........        1,084           (167)       (13.4)      (15)
200 basis point decline .........        1,021           (230)       (18.4)      (30)
300 basis point decline .........        1,028           (223)       (17.8)      (45)
400 basis point decline .........        1,005           (246)       (19.7)      (60)

     The preceding table indicates that at December 31, 1997, in the event of a sudden and sustained increase in prevailing market interest rates, Parent Holdings' NPV, including minority interest, would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing market interest rates, Parent Holdings' NPV would be expected to experience little change. At December 31, 1997, Parent Holdings' estimated changes in NPV were within the targets established by the Board of Directors of Cal Fed.

     The fair market value of portfolio equity decreases in a rising interest rate environment because Parent Holdings' interest-bearing liabilities generally reprice faster than its interest-earning assets, and certain interest-earning assets are subject to periodic caps. The reduction in value of the net interest-earning assets is partially offset by an increase in value of MSRs that appreciate in value as rates rise. In a declining interest rate environment, the reduction in value of MSRs generally outweighs the increase in value of the rest of the portfolio resulting from the repricing differences of interest-earning assets and interest-bearing liabilities.

     NPV is calculated by Parent Holdings pursuant to guidelines established by the OTS. The calculation is based on the net present value of estimated discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources as of December 31, 1997, with adjustments made to reflect the shift in the Treasury yield curve as appropriate.

     The computation of prospective effects of hypothetical interest rate changes is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections presented, should market conditions vary from assumptions used in the calculation of the NPV. Certain assets, such as adjustable-rate loans, which represent one of Parent Holdings' primary loan products, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in Parent Holdings' portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the NPV. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of interest rate increases.


     In addition, Parent Holdings uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. See " --Asset/Liability Management."

        DIRECTORS AND EXECUTIVE OFFICERS OF PARENT HOLDINGS AND CAL FED

     The following table sets forth certain information (ages as of July 1, 1998) concerning the directors and executive officers of Parent Holdings. All directors serve terms of one year or until the election of their respective successors.




NAME                           AGE  POSITION
----------------------------- ----- ------------------------------------------------------------
Ronald O. Perelman ..........  55   Chairman of the Board, Chief Executive Officer and Director
Gerald J. Ford ..............  53   President and Director
Howard Gittis ...............  64   Vice Chairman and Director
Irwin Engelman ..............  64   Executive Vice President and Chief Financial Officer
Barry F. Schwartz ...........  48   Executive Vice President and General Counsel
Laurence Winoker ............  41   Vice President and Controller

     The following table sets forth certain information (ages as of July 1, 1998), concerning the directors and executive officers of Cal Fed. All directors serve terms of one year or until the election of their respective successors.




NAME                                 AGE  POSITION
----------------------------------- ----- --------------------------------------------------------------
Ronald O. Perelman ................  55   Director
Gerald J. Ford ....................  53   Chairman of the Board, Chief Executive Officer and Director
Carl B. Webb ......................  48   President, Chief Operating Officer and Director
Edward G. Harshfield ..............  61   Vice Chairman of the Board and Director
Paul M. Bass, Jr. .................  63   Director
George W. Bramblett, Jr. ..........  58   Director
Bob Bullock .......................  68   Director
Irwin Engelman ....................  64   Director
Howard Gittis .....................  64   Director
Gabrielle K. McDonald .............  56   Director
Lynn Schenk .......................  53   Director
Robert Setrakian ..................  74   Director
Christie S. Flanagan ..............  60   Executive Vice President and General Counsel
Kendall M. Fugate .................  60   Executive Vice President and Information and Technology
                                          Services Director
Richard P. Hodge ..................  43   Executive Vice President and Corporate Tax Director
Walter C. Klein, Jr. ..............  55   Executive Vice President; President, FNMC
Richard A. Leweke .................  45   Executive Vice President and Administrative Services Director
Lacy G. Newman, Jr. ...............  48   Executive Vice President and Chief Credit Officer
James R. Staff ....................  51   Executive Vice President and Chief Financial Advisor
Richard H. Terzian ................  61   Executive Vice President and Chief Financial Officer
Peter K. Thomsen ..................  56   Executive Vice President and Retail Banking Director
Dennis L. Verhaegen ...............  46   Executive Vice President -- Director of Corporate Finance
Michael R. Walker .................  52   Executive Vice President -- Commercial Real Estate
Renee Nichols Tucei ...............  41   Senior Vice President and Controller

     Mr. Perelman has been Chairman of the Board of Parent Holdings and of FNH since their formation in 1994 and a Director of Cal Fed since 1994. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes and various of its affiliates since 1980. Mr. Perelman also is Chairman of the Boards of Directors of Revlon and Meridian Sports and Chairman of the Executive Committees of the Boards of Directors of Cigar Holdings and Panavision Inc. ("Panavision"). Mr. Perelman is a Director of the following corporations which file reports pursuant to the Exchange Act: Cal Fed, Cigar Holdings, FNH, Parent Holdings, MFW, Meridian, Panavision, Revlon Consumer Products Corporation ("Products Corporation"), Revlon and REV Holdings Inc. ("REV Holdings"). (On

December 27, 1996, Marvel Entertainment Group ("Marvel"), Marvel (Parent) Holdings Inc. ("Marvel Parent") and Marvel Holdings Inc. ("Marvel Holdings"), of which Mr. Perelman was a Director, Marvel III Holdings Inc. ("Marvel III"), of which Mr. Perelman is a Director, and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     Mr. Ford has been President and a Director of Parent Holdings since its formation in 1994 and Chairman of the Board, Chief Executive Officer and a Director of Cal Fed since the consummation of the FN Acquisition and of Preferred Capital Corp. since its formation in November 1996. Mr. Ford was Chairman of the Board and a Director of First Madison from 1993 to 1994. Mr. Ford previously served as Chairman of the Board, Chief Executive Officer and a Director of First Gibraltar from 1988 through 1993. Mr. Ford served as the Chairman of the Board, Chief Executive Officer and a Director of First United Bank Group, Inc. ("First United Bank Group"), from 1993 through 1994. Mr. Ford is Chairman of the Board and a Director of FNMC, FGB Services, Inc. and Madison Realty Advisors, Inc. ("Madison Realty"). Mr. Ford has also served in the following capacities over the past five years: Chairman of the Board, Chief Executive Officer and Director, Ford Bank Group, Inc. ("Ford Bank Group"); and Chairman of the Board, Chief Executive Officer and Director, United New Mexico Financial Corporation. Mr. Ford is also Chairman of the Board and Chief Executive Officer of Liberte Investors Inc., and a Director of McMoRan Oil and Gas Co. and Aames Financial Corporation.

     Mr. Gittis has been Vice Chairman and a Director of Parent Holdings and of FNH and a Director of Cal Fed since 1994. Mr. Gittis has been Vice Chairman of MacAndrews & Forbes and various of its affiliates since 1985. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: Aames Financial Corporation, Cal Fed, Cigar Holdings, Jones Apparel Group, Inc., Loral Space and Communications, Ltd., FNH, Parent Holdings, MFW, Panavision, Revlon, Products Corporation, REV Holdings, Rutherford-Moran Oil Corporation and Sunbeam Corporation.

     Mr. Engelman has been Executive Vice President and Chief Financial Officer of Parent Holdings and of FNH since its formation in 1994, and a Director of Cal Fed since 1992. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various other affiliates since February 1992. He was Executive Vice President and Chief Financial Officer of GAF Corporation from 1990 to 1991; Director, President and Chief Operating Officer of Citytrust Bancorp Inc. from 1988 to 1990; Executive Vice President of the Blackstone Group LP from 1987 to 1988; and Director and Executive Vice President of General Foods Corporation for more than five years prior to 1987. Mr. Engelman is a Director of the following corporations which file reports pursuant to the Exchange Act: Revlon Products and Cal Fed. (On December 27, 1996, Marvel Holdings and Marvel Parent, of which Mr. Engelman was an executive officer, and Marvel III, of which Mr. Engelman is an executive officer, and several of the subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     Mr. Schwartz has been Executive Vice President and General Counsel of Parent Holdings since March 1996 and Executive Vice President and General Counsel of FNH since January 1996. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993. Mr. Schwartz was Senior Vice President of MacAndrews & Forbes from 1989 to 1993. (On December 27, 1996, Marvel Holdings and Marvel Parent, of which Mr. Schwartz was an executive officer, and Marvel III, of which Mr. Schwartz is an executive officer, and several of the subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     Mr. Winoker has been Vice President and Controller of Parent Holdings and of FNH since 1994. He has been Vice President and Controller of MacAndrews & Forbes and various of its affiliates since September 1992. Mr. Winoker was Assistant Vice President and Assistant Controller of MacAndrews & Forbes and various of its affiliates for more than five years prior to September 1992. (On December 27, 1996, Marvel Holdings and Marvel Parent, of which Mr. Winoker was an executive officer, and Marvel III, of which Mr. Winoker is an executive officer, and several of the subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     Mr. Webb has been the President, Chief Operating Officer and a Director of Cal Fed since the consummation of the FN Acquisition and of Preferred Capital Corp. since its formation in

November 1996. Mr. Webb served as President, Chief Executive Officer and Director of First Madison from 1993 through 1994. Mr. Webb previously served as President, Chief Operating Officer and a Director of First Gibraltar from 1988 through 1993. Mr. Webb also serves as a Director of FNMC.

     Mr. Harshfield has been Vice Chairman of the Board and a Director of Cal Fed since January 1997. Mr. Harshfield was President, Chief Executive Officer and a Director of Old Cal Fed from January 1996 to January 1997 and of Old California Federal from October 1993 to January 1997. From October 1992 to March 1993, Mr. Harshfield served as Chief Executive Officer and a Director of First City Texas National Bank. From February 1991 to December 1992, he served as President, Chief Executive Officer and a Director of Federal Capital Bank, a private investment bank. Since 1988, Mr. Harshfield has been the principal, Chairman and Chief Executive Officer of EH Thrift Management Inc., a special purpose management company, and general partner of U.S. Thrift Opportunity Partners, L.P., a Merrill Lynch sponsored limited partnership that invests in undercapitalized thrift institutions. Prior to 1988, Mr. Harshfield served as President and Chief Executive Officer of Household Financial Services. Mr. Harshfield also held various senior positions with Citicorp/Citibank and Pepsico Inc.

     Mr. Bass has been a Director of Cal Fed since May , 1993. Mr. Bass is currently the Vice Chairman and Director of First Southwest Company. Mr. Bass is a Director and Chairman of the Audit Committee of Keystone Consolidated Industries, and is a Director of Source Services, Inc. Mr. Bass has served in the following capacities during the past five years: Director, Endevco, Inc.; Director, Jayhawk Acceptance Corporation; Director, Ford Bank Group; and Chairman of the Board and Director, Pizza Inn, Inc.

     Mr. Bramblett has been a Director of Cal Fed since May , 1993. Mr. Bramblett has been associated with the law firm of Haynes & Boone since 1973 and is currently a Partner and a member of the Executive Committee of that firm. Mr. Bramblett has served in the following capacities during the past five years: Member of the Texas Higher Education Coordinating Board of the Texas College and University System of Texas and Trustee of the Baylor College of Dentistry.

     Mr. Bullock has served as a Director of Cal Fed since 1994. Mr. Bullock has been Lieutenant Governor of the State of Texas since 1990. Mr. Bullock is Chairman of the Board, Director and President of JFB-RDB, Inc. Mr. Bullock served as a Director of the Ford Bank Group from 1992 to 1993, and as Director of the First United Bank Group from 1992 to 1993. Prior to 1990, Mr. Bullock served as the State of Texas Comptroller of Public Accounts. Mr. Bullock has been Of Counsel to the law firm of Scott, Douglass, Luton and McConnico, L.L.P. since 1992.

     Ms. McDonald has served as a Director of Cal Fed since 1990. Ms. McDonald also served as a Director of FGB-San Antonio in 1992. Ms. McDonald currently serves as a Judge on the International Criminal Tribunal for the former Yugoslavia. Ms. McDonald is also currently a Professor of Law at the Thurgood Marshall School of Law of Texas Southern University. Ms. McDonald currently serves as a director of Freeport McMoRan Inc., McMoRan Oil & Gas Co. and Freeport McMoRan Copper & Gold Inc. Ms. McDonald was Of Counsel to the Walker & Satterthwaite firm from 1991 to 1993. She was a partner in the law firm of Matthews & Branscomb from 1988 through 1991. Prior to that time, Ms. McDonald served as a United States District Court Judge for the Southern District of Texas.

     Ms. Schenk has been a Director of Cal Fed since November, 1996. Ms. Schenk has been a Senior Consultant to Baker & McKenzie, San Diego, California since 1995. From January, 1993 to January, 1995, Ms. Schenk served in the U.S. House of Representatives as Congresswoman representing the 49th Congressional District in the State of California. During her term in the House of Representatives, Ms. Schenk served on the Energy and Commerce Committee and the Merchant Marine and Fisheries Committee. Ms. Schenk served as the State of California Secretary of Business, Transportation and Housing prior to 1983. From 1983 until her election to Congress, Ms. Schenk was in private law practice in California and served as an independent consultant to various public and private businesses with respect to government relations. From 1985 to 1993, Ms. Schenk served as a director of Long Beach Bank, F.S.B. She is currently a director of IDEC Pharmaceuticals, Inc., a corporation which files reports pursuant to the Exchange Act.

     Mr. Setrakian has been a Director of Cal Fed since November 1994. Mr. Setrakian previously served as a Director of Old FNB for more than 10 years. Mr. Setrakian is presently the Chairman and President of the William Saroyan Foundation and the former Chairman and President of Mid-State Horticultural Company. He is also a former Chairman and member of the Board of Governors of the United States Postal Service; former Commissioner of the Federal Maritime Commission; former Chairman and Chief Executive Officer of the California Growers Winery, Inc.; and former Chairman and founder of the National Bank of Agriculture.

     Mr. Flanagan has been the Executive Vice President and General Counsel of Cal Fed since the consummation of the FN Acquisition. Mr. Flanagan has been the Executive Vice President, General Counsel and a Director of Preferred Capital Corp. since its formation in November 1996. He also serves as a Director of FNMC. Mr. Flanagan has been associated with the law firm of Jenkens & Gilchrist, P.C. and its predecessors since 1968 in various capacities, including Managing Partner, and he is currently Of Counsel to that firm.

     Mr. Fugate has been an Executive Vice President of Cal Fed since the consummation of the FN Acquisition. Mr. Fugate previously served as Executive Vice President of Old FNB from 1991 to 1994, and held various executive positions with Citibank, N.A. and Citibank California, FSB from 1982 to 1991.

     Mr. Hodge has been an Executive Vice President of Cal Fed since January 1996 and has been employed by Cal Fed since November 1995. Mr. Hodge previously was associated with the public accounting firm of KPMG Peat Marwick LLP and its predecessors since 1981, including most recently as a tax partner since 1986.

     Mr. Klein has been an Executive Vice President of Cal Fed and the President of FNMC since January 1996. He also serves as a Director of FNMC. Mr. Klein previously was associated with PNC Mortgage Corp. of America and its predecessor, Sears Mortgage Corporation, since 1986, including most recently as Chairman and Chief Executive Officer.

     Mr. Leweke has been an Executive Vice President of Cal Fed since January 1998. Mr. Leweke served as Senior Vice President--Administrative Services since the consummation of the FN Acquisition. Prior to that time, he served in the same capacity for Old FNB from 1992 to 1994.

     Mr. Newman has been Executive Vice President and Chief Credit Officer of Cal Fed since the consummation of the FN Acquisition. Mr. Newman has also served as Executive Vice President of First Madison from 1993 to 1994, and Executive Vice President of First Gibraltar since 1992. In addition, he served as President and a Director of Madison Realty since 1992.

     Mr. Staff has been an Executive Vice President of Cal Fed since October 17, 1994. He also serves as a Director of Preferred Capital Corp. and FNMC and as Chairman and Director of FGB Realty. Mr. Staff previously was associated with the public accounting firm of KPMG Peat Marwick LLP and its predecessors since 1979, including most recently as Partner-in-charge of Financial Services for the Southwest-Dallas area.

     Mr. Terzian has served as Executive Vice President and Chief Financial Officer of Cal Fed since April 1, 1995. Mr. Terzian has been the Executive Vice President, Chief Financial Officer and a Director of Preferred Capital Corp. since its formation in November 1996. For the five years prior to April 1, 1995, Mr. Terzian served as Chief Financial Officer of Dime Bancorp, Inc. and its subsidiary, The Dime Savings Bank of New York, FSB.

     Mr. Thomsen has been an Executive Vice President of Cal Fed since the consummation of the FN Acquisition. Mr. Thomsen previously served as Senior Executive Vice President of Old FNB and a Director from 1992 to 1994. Mr. Thomsen was an Executive Vice President of Old FNB from 1991 to 1992. Mr. Thomsen had been Executive Vice President of Michigan National Corporation from 1986 to 1991 and a Director from 1989 to 1991, and the President of Michigan National Bank from 1988 to 1991 and a Director from 1989 to 1991. Mr. Thomsen was Chairman of Independence One Mortgage Corporation, a subsidiary of Michigan National Bank, from 1986 to 1990.

     Mr. Verhaegen has been an Executive Vice President of Cal Fed since February 1997. Mr. Verhaegen previously served as a Managing Director of First Southwest Company from 1992 to 1994. Mr. Verhaegen served as a Senior Managing Director and co-head of the Financial Institutions Group of Bear Stearns & Co. Inc. from 1988 to 1992. From 1994 to 1996, Mr. Verhaegen operated his own financial advisory and consulting firm.

     Mr. Walker has been an Executive Vice President of Cal Fed since the consummation of the FN Acquisition. Mr. Walker served as Senior Vice President of First Madison from 1993 to 1994. Mr. Walker previously served as Senior Vice President of First Gibraltar from 1988 to 1993.


     Ms. Tucei has been a Senior Vice President and the Controller of Cal Fed since the consummation of the FN Acquisition. Ms. Tucei previously served as Senior Vice President and Controller of First Madison from 1993 to 1994, and as Senior Vice President for First Gibraltar from 1988 to 1993.


                                 LEGAL MATTERS


     Certain legal matters in connection with the Mergers will be passed upon for Parent Holdings by Skadden, Arps, Slate, Meagher & Flom LLP.


     Certain legal matters in connection with the Mergers will be passed upon for Golden State by Wachtell, Lipton, Rosen & Katz.


                                    EXPERTS


     The consolidated financial statements of Golden State Bancorp Inc. and subsidiaries (formerly Glendale Federal Bank, Federal Savings Bank) as of June 30, 1997 and 1996, and for each of the years in the three year period ended June 30, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. A representative of KPMG Peat Marwick LLP will be at the Special Meeting to answer questions from Golden State Stockholders and will be given an opportunity to make a statement, if so desired.


     The consolidated financial statements of First Nationwide (Parent) Holdings Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                                OTHER BUSINESS


     Golden State's Bylaws state that the business to be transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of such meeting. Accordingly, no business other than the matters described in this Proxy Statement will be considered or taken up at the Special Meeting.


                             STOCKHOLDER PROPOSALS


     Any stockholder wishing to have a proposal considered for inclusion in the proxy solicitation materials for Golden State's 1998 Annual Meeting of Stockholders must, in addition to other applicable requirements, have set forth such proposal in writing and must have filed it with the Secretary of Golden State on or before May 30, 1998. The Golden State Board will review any proposals from stockholders received by that date and will determine whether applicable requirements have been met for inclusion of any such proposals in such 1998 proxy solicitation materials.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed with the Commission by Golden State (File No. 0-29654) are incorporated by reference in this Proxy Statement:


     1. Golden State's Current Report on Form 8-K, dated September 26, 1997 (including, as Exhibit 99B thereto, Glendale Federal's Annual Report on Form 10-K for the year ended June 30, 1997).


     2. Golden State's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998.


     3. Golden State's Current Reports on Form 8-K, dated July 24, 1997, August 17, 1997, October 28, 1997 (as amended by Amendment No. 1 thereto, filed with the Commission on February 3, 1998), November 30, 1997, February 4, 1998 (as amended by Amendment No. 1 thereto, filed with the Commission on March 5, 1998) and May 5, 1998.


     4. Glendale Federal's Proxy Statement on Schedule 14A, dated June 24, 1997, for its Special Meeting of Stockholders held on July 23, 1997 (filed as
Exhibit 99.6 to Amendment No. 3 to Golden State's Registration Statement on Form S-3, File No. 333-28037, filed with the Commission on July 11, 1997).


     5. Golden State's Proxy Statement on Schedule 14A, dated September 29, 1997, for its Annual Meeting of Stockholders held on October 28, 1997.


     6. Golden State's Proxy Statement on Schedule 14A, dated March 4, 1998, for its Special Meeting of Stockholders convened on April 8, 1998.


     7. Amendment No. 1 to Golden State's Registration Statement on Form S-3, File No. 333-47309, filed with the Commission on April 22, 1998.


     In addition, all documents and reports filed by Golden State pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS RELATING TO GOLDEN STATE OR GLENDALE FEDERAL (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, TO GOLDEN STATE BANCORP INC., 700 NORTH BRAND BOULEVARD, GLENDALE, CALIFORNIA, 91203, ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER (818) 500-2723. GOLDEN STATE WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY AFTER THE RECEIPT OF THE REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY AUGUST 10, 1998.

                            INDEX OF PRINCIPAL TERMS



10% Subordinated Debentures Due 2003 ...............   124
10% Subordinated Debentures Due 2006 ...............   122
10.668% Subordinated Notes .........................   123
10 5/8% Notes ......................................   97
11.20% Senior Notes ................................   123
11 1/2% Preferred Stock ............................   125
12 1/2% Notes Indenture ............................   129
12 1/2% Senior Notes Indenture .....................   121
12 1/2% Senior Notes ...............................   121
12 1/4% Senior Notes ...............................   121
1996 Acquisitions ..................................   97
6 1/2% Convertible Subordinated Debentures .........   124
9 1/8% Preferred Stock .............................   127
9 1/8% Senior Subordinated Notes ...................   121
ACS ................................................   113, F-32
Act ................................................   175, F-61
Additional FN Holdings Preferred Stock .............   F-53
Additional FNH Preferred Stock .....................   124
Adjusted Average Price .............................   80
Agreement ..........................................   1
ALCO ...............................................   155, 179
AMT ................................................   174
ARMs ...............................................   99
Asset Purchase Agreement ...........................   96, F-19
Assistance Agreement ...............................   96, F-39
Auto One ...........................................   98, F-8, F-23
Auto One Acquisition ...............................   98, F-23
Average Stock Price ................................   40
BAC Sale ...........................................   96, F-19
Bank ...............................................   F-19
Bank Preferred Stock ...............................   F-53
Bank Preferred Stock Offers ........................   128
BankAmerica ........................................   96
BIF ................................................   140
Bloomberg ..........................................   39
Bonuses ............................................   F-63
Branch Purchases ...................................   144
Branch Sales .......................................   97, F-24
broker non-votes ...................................   26
Brokered Deposits ..................................   118
Cal Fed ............................................   Cover, F-19
Cal Fed Acquisition ................................   95, F-8, F-19
Cal Fed Cash Payment ...............................   40
Cal Fed Committee ..................................   65
Cal Fed Goodwill Litigation ........................   8
Cal Fed Litigation .................................   F-65
Cal Fed Preferred Stock ............................   126
CALGLs .............................................   Cover 2
CALGZs .............................................   Cover 2

California Federal .....................................   F-19
Capital Loss Coverage ..................................   F-39
CENFED .................................................   Cover
CENFED Merger ..........................................   3
Certificates of Merger .................................   7
Cigar Holdings .........................................   142
Closed Associations ....................................   F-19
Closing Date ...........................................   7
CMOs ...................................................   115
Commission .............................................   1
Company ................................................   F-8
Contingent Shares ......................................   7
Contractual ............................................   F-37
Contribution Amount ....................................   40
Cost of Funds Rate .....................................   124, F-53
Covered Assets .........................................   96
Covered Executive Officers .............................   50
CRA ....................................................   49
CSFB ...................................................   8
Deferred Compensation Plan .............................   54
Department of Justice ..................................   10
Determination Date .....................................   46
Effective Date .........................................   7
Employment Agreements ..................................   50
Employment Period ......................................   50
Escrowed Funds .........................................   128
Estimated Litigation Recovery Retention Amount .........   40
Exchange Act ...........................................   1
Exchange Agreement .....................................   F-54
Exercise Price .........................................   61
Fair Lending Laws ......................................   140
FASB ...................................................   111
FDIC ...................................................   F-33
FDIC Purchase ..........................................   131, F-39
FGB Realty .............................................   131
FGH ....................................................   Cover
FHLB ...................................................   102, F-2
FHLBS ..................................................   96
FHLMC ..................................................   100, F-29
FICO ...................................................   140
Final Resolution .......................................   53
FIRREA .................................................   130
First Gibraltar ........................................   95, F-19
First Gibraltar Holdings ...............................   F-19
First Madison ..........................................   95, F-19
First Nationwide .......................................   95, F-19
First United Bank Group ................................   194
Florida Branch Sale ....................................   4
Florida Branch Sale Agreement ..........................   4
FN Acquired Business ...................................   96, F-19
FN Acquisition .........................................   96, F-19

FN Escrow .....................................   97, F-20
FN Escrow Merger ..............................   97, F-20
FN Escrow Preferred Stock .....................   F-20
FN Holdings ...................................   F-19
FN Holdings Preferred Stock ...................   F-53
FN Holdings/FN Escrow Preferred Stock .........   F-20
FN Merger Agreement ...........................   97
FNH ...........................................   Cover, F-8
FNH Class A Common Stock ......................   39
FNH Class B Common Stock ......................   39
FNH Debt Offers ...............................   128
FNH Indentures ................................   128
FNH Merger ....................................   Cover
FNH Notes .....................................   122
FNH Preferred Stock ...........................   97
FNIC ..........................................   132
FNMA ..........................................   100, F-29
FNMC ..........................................   96, F-19
FNMP ..........................................   106
Ford Bank Group ...............................   194
Ford Motor ....................................   96, F-19
FRB ...........................................   137
FSLIC .........................................   95, F-19
FSLIC/RF ......................................   95, F-39
GAAP ..........................................   3
Garberville Branch Sale .......................   F-24
Glendale Committee ............................   65
Glendale Federal ..............................   Cover, F-8
Glendale Federal Employees ....................   60
Glendale Federal Payment ......................   41
Glendale Interim ..............................   90
GNMA ..........................................   100, F-29
Golden State ..................................   Cover, F-8
Golden State Board ............................   5
Golden State Common Stock .....................   Cover
Golden State Financial ........................   Cover
Golden State Merger ...........................   Cover, F-8
Golden State Merger Agreement .................   F-8
Golden State Option ...........................   52
Golden State Option Plan ......................   51
Golden State Stockholders .....................   3
Goodwill Litigation ...........................   65
Goodwill Litigation Asset .....................   131, F-65
Goodwill Recovery Shares Number ...............   40
Granite .......................................   103, F-39
Gross-up Payment ..............................   51
GS Escrow .....................................   128
GS Escrow Merger ..............................   128
GSAC ..........................................   98, F-8
GSAC Acquisition ..............................   98, F-8
GSB Directors .................................   32, 52

HFFC ....................................   97, F-22
HOLA ....................................   48
Holder ..................................   63
Holders .................................   65
Home Federal ............................   97
Home Federal Acquisition ................   97, F-22
HUD .....................................   104
Hunter's Glen ...........................   Cover
Incentive Fee ...........................   53
Incentive Plan ..........................   54, F-63
Injunction ..............................   47
IRR .....................................   135
Junior Stock ............................   125
Limitation ..............................   44
Litigation Management Agreement .........   65
Litigation Managers .....................   53
LMUSA ...................................   97, F-20
LMUSA 1995 Purchase .....................   97, F-20
LMUSA 1996 Purchase .....................   97, F-20
LMUSA Purchases .........................   97, F-20
LOC .....................................   131
LTV .....................................   100
MacAndrews & Forbes .....................   4
MacAndrews Holdings .....................   4
Madison Realty ..........................   194
Mafco ...................................   F-29
Mafco Group .............................   174
Mafco Holdings ..........................   4
Marvel ..................................   194
Marvel Holdings .........................   194
Marvel III ..............................   194
Marvel Parent ...........................   194
Maryland Acquisition ....................   96
MBS .....................................   114
Medical Benefits ........................   53
Merger Agreement ........................   F-19
Mergers .................................   Cover
M&F Holdings ............................   F-19
Michigan Branch Sale ....................   97
MSR Hedge ...............................   160, F-41
MSRs ....................................   103, F-41
New FNH .................................   Cover
Northeast Branch Sale ...................   97
Note Purchase Agreement .................   123, F-48
Notional Share Amount ...................   45
NPV .....................................   190
NYSE ....................................   Cover 2
Offering ................................   128
Officers ................................   54
Ohio Branch Sale ........................   97
Old Cal Fed .............................   28

Old California Federal ..........................   F-19
Old FNB .........................................   96, F-19
Old FNB Indenture ...............................   122, F-48
Option ..........................................   11
Option Repurchase Price .........................   63
Option Shares ...................................   61
Other Litigation ................................   8
Other Litigation Payment ........................   42
Other Litigation Recovery Shares Number .........   42
Other Pro Forma Events ..........................   13
OTS .............................................   1, F-54
Owner ...........................................   63
Pacific Exchange ................................   1
Parent Holdings .................................   Cover, F-8
Parent Holdings Common Stock ....................   38
Parent Holdings Defeasance ......................   129
Participants ....................................   54, F-63
Payments ........................................   51
Pension Benefit .................................   53
Plan of Merger ..................................   Cover
Preferred Capital Corp ..........................   97, F-19
Promissory Note .................................   F-38
Proposed Amendments .............................   128
Proxy Statement .................................   Cover
Put Agreement ...................................   103, F-38
Put Option ......................................   131
QTL .............................................   139
QTL test ........................................   139
Rate Lock Agreements ............................   129
Recent Annual Target Bonus ......................   50
Recognized ......................................   F-37
Record Date .....................................   5
Recovery Payment ................................   129
RedFed ..........................................   Cover
RedFed Merger ...................................   4
Reduction Act ...................................   168
Refinancing .....................................   Cover 2
Registration Rights Agreement ...................   68
REIT ............................................   F-19
REIT Preferred Stock ............................   98, F-8, F-20
Reorganization ..................................   90
Reorganization Agreement ........................   90
Requisite Regulatory Approvals ..................   10
Retirement Plan .................................   51
REV Holdings ....................................   193
Revlon ..........................................   142
SAIF ............................................   90, F-3, F-13
San Francisco Federal ...........................   97
SBHC ............................................   129
Selected Companies ..............................   34
Selected Transactions ...........................   36

SERP ....................................   51
Servicing Sale ..........................   98, F-24
SFAS 128 ................................   23
SFAS No. 115 ............................   111
SFAS No. 122 ............................   106
SFAS No. 125 ............................   145
SFAS No. 127 ............................   145
SFAS No. 130 ............................   145
SFAS No. 131 ............................   145
SFAS No. 132 ............................   145
SFFed ...................................   97, F-21
SFFed Acquisition .......................   97, F-21
Shared Gain .............................   131
Shortfall Account .......................   45
Special Meeting .........................   Cover
Special Purpose Corp ....................   97, F-53
Special Report ..........................   111, F-31
Special SAIF Assessment .................   168, F-64
StanFed .................................   96
Stock Option Agreement ..................   11, 61
Subsequent Event ........................   F-60
Subsidiary Bank Merger ..................   Cover
Substitute Option .......................   64
Tax Attribute Adjustment Amount .........   45
Tax Attribute Adjustment Event ..........   45
Tax Attribute Adjustment Number .........   45
Tax Opinions ............................   60
Tax Payment .............................   42
Tax Sharing Agreement ...................   174
Taxable Period ..........................   42
Texas Branch Sale .......................   98, F-24
Texas Closed Banks ......................   95
Tier 1 association ......................   139
Tier 2 association ......................   139
Tier 3 association ......................   139
TNIS ....................................   129
Union Planters Florida ..................   4
Weyerhaeuser Purchase ...................   98, F-23
Winstar Cases ...........................   130
XCF .....................................   124, F-49
Year 2000 ...............................   146

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                             PAGE
                                                            -----
      At March 31, 1998 and for the three-month periods ended March
                    31, 1998 and 1997:
Unaudited Consolidated Balance Sheet
March 31, 1998 ..........................................    F-2
Unaudited Consolidated Statements of Income
Three Months ended March 31, 1998 and 1997 ..............    F-3
Unaudited Consolidated Statements of Comprehensive Income
Three Months ended March 31, 1998 and 1997 ..............    F-4
Unaudited Consolidated Statement of Stockholder's Equity
Three Months ended March 31, 1998 .......................    F-5
Unaudited Consolidated Statements of Cash Flows
Three Months ended March 31, 1998 and 1997 ..............    F-6
Notes to Consolidated Financial Statements ..............    F-8


                                                             PAGE
                                                            -----
    At December 31, 1997 and 1996 and for the years ended December
            31, 1997, 1996 and 1995:
Independent Auditors' Report ............................   F-11
Consolidated Balance Sheets .............................   F-12
Consolidated Statements of Income .......................   F-13
Consolidated Statements of Comprehensive Income .........   F-14
Consolidated Statements of Stockholder's Equity .........   F-15
Consolidated Statements of Cash Flows ...................   F-16
Notes to Consolidated Financial Statements ..............   F-19

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET
                                MARCH 31, 1998
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                MARCH 31,
                                                                                  1998
                                                                             --------------
ASSETS
Cash and amounts due from banks ..........................................    $   379,831
Interest-bearing deposits in other banks .................................            128
Short-term investment securities .........................................         84,305
                                                                              -----------
 Cash and cash equivalents ...............................................        464,264
Securities available for sale, at fair value .............................        988,235
Securities held to maturity ..............................................         58,424
Mortgage-backed securities available for sale, at fair value .............      5,695,135
Mortgage-backed securities held to maturity ..............................      1,250,639
Loans held for sale, net .................................................      1,887,856
Loans receivable, net ....................................................     18,977,777
Investment in Federal Home Loan Bank ("FHLB") System .....................        485,793
Office premises and equipment, net .......................................        161,047
Foreclosed real estate, net ..............................................         75,674
Accrued interest receivable ..............................................        196,637
Intangible assets (net of accumulated amortization of
 $71,383) ................................................................        669,831
Mortgage servicing rights ................................................        625,554
Other assets .............................................................        665,699
                                                                              -----------
   Total assets ..........................................................    $32,202,565
                                                                              ===========
LIABILITIES, MINORITY INTEREST AND STOCKHOLDER'S EQUITY
Deposits .................................................................    $16,403,429
Securities sold under agreements to repurchase ...........................      1,965,818
Borrowings ...............................................................     11,734,406
Other liabilities ........................................................        699,517
                                                                              -----------
   Total liabilities .....................................................     30,803,170
                                                                              -----------
Commitments and contingencies ............................................             --
Minority interest ........................................................      1,161,978
Stockholder's equity:
 Common stock, $1.00 par value, 1,000 shares authorized, issued and
   outstanding ...........................................................              1
 Additional paid-in capital ..............................................             --
 Net unrealized holding gain on securities available for sale ............         24,927
 Retained earnings (substantially restricted) ............................        212,489
                                                                              -----------
   Total stockholder's equity ............................................        237,417
                                                                              -----------
   Total liabilities, minority interest and stockholder's equity .........    $32,202,565
                                                                              ===========

     See accompanying notes to unaudited consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)



                                                                     1998          1997
                                                                 -----------   -----------
Interest income:
 Loans receivable ............................................    $384,720      $390,643
 Mortgage-backed securities available for sale ...............      81,502        61,005
 Mortgage-backed securities held to maturity .................      24,857        29,940
 Loans held for sale .........................................      27,336        17,253
 Securities available for sale ...............................      13,723        10,971
 Securities held to maturity .................................         874            71
 Interest-bearing deposits in other banks ....................         410         2,868
                                                                  --------      --------
   Total interest income .....................................     533,422       512,751
                                                                  --------      --------
Interest expense:
 Deposits ....................................................     178,175       187,020
 Securities sold under agreements to repurchase ..............      26,528        34,383
 Borrowings ..................................................     178,163       137,992
                                                                  --------      --------
   Total interest expense ....................................     382,866       359,395
                                                                  --------      --------
   Net interest income .......................................     150,556       153,356
Provision for loan losses ....................................      10,000        19,950
                                                                  --------      --------
 Net interest income after provision for loan losses .........     140,556       133,406
                                                                  --------      --------
Noninterest income:
 Loan servicing fees, net ....................................      36,962        39,714
 Customer banking fees and service charges ...................      25,346        22,519
 (Loss) gain on sale of assets, net ..........................        (379)           22
 Gain on sale of loans, net ..................................      14,505         2,869
 Dividends on FHLB stock .....................................       7,007         5,962
 Other income ................................................       6,337         7,753
                                                                  --------      --------
   Total noninterest income ..................................      89,778        78,839
                                                                  --------      --------
Noninterest expense:
 Compensation and employee benefits ..........................      62,981        64,480
 Occupancy and equipment .....................................      21,483        20,682
 Savings Association Insurance Fund ("SAIF") deposit insurance
   premium ...................................................       2,573         2,653
 Loan expense ................................................       9,595         7,824
 Marketing ...................................................       3,505         4,068
 Professional fees ...........................................       8,710         9,103
 Data processing .............................................       2,840         2,935
 Foreclosed real estate operations, net ......................      (1,720)        1,005
 Amortization of intangible assets ...........................      11,089        12,106
 Other .......................................................      24,200        28,868
                                                                  --------      --------
   Total noninterest expense .................................     145,256       153,724
                                                                  --------      --------
Income before income taxes and minority interest .............      85,078        58,521
Income tax expense ...........................................      13,890        10,194
                                                                  --------      --------
 Income before minority interest .............................      71,188        48,327
Minority interest ............................................      35,774        31,839
                                                                  --------      --------
 Net income ..................................................    $ 35,414      $ 16,488
                                                                  ========      ========

     See accompanying notes to unaudited consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)
                                (IN THOUSANDS)




                                                                                 1998         1997
                                                                              ----------   ----------
Net income ................................................................    $ 35,414     $16,488
Other comprehensive income, net of tax:
 Unrealized holding (loss) gain on securities available for sale:
   Unrealized holding (loss) gain arising during the period ...............      (3,084)     20,486
   Less: reclassification adjustment for gains included in net loss .......        (118)         --
                                                                               --------     -------
 Other comprehensive (loss) income ........................................      (3,202)     20,486
                                                                               --------     -------
Comprehensive income ......................................................    $ 32,212     $36,974
                                                                               ========     =======

     See accompanying notes to unaudited consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                       THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)
                                (IN THOUSANDS)




                                                                     NET UNREALIZED
                                                      ADDITIONAL    HOLDING GAINS ON                     TOTAL
                                             COMMON     PAID-IN        SECURITIES        RETAINED    STOCKHOLDER'S
                                              STOCK     CAPITAL    AVAILABLE FOR SALE    EARNINGS       EQUITY
                                            -------- ------------ -------------------- ------------ --------------
Balance at December 31, 1997 ..............    $ 1        $--           $ 28,129         $177,786      $205,916
 Net income ...............................     --         --                 --           35,414        35,414
 Redemption of Additional FNH
   Preferred Stock ........................     --         --                 --              630           630
 Dividends to parent ......................     --         --                 --           (1,341)       (1,341)
 Change in net unrealized holding gains
   on securities available for sale .......     --         --             (3,202)              --        (3,202)
                                               ---        ---           --------         --------      --------
Balance at March 31, 1998 .................    $ 1        $--           $ 24,927         $212,489      $237,417
                                               ===        ===           ========         ========      ========

     See accompanying notes to unaudited consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)
                                (IN THOUSANDS)




                                                                                   1998              1997
                                                                             ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...............................................................    $     35,414      $     16,488
Adjustments to reconcile net income to net cash used in
 operating activities:
   Amortization of intangible assets .....................................          11,089            12,106
   Accretion of purchase accounting premiums and discounts, net ..........          (2,239)           (4,847)
   Accretion of discount on borrowings ...................................             186               186
   Amortization of mortgage servicing rights .............................          27,218            24,285
   Provision for loan losses .............................................          10,000            19,950
   Loss (gain) on sales of assets, net ...................................             379               (22)
   Loss on sale of branches ..............................................              86                --
   Gain on sales of foreclosed real estate, net ..........................          (3,812)           (3,066)
   Loss on sale of loans, net ............................................          24,473            23,024
   Depreciation and amortization of office premises and equipment ........           5,469             3,638
   Amortization of deferred debt issuance costs ..........................           2,159             1,315
   FHLB stock dividends ..................................................          (7,007)           (5,962)
   Capitalization of originated mortgage servicing rights
    and excess servicing fees receivable .................................         (38,978)          (25,893)
   Purchases and originations of loans held for sale .....................      (2,267,462)       (1,502,274)
   Proceeds from the sale of loans held for sale .........................       1,835,401         1,201,502
   (Increase) decrease in other assets ...................................         (11,174)           78,370
   Increase in accrued interest receivable ...............................          (7,852)           (4,854)
   Increase (decrease) in other liabilities ..............................          36,000              (615)
   Minority interest .....................................................          35,774            28,026
                                                                              ------------      ------------
    Net cash used in operating activities ................................        (314,876)         (138,643)
                                                                              ------------      ------------

     See accompanying notes to unaudited consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)
                                (IN THOUSANDS)




                                                                                    1998             1997
                                                                              ---------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions:
   Cal Fed Acquisition ....................................................    $         --      $   (161,196)
   GSAC Acquisition .......................................................         (13,577)               --
 Purchases of securities available for sale ...............................        (481,588)         (394,709)
 Proceeds from maturities of securities available for sale ................         312,262           105,810
 Purchases of securities held to maturity .................................            (407)               --
 Proceeds from maturities of securities held to maturity ..................             282             3,800
 Purchases of mortgage-backed securities available for sale ...............      (1,052,098)         (686,510)
 Principal payments on mortgage-backed securities available for sale ......         422,098           147,843
 Proceeds from sales of mortgage-backed securities available for sale .....           3,195             7,589
 Principal payments on mortgage-backed securities held to maturity ........          87,101            69,400
 Proceeds from sales of loans .............................................             346             2,000
 Net decrease in loans receivable .........................................         411,675           460,166
 Purchases of FHLB stock, net .............................................         (17,602)               --
 Purchases of office premises and equipment ...............................          (9,615)          (12,815)
 Proceeds from disposal of office premises and equipment ..................           2,501             5,282
 Proceeds from sales of foreclosed real estate ............................          33,904            34,181
 Purchases of mortgage servicing rights ...................................         (77,091)          (11,697)
                                                                               ------------      ------------
   Net cash flows used in investing activities ............................        (378,614)         (430,856)
                                                                               ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase (decrease) in deposits ......................................         201,008          (476,129)
 Proceeds from additional borrowings ......................................       4,828,742         3,821,502
 Principal payments on borrowings .........................................      (4,359,104)       (4,605,063)
 Net increase in securities sold under agreements to repurchase ...........         123,445         1,037,114
 Proceeds from FN Escrow Merger ...........................................              --           605,347
 Issuance of REIT Preferred Stock, net ....................................              --           486,120
 Redemption of FN Holdings/FN Escrow Preferred Stock ......................              --           (17,250)
 Redemption of FNH Preferred Stock ........................................         (25,000)          (31,250)
 Dividends paid to minority stockholders, net of taxes ....................         (23,648)          (20,959)
 Capital distribution to parent ...........................................              --              (440)
                                                                               ------------      ------------
   Net cash flows provided by financing activities ........................         745,443           798,992
                                                                               ------------      ------------
Net change in cash and cash equivalents ...................................          51,953           229,493
Cash and cash equivalents at beginning of period ..........................         412,311           269,869
                                                                               ------------      ------------
Cash and cash equivalents at end of period ................................    $    464,264      $    499,362
                                                                               ============      ============

     See accompanying notes to unaudited consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


(1) BASIS OF PRESENTATION

     The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for meeting the requirements of Regulation S-X, Article 10 and therefore do not include all disclosures necessary for complete financial statements. In the opinion of management, all adjustments have been made that are necessary for a fair presentation of the financial position and results of operations and cash flows as of and for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period. Certain amounts for the three month period in the prior year have been reclassified to conform with the current period's presentation.

     The accompanying consolidated financial statements include the accounts of First Nationwide (Parent) Holdings Inc. ("Parent Holdings" or the "Company"), which owns directly 80% of the voting stock of First Nationwide Holdings Inc. ("FNH"), which owns all of the common stock of California Federal Bank, A Federal Savings Bank and its subsidiaries. On January 3, 1997, First Nationwide Bank, A Federal Savings Bank merged with and into California Federal Bank, A Federal Savings Bank (the "Cal Fed Acquisition"). Unless the context otherwise indicates, (i) "Old California Federal" refers to California Federal Bank, A Federal Savings Bank prior to the consummation of the Cal Fed Acquisition and
(ii) "California Federal" or "Bank" refers to California Federal Bank, A Federal Savings Bank, as the surviving entity after the consummation of the Cal Fed Acquisition, and to First Nationwide and its predecessors for periods prior to the Cal Fed Acquisition. All significant intercompany balances and transactions have been eliminated in consolidation. These financial statements should be read in conjunction with the consolidated financial statements included in Parent Holdings' Annual Report on Form 10-K for the year ended December 31, 1997. All terms used but not defined elsewhere herein have meanings ascribed to them in Parent Holdings' Annual Report on Form 10-K.

     Minority interest represents amounts attributable to (i) the preferred stock of Cal Fed, (ii) the preferred stock of FNH, (iii) the preferred stock ("REIT Preferred Stock") of California Federal Preferred Capital Corporation, whose common stock is wholly owned by Cal Fed, (iv) that portion of stockholders' equity of Auto One Acceptance Corporation, a subsidiary of Cal Fed ("Auto One"), attributable to 20% of its common stock, and (v) the results of operations and equity of FNH attributable to its class B common stock, which is owned by Hunter's Glen/Ford Ltd. ("Hunter's Glen").

     Earnings per share data is not presented due to the limited ownership of Parent Holdings. Parent Holdings is a holding company whose only significant asset is its indirect ownership of 80% of the common stock of Cal Fed, and therefore all activities for the consolidated entity are carried out by Cal Fed and its operating subsidiaries.


(2) ACQUISITIONS

     On February 4, 1998, Auto One acquired 100% of the partnership interests in Gulf States Acceptance Company, a Delaware limited partnership ("GSAC") and its general partner, Gulf States Financial Services, Inc., a Texas corporation; GSAC was liquidated and its assets and liabilities were transferred to Auto One (the "GSAC Acquisition"). The aggregate consideration paid in connection with the GSAC Acquisition was approximately $13.6 million plus a 20% interest in the common stock of Auto One.

     On February 4, 1998, Parent Holdings and Hunter's Glen entered into a definitive merger agreement ("Golden State Merger Agreement") with Golden State Bancorp Inc. ("Golden State"), the publicly traded parent company of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"), pursuant to which Parent Holdings, Hunter's Glen and Golden State agreed to a tax-free exchange of shares in a merger transaction (the "Golden State Merger"), to be accounted for under the purchase method of accounting. In connection with the execution of the Golden State Merger Agreement, Golden State,

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

Glendale Federal, Cal Fed, Stephen J. Trafton, Chairman of the Board, President and Chief Executive Officer of Golden State and Richard A. Fink, Vice Chairman of Golden State, entered into a Litigation Management Agreement ("Litigation Management Agreement") pursuant to which, among other things, Messrs. Trafton and Fink will oversee and manage the California Federal Litigation (hereinafter defined) and continue to oversee and manage similar litigation being prosecuted by Glendale Federal, following the consummation of the Golden State Merger. Following the Golden State Merger, the combined parent company, Golden State, will have 135 to 145 million common shares outstanding and will continue to be a publicly traded company. As part of the Golden State Merger Agreement, Glendale Federal will be merged with and into Cal Fed. At December 31, 1997, Glendale Federal had total assets of approximately $16.0 billion and deposits of $9.5 billion and operated 181 branches and 26 loan offices in California. The Golden State Merger is subject to regulatory and stockholder approval and is expected to close during the third quarter of 1998.

     On March 29, 1998, Parent Holdings signed a definitive agreement to sell its Florida bank franchise (consisting of 24 branches with deposits of $1.5 billion) to Union Planters Bank of Florida, a wholly owned subsidiary of Union Planters Corp. (the "Florida Branch Sale"). Parent Holdings expects to record a pre-tax gain of approximately $110 million in connection with the Florida Branch Sale, representing a deposit premium of approximately 7.5%. This transaction is subject to regulatory approval and is expected to close in the third quarter of 1998.


(3) CASH, CASH EQUIVALENTS, AND STATEMENT OF CASH FLOWS

     Parent Holdings uses the indirect method to present cash flows from operating activities. Cash paid for interest for the three months ended March 31, 1998 and 1997 was $341.2 million and $318.9 million, respectively.

     During the three months ended March 31, 1998, noncash activity consisted of transfers of $33.9 million from loans receivable to foreclosed real estate, $4.4 million of loans made to facilitate sales of real estate owned and transfers of $3.2 million from loans held for sale (at lower of cost or market) to mortgage-backed securities classified as trading securities upon the securitization of certain of Cal Fed's single-family loans. Noncash activity also includes the retirement of FNH Preferred Stock of $.8 million, the issuance of Additional FNH Preferred Stock through preferred stock dividends of $.1 million and dividends to parent of $1.3 million.

     During the three months ended March 31, 1997, noncash activity consisted of transfers of $41.2 million from loans receivable and $1.2 million from loans held for sale (at lower of cost or market) to foreclosed real estate, the retirement of FNH Preferred Stock of $.3 million, the issuance of Additional FNH Preferred Stock through preferred stock dividends of $.8 million and the forgiveness of a $19 million loan from an affiliate of FNH in exchange for the redemption of the FNH/FN Escrow Preferred Stock.


(4) MINORITY INTEREST

     In connection with the GSAC Acquisition, Auto One issued 250 shares of common stock, par value $1.00 per share, representing a 20% interest in Auto One.


(5) NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES statement supersedes FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries. This statement is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This statement need not be applied to interim financial statements in the initial year of application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. This statement has no impact on the financial condition or results of operations of Parent Holdings, but will require changes in Parent Holdings' disclosure requirements.


     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"), an amendment of FASB Statements No. 87, 88 and 106. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful as they were when FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, were issued. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997 and requires restatement of disclosures for earlier periods provided for comparative purposes, if available. It is not expected that Parent Holdings will experience any material revision in its disclosures when SFAS No. 132 is adopted.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
First Nationwide (Parent) Holdings Inc.:


     We have audited the accompanying consolidated balance sheets of First Nationwide (Parent) Holdings Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, comprehensive income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Nationwide (Parent) Holdings Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                        KPMG PEAT MARWICK LLP



Dallas, Texas
February 23, 1998

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1997 AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                  1997            1996
                                                                             -------------   -------------
ASSETS
Cash and amounts due from banks ..........................................   $   350,214     $   135,534
Interest-bearing deposits in other banks .................................        36,164          20,619
Short-term investment securities .........................................        25,933         113,716
                                                                             -----------     -----------
Cash and cash equivalents ................................................       412,311         269,869
Securities available for sale, at fair value .............................       813,085         542,019
Securities held to maturity (fair value $58,299 in 1997
 and $4,287 in 1996)......................................................        58,299           4,272
Mortgage-backed securities available for sale, at fair value .............     5,076,598       1,598,652
Mortgage-backed securities held to maturity (fair value
 $1,373,289 in 1997 and $1,653,847 in 1996)...............................     1,337,877       1,621,662
Loans held for sale, net .................................................     1,483,466         825,316
Loans receivable, net ....................................................    19,424,410      10,212,583
Investment in Federal Home Loan Bank ("FHLB") System .....................       468,191         220,962
Office premises and equipment, net .......................................       159,349         100,164
Foreclosed real estate, net ..............................................        76,997          51,987
Accrued interest receivable ..............................................       188,203         106,034
Intangible assets (net of accumulated amortization of $60,294
 in 1997 and $11,141 in 1996).............................................       675,927         140,564
Mortgage servicing rights ................................................       536,703         423,692
Other assets .............................................................       650,740         517,297
                                                                             -----------     -----------
   Total assets ..........................................................   $31,362,156     $16,635,073
                                                                             ===========     ===========
LIABILITIES, MINORITY INTEREST AND
 STOCKHOLDER'S EQUITY
Deposits .................................................................   $16,202,605     $ 8,501,883
Securities sold under agreements to repurchase ...........................     1,842,442       1,583,387
Borrowings ...............................................................    11,232,530       5,364,894
Other liabilities ........................................................       702,959         399,446
                                                                             -----------     -----------
   Total liabilities .....................................................    29,980,536      15,849,610
                                                                             -----------     -----------
Commitments and contingencies ............................................            --              --
Minority interest ........................................................     1,175,704         613,852
Stockholder's equity:
 Common stock, $1.00 par value, 1,000 shares authorized,
   issued and outstanding ................................................             1               1
 Additional paid-in capital ..............................................            --             161
 Net unrealized holding gain on securities available for sale ............        28,129          36,975
 Retained earnings (substantially restricted) ............................       177,786         134,474
                                                                             -----------     -----------
   Total stockholder's equity ............................................       205,916         171,611
                                                                             -----------     -----------
   Total liabilities, minority interest and stockholder's equity .........   $31,362,156     $16,635,073
                                                                             ===========     ===========

          See accompanying notes to consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                (IN THOUSANDS)



                                                                     1997            1996            1995
                                                                -------------   -------------   -------------
Interest income:
 Loans receivable ...........................................    $1,553,210      $  884,905      $  799,607
 Mortgage-backed securities available for sale ..............       297,816         115,983              --
 Mortgage-backed securities held to maturity ................       113,300         135,103         212,880
 Covered assets .............................................            --           1,413          10,705
 Loans held for sale ........................................        76,364          61,595          24,257
 Securities available for sale ..............................        53,936          31,416              --
 Securities held to maturity ................................         2,436             257          26,885
 Interest-bearing deposits in other banks ...................         5,638           3,127           1,511
                                                                 ----------      ----------      ----------
   Total interest income ....................................     2,102,700       1,233,799       1,075,845
                                                                 ----------      ----------      ----------
Interest expense:
 Deposits ...................................................       746,985         419,174         447,359
 Securities sold under agreements to repurchase .............       140,547         120,280         104,957
 Borrowings .................................................       610,885         308,840         182,499
                                                                 ----------      ----------      ----------
   Total interest expense ...................................     1,498,417         848,294         734,815
                                                                 ----------      ----------      ----------
   Net interest income ......................................       604,283         385,505         341,030
Provision for loan losses ...................................        79,800          39,600          37,000
                                                                 ----------      ----------      ----------
   Net interest income after provision for loan losses ......       524,483         345,905         304,030
                                                                 ----------      ----------      ----------
Noninterest income:
 Loan servicing fees, net ...................................       143,919         123,887          70,265
 Customer banking fees and service charges ..................       100,048          45,044          47,493
 Management fees ............................................         6,211           9,694          15,141
 Gain on sales of assets, net ...............................        38,230          38,118             173
 Gain on sales of branches ..................................         3,569         363,342              --
 Gain (loss) on sales of loans, net .........................        24,721          17,802             (26)
 Gain from termination of Assistance Agreement ..............            --          25,632              --
 Dividends on FHLB stock ....................................        24,790          11,670           6,546
 Other income ...............................................        22,996          18,189          11,381
                                                                 ----------      ----------      ----------
   Total noninterest income .................................       364,484         653,378         150,973
                                                                 ----------      ----------      ----------
Noninterest expense:
 Compensation and employee benefits .........................       256,448         204,818         154,288
 Occupancy and equipment ....................................        81,914          51,936          49,897
 Data processing ............................................        12,402          10,491           9,787
 Savings Association Insurance Fund ("SAIF") deposit
   insurance premium ........................................        10,680          81,149          22,262
 Marketing ..................................................        20,186          10,908          10,810
 Professional fees ..........................................        48,771          18,986          11,202
 Loan expense ...............................................        60,437          31,282          12,431
 Foreclosed real estate operations, net .....................        (3,304)         (7,390)           (927)
 Amortization of intangible assets ..........................        49,153           9,445           1,474
 Other ......................................................       113,882          80,111          61,329
                                                                 ----------      ----------      ----------
   Total noninterest expense ................................       650,569         491,736         332,553
                                                                 ----------      ----------      ----------
 Income before income taxes, extraordinary item and
   minority interest ........................................       238,398         507,547         122,450
 Income tax expense (benefit) ...............................        41,315         (75,807)        (57,185)
                                                                 ----------      ----------      ----------
 Income before extraordinary item and minority interest .....       197,083         583,354         179,635
 Extraordinary item -- (loss) gain on early
   extinguishment of debt, net ..............................            --          (1,586)          1,967
                                                                 ----------      ----------      ----------
 Income before minority interest ............................       197,083         581,768         181,602
 Minority interest ..........................................       131,851         161,191          59,138
                                                                 ----------      ----------      ----------
   Net income ...............................................    $   65,232      $  420,577      $  122,464
                                                                 ==========      ==========      ==========

          See accompanying notes to consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                (IN THOUSANDS)




                                                                       1997           1996          1995
                                                                   ------------   -----------   -----------
Net income .....................................................    $  65,232      $ 420,577     $122,464
Other comprehensive income, net of tax:
 Unrealized holding gain on securities available for sale:
   Unrealized holding gains arising during the period ..........        8,726         14,580       43,185
   Less: reclassification adjustment for gains included in net
    income .....................................................      (17,572)       (28,415)      (1,175)
                                                                    ---------      ---------     --------
 Other comprehensive income ....................................       (8,846)       (13,835)      42,010
                                                                    ---------      ---------     --------
Comprehensive income ...........................................    $  56,386      $ 406,742     $164,474
                                                                    =========      =========     ========

         See accompanying notes to consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                (IN THOUSANDS)




                                                                                 NET UNREALIZED
                                                                  ADDITIONAL     HOLDING GAIN ON                     TOTAL
                                                         COMMON     PAID-IN        SECURITIES        RETAINED    STOCKHOLDER'S
                                                          STOCK     CAPITAL    AVAILABLE FOR SALE    EARNINGS       EQUITY
                                                        -------- ------------ -------------------- ------------ --------------
Balance at December 31, 1994 ..........................    $ 1    $  267,055       $   8,800        $   53,811    $  329,667
 Net income ...........................................     --            --              --           122,464       122,464
 Dividends and distributions to stockholder ...........     --            --              --           (89,986)      (89,986)
 Change in net unrealized holding gains on
   securities available for sale ......................     --            --          42,010                --        42,010
                                                           ---    ----------       ---------        ----------    ----------
Balance at December 31, 1995 ..........................      1       267,055          50,810            86,289       404,155
 Net income ...........................................     --            --              --           420,577       420,577
 Contribution by parent ...............................     --         1,819              --                --         1,819
 Dividends and distributions to stockholder ...........     --      (267,055)             --          (369,449)     (636,504)
 Issuance costs of FN Holdings Preferred
   Stock ..............................................     --        (1,658)             --            (2,943)       (4,601)
 Change in net unrealized holding gains on
   securities available for sale ......................     --            --         (13,835)               --       (13,835)
                                                           ---    ----------       ---------        ----------    ----------
Balance at December 31, 1996 ..........................      1           161          36,975           134,474       171,611
 Net income ...........................................     --            --              --            65,232        65,232
 Merger of FN Escrow ..................................     --            --              --              (931)         (931)
 Redemption of Additional FN Holdings
   Preferred Stock ....................................     --            --              --             1,871         1,871
 Issuance costs of subsidiary preferred stock .........     --            --              --           (14,561)      (14,561)
 Contribution by parent ...............................     --            49              --                --            49
 Dividends to parent ..................................     --          (210)             --            (8,299)       (8,509)
 Change in net unrealized holding gains on
   securities available for sale ......................     --            --          (8,846)               --        (8,846)
                                                           ---    ----------       ---------        ----------    ----------
Balance at December 31, 1997 ..........................    $ 1    $       --       $  28,129        $  177,786    $  205,916
                                                           ===    ==========       =========        ==========    ==========

          See accompanying notes to consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                (IN THOUSANDS)




                                                                                1997            1996            1995
                                                                          --------------- --------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ..............................................................  $     65,232    $    420,577    $    122,464
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
 Amortization of intangible assets ......................................        49,153           9,445           1,474
 Amortization of discount on senior notes ...............................           744             523              --
 (Accretion) amortization of purchase accounting premiums and
   discounts, net .......................................................       (20,650)        (15,771)           (946)
 Amortization of mortgage servicing rights ..............................       110,282          90,981          33,892
 Provision for loan losses ..............................................        79,800          39,600          37,000
 Provision for accrued termination and facilities costs .................         1,233           8,679          12,772
 Gain on sales of assets, net ...........................................       (38,230)        (38,118)           (173)
 Gain on sale of branches ...............................................        (3,569)       (363,342)             --
 Gain on sales of foreclosed real estate ................................       (12,087)        (12,951)         (3,010)
 Loss on sale of loans, net .............................................        95,744          63,226          17,928
 Gain from termination of Assistance Agreement ..........................            --         (25,632)             --
 Extraordinary loss (gain) on early extinguishment of debt, net .........            --           1,586          (1,967)
 Depreciation and amortization of office premises and equipment                  16,773          10,921           8,884
 Amortization of deferred issuance costs ................................         7,591           2,978             766
 FHLB stock dividend ....................................................       (24,790)        (11,670)         (6,546)
 Capitalization of mortgage servicing rights ............................      (120,465)        (81,028)        (17,902)
 Purchases and originations of loans held for sale ......................    (6,293,262)     (4,822,753)     (1,773,437)
 Proceeds from the sale of loans held for sale ..........................     5,510,777       5,157,186       1,191,281
 Decrease (increase) in other assets ....................................       163,945         (91,552)        (97,258)
 (Increase) decrease in accrued interest receivable .....................       (11,197)         20,991          (9,743)
 (Decrease) increase in other liabilities ...............................      (137,906)        (39,118)         33,155
 Minority interest ......................................................       123,399         160,041          59,138
                                                                           ------------    ------------    ------------
   Net cash (used in) provided by
     operating activities ...............................................      (437,483)        484,799        (392,228)
                                                                           ------------    ------------    ------------

          See accompanying notes to consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                (IN THOUSANDS)




                                                                         1997           1996          1995
                                                                   --------------- ------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions and divestitures:
   Auto One Acquisition ..........................................  $     (2,845)   $       --    $       --
   SFFed Acquisition .............................................            --       (83,184)           --
   Home Federal Acquisition ......................................            --        79,044            --
   Cal Fed Acquisition ...........................................      (161,196)           --            --
   Mortgage loan servicing rights and operations .................       (34,260)      (48,305)     (214,727)
   Branch Purchases ..............................................            --            --       501,351
 Purchases of securities available for sale ......................    (1,340,881)     (497,963)           --
 Proceeds from sales of securities available for sale ............        52,014        92,320            --
 Proceeds from maturities of securities available for sale .......     1,015,410       242,514            --
 Purchases of securities held to maturity ........................       (58,965)       (9,303)     (162,845)
 Principal payments from securities held to maturity .............            --             5            --
 Proceeds from maturities of securities held to maturity .........         4,938         1,250       344,475
 Purchases of mortgage-backed securities available for sale ......    (2,589,257)     (149,724)           --
 Principal payments on mortgage-backed securities
   available for sale ............................................     1,099,699       475,186            --
 Proceeds from sales of mortgage-backed securities
   available for sale ............................................        50,772            --            --
 Purchases of mortgage-backed securities held to maturity ........          (458)           --       (19,825)
 Principal payments on mortgage-backed securities held to
   maturity ......................................................       283,696       387,891       570,945
 Proceeds from sales of loans receivable .........................        21,179       123,026       431,247
 Net decrease (increase) in loans receivable .....................       514,377     1,498,588       (85,149)
 Decrease in covered assets ......................................            --        39,349       272,254
 (Purchases) redemptions of FHLB stock, net ......................       (50,721)      (65,753)       25,565
 Purchases of office premises and equipment ......................       (66,131)      (42,368)      (15,331)
 Proceeds from the disposal of office premises and equipment .....        31,400         4,071         1,667
 Proceeds from sales of foreclosed real estate ...................       200,275       170,443        71,453
 Purchases of mortgage servicing rights ..........................       (29,627)      (65,994)         (774)
 Proceeds from sales of mortgage servicing rights ................        31,051            --            --
                                                                    ------------    ----------    ----------
    Net cash (used in) provided by investing activities ..........    (1,029,530)    2,151,093     1,720,306
                                                                    ------------    ----------    ----------

          See accompanying notes to consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                (IN THOUSANDS)




                                                                        1997            1996            1995
                                                                  --------------- --------------- ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Branch Sales ...................................................        (79,900)    (4,585,022)             --
 Net (decrease) increase in deposits ............................     (1,196,360)       (56,694)        542,633
 Proceeds from additional borrowings ............................     19,595,218     11,144,414       6,151,319
 Principal payments on borrowings ...............................    (17,495,008)    (8,484,883)     (6,860,569)
 Net decrease in securities sold under agreements to
   repurchase ...................................................        (40,289)      (202,169)       (913,103)
 Proceeds from FN Escrow Merger .................................        605,347             --              --
 Issuance of FN Holdings Preferred Stock, net ...................           (520)       145,399              --
 Issuance of REIT Preferred Stock, net ..........................        485,959             --              --
 Redemption of FN Holdings Preferred Stock ......................       (125,000)            --              --
 Redemption of FN Holdings/FN Escrow Preferred Stock ............        (17,250)            --              --
 Dividends ......................................................         (8,509)      (322,680)        (89,986)
 Dividends paid to minority stockholders, net of taxes ..........       (114,282)       (51,723)        (34,584)
 Capital contribution from parent ...............................             49          1,819              --
 Capital distribution ...........................................             --       (267,055)             --
                                                                     -----------     ----------      ----------
    Net cash provided by (used in) financing activities .........      1,609,455     (2,678,594)     (1,204,290)
                                                                     -----------     ----------      ----------
Net change in cash and cash equivalents .........................        142,442        (42,702)        123,788
Cash and cash equivalents at beginning of year ..................        269,869        312,571         188,783
                                                                     -----------     ----------      ----------
Cash and cash equivalents at end of year ........................  $     412,311   $    269,869    $    312,571
                                                                   =============   ============    ============

          See accompanying notes to consolidated financial statements.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION

     First Nationwide (Parent) Holdings Inc. (the "Company" or "Parent Holdings") is a holding company with no business operations of its own. Parent Holdings' only significant asset is its indirect ownership of 80% of the common stock of California Federal Bank, A Federal Savings Bank ("California Federal" or "Bank"), formerly First Nationwide Bank, A Federal Savings Bank ("First Nationwide"), formerly First Madison Bank, FSB ("First Madison"). Parent Holdings owns directly 80% of the common stock of First Nationwide Holdings Inc. ("FN Holdings"), a holding company which owns all of the common stock of California Federal. As such, Parent Holdings' principal business operations are conducted by California Federal and its subsidiaries. Parent Holdings is a subsidiary of First Gibraltar Holdings Inc. ("First Gibraltar Holdings"), an indirect subsidiary of MacAndrews & Forbes Holdings Inc. ("M&F Holdings").

     The Bank was organized and chartered as First Gibraltar Bank, FSB ("First Gibraltar"), a federal stock savings bank, in December 1988 for the primary purpose of acquiring substantially all of the assets and assuming deposit, secured and certain other liabilities of five insolvent Texas savings and loan associations ("Closed Associations") from the Federal Savings and Loan Insurance Corporation ("FSLIC"), as receiver.

     On February 1, 1993, First Gibraltar sold to BankAmerica Corporation certain assets, liabilities and substantially all of the branch operations of First Gibraltar located in Texas, including $829 million of loans and 130 branches with approximately $6.9 billion in deposits (the "BAC Sale"). A net gain of $141 million was recorded in connection with this sale. Concurrently with the BAC Sale, First Gibraltar changed its name to First Madison Bank, FSB.


     On April 14, 1994, First Madison entered into the Asset Purchase Agreement (the "Asset Purchase Agreement") with First Nationwide Bank, A Federal Savings Bank ("Old FNB"), an indirect subsidiary of Ford Motor Company ("Ford Motor"). On October 3, 1994, effective immediately after the close of business on September 30, 1994, First Madison acquired substantially all of the assets and certain of the liabilities (the "FN Acquired Business") of Old FNB (the "FN Acquisition") for approximately $715 million based on estimates prepared by Old FNB. On March 2, 1995, an additional $11.5 million was paid to Old FNB pursuant to certain settlement provisions of the Asset Purchase Agreement. Effective on October 1, 1994, First Madison changed its name to First Nationwide Bank, A Federal Savings Bank.

     On January 3, 1997, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among FN Holdings, Cal Fed Bancorp Inc. ("Cal Fed") and California Federal Bank, A Federal Savings Bank ("Old California Federal"), FN Holdings acquired 100% of the outstanding stock of Cal Fed and Old California Federal, and First Nationwide merged with and into Old California Federal. The aggregate consideration paid under the Merger Agreement consisted of approximately $1.2 billion in cash and the issuance of litigation interests (the "Cal Fed Acquisition"). Cal Fed, a savings and loan holding company, owned 100% of the common stock of Old California Federal. At December 31, 1996, Old California Federal had total assets of approximately $14.1 billion and deposits of $8.9 billion, and operated 119 branches in California and Nevada. Effective on January 3, 1997, First Nationwide changed its name to California Federal Bank, A Federal Savings Bank. In connection with the Cal Fed Acquisition, FN Holdings made a capital contribution to the Bank on January 3, 1997 of approximately $685 million.

     In November 1996, the Bank created California Federal Preferred Capital Corporation ("Preferred Capital Corp."), a real estate investment trust ("REIT"), for the purpose of acquiring, holding and managing real estate mortgage assets. All of Preferred Capital Corp.'s common stock is owned by the Bank. Pursuant to a subservicing agreement with the Bank's wholly-owned mortgage banking subsidiary, First Nationwide Mortgage Corporation ("FNMC"), FNMC services Preferred Capital Corp.'s mortgage assets. On January 31, 1997, Preferred Capital Corp. issued to the public $500 million of its 9 1/8%

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

Noncumulative Exchangeable Preferred Stock (the "REIT Preferred Stock"), which is reflected in the Company's 1997 consolidated balance sheet as minority interest. Preferred Capital Corp. used the proceeds from such offering to acquire mortgage assets from the Bank.

     The Bank is a diversified financial services company that primarily serves consumers in California, and to a lesser extent, in Florida and Nevada. The Bank's principal business consists of (i) operating retail deposit branches,
(ii) originating and/or purchasing 1-4 unit residential loans and, to a lesser extent, certain commercial real estate and consumer loans, for investment and
(iii) mortgage banking activities, including originating and servicing 1-4 unit residential loans for others. Recently, with its entry into the sub-prime automobile finance business, the Bank broadened its complement of consumer lending products. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings.


2. FN ESCROW MERGER

     On January 3, 1997 and prior to the consummation of the Cal Fed Acquisition, First Nationwide Escrow Corp. ("FN Escrow"), an affiliate of FN Holdings, was merged with and into FN Holdings, pursuant to a merger agreement by and between FN Holdings and FN Escrow (the "FN Escrow Merger"). In connection therewith, FN Holdings acquired the net proceeds from the issuance of FN Escrow's $575 million of senior subordinated notes due 2003 (the "10 5/8% Notes") and assumed FN Escrow's obligations under the 10 5/8% Notes and indenture. Deferred issuance costs associated with the 10 5/8% Notes of $19 million were included in FN Escrow's other assets and are being amortized over the term of the 10 5/8% Notes.

     Concurrent with the issuance of the 10 5/8% Notes, FN Escrow issued approximately $36 million aggregate liquidation value of cumulative perpetual preferred stock (the "FN Escrow Preferred Stock") to Trans Network Insurance Services Inc., an affiliate of FN Escrow. The FN Escrow Preferred Stock had a stated liquidation value of $10,000 per share, plus accrued and unpaid dividends, if any. Cash dividends on the FN Escrow Preferred Stock were cumulative and accrued at an annual rate of approximately 7.3% of the stated liquidation value. In connection with the FN Escrow Merger, each share of FN Escrow Preferred Stock was converted into and became one share of cumulative perpetual preferred stock of FN Holdings (the "FN Holdings/FN Escrow Preferred Stock"), which stock had the same relative rights, terms and preferences as the FN Escrow Preferred Stock. Immediately after issuance, FN Holdings redeemed the FN Holdings/FN Escrow Preferred Stock at a redemption price of $36.8 million, representing its stated liquidation value and accrued and unpaid dividends to January 3, 1997. At the same time, a $19 million loan receivable from an affiliate of FN Holdings was repaid.


3. ACQUISITIONS AND DIVESTITURES

 LMUSA Purchases

     On October 2, 1995, FNMC purchased from Lomas Mortgage USA, Inc. ("LMUSA") a loan servicing portfolio of approximately $11.1 billion (including a sub-servicing portfolio of $3.1 billion), a $2.9 billion master servicing portfolio in which FNMC monitors the performance and consolidates the reporting and remittances of multiple servicers for various investors (a "master servicing portfolio") and other assets for $100.9 million, and the assumption of certain indebtedness relating to an acquired loan portfolio totalling approximately $274 million (the "LMUSA 1995 Purchase"). On January 31, 1996, FNMC purchased LMUSA's remaining $14.1 billion loan servicing portfolio (including a sub-servicing portfolio of $2.4 billion), a master servicing portfolio of $2.7 billion, $5.9 million in foreclosed real estate, $46.8 million in net other servicing receivables, $2.6 million in mortgage loans, and $6.2 million in net other assets (including $1.4 million in cash and cash equivalents) for a purchase price of approximately $160.9 million (the "LMUSA 1996 Purchase" and, together with the LMUSA 1995 Purchase, the "LMUSA Purchases").

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

 1996 Acquisitions


     On February 1, 1996, the Bank acquired SFFed Corp. ("SFFed") and its wholly-owned subsidiary, San Francisco Federal Savings and Loan Association (the "SFFed Acquisition"). The following is a summary of the assets acquired and liabilities assumed in connection with the SFFed Acquisition at February 1, 1996.



                                                                                               ESTIMATED
                                               SFFED                              BANK         REMAINING
                                              CARRYING        FAIR VALUE        CARRYING         LIVES
                                               VALUE         ADJUSTMENTS         VALUE         (IN YEARS)
                                          ---------------   -------------   ---------------   -----------
                                                       (DOLLARS IN THOUSANDS)
Cash and cash equivalents .............    $    181,061       $      --      $    181,061           --
Mortgage-backed securities ............         918,817          11,007           929,824          1-5
Loans receivable, net .................       2,715,758         (23,245)        2,692,513         2-12
Office premises and equipment .........          20,581         (11,672)            8,909         3-10
Investment in FHLB System .............          31,989              --            31,989           --
Foreclosed real estate, net ...........          30,018              --            30,018           --
Accrued interest receivable ...........          22,740              --            22,740           --
Mortgage servicing rights .............           2,238          13,762            16,000          2-4
Other assets ..........................          44,938          (7,773)           37,165          2-5
Deposits ..............................      (2,678,692)        (10,950)       (2,689,642)         1-5
Securities sold under agreements to
 repurchase ...........................        (815,291)         (3,640)         (818,931)          --
Borrowings ............................        (227,203)         (8,831)         (236,034)         1-9
Other liabilities .....................         (50,805)         (6,075)          (56,880)         1-5
                                           ------------       ---------      ------------
                                           $    196,149       $ (47,417)          148,732
                                           ============       =========
Purchase price ........................                                           264,245
                                                                             ------------
Excess cost over fair value of net
 assets acquired ......................                                      $    115,513           15
                                                                             ============

     In connection with the SFFed Acquisition, FN Holdings issued $140 million of 9 1/8% Senior Subordinated Notes Due 2003 (the "9 1/8% Senior Subordinated Notes") and contributed the proceeds thereof of $133 million to the Bank as additional paid-in capital.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     On June 1, 1996, the Bank acquired Home Federal Financial Corporation ("HFFC"), and its wholly-owned federally chartered savings association, Home Federal Savings and Loan Association of San Francisco (the "Home Federal Acquisition," and together with the SFFed Acquisition, the "1996 Acquisitions"). The aggregate consideration paid in connection with the Home Federal Acquisition was approximately $67.8 million. The following is a summary of the assets acquired and liabilities assumed in the Home Federal Acquisition at June 1, 1996:



                                                                                           ESTIMATED
                                               HFFC                            BANK        REMAINING
                                             CARRYING       FAIR VALUE       CARRYING        LIVES
                                              VALUE        ADJUSTMENTS        VALUE        (IN YEARS)
                                          -------------   -------------   -------------   -----------
                                                     (DOLLARS IN THOUSANDS)
Cash and cash equivalents .............    $  146,867       $     --       $  146,867           --
Mortgage-backed securities ............         4,053            (65)           3,988          1-5
Loans receivable, net .................       538,722          4,020          542,742         2-12
Office premises and equipment .........         4,202         (2,125)           2,077         3-10
Investment in FHLB System .............         6,259             --            6,259
Foreclosed real estate, net ...........         2,421           (198)           2,223           --
Accrued interest receivable ...........         3,594             --            3,594           --
Mortgage servicing rights .............           817          2,243            3,060          2-4
Other assets ..........................        10,016          2,392           12,408          2-5
Deposits ..............................      (632,399)        (1,875)        (634,274)         1-5
Borrowings ............................       (30,000)           241          (29,759)         1-6
Other liabilities .....................        (3,602)        (3,293)          (6,895)         1-5
                                           ----------       --------       ----------
                                           $   50,950       $  1,340           52,290
                                           ==========       ========
Purchase price ........................                                        67,823
                                                                           ----------
Excess cost over fair value of net
 assets acquired ......................                                    $   15,533           15
                                                                           ==========

     The 1996 Acquisitions and the LMUSA Purchases were accounted for as purchases and, accordingly, their respective purchase prices were allocated to the assets acquired and liabilities assumed in each transaction based on estimates of fair values at the date of purchase. Since the respective dates of purchase, the results of operations related to such assets and liabilities have been included in the Company's consolidated statements of income.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

 Cal Fed Acquisition


     The following is a summary of the assets acquired and liabilities assumed in connection with the Cal Fed Acquisition at January 3, 1997.




                                                                                                ESTIMATED
                                               CAL FED                             BANK         REMAINING
                                               CARRYING        FAIR VALUE        CARRYING         LIVES
                                                VALUE         ADJUSTMENTS         VALUE         (IN YEARS)
                                           ---------------   -------------   ---------------   -----------
                                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents ..............    $  1,027,491      $       --      $  1,027,491           --
Securities .............................           6,013              12             6,025            1
Mortgage-backed securities .............       1,963,869           4,532         1,968,401          6-9
Loans receivable, net ..................      10,084,170         (23,991)       10,060,179         2-12
Office premises and equipment, net .....          58,900         (17,592)           41,308         3-10
Investment in FHLB System ..............         166,786              --           166,786           --
Foreclosed real estate, net ............          18,482             (16)           18,466           --
Accrued interest receivable ............          71,868              --            71,868           --
Mortgage servicing rights ..............           4,759          39,738            44,497          2-7
Other assets ...........................          87,096         142,634           229,730          2-5
Deposits ...............................      (8,985,630)         (9,699)       (8,995,329)         1-8
Borrowings .............................      (3,468,004)         (2,918)       (3,470,922)         1-5
Other liabilities ......................        (198,454)       (188,892)         (387,346)        1-10
Preferred stock ........................        (172,500)             --          (172,500)          --
                                            ------------      ----------      ------------
                                            $    664,846      $  (56,192)          608,654
                                            ============      ==========
Purchase price .........................                                         1,188,687
                                                                              ------------
Excess cost over fair value of net
 assets acquired .......................                                      $    580,033           15
                                                                              ============

     The Cal Fed Acquisition was accounted for as a purchase and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed in the transaction based on estimates of fair value at the date of purchase. Since the date of purchase, the results of operations related to such assets and liabilities have been included in the Company's 1997 consolidated statement of income.


 Weyerhaeuser Purchase


     On May 31, 1997, FNMC acquired a 1-4 unit residential loan servicing portfolio of approximately $3.2 billion and approximately 40,000 loans from WMC Mortgage Corporation (the "Weyerhaeuser Purchase") for $37.1 million. The Company's consolidated statement of income for the year ended December 31, 1997 includes the results of the acquired servicing portfolio from June 1, 1997.


 Auto One Acquisition


     On September 1, 1997, the Bank acquired Auto One Acceptance Corporation ("Auto One") in a purchase transaction (the "Auto One Acquisition"). Auto One primarily engages in indirect sub-prime auto financing activities, providing loan processing, funding and loan servicing for over 800 franchised automobile dealers. Auto One is a licensed lender in 47 states. Auto One is headquartered in Dallas, Texas, and is a wholly-owned subsidiary of the Bank. The results of operations for Auto One for the period from September 1, 1997 are included in the Company's consolidated statement of income for the year ended December 31, 1997.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

 Servicing Sale

     On September 30, 1997, FNMC sold servicing rights for approximately 52,000 loans with an unpaid principal balance of approximately $2.3 billion, recognizing a pre-tax gain of $14.0 million (the "Servicing Sale").

 Branch Sales

     During the first six months of 1996, the Bank consummated the sale of its retail deposits and the related retail banking assets comprised of cash on hand, loans on deposits, and facilities in Ohio, New York, New Jersey and Michigan (collectively, the "Branch Sales") at gross prices which represented an average premium of 7.96% of the approximately $4.6 billion deposits sold. The Bank recorded a pre-tax gain of $363.3 million in connection with the Branch Sales. The Company's consolidated statement of income for the year ended December 31, 1996 includes the results of operations of those branches sold in the Branch Sales for the period prior to sale.

 Garberville Branch Sale

     On May 9, 1997, the Bank consummated the sale of deposit accounts and related retail banking assets comprised of cash on hand, loans on deposits and facilities totalling $21.7 million to Humboldt Bank at a gross price representing a deposit premium of 4.5% (the "Garberville Branch Sale"), and resulting in a net pre-tax gain on sale of $1.1 million.

 Texas Branch Sale

     On December 12, 1997, the Bank sold its retail deposits and all related retail banking facilities in the state of Texas (consisting of three branches) totalling $57.6 million at a gross price representing a deposit premium of 4.1% and resulting in a pre-tax net gain on sale of $2.5 million (the "Texas Branch Sale").

 Pro Forma Financial Information

     The following unaudited pro forma financial information combines the historical results of the Company as if the Cal Fed Acquisition and the issuances of the REIT Preferred Stock, the 10 5/8% Notes and the 12 1/2% Senior Notes (as defined herein) had occurred as of the beginning of the first year presented (in thousands):




                                    YEAR ENDED DECEMBER 31,
                                   -------------------------
                                       1997          1996
                                   -----------   -----------
   Net interest income .........    $605,871      $668,156
   Net income ..................      63,760       147,986

     The gains recognized related to the Branch Sales, net of related taxes, and certain sales of branches by Cal Fed are excluded from the above table. The pro forma information does not include the effect of the Home Federal Acquisition, the SFFed Acquisition, the LMUSA 1996 Purchase, the Weyerhaeuser Purchase, the Auto One Acquisition, the Servicing Sale, the Branch Sales, the Garberville Branch Sale, the Texas Branch Sale, the sales of certain branches by Cal Fed or the issuance of the 9 1/8% Senior Subordinated Notes because such effect is not significant. The pro forma results are not necessarily indicative of the results which would have actually been obtained if the Cal Fed Acquisition and the issuances of the REIT Preferred Stock, the 10 5/8% Notes or the 12 1/2% Senior Notes had been consummated in the past nor do they project the results of operations in any future period.

 Purchase Accounting Adjustments

     Premiums and discounts related to interest-earning assets acquired and interest-bearing liabilities assumed are amortized (accreted) to operations using the interest method over the estimated remaining lives of the respective assets and liabilities.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

 GSAC Acquisition

     On September 5, 1997, the Bank entered into an agreement with Gulf States Acceptance Company, a Delaware limited partnership ("GSAC") and its general partner, Gulf States Financial Services, a Texas corporation, pursuant to which Auto One will acquire 100% of the partnership interests in GSAC and GSAC will be liquidated and its assets and liabilities will be transferred to Auto One (the "GSAC Acquisition"). The aggregate consideration to be paid in connection with the GSAC Acquisition is approximately $22.5 million and a 20% interest in the common stock of Auto One. This transaction closed on February 4, 1998. See note 35 "Subsequent Events" for further discussion.


4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Parent Holdings conform to generally accepted accounting principles and general practices within the savings and loan industry. The following summarizes the more significant of these policies.

     (a) Basis of Presentation

     The accompanying consolidated financial statements include the accounts of Parent Holdings, FN Holdings, the Bank and the Bank's wholly-owned subsidiaries not subject to the Assistance Agreement (as defined herein). Earnings per share data is not presented due to the limited ownership of the Company. All significant intercompany accounts and transactions have been eliminated.

     (b) Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits in other banks, and other short-term investment securities with original maturities of three months or less. Savings and loan associations are required by the Federal Reserve System to maintain non-interest bearing cash reserves equal to a percentage of certain deposits. The reserve balance for California Federal at December 31, 1997 was $51.0 million.

     (c) Securities and Mortgage-backed Securities

     The Company's investment in securities consists primarily of U.S. government and agency securities and mortgage-backed securities. Parent Holdings classifies debt and equity securities, including mortgage-backed securities, into one of three categories: held to maturity, available for sale or trading securities. Securities held to maturity represent securities which management has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. All other securities are classified as available for sale and are carried at fair value, with unrealized holding gains and losses, net of tax, reported as a separate component of stockholder's equity until realized. Should an other than temporary decline in the fair value of a security classified as held to maturity or available for sale occur, the carrying value of such security would be written down to fair value by a charge to operations. Realized gains or losses on securities available for sale are computed on a specific identification basis and are accounted for on a trade-date basis.

     Amortization and accretion of premiums and discounts relating to mortgage-backed securities is recognized using the interest method over the estimated lives of the underlying mortgages with adjustments based on prepayment experience.

     (d) Loans Held for Sale, Net

     One-to-four unit residential loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value as determined by outstanding commitments

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES from investors or current investor yield requirements calculated on an aggregate basis. Net unrealized losses are recognized in a valuation allowance by charges to income.

     (e) Loans Receivable, Net

     Loans receivable, net, is stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan origination fees and purchase discounts or premiums.

     Discounts or premiums on 1-4 unit residential loans are accreted or amortized to income using the interest method over the remaining period the loans are expected to be outstanding. Discounts or premiums on consumer and other loans are recognized over the lives of the loans using the interest method.

     A significant portion of the Company's real estate loan portfolio is comprised of adjustable-rate mortgages. The interest rate and payment terms of these mortgages adjust on a periodic basis in accordance with various published indices. The majority of these adjustable-rate mortgages have terms which limit the amount of interest rate adjustment that can occur each year and over the life of the mortgage. During periods of limited payment increases, negative amortization may occur on certain adjustable-rate mortgages. See note 31.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on such factors as the Company's past loan loss experience, delinquency trends, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. As management utilizes information currently available to make such evaluation, the allowance for loan losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors. Additionally, regulatory authorities, as an integral part of their regular examination process, review the Bank's allowance for estimated losses on a periodic basis. These authorities may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.


     Uncollectible interest on loans that are contractually ninety days or more past due is charged off, or an allowance is established, based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received. When, in management's judgment, the borrower's ability to make periodic interest and principal payments resumes, the loan is returned to accrual status.

     (f) Auto One Loans

     Since the consummation of the Auto One Acquisition, California Federal has purchased sub-prime auto financing contracts from an established dealer network throughout the United States. Any premium or discount is amortized using the interest method over the estimated lives of the loans. The allowance for estimated losses is regularly assessed by management, and such allowances are maintained on a static pool basis.

     (g) Impaired Loans

     The Company considers a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. Any insignificant delay (i.e., 60 days or less) or insignificant shortfall in amount of payments will not cause a loan to be considered impaired. In determining impairment, the Company considers large non-homogeneous loans including nonaccrual loans, troubled debt restructurings, and performing loans which exhibit, among other characteristics, high loan-to-value ratios, low debt--

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES coverage ratios, or other indications that the borrowers are experiencing increased levels of financial difficulty. The Company bases the measurement of collateral-dependent impaired loans on the fair value of the loan's collateral. The amount, if any, by which the recorded investment of the loan exceeds the measure of the impaired loan's value is recognized by recording a valuation allowance.

     The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. For the Company, loans collectively reviewed for impairment include all single-family loans, and performing multi-family and commercial real estate loans under $500,000, excluding loans which have entered the workout process.

     Cash receipts on impaired loans not performing according to contractual terms are generally used to reduce the carrying value of the loan, unless the Company believes it will recover the remaining principal balance of the loan. Impairment losses are included in the allowance for loan losses through a charge to provision for loan losses. Adjustments to impairment losses due to changes in the fair value of collateral of impaired loans are included in provision for loan losses. Upon disposition of an impaired loan, loss of principal, if any, is recorded through a charge-off to the allowance for loan losses.

     (h) Loan Origination and Commitment Fees and Related Costs

     Loan origination fees, net of direct underwriting and closing costs, are deferred and amortized to interest income using the interest method over the contractual term of the loans, adjusted for actual loan prepayment experience. Unamortized fees on loans sold or paid in full are recognized as income. Adjustable-rate loans with lower initial interest rates during the introductory period result in the amortization of a substantial portion of the net deferred fee during the introductory period.

     Fees received in connection with loan commitments are deferred and recognized as fee revenue on a straight-line basis over the term of the commitment. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the term of the loan using the interest method.


     Commitment fees paid to investors, for the right to deliver permanent residential mortgages in the future to the investors at a specified yield, are deferred. Amounts are included in the recognition of gain (loss) on sale of loans as loans are delivered to the investor in proportion to the percentage relationship of loans delivered to the total commitment amount. Any unused fee is recognized as an expense at the expiration of the commitment date, or earlier, if it is determined that the commitment will not be filled.

     Other loan fees and charges, which represent income from the prepayment of loans, delinquent payment charges, and miscellaneous loan services, are recognized as income when collected.

     (i) Office Premises and Equipment

     Land is carried at cost. Premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Premises, equipment and leasehold improvements are depreciated or amortized on a straight-line basis over the lesser of the lease term or the estimated useful lives of the various classes of assets. Maintenance and repairs on premises and equipment are charged to expense in the period incurred.

     Closed facilities of the Company and its subsidiaries are carried at fair value. In the case of leased premises that are vacated by the Company, a liability is recorded representing the difference between the net present value of future lease payments and holding costs and the net present value of anticipated sublease income, if any, for the remaining term of the lease.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     (j) Foreclosed Real Estate

     Real estate acquired through foreclosure is initially recorded at fair value less estimated disposal costs at the time of foreclosure. Subsequent to foreclosure, the Company charges current earnings with a provision for estimated losses when the carrying value of the collateral property exceeds its fair value. Gains or losses on the sale of real estate are recognized upon disposition of the property. Carrying costs such as maintenance and property taxes are expensed as incurred.

     (k) Intangible Assets

     Intangible assets, which primarily consist of the excess of cost over fair value of net assets acquired in business combinations accounted for as a purchase, are amortized on a straight-line basis over the expected period to be benefited of 15 years. The Company periodically reviews the operations of the businesses acquired to determine that income from operations continues to support the recoverability of its intangible assets and the amortization periods used.

     (l) Mortgage Servicing Rights

     The Company purchases mortgage servicing rights separately and acquires mortgage servicing rights by purchasing or originating mortgage loans and selling those loans with servicing rights retained. Generally, purchased mortgage servicing rights are capitalized at the cost to acquire the rights and are carried at the lower of cost, net of accumulated amortization, or fair value. Originated mortgage servicing rights are capitalized based on the relative fair value of the servicing right to the fair value of the loan and the servicing right and are carried at the lower of the capitalized amount, net of accumulated amortization, or fair value.

     A portion of the cost of originating a mortgage loan is allocated to the mortgage servicing right based on its fair value. To determine the fair value of mortgage servicing rights, the Company uses market prices for comparable mortgage servicing contracts, when available, or alternatively uses a valuation model that calculates the present value of future net servicing income. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which include estimates of the cost of servicing, the discount rate, mortgage escrow earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.

     Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of the mortgage servicing rights is analyzed periodically and is adjusted to reflect changes in prepayment rates and other estimates. A decline in long-term interest rates generally results in an acceleration in mortgage loan prepayments.

     The Company measures the impairment of servicing rights based on the difference between the carrying amount and current fair value of the servicing rights. In determining impairment, the Company aggregates all mortgage servicing rights and stratifies them based on the predominant risk characteristics of interest rate, loan type and investor type. A valuation allowance is established for any excess of amortized cost over the current fair value, by risk stratification, by a charge to income.

     The Company employs hedging techniques through the use of interest rate floor contracts and principal-only swap agreements to reduce the sensitivity of its earnings and value of its servicing rights to declining interest rates and borrower prepayments as further discussed in note 17. The Company uses hedge accounting because mortgage servicing rights expose the Company to interest rate risk and at the inception and throughout the hedge period, high correlation of changes in the market value of the hedge instruments and the fair value of the mortgage servicing rights are probable so that the results of the hedge instruments will substantially offset the effects of interest rate changes on the mortgage servicing rights. If these requirements are not met, the hedge instruments are considered speculative and are marked to market with changes in market value reflected in current earnings.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     The premium paid by the Company on the interest rate floor contracts is amortized based on the option decay rate. Amounts receivable or payable under the principal-only swap agreements and amounts receivable under the interest rate floor contracts or terminated hedges are included in the carrying value of mortgage servicing rights and are amortized as part of the mortgage servicing rights basis.

     (m) Gains/Losses on Sales of Mortgage Loans

     Mortgage loans are generally sold with the mortgage servicing rights retained by the Company. The carrying value of mortgage loans sold is reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. Deferred origination fees and expenses, net of commitment fees paid in connection with the sale of the loans, are recognized at the time of sale in the gain or loss determination.

     (n) Servicing Fee Income

     Servicing fee income is recorded for the fees earned for servicing mortgage loans under servicing agreements with Fannie Mae ("FNMA"), Freddie Mac ("FHLMC"), the Government National Mortgage Association ("GNMA"), and certain private investors. The fees are based on a contractual percentage of the outstanding principal balance or a fixed amount per loan and are recorded as income when received. The amortization of mortgage servicing rights is netted against servicing fee income.

     (o) Interest Rate Swap Agreements

     The Bank is a party to various interest rate swap agreements as a means of managing its interest rate exposure relative to the Bank's FHLB advances. Amounts receivable or payable under these derivative financial instruments are recognized as adjustments to interest expense of the hedged liability (FHLB advances). Gains and losses on early termination of these agreements are included in the carrying amount of the related liability and amortized over the remaining term of the liability.

     (p) Income Taxes

     For federal income tax purposes, Parent Holdings and FN Holdings are members of the Mafco Holdings Inc. ("Mafco," the indirect parent of FN Holdings) affiliated group, and accordingly, their federal taxable income or loss will be included in the consolidated federal income tax return filed by Mafco. Parent Holdings may also be included in certain state and local income tax returns of Mafco or its subsidiaries. FN Holdings' tax sharing agreement with Mafco provides that income taxes will be based on the separate results of FN Holdings. The agreement generally provides that FN Holdings will pay to Mafco amounts equal to the taxes that FN Holdings would be required to pay if it were to file a return separately from the affiliated group. Furthermore, the agreement provides that FN Holdings shall be entitled to take into account any net operating loss carryovers in determining its tax liability. The agreement also provides that Mafco will pay FN Holdings amounts equal to tax refunds FN Holdings would be entitled to if it had always filed a separate company tax return. Parent Holdings has not entered into any tax sharing agreements.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     (q) Extraordinary Gain or Loss from Extinguishment of Debt

     During 1996, California Federal repurchased $44 million aggregate principal amount of the $50 million in 11.20% Senior Notes (as defined herein) assumed in the SFFed Acquisition resulting in an extraordinary loss of approximately $1.6 million, net of income taxes, on the early extinguishment of debt. During 1995, California Federal prepaid $250 million in FHLB advances resulting in an extraordinary gain of approximately $2.0 million, net of income taxes, on the early extinguishment of such borrowings.

     (r) Management's Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the date of the consolidated financial statements and (iii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (s) Reclassification

     Certain amounts within the consolidated financial statements have been reclassified to conform to the current year presentation.

     (t) Newly Issued Accounting Pronouncements

     On June 28, 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.


     In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS No. 127"). SFAS No. 127 defers for one year the effective date (i) of paragraph 15 of SFAS No. 125 and (ii) of paragraphs 9-12 and 237(b) of SFAS No. 125 for repurchase agreement, dollar-roll, securities lending and similar transactions. SFAS No. 127 provides additional guidance on the types of transactions for which the effective date of SFAS No. 125 has been deferred. It also requires that if it is not possible to determine whether a transaction occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll, securities lending, or similar transaction, then paragraphs 9-12 of SFAS No. 125 should be applied to that transfer. The Company adopted SFAS No. 125, as amended by SFAS No. 127, on January 1, 1997. Such adoption did not have a material impact on the Company's consolidated financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement is effective for fiscal years beginning after December 15, 1997. Reclassi-

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES fication of financial statements for earlier periods provided for comparative purposes is required. This statement has no impact on the financial condition or results of operations of the Company, but does impact the Company's disclosure requirements. The Company adopted this statement effective October 1, 1997.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends Statement of Financial Accounting Standards No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. This statement is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative informative for earlier years is to be restated. This statement need not be applied to interim financial statements in the initial year of application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. This statement has no impact on the financial condition or results of operations of the Company, but will require changes in the Company's disclosure.

5. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (IN THOUSANDS)

     Cash paid for interest for the years ended December 31, 1997, 1996 and 1995 was $1,459,676, $841,192, and $702,254, respectively.

     During the year ended December 31, 1997, noncash activity consisted of transfers from loans receivable and loans held for sale to foreclosed real estate of $179.6 million, $19.4 million of loans made to facilitate sales of real estate owned, and a contribution of capital through the redemption of Additional FN Holdings Preferred Stock of $1.9 million. In addition, $50.8 million was transferred from loans held for sale to mortgage-backed securities classified as trading securities upon the securitization of certain of the Bank's qualifying single-family loans.

     During the year ended December 31, 1996, noncash activity consisted of transfers from loans receivable and loans held for sale to foreclosed real estate of $109.8 million, $13.0 million of loans made to facilitate sales of real estate owned, the reclassification of certain consumer loans from loans held for sale (at lower of cost or market) to loans receivable totalling $27.7 million, a $46.8 million dividend paid in the form of a loan receivable from an affiliate and the issuance of additional FN Holdings preferred stock through preferred stock dividends to minority stockholders of $.8 million.

     During the year ended December 31, 1995, the Financial Accounting Standards Board issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Special Report"). The Special Report provided all entities an opportunity to reassess their ability and intent to hold securities to maturity and allowed a one time reclassification of securities from held-to-maturity to available-for-sale without "tainting" the remaining held-to-maturity securities. On December 29, 1995, the Company reclassified $1.5 billion and $231.8 million in carrying value of mortgage-backed securities and U.S. government and agency securities, respectively, from the respective held-to-maturity categories to securities available for sale. In addition, other noncash activity included $326.0 million of consumer loans reclassified from loans receivable to loans held for sale, transfers from loans receivable to foreclosed real estate of $79.6 million, and $376.3 million transferred from loans receivable to mortgage-backed securities held to maturity representing the securitization of certain of the Bank's qualifying single-family loans.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

6. SECURITIES AVAILABLE FOR SALE

     At December 31, 1997 and 1996, securities available for sale and the related unrealized gain or loss consisted of the following (in thousands):




                                                                   DECEMBER 31, 1997
                                         ----------------------------------------------------------------------
                                                                                          NET
                                          AMORTIZED     UNREALIZED     UNREALIZED     UNREALIZED      CARRYING
                                             COST          GAINS         LOSSES          GAIN          VALUE
                                         -----------   ------------   ------------   ------------   -----------
Marketable equity securities .........    $     --         $ --          $   --         $  --        $     --
U.S. government and agency
 obligations .........................     812,716          957            (588)          369         813,085
                                          --------         ----          ------         -----        --------
    Total ............................    $812,716         $957          $ (588)          369        $813,085
                                          ========         ====          ======                      ========
Minority interest -- Hunter's Glen                                                        (65)
Estimated tax effect .................                                                    (47)
                                                                                        -----
 Net unrealized holding gain in
   stockholder's equity ..............                                                  $ 257
                                                                                        =====


                                                                   DECEMBER 31, 1996
                                         ----------------------------------------------------------------------
                                                                                          NET
                                          AMORTIZED     UNREALIZED     UNREALIZED     UNREALIZED      CARRYING
                                             COST          GAINS         LOSSES          GAIN          VALUE
                                         -----------   ------------   ------------   ------------   -----------
Marketable equity securities .........    $ 27,034        $34,954       $     --       $ 34,954      $ 61,988
U.S. government and agency
 obligations .........................     480,317            936         (1,222)          (286)      480,031
                                          --------        -------       --------       --------      --------
    Total ............................    $507,351        $35,890       $ (1,222)        34,668      $542,019
                                          ========        =======       ========                     ========
Minority interest -- Hunter's Glen                                                       (6,240)
Estimated tax effect .................                                                   (3,466)
                                                                                       --------
 Net unrealized holding gain in
   stockholder's equity ..............                                                 $ 24,962
                                                                                       ========

     The following represents a summary of the amortized cost, carrying value and weighted average yield of securities available for sale with related maturities (dollars in thousands):




                                                               DECEMBER 31, 1997
                                                     -------------------------------------
                                                                    ESTIMATED     WEIGHTED
                                                      AMORTIZED        FAIR       AVERAGE
                                                         COST         VALUE        YIELD
                                                     -----------   -----------   ---------
   Marketable equity securities ..................    $     --      $     --          --%
   U.S. government and agency obligations:
     Maturing within 1 year ......................     107,771       107,680        5.92
     Maturing after 1 year but within 5 years          704,945       705,405        6.52
     Maturing after 5 years through 10 years .....          --            --          --
                                                      --------      --------        ----
     Total .......................................    $812,716      $813,085        6.44%
                                                      ========      ========        ====

     At December 31, 1997, U.S. government and agency obligations available for sale of $78.2 million were pledged as collateral for various obligations.

     Marketable equity securities available for sale at December 31, 1996 represented approximately 5.93% of the outstanding stock of Affiliated Computer Services ("ACS"), representing 2.24% of the voting

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES power with a cost basis of $27 million. The ACS stock represents the only marketable equity security classified as available for sale at December 31, 1996. Pursuant to the terms of a settlement agreement dated June 17, 1991 between the Bank, ACS, and the Federal Deposit Insurance Corporation ("FDIC"), the FDIC was entitled to share in a defined portion of the proceeds from the sale of the stock, which, at December 31, 1995, approximated $34.5 million, and which was recorded in other liabilities. On June 28, 1996, the Bank sold 2,000,000 shares of its investment in common stock of ACS for gross proceeds totalling $92.3 million from which it satisfied its full obligation to the FDIC. A pre-tax gain of $40.4 million resulted from this transaction and was recorded as a gain on sale of assets in the 1996 consolidated statement of income. The Bank's remaining shares of ACS stock were sold in October 1997, resulting in a pre-tax gain of approximately $25.0 million.


7. SECURITIES HELD TO MATURITY


     At December 31, 1997 and 1996 securities held to maturity consist of the following (in thousands):




                                                    DECEMBER 31, 1997
                                 -------------------------------------------------------
                                  AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED
                                     COST          GAINS         LOSSES       FAIR VALUE
                                 -----------   ------------   ------------   -----------
Municipal securities .........     $   170          $--            $--         $   170
Commercial paper .............      58,129           --             --          58,129
                                   -------          ---            ---         -------
  Total ......................     $58,299          $--            $--         $58,299
                                   =======          ===            ===         =======


                                                                      DECEMBER 31, 1996
                                                   -------------------------------------------------------
                                                    AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED
                                                       COST          GAINS         LOSSES       FAIR VALUE
                                                   -----------   ------------   ------------   -----------
Municipal securities ...........................      $  190          $--            $--          $  190
U.S. government and agency obligations .........       3,800           15             --           3,815
Commercial paper ...............................         282           --             --             282
                                                      ------          ---            ---          ------
  Total ........................................      $4,272          $15            $--          $4,287
                                                      ======          ===            ===          ======

     The weighted average stated interest rates on securities held to maturity were 5.32% and 6.85% at December 31, 1997 and 1996, respectively.


     The following represents a summary of the carrying values (amortized cost), estimated fair values, and weighted average yield of securities held to maturity with related maturities (dollars in thousands):




                                                                   DECEMBER 31, 1997
                                                         --------------------------------------
                                                                                       WEIGHTED
                                                          AMORTIZED      ESTIMATED     AVERAGE
                                                             COST       FAIR VALUE      YIELD
                                                         -----------   ------------   ---------
   Municipal securities:
    Maturing within 1 year ...........................     $    --        $    --          --%
    Maturing after 1 year but within 5 years .........          --             --          --
    Maturing after 10 years ..........................         170            170        8.25
   Commercial paper:
    Maturing within 1 year ...........................      58,129         58,129        5.31
                                                           -------        -------        ----
    Total ............................................     $58,299        $58,299        5.32%
                                                           =======        =======        ====

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

8. MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

     At December 31, 1997 and 1996, mortgage-backed securities available for sale and the related unrealized gain or loss consisted of the following (in thousands):




                                                                            DECEMBER 31, 1997
                                                --------------------------------------------------------------------------
                                                                                                   NET
                                                  AMORTIZED      UNREALIZED     UNREALIZED     UNREALIZED       CARRYING
                                                     COST           GAINS         LOSSES          GAIN           VALUE
                                                -------------   ------------   ------------   ------------   -------------
GNMA ........................................    $  249,023        $ 2,710       $     --       $  2,710      $  251,733
FNMA ........................................     2,408,173         17,519         (5,923)        11,596       2,419,769
FHLMC .......................................     1,197,867         20,097           (548)        19,549       1,217,416
Other MBS ...................................       574,625          5,371           (111)         5,260         579,885
Collateralized mortgage obligations .........       606,965          2,698         (1,868)           830         607,795
                                                 ----------        -------       --------       --------      ----------
  Total .....................................    $5,036,653        $48,395       $ (8,450)        39,945      $5,076,598
                                                 ==========        =======       ========                     ==========
Minority interest -- Hunter's Glen ..........                                                     (6,968)
Estimated tax effect ........................                                                     (5,105)
                                                                                                --------
 Net unrealized holding gain in
   stockholder's equity .....................                                                   $ 27,872
                                                                                                ========


                                                                            DECEMBER 31, 1996
                                                --------------------------------------------------------------------------
                                                                                                   NET
                                                  AMORTIZED      UNREALIZED     UNREALIZED     UNREALIZED       CARRYING
                                                     COST           GAINS         LOSSES          GAIN           VALUE
                                                -------------   ------------   ------------   ------------   -------------
GNMA ........................................    $   67,130        $   652       $    (95)      $    557      $   67,687
FNMA ........................................       523,894          5,113         (5,042)            71         523,965
FHLMC .......................................       626,267         17,115           (310)        16,805         643,072
Collateralized mortgage obligations .........       364,675            497         (1,244)          (747)        363,928
                                                 ----------        -------       --------       --------      ----------
  Total .....................................    $1,581,966        $23,377       $ (6,691)        16,686      $1,598,652
                                                 ==========        =======       ========                     ==========
Minority interest -- Hunter's Glen ..........                                                     (3,004)
Estimated tax effect ........................                                                     (1,669)
                                                                                                --------
 Net unrealized holding gain in
   stockholder's equity .....................                                                   $ 12,013
                                                                                                ========

     The following represents a summary of the amortized cost, carrying value and weighted average yield of mortgage-backed securities available for sale (dollars in thousands):




                                                              DECEMBER 31, 1997
                                                   ----------------------------------------
                                                                                   WEIGHTED
                                                     AMORTIZED       ESTIMATED     AVERAGE
                                                        COST        FAIR VALUE      YIELD
                                                   -------------   ------------   ---------
   GNMA ........................................    $  249,023     $  251,733        7.09%
   FNMA ........................................     2,408,173      2,419,769        6.99
   FHLMC .......................................     1,197,867      1,217,416        7.49
   Other MBS ...................................       574,625        579,885        6.93
   Collateralized mortgage obligations .........       606,965        607,795        6.80
                                                    ----------     ----------        ----
     Total .....................................    $5,036,653     $5,076,598        7.08%
                                                    ==========     ==========        ====

     The weighted average stated interest rates on mortgage-backed securities available for sale were 7.16% and 7.27% at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996,

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES mortgage-backed securities available for sale included securities totalling $1.4 billion and $53.0 million, respectively, which resulted from the securitization of certain qualifying mortgage loans from the Bank's, Old California Federal's and San Francisco Federal's loan portfolios.

     At December 31, 1997 and 1996, mortgage-backed securities available for sale included $4.6 billion and $1.1 billion respectively, of variable-rate securities.

     At December 31, 1997, mortgage-backed securities available for sale of $4.1 billion were pledged as collateral for various obligations as further discussed in notes 19, 20 and 31. Further, at December 31, 1997, mortgage-backed securities available for sale with a carrying value of $28.8 million were pledged to FNMA associated with the sales of certain securitized multi-family loans.


9. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

     At December 31, 1997 and 1996, mortgage-backed securities held to maturity consist of the following (in thousands):




                                                                  DECEMBER 31, 1997
                                             -----------------------------------------------------------
                                               AMORTIZED      UNREALIZED     UNREALIZED      ESTIMATED
                                                  COST           GAINS         LOSSES        FAIR VALUE
                                             -------------   ------------   ------------   -------------
FHLMC ....................................    $  317,766        $15,364          $--        $  333,130
FNMA .....................................     1,017,835         20,048           --         1,037,883
Other mortgage-backed securities .........         2,276             --           --             2,276
                                              ----------        -------          ---        ----------
  Total ..................................    $1,337,877        $35,412          $--        $1,373,289
                                              ==========        =======          ===        ==========


                                                                  DECEMBER 31, 1996
                                             -----------------------------------------------------------
                                               AMORTIZED      UNREALIZED     UNREALIZED      ESTIMATED
                                                  COST           GAINS         LOSSES        FAIR VALUE
                                             -------------   ------------   ------------   -------------
FHLMC ....................................    $  405,488        $14,811        $  --        $  420,299
FNMA .....................................     1,214,002         17,444          (70)        1,231,376
Other mortgage-backed securities .........         2,172             --           --             2,172
                                              ----------        -------        -----        ----------
  Total ..................................    $1,621,662        $32,255        $ (70)       $1,653,847
                                              ==========        =======        =====        ==========

     The following represents a summary of the amortized cost, carrying value and weighted average yield of mortgage-backed securities held to maturity (dollars in thousands):




                                                           DECEMBER 31, 1997
                                                ----------------------------------------
                                                                                WEIGHTED
                                                  AMORTIZED       ESTIMATED     AVERAGE
                                                     COST        FAIR VALUE      YIELD
                                                -------------   ------------   ---------
   FHLMC ....................................    $  317,766     $  333,130        8.17%
   FNMA .....................................     1,017,835      1,037,883        7.03
   Other mortgage-backed securities .........         2,276          2,276        8.27
                                                 ----------     ----------        ----
     Total ..................................    $1,337,877     $1,373,289        7.30%
                                                 ==========     ==========        ====

     The weighted average stated interest rates on mortgage-backed securities held to maturity were 7.33% and 7.06% at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, mortgage-backed securities held to maturity included variable rate securities totalling $1.3 billion and $1.6 billion, respectively, which resulted from the securitization with FNMA and FHLMC of certain qualifying mortgage loans from the Bank's, Old California Federal's and San Francisco Federal's loan portfolios with full recourse to the Bank.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     At December 31, 1997, mortgage-backed securities held to maturity of $1.3 billion were pledged as collateral for various obligations as further discussed in notes 19, 20 and 31.


10. LOANS RECEIVABLE, NET


     At December 31, 1997 and 1996 loans receivable, net, included the following (in thousands):




                                                        1997              1996
                                                   --------------   ---------------
   Real estate loans:
    1-4 unit residential .......................    $14,071,258       $ 6,117,974
    5+ unit residential ........................      3,035,195         2,163,992
    Commercial .................................      2,145,634         1,977,732
    Construction ...............................          3,737            11,242
    Land .......................................          4,766            11,074
                                                    -----------       -----------
                                                     19,260,590        10,282,014
    Undisbursed loan funds .....................         (2,714)           (4,669)
                                                    -----------       -----------
     Total real estate loans ...................     19,257,876        10,277,345
                                                    -----------       -----------
   Equity-line loans ...........................        354,966           243,011
   Other consumer loans ........................        320,599            55,016
   Commercial loans ............................          8,370            29,651
                                                    -----------       -----------
     Total consumer and other loans ............        683,935           327,678
                                                    -----------       -----------
     Total loans receivable ....................     19,941,811        10,605,023
   Deferred fees and unearned premiums .........         47,219             4,740
   Allowance for loan losses ...................       (439,233)         (246,556)
   Purchase accounting discounts, net ..........       (125,387)         (150,624)
                                                    -----------       -----------
     Total loans receivable, net ...............    $19,424,410       $10,212,583
                                                    ===========       ===========

     The Bank's lending activities are principally conducted in California, New York, Texas and Florida.


     At December 31, 1997, $11.2 billion in residential loans were pledged as collateral for FHLB advances as further discussed in note 20.


     As a result of the FN and the Cal Fed Acquisitions, the Bank assumed obligations for certain loans sold with recourse. The outstanding balances of loans sold with recourse at December 31, 1997 totalled $2.8 billion. No loans were sold with recourse during the years ended December 31, 1997, 1996 and 1995. The Bank evaluates the credit risk of loans sold with recourse and, if necessary, records a liability (other liabilities) for estimated losses related to these potential obligations. At December 31, 1997, such liability totalled $52.4 million.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     The following table indicates the carrying value of loans which have been placed on nonaccrual status as of the dates indicated (in thousands):




                                              AT DECEMBER 31,
                                         -------------------------
                                             1997          1996
                                         -----------   -----------
   Nonaccrual loans:
    Real estate loans:
     1-4 unit residential ............    $164,923      $146,283
     5+ unit residential .............      12,128        12,713
     Commercial and other ............       6,240         9,406
     Construction ....................       1,560           788
                                          --------      --------
      Total real estate ..............     184,851       169,190
    Non-real estate ..................       7,344         3,032
                                          --------      --------
      Total nonaccrual loans .........    $192,195      $172,222
                                          ========      ========

     The following table indicates the carrying value of loans classified as troubled debt restructuring, as of December 31, 1997 and 1996 (in thousands):




                                                       AT DECEMBER 31,
                                                    ----------------------
                                                       1997         1996
                                                    ----------   ---------
       1-4 unit residential .....................    $ 2,471      $ 3,113
       5+ unit residential ......................      6,718       55,642
       Commercial and other real estate .........     26,296       28,754
                                                     -------      -------
       Total restructured loans .................    $35,485      $87,509
                                                     =======      =======

     At December 31, 1997, the Company's loan portfolio totalling $19.9 billion is concentrated in California. The financial condition of the Company is subject to general economic conditions such as the volatility of interest rates and real estate market conditions and, in particular, to conditions in the California residential real estate market. Any downturn in the economy generally, and in California in particular, could reduce real estate values. An increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, in the event interest rates rise or real estate market values decline, particularly in California, the Company and the Bank may find it difficult to maintain its asset quality and may require additional allowances for loss above the amounts currently estimated by management.

     For nonaccrual loans and loans classified as troubled debt restructurings, the following table summarizes the interest income recognized ("Recognized") and total interest income that would have been recognized had the borrowers performed under the original terms of the loans ("Contractual") for the years ended December 31, 1997 and 1996 (in thousands).




                                       DECEMBER 31, 1997              DECEMBER 31, 1996
                                  ----------------------------   ---------------------------
                                   RECOGNIZED     CONTRACTUAL     RECOGNIZED     CONTRACTUAL
                                  ------------   -------------   ------------   ------------
   Restructured loans .........      $ 3,532        $ 3,583         $12,977        $13,430
   Nonaccrual loans ...........        6,779         15,880           4,860         13,752
                                     -------        -------         -------        -------
                                     $10,311        $19,463         $17,837        $27,182
                                     =======        =======         =======        =======

     At December 31, 1997 and 1996, the Bank and its wholly-owned subsidiary, FGB Realty Advisors, Inc., managed principally non-performing loan and asset portfolios totalling $1.2 million and $1.0 billion, respectively, for investors. During 1997, substantially all the asset management and disposition contracts

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES held by FGB Realty Advisors, Inc. have expired, and operations of the subsidiary have substantially ceased. Revenues related to such activities are included in management fees in the accompanying statements of income.

     Activity in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 is summarized as follows (in thousands):




                                                 1997          1996          1995
                                             -----------   -----------   -----------
   Balance -- beginning of year ..........    $ 246,556     $ 210,484     $ 202,780
   Purchases, net ........................      164,378        38,486            --
   Provision for loan losses .............       79,800        39,600        37,000
   Charge-offs ...........................      (56,124)      (44,785)      (32,344)
   Recoveries ............................        4,623         2,771         3,048
                                              ---------     ---------     ---------
   Balance -- end of year ................    $ 439,233     $ 246,556     $ 210,484
                                              =========     =========     =========

     FN Holdings loaned approximately $46.8 million to an affiliate on March 1, 1996. Such loan bore interest at the rate of 10.5% over the prevailing yield to maturity of the five-year United States treasury note, and was an unsecured subordinated obligation of the borrower guaranteed by certain other affiliates of FN Holdings, which obligation to FN Holdings was evidenced by a promissory note (the "Promissory Note"). Management believes that the terms and conditions of such loan were at least as favorable to FN Holdings as might have been obtained in a similar transaction with an unaffiliated party. On May 15, 1996, FN Holdings distributed the Promissory Note to Parent Holdings as a partial redemption of and dividends on class C common stock. Parent Holdings distributed the Promissory Note in the form of a dividend to an affiliate.

     During 1996 FN Holdings loaned approximately $19 million to an affiliate. Such loan accrued interest at the rate of 14%, and was an unsecured subordinated obligation of the borrower, which obligation to FN Holdings was evidenced by a promissory note. Management believes that the terms and conditions of such loan were at least as favorable to FN Holdings as might have been obtained in a similar transaction with an unaffiliated party. On January 3, 1997, such loan, together with the accrued interest thereon, was repaid.


11. IMPAIRED LOANS

     At December 31, 1997 and 1996, the carrying value of loans that are considered to be impaired totalled $110.1 million and $102.1 million respectively (of which $18.6 million and $22.6 million, respectively, were on nonaccrual status). The average recorded investment in impaired loans during the years ended December 31, 1997, 1996 and 1995 was approximately $112.9 million, $103.7 million and $125.5 million, respectively. For the years ended December 31, 1997, 1996 and 1995, the Company recognized interest income on those impaired loans of $10.5 million, $10.7 million and $12.9 million, respectively, which included $.6 million, $.3 million and $.2 million, respectively, of interest income recognized using the cash basis method of income recognition.

     Generally, specific allowances for loan losses relative to impaired multi-family and commercial real estate loans, which comprised the majority of impaired loans, have not been established. Generally, the carrying value of such loans, net of purchase accounting adjustments, does not exceed the loans' related collateral values less estimated selling costs. There have been no significant multi-family or commercial real estate loans originated since October 1, 1994.


12. PUT AGREEMENT

     In connection with the FN Acquisition, the Bank assumed generally the same rights under an agreement ("Put Agreement") Old FNB had with Granite Management and Disposition, Inc.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

("Granite"), an indirect subsidiary of Ford Motor, whereby Old FNB had the option to sell ("put") to Granite, on a quarterly basis, up to approximately $500 million of certain assets, primarily non-performing commercial real estate loans and residential mortgage loans with an original principal balance greater than $250,000. The Put Agreement expired on November 30, 1996. The aggregate purchase price of assets "put" to Granite equals $500 million, including assets "put" to Granite by Old FNB through October 3, 1994. Granite purchased these assets for an amount equal to the assets' outstanding principal balance, accrued interest and certain other expenses.


13. RECEIVABLES FROM THE FSLIC/RF -- COVERED ASSETS


     As part of First Gibraltar's 1988 acquisition of the five Closed Associations, it entered into an assistance agreement (the "Assistance Agreement") with the FSLIC. Assets subject to the Assistance Agreement were known as "Covered Assets." The Assistance Agreement generally provided for guaranteed yield amounts to be paid on the book value of the Covered Assets, and paid the Bank for 90% of the losses incurred upon disposition of the Covered Assets ("Capital Loss Coverage").


     In June 1995, the FDIC, as manager of the FSLIC Resolution Fund ("FSLIC/RF"), as successor to the FSLIC, exercised its rights under the Assistance Agreement to purchase substantially all of the remaining Covered Assets as of June 1, 1995 at the fair market value of such assets and further purchased additional assets from the remaining Covered Asset portfolio in September 1995 (the "FDIC Purchase"). Any losses sustained by the Bank as a result of the FDIC Purchase were reimbursed under the Capital Loss Coverage provision of the Assistance Agreement. Proceeds from this transaction were reinvested in the normal course of business.


     On August 19, 1996, the Bank and the FSLIC/RF executed an agreement which resulted in the termination of the Assistance Agreement. As a result of the agreement, the FSLIC/RF paid the Bank the remaining Covered Asset balance of $39 million and, among other things, assumed the responsibility for the disposition of several litigation matters involving Covered Assets which had been retained by the Bank following the FDIC Purchase. In connection with the agreement, a pre-tax gain of $25.6 million was recorded.


14. INVESTMENT IN FHLB


     The Company's investment in FHLB stock is carried at cost. The FHLB provides a central credit facility for member institutions. As a member of the FHLB system, the Bank is required to own capital stock in the FHLB in an amount equal to the greater of (i) 1% of the aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, (ii) .3% of total assets, or (iii) 5% of its advances (borrowings) from the FHLB of San Francisco. The Bank was in compliance with this requirement at December 31, 1997 and 1996. At December 31, 1997, the Bank's investment in FHLB stock was pledged as collateral for FHLB advances as further discussed in note 20.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

15. OFFICE PREMISES AND EQUIPMENT, NET


     Office premises and equipment, net, at December 31, 1997 and 1996 is summarized as follows (dollars in thousands):




                                                                                         ESTIMATED
                                                                                    DEPRECIABLE LIVES AT
                                                         1997           1996         DECEMBER 31, 1997
                                                     ------------   ------------   ---------------------
   Land ..........................................    $  29,942      $  19,084               --
   Buildings and leasehold improvements ..........       74,141         40,103               25
   Furniture and equipment .......................       85,519         50,559                6
   Construction in progress ......................        5,253         10,601               --
                                                      ---------      ---------
                                                        194,855        120,347
   Accumulated depreciation and amortization .....      (35,506)       (20,183)
                                                      ---------      ---------
   Total office premises and equipment, net ......    $ 159,349      $ 100,164
                                                      =========      =========

     Depreciation and amortization expense related to office premises and equipment for the years ended December 31, 1997, 1996 and 1995 totalled $16.8 million, $10.9 million and $8.9 million, respectively.


     California Federal rents certain office premises and equipment under long-term, noncancelable operating leases expiring at various dates through 2029. Rental expense under such operating leases, included in occupancy and equipment expense, for the years ended December 31, 1997, 1996 and 1995 totalled $29.6 million, $19.3 million and $22.6 million, respectively. Rental income from subleasing agreements for the years ended December 31, 1997, 1996 and 1995 totalled $2.0 million, $1.6 million and $2.2 million, respectively. At December 31, 1997, the projected minimum rental commitments, net of sublease agreements, under terms of the leases were as follows (in thousands):




                             CASH        EFFECT ON
YEAR ENDED                COMMITMENT     NET INCOME
----------------------   ------------   -----------
  1998 ...............     $ 31,218       $20,973
  1999 ...............       31,085        18,602
  2000 ...............       30,264        15,970
  2001 ...............       27,914        10,492
  2002 ...............       24,471         6,714
  Thereafter .........      116,193        24,480
                           --------       -------
   Total .............     $261,145       $97,231
                           ========       =======

     The effect of lease commitments on net income is different from the cash commitment primarily as a result of lease commitments assumed in acquisitions with related purchase accounting adjustments.


16. ACCRUED INTEREST RECEIVABLE


     Accrued interest receivable at December 31, 1997 and 1996 is summarized as follows (in thousands):




                                                                  1997          1996
                                                               ----------   -----------
         Cash and cash equivalents and securities ..........    $ 10,832     $  8,399
         Mortgage-backed securities ........................      43,700       24,110
         Loans receivable and loans held for sale ..........     133,671       73,525
                                                                --------     --------
          Total accrued interest receivable ................    $188,203     $106,034
                                                                ========     ========

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

17. MORTGAGE SERVICING RIGHTS

     The following is a summary of activity for mortgage servicing rights ("MSRs") and the hedge against the change in value of the mortgage servicing rights ("MSR Hedge") for the years ended December 31, 1997, 1996 and 1995 (in thousands):




                                                                                      MSR
                                                                       MSR           HEDGE           TOTAL
                                                                 --------------   -----------   --------------
   Balance at December 31, 1994 ..............................     $  86,840       $     --       $  86,840
     Additions from Maryland Acquisition .....................        76,369             --          76,369
     Additions from Lomas 1995 Purchase ......................        93,362             --          93,362
     Additions -- other ......................................        18,676             --          18,676
     Amortization ............................................       (33,892)            --         (33,892)
                                                                   ----------      --------       ----------
   Balance at December 31, 1995 ..............................       241,355             --         241,355
     Additions from Lomas 1996 Purchase ......................       105,029             --         105,029
     Additions from SFFed Acquisition ........................        16,000             --          16,000
     Additions from Home Federal Acquisition .................         3,060             --           3,060
     Originated servicing ....................................        81,028             --          81,028
     Additions -- other ......................................        64,421             --          64,421
     Premiums paid for interest rate floor contracts .........            --          3,509           3,509
     Payments received under interest rate floor
     contracts ...............................................            --            (13)            (13)
     Net paid under principal-only swap agreements ...........            --            284             284
     Amortization ............................................       (90,706)          (275)        (90,981)
                                                                   ----------      --------       ----------
   Balance at December 31, 1996 ..............................       420,187          3,505         423,692
     Additions from Cal Fed Acquisition ......................        44,497             --          44,497
     Additions from Weyerhaeuser Purchase ....................        41,949             --          41,949
     Originated servicing ....................................       120,465             --         120,465
     Additions -- other ......................................        27,939             --          27,939
     Sales -- Servicing Sale .................................       (16,792)            --         (16,792)
     Sales -- other ..........................................            (4)            --              (4)
     Premiums paid for interest rate floor contracts .........            --          7,088           7,088
     Payments received under interest rate floor
     contracts ...............................................            --           (471)           (471)
     Net received under principal-only swap agreements                    --         (1,378)         (1,378)
     Amortization ............................................      (106,972)        (3,310)       (110,282)
                                                                   -----------     --------       -----------
   Balance at December 31, 1997 ..............................     $ 531,269       $  5,434       $ 536,703
                                                                   ===========     ========       ===========

     At December 31, 1997, 1996 and 1995, the outstanding balances of 1-4 unit residential loan participations, whole loans and mortgage pass-through securities serviced for other investors by FNMC totalled $46.6 billion, $43.1 billion and $28.6 billion, respectively. In addition, FNMC had $6.2 billion, $5.7 billion and $3.0 billion of master servicing at December 31, 1997, 1996 and 1995, respectively.

     The estimated fair value of the MSRs was $647 million and $529 million at December 31, 1997 and 1996, respectively. The estimated market value of interest rate floor contracts and swaps designated as hedges against MSRs at December 31, 1997 was $18.0 million and $13.5 million, respectively. At December 31, 1997 and 1996, no allowance for impairment of the MSRs was necessary.

     A decline in long-term interest rates generally results in an acceleration of mortgage loan prepayments. Higher than anticipated levels of prepayments generally cause the accelerated amortization

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES of MSRs and generally will result in a reduction of the market value of MSRs and in the Company's servicing fee income. To reduce the sensitivity of its earnings to interest rate and market value fluctuations, the Company hedged the change in value of its servicing rights based on changes in interest rates.


     At December 31, 1997, the Company, through FNMC, was a party to several interest rate floor contracts maturing from October 2001 through June 2002. The Company paid counterparties a premium in exchange for cash payments in the event that the 10-year Constant Maturity Treasury rate falls below the strike prices. At December 31, 1997, the notional amount of the interest rate floors was $970 million and the strike prices were between 5.0% and 6.5%. In addition, the Company, through FNMC, entered into principal-only swap agreements with a notional amount of $99 million.


     At December 31, 1997 and 1996, servicing advances and other receivables related to 1-4 unit residential loan servicing, net of valuation allowances of $43.2 million and $12.7 million in 1997 and 1996, respectively, (included in other assets) consisted of the following (in thousands):




                                                    1997          1996
                                                -----------   -----------
   Servicing advances .......................    $160,266      $152,465
   Checks in process of collection ..........         157        55,601
   Other ....................................       6,555        23,704
                                                 --------      --------
                                                 $166,978      $231,770
                                                 ========      ========

18. DEPOSITS


     A summary of deposits carrying values at December 31, 1997 and 1996 follows (in thousands):




                                                     1997            1996
                                                -------------   -------------
   Passbook accounts ........................   $ 2,161,967      $  840,685
   Demand deposits:
    Interest-bearing ........................     1,149,294         509,788
    Noninterest-bearing .....................     1,179,344         729,648
   Money market deposit accounts ............     1,269,540         881,285
   Term accounts ............................    10,389,507       5,502,902
                                                -----------      ----------
                                                 16,149,652       8,464,308
   Accrued interest payable .................        51,538          31,901
   Purchase accounting adjustments ..........         1,415           5,674
                                                -----------      ----------
    Total deposits ..........................   $16,202,605      $8,501,883
                                                ===========      ==========

     The aggregate amount of jumbo certificates of deposit (term deposits) with a minimum denomination of $100,000 was approximately $2 billion and $868 million at December 31, 1997 and 1996, respectively. Brokered certificates of deposit totalling $363 million and $470 million were included in deposits at December 31, 1997 and 1996, respectively. Total deposits at December 31, 1997 and 1996 include escrow balances for loans serviced for others of $702 million and $550 million, respectively.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     A summary of interest expense by deposit category for the years ended December 31, 1997, 1996 and 1995 follows (in thousands):




                                                    1997         1996         1995
                                                 ----------   ----------   ----------
   Passbook accounts .........................    $ 68,408     $ 31,418     $ 14,668
   Interest-bearing demand deposits ..........      12,331        5,398        6,953
   Money market deposit accounts .............      50,152       32,073       50,847
   Term accounts .............................     616,094      350,285      374,891
                                                  --------     --------     --------
                                                  $746,985     $419,174     $447,359
                                                  ========     ========     ========

     At December 31, 1997, term accounts had scheduled maturities as follows (in thousands):



  1998 ....................   $ 7,794,543
  1999 ....................     2,065,788
  2000 ....................       219,650
  2001 ....................       131,782
  2002 ....................       166,384
  Thereafter ..............        11,360
                              -----------
                              $10,389,507
                              ===========

19. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE


     A summary of information regarding securities sold under agreements to repurchase as of December 31, 1997 and 1996 follows (dollars in thousands):




                                                              DECEMBER 31, 1997
                                           -------------------------------------------------------
                                              UNDERLYING COLLATERAL         REPURCHASE LIABILITY
                                           ----------------------------   ------------------------
                                              RECORDED        MARKET                      INTEREST
                                             VALUE (I)         VALUE         AMOUNT         RATE
                                           -------------   ------------   ------------   ---------
   Maturing within 30 days .............    $       --     $       --     $       --         --%
   Maturing 30 days to 90 days .........     1,848,385      1,859,169      1,774,950       5.75
   Maturing 90 days to 1 year ..........        62,909         63,532         53,920       6.59
   Maturing over 1 year ................            --             --             --         --
                                            ----------     ----------     ----------
     Total (ii) ........................     1,911,294      1,922,701      1,828,870
   Purchase accounting adjustment                 (424)            --             99
   Accrued interest payable ............            --             --         13,473
                                            ----------     ----------     ----------
                                            $1,910,870     $1,922,701     $1,842,442
                                            ==========     ==========     ==========

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                                                               DECEMBER 31, 1996
                                           ---------------------------------------------------------
                                               UNDERLYING COLLATERAL         REPURCHASE LIABILITY
                                           -----------------------------   -------------------------
                                              RECORDED         MARKET                       INTEREST
                                             VALUE (I)         VALUE           AMOUNT         RATE
                                           -------------   -------------   -------------   ---------
   Maturing within 30 days .............    $  626,260      $  633,615      $  609,949     5.61%
   Maturing 30 days to 90 days .........       573,904         585,767         550,409     5.48
   Maturing 90 days to 1 year ..........       342,531         345,599         350,000     6.97
   Maturing over 1 year ................        67,845          68,203          53,920     6.59
                                            ----------      ----------      ----------
     Total (ii) ........................     1,610,540       1,633,184       1,564,278
   Purchase accounting adjustment                2,578              --             755
   Accrued interest payable ............            --              --          18,354
                                            ----------      ----------      ----------
                                            $1,613,118      $1,633,184      $1,583,387
                                            ==========      ==========      ==========

(i) Recorded value includes accrued interest at December 31, 1997 and 1996. In addition, the recorded values at December 31, 1997 and 1996 include adjustments for the unrealized gain or loss on mortgage-backed securities available for sale.

(ii) Total mortgage-backed securities collateral at December 31, 1997 and 1996 includes $.6 billion and $1.1 billion, respectively, in outstanding balances of loans securitized with full recourse to the Bank. The market value of such collateral was $.6 billion and $1.1 billion at December 31, 1997 and 1996, respectively.



     At December 31, 1997 and 1996, these agreements had weighted average stated interest rates of 5.78% and 5.90%, respectively. The underlying securities were delivered to, and are being held under the control of, third party securities dealers. These dealers may have loaned the securities to other parties in the normal course of their operations, but all agreements require the dealers to resell to California Federal the identical securities at the maturities of the agreements. The average daily balance of securities sold under agreements to repurchase was $2.5 billion and $2.1 billion during 1997 and 1996, respectively, and the maximum amount outstanding at any month-end during these periods was $3.1 billion and $2.7 billion, respectively.


     At December 31, 1997, securities sold under agreements to repurchase were collateralized with $1.9 billion of mortgage-backed securities.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

20. BORROWINGS


     Borrowings at December 31, 1997 and 1996 are summarized as follows (dollars in thousands):




                                                                1997                          1996
                                                     ---------------------------   --------------------------
                                                         CARRYING       AVERAGE       CARRYING       AVERAGE
                                                          VALUE           RATE         VALUE          RATE
                                                     ---------------   ---------   -------------   ----------
   Fixed-rate borrowings from FHLB ...............     $ 5,447,168        5.88%     $3,564,953         5.93%
   Variable-rate borrowings from FHLB ............       4,074,182        5.95         854,486         5.67
   12 1/2% Senior notes ..........................         455,000       12.50         455,000        12.50
   10% Subordinated debentures due 2006 ..........          92,100       10.00          92,100        10.00
   11.20% Senior notes ...........................           6,000       11.20           6,000        11.20
   12 1/4% Senior notes ..........................         200,000       12.25         200,000        12.25
   9 1/8 1/8% Senior subordinated notes ..........         140,000        9.13         140,000         9.13
   10 5/8 5/8% Senior subordinated notes .........         575,000       10.63              --           --
   10.668% Subordinated notes ....................          50,000       10.67              --           --
   6 1/2% Convertible subordinated debentures                2,633        6.50              --           --
   10% Subordinated debentures due 2003 ..........           4,299       10.00              --           --
   Federal funds purchased .......................         130,000        6.50          25,000         7.50
   Other borrowings ..............................             570        8.89             885         8.54
                                                       -----------       -----      ----------        -----
     Total borrowings ............................      11,176,952        6.64       5,338,424         6.85
   Discount on 12 1/2% Senior notes ..............          (3,907)         --          (4,651)          --
   Accrued interest payable ......................          58,682          --          32,797           --
   Purchase accounting adjustments, net ..........             803          --          (1,676)          --
                                                       -----------       -----      ----------        -----
                                                       $11,232,530        6.60%     $5,364,894         6.85%
                                                       ===========       =====      ==========        =====

     Maturities and weighted average stated interest rates of borrowings at December 31, 1997, not including accrued interest payable or purchase accounting adjustments, are as follows (dollars in thousands):




                                                                      WEIGHTED
                                     BALANCES MATURING              AVERAGE RATES
                                ----------------------------   -----------------------
MATURITIES DURING THE YEARS
ENDING DECEMBER 31                   FHLB           OTHER         FHLB         OTHER
-----------------------------   -------------   ------------   ----------   ----------
   1998 .....................    $5,263,042     $  180,148         5.88%        7.66%
   1999 .....................     3,090,430             64         5.94         8.90
   2000 .....................     1,150,000             33         5.93         9.50
   2001 .....................        10,833        202,633         6.50        12.18
   2002 .....................         5,000              8         6.94         7.00
   Thereafter ...............         2,045      1,272,716         7.83        11.09
                                 ----------     ----------         ----        -----
     Total ..................    $9,521,350     $1,655,602         5.91%       10.85%
                                 ==========     ==========         ====        =====

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     Interest expense on borrowings for the years ended December 31, 1997, 1996 and 1995 is summarized as follows (in thousands):




                                                          1997          1996          1995
                                                      -----------   -----------   -----------
   FHLB advances ..................................    $ 443,966     $ 221,017     $ 139,051
   Interest rate swap agreements ..................      (10,743)      (11,532)      (15,177)
   12 1/2% Senior notes ...........................       57,613        40,494            --
   10% Subordinated debentures due 2006 ...........        9,210         9,210         9,210
   11.20% Senior notes ............................          672         3,641            --
   12 1/4% Senior notes ...........................       24,500        24,504        24,500
   9 1/8 1/8% Senior subordinated notes ...........       12,775        11,739            --
   10 5/8 5/8% Senior subordinated notes ..........       60,648            --            --
   10.668% Subordinated notes .....................        5,291            --            --
   6 1/2% Convertible subordinated debentures                172            --            --
   10% Subordinated debentures due 2003 ...........          418            --            --
   Federal funds purchased ........................        5,300         3,529         2,268
   Other borrowings ...............................          434           199         1,403
   Purchase accounting adjustments ................          629         6,039        21,244
                                                       ---------     ---------     ---------
     Total ........................................    $ 610,885     $ 308,840     $ 182,499
                                                       =========     =========     =========

     The following is a summary of the carrying value of assets pledged as collateral for FHLB advances at December 31, 1997 (in thousands):



       Real estate loans (primarily residential) .........    $11,183,138
       Mortgage-backed securities ........................      3,544,108
       FHLB stock ........................................        468,191
                                                              -----------
         Total ...........................................    $15,195,437
                                                              ===========

 12 1/2% Senior Notes Due 2003

     On April 17, 1996, Parent Holdings issued $455 million of its 12 1/2% Senior Notes ("12 1/2% Senior Notes"). The notes will mature on April 15, 2003, with interest payable semiannually on April 15 and October 15 of each year. Deferred issuance costs associated with the issuance of the 12 1/2% Senior Notes totalling $18.1 million were recorded in other assets and are being amortized using the interest method over the term of the 12 1/2% Senior Notes. The 12 1/2% Senior Notes were issued with a $5.2 million discount that is included in the carrying value of the liability and is being accreted using the interest method over the term of the 12 1/2% Senior Notes.

     The 12 1/2% Senior Notes are redeemable at the option of the Company, in whole or in part at the following redemption prices: (i) on or after April 15, 2000, at 106.25% of the principal amount thereof, plus accrued interest and unpaid interest to the date of redemption, (ii) on or after April 15, 2001, at 103.125% of the principal amount thereof, plus accrued interest and unpaid interest to the date of redemption, and (iii) thereafter, at 100% of the principal amount thereof, plus accrued interest and unpaid interest to the date of redemption. In addition, at any time prior to April 15, 2000, the 12 1/2% Senior Notes may be redeemed at the option of the Company, in whole but not in part, at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus the applicable premium.

     The 12 1/2% Senior Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all future senior debt of the Company, if any is issued, and senior to all future subordinated debt of the Company, if any is issued.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     Parent Holdings is a holding company, and therefore, the 12 1/2% Senior Notes are subordinated to (i) all existing and future liabilities, including deposits, indebtedness and trade payables of its subsidiaries, including FN Holdings and the Bank, and (ii) all preferred stock issued by its subsidiaries, including the Bank Preferred Stock (as defined herein) and the FN Holdings Preferred Stock. The 12 1/2% Senior Notes are also subordinated to the obligations of FN Holdings under the tax-sharing agreement between and among the Bank, FN Holdings and Mafco Holdings.

     The terms and conditions of the indenture and the FN Holdings indentures impose restrictions that affect, among other things, the ability of the Company or FN Holdings, as the case may be, to incur debt, pay dividends or make distributions, engage in a business other than holding the common stock of FN Holdings, in the case of the Company, or of California Federal Bank and similar banking institutions, in the case of FN Holdings, make acquisitions, create liens, sell assets and make certain investments.


 12 1/4% Senior Notes Due 2001

     In connection with the FN Acquisition, FN Holdings issued $200 million principal amount of 12 1/4% Senior Notes ("12 1/4% Senior Notes"), including $5.5 million principal amount of 12 1/4% Senior Notes to certain directors and officers of the Bank. The notes will mature on May 15, 2001 with interest payable semiannually on May 15 and November 15. Deferred issuance costs associated with the 12 1/4% Senior Notes' issuance totalling $9.9 million were recorded in other assets and are being amortized over the term of the 12 1/4% Senior Notes.

     The notes are redeemable at the option of FN Holdings, in whole or in part, during the 12-month period beginning May 15, 1999, at a redemption price of 106.125% plus accrued interest to the date of redemption, and thereafter at 100% plus accrued interest. The notes are subordinated to all existing and future liabilities, including deposits and other borrowings of the Bank, and to the 11 1/2% Preferred Stock (as defined herein).

     The terms and conditions of the 12 1/4% Senior Notes indenture impose restrictions that affect, among other things, the ability of FN Holdings to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments.


 9 1/8 1/8% Senior Subordinated Notes Due 2003

     On January 31, 1996, FN Holdings issued $140 million principal amount of the 9 1/8% Senior Subordinated Notes. The 9 1/8% Senior Subordinated Notes will mature on January 15, 2003 with interest payable semiannually on January 15 and July 15. Deferred issuance costs associated with the issuance of the 9 1/8% Senior Subordinated Notes totalling $7.0 million were recorded in other assets and are being amortized over the term of the 9 1/8 1/8% Senior Subordinated Notes.

     The 9 1/8% Senior Subordinated Notes are redeemable at the option of FN Holdings, in whole or in part, during the 12-month period beginning January 1, 2001, at a redemption price of 104.5625% of the principal amount thereof, plus accrued interest and unpaid interest to the date of redemption, and thereafter at 100% of the principal amount thereof, plus accrued and unpaid interest.

     The 9 1/8% Senior Subordinated Notes are unsecured senior subordinated obligations of FN Holdings and are subordinated in right of payment to all existing and future senior indebtedness of FN Holdings and future to all subordinated debt, if any is issued. The 9 1/8% Senior Subordinated Notes are subordinated to all existing and future liabilities, including deposits, indebtedness and trade payables of FN Holdings' subsidiaries, including the Bank, and to preferred stock issued by the Bank.

     The terms and conditions of the 9 1/8% Senior Subordinated Notes indenture impose restrictions that affect, among other things, the ability of FN Holdings to incur debt, pay dividends or make distributions, engage in a business other than holding the common stock of the Bank and similar banking institutions, make acquisitions, create liens, sell assets and make certain investments.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

 10 5/8% Senior Subordinated Notes Due 2003

     In connection with the Cal Fed Acquisition, FN Holdings acquired the net proceeds from the issuance of FN Escrow's 10 5/8% Notes and assumed FN Escrow's obligations under the 10 5/8% Notes and indenture. Deferred issuance costs associated with the 10 5/8% Notes of $19 million were included in FN Escrow's other assets and are being amortized over the term of the 10 5/8% Notes.

     The 10 5/8% Notes are redeemable at the option of FN Holdings, in whole or in part, during the 12-month period beginning January 1, 2001, at a redemption price of 105.313% plus accrued and unpaid interest to the date of redemption, during the 12-month period beginning January 1, 2002 at a redemption price of 102.656% plus accrued and unpaid interest to the date of redemption, and thereafter at 100% plus accrued and unpaid interest to the date of redemption.

     The 10 5/8% Notes are subordinate in right of payment to all existing and future subordinated debt, if any is issued, of FN Holdings. The 10 5/8% Notes are subordinated to all existing and future liabilities, including deposits, indebtedness and trade payables, of the subsidiaries of FN Holdings, including California Federal and all preferred stock issued by the Bank, including the Bank Preferred Stock.

     The terms and conditions of the 10 5/8% Notes indenture impose restrictions that affect, among other things, the ability of FN Holdings to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments.


 10% Subordinated Debentures Due 2006

     As part of the FN Acquisition, California Federal assumed subordinated debentures, which bear interest at 10% per annum and mature on October 1, 2006 (the "10% Subordinated Debentures Due 2006"). At December 31, 1997 the aggregate principal amount of the 10% Subordinated Debentures Due 2006 outstanding was $92.1 million.

     Events of Default under the indenture governing the 10% Subordinated Debentures Due 2006 (the "Old FNB Indenture") include, among other things: (i) a default in the payment of interest when due and such default continues for 30 days, (ii) a default in the payment of any principal when due, (iii) the failure to comply with covenants in the Old FNB Indenture, provided that the trustee or holders of at least 25% in principal amount of the outstanding 10% Subordinated Debentures Due 2006 notify the Bank of the default and the Bank does not cure the default within 60 days after receipt of such notice, (iv) certain events of bankruptcy, insolvency or reorganization of the Bank, (v) the FSLIC/RF (or a comparable entity) is appointed to act as conservator, liquidator, receiver or other legal custodian for the Bank and (vi) a default under other indebtedness of the Bank in excess of $10 million resulting in such indebtedness becoming due and payable, and such default or acceleration has not been rescinded or annulled within 60 days after the date on which written notice of such failure has been given by the trustee to the Bank or by holders of at least 25% in principal amount of the outstanding 10% Subordinated Debentures Due 2006 to the Bank and the trustee.


 11.20% Senior Notes Due 2004

     As part of the SFFed Acquisition, California Federal assumed $50 million of SFFed 11.20% Senior Notes due September 1, 2004 (the "11.20% Senior Notes"). In connection with the assumption of the 11.20% Senior Notes, the Bank and all of the holders of the 11.20% Senior Notes entered into an agreement amending certain provisions of the note purchase pursuant to which the 11.20% Senior Notes were sold (as amended, the "Note Purchase Agreement"). On September 12, 1996, the Bank repurchased $44.0 million aggregate principal amount of the 11.20% Senior Notes at a price of approximately 116.45% of the principal amount, plus the accrued interest thereon. The Bank recorded an extraordinary loss, net of tax, of $1.6 million in connection with such repurchase. At December 31, 1997, the aggregate principal amount of the 11.20% Senior Notes outstanding was $6.0 million.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     Events of Default under the Note Purchase Agreement include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 15 days after the date such payment was due; (iii) failure to comply with certain covenants in the Note Purchase Agreement, provided that such failure continues for more than 60 days; (iv) failure to deliver to holders a notice of default, notice of event of default, or notice of claimed default as provided in the Note Purchase Agreement; (v) failure to comply with any provision of the Note Purchase Agreement, provided that such failure continues for more than 60 days after notice is delivered to the Bank; (vi) a default under other indebtedness provided that the aggregate amount of all obligations in respect of such indebtedness exceeds $15 million; (vii) one or more final, non-appealable judgments outstanding against the Bank or its subsidiaries for the payment of money aggregating in excess of $15 million, any one of which has been outstanding for 45 days and shall not have been discharged in full or stayed;
(viii) any warranty, representation or other statement contained in the Note Purchase Agreement by the Bank or any of its subsidiaries being false or misleading in any material respect when made; or (ix) certain events of bankruptcy, insolvency or reorganization of the Bank or its subsidiaries.

     As a result of the Cal Fed Acquisition, the Bank is obligated with respect to the following outstanding securities of Old California Federal:


 10.668% Subordinated Notes Due 1998

     California Federal assumed $50 million of 10.668% unsecured senior subordinated notes which matures on December 22, 1998 (the "10.668% Subordinated Notes"). At December 31, 1997, the aggregate principal amount of 10.668% Subordinated Notes outstanding was $50 million.

     Events of Default under the note agreement governing the 10.668% Subordinated Notes include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within ten business days after the date such payment was due; (iii) failure to comply with certain covenants in the note agreement provided that such failure continues for more than 60 days after notice is delivered to the Bank; (iv) the default or any event which, with the giving of notice or the lapse of time or both, would constitute a default under any indebtedness of the Bank and cause such indebtedness with an aggregate principal amount exceeding $15 million to accelerate; and (v) certain events of bankruptcy, insolvency or reorganization of the Bank.


 6 1/2% Convertible Subordinated Debentures Due 2001

     In 1986, Cal Fed Inc., Old California Federal's former parent company, issued $125 million of 6.5% convertible subordinated debentures due February 20, 2001 (the "6 1/2% Convertible Subordinated Debentures"). As a result of a corporate restructuring in December 1992, Cal Fed Inc. was merged with and into XCF Acceptance Corporation ("XCF"), a subsidiary of Old California Federal. The 6 1/2% Convertible Subordinated Debentures are redeemable at the option of the holders on February 20, 2000, at 123% of their principal amount. At December 31, 1997, $2.6 million of the 6 1/2% Convertible Subordinated Debentures were outstanding. Due to the purchase of all of the Cal Fed stock by FN Holdings in the Cal Fed Acquisition on January 3, 1997, the common stock conversion feature has been eliminated.

     Events of Default under the indenture governing the 6 1/2% Convertible Subordinated Debentures include, among other things: (i) any failure to make any payment of interest when due and such payment is not made within 30 days after the date such payment was due; (ii) failure to make any payment of principal when due; (iii) default in the performance, or breach, of any covenant or warranty in the indenture, provided that such default or breach continues for more than 60 days after notice is delivered to the Bank; or (iv) certain events of bankruptcy, insolvency or reorganization of the Bank or its subsidiaries.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

 10% Subordinated Debentures Due 2003

     On December 16, 1992, Old California Federal issued $13.6 million of 10.0% unsecured subordinated debentures due 2003 (the "10% Subordinated Debentures"). During 1996 and 1995, Old California Federal repurchased $0.6 million and $8.7 million, respectively, of the 10% Subordinated Debentures, leaving $4.3 million outstanding at December 31, 1997.

     Events of Default under the indenture governing the 10% Subordinated Debentures include, among other things: (i) failure to make any payment of principal when due; (ii) any failure to make any payment of interest when due and such payment is not made within 30 days after the date such payment was due; (iii) failure to comply with certain covenants in the indenture; (iv) failure to comply with certain covenants in the indenture provided that such failure continues for more than 60 days after notice is delivered to the Bank;
(v) certain events of bankruptcy, insolvency or reorganization of the Bank; or
(vi) the default or any event which, with the giving of notice or lapse of time or both, would constitute a default under any indebtedness of the Bank and cause such indebtedness with an aggregate principal amount exceeding $15 million to accelerate.


21. INTEREST RATE SWAP AGREEMENTS

     In connection with the FN Acquisition and the Cal Fed Acquisition, the Bank acquired the rights and assumed the obligations under certain interest rate swap agreements. Interest rate swap agreements outstanding and their weighted average rates at December 31, 1997 and 1996 are as follows (dollars in thousands):




                                                WEIGHTED
                             NOTIONAL         AVERAGE RATE         ESTIMATED
                            PRINCIPAL    ----------------------    MATURITY       VARIABLE
MATURITY DATE                 AMOUNT         PAY       RECEIVE     IN YEARS      RATE INDEX
------------------------   -----------   ----------   ---------   ----------   --------------
   1997:
    April 1998 .........    $400,000         5.76%       8.38%         .26     3 month LIBOR
   1996:
    April 1998 .........    $400,000         5.64%       8.38%        1.26     3 month LIBOR

     The Bank uses interest rate swap agreements to hedge against interest rate risk inherent in its FHLB advances. Under the agreements, the Bank receives or makes payments based on the differential between fixed-rate and variable-rate interest amounts on the notional amount of the agreement. The notional amounts of these derivatives do not represent amounts exchanged by the parties and thus, are not a measure of the Bank's exposure through its use of derivatives. The Bank pays the variable-rate and receives the fixed-rate under these agreements. The variable interest rates presented in the tables above are based on LIBOR. The current LIBOR rates have been assumed implicitly, in the aforementioned weighted average receive rate, to remain constant throughout the term of the respective swaps. Any changes in LIBOR interest rates would affect the variable-rate information disclosed above.

     The Bank is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements but does not expect any counterparties to fail their obligations. The Bank deals only with national investment banking firms and the FHLB of San Francisco.


22. SEGMENT REPORTING

     The Company's operations include two primary business segments: mortgage lending and retail banking. The Company's principal business consists of operating retail deposit branches and originating and/or purchasing residential real estate loans. The Company's mortgage lending activities are conducted through FNMC and include the origination and purchase of residential mortgage loans for sale to various investors, as well as the servicing of loans for others.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     Selected financial information by business segment for the three years ended December 31, 1997, 1996 and 1995 is presented in the following summary (in thousands):




                                                      MORTGAGE         RETAIL       CONSOLIDATED
                                                      LENDING         BANKING          TOTAL
                                                   -------------   -------------   -------------
   1997
-------
    Total revenue (1) ..........................    $  288,360     $2,317,096      $2,467,184
    Income before income taxes, extraordinary
      item and minority interest ...............       (27,782)       266,180         238,398
    Office premises and equipment, net .........        26,576        132,773         159,349
    Identifiable assets (2) ....................     3,072,219     31,155,325      31,362,156

   1996
-------
    Total revenue (3) ..........................    $  212,325     $1,751,852      $1,887,177
    Income before income taxes, extraordinary
      item and minority interest ...............         5,836        501,711         507,547
    Office premises and equipment, net .........        23,410         76,754         100,164
    Identifiable assets (4) ....................     1,634,258     16,264,912      16,635,073

   1995
-------
    Total revenue (5) ..........................    $  100,930     $1,166,180      $1,226,818
    Income before income taxes, extraordinary
      item and minority interest ...............        (7,898)       130,348         122,450
    Office premises and equipment, net .........        17,376         76,133          93,509
    Identifiable assets (6) ....................     1,383,451     14,425,200      14,666,781

----------
(1) Excludes the elimination of $14.2 million in intercompany servicing fees and $124.1 million in interest income on intercompany loans.

(2) Excludes the elimination of $20.2 million in deposits maintained with the Bank and $2.8 billion in intercompany borrowings.

(3) Excludes the elimination of $6.9 million in intercompany servicing fees and $70.1 million in interest income on intercompany loans.

(4) Excludes the elimination of $23.3 million in deposits maintained with the Bank and $1.2 billion in intercompany borrowings.

(5) Excludes the elimination of $10.6 million in intercompany servicing fees and $29.7 million in interest income on intercompany loans.

(6) Excludes the elimination of $13.7 million in deposits maintained with the Bank and $1.1 billion in intercompany borrowings.


     The Company typically reviews the results of operations for the mortgage banking segment based on that segment's contribution as opposed to its income before income taxes, extraordinary item and minority interest. The main difference between the two measures of profitability are that contribution for the mortgage lending segment includes custodial earnings that are reported in the retail banking segment when computing net income and that intercompany interest expense is computed using an internal cost of funds rate instead of a market rate. The mortgage lending segment's contribution for the years ended December 31, 1997, 1996 and 1995 was $35.9 million, $54.9 million and $24.5 million, respectively.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

23. COMPREHENSIVE INCOME

     The tax effect associated with unrealized gain on securities for the years ended December 31, 1997, 1996 and 1995 is summarized as follows (dollars in thousands):




                                                       BEFORE-TAX     TAX (EXPENSE)      NET-OF-TAX
                                                         AMOUNT          BENEFIT           AMOUNT
                                                      ------------   ---------------   -------------
   1997
-------
   Unrealized gains on securities:
    Unrealized holding gains arising during the
      period ......................................    $  10,004        $ (1,278)        $   8,726
    Less: reclassification adjustments for gains in
         net income ...............................      (20,146)          2,574           (17,572)
                                                       ---------        --------         ---------
    Other comprehensive income ................   .    $ (10,142)       $  1,296         $  (8,846)
                                                       =========        ========         =========
   1996
-------
   Unrealized gains on securities:
    Unrealized holding gains arising during the
      period ......................................    $  16,200        $ (1,620)        $  14,580
    Less: reclassification adjustments for gains in
         net income ...............................      (31,572)          3,157           (28,415)
                                                       ---------        --------         ---------
    Other comprehensive income ................   .    $ (15,372)       $  1,537         $ (13,835)
                                                       =========        ========         =========
   1995
-------
   Unrealized gains on securities:
    Unrealized holding gains arising during the
      period ......................................    $  47,983        $ (4,798)        $  43,185
    Less: reclassification adjustments for gains in
         net income ...............................       (1,305)            130            (1,175)
                                                       ---------        --------         ---------
    Other comprehensive income ................   .    $  46,678        $ (4,668)        $  42,010
                                                       =========        ========         =========

     Unrealized gains on securities is the only component of other comprehensive income and accumulated other comprehensive income for the years ended December 31, 1997, 1996 and 1995.

24. MINORITY INTEREST AND STOCKHOLDER'S EQUITY

 (a) 11 1/2% Preferred Stock

     In connection with the FN Acquisition, California Federal issued 3,007,300 shares of its 11 1/2% noncumulative perpetual preferred stock ("11 1/2% Preferred Stock") with a par value of $.01 per share, having a liquidation preference of $300.7 million. This stock has a stated liquidation value of $100 per share. Costs related to the 11 1/2% Preferred Stock issuance were deducted from additional paid-in capital. At or after September 1, 1999, the 11 1/2% Preferred Stock is redeemable at the option of the Bank, in whole or in part, at $105.75 per share prior to September 1, 2000, and at prices which will decrease annually thereafter to the stated liquidation value of $100 per share on or after September 1, 2004, plus declared but unpaid dividends. Dividends are payable quarterly at an annual rate of 11.50% per share when declared by the Bank's Board of Directors. Dividends paid on the 11 1/2% Preferred Stock for each year during 1997 and 1996 totalled $34.6 million.

 (b) 10 5/8% Preferred Stock

     In connection with the Cal Fed Acquisition, California Federal assumed Cal Fed's 10 5/8% preferred stock with liquidation value of $172.5 million (the "10 5/8% Preferred Stock" and, together with the 11 1/2%

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

Preferred Stock, "Bank Preferred Stock"). The 10 5/8% Preferred Stock resulted in a $172.5 million increase in the Bank's stockholders' equity. Cash dividends on the 10 5/8% Preferred Stock are noncumulative and are payable at an annual rate of 10 5/8% per share if, when, and as declared by the Board of Directors of the Bank. The 10 5/8% Preferred Stock is generally not redeemable prior to April 1, 1999. The 10 5/8% Preferred Stock is redeemable at the option of the Bank, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing annually thereafter to the liquidation preference of $100.00 per share on or after April 1, 2003, plus declared but unpaid dividends. In addition, in the event of a change of control, the 10 5/8% Preferred Stock is redeemable at the option of the Bank or its successor on or after April 1, 1996 and prior to April 1, 1999 in whole, but not in part, at $114.50 per share. Dividends paid on the 10 5/8% Preferred Stock during 1997 were $18.3 million.


 (c) REIT Preferred Stock

     On January 31, 1997, Preferred Capital Corp. issued 20,000,000 shares of the REIT Preferred Stock for $500 million. The REIT Preferred Stock has a stated liquidation value of $25 per share, plus declared and unpaid dividends, if any. The annual cash dividends on the 20,000,000 shares of REIT Preferred Stock, assuming such dividends are declared by the Board of Directors of Preferred Capital Corp., are expected to approximate $45.6 million per year. As long as Preferred Capital Corp. qualifies as a REIT, distributions on the REIT Preferred Stock will be a dividends-paid deduction by Preferred Capital Corp. for tax purposes. Dividends paid on the REIT Preferred Stock during 1997 were $36.6 million, net of the income tax benefit.


 (d) Hunter's Glen

     Minority interest -- Hunter's Glen represents that portion of stockholders' equity of FN Holdings attributable to its class B common stock, which is owned by a limited partnership controlled by the Bank's Chairman of the Board and Chief Executive Officer.


 (e) FN Holdings Preferred Stock

     On September 19, 1996, FN Holdings issued 10,000 shares of preferred stock ("FN Holdings Preferred Stock") with a liquidation value of $150 million to a corporation owned by the Chairman of the Board of the Bank, ("Special Purpose Corp."). Cash dividends on the FN Holdings Preferred Stock are cumulative and are payable: (i) in cash at an annual rate of the cost of funds to an affiliate of FN Holdings under such affiliate's bank credit facility (the "Cost of Funds Rate") and (ii) in newly issued shares of another series of cumulative perpetual preferred stock of FN Holdings ("Additional FN Holdings Preferred Stock") at an annual rate of 2% of the stated liquidation value of the FN Holdings Preferred Stock, if, when, and as declared by the Board of Directors of FN Holdings. Dividends on the Additional FN Holdings Preferred Stock are cumulative and accrue and are payable in shares of Additional FN Holdings Preferred Stock at an annual rate equal to the Cost of Funds Rate plus 2% of the stated liquidation value of the Additional FN Holdings Preferred Stock if, when and as declared by the Board of Directors of FN Holdings. Additional FN Holdings Preferred Stock will have substantially the same relative rights, terms and preferences as the FN Holdings Preferred Stock except as set forth above with respect to the payment of dividends. Dividends on the FN Holdings Preferred Stock are payable quarterly each year, commencing January 1, 1997, out of funds legally available therefor. In addition, the payment of dividends by FN Holdings is subject to certain federal laws applicable to savings and loan holding companies. The FN Holdings Preferred Stock ranks prior to the common stock of FN Holdings and to all other classes and series of equity securities subsequently issued.

     The FN Holdings Preferred Stock and the Additional FN Holdings Preferred Stock are redeemable so long as Special Purpose Corp. is the sole holder thereof, at any time, and, if Special Purpose Corp. is not the sole holder thereof, at any time after the fifth anniversary of the issuance of the FN Holdings

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

Preferred Stock, in each case, upon prior written notice, at the option of FN Holdings, in whole or in part, at a redemption price equal to the stated liquidation value of $15,000 per share plus any accrued and unpaid dividends. Upon the redemption of the FN Holdings Preferred Stock by FN Holdings, all outstanding shares of the Additional FN Holdings Preferred Stock will be contributed to the capital of FN Holdings, without any payment therefor, and such shares will be retired and canceled.


 (f) Common Stock

     In connection with the FN Acquisition and the offering of the 12 1/4% Senior Notes, First Gibraltar Holdings incorporated Parent Holdings and FN Holdings to hold 100% of the common stock of First Nationwide. First Gibraltar Holdings contributed all of its shares of capital stock of the Bank to Parent Holdings, which contributed such shares to FN Holdings in exchange for 1,000 shares of common stock of FN Holdings.

     In 1994, FN Holdings amended its certificate of incorporation to create 800 shares of class A common stock having one vote per share, 200 shares of class B common stock having .75 votes per share, and 230.3 shares of nonvoting class C common stock. Parent Holdings exchanged its 1,000 shares of common stock of FN Holdings for 800 shares of class A common stock.

     Pursuant to the terms of an exchange agreement between FN Holdings, the Bank's Chairman and Parent Holdings (the "Exchange Agreement"), and in connection with the consummation of the FN Acquisition, FN Holdings issued 100% of its class C common stock to Parent Holdings for approximately $210.3 million, and the Bank's Chairman acquired 100% of the class B common stock of FN Holdings in exchange for his 6.25% of the class A common stock of First Gibraltar Holdings.

     As a result of the consummation of the transactions contemplated by the Exchange Agreement, the Bank's Chairman owns 100% of the class B common stock of FN Holdings, representing 20% of its voting common stock (representing approximately 15% of the voting power of its common stock), and Parent Holdings owns (i) 100% of the class A common stock of FN Holdings, representing 80% of its voting common stock (representing approximately 85% of the voting power of its common stock) and (ii) 100% of the class C common stock of FN Holdings. The class C common stock was redeemed out of distributions from the Bank for $230.3 million plus accrued interest during 1995 and 1996. On December 29, 1995, the Bank's Chairman transferred his shares of class B common stock to a limited partnership, Hunter's Glen/Ford Ltd. ("Hunter's Glen"), over which he maintains control.

     There were no dividends or distributions on common stock in 1997. Dividends and distributions on the Company's common stock during 1996 and 1995 totalled $636,504 and $89,986, respectively.


 (g) Payment of Dividends

     The terms of the 12 1/2% Senior Notes indenture generally will permit the Company to make distributions of up to 65% of the consolidated net income of the Company if, after giving effect to such distribution, (i) the Bank is "well capitalized" under applicable OTS regulations and (ii) the Consolidated Common Shareholders' Equity (as defined therein) of the Bank is at least equal to the Minimum Common Equity Amount (as defined therein). The terms of the 9 1/8% Senior Subordinated Notes indenture and the 12 1/4% Senior Notes indenture apply similar restrictions except FN Holdings can make distributions of up to 75% of the consolidated net income of FN Holdings. The Federal thrift laws and regulations of the Office of Thrift Supervision (the "OTS") limit the Bank's ability to pay dividends on its preferred or common stock. The Bank generally may not pay dividends without the consent of the OTS if, after the payment of the dividends, it would not be deemed "adequately capitalized" under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act of 1991.

     As of December 31, 1997, the Bank could pay dividends of $502.4 million without the consent of the OTS and it could pay dividends of $153.8 million and still be "well capitalized." As of December 31, 1997,

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

FN Holdings and the Company could pay dividends of $254.0 million and $168.2 million, respectively, without violating the most restrictive terms of their respective indentures.


25. REGULATORY CAPITAL OF THE BANK


     The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


     Quantitative measures established by regulation to insure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and leverage capital to adjusted total assets, and of Tier 1 and total risk-based capital to risk-weighted assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.


     As of December 31, 1997 and 1996, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum leverage, Tier 1 risk-based and total risk-based ratios as set forth in the table. There are no conditions or events since the most recent notification that management believes have changed the institution's category.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     The Bank's actual capital amounts and ratios as of December 31, 1997 and 1996 are also presented in the table (dollars in thousands):




                                                   ACTUAL                 FOR CAPITAL ADEQUACY        TO BE WELL CAPITALIZED
                                         ---------------------------   --------------------------   --------------------------
                                                            AS A %                       AS A %                       AS A %
                 1997                        AMOUNT       OF ASSETS       AMOUNT       OF ASSETS        AMOUNT       OF ASSETS
--------------------------------------   -------------   -----------   ------------   -----------   -------------   ----------
Stockholders' equity of the
 Bank per financial statements            $2,260,044
Minority interest in Preferred
 Capital Corp. .......................       500,000
Net unrealized holding gains .........       (35,162)
                                          ----------
                                           2,724,882
Adjustments for tangible and
 leverage capital:
 Goodwill litigation asset ...........      (100,000)
 Intangible assets ...................      (675,927)
 Non-allowable minority
  interest in Preferred
  Capital Corp. ......................       (71,099)
 Non-qualifying MSRs .................       (53,670)
 Non-includable subsidiaries .........       (53,582)
 Excess deferred tax asset ...........       (55,000)
                                          ----------
Total tangible capital ...............    $1,715,604         5.65%     $  455,457         1.50%         N/A            N/A
                                          ==========                   ==========
Total leverage capital ...............    $1,715,604         5.65%     $  910,915         3.00%      $1,518,191         5.00%
                                          ==========                   ==========                   ===========
Tier 1 risk-based capital ............    $1,715,604        10.14%          N/A          N/A         $1,015,036         6.00%
                                          ==========                                                ===========
Adjustments for risk-based
 capital:
 Qualifying subordinated debt
  debentures .........................        93,847
 General loan loss allowance .........       214,217
 Assets required to be
  deducted ...........................        (5,648)
                                          ----------
 Total risk-based capital ............    $2,018,020        11.93%     $1,353,382         8.00%      $1,691,727        10.00%
                                          ==========                   ==========                   ===========

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                                                   ACTUAL              FOR CAPITAL ADEQUACY     TO BE WELL CAPITALIZED
                                         --------------------------- ------------------------- -------------------------
                                                            AS A                      AS A                      AS A
                  1996                       AMOUNT     % OF ASSETS     AMOUNT    % OF ASSETS     AMOUNT     % OF ASSETS
---------------------------------------- ------------- ------------- ----------- ------------- ------------ ------------
Stockholders' equity of the Bank
 per financial statements ..............  $1,463,862
Net unrealized holding gains ...........     (46,219)
                                          ----------
                                           1,417,643
Adjustments for tangible and
 leverage capital:
 Intangible assets .....................    (140,564)
 Non-qualifying MSRs ...................     (42,369)
 Non-includable subsidiaries ...........      (6,001)
 Excess deferred tax asset .............     (68,000)
                                          ----------
Total tangible capital .................  $1,160,709        7.17%     $242,828        1.50%         N/A         N/A
                                          ==========                  ========
Total leverage capital .................  $1,160,709        7.17%     $485,655        3.00%     $  809,426       5.00%
                                          ==========                  ========                  ==========
Tier 1 risk-based capital ..............  $1,160,709       11.50%       N/A          N/A        $  605,843       6.00%
                                          ==========                                            ==========
Adjustments for risk-based capital:
Qualifying subordinated debt
 debentures ............................      89,907
General loan loss allowance ............     127,708
Assets required to be deducted .........      (2,882)
                                          ----------
Total risk-based capital ...............  $1,375,442       13.62%     $807,791        8.00%     $1,009,738      10.00%
                                          ==========                 =========                  ==========

26.  OTHER NONINTEREST INCOME AND EXPENSE


     Other noninterest income and expense amounts are summarized as follows for the years ended December 31, 1997, 1996 and 1995 (in thousands):




                                                      1997         1996         1995
                                                   ----------   ----------   ----------
Other noninterest income:
 Disbursement float ............................    $  8,169     $ 5,369      $ 2,622
 Other .........................................      14,827      12,820        8,759
                                                    --------     -------      -------
                                                    $ 22,996     $18,189      $11,381
                                                    ========     =======      =======
Other noninterest expense:
 Telephone .....................................    $ 15,932     $11,727      $ 7,652
 Insurance and surety bonds ....................       5,642       3,811        4,005
 Postage .......................................       8,070       7,141        6,856
 Printing, copying and office supplies .........       9,230       6,549        6,096
 Employee travel ...............................       8,745       6,112        5,244
 Clerical and other losses .....................      11,410       2,636        4,345
 Other .........................................      54,853      42,135       27,131
                                                    --------     -------      -------
                                                    $113,882     $80,111      $61,329
                                                    ========     =======      =======

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

27. INCOME TAXES


     Total income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 was allocated as follows (in thousands):




                                                        1997           1996            1995
                                                     ----------   -------------   -------------
Income before income taxes, extraordinary item and
 minority interest ...............................    $41,315       $ (75,807)      $ (57,185)
Extraordinary item ...............................         --            (176)            221
Net unrealized holding (loss) gain on securities
 available for sale ..............................         17          (1,921)          7,055
                                                      -------       ---------       ---------
                                                      $41,332       $ (77,904)      $ (49,909)
                                                      =======       =========       =========

     Income tax expense (benefit) attributable to income before income taxes, extraordinary item and minority interest for the years ended December 31, 1997, 1996 and 1995 consisted of (in thousands):




                         1997           1996           1995
                      ----------   -------------   ------------
Federal
 Current ..........    $ 4,687      $   10,900      $     285
 Deferred .........         --        (125,000)       (69,000)
                       -------      ----------      ---------
                         4,687        (114,100)       (68,715)
                       -------      ----------      ---------
State and local
 Current ..........     36,628          38,293         11,530
 Deferred .........         --              --             --
                       -------      ----------      ---------
                        36,628          38,293         11,530
                       -------      ----------      ---------
                       $41,315      $  (75,807)     $ (57,185)
                       =======      ==========      =========

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     The consolidated income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 differs from the amounts computed by applying the statutory federal corporate tax rate of 35% for 1997, 1996 and 1995 to income before income taxes, extraordinary item and minority interest (in thousands):




                                                                    1997             1996            1995
                                                               --------------   -------------   -------------
Computed "expected" income tax expense .....................     $  83,439       $  177,642      $   42,858
Increase (decrease) in taxes resulting from:
 State income taxes, net of federal income tax
   benefit .................................................        23,808           24,890           7,495
 Tax exempt income .........................................              (5)          (584)         (2,636)
 Amortization of excess cost over fair value of net
   assets acquired .........................................        16,959               33              --
 Adjustment to prior year's tax expense ....................            --              595          (1,675)
 Unrealized holding (loss) gain on securities
   available for sale recognized for tax purposes ..........       (12,234)          (3,703)         15,937
 REIT preferred dividend ...................................       (14,682)              --              --
 Other .....................................................         2,762            1,214          (1,747)
 Adjustment to deferred tax asset fully offset by
   valuation allowance:
    Temporary differences from acquisitions ................      (115,633)           6,196              --
    Adjustment to deferred tax asset .......................       (17,130)           2,821           7,644
 Change in the beginning-of-the-year balance of the
   valuation allowance for deferred tax assets
   allocated to income tax expense .........................        74,031         (284,911)       (125,061)
                                                                 -----------     ----------      ----------
                                                                 $  41,315       $  (75,807)     $  (57,185)
                                                                 ===========     ==========      ==========

     The significant components of deferred income tax (benefit) expense attributable to income before income taxes, extraordinary item and minority interest for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):




                                                                     1997            1996             1995
                                                                -------------   --------------   -------------
Deferred tax expense (exclusive of the effects of
 other components listed below) .............................    $   58,732       $  150,894      $   56,061
Adjustments to deferred tax asset fully offset by
 valuation allowance ........................................      (132,763)           9,017              --
Increase (decrease) in beginning-of-the-year balance
 of the valuation allowance for deferred tax assets .........        74,031         (284,911)       (125,061)
                                                                 ----------       ----------      ----------
                                                                 $       --       $ (125,000)     $  (69,000)
                                                                 ==========       ==========      ==========

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below (in thousands):




                                                                    1997            1996
                                                               -------------   -------------
Deferred tax assets:
 Net operating loss carryforwards ..........................    $  750,193      $  737,815
 Foreclosed real estate ....................................             6             312
 Loans receivable ..........................................        60,835           4,774
 Securities ................................................            --              95
 Miscellaneous accruals ....................................        31,520          11,851
 Accrued liabilities .......................................        86,617          30,017
 Deferred interest .........................................         5,369           6,440
 State taxes ...............................................        38,704          15,429
 Other intangible assets ...................................        39,848          35,476
 Alternative minimum tax credit and investment tax
   credit carryforwards ....................................        14,911          13,324
 Other .....................................................         5,732           3,165
                                                                ----------      ----------
   Total gross deferred tax assets .........................     1,033,735         858,698
   Less valuation allowance ................................      (600,161)       (526,130)
                                                                ----------      ----------
   Net deferred tax assets .................................       433,574         332,568
                                                                ----------      ----------
Deferred tax liabilities:
 Change in accounting method ...............................        30,000          23,362
 Securities ................................................         8,166              --
 Other intangible assets ...................................        73,872          48,280
 Purchase accounting adjustments ...........................        18,137          29,881
 FHLB stock ................................................        52,337          12,688
 Unrealized gains on securities available for sale .........         5,152           1,640
 Goodwill litigation .......................................        58,450
 Other .....................................................        65,279          24,357
                                                                ----------      ----------
  Net deferred tax liabilities .............................       311,393         140,208
                                                                ----------      ----------
  Net deferred tax assets and liabilities ..................    $  122,181      $  192,360
                                                                ==========      ==========

     The net change in the total valuation allowance for the year ended December 31, 1997 was an increase of $74.0 million which is attributable to income before income taxes and minority interest.

     Based on a historical earnings trend since the consummation of the FN Acquisition and future earnings expectations, management changed its judgment about the realizability of the Company's net deferred tax assets and recognized a deferred tax benefit (i.e., reduced valuation allowance) of $125.0 million in the second quarter of 1996 and $69.0 million in the fourth quarter of 1995. Management believes that the realization of the resulting deferred tax asset is more likely than not, based upon the expectation that the Company will generate the necessary amount of taxable income in future periods.

     At December 31, 1997, if the Company had filed a consolidated federal income tax return on behalf of itself (as common parent), and its subsidiaries for each year since the formation of the Company, it would have had regular and alternative minimum tax net operating losses for federal income tax purposes of approximately $2.1 billion and $878 million, respectively, which expire in 2004 through 2010.

     If for any reason the Company was to deconsolidate from the Mafco Group (see note 33, "Subsequent Event"), only the amount of the net operating loss carryovers of the Company not already

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES utilized by the Mafco Group would be available to offset the taxable income subsequent to the date of deconsolidation. If the Company had deconsolidated as of December 31, 1997, the Company would have had approximately $970 million of regular net operating loss carryforwards. It cannot be predicted to what extent the Mafco Group will utilize the net operating losses of the Company in the future or the amount, if any, of net operating loss carryforwards that the Company may have upon deconsolidation. Additionally, the net operating loss carryovers are subject to review and potential disallowance, in whole or in part, by the Internal Revenue Service.

     On August 20, 1996, the Small Business Job Protection Act of 1996 (the "Act") was enacted into law generally effective for tax years beginning after 1995. One provision of the Act repealed the Section 593 reserve method of accounting for bad debts by thrift institutions which are treated as large banks. Another provision of the Act requires the Company to take into income the balance of its post-1987 bad debt reserves over a six year period beginning in 1996 subject to a two-year deferral if certain residential loan tests are satisfied. As of December 31, 1995, the Company had approximately $279 million of post-1987 bad debt reserves that are subject to recapture. The Company has fully provided for the tax related to this recapture.

     In accordance with SFAS No. 109 "Accounting for Income Taxes," a deferred tax liability has not been recognized for the base year reserves of the Company. The base year reserves are generally the balance of the tax bad debt reserve as of December 31, 1987 reduced proportionately for reductions in the Company's loan portfolio since that date. At December 31, 1997, the amount of those reserves was approximately $152 million. The amount of the unrecognized deferred tax liability at December 31, 1997 was approximately $53 million. Pursuant to the Act, circumstances that may require an accrual of this unrecorded tax liability are a failure to meet the definition of a "bank" for federal income tax purposes, dividend payments in excess of tax earnings and profits, and other distributions, dissolution, liquidation or redemption of stock, excluding preferred stock meeting certain conditions.


28. EMPLOYEE BENEFIT PLANS


 Post-retirement Benefits Plan

     The Bank provides certain post-retirement medical benefits to certain eligible employees and their dependents through age 65. In general, early retirement is age 55 with 10 years of service. Retirees participating in the plans generally pay Consolidated Omnibus Budget Reduction Act premiums for the period of time they participate.

     The estimated cost for post-retirement health care benefits has been accrued on an actuarial net present value basis.

     The following table sets forth the plans' combined liabilities included in the Bank's consolidated balance sheet at December 31, 1997 and 1996 (in thousands):




                                                                                1997        1996
                                                                             ---------   ---------
Accumulated post-retirement benefit obligation:
Retirees .................................................................    $2,228      $2,212
Eligible active plan participants ........................................       554         471
Ineligible active plan participants ......................................     1,343         733
                                                                              ------      ------
 Accuulated post-retirement benefit obligation (other liabilities) .......    $4,125      $3,416
                                                                              ======      ======

     The projected benefit obligation at December 31, 1997 and 1996 was determined using a discount rate of 7.5%. At December 31, 1997, an increase of 1% in the health care cost trend rate would cause the accumulated post-retirement benefit obligation to increase by $.4 million, and the service and interest costs to increase by less than $.1 million.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     Net periodic post-retirement benefits cost for the years ended December 31, 1997 and 1996 included the following components (in thousands):




                                                                             1997      1996
                                                                            ------   -------
Service cost -- benefits attributable to service during the current
 period .................................................................    $364     $301
Interest cost on accumulated post-retirement benefit obligation .........     498      231
Amortization of loss ....................................................      --       19
                                                                             ----     ----
Periodic post-retirement benefit cost ...................................    $862     $551
                                                                             ====     ====

     The initial health care cost trend rate for medical benefits in 1997 was 9%, the average trend rate was 7.25% and the ultimate trend rate was 5.5%, which will be reached in eight years. Similar trend rates were utilized for the 1996 valuation.


     In connection with the SFFed Acquisition, the Bank assumed SFFed's defined benefit pension plan which covered substantially all employees of San Francisco Federal. The SFFed benefit plan was frozen effective September 30, 1995 and no additional benefits accrued after such time.


     The following table sets forth the funded status and amounts recognized in the Bank's consolidated balance sheet for its defined benefit pension plan (in thousands):




                                                                             1997         1996
                                                                          ----------   ----------
Actuarial present value of benefit obligations:
Accumulated benefit obligations, including vested benefits of
 $40,995 in 1997 and $21,720 in 1996 ..................................    $40,995      $21,720
                                                                           =======      =======
Projected benefit obligations .........................................    $40,995      $21,720
Plan assets at fair value .............................................     42,292       23,085
                                                                           -------      -------
Excess (deficiency) of plan assets over projected benefit obligations        1,297        1,365
Unrecognized net gain (loss) ..........................................      5,506        5,414
                                                                           -------      -------
 Accrued (prepaid) pension liability ..................................    $ 4,209      $ 4,049
                                                                           =======      =======

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     Net periodic expense for 1997, 1996 and 1995 included the following components (in thousands):




                                                                1997          1996       1995
                                                            -----------   -----------   -----
Service cost benefit earned during the period ...........    $     --      $     --      $--
Interest cost on projected benefit obligations ..........       2,796         2,143       --
Expected return on plan assets ..........................      (3,306)       (2,349)      --
Net amortization and deferral ...........................         (91)        1,278       --
Curtailment gain ........................................        (404)           --       --
                                                             --------      --------      ---
 Total net periodic pension expense .....................    $ (1,005)     $  1,072      $--
                                                             ========      ========      ===

     Assumptions used in computing the funded status were:




                                                               1997         1996       1995
                                                            ----------   ----------   -----
Discount rate ...........................................       7.75%        8.50%     --%
Rate of increase in future compensation levels ..........         --           --      --
Long-term rate of return on assets ......................       9.00%        8.50%     --

     In the Cal Fed Acquisition, the Bank assumed sponsorship of the Old California Federal defined benefit plan which was frozen effective May 31, 1993 and at which time, all accrued benefits became 100% vested. Effective April 30, 1997, the SFFed benefit plan was merged with and into the Old California Federal benefit plan. The fair value of assets transferred was $23.6 million.


 Investment Plan

     The Bank offers a defined contribution plan which is available to substantially all employees with at least one year of employment. Employee contributions are voluntary. The plan provides for deferral of up to 12% of qualifying compensation of plan participants. The Bank's matching contribution was a maximum of 100% of up to the first 3% of employee deferrals. The annual discretionary employer profit sharing contribution is a maximum of 3% of eligible compensation. It can be declared at any level in the range from 0% to 3%. Employees vest immediately in their own deferrals and any employer profit sharing contributions and vest in employer matching contributions based on completed years of service. The Bank's contributions to such plan totalled $3.8 million, $2.3 million, and $2.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     During 1996, defined contribution plans assumed in the SFFed and Home Federal Acquisitions were merged with and into Old FNB's defined contribution plan. The fair value of assets transferred was $14.4 million.

     In the Cal Fed Acquisition, contributions made to Old California Federal's defined contribution plan became 100% vested at the date of acquisition. Effective December 31, 1997, the Old California Federal contribution plan was merged with and into the Bank's plan. The fair value of assets transferred was $33.6 million.


29. INCENTIVE PLAN

     Effective October 1, 1995, FN Holdings entered into a management incentive plan ("Incentive Plan") with certain executive officers of the Bank ("Participants"). Awards under the Incentive Plan will be made in the form of performance units. Each performance unit entitles Incentive Plan Participants to receive cash and/or stock options ("Bonuses") based upon the Participants' vested interest in a bonus pool. Generally, the Incentive Plan provides for the payment of Bonuses, on a quarterly basis, to the Participants upon the occurrence of certain events. Bonuses vest at 20% per year beginning October 1, 1995 and are subject to a cap of $50 million.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     Bonuses are recorded by a charge to compensation and employee benefits and an increase to other liabilities. During 1997 and 1996, accruals relative to the Incentive Plan totalled $12.4 million and $35.6 million, respectively.


30. SPECIAL SAIF ASSESSMENT

     On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act ("Act") of 1996 was enacted. The Act included a special assessment ("Special SAIF Assessment") related to the recapitalization of the SAIF, which was levied based on a rate of 65.7 cents per $100 of SAIF-insured domestic deposits held as of March 31, 1995. As a result of the Act, the Company recorded a pre-tax charge of $60.1 million on September 30, 1996. The 1997 SAIF deposit premiums declined to 6.42 cents per $100 of SAIF-insured deposits per year from the prior rate of 23 cents.


31. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business the Company has commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The Company, through FNMC, enters into financial instruments with off-balance sheet risk through the origination and sale of mortgage loans and the management of the related loss exposure caused by fluctuations in interest rates. These financial instruments include commitments to extend credit and purchase loans (mortgage loan pipeline) and mandatory and optional forward commitments to sell loans.

     The following is a summary of the Company's pipeline of loans in process and mandatory forward commitments to sell loans at December 31, 1997 (in thousands):



       Commitments to originate and purchase loans .........    $1,718,729
       Mandatory commitments to sell loans .................     1,368,123

     The Company's pipeline of loans in process include loan applications in various stages of processing. Until all required documentation is provided and underwritten, there is no credit risk to the Company. There is no interest rate risk until a rate commitment is extended by the Company to a borrower. Some of these commitments will ultimately be denied by the Company or declined by the borrower and therefore, the commitment amounts do not necessarily represent future cash requirements.

     Loans in process for which rates were committed to the borrower totalled approximately $691.7 million at December 31, 1997. On a daily basis, the Company determines what percentage of the portfolio of loans in process for which rate commitments have been extended to a borrower to hedge. Both the anticipated percentage of the pipeline that is expected to fund and the inherent risk position of the portfolio are considered in making this determination.

     Mandatory and optional delivery forward commitments to sell loans are used by the Company to hedge its interest rate exposure from the time a loan has a committed rate to the time the loan is sold. These instruments involve varying degrees of credit and interest rate risk. Credit risk on these instruments is controlled through credit approvals, limits and monitoring procedures. To the extent that counterparties are not able to fulfill forward commitments, the Company is at risk for any fluctuations in the market value of the mortgage loans and locked pipeline.

     Realized gains and losses on mandatory and optional-delivery forward commitments are recognized in the period settlement occurs. Unrealized gain and losses on mandatory and optional-delivery forward commitments are included in the lower of cost or market valuation adjustment to mortgage loans held for sale.

     On September 28, 1994, the Company entered into an agreement with FNMA pursuant to which FNMA provided credit enhancements for certain bond-financed real estate projects originated by Old

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

FNB. The agreement requires that the Company pledge to FNMA collateral in the form of certain eligible securities which are held by a third party trustee. The collateral requirement varies based on the balance of the bonds outstanding, losses incurred (if any), as well as other factors. At December 31, 1997 and 1996, the Company had pledged as collateral certain securities available for sale with a carrying value of $78.2 million and $91.6 million.


     At December 31, 1997 and 1996, mortgage-backed securities available for sale with a carrying value of $28.8 million and $33.4 million, respectively, were pledged to FNMA associated with the sales of certain securitized multi-family loans.


     At December 31, 1997, mortgage-backed securities available for sale and mortgage-backed securities held to maturity of $4.1 billion and $1.3 billion, respectively, were pledged as collateral for various obligations as discussed in notes 8, 9, 19 and 20. At December 31, 1996, mortgage-backed securities available for sale and mortgage-backed securities held to maturity of $936.2 million and $1.4 billion, respectively, were pledged as collateral for various obligations.


     At December 31, 1997, $11.2 billion in residential loans were pledged as collateral for FHLB advances.


     At December 31, 1997 and 1996, loans receivable included approximately $7.5 billion and $2.3 billion, respectively, of loans that had the potential to experience negative amortization.


     The Bank is the plaintiff in a claim against the United States in the lawsuit, California Federal Bank v. United States (the "Cal Fed Litigation"), which it assumed in the Cal Fed Acquisition. In connection with this lawsuit, the Company recorded as an asset the estimated after-tax cash recovery from the Cal Fed Litigation that will inure to the Company, net of amounts payable to holders of certain publicly-traded rights in any such recovery (the "Goodwill Litigation Asset"). In connection with the Cal Fed Acquisition, the Goodwill Litigation Asset was recorded at its estimated fair value of $100 million, net of estimated tax liabilities, as of January 3, 1997, and is included in the Company's consolidated balance sheet as of December 31, 1997.


     In addition, the Company is involved in various claims and lawsuits arising in the ordinary course of business. Management is of the opinion that the effect, if any, of these claims and lawsuits is not material to the Company.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

32. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1997 and 1996 (in thousands):




                                                          1997                              1996
                                            --------------------------------   -------------------------------
                                               CARRYING            FAIR           CARRYING           FAIR
                                                 VALUE            VALUE             VALUE            VALUE
                                            --------------   ---------------   --------------   --------------
Financial Assets:
 Cash and cash equivalents ..............    $   412,311       $   412,311      $   269,869      $   269,869
 Securities available for sale ..........        813,085           813,085          542,019          542,019
 Securities held to maturity ............         58,299            58,299            4,272            4,287
 Mortgage-backed securities
   available for sale ...................      5,076,598         5,076,598        1,598,652        1,598,652
 Mortgage-backed securities held to
   maturity .............................      1,337,877         1,373,289        1,621,662        1,653,847
 Loans held for sale ....................      1,483,466         1,493,867          825,316          825,316
 Loans receivable, net ..................     19,424,410        19,786,805       10,212,583       10,428,934
 Investment in FHLB .....................        468,191           468,191          220,962          220,962
 Accrued interest receivable ............        188,203           188,203          106,034          106,034
 Mortgage servicing rights ..............        536,703           673,975          423,692          531,726

Financial Liabilities:
 Deposits ...............................     16,202,605        16,224,399        8,501,883        8,514,099
 Securities sold under agreements to
   repurchase ...........................      1,842,442         1,842,737        1,583,387        1,585,964
 Borrowings:
  Gross .................................     11,232,931        11,427,457        5,370,285        5,453,811
  Interest rate swap
    agreements (1) ......................           (401)           (2,954)          (5,391)         (13,763)
                                             -----------       -----------      -----------      -----------
   Total borrowings .....................    $11,232,530       $11,424,503      $ 5,364,894      $ 5,440,048
                                             ===========       ===========      ===========      ===========
Off-balance sheet net unrealized
 gains (losses):
 Commitments to originate loans .........                      $     1,652                       $      (503)
 Forward commitments to sell loans                                  (7,099)                            1,022
 Principal-only swap agreements .........                           13,520                               112

----------
(1)   Designated as a hedge against FHLB advances.


     The carrying amounts in the table are included in the accompanying consolidated balance sheet under the indicated captions, except for off-balance sheet net unrealized gains (losses).

     The following summary presents a description of the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. Much of the information used to determine fair value is highly subjective. When applicable, readily available market information has been utilized. However, for a significant portion of the Company's financial instruments, active markets do not exist. Therefore, considerable judgment was required in estimating fair value for certain items. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, and interest rates, all of which are subject to changes.

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     Cash and cash equivalents: Cash and cash equivalents are valued at their carrying amounts included in the consolidated statement of financial condition, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

     Securities and mortgage-backed securities: Securities and mortgage-backed securities are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans held for sale: Loans held for sale are valued based on quoted market prices for mortgage-backed securities backed by similar loans.

     Loans receivable, net: Fair values are estimated for loans in groups with similar financial and risk characteristics. Loans are segregated by type including residential, multi-family and commercial. Each loan type is further segmented into fixed and variable interest rate terms and by performing and non-performing categories in order to estimate fair values.

     For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value of performing commercial and multi-family loans is calculated by discounting scheduled principal and interest cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan type.

     Fair value for non-performing loans is based on discounting estimated cash flows using a rate commensurate with the risk associated with the estimated cash flows, or underlying collateral values, where appropriate.

     Investment in FHLB: Since no secondary market exists for FHLB stock and the stock is bought and sold at par by FHLB, fair value of these financial instruments approximates the carrying value.

     Accrued interest: The carrying amounts of accrued interest approximate their fair values.

     Mortgage servicing rights: The fair value of mortgage servicing rights is based on market prices for comparable mortgage servicing contracts, when available, or alternatively a valuation model that calculates the present value of future net servicing income. In using the valuation model, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which include estimates of the cost of servicing, the discount rate, mortgage escrow earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.

     Deposits: The fair values of demand deposits, passbook accounts, money market accounts, and other deposits immediately withdrawable, by definition, approximate carrying values for the respective financial instruments. For fixed maturity deposits, the fair value was estimated by discounting expected cash flows by the current offering rates of deposits with similar terms and maturities.

     Securities sold under agreements to repurchase: The fair value of securities sold under agreements to repurchase is estimated using a discounted cash flow analysis based on interest rates currently offered on such repurchase agreements with similar maturities.

     Borrowings: The fair value of borrowings, other than FHLB advances, is estimated using discounted cash flow analyses based on current incremental rates for similar borrowing arrangements. The fair values of FHLB advances are estimated using a discounted cash flow analysis based on interest rates currently offered on advances with similar maturities. Fair values of the Company's interest rate swap agreements, which effectively hedge certain of the Company's FHLB advances, are based on the net present value of the estimated interest due to the Company as compared to the estimated interest due to the counterparties of the agreements.

     Off-balance sheet financial instruments: Fair values of the Company's commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fair values of forward commitments to sell loans are determined using current estimated replacement costs. Fair values of the Company's floors are based on quoted market prices for comparable floors. To calculate the value of the principal-only swaps, dealer bids are obtained on the underlying principal-only swaps. The change in the market price of a principal-only swap from the date of inception to the termination date is applied to the remaining principal-only swap.


33. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


     The following table presents selected quarterly financial data for the years ended December 31, 1997 and 1996 (in thousands) (unaudited):




                                                                     QUARTER ENDED
                                            ----------------------------------------------------------------
                                             DECEMBER 31,     SEPTEMBER 30,       JUNE 30,       MARCH 31,          TOTAL
                                                 1997              1997             1997            1997             1997
                                            --------------   ---------------   -------------   -------------   ---------------
Total interest income ...................     $  530,809       $  531,303       $  527,837      $  512,751      $  2,102,700
Total interest expense ..................       (383,286)        (380,268)        (375,468)       (359,395)       (1,498,417)
                                              ----------       ----------       ----------      ----------      ------------
Net interest income .....................        147,523          151,035          152,369         153,356           604,283
Provision for loan losses ...............        (19,950)         (19,950)         (19,950)        (19,950)          (79,800)
                                              ----------       ----------       ----------      ----------      ------------
Net interest income after provision
 for loan losses ........................        127,573          131,085          132,419         133,406           524,483
Total noninterest income ................        108,351           94,846           82,448          78,839           364,484
Total noninterest expense ...............       (170,443)        (154,758)        (171,644)       (153,724)         (650,569)
                                              ----------       ----------       ----------      ----------      ------------
Income before income taxes,
 extraordinary item and minority
 interest ...............................         65,481           71,173           43,223          58,521           238,398
Income taxes ............................         (9,888)         (12,208)          (9,025)        (10,194)          (41,315)
                                              ----------       ----------       ----------      ----------      ------------
Income before extraordinary item
 and minority interest ..................         55,593           58,965           34,198          48,327           197,083
Extraordinary item ......................             --               --               --              --                --
                                              ----------       ----------       ----------      ----------      ------------
Income before minority interest .........         55,593           58,965           34,198          48,327           197,083
Minority interest .......................        (33,701)         (35,250)         (31,061)        (31,839)         (131,851)
                                              ----------       ----------       ----------      ----------      ------------
 Net income available to
   common stockholder ...................     $   21,892       $   23,715       $    3,137      $   16,488      $     65,232
                                              ==========       ==========       ==========      ==========      ============

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

                                                                     QUARTER ENDED
                                            ----------------------------------------------------------------
                                             DECEMBER 31,     SEPTEMBER 30,       JUNE 30,       MARCH 31,         TOTAL
                                                 1996              1996             1996            1996            1996
                                            --------------   ---------------   -------------   -------------   -------------
Total interest income ...................     $  299,386       $  308,137       $  318,100      $  308,176      $1,233,799
Total interest expense ..................       (208,515)        (219,453)        (220,205)       (200,121)       (848,294)
                                              ----------       ----------       ----------      ----------      ----------
Net interest income .....................         90,871           88,684           97,895         108,055         385,505
Provision for loan losses ...............         (9,900)          (9,900)          (9,900)         (9,900)        (39,600)
                                              ----------       ----------       ----------      ----------      ----------
Net interest income after provision
 for loan losses ........................         80,971           78,784           87,995          98,155         345,905
Total noninterest income ................         57,917           75,870          154,652         364,939         653,378
Total noninterest expense ...............       (112,090)        (157,443)        (103,982)       (118,221)       (491,736)
                                              ----------       ----------       ----------      ----------      ----------
Income before income taxes,
 extraordinary item and minority
 interest ...............................         26,798           (2,789)         138,665         344,873         507,547
Income taxes ............................         (5,641)            (527)         110,978         (29,003)         75,807
                                              ----------       ----------       ----------      ----------      ----------
Income before extraordinary item
 and minority interest ..................         21,157           (3,316)         249,643         315,870         583,354
Extraordinary item ......................             --           (1,586)              --              --          (1,586)
                                              ----------       ----------       ----------      ----------      ----------
Income before minority interest .........         21,157           (4,902)         249,643         315,870         581,768
Minority interest .......................        (17,656)          (8,802)         (58,610)        (76,123)       (161,191)
                                              ----------       ----------       ----------      ----------      ----------
 Net income available to
   common stockholder ...................     $    3,501       $  (13,704)      $  191,033      $  239,747      $  420,577
                                              ==========       ==========       ==========      ==========      ==========

34. CONDENSED PARENT COMPANY FINANCIAL INFORMATION


     The following represents condensed balance sheets of the Company (parent company only) at December 31, 1997 and 1996 (in thousands):




                                                                                1997          1996
                                                                            -----------   -----------
Assets
 Investment in FN Holdings ..............................................    $843,507      $919,217
 Other assets and deferred charges ......................................      15,077        19,582
                                                                             --------      --------
  Total assets ..........................................................    $858,584      $938,799
                                                                             ========      ========

Liabilities, Minority Interest and Stockholder's Equity
 Senior notes ...........................................................    $455,000      $455,000
 Discount on senior notes ...............................................      (3,907)       (4,651)
 Accrued interest payable ...............................................      11,843        11,849
 Other liabilities ......................................................         484           514
                                                                             --------      --------
  Total liabilities .....................................................     463,420       462,712
 Minority interest -- FN Holdings preferred stock .......................      25,680       150,792
 Minority interest -- Hunter's Glen .....................................     163,568       153,684
 Total stockholder's equity .............................................     205,916       171,611
                                                                             --------      --------
  Total liabilities, minority interest and stockholder's equity .........    $858,584      $938,799
                                                                             ========      ========

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     The following represents parent company only condensed statements of income for the years ended December 31, 1997, 1996 and 1995 (in thousands):




                                                                   1997          1996          1995
                                                               -----------   ------------   ----------
Dividends received from FN Holdings ........................    $ 56,876       $ 57,902      $ 29,185
                                                                --------       --------      --------
                                                                  56,876         57,902        29,185
Interest expense ...........................................      57,613         40,494            --
Noninterest expense ........................................       1,850          1,167            --
                                                                --------       --------      --------
                                                                  59,463         41,661            --
Income before equity in undistributed net income of
 FN Holdings ...............................................      (2,587)        16,241        29,185
Equity in undistributed net income of FN Holdings ..........     104,493        519,621       117,833
                                                                --------       --------      --------
Income before income taxes and minority interest ...........     101,906        535,862       147,018
Income tax benefit .........................................      (5,833)        (2,676)           --
                                                                --------       --------      --------
Income before minority interest ............................     107,739        538,538       147,018
Minority interest -- Hunter's Glen .........................      29,716        113,146        24,554
Minority interest -- FN Holdings preferred stock
 dividends .................................................      12,791          4,815            --
                                                                --------       --------      --------
 Net income ................................................    $ 65,232       $420,577      $122,464
                                                                ========       ========      ========

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES

     The following represents parent company only statements of cash flows for the years ended December 31, 1997, 1996 and 1995 (in thousands):




                                                                 1997             1996            1995
                                                           ---------------   -------------   -------------
Cash flows from operating activities:
 Net income ............................................     $  65,232        $  420,577      $  122,464
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Amortization of discount on senior notes ............           744               523              --
   Amortization of deferred issuance costs .............         1,825             1,167              --
   Decrease (increase) other assets and deferred
    charges ............................................           876            (2,332)             --
   Increase (decrease) in other liabilities ............         1,775            (2,163)             --
   (Decrease) increase in accrued interest payable .....              (6)         11,849              --
   Minority interest -- FN Holdings preferred stock             12,791             4,815              --
   Minority interest -- Hunter's Glen ..................        29,716           113,146          24,554
   Equity in undistributed net income of FN
    Holdings ...........................................      (104,493)         (519,621)       (117,833)
                                                             -----------      ----------      ----------
   Net cash provided by operating activities ...........         8,460            27,961          29,185
                                                             -----------      ----------      ----------

Cash flows provided by investing activities:
 Redemption of FN Holdings' class C common
   stock ...............................................            --           124,670          60,801
                                                             -----------      ----------      ----------
   Net cash provided by investing activities ...........            --           124,670          60,801
                                                             -----------      ----------      ----------

Cash flows used in financing activities:
 Proceeds from issuance of senior notes ................            --           434,083              --
 Capital contribution ..................................            49             1,819              --
 Capital distribution ..................................            --          (434,083)             --
 Dividends .............................................        (8,509)         (154,450)        (89,986)
                                                             -----------      ----------      ----------
   Net cash used in financing activities ...............        (8,460)         (152,631)        (89,986)
                                                             -----------      ----------      ----------

   Net change in cash and cash equivalents .............            --                --              --
   Cash and cash equivalents at beginning of year ......            --                --              --
                                                             -----------      ----------      ----------
   Cash and cash equivalents at end of year ............     $      --        $       --      $       --
                                                             ===========      ==========      ==========

 Noncash investing and financing activities:

     During 1996, Parent Holdings received a $46.8 million loan receivable from FN Holdings in exchange for the redemption of and dividends on FN Holdings' class C common stock in amounts totalling $44.8 million and $2 million, respectively. Parent Holdings distributed such loan receivable in the form of a dividend to an affiliate.


35. SUBSEQUENT EVENTS (UNAUDITED)


 GSAC Acquisition

     On February 4, 1998, Auto One completed the GSAC Acquisition in a transaction accounted for under the purchase method of accounting. GSAC engaged in sub-prime automobile financing activities

           FIRST NATIONWIDE (PARENT) HOLDINGS INC. AND SUBSIDIARIES and provided loan processing, funding and loan servicing primarily in the states of Texas, Louisiana and Georgia. The purchase price paid was $22.5 million and the issuance of 250 shares of Auto One's common stock. The estimated fair value of assets acquired was approximately $102.9 million consisting of approximately 7,400 loans.


 Golden State Merger


     On February 4, 1998, Parent Holdings, and Hunter's Glen entered into a definitive merger agreement ("Golden State Merger Agreement") with Golden State Bancorp Inc. ("Golden State"), the publicly traded parent company of Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"), pursuant to which Parent Holdings, Hunter's Glen and Golden State agreed to a tax-free exchange of shares in a merger transaction (the "Golden State Merger"). Following the Golden State Merger, the combined parent company, Golden State, will have 135 to 145 million common shares outstanding and will continue to be a publicly traded company. As part of the Golden State Merger Agreement, Glendale Federal will be merged with and into California Federal.


     The terms of the Golden State Merger Agreement provide for Golden State shareholders to retain ownership of approximately 55% to 58% of the merged entity, based on the average trading price of Golden State shares during a period preceding the close of the transaction, as determined after distribution of Golden State's share of certain litigation interests. The remaining ownership of the merged entity will be retained by the principal shareholders of California Federal, Gerald J. Ford, chairman and chief executive officer of the Bank, and MacAndrews & Forbes Holdings Inc. As part of the Golden State Merger Agreement, the owners of Parent Holdings will receive, after a final resolution of the Cal Fed Litigation, additional Golden State stock.


     The Golden State Merger will be accounted for as a purchase. Golden State's assets, liabilities and other items will be adjusted to their estimated fair value at the closing date of the merger.


     As a result of the Golden State Merger, Parent Holdings and its subsidiaries will deconsolidate from the Mafco Group. Therefore, the amount of net operating loss carryovers available to offset the taxable income of Parent Holdings and its subsidiaries will be reduced. See note 27.


     As of December 31, 1997, Glendale Federal had total assets of approximately $16.0 billion and deposits of $9.5 billion, and operated 181 branches and 26 loan offices in California. During 1997, Golden State entered into agreements to acquire RedFed Bancorp Inc. ("RedFed") and its federal savings bank subsidiary, Redlands Federal Bank, in a tax-free stock-for-stock merger, and CENFED Financial Corporation ("CENFED") and its federal savings bank subsidiary, CenFed Bank, in a tax-free exchange of shares. At December 31, 1997, RedFed and CENFED had total assets of approximately $1.0 billion and $2.2 billion, respectively, and deposits of $.8 billion and $1.2 billion, respectively. On a pro forma basis at December 31, 1997, Golden State would have consolidated assets of $19.2 billion and deposits of $11.9 billion. Further, on a pro forma basis, the merged entities (including RedFed and CENFED would have consolidated assets of $51.9 billion and deposits of $28.1 billion at December 31, 1997.


     The Golden State Merger is subject to regulatory and stockholder approval and is expected to close during the third quarter of 1998.

                                                                      APPENDIX A





                     AGREEMENT AND PLAN OF REORGANIZATION


                          DATED AS OF FEBRUARY 4, 1998


                                 BY AND AMONG



                           GOLDEN STATE BANCORP INC.


                      GOLDEN STATE FINANCIAL CORPORATION


                    FIRST NATIONWIDE (PARENT) HOLDINGS INC.


                        FIRST NATIONWIDE HOLDINGS INC.


                         FIRST GIBRALTAR HOLDINGS INC.


                                      AND


                            HUNTER'S GLEN/FORD, LTD.

                               TABLE OF CONTENTS




                                                                                  PAGE
                                                                                 -----
                                   ARTICLE I
                                   THE MERGER
 1.1.     The Merger .........................................................   A-1
 1.2.     Effective Time .....................................................   A-2
 1.3.     Conversion of Parent Holdings Common Stock, FNH Common Stock and FNH
          Preferred Stock ....................................................   A-2
 1.4.     Golden State Common Stock and Merger Sub Common Stock ..............   A-3
 1.5.     Tax Consequences ...................................................   A-3
 1.6.     Contingent Consideration ...........................................   A-3
                                   ARTICLE II
                        DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES
 2.1.     Disclosure Schedules ...............................................   A-10
 2.2.     Standards ..........................................................   A-10
                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF GOLDEN STATE
 3.1.     Corporate Organization .............................................   A-11
 3.2.     Capitalization .....................................................   A-11
 3.3.     Authority; No Violation ............................................   A-13
 3.4.     Consents and Approvals .............................................   A-13
 3.5.     Reports ............................................................   A-14
 3.6.     Financial Statements ...............................................   A-14
 3.7.     Broker's Fees ......................................................   A-15
 3.8.     Absence of Certain Changes or Events ...............................   A-15
 3.9.     Legal Proceedings ..................................................   A-15
3.10.     Taxes ..............................................................   A-15
3.11.     Employees ..........................................................   A-16
3.12.     SEC Reports. .......................................................   A-17
3.13.     Golden State Information. ..........................................   A-17
3.14.     Compliance with Applicable Law .....................................   A-17
3.15.     Certain Contracts. .................................................   A-17
3.16.     Agreements with Regulatory Agencies ................................   A-18
3.17.     State Takeover Laws; Charter Provision. ............................   A-18
3.18.     Environmental Matters ..............................................   A-18
3.19.     Derivative Transactions ............................................   A-19
3.20.     Opinion ............................................................   A-19
3.21.     Approvals ..........................................................   A-19
3.22.     Loan Portfolio .....................................................   A-19
3.23.     Reorganization .....................................................   A-20
3.24.     Material Interests of Certain Persons ..............................   A-20

                                                                                         PAGE
                                                                                        -----
                                      ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES
                                  OF PARENT HOLDINGS
 4.1.     Corporate Organization ....................................................   A-20
 4.2.     Capitalization ............................................................   A-20
 4.3.     Authority; No Violation ...................................................   A-21
 4.4.     Consents and Approvals ....................................................   A-22
 4.5.     Reports ...................................................................   A-22
 4.6.     Financial Statements ......................................................   A-22
 4.7.     Broker's Fees .............................................................   A-23
 4.8.     Absence of Certain Changes or Events ......................................   A-23
 4.9.     Legal Proceedings .........................................................   A-24
4.10.     Taxes .....................................................................   A-24
4.11.     Employees .................................................................   A-24
4.12.     SEC Reports ...............................................................   A-25
4.13.     Parent Holdings Information ...............................................   A-26
4.14.     Compliance with Applicable Law ............................................   A-26
4.15.     Ownership of Golden State Common Stock; Affiliates and Associates .........   A-26
4.16.     Agreements with Regulatory Agencies .......................................   A-26
4.17.     Approvals .................................................................   A-26
4.18.     Reorganization ............................................................   A-26
4.19.     Certain Contracts .........................................................   A-27
4.20.     Environmental Matters .....................................................   A-27
4.21.     Derivative Transactions ...................................................   A-28
4.22.     Loan Portfolio ............................................................   A-28
4.23.     Material Interests of Certain Persons .....................................   A-28
                                       ARTICLE V
                       COVENANTS RELATING TO CONDUCT OF BUSINESS
 5.1.     Covenants Relating to Conduct of Business .................................   A-29
                                      ARTICLE VI
                                 ADDITIONAL AGREEMENTS
 6.1.     Regulatory Matters ........................................................   A-31
 6.2.     Access to Information .....................................................   A-32
 6.3.     Stockholder Meeting .......................................................   A-33
 6.4.     Legal Conditions to Merger ................................................   A-33
 6.5.     Cash-out of Stock Options .................................................   A-33
 6.6.     Employee Benefit Plans; Existing Agreements ...............................   A-33
 6.7.     Indemnification ...........................................................   A-34
 6.8.     Additional Agreements .....................................................   A-35
 6.9.     Advice of Changes .........................................................   A-35
6.10.     Execution and Authorization of Bank Merger Agreement ......................   A-35

                                                                                          PAGE
                                                                                         -----
6.11.     Board of Directors .........................................................   A-35
6.12.     Registration Rights Agreement ..............................................   A-36
6.13.     Distribution and Listing of LTWs; Amendment of Certificate of Incorporation    A-36
6.14.     Tax Sharing Agreement ......................................................   A-36
6.15.     Transfer and Similar Taxes .................................................   A-36
6.16.     Purchases of Golden State Securities .......................................   A-36
6.17.     Stock Exchange Listing .....................................................   A-36
6.18.     Certain Agreements of FGH, Parent Holdings and Ford ........................   A-36
6.19.     Bank Charter Amendment .....................................................   A-37
                                      ARTICLE VII
                                  CONDITIONS PRECEDENT
 7.1.     Conditions to Each Party's Obligation To Effect the Mergers ................   A-37
 7.2.     Conditions to Obligations of Parent Holdings and FNH .......................   A-38
 7.3.     Conditions to Obligations of Golden State and Merger Sub ...................   A-39
                                      ARTICLE VIII
                               TERMINATION AND AMENDMENT
 8.1.     Termination ................................................................   A-40
 8.2.     Effect of Termination; Expenses ............................................   A-40
 8.3.     Amendment ..................................................................   A-41
 8.4.     Extension; Waiver ..........................................................   A-41
                                       ARTICLE IX
                                   GENERAL PROVISIONS
 9.1.     Closing ....................................................................   A-41
 9.2.     Alternative Structure ......................................................   A-41
 9.3.     Nonsurvival of Representations, Warranties and Agreements ..................   A-41
 9.4.     Expenses ...................................................................   A-42
 9.5.     Notices ....................................................................   A-42
 9.6.     Interpretation .............................................................   A-42
 9.7.     Counterparts ...............................................................   A-42
 9.8.     Entire Agreement ...........................................................   A-42
 9.9.     Governing Law ..............................................................   A-43
9.10.     Enforcement of Agreement ...................................................   A-43
9.11.     Severability ...............................................................   A-43
9.12.     Publicity ..................................................................   A-43
9.13.     Assignment; No Third Party Beneficiaries ...................................   A-43

                     AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 4, 1998, by and among First Nationwide (Parent) Holdings Inc., a Delaware corporation ("Parent Holdings"), First Nationwide Holdings Inc., a Delaware corporation and a subsidiary of Parent Holdings ("FNH"), Golden State Bancorp Inc., a Delaware corporation ("Golden State"), Golden State Financial Corporation, a Delaware corporation and a wholly owned subsidiary of Golden State ("Merger Sub"), First Gibraltar Holdings Inc., a Delaware corporation ("FGH"), and Hunter's Glen/Ford, Ltd., a limited partnership organized under the laws of the State of Texas ("Ford," and, together with FGH, the "Shareholders").


     WHEREAS, the respective Boards of Directors of Parent Holdings, FNH, Golden State and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein in which, subject to the terms and conditions set forth herein, Parent Holdings will merge with and into Golden State (the "Parent Merger") and FNH, following the contribution of all of its assets and liabilities (including 100% of the common stock of CFB (as defined below)) to a newly-formed, wholly owned subsidiary of FNH ("New FNH"), will merge with and into Merger Sub (the "FNH Merger")(the Parent Merger and the FNH Merger together are referred to herein as the "Mergers");


     WHEREAS, as soon as practicable after the execution and delivery of this Agreement, California Federal Bank, A Federal Savings Bank, a federally chartered stock savings bank and a wholly owned subsidiary of FNH ("CFB," and sometimes referred to herein as the "Surviving Bank"), and Glendale Federal Bank, Federal Savings Bank, a federally chartered stock savings bank and a wholly owned subsidiary of Golden State ("GFB"), will enter into a Subsidiary Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger") of GFB with and into CFB, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Mergers;


     WHEREAS, as a condition to, and immediately afer the execution of this Agreement, Parent Holdings and Golden State are entering into a Stock Option Agreement in the form attached hereto as Annex C;


     WHEREAS, as a condition to, and contemporaneously with the execution of this Agreement, Parent Holdings, CFB, Golden State, GFB, Stephen J. Trafton and Richard A. Fink are entering into a Litigation Management Agreement (the "Management Agreement");


     WHEREAS, Golden State and the Shareholders have agreed, in connection with the Mergers and upon the terms and subject to the conditions set forth herein, to enter into a Registration Rights Agreement in substantially the form attached hereto as Annex D (the "Registration Rights Agreement") relating to the shares of Golden State Common Stock (as defined herein) to be issued to the Shareholders in the Mergers; and


     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the consummation of the Mergers.


     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE I

                                  THE MERGER


     1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), simultaneously at the Effective Time (as defined in Section 1.2 hereof), (a) Parent Holdings shall merge with and into Golden State pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A (the "Parent Plan of Merger"), and (b) FNH shall merge with and into Merger Sub pursuant to an Agreement and Plan of

Merger substantially in the form attached hereto as Annex B (the "FNH Plan of Merger"). Golden State and Merger Sub shall be the surviving corporations in the Mergers, and shall continue their respective corporate existences under the laws of the State of Delaware. Upon consummation of the Mergers, the separate corporate existence of each of Parent Holdings and FNH shall terminate. Golden State is sometimes referred to herein as the "Surviving Corporation."

     1.2. Effective Time. The Mergers shall become effective as set forth in the certificates of merger (the "Certificates of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Secretary") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Mergers become effective, as set forth in the Certificates of Merger. The term "Effective Date" shall be the date on which the Effective Time occurs.

     1.3. Conversion of Parent Holdings Common Stock, FNH Common Stock and FNH Preferred Stock. (a) At the Effective Time, the 1,000 shares of the common stock, par value $1.00 per share, of Parent Holdings (the "Parent Holdings Common Stock") issued and outstanding shall, by virtue of this Agreement and the Parent Plan of Merger, and without any action on the part of the holder thereof, be converted into and exchangeable for (i) that number of shares of the common stock, par value $1.00 per share, of Golden State ("Golden State Common Stock") equal to (x) the Closing Issuance Number less (y) the Ford Shares Number, and (ii) the right to receive the contingent consideration attributable to FGH as set forth in Section 1.6.

     (b) At the Effective Time, each of the 800 shares of Class A common stock, par value $1.00 per share, of FNH (the "FNH Class A Common Stock") issued and outstanding shall, by virtue of this Agreement and the FNH Plan of Merger, and without any action on the part of the holder thereof, be canceled and no consideration shall be paid in respect thereof.

     (c) At the Effective Time, the 200 shares of Class B common stock, par value $1.00 per share, of FNH (the "FNH Class B Common Stock") issued and outstanding shall, by virtue of this Agreement and the FNH Plan of Merger, and without any action on the part of the holder thereof, be converted into and exchangeable for (i) that number of shares of Golden State Common Stock equal to (rounded up to the nearest share) the Ford Shares Number, and (ii) the right to receive the contingent consideration attributable to Ford as set forth in
Section 1.6.

     (d) For purposes of this Agreement, the following terms have the meanings indicated:

     "Adjusted Average Daily Price" means (a) the Average Daily Price less (b) the Glendale Litigation Adjustment.

     "Aggregate LTW Value" means the product of (x) the Average Daily LTW Price and (y) the total number of LTWs outstanding plus those reserved for issuance as of the business day immediately prior to the Closing Date.

     "Average Daily LTW Price" means the daily volume weighted average price of the LTWs on the New York Stock Exchange (the "NYSE"), or on such other stock market or securities trading system on which the LTWs may be listed or quoted from time to time (as reported by Bloomberg Financial Services or, if not reported therein, in another mutually agreed upon authoritative source) for 15 randomly selected days during the 30 consecutive NYSE trading days ending on the third business day prior to the Closing Date. The random selection shall be made in a manner reasonably acceptable to both Golden State and Parent Holdings.

     "Average Daily Price" means the daily volume weighted average price per share of Golden State Common Stock on the NYSE (as reported by Bloomberg Financial Services or, if not reported therein, in another mutually agreed upon authoritative source) for 15 randomly selected days during the 30 consecutive NYSE trading days ending on the third business day prior to the Closing Date. The random selection shall be made in a manner reasonably acceptable to both Golden State and Parent Holdings.

     "Closing Issuance Number" means (x) the Pro Forma Shares Number less (y) the Outstanding Shares Number.

     "Ford Shares Number" means the amount obtained by (I) dividing (A) (1) the product of the Closing Issuance Number and the Average Daily Price, plus (2) the sum of $455 million and the amount of all interest on the outstanding principal amount of 12 1/2% Senior Exchange Notes due 2003 of Parent Holdings which is accrued but unpaid as of the Closing Date, less (3) the aggregate amount of cash and cash equivalents held by Parent Holdings as of the Closing Date, by (B) the Average Daily Price and (II) multiplying the result obtained in clause (I) by 0.2.


     "Glendale Litigation Adjustment" means the quotient obtained by dividing
(x) the product of (1) the Glendale Litigation Value and (2) the Glendale Retention Factor, by (y) the Outstanding Shares Number.


     "Glendale Litigation Value" means the quotient obtained by dividing (x) the Aggregate LTW Value by (y) one minus the Glendale Retention Factor.


     "Glendale Retention Factor" means a number, expressed as a decimal, equal to one minus the percentage (expressed as a decimal) of the net after-tax recovery in the Glendale Litigation to be distributed in the aggregate to the holders of the LTWs as set forth in the final terms of the LTWs as issued (provided that the Glendale Retention Factor shall in no event exceed 0.15).


     "LTW" means the Litigation Tracking Warrants (Trademark) to be issued and distributed by Golden State to its stockholders after the date of this Agreement and having substantially the terms set forth in Annex E attached hereto.


     "Outstanding Shares Number" means the total number of fully-diluted shares of Golden State Common Stock as of the Closing Date (excluding shares of Golden State Common Stock issuable upon exercise of LTWs or upon exercise of the option granted to Parent Holdings under the Option Agreement), with all Golden State Options which have been surrendered for a cash payment after the date of this Agreement pursuant to Section 6.5 treated as if they had remained outstanding, and computed on the "treasury stock method" of calculating earnings per share under Statement of Financial Accounting Standards No. 128 as in effect as of the date hereof, in all cases using the Average Daily Price as the "market price" of Golden State Common Stock.


     "Pro Forma Factor" is determined as follows:




                       IF THE ADJUSTED                          THE PRO FORMA
                   AVERAGE DAILY PRICE IS:                       FACTOR IS:
------------------------------------------------------------   --------------
          $32.00 or less ...................................         0.58
          greater than $32.00 but less than $32.50 .........         0.57
          $32.50 or greater but less than $33.00 ...........         0.56
          $33.00 or greater ................................         0.55

     "Pro Forma Shares Number" means the quotient, rounded up to the nearest whole share, obtained by dividing (x) the Outstanding Shares Number by (y) the Pro Forma Factor.


     1.4. Golden State Common Stock and Merger Sub Common Stock. The shares of Golden State Common Stock and Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Mergers and shall remain issued and outstanding following the Effective Time.


     1.5. Tax Consequences. It is intended that the Mergers and the Subsidiary Merger constitute reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement (together with the FNH Plan of Merger and the Parent Plan of Merger) shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.


     1.6. Contingent Consideration. FGH and Ford, as holders of the Parent Holdings Common Stock and the FNH Class B Common Stock, respectively, shall be entitled to receive additional merger consideration in accordance with the terms and provisions of this Section 1.6.

   (a) Goodwill Litigation Recovery.

     (i) Not later than the tenth business day following the date on which CFB shall have received the CFB Cash Payment (as defined below), Golden State shall issue to FGH and Ford an aggregate number of shares of Golden State Common Stock (the "Goodwill Recovery Shares Number") equal to the quotient obtained by dividing (x) the CFB Litigation Distribution Amount (as defined below) by (y) the daily volume weighted average price per share of Golden State Common Stock on the NYSE (as reported by Bloomberg Financial Services or, if not reported therein, in another mutually agreed upon authoritative source) (the "Average Stock Price") for 15 randomly selected days during the 30 consecutive trading-day period ending on the business day immediately prior to the date of issuance of such shares. The number of such shares to be issued to FGH shall be 80% of the Goodwill Recovery Shares Number, and the number of such shares to be issued to Ford shall be 20% of the Goodwill Recovery Shares Number.

     (ii) In the event that a final, nonappealable judgment in or final settlement of the Goodwill Litigation does not result in a CFB Cash Payment, or in the event that the sum of the Net Cash Payment and the CFB Litigation Tax Benefits is less than the sum of the Litigation Recovery Retention Amount and the Interest Factor, then FGH and Ford shall each make a cash payment to Golden State, within twenty business days following the date of such final judgment or settlement, which cash payments shall equal, in the aggregate, an amount (the "Contribution Amount") equal to the difference between (i) the sum of the Litigation Recovery Retention Amount and the Interest Factor, and (ii) the sum of the Net Cash Payment and the CFB Litigation Tax Benefits, with FGH being severally liable for 80% of the Contribution Amount and Ford being severally liable for 20% of the Contribution Amount; provided, however, that in lieu of paying such amounts to Golden State in cash, each of FGH and Ford may elect to tender shares of Golden State Common Stock in payment of all or a portion of such party's percentage share of the Contribution Amount, with such shares being accepted as payment by Golden State at a per share value equal to the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the business day immediately prior to the date of payment.


     (iii) In the event that CFB receives the CFB Cash Payment prior to such time as GFB receives a GFB Payment in the Glendale Litigation, then Golden State shall issue shares of Golden State Common Stock to FGH and Ford as contemplated by and in accordance with the terms of paragraph (i) above, except that for purposes of calculating the CFB Litigation Distribution Amount, the Litigation Recovery Retention Amount shall be estimated as the excess of (x) the quotient obtained by dividing (1) the product of the Glendale Litigation Value and the Glendale Retention Factor, by (2) the Pro Forma Factor, over (y) the product of the Glendale Litigation Value and the Glendale Retention Factor (the result of such calculation being referred to herein as the "Estimated Litigation Recovery Retention Amount") (provided that for purposes of calculating the Glendale Litigation Value in this clause (iii), the Average Daily LTW Price shall be calculated for 15 randomly-selected days during a 30 trading-day period ending on the business day immediately prior to the date of issuance of the shares of Golden State Common Stock). Within ten business days following the actual receipt by GFB of a GFB Payment in the Glendale Litigation, the Estimated Litigation Recovery Retention Amount shall be compared to the actual Litigation Recovery Retention Amount calculated pursuant to this Section 1.6, and the parties shall effect a settlement as follows:

         (A) If the Estimated Litigation Recovery Retention Amount exceeds the Litigation Recovery Retention Amount, then Golden State shall issue to FGH and Ford additional shares of Golden State Common Stock having an aggregate value (valued at the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the business day immediately prior to the date of issuance of such shares) equal to the amount of such excess, with 80% of such shares being issued to FGH and 20% of such shares being issued to Ford; or

         (B) If the Estimated Litigation Recovery Retention Amount is less than the Litigation Recovery Retention Amount, then each of FGH and Ford shall contribute the difference in cash and/or stock, at its election, in the same manner and proportion as contemplated by paragraph (ii) above.

     (b) Guarini Litigation Recovery. Not later than the tenth business day following the date on which CFB shall have actually received a cash payment or other property (a "Guarini Payment") pursuant to a final, nonappealable judgment in, or final settlement of, the Guarini Litigation (as defined below), Golden State shall issue to FGH and Ford an aggregate number of shares of Golden State Common Stock (the "Guarini Recovery Shares Number") equal to the quotient obtained by dividing (x) the aggregate amount of any such cash payment plus the fair market value (as determined by the Board of Directors of Golden State in good faith) of any such other property, less the sum of (1) the aggregate expenses incurred previously and hereafter by CFB in prosecuting the Guarini Litigation and obtaining the Guarini Payment and (2) an amount equal to the net amount of the taxable portion of the Guarini Payment after deducting the expenses in clause (1), multiplied by the highest combined statutory rate of federal, state and local income taxes in effect in the taxable year in which the Guarini Payment is received, by (y) the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the business day immediately prior to the date of issuance of the shares. The number of such shares to be issued to FGH shall be 80% of the Guarini Recovery Shares Number, and the number of such shares to be issued to Ford shall be 20% of the Guarini Recovery Shares Number.

     (c) Tax Benefits.

     (i) For each taxable period that ends after the Effective Date (a "Taxable Period"), without duplication of any amount payable to FGH or Ford pursuant to Section 1.6(a) or 1.6(b), Golden State shall make a payment (a "Tax Payment") to each of FGH and Ford within five (5) days after the filing of the federal income tax return for such Taxable Period of any Taxpayer or the receipt of a refund under Section 1.6(c)(ii)(C)(2), an amount equal to 80%, in the case of FGH, and 20%, in the case of Ford, of the Federal Net Tax Benefits of Parent Holdings, FNH, CFB or any Subsidiary of CFB, if any, as and when realized by the Taxpayer in the Taxable Period, as reviewed and attested to by KPMG Peat Marwick LLP. In the event that Federal Net Tax Benefits is a negative number for any Taxable Period, FGH and Ford shall pay Golden State 80% and 20%, respectively, of such negative amount.

       (ii) For purposes of this Agreement:

         (A) With respect to Parent Holdings, FNH, CFB or any subsidiary of CFB, the "Tax Benefits" shall be the sum of (1) the excess (if any) of "deductible temporary differences" over "taxable temporary differences" as those terms are defined in Statement of Financial Accounting Standards No. 109 ("SFAS 109") (including, without limitation, net operating loss, capital loss, credit carryovers, including alternative minimum tax credit, and other carryovers but not including any tax benefits taken into account in determining the aggregate amount of payments to the holders of the CALGZs and CALGLs immediately after the Effective Date) not including the amount of any taxable temporary difference attributable to the Goodwill Litigation (but taking into account the deconsolidation of Parent Holdings and FNH from the Mafco Holdings Inc. group and the ownership change that will occur with respect to Parent Holdings and FNH under Section 382 of the Code as a result of the Mergers), as reviewed and attested to by KPMG Peat Marwick LLP; provided, however, such amount shall be adjusted for any final determination of tax liability or tax attributes for taxable periods ending on or before the date of the Effective Time; provided further, however, that such deductible temporary differences and taxable temporary differences shall not be adjusted for any purchase accounting adjustments as a result of the transactions contemplated by this Agreement, and (2) any federal income tax benefit (other than tax benefits taken into account in determining the aggregate amount of payments to the holders of the CALGZs and CALGLs) actually realized by the Taxpayer in any Taxable Period by reason of the treatment as interest under Section 483 of the Code (or any successor provision thereto) of any Tax Payment, payment of the Goodwill Recovery Shares Number or payment of the Guarini Recovery Shares Number or any other payment under Section 1.6 hereof, or any increase in Tax Payment, payment of the Goodwill Recovery Shares Number or payment of the Guarini Recovery Shares Number or any other payment under Section 1.6 hereof.

         (B) "Taxpayer" shall mean:

            (1) after the Effective Date the affiliated group of corporations within the meaning of Section 1504 of the Code of which Golden State or its successor is the common parent and Parent Holdings, FNH, CFB or their successors are members, or

            (2) after the Effective Date each of Golden State, Parent Holdings, FNH, New FNH, CFB or any successor.

         (C) The "Federal Net Tax Benefits" shall be equal to the aggregate of:


            (1) the excess, if any, of (x) the federal income tax liability for the Taxable Period (calculated with all carryovers and carrybacks to the Taxable Period that would have been allowable) which would have been incurred by the Taxpayer if the Tax Benefits had not been deducted, credited or used to offset income or tax liability in the Taxable Period, over (y) the federal income tax liability for the Taxable Period (calculated with all available carryovers and carrybacks to the Taxable Period) actually incurred by the Taxpayer (for purposes of determining the use of items of any deductible temporary differences and taxable temporary differences for purposes of (C)(1)(x) above, such items will be deemed deductible or taxable to the extent of the amount of such items at the Effective Date multiplied by a fraction the numerator of which is the actual use of the net operating loss carryover for any Taxable Period and the denominator of which is the total net operating loss carryover immediately after the Effective Date), plus

            (2) any federal income tax refunds with Applicable Interest (including refunds or interest with respect to payments in lieu of federal income taxes under the Tax Sharing Agreement (as defined in Section 6.14)) of Parent Holdings, FNH, CFB, any subsidiary of CFB or any predecessor of any of them for any taxable period ending on or before the Effective Date that have not been reflected on the books of Parent Holdings, FNH, CFB or any Subsidiary of CFB as of the Effective Date, minus

            (3) any federal income tax deficiencies with Applicable Interest (including any tax sharing payment obligations or interest with respect to payments in lieu of federal income taxes under the Tax Sharing Agreement (as defined in Section 6.14)), of Parent Holdings, FNH, CFB, any subsidiary of CFB or any predecessor of any of them for any taxable period ending on or before the Effective Date that have not been reflected on the books of Parent Holdings, FNH, CFB or any Subsidiary of CFB as of the Effective Date.

     (iii) All Tax Payments shall be made in shares of Golden State Common Stock valued at the daily volume weighted average price per share of Golden State Common Stock for the Taxable Period except that in the case of a further Tax Payment pursuant to paragraph (iv), payment shall be made in shares of Golden State Common Stock valued at the daily volume weighted average price per share of Golden State Common Stock for 15 randomly selected days during the 30 trading-day period ending on the date immediately prior to the date of such Tax Payment; provided, however, that no Tax Payment need be made in Golden State Common Stock to the extent that the aggregate Tax Payments including any adjustment pursuant to paragraph
   (iv) below (provided, however, that for this purpose only Federal Net Tax Benefits shall not include any Tax Benefits used to offset any recovery attributable to the Goodwill Litigation), exceed $100 million times the number of years from the year of the Closing until the year of such Tax Payment ("Limitation"). The amount of any Tax Payment that exceeds the Limitation shall carry forward and become a Tax Payment in the succeeding year. Notwithstanding the foregoing, any return of Tax Payment pursuant to paragraph (iv) below shall be made in cash except that any return of Tax Payment made within six months of a Tax Payment shall be made in shares of Golden State Common Stock valued at the value of such stock for purposes of such Tax Payment. Any payment by FGH or Ford pursuant to the final sentence of Section 1.6(c)(i) shall be made in cash.

     (iv) If for any reason there is any adjustment to Tax Benefits for any Taxable Period that is reviewed and attested to by KPMG Peat Marwick LLP, Federal Net Tax Benefits shall be recalculated and either a further Tax Payment (in the case of an increase in Federal Net Tax Benefit) or a return of Tax Payment (in the case of a decrease in Federal Net Tax Benefit) shall be made by Golden State or by FGH and Ford, as the case may be, to the other party, in accordance with paragraph (iii) above, within five (5) days of the filing of a federal income tax return, claim for refund or final assessment or other event finally fixing such adjustment.

     (v) At any time following the Closing, if Golden State incurs any federal or state tax liability arising out of any adjustment or adjustments (each, a "382 Adjustment Event") to the limitation on net operating losses and other attributes or net unrealized built-in losses of GFB and its Subsidiaries, as defined in Section 382 of the Code, resulting from a change of ownership of GFB and its Subsidiaries in 1993, as described in the July 2, 1993 prospectus with respect to the Plan of Reorganization of Glenfed, Inc. and GFB, then Golden State shall issue to FGH and Ford an aggregate amount of shares of Golden State Common Stock equal to the quotient obtained by dividing (A) the product of (x) one minus the Pro Forma Factor times (y) the increase in federal and state tax liability plus interest and penalties arising thereon on account of any 382 Adjustment Event (such amount in this clause (y), the "382 Adjustment Amount"), by (B) the Average Stock Price for 15 randomly selected days during the 30 trading-day period immediately preceding the date of issuance of such shares (such quotient, the "382 Adjustment Number"). If Golden State suffers any increase in federal or state tax liability arising out of a 382 Adjustment Event which occurs after the date of this Agreement and prior to the Effective Date, then Golden State shall issue to FGH and Ford on the Effective Date, in addition to the shares issuable pursuant to Section 1.3, a number of shares of Golden State Common Stock equal to the 382 Adjustment Number with respect to such 382 Adjustment Event. In all cases under this subsection (v), the number of shares to be issued to FGH shall be 80% of the 382 Adjustment Number, and the number of such shares to be issued to Ford shall be 20% of the 382 Adjustment Number.

     "Applicable Interest" means (A) for federal income tax refunds, the interest received that has not been reflected on the books of Parent Holdings, FNB, CFB, or any Subsidiary of CFB as of the Effective Date, less the product of such excess interest times the highest combined statutory rates of federal, state, and local income taxes in effect during the tax year in which the interest is received, or (B) for federal income tax deficiencies, the interest paid for any federal income tax that has not been reflected on the books of Parent Holdings, FNB, CFB, or any Subsidiary of CFB as of the Effective Date, less the product of such excess interest times the highest combined statutory rates of federal, state, and local income taxes in effect during the tax year in which the interest is paid.

     (d) Definitions. For purposes of this Section 1.6, the following terms have the meanings indicated:

     "CFB Cash Payment" means the aggregate amount of the cash payment (or the cash resulting from the monetization of any non-cash payment) actually received by CFB in respect of a final, non-appealable judgment in or final settlement of the Goodwill Litigation.

     "Net Cash Payment" means (A) the CFB Cash Payment minus (B) the sum of the following: (i) the aggregate expenses incurred previously and hereafter by CFB in prosecuting the Goodwill Litigation and obtaining such CFB Cash Payment,
(ii) the expenses incurred by CFB in connection with the creation, issuance and trading of the CALGZs and the CALGLs, including, without limitation, legal and accounting fees and the fees and expenses of the interest agent, (iii) an amount equal to the taxable portion of the net CFB Cash Payment (the taxable portion of the CFB Cash Payment less the expenses described in the preceding clauses (i) and (ii)) multiplied by the highest combined statutory rate of federal, state and local income taxes in effect in the taxable year in which the CFB Cash Payment is received, (iv) the aggregate amount of the payments due to the holders of the CALGZs, and (v) the aggregate amount of the payments due to the holders of the CALGLs.

     "CALGZs" means the Contingent Litigation Recovery Participation Interests of CFB.

     "CALGLs" means the Secondary Contingent Litigation Recovery Participation Interests of CFB.

     "CFB Litigation Distribution Amount" means (i) the sum of (A) the amount of the Net Cash Payment and (B) the CFB Litigation Tax Benefits, less (ii) the sum of (A) the Litigation Recovery Retention Amount and (B) the Interest Factor.

     "CFB Litigation Tax Benefits" means the tax benefits (other than tax benefits taken into account in determining the aggregate amount of payments to the holders of the CALGZs and the CALGLs), if any, actually realized by the Taxpayer for a Taxable Period as a result of tax items (including items of loss or deduction and recovery of basis but not including any exclusion from income) derived from the receipt or paying over of the proceeds of the Goodwill Litigation, including from the basis (if any) of the property that is the subject of the Goodwill Litigation that are not reflected on the books of Parent Holdings, FNH, CFB or any Subsidiary of CFB as of the Effective Date, measured by the excess of the federal income tax liability that would have been incurred by the Taxpayer for the Taxable Period without such items over the federal income tax liability actually incurred by the Taxpayer for the Taxable Period.

     "Glendale Litigation Tax Benefits" means the tax benefits, if any, actually realized by the Taxpayer for any Taxable Period as a result of tax items (including items of loss or deduction and recovery of basis) derived from the receipt or paying over of the proceeds of the Glendale Litigation, including from the basis (if any) of the property that is the subject of the Glendale Litigation that are not reflected on the books of Golden State or any Subsidiary of Golden State as of the Effective Date or from the permanent exclusion from income of the receipt of any payment of proceeds from the Glendale Litigation, measured by the excess of the federal income tax liability that would have been incurred by the Taxpayer for the Taxable Period without such items over the federal income tax liability actually incurred by the Taxpayer for such Taxable Period.

     "Litigation Recovery Retention Amount" means the sum of (1) (x) the quotient obtained by dividing the Glendale Litigation Retention Amount by the Pro Forma Factor, less (y) the Glendale Litigation Retention Amount and (2) the Glendale Litigation Tax Benefits.

     "Glendale Litigation Retention Amount" means an amount equal to the Glendale Retention Factor multiplied by the amount obtained from the following equation: (a) the aggregate amount (the "GFB Payment") of any cash payment and the fair market value (as determined pursuant to the Management Agreement) of any property actually received by GFB pursuant to a final, nonappealable judgment in or final settlement of the Glendale Litigation (including any post-judgment interest actually received by GFB or a successor thereto on any such payment), minus (b) the sum of the following: (i) the aggregate expenses incurred previously and hereafter by GFB or its successor in prosecuting the Glendale Litigation and obtaining the GFB Payment, (ii) the aggregate expenses incurred by Golden State or its successor in connection with the creation, issuance and trading of the LTWs, including, without limitation, legal, financial advisory and accounting fees and the fees and expenses of the warrant agent; and (iii) an amount equal to the net GFB Payment (the GFB Payment less the expenses described in the preceding clauses (i) and (ii)) multiplied by the highest, combined statutory rate of federal, state and local income taxes in effect during the tax year in which the full GFB Payment is received.

     "Interest Factor" means an amount equal to the interest deemed to be accrued on the Litigation Recovery Retention Amount, at a rate of 10.0% per annum, compounded semiannually, from the date on which GFB actually receives the GFB Payment (or if the GFB Payment is received in installments, the final installment of the GFB Payment) to and including the date on which CFB actually receives the full amount of the CFB Cash Payment.

     "Goodwill Litigation" means California Federal Bank v. United States, Civil Action No. 92-138C, filed on February 28, 1992, in the United States Court of Federal Claims.

     "Glendale Litigation" means the case against the United States in the Claims Court captioned Glendale Federal Bank, F.S.B. v. United States, No. 90-772C, filed on August 15, 1990.

     "Guarini Litigation" means the case against the United States in the Claims Court captioned First Nationwide Bank, et al., v. United States, Civil Action No. 96-590C, filed on September 20, 1996.

     (d) Netting of Obligations; Expenses; Limit on Payments.

     (i) Notwithstanding anything to the contrary in Sections 1.6(a)-(d) and subject to the following provisions of this Section 1.6(e), whenever FGH and Ford are required to pay an amount to Golden State under this Section 1.6, such amount (expressed as the number of shares of Golden State

   Common Stock required assuming FGH and Ford had elected to tender payment in such form (regardless of whether Ford and FGH had the right to make such an election)) shall be limited to the number of shares of Golden State Common Stock previously issued to FGH and Ford under this Section 1.6 (the "Section 1.6 Share Amount"). The Section 1.6 Share Amount shall be adjusted upwards from time to time to reflect the issuance of additional shares to FGH and Ford under this Section 1.6 and downwards, but not below zero, to reflect any amount paid or payable by FGH and Ford (expressed as the number of shares of Golden State Common Stock required assuming FGH and Ford had elected to tender payment in such form (regardless of whether Ford and FGH had the right to make such an election)) under this Section 1.6. If, but for the immediately preceding sentence, any payment to Golden State by FGH and Ford under Section 1.6 would result in a Section 1.6 Share Amount that is less than zero, such negative number (expressed as a positive number and converted to a dollar amount based on the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the date such payment is due) shall be added to the balance of a notional account (the "Shortfall Account"). The balance of the Shortfall Account shall be $0.00 on the Effective Date, and any positive balance in the Shortfall Account shall bear interest, compounded semiannually, at the rate contemplated in the definition of "Interest Factor" from the date such balance is established until there is an offsetting debit against such balance as set forth in Section 1.6(e)(ii).

     (ii) At any time that Golden State would otherwise be obligated to issue shares of Golden State Common Stock to FGH and Ford pursuant to Sections 1.6(a), (b) or (c), the CFB Litigation Distribution Amount, the Guarini Payment or the Tax Payment, as the case may be, shall be offset by the balance of the Shortfall Account as of such time for purposes of determining the number of shares of Golden State Common Stock to be issued. If, as a result of such offset, the number of shares of Golden State Common Stock to be issued to FGH and Ford would be zero or less, no such shares shall be issued; in all other cases the number of such shares to be issued shall be calculated as set forth in Section 1.6(a), (b) or (c), as the case may be, after application of such offset. In either case, the balance of the Shortfall Account shall be reduced, but not below $0.00, by the amount of such offset.

     (iii) All computations of the Section 1.6 Share Amount and the balance of the Shortfall Account from time to time hereunder shall be performed by the parties hereto and reviewed and attested by KPMG Peat Marwick LLP, and the parties hereto agree to cooperate therewith in such connection (it being understood that this paragraph (iii) shall not require review and attestation by KPMG Peat Marwick LLP of any calculations made pursuant to Sections 1.6(a), (b) or (c) which would not otherwise be required pursuant to the express provisions of Sections 1.6(a), (b) and (c)).

     (iv) Notwithstanding anything to the contrary contained herein, for all purposes under this Section 1.6, (a) any payments required to be made to FGH and Ford pursuant to this Section 1.6, and the amount of the Glendale Litigation Tax Benefits and the CFB Litigation Tax Benefits, shall be calculated net of all third party out-of-pocket expenses incurred by Golden State or Parent Holdings or any of their respective Subsidiaries in connection with the event or recovery giving rise to such payment or its determination ((including, without limitation, all attorneys' fees incurred in any proceedings or discussions with any tax authority, but excluding any allocation of general management overhead or similar internal expenses) and
   (b) any Section 382 Amount calculated pursuant to Section 1.6(c)(v) shall include (and shall be increased by) the aggregate amount of all third party out-of-pocket expenses incurred by Golden State or Parent Holdings or any of their respective Subsidiaries, as the case may be, in connection with the determination of such amounts (including, without limitation, all attorneys' fees incurred in any proceedings or discussions with any tax authority, but excluding any allocation of general management overhead or similar internal expenses). All third party out-of-pocket expenses referred to in this paragraph (iv) shall be computed on a tax-effected basis (taking into account any tax benefits actually realized as a result of the payment thereof as attested to by KPMG Peat Marwick LLP).

     (v) Notwithstanding anything to the contrary in this Agreement, the aggregate amount of the value of the shares of Golden State Common Stock (based on the Average Stock Price calculated for the purpose of issuing such shares in accordance with the applicable subsection of this Section 1.6)
   issued to Ford and FGH pursuant to this Section 1.6 (net of the value of any payments, in cash or stock, made by Ford and FGH to Golden State pursuant to this Section 1.6) shall in no event exceed the aggregate value of the shares of Golden State Common Stock issued to FGH and Ford pursuant to Section 1.3 (valued at the Average Daily Price).

     (vi) Notwithstanding any provision of this Section 1.6 to the contrary, in the event that there is a business combination or similar transaction involving Golden State as a result of which Golden State Common Stock is no longer publicly traded, all payments due any party under this Section 1.6 after the date of such transaction (the "Determination Date") shall be payable in cash and not in shares of Golden State Common Stock; provided, however, that, solely for the purposes of determining the Section 1.6 Share Amount and the Shortfall Account from time to time, such subsequent payments shall be deemed made in shares of Golden State Common Stock, as though there continued to be a public market in such shares, and the number of such shares represented by any such payment shall be determined using a valuation per share equal to the Notional Market Value. The "Notional Market Value" as of any date shall equal the Average Stock Price of Golden State Common Stock for 15 randomly selected days during the 30 trading-day period ending on the Determination Date, grown during the period from the Determination Date to such date at the rate of interest (compounded semiannually) contemplated by the definition of "Interest Factor."

     (vii) The parties hereto may mutually agree to substitute another nationally-recognized independent accounting firm in place of KPMG Peat Marwick LLP for all purposes under this Section 1.6, and from and after such substitution, all references herein to KPMG Peat Marwick LLP shall be deemed to be references to such other accounting firm.

     (f) Each party hereto agrees to cooperate in good faith with the other parties to this Agreement, and to take such further actions as are reasonably necessary, to carry out the purpose and intent of and to effect the transactions contemplated by this Section 1.6.


                                  ARTICLE II

                        DISCLOSURE SCHEDULES; STANDARDS
                      FOR REPRESENTATIONS AND WARRANTIES

     2.1. Disclosure Schedules. Prior to the execution and delivery of this Agreement, Golden State has delivered to Parent Holdings, and Parent Holdings has delivered to Golden State, a schedule (in the case of Golden State, the "Golden State Disclosure Schedule," and in the case of Parent Holdings, the "Parent Holdings Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article III, in the case of Golden State, or Article IV, in the case of Parent Holdings, or to one or more of such party's covenants contained in Article V; provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined herein) with respect to either Golden State or Parent Holdings, respectively.

     2.2. Standards. (a) No representation or warranty of Golden State contained in Article III or of Parent Holdings contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in
Article III, in the case of Golden State, or Article IV, in the case of Parent Holdings, has had a Material Adverse Effect with respect to Golden State or Parent Holdings, respectively (but disregarding, for purposes of applying this test, any materiality or "Material Adverse Effect" exceptions or qualifiers contained in any individual representation or warranty).

     (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent Holdings or Golden State, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries (as defined below) taken as a whole, other than any such effect attributable to or resulting from (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,
(x) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (y) any action or omission of Parent Holdings or Golden State or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (z) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.


                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF GOLDEN STATE

     Subject to Article II, Golden State hereby represents and warrants to Parent Holdings and FNH as follows:

     3.1. Corporate Organization. (a) Golden State is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Golden State has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Golden State is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"). The Certificate of Incorporation and Bylaws of Golden State, copies of which have previously been made available to Parent Holdings, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) As of the Effective Time, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GFB is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of GFB are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund (the "SAIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Golden State's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Golden State's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of Golden State, copies of which have previously been made available to Parent Holdings, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of Golden State and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since June 30, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.2. Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Golden State consists of 100,000,000 shares of Golden State Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share (the "Golden State Preferred Stock"). At the Effective Time, the authorized capital stock of Golden State will consist of 250,000,000 shares of Golden State Common Stock and 50,000,000 shares of Golden State Preferred Stock. As of January 31, 1998, there are (x) 51,085,174 shares of Golden State Common Stock outstanding and no shares of Golden State Common Stock held in the Golden State treasury, (y) no shares of Golden State Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 5,310,680 shares of Golden State Common Stock reserved for issuance pursuant to the Golden State Option Plans (as defined in Section 6.5) and described in
Section 3.2(a) of the Golden State Disclosure Schedule, (ii) 7,800,000 shares of Golden State Common Stock reserved for issuance in connection with the merger of CENFED Financial Corporation with and into a wholly owned Subsidiary of Golden State (the "CENFED Merger") pursuant to the Agreement and Plan of Merger (the "CENFED Merger Agreement"), dated as of August 17, 1997, as amended, by and among Golden State, Golden State Financial Corporation ("GSFC") and CENFED, (iii) 3,500,000 to 7,500,000 shares of Golden State Common Stock, based on a floating Exchange Ratio, reserved for issuance in connection with the merger (the "Redfed Merger") of RedFed Bancorp Inc. ("Redfed") with and into a wholly owned Subsidiary of Golden State pursuant to the Agreement and Plan of Merger (the "Redfed Merger Agreement"), dated as of November 30, 1997, by and between Golden State and Redfed, (iv) 1,522 shares of Golden State Common Stock reserved for issuance upon the exercise of common stock purchase warrants (the "Five-Year Warrants") issued pursuant to that certain Warrant Agreement, dated as of February 23, 1993, between GFB and Chemical Trust Company of California, as Warrant Agent, (v) 10,836,417 shares of Golden State Common Stock reserved for issuance upon exercise of common stock purchase warrants (the "Seven-Year Warrants") issued pursuant to that certain Warrant Agreement, dated as of August 15, 1993, between GFB and Chemical Trust Company of California, as Warrant Agent, (vi) 11,200,00 shares of Golden State Common Stock reserved for issuance upon conversion of shares of Series A Preferred Stock, and (vii) 10,165,950 shares of Golden State Common Stock reserved for issuance upon exercise of the option issued by Golden State to Parent Holdings pursuant to the Stock Option Agreement, dated February 4, 1998, between Parent Holdings and Golden State (the "Option Agreement") and (z) 4,621,982 shares of Golden State Preferred Stock designated "Noncumulative Convertible Preferred Stock, Series A" (the "Series A Preferred Stock") issued and outstanding. All of the issued and outstanding shares of Golden State Common Stock and Golden State Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Golden State Common Stock to be issued pursuant to this Agreement will be duly authorized and validly issued and, when issued, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in
Section 3.2(a) of the Golden State Disclosure Schedule, Golden State does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Golden State Common Stock or Golden State Preferred Stock or any other equity security of Golden State or any securities representing the right to purchase or otherwise receive any shares of Golden State Common Stock or Golden State Preferred Stock or any other equity security of Golden State. The names of the optionees, the date of each option to purchase Golden State Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Golden State Option Plans, are set forth in Section 3.2(a) of Golden State Disclosure Schedule.

     (b) Section 3.2(b) of the Golden State Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Golden State. Except as set forth in Section 3.2(b) of the Golden State Disclosure Schedule, Golden State owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Golden State has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     3.3. Authority; No Violation. (a) Each of Golden State and Merger Sub has full corporate power and authority to execute and deliver this Agreement (and, in the case of Golden State, the Management Agreement and the Option Agreement (this Agreement, the Management Agreement and the Option Agreement, collectively, the "Golden State Documents")) and to consummate the transactions contemplated hereby (and, in the case of Golden State, thereby). The execution and delivery by Merger Sub of this Agreement and by Golden State of each of the Golden State Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the respective Boards of Directors of Merger Sub and Golden State. The Board of Directors of Golden State has directed that this Agreement and the Parent Plan of Merger be submitted to Golden State's stockholders for approval at a meeting of such stockholders and, except for the approval and adoption of this Agreement and the Parent Plan of Merger by the requisite vote of Golden State's stockholders, no other corporate proceedings on the part of either Golden State or Merger Sub are necessary to approve the Golden State Documents and to consummate the transactions contemplated thereby. Each of the Golden State Documents has been duly and validly executed and delivered by Golden State and, in the case of this Agreement, will be by Merger Sub prior to the Effective Time, and (assuming due authorization, execution and delivery by each of Parent Holdings and FNH) this Agreement constitutes or, in the case of Merger Sub, will at the Effective Time constitute a valid and binding obligation of each of Golden State and Merger Sub, enforceable against Golden State and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) GFB has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of GFB. Upon the due and valid approval of the Bank Merger Agreement by Golden State or GSFC, as applicable, as the sole stockholder of GFB and by the Board of Directors of GFB, no other corporate proceedings on the part of GFB will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by GFB, will be duly and validly executed and delivered by GFB and will (assuming due authorization, execution and delivery by CFB) constitute a valid and binding obligation of GFB, enforceable against GFB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 3.3(c) of the Golden State Disclosure Schedule, neither the execution and delivery of the Golden State Documents by Golden State and Merger Sub or the Bank Merger Agreement by GFB, nor the consummation by Golden State, Merger Sub or GFB, as applicable, of the transactions contemplated hereby or thereby, nor compliance by Golden State, Merger Sub or GFB, as applicable, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Golden State or the certificate of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Golden State or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Golden State or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Golden State or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     3.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Office of Thrift Supervision (the "OTS") under the HOLA and the Bank Merger Act, and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Golden State's stockholders to be held as contemplated by this Agreement (the "Proxy Statement"), (c) the approval and adoption of this Agreement and the Parent Plan of Merger by the requisite votes of the stockholders of Golden State, (d) approval of the listing of Golden State Common Stock to be issued pursuant to this Agreement on the NYSE, (e) the filing of the Certificates of Merger with the Secretary pursuant to the DGCL,
(f) the filings required by the Bank Merger Agreement, and (g) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Golden State Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by Golden State of the Golden State Documents and by Merger Sub of this Agreement, (2) the consummation by Golden State and Merger Sub of the transactions contemplated thereby, (3) the execution and delivery by GFB of the Bank Merger Agreement, and (4) the consummation by GFB of the transactions contemplated thereby.

     3.5. Reports. Golden State and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1995 with (i) the OTS, (ii) the FDIC, (iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively with the Board of Governors of the Federal Reserve System, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Golden State and its Subsidiaries, and except as set forth in Section 3.5 of the Golden State Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Golden State, investigation into the business or operations of Golden State or any of its Subsidiaries since June 30, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Golden State or any of its Subsidiaries.

     3.6. Financial Statements. Golden State has previously made available to Parent Holdings copies of (a) the consolidated statements of financial condition of GFB and its Subsidiaries as of June 30 for the fiscal years 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in GFB's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 filed with the OTS under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to GFB, and (b) the unaudited consolidated statements of financial condition of Golden State and its Subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of operations and cash flows for the three-month period then ended as reported in Golden State's Quarterly Report on Form 10-Q for the period ended September 30, 1997 filed with the Securities and Exchange Commission (the "SEC") under the Exchange Act. The June 30, 1997 consolidated statement of financial condition of GFB (including the related notes, where applicable) fairly presents the consolidated financial position of GFB and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed by Golden State with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of GFB and its Subsidiaries, and Golden State and its Subsidiaries, as the case may be, for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Golden State with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the OTS and the SEC, as applicable, with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Golden State with the SEC after the date hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Golden State and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     3.7. Broker's Fees. Neither Golden State nor any Subsidiary of Golden State nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Golden State Documents or the Bank Merger Agreement, except that Golden State has engaged, and will pay a fee or commission to, Credit Suisse First Boston Corporation ("CS First Boston") in accordance with the terms of a letter agreement between CS First Boston and Golden State, a true and correct copy of which has been previously made available by Golden State to Parent Holdings.

     3.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 3.8(a) of the Golden State Disclosure Schedule, or as disclosed in any Golden State Report (as defined in Section 3.12) filed with the SEC or the OTS prior to the date of this Agreement, since June 30, 1997, (i) neither Golden State nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business consistent with their past practices, and
(ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Golden State.

     (b) Except as set forth in Section 3.8(b) of the Golden State Disclosure Schedule or as disclosed in any Golden State Report filed with the SEC or the OTS prior to the date of this Agreement, since June 30, 1997, Golden State and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

     (c) Except as set forth in Section 3.8(c) of the Golden State Disclosure Schedule, since December 31, 1997, neither Golden State nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1997 (which amounts have been previously made available to Parent Holdings), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

     3.9. Legal Proceedings. (a) Except as set forth in Section 3.9 of the Golden State Disclosure Schedule, neither Golden State nor any of its Subsidiaries is a party to any, and there are no pending or, to Golden State's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Golden State or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by any of the Golden State Documents or the Bank Merger Agreement.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Golden State, any of its Subsidiaries or the assets of Golden State or any of its Subsidiaries.

     3.10. Taxes. (a) Except as set forth in Section 3.10 of the Golden State Disclosure Schedule, each of Golden State and its Subsidiaries has or will have prior to the Effective Time (i) duly and timely filed (including applicable extensions granted without penalty) or there has been filed on its behalf, all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete, and (ii) paid (or there has been paid on its behalf) in full or made provision in the financial statements of Golden State (in accordance with GAAP) for all Taxes (as hereinafter defined) due or claimed to be due from it by any taxing authority with respect to all periods ending on or before the Effective Time. No deficiencies for any Taxes have been proposed, asserted, assessed or threatened in writing against or with respect to Golden State or any of its Subsidiaries which have not been finally resolved. Except as set forth in
Section 3.10 of the Golden State Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Golden State or any of its Subsidiaries except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith, as to the fact or the amount of liability, by appropriate proceedings and that have been reserved against in accordance with GAAP, (ii) neither Golden State nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any tax year which have not since been filed and no request for waivers or extensions of the time to assess or collect any Taxes are pending or outstanding, (iii) with respect to each taxable period of Golden State and its Subsidiaries through and including December 31, 1992, the federal and state income Tax Returns of Golden State and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting Taxes with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Golden State nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return for any tax year that is open for the purpose of assessing a deficiency other than one in which Golden State, GFB or GLENFED, INC., the former parent of GFB, is the parent of the group filing such Tax Return, (v) neither Golden State nor any of its Subsidiaries is a party to, is bound by or has an obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Treasury Regulation Section 1.1552-1(a)(1) under the Code), (vi) neither Golden State nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, (vii) no power of attorney which is currently in force has been granted by or with respect to Golden State or any Subsidiary thereof with respect to any matter relating to Taxes, and (viii) no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to Golden State or its Subsidiaries.

     (b) For the purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

     (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     3.11. Employees. (a) Section 3.11(a) of the Golden State Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Plans") by Golden State, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Golden State would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Golden State, any Subsidiary of Golden State or any ERISA Affiliate.

     (b) Golden State has heretofore made available to Parent Holdings true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

     (c) Except as set forth in Section 3.11(c) of the Golden State Disclosure Schedule, (i) each of the Plans has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides welfare benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Golden State, its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law or benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Golden State, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Golden State, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Golden State, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Golden State nor its Subsidiaries has engaged in a transaction in connection with which Golden State or its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Golden State, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, either alone or in conjunction with another event, including a termination of employment, will not (A) entitle any current or former employee or officer of Golden State or any ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (B) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer.

     3.12. SEC Reports. Golden State has previously made available (to the extent filed prior to the date hereof) to Parent Holdings an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since June 30, 1995 by GFB or Golden State with the OTS or the SEC, as the case may be, pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "Golden State Reports") and (b) communication mailed by GFB or Golden State, as the case may be, to its stockholders since June 30, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of GFB and Golden State has timely filed all Golden State Reports and other documents required to be filed by such party under the Securities Act and the Exchange Act, and, as of their respective dates, all Golden State Reports complied with the published rules and regulations of the OTS and the SEC, as applicable, with respect thereto.

     3.13. Golden State Information. The information relating to Golden State and its Subsidiaries to be contained in the Proxy Statement, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent Holdings or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.14. Compliance with Applicable Law. Golden State and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Golden State or any of its Subsidiaries, and neither Golden State nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above.

     3.15. Certain Contracts. (a) Except as set forth in Section 3.15(a) of the Golden State Disclosure Schedule and except for this Agreement, the Stock Option Agreement, the Bank Merger Agreement and the Management Agreement, neither Golden State nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral)
(i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Golden State, GFB, the Surviving Bank or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Golden State Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, or (v) which materially restricts the conduct of any line of business by Golden State or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Golden State Disclosure Schedule, is referred to herein as a "Golden State Contract". Golden State has previously delivered or made available to Parent Holdings true and correct copies of each Golden State Contract.

     (b) Except as set forth in Section 3.15(b) of the Golden State Disclosure Schedule, (i) each Golden State Contract is valid and binding and in full force and effect, (ii) Golden State and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Golden State Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Golden State or any of its Subsidiaries under any Golden State Contract, and (iv) no other party to any Golden State Contract is, to the knowledge of Golden State, in default in any respect thereunder.

     3.16. Agreements with Regulatory Agencies. Except as set forth in Section
3.16 of the Golden State Disclosure Schedule, neither Golden State nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.16 of the Golden State Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Golden State or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.17. State Takeover Laws; Charter Provision. The provisions of Section 203 of the DGCL and Article Seventh of Golden State's Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 4.15 hereof, apply to this Agreement, the Bank Merger Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby.


     3.18. Environmental Matters. Except as set forth in Section 3.18 of the Golden State Disclosure Schedule:

     (a) Each of Golden State and its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

     (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Golden State, threatened, before any Governmental Entity or other forum in which Golden State, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Golden State or any of its Subsidiaries, any Participation Facility or any Loan Property;

     (c) During the period of (x) Golden State's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Golden State's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) to the knowledge of Golden State, Golden State's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property that has had or would reasonably be expected to have, individually or in the aggregate with such other events, a Material Adverse Effect on Golden State; and

       (d) The following definitions apply for purposes of this Section 3.18:

         (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which Golden State or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which Golden State or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

     3.19. Derivative Transactions. Except as set forth in Section 3.19 of the Golden State Disclosure Schedule, since June 30, 1997, neither Golden State nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by Golden State or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Golden State and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Golden State and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Golden State or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists as of the date hereof.

     3.20. Opinion. Prior to the execution of this Agreement, Golden State received an opinion from CS First Boston to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be paid by Golden State pursuant to this Agreement is fair to the stockholders of Golden State from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     3.21. Approvals. As of the date of this Agreement, Golden State knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby should not be obtained.

     3.22. Loan Portfolio. (a) Section 3.22 of the Golden State Disclosure Schedule sets forth the aggregate principal amount of all written or oral loan agreements, notes or borrowing arrangements (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $1,000,000, under the terms of which the obligor is, as of December 31, 1997, over 90 days delinquent in payment of principal or interest or in default of any other provision and, except as disclosed in
Section 3.22, neither Golden State nor any of its Subsidiaries is a party to any Loan with any director, executive officer or five percent or greater stockholder of Golden State or any of its Subsidiaries, or to the knowledge of Golden State, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.22 of the Golden State Disclosure Schedule sets forth as of December 31, 1997 (i) all of the Loans in original principal amount in excess of $1,000,000 of Golden State or any of its Subsidiaries that as of the date of this Agreement are classified by Golden State as "Special Mention", "Substandard", "Doubtful", "Loss", or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the Loans of Golden State and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category and (iii) each asset of Golden State that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

     (b) Each Loan in original principal amount in excess of $1,000,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     3.23. Reorganization. As of the date of this Agreement, Golden State has no reason to believe that any of the Mergers or the Subsidiary Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     3.24. Material Interests of Certain Persons. Except as disclosed in the Golden State Reports filed prior to the date of this Agreement, no officer or director of Golden State, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Golden State.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                              OF PARENT HOLDINGS

     Subject to Article II, Parent Holdings hereby represents and warrants to Golden State and Merger Sub as follows:

     4.1. Corporate Organization. (a) Parent Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent Holdings has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent Holdings is duly registered as a savings and loan holding company under the HOLA. The Third Restated Certificate of Incorporation and the By-laws of Parent Holdings, copies of which have previously been made available to Golden State, are true and correct copies of such documents as in effect as of the date of this Agreement.

     (b) FNH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CFB is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of CFB are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of Parent Holdings's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Parent Holdings has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of organization and by-laws of CFB, copies of which have previously been made available to Golden State, are true and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of Parent Holdings and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     4.2 Capitalization. (a) As of the date of this Agreement, (i) the authorized capital stock of Parent Holdings consists of 1,000 shares of Parent Holdings Common Stock and no shares of preferred stock and

(ii) the authorized capital stock of FNH consists of 800 shares of FNH Class A Common Stock, 200 shares of FNH Class B Common Stock and 24,000 shares of preferred stock, par value $1.00 per share ("FNH Preferred Stock"), of which 10,000 shares have been designated as Series A Cumulative Perpetual Preferred Stock (the "FNH Series A Preferred Stock"), and 2,000 shares have been designated as Series B Cumulative Perpetual Preferred Stock (the "FNH Series B Preferred Stock"). As of the date of this Agreement, there were (i) 1,000 shares of Parent Holdings Common Stock and no shares of preferred stock of Parent Holdings issued and outstanding, and no shares of Parent Holdings Common Stock held in its treasury and (ii) 800 shares of FNH Class A Common Stock, 200 shares of FNH Class B Common Stock, 1,666.667 shares of FNH Series A Preferred Stock and 45.32 shares of FNH Series B Preferred Stock issued and outstanding. As of the date of this Agreement, no shares of capital stock of Parent Holdings or FNH were reserved for issuance. All of the issued and outstanding shares of Parent Holdings Common Stock, FNH Class A Common Stock, FNH Class B Common Stock and FNH Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth on Section 4.2(a) of the Parent Holdings Disclosure Schedule, neither Parent Holdings nor FNH has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock of Parent Holdings or FNH or any other equity securities of Parent Holdings or FNH or any securities representing the right to purchase or otherwise receive any shares of capital stock of Parent Holdings or FNH or any other equity securities of Parent Holdings or FNH.

     (b) Section 4.2(b) of the Parent Holdings Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Parent Holdings. Except as set forth in Section 4.2(b) of the Parent Holdings Disclosure Schedule, Parent Holdings owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Parent Holdings, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Parent Holdings has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3. Authority; No Violation. (a) Each of Parent Holdings and FNH has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Parent Holdings and FNH, by the sole stockholder of Parent Holdings and by Parent Holdings and Ford as the stockholders of FNH, and no other corporate proceedings on the part of either Parent Holdings or FNH are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent Holdings and FNH and (assuming due authorization, execution and delivery by each of Golden State and Merger Sub) this Agreement constitutes a valid and binding obligation of each of Parent Holdings and FNH, enforceable against each of Parent Holdings and FNH in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) CFB has full corporate power and authority to execute and deliver the Bank Merger Agreement and the Management Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the Management Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of CFB. Upon the due and valid approval of the Bank Merger Agreement by FNH as the sole stockholder of CFB, and by the Board of Directors of CFB, no other corporate proceedings on the part of CFB will be necessary to consummate the transactions contemplated thereby. Each of the Bank Merger Agreement and the Management Agreement, upon execution and delivery by CFB, will be duly and validly executed and delivered by CFB and will (assuming due authorization, execution and delivery by the GFB) constitute a valid and binding obligation of CFB, enforceable against CFB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 4.3(c) of the Parent Holdings Disclosure Schedule, neither the execution and delivery of this Agreement by Parent Holdings or FNH or the Bank Merger Agreement and the Management Agreement by CFB, nor the consummation by Parent Holdings, FNH or CFB, as applicable, of the transactions contemplated hereby or thereby, nor compliance by Parent Holdings, FNH or CFB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent Holdings, or the certificate of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent Holdings or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent Holdings or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent Holdings or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     4.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the OTS under the HOLA and the Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement, (c) the approval and adoption of this Agreement and the Parent Plan of Merger by the requisite vote of the stockholders of Golden State, (d) approval of the listing of the Golden State Common Stock to be issued in the Merger on the NYSE, (e) the filing of the Certificates of Merger with the Secretary, (f) filings required by the Bank Merger Agreement, (g) the approval of the Bank Merger Agreement by the sole stockholder of CFB, and (h) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Holdings Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent Holdings and FNH of this Agreement, (2) the consummation by Parent Holdings and FNH of the Mergers and the other transactions contemplated hereby, (3) the execution and delivery by CFB of the Bank Merger Agreement and the Management Agreement and the consummation of the transactions contemplated by the Management Agreement, and (4) the consummation of CFB of the transactions contemplated by the Bank Merger Agreement.

     4.5. Reports. Parent Holdings and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent Holdings and its Subsidiaries, and except as set forth in
Section 4.5 of Parent Holdings Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Parent Holdings, investigation into the business or operations of Parent Holdings or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent Holdings or any of its Subsidiaries.

     4.6. Financial Statements. Parent Holdings has previously made available to Golden State copies of (a) the consolidated statements of financial condition of Parent Holdings and its Subsidiaries as of December 31 for the fiscal years 1995 and 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in Parent

Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Parent Holdings, and (b) the unaudited consolidated statements of financial condition of Parent Holdings and its Subsidiaries as of September 30, 1997 and September 30, 1996 and the related unaudited consolidated statements of operations, stockholder's equity and cash flows for the nine-month periods then ended as reported in Parent Holdings' Quarterly Report on Form 10-Q for the period ended September 30, 1997 filed with the SEC under the Exchange Act. The December 31, 1996 consolidated statement of financial position of Parent Holdings (including the related notes, where applicable) fairly presents the consolidated financial position of Parent Holdings and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed by Parent Holdings with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholder's equity and consolidated financial position of Parent Holdings and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent Holdings with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent Holdings with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent Holdings and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     4.7. Broker's Fees. Neither Parent Holdings nor any Subsidiary of Parent Holdings, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Option Agreement or the Bank Merger Agreement, except that Parent Holdings has engaged, and will pay a fee or commission to, Goldman, Sachs & Co. ("Goldman Sachs") in accordance with the terms of a letter agreement between Goldman Sachs and Parent Holdings, a true and correct copy of which has been previously made available by Parent Holdings to Golden State.

     4.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.8 of the Parent Holdings Disclosure Schedule, or as disclosed in any Parent Holdings Report (as defined in Section 4.12) filed with the SEC or the OTS prior to the date of this Agreement, since December 31, 1996, (i) neither Parent Holdings nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Parent Holdings.

     (b) Except as set forth in Section 4.8(b) of the Parent Holdings Disclosure Schedule or as disclosed in any Parent Holdings Report filed with the SEC or the OTS prior to the date of this Agreement, since September 30, 1997, Parent Holdings and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

     (c) Except as set forth in Section 4.8(c) of the Parent Holdings Disclosure Schedule, since December 31, 1997, neither Parent Holdings nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1997 (which amounts have been previously made available to Golden State), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

     4.9. Legal Proceedings. (a) Except as set forth in Section 4.9 of the Parent Holdings Disclosure Schedule, neither Parent Holdings nor any of its Subsidiaries is a party to any and there are no pending or, to the knowledge of Parent Holdings, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent Holdings or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent Holdings, any of its Subsidiaries or the assets of Parent Holdings or any of its Subsidiaries.

     4.10. Taxes. Except as set forth in Section 4.10 of the Parent Holdings Disclosure Schedule, each of Parent Holdings and its Subsidiaries has or will have prior to the Effective Time (i) duly and timely filed (including applicable extensions granted without penalty), or there has been filed on its behalf, all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete, and (ii) paid, or there has been paid on its behalf, in full or made provision in the financial statements of Parent Holdings (in accordance with GAAP) for all Taxes due or claimed to be due from it by any taxing authority with respect to all periods ending on or before the Effective Time. No deficiencies for any Taxes have been proposed, asserted, assessed or threatened in writing against or with respect to Parent Holdings or any of its Subsidiaries. Except as set forth in Section
4.10 of the Parent Holdings Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Parent Holdings or any of its Subsidiaries except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith, as to the fact or the amount of liability, by appropriate proceedings and that have been reserved against in accordance with GAAP, (ii) neither Parent Holdings nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers or extensions of the time to assess or collect any Taxes are pending or outstanding, (iii) with respect to each taxable period of Parent Holdings and its Subsidiaries, the federal and state income Tax Returns of Parent Holdings and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting Taxes with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Parent Holdings nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Parent Holdings is the parent of the group filing such Tax Return, (v) neither Parent Holdings nor any of its Subsidiaries is a party to, is bound by, or has an obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code),
(vi) neither Parent Holdings nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, (vii) no power of attorney which is currently in force has been granted by or with respect to Parent Holdings or any Subsidiary thereof with respect to any matter relating to Taxes; and (viii) no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to the Parent Holdings or its Subsidiaries. California Federal Preferred Capital Corporation ("CFPCC") (formerly First Nationwide Preferred Capital Corporation) was formed in 1996 and included in the 1996 consolidated federal income tax return of the affiliated group of which Mafco Holdings Inc. is the common parent and (i) has been at all times since January 1, 1997, and at the Effective Time will be, a "real estate investment trust" ("REIT") as defined in Section 856(a) of the Code, (ii) has met at all times since January 1, 1997, and at the Effective Time will meet, the requirements of Section 857(a) of the Code, (iii) has not been at any time since January 1, 1997, and at the Effective Time will not be, described in
Section 856(c)(7) of the Code, (iv) has not had at any time since January 1, 1997, and at the Effective Time will not have had, any "net income derived from prohibited transactions" within the meaning of Section 857(b)(6) of the Code and (v) has not, and at the Effective Time will not have, issued any stock or securities as part of a multiple party financing transaction described in Internal Revenue Service Notice 97-21, 1997-11 I.R.B. 2.

     4.11. Employees. (a) Section 4.11(a) of the Parent Holdings Disclosure Schedule sets forth a true and complete list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Parent Holdings Plans") by Parent Holdings, any of its Subsidiaries or by any trade or business, whether or not incorporated, which is owned by Parent Holdings or any of its Subsidiaries (a "Parent Holdings ERISA Affiliate"), all of which together with Parent Holdings would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Parent Holdings, any Subsidiary of Parent Holdings or any Parent Holdings ERISA Affiliate.

     (b) Parent Holdings has heretofore made available to Golden State each of the Parent Holdings Plans and all related documents, including but not limited to (i) the actuarial report for such Parent Holdings Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Parent Holdings Plan.

     (c) Except as set forth in Section 4.11(c) of the Parent Holdings Disclosure Schedule, (i) each of the Parent Holdings Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Parent Holdings Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Parent Holdings is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Parent Holdings Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Parent Holdings Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Holdings Plan's actuary with respect to such Parent Holdings Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Holdings Plan allocable to such accrued benefits, (iv) no Parent Holdings Plan provides welfare benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent Holdings or its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law or (x) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred (directly or indirectly) by Parent Holdings, its Subsidiaries or any Parent Holdings ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Parent Holdings, its Subsidiaries or a Parent Holdings ERISA Affiliate of incurring (directly or indirectly) a material liability thereunder, (vi) no Parent Holdings Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Parent Holdings, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Parent Holdings Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Parent Holdings nor its Subsidiaries has engaged in a transaction in connection with which Parent Holdings or its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Parent Holdings, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Holdings Plans or any trusts related thereto and
(x) the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, either alone or in conjunction with another event, including a termination of employment, will not (A) entitle any current or former employee or officer of Parent Holdings, any of its Subsidiaries or any Parent Holdings ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (B) accelerate the time of payment or vesting or increase in the amount or value of compensation or benefits due any such employee or officer.

     4.12. SEC Reports. Parent Holdings has previously made available to Golden State (to the extent filed prior to the date hereof) a true and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by Parent Holdings or any of its Subsidiaries with the SEC or the OTS pursuant to the Securities Act or the

Exchange Act (the "Parent Holdings Reports") and (b) communication mailed by Parent Holdings or any of its Subsidiaries to its shareholders since December 31, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent Holdings and each of its Subsidiaries has timely filed all Parent Holdings Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Holdings Reports complied with the published rules and regulations of the OTS and SEC, as applicable, with respect thereto.

     4.13. Parent Holdings Information. The information relating to Parent Holdings and its Subsidiaries which is provided by Parent Holdings to Golden State for inclusion in the Proxy Statement, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

     4.14. Compliance with Applicable Law. Parent Holdings and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent Holdings or any of its Subsidiaries, and neither Parent Holdings nor any of its Subsidiaries knows of, or has received notice of violation of, any violations of any of the above.

     4.15. Ownership of Golden State Common Stock; Affiliates and Associates.
(a) Except for the Option Agreement, neither Parent Holdings nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Golden State (other than shares held in a fiduciary capacity or in respect of a debt previously contracted).

     (b) Neither Parent Holdings nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL Section 203(c)(1)) or an "associate" (as such term is defined in DGCL Section 203(c)(2)) of Golden State or a "Related Person" (as such term is defined in Article Seventh of Golden State's Certificate of Incorporation).

     4.16. Agreements with Regulatory Agencies. Except as set forth in Section
4.16 of the Parent Holdings Disclosure Schedule, neither Parent Holdings nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
4.16 of the Parent Holdings Disclosure Schedule, a "Parent Holdings Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent Holdings or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Parent Holdings Regulatory Agreement.

     4.17. Approvals. As of the date of this Agreement, Parent Holdings knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Mergers and the Subsidiary Merger) should not be obtained.

     4.18. Reorganization. As of the date of this Agreement, Parent Holdings has no reason to believe that any of the Mergers or the Subsidiary Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     4.19. Certain Contracts. (a) Except as set forth in Section 4.19(a) of the Parent Holdings Disclosure Schedule and except for this Agreement, the Stock Option Agreement, the Bank Merger Agreement and the Management Agreement, neither Parent Holdings nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Golden State, GFB, Parent Holdings, the Surviving Bank or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Holdings Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, or (v) which materially restricts the conduct of any line of business by Parent Holdings or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.19(a), whether or not set forth in Section 4.19(a) of the Parent Holdings Disclosure Schedule, is referred to herein as a "Parent Holdings Contract". Parent Holdings has previously delivered or made available to Golden State true and correct copies of each Parent Holdings Contract.

     (b) Except as set forth in Section 4.19(b) of the Parent Holdings Disclosure Schedule, (i) each Parent Holdings Contract is valid and binding and in full force and effect, (ii) Parent Holdings and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Holdings Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Parent Holdings or any of its Subsidiaries under any Parent Holdings Contract, and (iv) no other party to any Parent Holdings Contract is, to the knowledge of Parent Holdings, in default in any respect thereunder.

     4.20. Environmental Matters. Except as set forth in Section 4.20 of the Parent Holdings Disclosure Schedule:

     (a) Each of Parent Holdings and its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all Environmental Laws;

     (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Parent Holdings, threatened, before any Governmental Entity or other forum in which Parent Holdings, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Parent Holdings or any of its Subsidiaries, any Participation Facility or any Loan Property;

     (c) During the period of (x) Parent Holdings' or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Parent Holdings' or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) to the knowledge of Parent Holdings, Parent Holdings' or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent Holdings; and

       (d) The following definitions apply for purposes of this Section 4.20:

         (x) "Loan Property" means any property in which Parent Holdings or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Parent Holdings or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.


     4.21. Derivative Transactions. Except as set forth in Section 4.21 of the Parent Holdings Disclosure Schedule, since December 31, 1997, neither Parent Holdings nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or
(ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by Parent Holdings or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Parent Holdings and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Parent Holdings and such Subsidiaries in accordance with GAAP consistently applied, and neither Parent Holdings nor any of its Subsidiaries has any open exposure with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) as of the date hereof.


     4.22. Loan Portfolio. (a) Section 4.22 of the Parent Holdings Disclosure Schedule sets forth the aggregate principal amount of all written or oral loan agreements, notes or borrowing arrangements (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $1,000,000, under the terms of which the obligor is, as of December 31, 1997, over 90 days delinquent in payment of principal or interest or in default of any other provision and, except as disclosed in
Section 4.22, neither Parent Holdings nor any of its Subsidiaries is a party to any Loan with any director, executive officer or five percent or greater stockholder of Parent Holdings or any of its Subsidiaries, or to the knowledge of Parent Holdings, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.22 of the Parent Holdings Disclosure Schedule sets forth as of December 31, 1997
(i) all of the Loans in original principal amount in excess of $1,000,000 of Parent Holdings or any of its Subsidiaries that as of the date of this Agreement are classified by Parent Holdings as "Special Mention", "Substandard", "Doubtful", "Loss", or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the Loans of Parent Holdings and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category and
(iii) each asset of Parent Holdings that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.


     (b) Each Loan in original principal amount in excess of $1,000,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.


     4.23. Material Interests of Certain Persons. Except as disclosed in the Parent Holdings Reports filed prior to the date of this Agreement, no officer or director of Parent Holdings, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Parent Holdings.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. Covenants Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement, the Management Agreement or the Option Agreement or with the prior written consent of the other parties hereto, each of Golden State and Parent Holdings shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth on Section
5.1 of the applicable Disclosure Schedule or as otherwise contemplated by this Agreement, the Bank Merger Agreement, the Management Agreement or the Option Agreement or consented to in writing by the other parties hereto, neither Golden State nor Parent Holdings shall, and neither of them shall permit any of its Subsidiaries to:

     (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than (1) in the case of Golden State, dividends payable on the outstanding shares of Series A Preferred Stock in accordance with the provisions of the certificate of designations for such preferred stock, (2) in the case of Parent Holdings and its Subsidiaries, dividends payable on the outstanding shares of preferred stock in accordance with the provisions of the applicable charter, certificate of incorporation or certificate of designations for such preferred stock, (3) in the case of any Subsidiary of Golden State or Parent Holdings, as applicable, the payment of dividends to the extent necessary to enable its direct and indirect parent companies to pay all preferred stock dividends and all principal and interest payments on its outstanding debt obligations, to enable FNH to redeem its outstanding shares of FNH Preferred Stock as permitted by Section 5.1(b)(ii)(D), to fund the cash settlement of Golden State Options (as defined herein) contemplated by Section 6.5 hereof, or to enable CFPCC to maintain its status as a REIT, and (4) any payments made to holders of the CALGZs, CALGLs or LTWs in accordance with the terms of such securities;

     (b) (i) split, combine or reclassify any shares of its capital stock or, other than the LTWs, issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of shares in a fiduciary capacity or in respect of a debt previously contracted) any shares of its capital stock or the capital stock of any of its Subsidiaries, or any securities convertible into or exercisable for any shares of its capital stock or the capital stock of any of its Subsidiaries, or any CALGZs, CALHZs or LTWs, except (A) in the case of Golden State, for repurchases by Golden State of Golden State Common Stock made prior to the commencement of the 30 trading-day period contemplated by the definition of "Average Daily Price" and in an amount not to exceed the aggregate number of shares of Golden State Common Stock issued pursuant to the Redfed Merger Agreement, (B) in addition to the repurchases contemplated by the preceding clause (A), Golden State may use all proceeds obtained through the exercise of outstanding Golden State Options, Five-Year Warrants and Seven Year Warrants to repurchase shares of its Common Stock, (C) Golden State may redeem its outstanding shares of Golden State Preferred Stock in accordance with the terms of the Certificate of Designations relating thereto, and (D) FNH may redeem its outstanding shares of FNH Series A Preferred Stock and FNH Series B Preferred Stock;

     (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of the LTWs and the issuance of Golden State Common Stock pursuant to (i) stock options or similar rights to acquire Golden State Common Stock granted pursuant to the Golden State Option Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms, (ii) the CENFED Merger Agreement and the Redfed Merger Agreement,

   (iii) the exercise of Five-Year Warrants or Seven-Year Warrants outstanding prior to the date of this Agreement and in each case in accordance with their present terms, (iv) the conversion of shares of Series A Preferred Stock in accordance with their terms, and (v) the exercise of LTWs in accordance with their terms;

       (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

     (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that a party hereto may communicate information about any such takeover proposal to its stockholders if, in the judgment of such party's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. Golden State and Parent Holdings shall immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than the parties hereto and their representatives with respect to any of the foregoing. Each party shall take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1(e). Golden State will notify Parent Holdings, and Parent Holdings will notify Golden State, immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, such party, and such party will promptly inform the other in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Golden State or Parent Holdings or any Subsidiary thereof or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Golden State or Parent Holdings or any Subsidiary thereof other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Option Agreement;

     (f) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $10,000,000 in the aggregate (excluding, in the case of Parent Holdings or any Subsidiary, capital expenditures made in connection with the consummation of the transactions contemplated hereby);

       (g) enter into any new line of business;

     (h) other than as contemplated by the CENFED Merger Agreement and the Redfed Merger Agreement, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to such party and its Subsidiaries, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

     (i) take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or that is intended or may reasonably be expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied;

     (j) change its methods of accounting in effect at September 30, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by such party's independent auditors;

     (k) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

     (l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

     (m) other than (i) as a result of the CENFED Merger or the Redfed Merger or as required to fund the cash settlement of Golden State Options contemplated by Section 6.5 hereof or (ii) in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

     (n) other than in connection with the CENFED Merger and the Redfed Merger, file any application to relocate or terminate the operations of any banking office;

     (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease or contract the term of which expires prior to the Closing Date;

     (p) other than in prior consultation with the other parties hereto, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (q) take or cause to be taken any action which would disqualify the Mergers or the Bank Merger as tax free reorganizations under Section 368(a) of the Code;

     (r) reduce, or authorize the reduction of, the exercise, conversion or "strike" price of any of any warrants, options or other rights to acquire any of its securities; or

     (s) agree to do any of the foregoing.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1. Regulatory Matters. (a) Golden State shall promptly prepare and file with the SEC the Proxy Statement and shall thereafter mail the Proxy Statement to its stockholders. Golden State shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement, and Parent Holdings shall furnish all information concerning Parent Holdings as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Mergers and the Subsidiary Merger). Each of Parent Holdings and Golden State shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent Holdings or Golden State, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information (other than pro forma financial information or financial projections) provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other appraised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Each of Parent Holdings and Golden State shall, upon request, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent Holdings, Golden State or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

     (d) Each of Parent Holdings and Golden State shall promptly furnish the other with copies of written communications received by it or any of its Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Parent Holdings and Golden State shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither Parent Holdings nor Golden State nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) All information furnished by any party hereto or its Subsidiaries (the "Delivering Party") to any other party hereto or its Subsidiaries (the "Receiving Party") or their representatives pursuant hereto shall be treated as the sole property of the Delivering Party and, if the Mergers shall not occur, the Receiving Party and its representatives shall return to the Delivering Party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Receiving Party shall, and shall use its reasonable best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which
(x) was already in the Receiving Party's possession prior to the disclosure thereof by the Delivering Party; (y) was then generally known to the public; or
(z) was disclosed to the Receiving Party by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order (which the Receiving Party shall use reasonable best efforts to obtain) or the receipt of a waiver hereunder the Receiving party is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the Delivering Party to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Receiving Party may disclose such information to such tribunal or governmental body or agency without liability hereunder.

     (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other party set forth herein.

     6.3. Stockholder Meeting. Golden State shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date of this Agreement for the purpose of voting upon the approval and adoption of this Agreement and the Parent Plan of Merger. Golden State shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Parent Plan of Merger and such other matters as may be submitted to its stockholders in connection with this Agreement.

     6.4. Legal Conditions to Merger. Each of Parent Holdings and Golden State shall, and shall cause its Subsidiaries to, use its reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Mergers or the Subsidiary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent Holdings or Golden State or any of their respective Subsidiaries in connection with the Mergers and the Subsidiary Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

     6.5. Cash-out of Stock Options. Each holder of an option to purchase Golden State Common Stock (a "Golden State Option") granted under Golden State's Stock Option and Long-Term Performance Incentive Plan or under existing stock option plans of CENFED or Redfed which are assumed by Golden State in connection with the CENFED Merger and the Glenfed Merger, respectively (collectively, the "Golden State Option Plans") which is outstanding and unexercised on the day immediately prior to the Closing Date may elect, by giving written notice to Golden State on or prior to the second business day prior to the Closing Date, to surrender such Golden State Option in exchange for a lump sum cash payment in an amount equal to the sum of (x)(i) the Average Daily Price less the per share exercise price of such Golden State Option, multiplied by (ii) the number of shares of Golden State Common Stock covered by such Golden State Option, plus (y) at the election of the holder thereof, either (i) one LTW in respect of each share of Golden State Common Stock underlying such Golden State Option, or (ii) the product of the number of shares of Golden State Common Stock underlying such Golden State Option and the Average Daily LTW Price, whereupon such Golden State Option shall terminate and be of no further force and effect. All such cash payments shall be paid by Golden State on the day immediately prior to the Closing Date.

     6.6. Employee Benefit Plans; Existing Agreements. (a) As soon as practicable following the Effective Time, the employees of GFB (the "GFB Employees") shall be entitled to participate in the employee benefit plans of CFB in which similarly situated employees of CFB participate, to the same extent as similarly-situated employees of CFB (it being understood that inclusion of GFB Employees in CFB's employee benefit plans may occur at different times with respect to different plans).

     (b) With respect to each CFB Plan that is an "employee benefit plan," as defined in Section 3(3)of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with GFB shall be treated as service with CFB; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. GFB Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the CFB Plan.

     (c) Following the Effective Time, the Surviving Corporation shall honor and shall cause CFB to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing on or prior to the execution of this Agreement which are between Golden State or

GFB and any director, officer or employee thereof and which have been disclosed in the Golden State Disclosure Schedule and previously have been delivered to Parent Holdings (provided that nothing in this Section 6.6(c) shall be deemed to adversely affect the rights of any party to or beneficiary of any such employment, severance and compensation agreements and arrangements under the same, whether or not disclosed in the Golden State Disclosure Schedule or previously delivered to Parent Holdings). Notwithstanding anything to the contrary contained in this Agreement, Parent Holdings or the Surviving Corporation, as the case may be, shall take and shall cause CFB to take all actions necessary to effect the items set forth in Section 6.6 of the Golden State Disclosure Schedule, and Section 6.6 of the Golden State Disclosure Schedule shall be deemed incorporated into this Section 6.6(c).

     6.7. Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Golden State or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Golden State, any of the Subsidiaries of Golden State or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the extent permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (1) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Surviving Corporation shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (except that if counsel for the Indemnified Parties reasonably advises that there are issues that raise conflicts of interest among the Indemnified Parties, the Indemnified Parties may retain separate counsel paid for by the Surviving Corporation to the extent reasonably necessary to remove such conflicts), (3) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 6.7 except to the extent such failure to notify prejudices the Surviving Corporation. The Surviving Corporation's obligations under this
Section 6.7 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Parent Holdings shall use its reasonable best efforts to cause the persons serving as officers and directors of Golden State immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by annual policies of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms and conditions which are not less advantageous to such directors and officers of Golden State than the terms and conditions of the existing policy of Golden State with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that Parent Holdings shall not be required as to any such policy to pay premiums in excess of 300% of the amount currently expended annually be Golden State to obtain such insurance, and if such insurance cannot be obtained for such premium Parent Holdings shall obtain for such persons the maximum coverage that may be obtained for such premiums.

     (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this section.

     (d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.8. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Corporation.

     6.9. Advice of Changes. Each of Parent Holdings and Golden State shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.10. Execution and Authorization of Bank Merger Agreement. As soon as reasonably practicable after the date of this Agreement, (a) FNH shall (i) cause the Board of Directors of CFB to approve the Bank Merger Agreement, (ii) cause CFB to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of CFB, and (b) GFC shall (i) cause the Board of Directors of GFB to approve the Bank Merger Agreement, (ii) cause GFB to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of GFB. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

     6.11. Board of Directors. Golden State shall use its best efforts to obtain on or prior to the Closing Date the signed resignations of all of the directors of Golden State and each of its Subsidiaries other than five directors (the "GSB Directors") who shall remain on the Board of Directors of Golden State following the Effective Time. The five GSB Directors remaining on the Board of Directors of Golden State following the Effective Time shall be apportioned among the three classes of Golden State directors such that at least one but no more than two of such five directors shall serve in each of the three classes of director following the Effective Time. Effective as of the Closing Date, Golden State shall cause its Board of Directors to be expanded to fifteen members and to appoint ten persons designated by the Board of Directors of Parent Holdings to fill the vacancies on Golden State's Board of Directors resulting from the aforementioned resignations and such increase as of the Effective Time. From and after the Effective Time until the earlier of a Change in Control (as defined in the Management Agreement) or the resolution of all matters relating to the Glendale Litigation and the LTWs, the Surviving Corporation shall continue to elect each GSB Director to the Board of Directors of the Surviving Bank and to include each GSB Director or his successor as designated by such GSB Directors on the list of nominees for director presented by the Board of Directors of the Surviving Corporation at any annual meeting of stockholders of the Surviving Corporation at which such GSB Director's term shall expire, and, subject to the Management Agreement, the Surviving Corporation shall cause each GSB Director while such GSB Director is serving on the Board of Directors of the Surviving Corporation or the Surviving Bank to be appointed as a member of the Glendale Committee (as defined in the Management Agreement) and shall maintain such Glendale Committee as contemplated by the Management Agreement. The provisions of the immediately preceding sentence shall be enforceable by each such GSB Director and any such successor.

     6.12. Registration Rights Agreement. On or prior to the Closing Date, Golden State shall enter into the Registration Rights Agreement.

     6.13. Distribution and Listing of LTWs; Amendment of Certificate of Incorporation. Golden State shall take all actions necessary, and shall use its reasonable best efforts, to cause the issuance and distribution of the LTWs to the stockholders of Golden State as soon as practicable following the date hereof and shall use its best efforts to cause the LTWs to be listed on the NYSE or Nasdaq. The terms of the LTWs shall be substantially as set forth on Annex E to this Agreement. Golden State shall use its reasonable best efforts to effect an amendment to its Certificate of Incorporation to increase the total number of shares of Golden State Common Stock authorized thereunder to 250,000,000. From and after the Effective Time, the Surviving Corporation shall honor the LTWs in accordance with their terms.

     6.14. Tax Sharing Agreement. (a) For any taxable period ending after the Effective Time, (i) Golden State shall, at the Effective Time, replace Mafco Holdings Inc. under the tax sharing agreement entered into on January 1st, 1994, between Mafco Holdings Inc., FNH, and First Madison Bank, FSB, the predecessor of CFB (the "Tax Sharing Agreement") and will assume all of the rights and obligations of Mafco Holdings Inc. under the Tax Sharing Agreement with respect to such taxable periods; (ii) Merger Sub shall, at the Effective Time, replace FNH under the Tax Sharing Agreement and will assume all of the rights and obligations of FNH under the Tax Sharing Agreement with respect to such taxable periods; and (iii) CFB shall continue to be bound by the Tax Sharing Agreement.

     (b) For any taxable period ending on or before the Effective Time (i) Merger Sub shall be at the Effective Time the successor to FNH pursuant to the Tax Sharing Agreement, and will assume all of the rights and obligations of FNH under the Tax Sharing Agreement; and (ii) CFB and MAFCO Holdings, Inc. shall continue to be bound by the Tax Sharing Agreement.

     6.15. Transfer and Similar Taxes. Each party to this Agreement, shall promptly pay all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon such party incurred in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"), and each such party shall, at its own expense, procure any stock transfer stamps required by, and accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

     6.16. Purchases of Golden State Securities. Parent Holdings shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire, directly or indirectly (other than in a fiduciary capacity or in respect of a debt previously contracted or as contemplated by the Option Agreement), any shares of capital stock of Golden State (x) during the period beginning fourteen days prior to the 30 trading-day period contemplated by the definition of "Average Daily Price" in Section 1.3 of this Agreement and ending on the Closing Date, or (y) at any time prior to the Closing Date, if the purchase price paid in such transaction would be more than $30.00 per share.

     6.17. Stock Exchange Listing. Golden State shall use its reasonable best efforts to cause the shares of Golden State Common Stock to be issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance.

     6.18. Certain Agreements of FGH, Parent Holdings and Ford. (a) FGH represents and warrants that FGH is the record or beneficial owner of 100% of the outstanding shares of Parent Holdings Common Stock (the "Parent Shares") and that FGH is the lawful owner of all such shares, free and clear of all liens, charges, encumbrances, voting agreements (other than as set forth below) and commitments of every kind. Parent Holdings and Ford represent and warrant that Parent Holdings and Ford are the lawful record or beneficial owners of 800 shares of FNH Class A Common Stock and 200 shares of FNH Class B Common Stock (collectively, the "FNH Shares"), respectively, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind.

     (b) FGH agrees that, prior to the Effective Time, FGH will not, and will use its reasonable best efforts to cause any affiliate thereof not to, contract to sell, sell or otherwise transfer or dispose of any of the Parent Shares, or the FNH Shares owned by Parent Holdings, and Ford agrees that, prior to the Effective Time, Ford will not, and will use its reasonable best efforts to cause any affiliate thereof not to, contract to sell, sell or otherwise transfer or dispose of any of the FNH Shares owned by Ford, or in each case any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than pursuant to the Mergers or with Golden State's prior written consent.

     (c) Each of FGH and Ford represents and warrants that it is not the beneficial or record owner, directly or indirectly, of any shares of capital stock of Golden State (other than those held by a subsidiary in a fiduciary capacity or in respect of a debt previously contracted or, in the case of FGH, pursuant to the Option Agreement). Each of Ford and FGH agrees that it shall not, and shall use its reasonable best efforts to cause its affiliates (other than those affiliates that are parties to this Agreement) not to, purchase or otherwise acquire, directly or indirectly (other than in a fiduciary capacity or in respect of a debt previously contracted or as contemplated by the Option Agreement), any shares of Golden State Common Stock (i) during the period beginning fourteen days prior to the 30 trading-day period contemplated by the definition of "Average Daily Price" in Section 1.3 of this Agreement and ending on the Closing Date, or (y) at any time prior to the Closing Date, if at a purchase price in excess of $30.00 per share.

     (d) FGH agrees that all of the Parent Shares beneficially owned thereby, or over which FGH has voting power or control, directly or indirectly, will be voted in favor of this Agreement and the Parent Plan of Merger and the transactions contemplated thereby, and against any proposal by a party other than Golden State for a business combination, merger, consolidation or similar transaction.

     6.19. Bank Charter Amendment. Prior to the Effective Time, Parent Holdings shall use its commercially reasonable efforts to cause CFB to amend its federal stock charter for the purposes of granting to the holders of preferred stock of CFB and to the holders of the CALGZs and the CALGLs voting rights not to exceed in the aggregate 10% of the voting power of all voting securities of CFB.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation To Effect the Mergers. The respective obligation of each party hereto to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement and the Parent Plan of Merger shall have been approved and adopted by the requisite votes of the holders of the outstanding capital stock of Golden State under applicable law and the Certificate of Incorporation and By-laws of Golden State.

     (b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Mergers and the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Mergers, the Subsidiary Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Mergers or the Subsidiary Merger.

     (d) Amendment to Certificate of Incorporation. Golden State shall have effected an amendment to its Certificate of Incorporation to increase the total number of shares of Golden State Common Stock authorized thereunder to 250,000,000.

     7.2. Conditions to Obligations of Parent Holdings and FNH. The obligation of Parent Holdings and FNH to effect the Mergers is also subject to the satisfaction or waiver by Parent Holdings and FNH at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. (i) Subject to Section 2.2, the representations and warranties of Golden State set forth in this Agreement (other than those set forth in Sections 3.2 and 3.17) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Golden State set forth in Sections 3.2 and 3.17 of this Agreement shall be true and correct in all material respects (without giving effect to Section 2.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent Holdings shall have received a certificate signed on behalf of Golden State by the Chief Executive Officer and the Chief Financial Officer of Golden State to the foregoing effect.

     (b) Performance of Obligations of Golden State and Merger Sub. Golden State and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Parent Holdings shall have received a certificate signed on behalf of Golden State by the Chief Executive Officer and the Chief Financial Officer of Golden State to such effect.

     (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

     (d) Federal Tax Opinion. Parent Holdings shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent Holdings ("Parent Holdings's Counsel"), dated the Effective Date, in form and substance reasonably satisfactory to Parent Holdings, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Mergers and Subsidiary Merger will be treated as reorganizations within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

         (i) No gain or loss will be recognized by Golden State, Merger Sub, Parent Holdings or FNH as a result of the Mergers;

         (ii) No gain or loss will be recognized by CFB or GFB as a result of the Subsidiary Merger (except to the extent CFB or GFB may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Merger); and

         (iii) No gain or loss will be recognized by the shareholders of Parent Holdings or FNH solely as a result of the receipt of Golden State Common Stock at the Effective Time in exchange for Parent Holdings Common Stock or FNH Class B Common Stock pursuant to the Mergers.

In rendering such opinion, Parent Holding's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent Holdings, FNH, CFB, Golden State, Merger Sub, GFB and others, including FGH and Ford, reasonably satisfactory in form and substance to such counsel.

     (e) Board of Directors. Golden State shall have received the director resignations, and the Golden State Board of Directors shall have been expanded, in each case as contemplated by Section 6.11, and the vacancies resulting from such resignations and expansion shall have been filled as contemplated by Section 6.11.

     (f) Registration Rights Agreement. Golden State shall have executed the Registration Rights Agreement.

     (g) Distribution of LTWs. Golden State shall have issued and distributed to its stockholders the LTWs as contemplated by Section 6.13.

     (h) Listing of Shares. The shares of Golden State Common Stock to be issued upon consummation of the Mergers pursuant to Section 1.3 shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     7.3. Conditions to Obligations of Golden State and Merger Sub. The obligations of Golden State and Merger Sub to effect the Mergers are also subject to the satisfaction or waiver by Golden State and Merger Sub at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. (i) Subject to Section 2.2, the representations and warranties of Parent Holdings, Ford and FGH set forth in this Agreement (other than those representations of Parent Holdings, FGH and Ford set forth in Sections 4.2 and 6.18) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Parent Holdings, Ford and FGH set forth in Sections 4.2 and 6.18 of this Agreement shall be true and correct in all material respects (without giving effect to Section 2.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Golden State shall have received a certificate signed on behalf of Parent Holdings by the Executive Vice President and any Vice President of Parent Holdings to the foregoing effect.

     (b) Performance of Obligations of Parent Holdings and FNH. Parent Holdings and FNH shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Golden State shall have received a certificate signed on behalf of Parent Holdings by the Executive Vice President and any Vice President of Parent Holdings to such effect.

     (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

     (d) Federal Tax Opinion. Golden State shall have received an opinion of Wachtell, Lipton, Rosen & Katz ("Golden State's Counsel"), in form and substance reasonably satisfactory to Golden State, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Mergers and the Subsidiary Merger will be treated as reorganizations within the meaning of Section 368(a) of the Code and that accordingly for federal income tax purposes:

         (i) No gain or loss will be recognized by Golden State, Merger Sub, Parent Holdings or FNH as a result of the Mergers;

         (ii) No gain or loss will be recognized by CFB or GFB as a result of the Subsidiary Merger (except to the extent CFB or GFB may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Merger); and

         (iii) No gain or loss will be recognized by the shareholders of Parent Holdings or FNH solely as a result of the receipt of Golden State Common Stock at the Effective Time in exchange for Parent Holdings Common Stock or FNH Class B Common Stock pursuant to the Mergers.

In rendering such opinion, Golden State's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent Holdings, FNH, CFB, Merger Sub, GFB and others, including FGH and Ford, reasonably satisfactory in form and substance to such counsel.

     (e) Distribution of LTWs. Golden State shall have issued and distributed to its stockholders the LTWs as contemplated by Section 6.13.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of Golden State:

     (a) by mutual consent of Golden State and Parent Holdings in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either Golden State or Parent Holdings upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Mergers or the Subsidiary Merger;

     (c) by either Parent Holdings or Golden State if the Mergers shall not have been consummated on or before December 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (d) by either Parent Holdings or Golden State (provided that if the terminating party is Golden State, Golden State shall not be in material breach of any of its obligations under Section 6.3) if any approval of the stockholders of Golden State required for the consummation of the Mergers shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

     (e) by either Parent Holdings or Golden State (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by Golden State) or Section 7.3(a) (in the case of a breach of representation or warranty by Parent Holdings); or

     (f) by either Parent Holdings or Golden State (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

     8.2. Effect of Termination; Expenses. In the event of termination of this Agreement by either Parent Holdings or Golden State as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.2(b), 8.2 and 9.4 shall survive any termination of this Agreement,
(ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this

Agreement, and (iii) in the event that both an Initial Triggering Event and a Subsequent Triggering Event (each as defined in the Option Agreement) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in the Option Agreement), then, in addition to any rights which Parent Holdings may have under the Option Agreement, Golden State shall pay to Parent Holdings a cash termination fee of $50 million. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of the Subsequent Triggering Event. Subject to the foregoing, the fee payable pursuant to this Section 8.2 shall be payable by Golden State regardless of any prior or subsequent termination of this Agreement.

     8.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Golden State. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions which relate to actions to be taken at the Closing)(the "Closing Date"), at the offices of CFB, unless another time, date or place is agreed to in writing by the parties hereto. At the Closing, upon surrender by FGH and Ford of the certificates representing the Parent Shares and FNH Shares owned by them, Golden State shall issue, or cause to be issued, to each of FGH and Ford, in the manner specified by them, certificates representing the shares of Golden State Common Stock which they shall be entitled to receive pursuant to Section 1.3 of this Agreement.

     9.2. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent Holdings shall be entitled to revise the structure of the Mergers and/or the Subsidiary Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not change the amount of consideration to be received by the stockholders of Parent Holdings and FNH, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be materially prejudicial to the interests of the stockholders of Golden State. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     9.3. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement and the Management Agreement which shall terminate in accordance with their respective terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, provided, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

     9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (a) if to Parent Holdings, FNH or FGH, to:

      MacAndrews & Forbes Holdings Inc.
      35 East 62nd Street
      New York, New York 10021
      Attention: General Counsel
      with a copy to:

      Skadden, Arps Slate, Meagher
       & Flom LLP
      919 Third Avenue
      New York, New York 10022
      Attn: Fred B. White, III, Esq.

   (b) if to Golden State and Merger Sub, to:

      Golden State Bancorp Inc.
      414 North Central Avenue
      Glendale, California 91203
      Attention: Chief Executive Officer
      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 W. 52nd Street
      New York, New York 10019
      Attn: Edward D. Herlihy, Esq.

   c) if to Ford, to:

     Hunter's Glen/Ford, Ltd.
     c/o Gerald J. Ford
     California Federal Bank
     200 Crescent Court, Suite 1350
     Dallas, Texas 75201

     9.6. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 4, 1998.

     9.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.8. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Parent Plan of Merger, the FNH Plan of Merger, the Bank Merger Agreement, the Management Agreement and the Option Agreement.


     9.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.


     9.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.2(b) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.



     9.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


     9.12. Publicity. Except as otherwise required by law or the rules of the NYSE or Nasdaq, if applicable, so long as this Agreement is in effect, neither Parent Holdings nor Golden State shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Without limiting the foregoing, the parties shall cooperate in any investor or analyst presentation or conferences in respect of the transactions contemplated by this Agreement.


     9.13. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided in this Agreement and in the documents expressly incorporated herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.



                                   GOLDEN STATE BANCORP INC.


                                   By /s/ Stephen J. Trafton
                                      -----------------------------------------
                                      Name: Stephen J. Trafton
                                      Title: Chairman, President and Chief
                                           Executive
                                           Officer


                                   GOLDEN STATE FINANCIAL CORPORATION


                                   By /s/ Stephen J. Trafton
                                      -----------------------------------------
                                      Name: Stephen J. Trafton
                                      Title: Chairman, President and Chief
                                             Executive
                                             Officer


                                   FIRST NATIONWIDE (PARENT) HOLDINGS INC.


                                   By /s/ Howard Gittis
                                      -----------------------------------------
                                      Name: Howard Gittis
                                      Title: Vice Chairman


                                   FIRST NATIONWIDE HOLDINGS INC.


                                   By /s/ Howard Gittis
                                      -----------------------------------------
                                      Name: Howard Gittis
                                      Title: Vice Chairman


                                   FIRST GIBRALTAR HOLDINGS INC.


                                   By /s/ Howard Gittis
                                      -----------------------------------------
                                      Name: Howard Gittis
                                      Title: Vice Chairman


                                   HUNTER'S GLEN/FORD, LTD.


                                   By /s/ Gerald J. Ford
                                      -----------------------------------------
                                      Name: Gerald J. Ford
                                      Title: General Partner

                                AMENDMENT NO. 1

     AMENDMENT NO. 1, dated as of July 13, 1998, by and among First Nationwide (Parent) Holdings Inc., a Delaware corporation, First Nationwide Holdings Inc., a Delaware corporation, Golden State Bancorp Inc., a Delaware corporation, Golden State Financial Corporation, a Delaware corporation, First Gibraltar Holdings Inc., a Delaware corporation, and Hunter's Glen/Ford Ltd., Texas limited partnership (collectively, the "Parties"), to the Agreement and Plan of Reorganization (the "Agreement"), dated as of February 4, 1998, by and among the Parties. Capitalized terms which are not otherwise defined herein shall have the meanings set forth in the Agreement.

     WHEREAS, in accordance with Section 8.3 of the Agreement, the Parties desire to amend the Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the Parties hereby agree as follows:

     1. Section 1.6(c)(ii)(C) of the Agreement is hereby amended by adding the following new language at the end of subsection (3) thereof after the words "Effective Date" but before the period:

        , plus

     (4) if the closing of the sale of assets and the assumption of liabilities contemplated by the Purchase and Sale Agreement, dated as of March 29, 1998, by and between CFB and Union Planters Bank of Florida(the "Florida Branch Sale"), occurs on or before the Effective Date, then for the first Taxable Period immediately following the Effective Date, any federal income tax savings resulting from the Florida Branch Sale. For this purpose, the amount of federal income tax savings resulting from the Florida Branch Sale shall be an amount equal to (i) the product of the amount of the gain recognized by CFB for federal income tax purposes as a result of the Florida Branch Sale and the highest marginal federal income tax rate applicable to corporations for the taxable year in which the Florida Branch Sale occurs, less (ii) the amount of any federal income taxes actually paid as a result of such sale (including any payment in lieu of federal income taxes under the Tax Sharing Agreement(as defined in Section 6.14)) by CFB.

     2. Section 1.6(c)(ii)(A) of the Agreement is hereby amended by adding the following new sentence at the end of such section:

     In the calculation of the Tax Benefits there shall be excluded any deductions resulting from or arising in connection with the refinancing of all of the long-term debt of FNH and Parent Holdings and the purchasing of all of the preferred stock of CFB, in each case outstanding as of the date hereof, pursuant to the refinancing transactions contemplated to be consummated immediately after the consummation of the transactions contemplated by this Agreement, or any transactions with substantially similar purpose or effect.

     3. Section 6.7(b) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 6.7(b):

     Parent Holdings shall use its reasonable best efforts to cause the persons serving as officers and directors of Golden State immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (the "Coverage Period") by the directors' and officers' liability insurance policy maintained by Golden State (except that effective as of the Effective Time the single aggregate coverage limit shall be increased to $100 million, and provided that Parent Holdings may substitute for such policy, as amended pursuant hereto, policies of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms and conditions which are not less advantageous to such directors and officers of Golden State than the terms and conditions of such policy, as amended pursuant hereto) with respect to acts and omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that Parent Holdings shall not be required as to any such policy to pay premiums in excess of 300% of the amount currently expended annually by Golden State to obtain such insurance, and if such insurance cannot be obtained for such premium Parent Holdings shall obtain for such persons the maximum coverage that may be obtained for such premiums. It is the understanding of the parties hereto that the obligations of Parent Holdings contemplated by the preceding sentence are expected to be satisfied through the purchase by Parent Holdings, by means of the payment of a single premium prior to the Effective Time, of a directors' and officers' liability insurance policy with a single aggregate coverage limit of $100 million, and shall be so satisfied for so long as such policy remains in effect during the Coverage Period.


     4. Section 6.14(a)(ii) and Section 6.14(b)(i) of the Agreement are hereby amended by deleting the words "Merger Sub" and inserting instead the words "New FNH".


     5. All references to "this Agreement" in the Agreement shall be deemed to refer to the Agreement as amended hereby.


     6. Each of the Parties represents to the other that (i) it has full corporate (or partnership) power and authority to execute and deliver this Amendment and, subject to the terms and conditions set forth in the Agreement, to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Amendment by such party have been duly and validly approved by the Board of Directors of such party and no other corporate proceedings on the part of such party are necessary in connection with the execution and delivery of this Amendment by such party, and (iii) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.


     7. Except as expressly amended by this Amendment, the Agreement is hereby ratified and confirmed in all respects.


     8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.


     9. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions.

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.



                                        GOLDEN STATE BANCORP INC.


                                        By: /s/ Richard A. Fink
                                            -----------------------------------
                                            Name: Richard A. Fink
                                            Title: Vice Chairman



                                        GOLDEN STATE FINANCIAL CORPORATION


                                        By: /s/ Richard A. Fink
                                            -----------------------------------
                                            Name: Richard A. Fink
                                            Title: Vice President



                                        FIRST NATIONWIDE (PARENT)
                                         HOLDINGS INC.


                                        By: /s/ Glenn P. Dickes
                                            -----------------------------------
                                            Name: Glenn P. Dickes
                                            Title: Vice President



                                        FIRST NATIONWIDE HOLDINGS INC.


                                        By: /s/ Glenn P. Dickes
                                            -----------------------------------
                                            Name: Glenn P. Dickes
                                            Title: Vice President



                                        FIRST GIBRALTAR HOLDINGS INC.


                                        By: /s/ Glenn P. Dickes
                                            -----------------------------------
                                            Name: Glenn P. Dickes
                                            Title: Vice President



                                        HUNTER'S GLEN/FORD, LTD.


                                        By: /s/ Gerald J. Ford
                                            -----------------------------------
                                            Name: Gerald J. Ford
                                            Title: General Partner

                                                                         ANNEX A


                         AGREEMENT AND PLAN OF MERGER
                                      OF
                    FIRST NATIONWIDE (PARENT) HOLDINGS INC.
                                 WITH AND INTO
                           GOLDEN STATE BANCORP INC.

     AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of February 4, 1998, by and between First Nationwide (Parent) Holdings Inc. ("FNPH"), a Delaware corporation, and Golden State Bancorp Inc. ("GSB"), a Delaware corporation.


                                  WITNESSETH

     WHEREAS, the respective Boards of Directors of FNPH and GSB deem the merger of FNPH with and into GSB, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective stockholders, and the respective Boards of Directors of FNPH and GSB have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith (the "Reorganization Agreement"); and

     WHEREAS, the parties hereto intend that the Merger (as defined herein) shall qualify as or be part of a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:


                                   ARTICLE I
                                    MERGER

     Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), FNPH shall be merged with and into GSB, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of FNPH shall cease and GSB, as the surviving entity, shall continue unaffected and unimpaired by the Merger. GSB as existing at and after the Effective Time is hereinafter sometimes referred to as the "Surviving Corporation". The name of the Surviving Corporation shall be "Golden State Bancorp Inc."


                                  ARTICLE II
                   CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation and the By-Laws of GSB as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation.


                                  ARTICLE III
                             CAPITAL STOCK OF GSB

     At the Effective Time, all of the shares of capital stock of GSB issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by virtue of the Merger and shall constitute shares of capital stock of the Surviving Corporation.


                                  ARTICLE IV
                    CONVERSION AND EXCHANGE OF FNPH SHARES

     At the Effective Time, all of the shares of common stock, par value $1.00 per share, of FNPH issued and outstanding immediately prior to the Effective Time shall be converted in the manner set forth in Article I of the Reorganization Agreement.

                                   ARTICLE V
                         EFFECTIVE TIME OF THE MERGER


     A certificate of merger evidencing the Merger contemplated herein shall be delivered to the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate of merger (such date and time being herein referred to as the "Effective Time").


                                  ARTICLE VI
                             CONDITIONS PRECEDENT

     The obligations of FNPH and GSB to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived where permissible, of the conditions set forth in Article VII of the Reorganization Agreement.


                                  ARTICLE VII
                                  TERMINATION

     Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding approval and adoption of this Plan of Merger by the stockholders of GSB, this Plan of Merger shall be terminated and the Merger abandoned upon any termination of the Reorganization Agreement as provided therein.


                                 ARTICLE VIII
                                 MISCELLANEOUS

     1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of FNPH and GSB. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and executed by officers duly authorized thereby and shall be subject to Section 8.3 of the Reorganization Agreement.

     2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

     3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

     4. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware.

     5. This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.



                                        FIRST NATIONWIDE (PARENT)
                                         HOLDINGS INC.



                                        By: /s/ Howard Gittis
                                           ------------------------------------
                                           Name: Howard Gittis
                                           Title: Vice Chairman



                                        GOLDEN STATE BANCORP INC.



                                        By:  /s/ Stephen J. Trafton
                                           ------------------------------------
                                           Name: Stephen J. Trafton
                                           Title: Chairman of the Board,
                                                President and  Chief Executive
                                                Officer

                                                                      APPENDIX B


                 THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                  CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated February 4, 1998, between Golden State Bancorp Inc., a Delaware corporation ("Issuer"), and First Nationwide (Parent) Holdings Inc., a Delaware corporation ("Grantee").

                             W I T N E S S E T H:

     WHEREAS, Grantee, Issuer, First Nationwide Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Grantee ("FNH"), and Golden State Financial Corporation, a Delaware corporation and a wholly owned subsidiary of Issuer ("Merger Sub") have entered into an Agreement and Plan of Reorganization of even date herewith (the"Reorganization Agreement"), and Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (together with the Reorganization Agreement, the "Merger Agreement"), which agreements have been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement"); and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 10,165,950 fully paid and nonassessable shares of Issuer's Common Stock, par value $1.00 per share ("Common Stock"), at a price of $24.00 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. Notwithstanding any other provision of this Agreement, Issuer and Grantee agree that this Agreement shall not entitle Grantee to any LTWs (as defined in the Reorganization Agreement) or any payment in respect thereof, and, in the event Grantee becomes entitled to receive any shares of Common Stock pursuant to the terms of this Agreement, Issuer may make such provisions as are necessary to effectuate the provisions of this sentence.

     (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within ninety days following such Subsequent Triggering Event (or such longer period as provided in Section 10), provided further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event":
(i) the Effective Time (as defined in the Reorganization Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(f) of the Reorganization Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(f) of the Reorganization Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

     (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

     (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

     (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

     (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

     (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
   (y) shall not have been cured prior to the Notice Date (as defined below);
   or

     (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

     (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; or

     (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or the Office of Thrift Supervision (the "OTS") or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

   "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under any federal or state banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) delivered within six months of such Subsequent Triggering Event (or such longer period as provided in Section 10), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such longer period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

     (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

     (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (3) "Assigned Value" shall mean the Market/Offer Price, as defined in
   Section 7.

     (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/ or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

     10. The 90-day or six-month period for exercise of certain rights under Sections 2, 6, 7 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

     12. Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     13. (a) Notwithstanding anything to the contrary contained herein, in no event shall Grantee's Total Profit (as defined below in Section 13(c) hereof) exceed $25 million.

     (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below in Section 13(d) hereof) of more than $25 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 hereof, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7 hereof, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any equivalent amount with respect to the Substitute Option.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     14. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such longer period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board or the OTS, as applicable, approves an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board or the OTS, as applicable.

     15. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board and/or the OTS, as applicable, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Reorganization Agreement.

     19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     20. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.


     23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.


     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                        GOLDEN STATE BANCORP INC.



                                        By: /s/ Stephen J. Trafton
                                           ------------------------------------
                                           Name: Stephen J. Trafton
                                           Title: Chairman, President and
                                                Chief Executive Officer



                                        FIRST NATIONWIDE (PARENT)
                                        HOLDINGS INC.



                                        By: /s/ Howard Gittis
                                           ------------------------------------
                                           Name: Howard Gittis
                                           Title: Vice Chairman

                                                                      APPENDIX C


                        LITIGATION MANAGEMENT AGREEMENT

     THIS AGREEMENT (the "Management Agreement"), dated as of February 4, 1998, is by and among Golden State Bancorp Inc., a Delaware corporation ("GSB" and, as the surviving corporation in the merger contemplated by the Agreement (as defined herein), the "Company"), Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"), California Federal Bank, A Federal Savings Bank ("California Federal" and, together with Glendale Federal, the "Banks")), and the other persons whose names are set forth on the signature pages hereto.

     WHEREAS, Glendale Federal is currently a plaintiff in an action titled Glendale Federal Bank, F.S.B. v. United States of America, Civil Action No. 90-772C, U.S. Court of Federal Claims (together with any appeal thereof or other proceeding related thereto, the "Glendale Litigation"); and

     WHEREAS, California Federal is currently a plaintiff in an action titled California Federal Bank, A Federal Savings Bank v. United States of America, Civil Action No. 92-138C, U.S. Court of Federal Claims (together with any appeal thereof or other proceedings related thereto, the "CalFed Litigation" and, together with the Glendale Litigation, the "Goodwill Litigation"); and

     WHEREAS, on July 28, 1995, California Federal distributed Participation Interests representing the right to receive a pro rata portion of approximately 25 percent of the net after-tax proceeds of the CalFed Litigation (each, a "CALGZ") and on January 3, 1997, California Federal distributed Secondary Participation Interests representing the right to receive a pro rata portion of 60 percent of the net after-tax proceeds, in excess of certain threshold recovery amounts and net of distributions to the holders of the CALGZs, of the CalFed Litigation (each, a "CALGL" and, together with the CALGZs, the "CalFed Securities"); and

     WHEREAS, GSB has announced its intention to distribute Litigation Tracking Warrants (Trademark) , each representing the right to receive a pro rata distribution of shares of Golden State Common Stock with an aggregate value equal to the a percentage, set forth in the Warrant Agreement relating to such Warrants, of the net after-tax proceeds of the Glendale Litigation (each, a "GSB LTW"), which distribution is expected to take place prior to consummation of the Merger; and

     WHEREAS, GSB, through its subsidiaries, will, after giving effect to the distribution of the GSB LTWs and the CalFed Securities, retain an interest in the proceeds of the Glendale Litigation and the CalFed litigation, respectively; and

     WHEREAS, the parties hereto intend that the Goodwill Litigation be pursued, prosecuted, managed and conducted in a manner that is consistent with the best interests of the holders of the GSB LTWs, the CalFed Securities, the Banks and the Company; and

     WHEREAS, the parties hereto have agreed to conduct the Goodwill Litigation as provided in this Management Agreement in connection with the execution of the Agreement and Plan of Reorganization, dated February, 1998, by and among First Nationwide (Parent) Holdings, a Delaware corporation, First Nationwide Holdings, Inc. a Delaware corporation, First Gibraltar Holdings, Inc., a Delaware corporation, Hunter's Glen/Ford, Ltd. and GSB (the "Agreement") (capitalized terms used but not otherwise defined in this Management Agreement shall have the meanings ascribed to them in the Agreement);

     NOW, THEREFORE, the parties agree as follows:


                                   ARTICLE I


                 PURSUIT AND MANAGEMENT OF GOODWILL LITIGATION

     1.1 In order to assure that those parties with prior knowledge of and experience regarding the Goodwill Litigation, including the facts forming the basis for the claims underlying the Goodwill Litigation and regarding the strategies developed to pursue those claims, remain involved in the Goodwill Litigation, the parties hereto agree that the Company shall, effective as of the Effective Time, employ and retain Stephen J. Trafton and Richard A. Fink (the "Litigation Managers") as Litigation Managers with respect to the Glendale Litigation, and that the Company shall employ and retain Messrs. Trafton and Fink as Litigation Managers with respect to the CalFed Litigation.

     1.2 The Litigation Managers, on behalf of the holders of the GSB LTWs (the "GSB Holders"), Glendale Federal and the Company from and after the Effective Time, shall be granted authority, subject to the terms of this Management Agreement, to prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue the Glendale Litigation, in whole or in part, and to oversee for Glendale Federal and the Company the matters related to the GSB LTWs and the recovery, disposition or other handling of any proceeds of the Glendale Litigation and any expenses thereof (except with respect to the tax treatment of the receipt or payment of any recovery, proceeds or expenses), subject to and in accordance with the provisions of this Management Agreement.

     1.3 The Litigation Managers, on behalf of the holders of the CalFed Securities (the "CalFed Holders" and, together with the GSB Holders, the "Holders"), California Federal and the Company from and after the Effective Time shall be granted authority, subject to the terms of this Management Agreement, to prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue the CalFed Litigation, in whole or in part, and to oversee for the Surviving Bank and the Company the matters related to the CalFed Certificates and the recovery, disposition or other handling of any proceeds of the CalFed Litigation and any expenses thereof (except with respect to the tax treatment of the receipt or payment of any recovery, proceeds or expenses), subject to and in accordance with the provisions of this Management Agreement.

     1.4 As of and following the Effective Time, the Board of Directors of the Company will establish a Glendale Litigation committee (the "Glendale Committee") and a CalFed Litigation committee (the "CalFed Committee"). As of and following the Effective Time, the powers and rights of the Board of Directors of the Company shall be vested in the Glendale Committee with respect to all matters related to the Glendale Litigation and the GSB LTWs and in the CalFed Committee with respect to all matters related to the CalFed Litigation and the CalFed Certificates. The Litigation Managers will report directly to the Glendale Committee with respect to matters related to the Glendale Litigation and the GSB LTWs, and will report directly to the CalFed Committee with respect to matters related to the CalFed Litigation and the CalFed Certificates.

     1.5 The CalFed Committee may at any time, or from time to time, reduce or terminate any or all of the specific powers of one or both of the Litigation Managers with respect to the CalFed Litigation and in such event shall provide prior written notice thereof to such Litigation Manager or Litigation Managers. The decision of the CalFed Committee in this respect shall not be subject to arbitration, dispute or litigation. Any dimunition of the powers of the Litigation Managers shall not reduce any compensation due to the Litigation Managers under this Agreement.


                                  ARTICLE II


                            THE LITIGATION MANAGERS

     2.1 (a) Subject to the terms of this Agreement, the Litigation Managers shall have all power to carry out in their sole discretion their responsibilities pursuant to Article 1 hereof, subject to (a) periodic consultation with the Glendale Committee as to the Glendale Litigation and with the CalFed Committee as to the CalFed Litigation and (b) the approval of the Glendale Committee (with respect to the Glendale Litigation) or the CalFed Committee (with respect to the CalFed Litigation) with respect to any final settlement of the Glendale Litigation or the CalFed Litigation, any decision to permanently abandon or otherwise cease to prosecute the Glendale Litigation or the CalFed Litigation or any decision to expend funds of the Company or the Surviving Bank. The powers and authority of the Litigation Managers shall include, without limitation, the power and authority to, and the Litigation Managers shall:

     (i) without prior or further authorization, to control and exercise authority over, subject to the terms of the GSB LTWs and the CalFed Securities, the management and conduct of the Glendale Litigation and the CalFed Litigation and matters relating to the GSB LTWs and the CalFed Securities;

     (ii) to coordinate and manage the application for any regulatory, stock exchange, stock market or other approvals or the making of any filings required to carry out the transactions contemplated by the GSB LTWs or the CalFed Certificates, including without limitation directing the Company to issue the shares of common stock of the Company or any successor thereto upon exercise of the GSB LTWs;

     (iii) to authorize the payment by the Company or its subsidiaries of expenses relating to the Glendale Litigation and the GSB LTWs, or to the CalFed Litigation and the CalFed LTWs, as the case may be;

     (iv) to retain counsel and advisors, including accountants, investment bankers, experts, transfer agents, escrow agents, consultants, and other assistances, in connection with the Goodwill Litigation or the GSB LTWs or the CalFed Certificates (or any other matters contemplated by this Management Agreement), or to retain sub-managers or other agents, and to cause the same to be reasonably compensated by the Company or its subsidiaries for services rendered;

     (v) to enter into contracts, agreements, commitments and other arrangements and to execute pleadings, affidavits and other court documents, and to participate in, initiate or request settlement or other conferences, hearings or discussions on behalf of the Company, or Glendale Federal or California Federal or their successors, necessary or appropriate to carry out their responsibilities hereunder;

     (vi) subject to Section 2.1(b), to make any determinations or valuations contemplated by the terms of the GSB LTWs or that are otherwise required to be made in order to fulfill the intent of the terms of such securities;

     (vii) with respect to any non-cash proceeds of the Goodwill Litigation, to sell, convey, transfer, assign, pledge, encumber or liquidate on behalf of the Company such non-cash proceeds or any part thereof or any interest therein, upon such terms and for such consideration as the Litigation Managers in their sole and absolute discretion deem desirable, and to file on behalf of the Company such documents as are customarily required to effect any of the foregoing, including the filing of necessary UCC financing statements; and

     (viii) to publish or mail, or cause to be published or mailed, any notices contemplated by the GSB LTWs or the CalFed Securities or otherwise deemed advisable by the Litigation Managers in connection with such securities.

Notwithstanding anything contained in this Management Agreement that may be deemed to be to the contrary, the Board of Directors of the Company shall (solely through the Glendale Committee in the case of the Glendale Litigation and the GSB LTWs) have and maintain ultimate authority with respect to all matters relating to the Goodwill Litigation, the GSB LTWs and the CalFed Securities, and nothing contained herein shall be deemed to relieve the Board of Directors (or, with respect to matters related to the Glendale Litigation and the GSB LTWs, the Glendale Committee) of any of its rights, authorities or obligations under applicable law or to create any obligations in conflict with or in derogation of such rights, authorities or obligations.

     (b) Any determinations or valuations contemplated by the terms of the GSB LTWs or the CalFed Securities or that are otherwise required to be made in order to fulfill the intent of the terms of such securities (including without limitation determination of the "Adjusted Litigation Recovery," as such term is used in the GSB LTWs and the CALGLs, or the "Litigation Recovery," as such term is used in the CALGZs, or whether or when any event triggering any obligations thereunder has occurred) shall be made in the first instance by the Litigation Managers. Such determinations and valuations of the Litigation Managers shall be subject to review by the Glendale Committee (in the case of the GSB LTWs) or the CalFed Committee (in the case of the CalFed Securities), the decision of which Committee in respect of such matters shall be final and binding on the Company and the Holders, absent manifest error. In making such determinations or valuations the Litigation Managers shall be entitled to retain such accountants, investment bankers, counsel or other advisers and experts as they deem appropriate, and shall be fully protected in relying upon the foregoing in such connection.

     (c) During his employment as Litigation Manager, each Litigation Manager shall be an Executive Vice President of the Company and shall be entitled to
(i) receive from the Company an annual salary of $600,000, payable monthly, in the case of Mr. Trafton, and an annual salary of $400,000, payable monthly, in the case of Mr. Fink; (ii) participation in employee welfare benefit plans, deferred compensation and other plans, policies and perquisites, in each case on a basis no less beneficial than that made available to any other Executive Vice President of the Company or its successors (other than participation in any stock option plan, the Severance Pay Plan for Executive Officers or in the Deferred Executive Compensation Plan of the Company); and (iii) office space comparable to such space as is presently provided to such individuals by GSB in such location as Messrs. Trafton and Fink may reasonably specify, secretarial and clerical assistance, travel allowance and expense reimbursement, in each case no less beneficial than made available to any other Executive Vice President of the Company or its successors. In addition, in consideration for their services hereunder and for the restrictions imposed by the noncompetition and nonsolicitation provisions set forth in Section 6.2 hereof, Stephen J. Trafton shall be entitled to the benefits set forth with respect to him on
Schedule 2.1(c)(i) hereto (the "Trafton Benefits") and Richard A. Fink shall be entitled to the benefits set forth with respect to him on Schedule 2.1(c)(ii) hereto (the "Fink Benefits"). The cost to the Company or any of its subsidiaries of any of the compensation payable or benefits due to the Litigation Managers contemplated by this Section 2.1(c) (including without limitation Schedules 2.1(c)(i) and 2.1(c)(ii)) or Section 2.1(d) shall be deemed to be expenses of the Glendale Litigation and the GSB LTWs (to the extent related thereto) or the CalFed Litigation and the CalFed Securities (to the extent related thereto) for purposes of determining the amount of any proceeds payable or securities issuable to the Holders under the GSB LTWs or the CalFed Securities, as the case may be.

     (d) In addition to the compensation contemplated by Section 2.1(c), the Litigation Managers shall each be entitled (and shall be fully vested in such entitlement) to receive out of any recovery pursuant to the Goodwill Litigation an incentive fee in an amount equal to 0.25% of the aggregate value of the pre-tax recovery including post-judgment interest (whether paid in cash or noncash consideration, or in a lump sum or in installments) in respect of each of the Glendale Litigation (the "Glendale Incentive Fee") and the CalFed Litigation (the "CalFed Incentive Fee" and, together with the Glendale Incentive Fee, the "Incentive Fees"). If any recovery is paid, in whole or in part, in a form other than cash or other than in a single lump sum, the Litigation Managers shall determine in the first instance the value of such recovery, subject to review by the Glendale Committee (in the case of the Glendale Litigation) or the CalFed Committee (in the case of the CalFed Litigation). The Glendale Incentive Fee and the CalFed Incentive Fee, as the case may be, shall be payable upon the receipt of a final nonappealable judgment or in the event of a final settlement (a "Final Resolution") of the Glendale Litigation or the CalFed Litigation, respectively (whether or not any consideration in respect of such judgment or settlement has been received as of such time). Notwithstanding the foregoing, a Litigation Manager shall be divested of his right to receive such Litigation Manager's share of the Glendale Incentive Fee or CalFed Incentive Fee if his employment hereunder in respect of the Glendale Litigation or the CalFed Litigation, respectively, is terminated prior to the date of a Final Resolution (1) by such Litigation Manager other than for Good Reason (as defined herein), death or incapacity, or
(2) by the Company for Cause (as defined herein).

     (e) Each of the Litigation Managers may be removed from his position as such (including as an Executive Vice President of the Company) with respect to the Glendale Litigation or the CalFed Litigation or both, but only for Cause and only upon the unanimous vote of the Glendale Committee (with respect to the Glendale Litigation) or the CalFed Committee (with respect to the CalFed Litigation) as to such removal (provided that any Litigation Manager shall cease to be an Executive Vice President of the Company upon removal as to both the Glendale Litigation and the CalFed Litigation). The Company or a Committee shall have "Cause" to terminate a Litigation Manager's employment hereunder only upon (i) the conviction of the Litigation Manager for the commission of a felony involving dishonesty with respect to the Company or the Holders or (ii) gross and willful misconduct undertaken in bad faith by the Litigation Manager that is demonstrably and materially injurious to the Company or to the economic interests of the Holders as a group. Further, no breach, act or failure to act on the Litigation Manager's part shall constitute "Cause" if such breach, act or failure to act resulted from the Litigation Manager's incapacity due to physical or mental illness or any such actual or anticipated breach, act or failure to act resulted from a resignation by the Litigation Manager for Good Reason.

     (f) A Litigation Manager may terminate his employment hereunder as to either or both of the Glendale Litigation and the CalFed Litigation for "Good Reason." "Good Reason" shall mean (i) a material breach by the Company of a material obligation of the Company under this Management Agreement after the Litigation Manager has given the Company notice of the breach within 90 days of the breach and the Company has not remedied the breach in accordance with the next sentence or (ii) the existence of a conflict of interest not due to any misconduct by the Litigation Manager which in the reasonable judgment of the Litigation Manager renders inappropriate the Litigation Manager's employment hereunder with respect to either the Glendale Litigation or the CalFed Litigation. A breach described in this clause includes, without limitation, (i) a detrimental alteration to the terms of the Litigation Manager's employment as described herein, (ii) any reduction in the Litigation Manager's annual salary or other fees, benefits or working conditions described herein or the failure of the Company to pay when due to the Litigation Manager any salary or fee or other benefits referred to in this Management Agreement, (iii) the failure of the Company to obtain an agreement reasonably satisfactory to the Litigation Manager from any successor to the Company to assume and agree to perform this Management Agreement, or if the business for which the Litigation Manager's services are principally performed is sold or transferred, the failure of the Company to obtain such an agreement from the purchaser or transferee of such business or (iv) any termination of the Litigation Manager's employment which is not effected pursuant to the terms of this Management Agreement and which is not remedied within 30 days after receipt of written notice from the Litigation Manager delineating each such claimed breach and setting forth the Litigation Manager's intention to terminate employment if such breach is not remedied; provided, that if the specified breach cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such breach and diligently continues such steps thereafter until a remedy is effected, such breach shall not constitute "Good Reason" provided that such breach is remedied within 60 days after receipt of written notice.

     (g) In the event of the removal, resignation, retirement, death or incapacity of a Litigation Manager with respect to the Glendale Litigation, the CalFed Litigation or both, such Litigation Manager shall not be replaced and the remaining Litigation Manager shall continue to serve in such capacity until such service is terminated pursuant hereto. Resignation or removal as to one of the Goodwill Litigations shall not affect a Litigation Manager's rights, powers, privileges, immunities or obligations hereunder with respect to the Goodwill Litigation as to which such Litigation Manager has not resigned or been removed. In the event that a Litigation Manager resigns or is removed or ceases to serve in such capacity for any reason, the remaining Litigation Manager shall be entitled to such former Litigation Manager's rights hereunder in respect of compensation and otherwise, including salary and any forfeited portion of the Incentive Fees, provided that only Stephen J. Trafton shall be entitled to the Trafton Benefits, and only Richard A. Fink shall be entitled to the Fink Benefits.

     (h) At such time as there are no Litigation Managers with respect to the Glendale Litigation (or the remaining Litigation Manager has informed the Company in writing that such Litigation Manager intends to retire, resign or otherwise cease to serve in such capacity), the Glendale Committee, by majority vote, shall be authorized to appoint a successor Litigation Manager or Litigation Managers with respect to the Glendale Litigation and the GSB LTWs. At such time as there are no Litigation Managers with respect to the CalFed Litigation (or the remaining Litigation Manager has informed the Company in writing that such Litigation Manager intends to retire, resign or otherwise cease to serve in such capacity), the CalFed Committee, by majority vote, shall be authorized to appoint a successor Litigation Manager or Litigation Managers with respect to the CalFed Litigation and the CalFed Securities.

     2.2 California Federal, GSB and Glendale Federal, and their respective successors, shall cooperate with the Litigation Managers with respect to the duties and responsibilities of the Litigation Managers hereunder and, without limiting the generality of the foregoing, shall provide the Litigation Managers with such access to their books, records, offices and other facilities and to their employees, agents, attorneys and independent accountants as the Litigation Managers shall reasonably require for the purpose of performing their respective duties and exercising their powers hereunder. The Litigation Managers shall have the authority on behalf of the Company and its subsidiaries, as the case may be, to consult with and instruct attorneys of California Federal and Glendale Federal in connection with the

CalFed Litigation and the Glendale Litigation, respectively. GSB agrees to use its reasonable best efforts to cause the relevant officers, employees, agents and representatives of the Surviving Bank and its successors to be available to provide testimony and to execute documents, in each case required in the reasonable judgment of the Litigation Managers, for the purpose of prosecuting the Goodwill Litigation, including execution of any complaints, motions, answers and other pleadings, affidavits, requests and notices, other than pursuant to instructions that are determined to be unreasonable by the Glendale Committee or the CalFed Committee, as applicable.

     2.3 (a) The Company shall provide the Litigation Managers and the Committees with drafts of any tax return, report, declaration or certification (each, a "Tax Return") reporting, reflecting or relating to any Final Resolution or receipt of proceeds in respect thereof at least 30 days prior to the date such Tax Return is required to be filed. The Litigation Managers shall provide comments upon such Tax Returns within 10 days of the receipt thereof, and the Company shall give due consideration of such comments of the Litigation Managers as are provided within such period.

     (b) The Committees (as defined in the Agreement), in consultation with the KPMG Peat Marwick LLP (or any successor thereto), shall review (i) any Tax Return, audit, contest, claim, proceeding or inquiry with respect to taxes arising from or relating to (A) any Final Resolution or receipt of proceeds in respect thereof or (B) the distribution of the CalFed Securities or the GSB LTWs or any payment in respect of the CalFed Securities or (ii) matters related to any responsibility of KPMG Peat Marwick LLP (or any successor thereto) under
Section 1.6 of the Agreement.

     (c) The Company shall use its best efforts not to take any action that would or would be reasonably likely to have the effect of increasing the tax benefits or decreasing the tax burden associated with (i) any Final Resolution of the CalFed Litigation or the receipt of proceeds in respect thereof or (ii) the distribution of the CalFed Securities or any payment in respect of the CalFed Securities, at the cost of decreasing the tax benefits or increasing the tax burden associated with (i) any Final Resolution of the Glendale Litigation or receipt of proceeds in respect thereof or (ii) the distribution of the GSB LTWs.


                                  ARTICLE III


                                THE COMMITTEES

     3.1 (a) The initial members of the Glendale Committee shall be the GSB Directors. The initial members of the CalFed Committee shall be Gerald J. Ford, Howard Gittis, Carl B. Webb, Paul M. Bass, Jr. and George W. Bramblett, Jr. Each of the Glendale Committee and the CalFed Committee shall at all times have at least two members, and all such members shall be members of the Board of Directors of the Company and of the federal savings bank that is the surviving corporation in the merger of Glendale Federal and California Federal pursuant to the Agreement (the "Bank"); provided, however, that members of the Committees shall not be required to be members of such Boards of Directors after a Change of Control of the Company (it being understood that any such Change of Control shall not diminish, to the extent permitted under applicable law, the rights and powers of such Committee members hereunder). In order to maintain continuity in respect of the prosecution of the Goodwill Litigation, the Board of Directors of the Company shall, subject to Section 3.3 hereof, nominate the persons who are members of the Committees from time to time to be elected to further terms as Directors of the Company or of the Bank, as the case may be, it being the understanding of the parties hereto that continuity of membership on such Committees is in the best interests of the Company and the Holders.

     For the purpose of this Management Agreement, a "Change of Control" shall mean:

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of 50% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that such acquisitions by any of First Gibraltar Holdings, Inc. or Hunter's Glen/Ford, Ltd., their respective successors or any affiliate or associate of the foregoing (each, an "FGH Entity") shall not constitute a "Change of Control" hereunder; or

     (ii) Individuals who, as of the Effective Time, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

     (iii) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding the Company, such corporation resulting from such Business Combination or the FGH Entities) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. The Company agrees not to effect or allow to be effected any Change of Control unless any acquiror or successor in such Change of Control agrees to take such actions as are necessary and appropriate to assure that the rights of the Litigation Managers hereunder, as well as the rights of the Holders, are honored and not affected in any adverse manner.

     (b) Except as otherwise expressly provided herein, each Committee may act only with the concurrence of a majority of its members; provided, however, that a Committee may, in its discretion, designate a Chairman to act as the administrative Committee member. A Committee may delegate to its Chairman such authority as the Committee may determine.

     3.2 Each member of the Committees shall be entitled to receive reasonable fees for service thereon as determined by the Board of Directors of the Company from time to time, but in no event less than the highest fees received by members of other committees of the Board of Directors of the Company.

     3.3 If any member of a Committee shall resign, die or become incapacitated, or shall otherwise become unable to act as a member of such Committee, a majority of the remaining members of such Committee (or the remaining member, if only one) shall have the sole authority to appoint a successor. If such successor is required pursuant to Section 3.1(a) to be a member of the Board of Directors of the Company, such Board of Directors shall promptly appoint the individual chosen as successor to such Board of Directors and shall cause such individual to be nominated for election to such Board of Directors at the next meeting at which directors are to be elected (provided that such individual is reasonably acceptable to the Board of Directors of the Company). A majority of the members of a Committee may vote at any time to remove a committee member and to appoint a new member to fill the vacancy so created. A successor or a new Committee member appointed pursuant to this
Section 3.3 shall be entitled to all of the rights, powers, immunities and privileges of the other members of such Committee, without the need of any further act or writing.

     3.4 Subject to Section 2.1 hereof, each Committee may commit to and shall pay its attorneys' compensation for services rendered and expenses incurred and may enter into arrangements on such terms as may be approved by such Committee with such counsel. A Committee may commit to and shall pay all such persons or entities that it retains compensation for services rendered and expenses incurred.

     3.5 Any member of a Committee and any Litigation Manager may also be a GSB Holder or a CalFed Holder or an officer, director, employee or affiliate of a GSB Holder or of a CalFed Holder and will have all the rights of such a Holder to the same extent as if he or she were not a member of the Committee.


                                  ARTICLE IV


                              COSTS AND EXPENSES

     4.1 (a) The GSB Committee and the Litigation Managers shall have the power to authorize the expenditure by the Company of all funds deemed by the GSB Committee or the Litigation Managers to be reasonably necessary to pursue the Glendale Litigation or in respect of the GSB LTWs (it being the understanding of the parties that such funds are expected to amount to at least $10 million), such expenditures including, without limitation, all legal and other professional fees and costs incurred in connection with the Glendale Litigation, the GSB LTWs, the compensation and expense reimbursements of the Committee described in Sections 3.2 and 3.4, payment of any expenses incurred by or on behalf of the Litigation Managers pursuant hereto and the compensation of the Litigation Managers, costs and expenses of counsel and experts retained by the GSB Committee pursuant to Section 3.4, and any amounts paid pursuant to
Article 5.

     (b) The CalFed Committee and the Litigation Managers shall have the power to authorize the expenditure by the Company of all funds deemed by the CalFed Committee or the Litigation Managers to be reasonably necessary to pursue the CalFed Litigation or in respect of the CalFed Securities (it being the understanding of the parties that such funds are expected to amount to at least $20 million), such expenditures including, without limitation, all legal and other professional fees and costs incurred in connection with the CalFed Litigation, the CalFed Securities, the compensation and expense reimbursements of the CalFed Committee described in Sections 3.2 and 3.4, payment of any expenses incurred by or on behalf of the Litigation Managers pursuant hereto and the compensation of such Litigation Managers, costs and expenses of counsel and experts retained by the CalFed Committee pursuant to Section 3.4, and any amounts paid pursuant to Article 5.


                                   ARTICLE V


                   INDEMNIFICATION; LIMITATION OF LIABILITY

     5.1 In taking any action hereunder, or in refraining therefrom, a Committee, the members thereof and the Litigation Managers shall each be protected in relying upon any notice, paper or other document reasonably believed by it or them to be genuine and signed by the proper parties, or upon any evidence reasonably deemed by it or them to be sufficient. A Committee, the members thereof and the Litigation Managers may each rely on the statements contained in such writings. In no event shall the Committee, any member thereof or the Litigation Managers be liable to the Company, any subsidiary thereof or to the CalFed Holders or GSB Holders for any action, omission, decision, determination or undertaking by such Committee, any of its members or a Litigation Manager unless it has been shown by clear and convincing evidence in a court of competent jurisdiction that such action, omission, decision, determination or undertaking was undertaken with deliberate intent to cause substantial injury to the Company or the CalFed Holders or GSB Holders or with reckless disregard for the best interests of such persons. If a Committee, any member thereof or a Litigation Manager consults with counsel or other experts in connection with its or their duties hereunder, it and they shall be fully protected by any action, omission, decision, determination or undertaking taken, suffered or permitted by it or them in good faith and in accordance with the advice of such counsel or other experts, including counsel or experts who are affiliates of one or more of the members of a Committee or of one or both Litigation Managers.

     5.2 Each member of the Committees and each of the Litigation Managers shall be indemnified and held harmless by the Company against all claims, demands, obligations, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise (so long as the Company has approved such compromise, which approval shall not be unreasonably withheld), or as fines or penalties, and counsel fees, reasonably incurred by him or her in connection with the defense or disposition of any action, suit or other proceeding by one or more GSB Holders or CalFed Holders or by any other person, whether civil or criminal, in which he or she may be involved, or with which he or she may be threatened, by reason of the fact that he or she is or was a Committee Member or a Litigation Manager, provided that such Committee member or Litigation Manager shall not be entitled to have such indemnification in respect of any matter as to which it shall have been shown in a court of competent jurisdiction that an action, omission, decision, determination or undertaking of a Committee member or Litigation Manager was undertaken by such person with deliberate intent to cause substantial injury to the Company or the CalFed Holders or GSB Holders or with reckless disregard for the best interests of such persons.

     5.3 Advance payments in connection with indemnification under this Article 5 shall be made by the Company, if so requested by any person entitled to indemnity pursuant to Section 5.2, provided that such indemnified person shall have given a written undertaking to repay any amount advanced by or on behalf of the Company in the event it is subsequently determined that he or she is not entitled to indemnification under the standard set forth in Section 5.2.

     5.4 The Company shall use its reasonable best efforts to cause an endorsement to its Directors and Officers insurance policy to adequately insure that each of the members of such Committee and the Litigation Managers shall be indemnified against any loss, liability or damage for which such person is entitled to be indemnified pursuant to this Article 5 and that is attributable to the Glendale Litigation or the GSB LTWs, in the case of the GSB Committee, or the CalFed Litigation or the CalFed Securities, in the case of the CalFed Committee.

     5.5 The rights accruing to any Committee member or Litigation Manager under this Article 5 shall not exclude any other right to which such person may be entitled, and, notwithstanding the other provisions of this Article 5, each Committee member and Litigation Manager shall be indemnified and insured as a director and employee of the Company to the fullest extent provided to directors and executive officers, respectively, of the Company, provided that no such indemnification or insurance shall be less favorable than that provided by GSB in favor of such persons as of the date hereof.


                                  ARTICLE VI


                           AMENDMENTS; MISCELLANEOUS

     6.1 This Management Agreement may be amended from time to time, but only by an instrument in writing executed by the parties hereto or their successors and approved by resolution of a majority of the members of each Committee; provided, however, that any amendment or other modification of this Management Agreement that would result in any change to, or any provision inconsistent with, a provision of this Management Agreement that contemplates Committee action by more than a majority of the members thereof shall not be amended except by an instrument in writing executed by the parties hereto or their successors and approved by resolution of such higher number of the members of each Committee.

     6.2 (a) Subject to Section 6.2(b), nothing in this Management Agreement shall be construed to prevent service by any Litigation Manager as a director or employee of, or a consultant to, a financial institution or other business, other than the Company.

     (b) As of the Effective Time and for three years thereafter, neither Litigation Manager will directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, any business principally engaged in the savings and loan or federally insured thrift business in California which is in material competition with the business conducted by the Company. Ownership for personal investment purposes only of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

     (c) As of the Effective Time and for three years thereafter, neither Litigation Manager will, directly or indirectly, solicit for employment by other than the Company any person employed by the Company at the Effective Time, nor will either Litigation Manager, directly or indirectly, solicit for employment by other than the Company any person known by such Litigation Manager to be employed at the time by the Company.

     (d) Each Litigation Manager shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, which shall have been obtained by the Litigation Manager during his employment by the Company and which shall not be or become public knowledge (other than by acts by the Litigation Manager in violation of this Management Agreement). After termination of the Litigation Manager's employment with the Company, the Litigation Manager shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 6.2 constitute a basis for deferring or withholding any amounts otherwise payable to a Litigation Manager under this Management Agreement.

     6.3 This Management Agreement and the Agreement constitute the entire agreement among the parties and their affiliates with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties and their affiliates or any of them with respect to the subject matter hereof, and nothing in this Management Agreement shall be deemed to create any fiduciary or additional obligations on the part of any person in favor of the Holders or to affect in any manner the rights of the Holders under the GSB LTWs and the CalFed Securities (and, without limiting the foregoing, no Litigation Manager shall be deemed to owe a fiduciary duty to the Company or the Holders as a result of their service as such hereunder).

     6.4 This Management Agreement, and all of the provisions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors (including without limitation any transferee of all or substantially all of the assets of a party hereto or the entity resulting from or surviving a Change of Control or succeeding to a party hereto in such Change of Control) and assigns, but the obligations and responsibilities of the Litigation Managers under this Management Agreement with respect to the Glendale Litigation and the GSB LTWs, on the one hand, or the CalFed Litigation and the CalFed Certificates, on the other hand, shall not be assigned by such Litigation Managers without the prior consent of the Company.

     6.5 The parties hereto hereby agree to execute, acknowledge and deliver such further agreements and instruments and to do such further acts, or to cause their respective affiliates to execute, acknowledge and deliver such further agreements and instruments and to do such further acts, as may be necessary or proper to effectively carry out the purposes and intents of this Management Agreement.

     6.6 Any provision of this Management Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any such provision in any other jurisdiction.

     6.7 This Management Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable laws of the United States of America, without reference to principles of conflict of laws. The captions of this Management Agreement are not part of the provisions hereof and shall have no force or effect.

     6.8 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Litigation Managers:

   Stephen J. Trafton
   Richard A. Fink
   c/o Golden State Bancorp Inc.
   414 North Central Avenue
   Glendale, California 91203
   with a copy to:


   Wachtell, Lipton, Rosen & Katz
   51 W. 52nd Street
   New York, New York 10019
   Attention: Edward D. Herlihy, Esq.


     If to the Company or the Surviving Bank:


   MacAndrews & Forbes Holdings Inc.
   35 East 62nd Street
   New York, New York 10021
   Attention: General Counsel


     with a copy to:


   Skadden, Arps, Slate, Meagher & Flom LLP
   919 Third Avenue
   New York, New York 10022
   Attention: Fred B. White, III, Esq.


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.


     6.9 The parties hereto agree that irreparable damage would occur in the event that the provisions of this Management Agreement were not performed by the Company in accordance with its specific terms or otherwise breached. Accordingly, it is agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Management Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity.


     6.10 This Management Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


     6.11 Any dispute or controversy arising under or in connection with this Management Agreement (relating to any issue other than the compensation, fees or benefits of the Litigation Managers hereunder, including without limitation the matters contemplated by Sections 2.1(c) (and the schedules referred to therein) and 2.1(d) hereunder) shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Los Angeles, California, in accordance with the rules of the American Arbitration Association then in effect or of such similar organization as the parties hereto may mutually agree. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company agrees to pay, as incurred, all legal or arbitration fees and expenses which a Litigation Manager may reasonably incur as a result of any proceeding with respect to such enforcement hereunder, plus interest on any delayed payment at the rate set forth in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.


     6.12 This Agreement shall automatically terminate and be of no further force or effect upon the earlier to occur of (a) the termination of the Agreement in accordance with its terms or (b) the occurrence of all of the following events: (i) a final nonappealable judgment or order in or a final settlement of the Goodwill Litigation, (ii) fulfillment of all obligations to the Holders under the terms of the GSB LTWs and the CalFed Securities and (iii) the payment of all amounts owing hereunder to the Litigation Managers in respect of the subject matter of this Management Agreement (except that, in the case of a termination pursuant to clause (b), (A) the provisions of Sections
5.2 and 5.3 shall continue for a period of six years following such termination; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim, and (B) the obligations of the Company set forth in Schedules 2.1(c)(i) and 2.1(c)(ii) to this Management Agreement shall survive such termination.

     IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement, or caused this Management Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                        GOLDEN STATE BANCORP INC.



                                        By: /s/ Stephen J. Trafton
                                           ------------------------------------
                                           Name: Stephen J. Trafton
                                           Title: Chairman of the Board,
                                                President and Chief Executive
                                                Officer



                                        GLENDALE FEDERAL BANK, FEDERAL
                                        SAVINGS BANK



                                        By: /s/ Stephen J. Trafton
                                           ------------------------------------
                                           Name: Stephen J. Trafton
                                           Title: Chairman of the Board,
                                                President and Chief Executive
                                                Officer



                                        CALIFORNIA FEDERAL BANK, A FEDERAL
                                        SAVINGS BANK



                                        By: /s/ Carl B. Webb
                                           ------------------------------------
                                           Name: Carl B. Webb
                                           Title: President and Chief Operating
                                                  Officer



                                        /s/ Stephen J. Trafton
                                      ----------------------------------------
                                        Stephen J. Trafton




                                        /s/ Richard A. Fink
                                      ----------------------------------------
                                        Richard A. Fink

                                                                     APPENDIX D


                   [LETTERHEAD OF CREDIT SUISSE/FIRST BOSTON]




July 15, 1998


Board of Directors
Golden State Bancorp Inc.
414 North Central Avenue
Glendale, California 91203

Dear Sirs:

     You have asked us to advise you with respect to the fairness to the common stockholders of Golden State Bancorp Inc., a Delaware corporation ("Golden State") from a financial point of view of the consideration to be paid by Golden State pursuant to the terms of the Agreement and Plan of Reorganization, dated as of February 4, 1998 (as amended the "Agreement"), by and among Golden State, First Nationwide (Parent) Holdings Inc., a Delaware corporation ("Parent Holdings") and certain other parties named therein. The Agreement provides, among other things, for the merger (the "Merger") of Parent Holdings with and into Golden State with Golden State being the surviving corporation of the Merger. Pursuant to the Merger, the outstanding shares of common stock of Parent Holdings will be converted into (i) that number of shares of common stock of Golden State representing a percentage of the shares of Golden State's common stock that will be outstanding after the Merger (ranging from 55% to 58%) determined in accordance with the formula set forth in the Agreement, and
(ii) the right to receive additional shares of Golden State common stock upon the occurrence of certain contingencies, in each case as set forth in the Agreement.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Parent Holdings, as well as the Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by Golden State, and have met with Golden State's management to discuss the business and prospects of Parent Holdings. In addition, we have discussed with management of Golden State their views regarding the business, operational and strategic benefits and implications of the Merger, including estimates of future cost savings, operating synergies and revenue enhancements expected to be achieved as a result of the Merger.

     We have also considered certain financial data of Parent Holdings, and we have compared those data with similar data for other publicly held companies in businesses similar to Parent Holdings and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts (including estimates of future cost savings, operating synergies and revenue enhancements expected to be achieved as a result of the Merger), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Golden State's management as to the future financial performance of Parent Holdings. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Parent Holdings, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the common stock of Golden State when issued to Parent Holdings' stockholders pursuant to the Merger or the prices at which such stock will trade subsequent to the Merger.

     We have acted as financial advisor to Golden State in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

Board of Directors
Golden State Bancorp Inc.
July 15, 1998
Page 2


     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both Parent Holdings and Golden State for our own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


     It is understood that this letter is for the information of the Board of Directors of Golden State in connection with its consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.


     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Golden State in the Merger is fair to the common stockholders of Golden State from a financial point of view.



Very truly yours,



CREDIT SUISSE FIRST BOSTON CORPORATION



By: /s/ Michael E. Martin
    --------------------------------------
    Michael E. Martin
    Managing Director

REVOCABLE PROXY

                          GOLDEN STATE BANCORP INC.

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                          DIRECTORS OF GOLDEN STATE

   The undersigned hereby appoints Stephen J. Trafton, Richard A. Fink and John F. King, or any of them, each with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote as designated on the reverse side all shares of the common stock of Golden State Bancorp Inc. ("Golden State") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Golden State to be held on August 17, 1998 and at any postponement or adjournment thereof.

IMPORTANT--PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                           FOLD AND DETACH HERE

                                                         PLEASE MARK YOUR
                                                         VOTES AS IN THIS [X]
                                                                 EXAMPLE.

                                                       I Plan to Attend Meeting
                                                               [  ]

PROPOSAL:

1. Approve and adopt the Agreement and Plan of Reorganization, dated as of February 4, 1998, as amended, by and among the Company, First Nationwide (Parent) Holdings Inc. ("Parent Holdings"), First Nationwide Holdings Inc., First Gibraltar Holdings Inc., Hunter's Glen/Ford, Ltd., and Golden State Financial Corporation, and the Agreement and Plan of Merger, dated as of February 4, 1998, between the Company and Parent Holdings, pursuant to which, among other things, Parent Holdings will merge with and into the Company.

              FOR        AGAINST       ABSTAIN

              [  ]         [  ]         [  ]


                         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                         When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

                         Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

                         Dated:                                          , 1998
                               ------------------------------------------

                         ------------------------------------------------------
                         (Signature or Stockholder)

                         ------------------------------------------------------
                         (Signature(s) of Additional Stockholder(s))

                         Please sign your name exactly as it appears hereon, date and return this proxy in the reply envelope provided. If you receive more than one proxy card, please sign and return all proxy cards received.

 - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - -
                          FOLD AND DETACH HERE



                    YOUR VOTE IS IMPORTANT TO GOLDEN STATE


                     PLEASE SIGN AND RETURN YOUR PROXY BY
                TEARING OFF THE TOP PORTION OF THE THIS SHEET
           AND RETURNING IT IN THE ENCLOSED POSTAGE PAID ENVELOPE.

REVOCABLE PROXY

                          GOLDEN STATE BANCORP INC.

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                          DIRECTORS OF GOLDEN STATE

   The undersigned hereby appoints Stephen J. Trafton, Richard A. Fink and John F. King, or any of them, each with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote as designated on the reverse side all shares of the common stock of Golden State Bancorp Inc. ("Golden State") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Golden State to be held on August 17, 1998 and at any postponement or adjournment thereof.

IMPORTANT--PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.



 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                           FOLD AND DETACH HERE

                                                        PLEASE MARK YOUR
                                                        VOTES AS IN THIS  [X]
                                                                EXAMPLE.

                                                     I Plan to Attend Meeting
                                                                [  ]

PROPOSAL:

1. Approve and adopt the Agreement and Plan of Reorganization, dated as of February 4, 1998, as amended, by and among the Company, First Nationwide (Parent) Holdings Inc. ("Parent Holdings"), First Nationwide Holdings Inc., First Gibraltar Holdings Inc., Hunter's Glen/Ford, Ltd., and Golden State Financial Corporation, and the Agreement and Plan of Merger, dated as of February 4, 1998, between the Company and Parent Holdings, pursuant to which, among other things, Parent Holdings will merge with and into the Company.

             FOR           AGAINST        ABSTAIN
             [  ]            [  ]           [  ]



                         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                         When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

                         Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

                         Dated:                                          , 1998
                               ------------------------------------------

                         ------------------------------------------------------
                         (Signature or Stockholder)

                         ------------------------------------------------------
                         (Signature(s) of Additional Stockholder(s))

                         Please sign your name exactly as it appears hereon, date and return this proxy in the reply envelope provided. If you receive more than one proxy card, please sign and return all proxy cards received.

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                           FOLD AND DETACH HERE

          YOUR VOTE IS VERY IMPORTANT TO GOLDEN STATE. PLEASE SIGN AND RETURN YOUR PROXY BY TEARING OFF THE TOP PORTION OF THE THIS SHEET AND RETURNING IT IN THE ENCLOSED POSTAGE PAID ENVELOPE.

          ATTENTION STOCKHOLDER:

          Our records indicate you have not yet mailed in your GLENFED, Inc. common stock certificates. We urge you to exchange your GLENFED, Inc. certificate(s) to receive your new shares of Golden State Bancorp Inc., as provided for under the Plan of Reorganization which was approved by a majority of the stockholders at a Special Meeting of Stockholders held on August 19, 1993.

          Please locate your old GLENFED certificate(s) of common stock and mail them to our agent at the address below, or your stock will escheat in accordance with the laws of the state in which you reside.

                       ChaseMellon Shareholder Services
                                 P.O. Box 845
                               Midtown Station
                              New York, NY 10018

           PLEASE DO NOT MAIL YOUR CERTIFICATE(S) WITH YOUR PROXY.

REVOCABLE PROXY
                          GOLDEN STATE BANCORP INC.

   The undersigned hereby appoints Stephen J. Trafton, Richard A. Fink and John F. King, or any of them, each with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and vote as designated below all shares of the common stock of Golden State Bancorp Inc. ("Golden State") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Golden State to be held on August 17, 1998 and at any postponement or adjournment thereof.

    PROPOSAL:
    1. Approve and adopt the Agreement and Plan of Reorganization, dated as of February 4, 1998, as amended, by and among the Company, First Nationwide (Parent) Holdings Inc. ("Parent Holdings"), First Nationwide Holdings Inc., First Gibraltar Holdings Inc., Hunter's Glen/Ford, Ltd., and Golden State Financial Corporation, and the Agreement and Plan of Merger, dated as of February 4, 1998, between the Company and Parent Holdings, pursuant to which, among other things, Parent Holdings will merge with and into the Company.

                    [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

    In their discretion on such other business as may properly come before the meeting or any adjournment thereof.

     IMPORTANT--PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY
                                                     (Continued on other side)

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GOLDEN STATE

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

   When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

DATE:          , 1998
     ----------                     -------------------------------------------
                                              (SIGNATURE OF STOCKHOLDER)

                                    -------------------------------------------
                                    (SIGNATURE(S) OF ADDITIONAL STOCKHOLDER(S))

                                    Please sign your name exactly as it appears hereon, date and return this proxy in the reply envelope provided. If you receive more than one proxy card, please sign and return all proxy cards received.

CONFIDENTIAL VOTING INSTRUCTIONS

                          GOLDEN STATE BANCORP INC.
          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 17, 1998
TO: CG TRUST COMPANY AS TRUSTEE UNDER THE GLENDALE FEDERAL BANK SHELTERED PAY PLAN (THE "PLAN")

   I hereby instruct the Trustee to vote (in person or by proxy) all the shares of Golden State Bancorp Inc. ("Golden State") Common Stock which are credited to my account under the Plan on July 6, 1998, at the Special Meeting of Stockholders of Golden State on August 17, 1998, and any postponement or adjournment thereof, on the following matters, as provided in the proxy statement, and in its discretion upon any other matter which may properly come before the meeting of any adjournment thereof.

    PROPOSAL:
    1. Approve and adopt the Agreement and Plan of Reorganization, dated as of February 4, 1998, as amended, by and among the Company, First Nationwide (Parent) Holdings Inc. ("Parent Holdings"), First Nationwide Holdings Inc., First Gibraltar Holdings Inc., Hunter's Glen/Ford, Ltd., and Golden State Financial Corporation, and the Agreement and Plan of Merger, dated as of February 4, 1998, between the Company and Parent Holdings, pursuant to which, among other things, Parent Holdings will merge with and into the Company.

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

       In their discretion on such other business as may properly come before the meeting or any adjournment thereof.

                        SIGN AND DATE ON REVERSE SIDE

THESE VOTING INSTRUCTIONS ARE BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GOLDEN STATE.

   PLEASE DATE AND SIGN EXACTLY AS YOUR NAME APPEARS BELOW AND RETURN IN THE ENCLOSED ENVELOPE. YOUR SHARES WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS. IF YOUR INSTRUCTIONS ARE RETURNED SIGNED WITH NO VOTING INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR PROPOSAL 1.




DATE:                , 1998
     ---------------        ---------------------------------------------------
(Please sign EXACTLY as your name appears hereon.) When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                         PLEASE DO NOT FOLD THIS CARD